As filed with the Securities and Exchange Commission on July 1, 2014

Registration No. 333-196905

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CARMIKE CINEMAS, INC.

(Exact name of registrant as specified in its charter)

Delaware	7830	58-1469127
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1301 First Avenue

Columbus, Georgia 31901

(706) 576-3400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Daniel E. Ellis

Senior Vice President, General Counsel and Secretary

1301 First Avenue

Columbus, Georgia 31901

(706) 576-3400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Alan J. Prince C. William Baxley King & Spalding LLP 1180 Peachtree Street Atlanta, Georgia 30309 (404) 572-4600	Warren H. Colodner General Counsel Digital Cinema Destinations Corp. 250 East Broad Street Westfield, New Jersey 07090 (908) 396-1360	Joseph L. Cannella Eaton & Van Winkle LLP 3 Park Avenue, 16th Floor New York, New York 10016 (212) 779-9912

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and the satisfaction or waiver of all other conditions under the merger agreement described in this registration statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether each registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. These securities may not be sold nor may offers to buy be accepted until the registration statement filed with the Securities and Exchange Commission, of which this proxy statement/prospectus is a part, is declared effective. This proxy statement/prospectus is not an offer to sell and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION—DATED JULY 1, 2014

PROSPECTUS	PROXY STATEMENT
OF	OF
CARMIKE CINEMAS, INC.	DIGITAL CINEMA DESTINATIONS CORP.

PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT

On May 15, 2014, Digital Cinema Destinations Corp., referred to as “Digiplex”, entered into a merger agreement, referred to as the “merger agreement”, with Carmike Cinemas, Inc., referred to as “Carmike”, and Badlands Acquisition Corporation, referred to as “Merger Sub”, as a result of which Digiplex will be acquired by Carmike. If the merger agreement is approved and adopted and the other conditions to completion of the merger that are described in the attached proxy statement/prospectus are satisfied or waived, Merger Sub will merge with and into Digiplex with Digiplex continuing as the surviving corporation and a wholly owned subsidiary of Carmike, which transaction is referred to as the “merger”.

Upon completion of the merger, each issued and outstanding share of Digiplex Class A common stock and Class B common stock, except for any shares owned by Carmike, Merger Sub, Digiplex or any of their respective subsidiaries, will be converted into the right to receive 0.1775 shares of Carmike common stock, referred to as the “exchange ratio”, subject to potential reduction to the exchange ratio. For a description of potential adjustments to the exchange ratio, including an adjustment known as of the date of this proxy statement/prospectus, see “The Merger Agreement—Consideration to be Received in the Merger—Pipeline Transactions” on page 104. In addition, upon completion of the merger, each outstanding Digiplex restricted stock unit, whether or not vested, will be cancelled automatically, and the holder of any such restricted stock unit award will receive the number of shares of Carmike common stock equal to the product of the exchange ratio and the number of restricted stock units awarded under such restricted stock unit award.

Based upon a maximum of 8,063,076 shares of Digiplex Class A common stock and Class B common stock and 229,336 Digiplex restricted stock units expected to be outstanding as of the effective time of the merger, and assuming an exchange ratio of 0.1775 shares of Carmike common stock, Carmike expects to issue, or reserve for issuance, up to 1,471,903 shares of its common stock in connection with the merger. Carmike common stock is listed on the NASDAQ Global Market under the symbol “CKEC.” Digiplex Class A common stock is listed on the NASDAQ Capital Market under the symbol “DCIN.”

Digiplex stockholders are being asked to approve and adopt the merger at a special meeting of stockholders to be held on August 13, 2014, at the Rialto Theater, 250 East Broad Street, Westfield, New Jersey 07090, at 2:00 p.m. Eastern Time, which is referred to as the “special meeting”. The merger cannot be completed unless Digiplex stockholders holding a majority of the voting power of outstanding Digiplex Class A common stock and Class B common stock as of the close of business on July 2, 2014, voting together as a single class, vote in favor of the approval and adoption of the merger agreement at the special meeting. Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the special meeting in person, please vote or otherwise submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the special meeting. Carmike stockholders are not required to approve the merger.

In addition, at the special meeting you also will be asked to approve, on an advisory (non-binding) basis, the “golden parachute” compensation payments that will or may be paid by Digiplex to its named executive officers in connection with the merger and to approve the adjournment of the special meeting under certain circumstances.

A special committee of Digiplex’s Board of Directors, consisting entirely of independent directors, has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and fair to and in the best interest of Digiplex and its stockholders and has recommended to the full Board of Directors of Digiplex that the full Board of Directors of Digiplex approve, adopt and authorize the merger, the merger agreement and the other transactions contemplated thereby.

THE DIGIPLEX BOARD OF DIRECTORS, AFTER CONSIDERING VARIOUS FACTORS AND WITH THE UNANIMOUS RECOMMENDATION OF THE SPECIAL COMMITTEE, HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE MERGER, ARE ADVISABLE AND FAIR TO AND IN THE BEST INTEREST OF DIGIPLEX AND ITS STOCKHOLDERS, APPROVED THE MERGER AGREEMENT AND DECLARED ADVISABLE THE MERGER AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, FOR THE ADVISORY “GOLDEN PARACHUTE” COMPENSATION PROPOSAL AND FOR THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES.

For a discussion of risk factors that you should consider in evaluating the transaction, see “Risk Factors” beginning on page 30 of the attached proxy statement/prospectus. The market price of Carmike common stock will continue to fluctuate following the date of the special meeting on the merger proposal. Consequently, at the time of the special meeting, the value of the stock consideration will not yet be determined.

We urge you to read the attached proxy statement/prospectus carefully and in its entirety.

Sincerely

/s/ A. Dale Mayo

A. Dale Mayo

Chairman and Chief Executive Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER OR OTHER TRANSACTIONS DESCRIBED IN THE ATTACHED PROXY STATEMENT/PROSPECTUS OR THE SECURITIES TO BE ISSUED PURSUANT TO THE MERGER UNDER THE ATTACHED PROXY STATEMENT/PROSPECTUS NOR HAVE THEY DETERMINED IF THE ATTACHED PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The attached proxy statement/prospectus is dated                 , 2014 and is first being mailed to Digiplex stockholders on or about                 , 2014.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission by Carmike (File No. 333-196905), constitutes a prospectus of Carmike under Section 5 of the Securities Act of 1933, as amended with respect to the Carmike common stock to be issued to Digiplex stockholders pursuant to the merger agreement. This document also constitutes a proxy statement of Digiplex under Section 14(a) of the Securities Exchange Act of 1934, as amended. It also constitutes a notice of meeting with respect to the special meeting of Digiplex stockholders, at which Digiplex’s stockholders will be asked to consider and vote upon the proposal to approve and adopt the merger agreement.

Carmike has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Carmike, and Digiplex has supplied all such information relating to Digiplex. Carmike and Digiplex have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus.

You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in or incorporated by reference into this proxy statement/prospectus. This proxy statement/prospectus is dated                 , 2014. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither the mailing of this proxy statement/prospectus to Digiplex stockholders nor the issuance by Carmike of shares of common stock pursuant to the merger will create any implication to the contrary.

Digital Cinema Destinations Corp.

250 East Broad Street

Westfield, New Jersey 07090

Notice of Special Meeting of Stockholders

Time: 2:00 p.m. (Eastern Time) on August 13, 2014

Place: The Rialto Theater, 250 East Broad Street, Westfield, New Jersey 07090.

Purposes:

1. To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of May 15, 2014, as it may be amended from time to time, by and among Digital Cinema Destinations Corp, a Delaware corporation, Carmike Cinemas, Inc., a Delaware corporation, and Badlands Acquisition Corporation, a Delaware corporation, which is referred to as the “merger agreement” and a copy of which is attached as Annex A to the proxy statement/prospectus accompanying this notice.

2. To consider and vote upon a proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation payments that will or may be paid by Digiplex to its named executive officers in connection with the merger.

3. To consider and vote upon a proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the approval and adoption of the merger agreement.

This proxy statement/prospectus, including the annexes, contains further information with respect to the business to be transacted at the Digiplex special meeting. Digiplex will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournments thereof. Please refer to the proxy statement/prospectus of which this notice forms a part for further information with respect to the business to be transacted at the special meeting.

Record Date:

Only holders of record of Digiplex Class A common stock and Class B common stock at the close of business on July 2, 2014, which we refer to as the “record date”, are entitled to vote at the special meeting. As of the record date there were                  shares of Digiplex Class A common stock outstanding and                  shares of Digiplex Class B common stock outstanding. Each holder of shares of Digiplex Class A common stock is entitled to one vote for each share of Class A common stock held as of the record date, and each holder of shares of Digiplex Class B common stock is entitled to ten votes for each share of Class B common stock held as of the record date.

Vote Required for Approval:

A majority of the voting power of the outstanding shares of Digiplex Class A common stock and Class B common stock, voting together as a single class, must be voted in favor of the approval and adoption of the merger agreement in order for the merger to be completed. Your vote is very important, regardless of the number of Digiplex shares you own, and a failure to vote your shares has the same effect as voting against the approval and adoption of the merger agreement.

All holders of Digiplex Class A common stock and Class B common stock are cordially invited to attend the special meeting in person. However, to assure your representation at the special meeting, please submit your proxy as promptly as possible by filling in the accompanying proxy card and returning it in the enclosed pre-addressed postage-paid envelope or by following the instructions on the proxy card to vote by telephone or Internet. The presence of a majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum at the special meeting of stockholders.

Board of Directors’ Recommendation:

A special committee of Digiplex’s Board of Directors, consisting entirely of independent directors, has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and fair to and in the best interest of Digiplex and its stockholders and has recommended to the full Board of Directors of Digiplex that the full Board of Directors of Digiplex approve, adopt and authorize the merger, the merger agreement and the other transactions contemplated thereby.

The Digiplex Board of Directors, after considering various factors and with the unanimous recommendation of the special committee, has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and fair to and in the best interest of Digiplex and its stockholders. The Digiplex Board of Directors recommends that you vote FOR the approval and adoption of the merger agreement, FOR the advisory “golden parachute” compensation proposal and FOR the adjournment of the special meeting, if necessary, to solicit additional proxies.

Whether or not you plan to attend the special meeting, please promptly complete and return your proxy card in the enclosed envelope, or authorize the individuals named on your proxy card to vote your shares by calling the toll–free telephone number or by using the Internet as described in the instructions included with your proxy card.

By order of the Board of Directors,

/s/ A. Dale Mayo

A. Dale Mayo

Chairman and Chief Executive Officer

Westfield, New Jersey

Date:                 , 2014

SOURCES OF ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Carmike from documents that are not included in or delivered with this proxy statement/prospectus. Documents relating to Carmike which are incorporated by reference are available from Carmike without charge. For a more detailed description of the information incorporated by reference into this proxy statement/prospectus, see “Where You Can Find More Information” on page 154.

Carmike will provide you with copies of such documents relating to Carmike without charge, following a request in writing or by telephone at the following address and telephone number:

Carmike Cinemas, Inc.

1301 First Avenue

Columbus, Georgia 31901

Attention: Investor Relations

(706) 576-3400

In addition, if you have any questions about the special meeting, the merger or this proxy statement/prospectus or need additional copies of this proxy statement/prospectus or need to obtain proxy cards or any other information relating to the proxy solicitation, please send your request in writing or by telephone to the following address and telephone number:

Digital Cinema Destinations Corp.

250 East Broad Street

Westfield, New Jersey 07090

Attention: Corporate Secretary

(908) 396-1360

If you would like to request documents, please do so before August 6, 2014, in order to receive them before the Digiplex special meeting.

i

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE MATTERS TO BE ADDRESSED AT THE DIGIPLEX SPECIAL MEETING

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger and the matters to be addressed at the Digiplex special meeting. These questions and answers may not address all questions that may be important to you as a Digiplex stockholder. To better understand these matters, and for a description of the legal terms governing the merger, you should carefully read this entire proxy statement/prospectus, including the attached annexes, as well as the documents that have been incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 154.

All references in this proxy statement/prospectus to “Carmike” refer to Carmike Cinemas, Inc., a Delaware corporation; all references in this proxy statement/prospectus to “Digiplex” refer to Digital Cinema Destinations Corp., a Delaware corporation; unless otherwise indicated or as the context requires, all references in this proxy statement/prospectus to “we” refer to Carmike and Digiplex collectively; all references in this proxy statement/prospectus to “Merger Sub” refer to Badlands Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Carmike; and all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated as of May 15, 2014, as it may be amended from time to time, by and among Digiplex, Carmike and Merger Sub, a copy of which is attached as Annex A to this proxy statement/prospectus.

Q: WHY AM I RECEIVING THIS PROXY STATEMENT/PROSPECTUS?

A: Carmike has agreed to acquire Digiplex under the terms of the merger agreement that is described in this proxy statement/prospectus. As a result, assuming the conditions to closing under the merger agreement are satisfied or waived, Merger Sub, a wholly owned subsidiary of Carmike, will be merged with and into Digiplex, with Digiplex continuing as the surviving corporation and a wholly owned subsidiary of Carmike.

Digiplex is holding a special meeting of stockholders, which we refer to as the “special meeting”, in order to obtain the stockholder approval necessary to approve and adopt the merger agreement.

At the special meeting, Digiplex stockholders will also be asked to approve, on an advisory (non-binding) basis, the “golden parachute” compensation payments that will or may be paid by Digiplex to its named executive officers in connection with the merger, referred to as the “‘golden parachute’ compensation proposal”, and to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting, referred to as the “adjournment proposal”.

Carmike and Digiplex will be unable to complete the merger unless the Digiplex stockholder approval is obtained at the special meeting and the other conditions to completion of the merger set forth in the merger agreement are satisfied or waived. Neither the approval of the proposal to adjourn the special meeting, if necessary, nor the approval of the “golden parachute” compensation proposal is a condition to the obligations of Carmike and Digiplex to complete the merger.

We have included in this proxy statement/prospectus important information about the merger, the merger agreement (a copy of which is attached as Annex A), and the special meeting. You should read this information carefully and in its entirety. The enclosed voting materials allow you to vote your shares without attending the special meeting in person.

Q: WHAT WILL DIGIPLEX STOCKHOLDERS RECEIVE IN THE MERGER?

A: Upon completion of the merger, each issued and outstanding share of Digiplex Class A common stock and Class B common stock, except for any shares owned by Carmike, Merger Sub, Digiplex or any of their respective subsidiaries, will be converted into the right to receive 0.1775 shares of Carmike common stock, referred to as the “exchange ratio”, subject to potential reduction. For a description of potential adjustments to the exchange ratio, including an adjustment known as of the date of this proxy statement/prospectus, see “The Merger Agreement—Consideration to be Received in the Merger—Pipeline Transactions” on page 104. You will receive cash in lieu of any fractional shares of Carmike common stock that you would otherwise be entitled to receive under the merger agreement.

The market price of Carmike common stock will continue to fluctuate following the date of the special meeting on the merger proposal. Consequently, at the time of the special meeting, the value of the Carmike common stock Digiplex stockholders are entitled to receive under the merger agreement at the closing of the merger will not yet be determined. In addition, it is impossible to accurately predict the market price of Carmike common stock at the effective time of the merger and therefore impossible to accurately predict the value of the stock consideration that Digiplex stockholders will be delivered in the merger.

For a more detailed description of the consideration you will receive in the merger, including the potential reduction to the exchange ratio, see “The Merger Agreement—Consideration to be Received in the Merger” beginning on page 104.

Q: HOW WILL DIGIPLEX RESTRICTED STOCK UNITS BE TREATED IN THE MERGER?

A: Upon completion of the merger, each outstanding Digiplex restricted stock unit, whether or not vested, will be cancelled automatically, and the holder of any such restricted stock unit award will receive the number of shares of Carmike common stock equal to the product of the exchange ratio and the number of restricted stock units awarded under such restricted stock unit award subject to certain applicable tax withholdings.

For a more detailed description of the treatment of Digiplex restricted stock units in the merger, see “The Merger Agreement—Treatment of Digiplex Restricted Stock Unit Awards” beginning on page 105.

Q: HOW WAS THE MERGER CONSIDERATION TO BE PAID TO HOLDERS OF DIGIPLEX COMMON STOCK DETERMINED?

A: The merger consideration was determined as a result of arm’s length negotiations between the special committee of the Digiplex Board of Directors, which we refer to as the “special committee”, the Digiplex Board of Directors and Digiplex management, on the one hand, and the Carmike Board of Directors and Carmike management, on the other hand.

See “The Merger—Background of the Merger” beginning on page 75.

Q: WHAT WILL HAPPEN TO DIGIPLEX AS A RESULT OF THE MERGER?

A: If the merger is completed, Merger Sub will be merged with and into Digiplex, with Digiplex continuing as the surviving corporation and a wholly owned subsidiary of Carmike.

Q: WHY DID THE DIGIPLEX BOARD APPROVE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE MERGER?

A: To review the Digiplex Board of Directors’ reasons for recommending and approving the merger agreement and the transactions contemplated by the merger agreement, including the merger, see “The Merger—Digiplex Board of Directors’ Recommendation” beginning on page 85.

Q: HOW DOES THE DIGIPLEX BOARD RECOMMEND VOTING WITH RESPECT TO THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, THE ADVISORY “GOLDEN PARACHUTE” COMPENSATION PROPOSAL, AND THE ADJOURNMENT PROPOSAL?

A: The Digiplex Board of Directors, after considering various factors and with the unanimous recommendation of the special committee, has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and fair to and in the best interest of Digiplex and its stockholders, and unanimously recommends that you vote FOR the proposal to approve and adopt the merger agreement.

The Digiplex Board of Directors also unanimously recommends that Digiplex stockholders vote FOR the advisory “golden parachute” compensation proposal and FOR the adjournment proposal.

See “The Merger—Digiplex Board of Directors’ Recommendation” beginning on page 85.

Q: WHAT EQUITY STAKE WILL DIGIPLEX STOCKHOLDERS HOLD IN CARMIKE IMMEDIATELY FOLLOWING THE MERGER?

A: Based on the number of shares of Carmike common stock and Digiplex Class A common stock and Class B common stock expected to be issued and outstanding as of the closing of the merger, and assuming an exchange ratio of 0.1775 shares of Carmike common stock, holders of shares of Digiplex common stock as of immediately prior to the closing of the merger will hold approximately 6% in the aggregate, of the issued and outstanding shares of Carmike common stock immediately following the closing of the merger, as determined on a fully-diluted basis.

Q: WHAT CONDITIONS MUST BE SATISFIED TO COMPLETE THE MERGER?

A: Neither Carmike nor Digiplex is required to complete the merger unless a number of conditions to closing of the merger as set out in the merger agreement are either satisfied or waived, including (a) Digiplex stockholder approval and adoption of the merger agreement, (b) the authorization for listing on The NASDAQ Stock Market of the shares of Carmike common stock issuable in connection with the merger, (c) the receipt of a notice of effectiveness from the Securities and Exchange Commission, which we refer to as the “SEC”, with respect to the registration statement on Form S-4 of which this proxy statement/prospectus is a part, (d) the receipt of any required governmental approvals, and (e) the absence of any governmental statute, rule, executive order or regulation which prohibits the completion of the merger or any order or injunction preventing the completion of the merger.

Completion of the merger is also dependent upon the accuracy of the representations and warranties of the parties (subject to certain exceptions and materiality standards), material compliance of the parties with their obligations under the merger agreement, and delivery of a customary opinion from each party’s counsel that the merger will qualify as a tax-free reorganization for federal income tax purposes.

Carmike’s obligation to complete the merger is also conditioned on, among other things, (i) the redemption by Digiplex of all outstanding shares of Digiplex’s Series B preferred stock, (ii) Carmike’s acquisition of the entire ownership interest held by Digiplex’s joint venture partner in Start Media/Digiplex, LLC, (iii) the absence of any material security breach at Digiplex or its subsidiaries, (iv) the receipt of certain third party consents, (v) the cancellation or termination of certain third party agreements, (vi) the absence of a material adverse change to the net debt and working capital amounts set forth in Digiplex’s balance sheet dated December 31, 2013, and (vii) the termination of, and taking of certain corrective actions with respect to, Digiplex’s 401(k) plan.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: Carmike and Digiplex are working to complete the merger as quickly as possible, and we anticipate that the merger will be completed during the third quarter of 2014. However, the merger is subject to various conditions which are described in more detail in this proxy statement/prospectus, and it is possible that factors outside the control of both companies could result in the merger being completed at a later time, or not at all. See “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 111.

Q: WHAT HAPPENS IF THE MERGER IS NOT COMPLETED?

A: If the merger is not completed, Digiplex stockholders will not receive any consideration for their shares of Digiplex Class A common stock or Class B common stock in connection with the merger. Instead, Digiplex will remain an independent public company, and the Digiplex Class A common stock will continue to be listed and traded on The NASDAQ Capital Market. Under specified circumstances, Digiplex may be required to pay Carmike a termination fee of $1,228,935 or an amount equal to Carmike’s transaction expenses (up to a specified cap in certain circumstances) if the merger agreement is terminated because Digiplex decides to pursue another acquisition transaction. For further discussion of the termination rights and these fees and expense reimbursement provisions, see “The Merger Agreement—Termination” beginning on page 115 and “The Merger Agreement—Termination Fees” beginning on page 116.

Q: WHAT ARE THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO DIGIPLEX STOCKHOLDERS?

A: The closing of the merger is conditioned upon the receipt by each of Carmike and Digiplex of an opinion from its respective tax counsel that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code” for United States federal income tax purposes and that Digiplex, Carmike and Merger Sub will each be a party to that reorganization within the meaning of Section 368(b) of the Code for such purposes.

Assuming the merger constitutes a reorganization, subject to the limitations and qualifications described in “The Merger—United States Federal Income Tax Consequences of the Merger,” Digiplex stockholders will not recognize gain or loss for United States federal income tax purposes on the exchange of shares of Digiplex common stock for shares of Carmike common stock (except to the extent they receive cash in lieu of a fractional share of Carmike common stock).

For a more detailed discussion of the material United States federal income tax consequences of the transaction, see “The Merger—United States Federal Income Tax Consequences of the Merger” beginning on page 101.

The tax consequences of the merger for any particular Digiplex stockholder will depend on that stockholder’s particular facts and circumstances. Accordingly, Digiplex stockholders are urged to consult their tax advisors to determine the tax consequences of the merger to them, including estate, gift, state, local or non-United States tax consequences of the merger.

Q: ARE DIGIPLEX STOCKHOLDERS ENTITLED TO APPRAISAL RIGHTS?

A: No. Under Delaware law, Digiplex stockholders are not entitled to exercise appraisal rights in connection with the merger.

Q: WHAT DO I NEED TO DO NOW?

A: Carefully read and consider the information contained in and incorporated by reference into this proxy statement/prospectus, including its annexes. Whether or not you expect to attend the special meeting in person, please submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the special meeting.

Your vote is very important, regardless of the number of shares you own, and we encourage you to vote your shares promptly.

Q: WHEN AND WHERE WILL DIGIPLEX STOCKHOLDERS MEET?

A: Digiplex will hold a special meeting of its stockholders on August 13, 2014, at the Rialto Theater, 250 East Broad Street, Westfield, New Jersey 07090, at 2:00 p.m. Eastern Time.

For more details of the special meeting of stockholders see “Information about the Special Meeting of Digiplex Stockholders” beginning on page 120.

Q: WHO IS ENTITLED TO VOTE AT THE SPECIAL MEETING?

A: The record date for the special meeting is July 2, 2014. Only Digiplex stockholders of record at the close of business on that date are entitled to attend and vote at the special meeting or any adjournment thereof. The only classes of stock that can be voted at the meeting are Digiplex Class A common stock and Class B common stock.

Q: WHO MAY ATTEND THE SPECIAL MEETING?

A: Digiplex stockholders of record as of the close of business on July 2, 2014, or their duly appointed proxies, may attend the meeting. “Street name” holders (those whose shares are held through a broker, bank or other nominee) should bring a copy of an account statement reflecting their ownership of Digiplex common stock as of the record date. If you are a “street name” holder and you wish to vote at the special meeting, you must also bring a proxy from the record holder (your broker, bank or other nominee) of the shares of Digiplex common stock authorizing you to vote at the special meeting. We intend to limit attendance to stockholders as of the record date. All stockholders should bring photo identification. Cameras, recording devices, and other electronic devices are not permitted at the special meeting. Registration will begin at 1:00 p.m., Eastern Time.

Q: HOW MANY VOTES DO I HAVE?

A: Each holder of shares of Digiplex Class A common stock is entitled to one vote for each share of Class A common stock held as of the record date, and each holder of shares of Digiplex Class B common stock is entitled to ten votes for each share of Class B common stock held as of the record date. As of the record date there were                  shares of Digiplex Class A common stock outstanding and                  shares of Digiplex Class B common stock outstanding.

Q: HOW MANY VOTES MUST BE REPRESENTED IN PERSON OR BY PROXY AT THE SPECIAL MEETING TO HAVE A QUORUM?

A: The presence of a majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum at the special meeting of stockholders.

Q: HOW DO I VOTE IF MY SHARES ARE REGISTERED DIRECTLY IN MY NAME?

A: If you own shares of Digiplex common stock in your own name, you are an “owner of record.” This means that you may use the enclosed proxy card to tell the persons named as proxies how to vote your shares of Digiplex common stock. If you fail to vote, the proxies cannot vote your shares of Digiplex common stock at the Digiplex special meeting. If you are an owner of record then you have four voting options:

1. Internet. You can vote over the Internet by accessing the website at www.proxyvote.com and following the instructions on the website. Internet voting is available 24 hours a day. If you vote over the Internet, do not return your proxy card.

2. Telephone. You can vote by telephone by calling the toll-free number 1-800-690-6903 in the United States, Canada or Puerto Rico on a touch-tone phone. You will then be prompted to enter the control number printed on your proxy card and to follow the subsequent instructions. Telephone voting is available 24 hours a day. If you vote by telephone, do not return your proxy card.

3. Mail. You can vote by mail by simply completing, signing, dating and mailing your proxy card in the postage-paid envelope included with this proxy statement/prospectus.

4. In Person. You may come to the Digiplex special meeting and cast your vote there. The Digiplex Board of Directors recommends that you vote by proxy even if you plan to attend the Digiplex special meeting. “Street name” holders (those whose shares are held through a broker, bank or other nominee) should bring a copy of an account statement reflecting their ownership of Digiplex common stock as of the record date. If you are a “street name” holder and you wish to vote at the special meeting, you must also bring a proxy from the record holder (your broker, bank or other nominee) of the shares of Digiplex common stock authorizing you to vote at the special meeting

Digiplex requests that Digiplex stockholders complete and sign the accompanying proxy and return it to Digiplex as soon as possible in the enclosed postage–paid envelope. When the accompanying proxy is returned properly executed, the shares of Digiplex stock represented by it will be voted at the special meeting in accordance with the instructions contained on the proxy card.

Q: HOW DO I VOTE IF MY SHARES ARE HELD IN THE NAME OF MY BROKER (STREET NAME)?

A: If your shares are held by your broker, bank or other nominee, often referred to as held in “street name,” you will receive a form from your broker, bank or other nominee seeking instruction as to how your shares should be voted. You should contact your broker, bank or other nominee with questions about how to provide or revoke your instructions.

Q: WHAT VOTE IS REQUIRED TO APPROVE AND ADOPT THE MERGER AGREEMENT?

A: Approval and adoption of the merger agreement will require the affirmative vote of a majority of the voting power of the outstanding shares of Digiplex Class A common stock and Class B common stock, voting together as a single class.

Q: WHAT VOTE IS REQUIRED TO APPROVE THE “GOLDEN PARACHUTE” COMPENSATION PROPOSAL?

A: Approval, on an advisory (non-binding) basis, of the “golden parachute” compensation proposal requires affirmative vote of a majority of the voting power of the Digiplex Class A common stock and Class B common stock present in person or represented by proxy at the special meeting.

Q: WHAT VOTE IS REQUIRED TO APPROVE THE ADJOURNMENT PROPOSAL?

A: Approval of the adjournment proposal requires the affirmative vote of a majority of the voting power of the Digiplex Class A common stock and Class B common stock present in person or represented by proxy at the special meeting.

Q: WHAT IS “GOLDEN PARACHUTE” COMPENSATION AND WHY AM I BEING ASKED TO VOTE ON IT?

A: The SEC has adopted rules that require Digiplex to seek an advisory (non-binding) vote on “golden parachute” compensation. “Golden parachute” compensation is certain compensation that is tied to or based on the merger and that will or may be paid by Digiplex to its named executive officers in connection with the merger.

Q: WHAT HAPPENS IF THE “GOLDEN PARACHUTE” COMPENSATION PROPOSAL IS NOT APPROVED?

A: Approval of the “golden parachute” compensation proposal is not a condition to completion of the merger. The vote is an advisory vote and is not binding. If the merger is completed, Digiplex may pay “golden parachute” compensation to its named executive officers in connection with the merger even if Digiplex stockholders fail to approve the “golden parachute” compensation proposal.

Q: HAVE ANY STOCKHOLDERS ALREADY AGREED TO ADOPT AND APPROVE THE MERGER AGREEMENT?

A: Yes. Carmike has entered into a voting agreement, which is attached as Annex B to this proxy statement/prospectus, with A. Dale Mayo, Digiplex’s Chairman and Chief Executive Officer, who holds shares of Digiplex Class A and Class B common stock representing approximately 54% of the outstanding voting power of Digiplex. Pursuant to this voting agreement, Mr. Mayo agreed, among other things, to vote a portion of his shares equal to 39.5% of the outstanding voting power of Digiplex FOR the adoption and approval of the merger agreement and the other transactions contemplated by the merger agreement and against, among other things, alternative business combination transactions. In the event that Digiplex’s Board of Directors changes its recommendation that Digiplex’s stockholders adopt the merger agreement, Mr. Mayo will only be required to vote shares representing 33% of the outstanding voting power in favor of such matters.

In addition, pursuant to the voting agreement, Mr. Mayo has agreed to vote a portion of his shares equal to 39.5% of the outstanding voting power of Digiplex FOR the advisory “golden parachute” compensation proposal and FOR the adjournment proposal.

For more details of the voting agreement see “The Merger—Voting Agreement” beginning on page 97.

Q: WHAT IF I ABSTAIN FROM VOTING?

A: If you attend the special meeting or send in your signed proxy card, but abstain from voting on any proposal, your shares will still be counted for purposes of determining whether a quorum exists. If you abstain from voting on any proposal at the special meeting, it will have the same effect as a vote AGAINST such proposals.

Q: WILL MY SHARES BE VOTED IF I DO NOT SIGN AND RETURN MY PROXY CARD OR VOTE OVER THE INTERNET, BY TELEPHONE OR IN PERSON?

A: If you are a registered stockholder and do not sign and return your proxy card or vote over the Internet, by telephone or in person, your shares will not be voted at the special meeting and will not be counted for purposes of determining whether a quorum exists.

If your shares are held in “street name” and you do not issue instructions to your broker, bank or other nominee, your broker, bank or other nominee may vote your shares at its discretion on routine matters, but may not vote your shares on non-routine matters. All of the proposals in this proxy statement/prospectus are non-routine matters. Accordingly, if your shares are held in “street name” and you do not issue instructions to your broker, bank or other nominee, your shares will not be voted at the special meeting and will not be counted for purposes of determining whether a quorum exists.

If you fail to complete, sign, date and return your proxy card by mail, or vote via the Internet, by telephone or in person, it will have the same effect as a vote AGAINST the proposal to approve and adopt the merger agreement, but will have no effect on the other proposals.

Q: CAN I CHANGE MY VOTE AFTER I SUBMIT MY PROXY?

A: Yes. You may change your vote at any time before your proxy is voted at the Digiplex special meeting of stockholders. You may do this in one of four ways:

1. By sending a notice of revocation to the Digiplex Corporate Secretary, dated as of a later date than the date of the proxy and received prior to the special meeting;

2. By sending a completed proxy card bearing a later date than your original proxy card and mailing it so that it is received prior to the special meeting;

3. By logging on to the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you are eligible to do so and following the instructions on the proxy card; or

4. By attending the special meeting of stockholders and voting in person.

Your attendance alone will not revoke any proxy.

Written notices of revocation and other communications about revoking Digiplex proxies should be addressed to:

Digital Cinema Destinations Corp.

250 East Broad Street

Westfield, New Jersey 07090

Attention: Corporate Secretary

(908) 396-1360

If your shares are held in street name, you should follow the instructions of your broker regarding the revocation of proxies.

Once voting on a particular matter is completed at the Digiplex special meeting, a Digiplex stockholder will not be able to revoke its proxy or change its vote as to that matter.

Q: DO I NEED TO DO ANYTHING WITH MY DIGIPLEX COMMON STOCK CERTIFICATES NOW? SHOULD I SEND IN MY STOCK CERTIFICATES WITH MY PROXY CARD?

A: No. After the merger is completed, if you hold certificates representing shares of Digiplex common stock, the exchange agent for the merger will send you a letter of transmittal and instructions for exchanging your shares of Digiplex common stock for the merger consideration. Upon surrender of the certificates along with the executed letter of transmittal and other required documents described in the instructions or otherwise required by the exchange agent in accordance with the merger agreement, you will receive the shares of Carmike common stock contemplated by the merger agreement.

Q: WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE SET OF PROXY MATERIALS?

A: This means you own shares of Digiplex common stock that are registered under different names or are in more than one account. For example, you may own some shares directly as a stockholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must vote, sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards that you receive in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope. If you submit your proxy by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q: WHO WILL COUNT THE VOTES?

A: A representative from Broadridge Investor Communication Solutions Inc. will serve as the inspector of election.

Q: CAN I PARTICIPATE IF I AM UNABLE TO ATTEND THE SPECIAL MEETING?

A: If you are unable to attend the meeting in person, we encourage you to complete, sign, date and return your proxy card or to vote over the Internet or by telephone. The special meeting will not be broadcast telephonically or over the Internet.

Q: WHERE CAN I FIND THE VOTING RESULTS OF THE SPECIAL MEETING?

A: Digiplex intends to announce preliminary voting results at the special meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the special meeting. All reports that Digiplex files with the SEC are publicly available when filed.

Q: ARE THERE ANY RISKS THAT I SHOULD CONSIDER IN DECIDING WHETHER TO VOTE FOR APPROVAL OF THE MERGER?

A: Yes. You should read and carefully consider the risk factors set forth in the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 30. You also should read and carefully consider the risk factors of Carmike which are incorporated by reference into this proxy statement/prospectus. See “Risk Factors—Risks Relating to the Merger” beginning on page 30 and “Where You Can Find More Information” beginning on page 154 and the risk factors of Digiplex set forth in the section entitled “Risk Factors—Risks Relating to Digiplex’s Business” beginning on page 49.

Q: IS CONSUMMATION OF THE MERGER CONTINGENT UPON APPROVAL BY THE HOLDERS OF CARMIKE STOCK?

A: No. A vote of holders of Carmike’s capital stock is not required to approve the merger.

Q: WHAT HAPPENS IF I SELL MY SHARES OF DIGIPLEX COMMON STOCK BEFORE THE SPECIAL MEETING?

A: The record date is earlier than both the date of the special meeting and the anticipated effective date of the merger. If you transfer your shares of Digiplex common stock after the record date but before the special meeting, you will, unless the transferee requests a proxy, retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares. In order to receive the merger consideration, Digiplex stockholders must hold their shares through the effective date of the merger.

Q: IF THE MERGER IS COMPLETED, WHEN CAN I EXPECT TO RECEIVE THE MERGER CONSIDERATION FOR MY SHARES OF DIGIPLEX COMMON STOCK?

A: When you can expect to receive the merger consideration for your shares of Digiplex common stock will depend on whether your shares are certificated shares or book-entry shares.

1. Book-Entry Shares: Each holder of record of one or more book-entry shares of Digiplex common stock whose shares will be converted into the right to receive the merger consideration will automatically, upon the effective date of the merger, be entitled to receive, and Carmike will cause the exchange agent to deliver to such holder as promptly as practicable after the effective date of the merger, the merger consideration to which such holder is entitled under the merger agreement. Holders of book-entry shares will not be required to deliver a certificate or an executed letter of transmittal to the exchange agent in order to receive the merger consideration. See “The Merger Agreement—Procedures for Exchange of Certificates” beginning on page 105.

2. Certificated Shares: As soon as practicable after the effective date of the merger, Carmike will cause the exchange agent to mail to each holder of certificated shares of Digiplex common stock a letter of transmittal and instructions for use in effecting the exchange of Digiplex common stock for the merger consideration. After receiving the proper documentation (including the stock certificates) from a holder of Digiplex common stock, the exchange agent will deliver to such holder the merger consideration to which such holder is entitled under the merger agreement. More information on the documentation that a holder of Digiplex common stock is required to deliver to the exchange agent may be found under the section entitled “The Merger Agreement—Procedures for Exchange of Certificates” beginning on page 105.

Q: IF I AM A DIGIPLEX STOCKHOLDER, WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have any questions about the merger or the special meeting, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact Digital Cinema Destinations Corp., 250 East Broad Street, Westfield, New Jersey 07090, (908) 396-1360.

Q: WHERE CAN I FIND MORE INFORMATION ABOUT CARMIKE AND DIGIPLEX?

A: You can find more information about Carmike and Digiplex from the various sources described under the section “Where You Can Find More Information” beginning on page 154.

SUMMARY

This summary highlights selected information contained in this proxy statement/prospectus and may not contain all the information that is important to you. We urge you to read carefully this proxy statement/prospectus in its entirety, as well as the annexes. Additional important information is also contained in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 154.

The Companies

Carmike Cinemas, Inc.

1301 First Avenue

Columbus, Georgia 31901

(706) 576-3400

Carmike is one of the largest motion picture exhibitors in the United States and as of March 31, 2014 Carmike owned, operated or had an interest in 252 theatres with 2,660 screens located in 37 states. Carmike targets small to mid-size non-urban markets with the belief that they provide a number of operating benefits, including lower operating costs and fewer alternative forms of entertainment.

The principal executive office of Carmike is located at 1301 First Avenue, Columbus, Georgia 31901 and its phone number is (706) 576-3400.

Badlands Acquisition Corporation

1301 First Avenue

Columbus, Georgia 31901

(706) 576-3400

Badlands Acquisition Corporation is a Delaware corporation and a direct wholly owned subsidiary of Carmike which was formed by Carmike for the purpose of acquiring Digiplex. Badlands Acquisition Corporation has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the merger.

Digital Cinema Destinations Corp.

250 East Broad Street

Westfield, New Jersey 07090

(908) 396-1360

Digiplex was incorporated in Delaware on July 29, 2010 to own and operate businesses in the movie exhibition industry sector. At March 31, 2014, Digiplex operated 20 theaters located in New Jersey, Connecticut, Pennsylvania, Maryland, California, Arizona and Ohio, consisting of 192 screens.

The Merger

Structure of the Merger

Carmike and Digiplex have entered into a merger agreement pursuant to which Merger Sub, a wholly owned subsidiary of Carmike, will merge with and into Digiplex, with Digiplex surviving the merger. Upon completion of the merger, Digiplex common stock will no longer be publicly traded. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A. Please read the merger agreement carefully. It is the legal document that governs the merger.

Consideration to be Received in the Merger by Digiplex Stockholders

At the time of completion of the merger, outstanding shares of Digiplex common stock will be converted into the right to receive 0.1775 of a share of Carmike common stock, subject to potential downward adjustment as described in “The Merger Agreement—Consideration to be Received in the Merger—Pipeline Transactions” on page 104 of this proxy statement/prospectus. No fractional shares of Carmike common stock will be issued in the merger. Instead, cash will be paid for any fractional share of Carmike common stock to which Digiplex stockholders would otherwise be entitled to receive under the merger agreement.

The table below shows the closing price of Carmike common stock, Digiplex Class A common stock and the equivalent price per share of Digiplex common stock on May 15, 2014 (i.e., the last full NASDAQ trading day before public announcement of the merger) and on June 27, 2014 (i.e., the last practicable trading date prior to the date of filing of this proxy statement/prospectus). The equivalent price per share of Digiplex common stock is calculated by multiplying the Carmike per share closing price by an assumed exchange ratio of 0.1775, which is the portion of a share of Carmike common stock that Digiplex stockholders will receive in the merger for each share of Digiplex common stock that they own. The exchange ratio is subject to potential downward adjustment. For a description of potential adjustments to the exchange ratio, including an adjustment known as of the date of this proxy statement/prospectus, see “The Merger Agreement—Consideration to be Received in the Merger—Pipeline Transactions,” on page 104.

	Carmike Closing Price	Digiplex Closing Price	Equivalent Price Per Share
May 15, 2014	$32.19	$4.95	$5.71
June 27, 2014	$35.22	$6.05	$6.25

Because the 0.1775 exchange ratio is fixed (except for potential downward adjustment as described in “The Merger Agreement—Consideration to be Received in the Merger—Pipeline Transactions” on page 104 of this proxy statement/prospectus), but the market price of Carmike common stock will fluctuate prior to the completion of the merger, the equivalent price per share of Digiplex common stock also will fluctuate prior to the completion of the merger, and you will not know the final equivalent price per share of Digiplex common stock when you vote on the merger.

Set forth below is a table showing a range of prices for a share of Carmike common stock and the corresponding equivalent price per share of Digiplex common stock that is to be converted into Carmike common stock in the merger. The table does not reflect the fact that cash will be paid instead of fractional shares. The table also assumes that the exchange ratio is equal to 0.1775 and not reduced prior to completion of the merger. For a description of potential adjustments to the exchange ratio, including an adjustment known as of the date of this proxy statement/prospectus, see “The Merger Agreement—Consideration to be Received in the Merger—Pipeline Transactions” on page 104.

Closing Price per Share of Carmike Common Stock	Equivalent Price per Share of Digiplex Common Stock
$42.00	$7.46
41.00	7.28
40.00	7.10
39.00	6.92
38.00	6.75
37.00	6.57
36.00	6.39
35.00	6.21
34.00	6.04
33.00	5.86
32.00	5.68

Closing Price per Share of Carmike Common Stock	Equivalent Price per Share of Digiplex Common Stock
31.00	5.50
30.00	5.33
29.00	5.15
28.00	4.97
27.00	4.79
26.00	4.62
25.00	4.44
24.00	4.26
23.00	4.08
22.00	3.91

Carmike common stock is listed on the NASDAQ Global Market under the symbol “CKEC.” Digiplex common stock is listed on the NASDAQ Capital Market under the symbol “DCIN.” We urge you to obtain information on the market value of Carmike common stock and Digiplex Class A common stock that is more recent than that provided in this proxy statement/prospectus. You should obtain current stock price quotations from a newspaper, the Internet or your broker. The merger agreement does not include a price-based termination right or other protection against declines in the market value of Carmike common stock. You are cautioned not to unduly rely on these illustrations of the merger consideration which are provided for illustrative purposes only. The market price of Carmike common stock will likely be different on the date Digiplex stockholders receive shares of Carmike common stock than it was on the date the merger agreement was signed, the date of this proxy statement/prospectus, or the date of the Digiplex special meeting. Changes in the price of Carmike common stock before completion of the merger will affect the value that Digiplex common stockholders will receive in the merger. As a result, the actual merger consideration delivered in the merger will likely differ from the amounts set forth in the tables above and should not be relied on as an accurate prediction of future events. For a more complete description of risks related to the fluctuation or decline in value of Carmike common stock, please refer to “Risk Factors” beginning on page 30.

Pipeline Transactions

Prior to execution of the merger agreement, Digiplex entered into purchase agreements to acquire four theaters and a term sheet to acquire one theater, which we refer to in this proxy statement/prospectus as the “Pipeline Transactions”. Following the execution of the merger agreement, Digiplex entered into a purchase agreement to acquire the one theater that was previously subject to a term sheet. The exchange ratio will be reduced if the Pipeline Transactions are terminated or not consummated. The Pipeline Transactions have not been consummated prior to the mailing of this proxy statement/prospectus. If any purchase agreement to acquire a Pipeline Transaction is terminated prior to the effective time of the merger or does not expressly provide pursuant to its terms for a closing date for the Pipeline Transaction at least forty-five days following the effective time of the merger, which we refer to in this proxy statement/prospectus as a “Terminated Pipeline Transaction”, then the exchange ratio may be reduced based upon the valuation that was assigned by Digiplex and Carmike to such Terminated Pipeline Transaction at the execution of the merger agreement. If all Pipeline Transactions are terminated prior to the effective time of the merger, the maximum downward adjustment to the exchange ratio would be equal to 0.014 in the aggregate. With the consent of Carmike, which may be withheld by Carmike in its sole discretion, Digiplex has the right to substitute a new agreement to acquire a theater of equal or greater value for any Terminated Pipeline Transaction.

On June 30, 2014 one of the pending Pipeline Transactions became a Terminated Pipeline Transaction. Based on the value assigned by Digiplex and Carmike at the time of the execution of the merger agreement, this resulted in a downward adjustment of the exchange ratio by 0.001, from 0.1775 to 0.1765.

Set forth below is a table showing a range of prices for a share of Carmike common stock and the corresponding equivalent price per share of Digiplex common stock that is to be converted into Carmike common stock in the merger if all Pipeline Transactions become Terminated Pipeline Transactions. The table does not reflect the fact that cash will be paid instead of fractional shares.

Closing Price per Share of Carmike Common Stock	Equivalent Price per Share of Digiplex Common Stock (if all Pipeline Transactions become Terminated Pipeline Transactions)
$42.00	$6.87
41.00	6.70
40.00	6.54
39.00	6.38
38.00	6.21
37.00	6.05
36.00	5.89
35.00	5.72
34.00	5.56
33.00	5.40
32.00	5.23
31.00	5.07
30.00	4.91
29.00	4.74
28.00	4.58
27.00	4.41
26.00	4.25
25.00	4.09
24.00	3.92
23.00	3.76
22.00	3.60

Treatment of Digiplex Restricted Stock Unit Awards

Each Digiplex restricted stock unit award with respect to shares of Digiplex common stock that is outstanding at the effective time of the merger, whether or not vested, will be canceled automatically at the effective time of the merger and each holder of a restricted stock unit award will receive the merger consideration equal to the product of the exchange ratio and the number of restricted stock units awarded under such restricted stock unit award, subject to certain applicable tax withholdings.

Ownership of Carmike Following the Merger

Based on the number of shares of Carmike common stock and Digiplex Class A common stock and Class B common stock expected to be issued and outstanding as of the closing of the merger, and assuming an exchange ratio of 0.1775 shares of Carmike common stock, holders of shares of Digiplex common stock as of immediately prior to the closing of the merger will hold approximately 6% in the aggregate, of the issued and outstanding shares of Carmike common stock immediately following the closing of the merger, as determined on a fully-diluted basis (as described under “The Merger—Ownership of Common Stock of the Combined Company After the Merger” beginning on page 100).

Directors Following the Merger

Following the completion of the merger, each existing member of the Carmike Board of Directors will continue to serve in such capacity for the remainder of such director’s current term and will be subject to reelection following the expiration of such term. The Board of Directors of Digiplex from and after the effective time of the merger will consist of the directors of Merger Sub until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with Digiplex’s certificate of incorporation and bylaws.

Carmike’s Reasons for the Merger

At its meeting held on May 11, 2014, after due consideration and consultation with Carmike’s management and legal and financial advisors, the Board of Directors of Carmike unanimously approved entry into the merger agreement. In doing so, the Carmike Board of Directors considered the business, assets, liabilities, results of operations, financial performance, strategic direction and prospects of Digiplex and determined that the merger was in the best interests of Carmike and its stockholders. In making its determination, Carmike’s Board of Directors focused on a number of factors, including the following:

•	Digiplex’s strong brand and circuit of quality theatres in leading markets;

•	the opportunity to add five new states (i.e., Arizona, Connecticut, Maryland, Massachusetts and New Hampshire) to Carmike’s expanding geographic footprint;

•	Digiplex’s industry-leading alternative programming business, including its interest in the DigiNext distribution platform;

•	the opportunity to realize growth and cost savings, primarily through reductions in general and administrative costs;

•	the per share merger consideration, the fact that the exchange ratio is fixed (subject only to potential downward adjustment for Terminated Pipeline Transactions as described in “The Merger Agreement—Consideration to be Received in the Merger—Pipeline Transactions” on page 104), and the resulting percentage ownership interest that current Digiplex stockholders would have in Carmike following the merger; and

•	the terms and conditions of the merger agreement, including the conditions to the completion of the merger, the circumstances under which the merger agreement could be terminated and the impact of such termination, and the potential payment by Digiplex of a termination fee or Carmike’s transaction expenses.

This description of information and factors considered by the Board of Directors of Carmike includes all of the material factors that were considered, but is not intended to be exhaustive. In view of the wide variety of factors considered by the Board of Directors of Carmike in evaluating the merger, and the complexity of these matters, Carmike’s Board of Directors did not attempt to quantify, rank or otherwise assign relative weight to these factors. In addition, different members of the Carmike Board of Directors may have given different weight to different factors.

The foregoing description of factors supporting the Carmike Board of Directors’ approval of the merger is forward-looking in nature, and should be read in light of the matters discussed in the “Cautionary Statement Concerning Forward-Looking Statements” on page 34.

Recommendation of Digiplex’s Board of Directors with respect to the Merger; Digiplex’s Reasons for the Merger

The Digiplex Board of Directors, after considering various factors and with the unanimous recommendation of the special committee, unanimously recommends that Digiplex stockholders vote FOR the approval and adoption of the merger agreement, the merger and the other transactions contemplated thereby. The Digiplex Board of Directors’ approval of the merger agreement was based on the recommendation of a special committee of the Digiplex Board of Directors, consisting of all the independent directors of Digiplex.

For a more complete description of Digiplex’s reasons for the merger and the recommendation of the Digiplex Board of Directors and the Digiplex special committee, see “The Merger—Digiplex Board of Directors’ Recommendation” beginning on page 85.

Opinion of Digiplex’s Financial Advisor

On May 15, 2014, Maxim Group LLC, which we refer to as “Maxim”, rendered its oral opinion to the Digiplex special committee (which was confirmed in writing by delivery of Maxim’s written opinion to the Digiplex special committee dated May 15, 2014) as to the fairness, from a financial point of view, to the holders of outstanding securities of Digiplex of the merger consideration to be received by such security holders in the merger pursuant to the merger agreement. See “The Merger—Opinion of Digiplex’s Financial Advisor” beginning on page 89.

Neither Maxim’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus constitute advice or a recommendation to the Digiplex special committee, the Digiplex Board of Directors or any security holder of Digiplex or Carmike or any other party as to any matter relating to the merger or otherwise including, without limitation, as to how to act or vote with respect to any matter relating to the merger. Maxim’s opinion was directed to the Digiplex special committee and only addressed the fairness, from a financial point of view, to the holders of the outstanding securities of Digiplex of the merger consideration to be received by such security holders in the merger pursuant to the merger agreement and did not address any other aspect or implication of the merger.

Interests of Digiplex Directors and Executive Officers in the Merger

In considering the recommendation of the Digiplex Board of Directors with respect to the proposal to approve the merger agreement, Digiplex stockholders should be aware that Digiplex’s executive officers and directors have certain interests in the merger that may be different from, in addition to or in conflict with, the interests of Digiplex stockholders generally. These interests include, but are not limited to, the treatment in the merger agreement of restricted stock unit awards held by executive officers and the interests that certain of Digiplex’s executive officers have by reason of their respective employment agreements with Digiplex, among other interests described below. See “The Merger—Interests of Digiplex Directors and Executive Officers in the Merger” beginning on page 97.

Accounting Treatment

Carmike will account for the merger using the acquisition method of accounting, as prescribed in Accounting Standards Codification 805, “Business Combinations”, under U.S. generally accepted accounting principles, which are referred to as GAAP.

United States Federal Income Tax Consequences of the Merger

The merger is intended to be treated as a reorganization within the meaning of Section 368(a) of the Code and it is a condition to the respective obligations of Carmike and Digiplex to complete the merger that each of Carmike and Digiplex receives a legal opinion to that effect. Accordingly, a Digiplex common stockholder generally will not recognize gain or loss on the exchange of Digiplex common stock for Carmike common stock. A Digiplex common stockholder generally will, however, recognize gain or loss with respect to cash received instead of fractional shares of Carmike common stock that the Digiplex common stockholder would otherwise be entitled to receive. For further information, please refer to “United States Federal Income Tax Consequences of the Merger” beginning on page 101.

The United States federal income tax consequences described above may not apply to all holders of Digiplex common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Conditions to Completion of the Merger

Each party’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	receipt of the approval of the holders of common stock of Digiplex required for the completion of the merger;

•	the authorization for listing on the NASDAQ, subject to official notice of issuance, of the shares of Carmike common stock to be issued to holders of Digiplex common stock;

•	the registration statement, of which this proxy statement/prospectus is a part, having been declared effective by the SEC under the Securities Act of 1933, as amended, which we refer to in this proxy statement/prospectus as the “Securities Act,” and not being the subject of any stop order or threatened or pending proceedings seeking a stop order;

•	if applicable to the consummation of the merger, the expiration or termination of the waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which we refer to as the “HSR Act”;

•	receipt of all material regulatory approvals, authorizations, orders, declarations, filings, and consents required in connection with the merger;

•	no statute, rule, executive order, regulation or court order or injunction that prohibits or is reasonably likely to prohibit the merger being in effect;

•	accuracy of the other party’s representations and warranties in the merger agreement, subject to various materiality and other qualifiers, on the date of the closing of the merger (or in the case of representations and warranties that are made as of a particular date or as of the date of the merger agreement, as of such date);

•	the other party’s compliance in all material respects with its obligations under the merger agreement;

•	subject to certain qualifiers, no material adverse effect on the other party having occurred between the date of the merger agreement and the date of the completion of the merger; and

•	receipt of opinions of counsel relating to the U.S. federal income tax treatment of the merger.

Carmike will not be obligated to complete the merger unless the following additional conditions are satisfied or waived:

•	no suit, action or proceeding has been threatened or is pending in connection with the merger agreement, the merger or any transactions contemplated thereby;

•	redemption of Digiplex’s Series B preferred stock in accordance with the terms of the merger agreement;

•	no general suspension of, or limitation on trading in securities on the NASDAQ (other than certain shortenings of trading hours or coordinated trading halts);

•	receipt of a non-competition and non-solicitation agreement from A. Dale Mayo, Digiplex’s Chairman and Chief Executive Officer;

•	absence of a security breach resulting in losses to Digiplex in excess of $1 million;

•	receipt of a customary statement from Digiplex confirming that interests in Digiplex do not constitute “United States real property interests” under federal tax laws;

•	acquisition by Carmike of one hundred percent of Start Media, LLC’s interest in Start Media/Digiplex, LLC pursuant to the terms of a purchase agreement entered into by Carmike, Digiplex and Start Media, LLC;

•	receipt of certain third party consents, in form and substance reasonably satisfactory to Carmike;

•	cancellation or termination of certain third party agreements, in form and substance reasonably satisfactory to Carmike;

•	subject to certain exceptions, no material adverse change to the net debt or working capital amounts set forth on Digiplex’s balance sheet as of December 31, 2013; and

•	the taking of certain corrective actions with respect to Digiplex’s 401(k) plan.

The merger agreement provides that any or all of these conditions may be waived, in whole or in part, by Carmike or Digiplex, as applicable and to the extent legally allowed. Neither Carmike nor Digiplex currently expects to waive any material condition to the completion of the merger. If either Carmike or Digiplex determines to waive any condition to the merger that would result in a material change in the terms of the merger to Digiplex stockholders (including any change in the tax consequences of the transaction to Digiplex stockholders), proxies would be resolicited from the Digiplex stockholders, as applicable. For a more complete discussion of the conditions to the merger, see “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 111.

Timing of the Merger

The merger is expected to be completed by the end of the third calendar quarter in 2014, subject to the satisfaction or waiver of various closing conditions.

For a discussion of the timing of the merger, see “The Merger Agreement—Form and Effective Time of the Merger” beginning on page 104.

Restrictions on Alternative Transactions

The merger agreement contains restrictions on the ability of Digiplex to solicit or engage in discussions or negotiations with a third party with respect to a proposal to acquire a significant interest in Digiplex. Notwithstanding these restrictions, the merger agreement provides that under specified circumstances, if Digiplex receives an unsolicited competing acquisition proposal from a third party that constitutes, or is reasonably likely to lead to, a superior proposal, as defined in the merger agreement, it may, subject to certain restrictions, furnish nonpublic information to that third party and engage in negotiations regarding the acquisition proposal received from the third party. Prior to withdrawing its recommendation in favor of the applicable merger-related proposal in light of a superior proposal, Digiplex must negotiate with Carmike to amend the merger agreement so that the third party proposal is no longer a superior proposal. See “The Merger Agreement—No Solicitation” on page 113.

The restrictions on Digiplex limiting its ability to engage in alternative transactions with a third party may discourage a third party from pursuing a competing acquisition proposal that could result in greater value to Digiplex’s stockholders.

The Voting Agreement

Concurrently with the execution of the merger agreement, Carmike entered into a voting agreement, which is attached as Annex B to this proxy statement/prospectus, with A. Dale Mayo, Digiplex’s Chairman and Chief

Executive Officer, who holds shares representing approximately 54% of the outstanding voting power of Digiplex. Pursuant to the voting agreement, Mr. Mayo agreed, among other things, to vote a portion of his shares equal to 39.5% of the outstanding voting power of Digiplex for the adoption and approval of the merger agreement and the other transactions contemplated by the merger agreement (including the advisory “golden parachute” proposal and the adjournment proposal) and against, among other things, alternative business combination transactions. If Digiplex’s Board of Directors changes its recommendation that Digiplex’s stockholders adopt the merger agreement, Mr. Mayo will only be required to vote shares representing 33% of the outstanding voting power in favor of such matters. See “The Merger—Voting Agreement” beginning on page 97.

Termination of the Merger Agreement and Fees Payable on Termination of the Merger Agreement

The merger agreement may be terminated by Carmike or Digiplex before completion of the merger in certain circumstances, including after Digiplex stockholder approval.

Carmike and Digiplex may jointly agree to terminate the merger agreement at any time. In addition, either Carmike or Digiplex may terminate the merger agreement if:

•	a governmental authority issues a final and non-appealable order or takes any other final and non-appealable action enjoining, restraining or otherwise prohibiting the completion of the merger (although this termination right is not available to any party that has not used its commercially reasonable efforts to have such order or action lifted if and to the extent required by the merger agreement);

•	the merger has not been completed on or before September 30, 2014, which date we refer to in this proxy statement/prospectus as the “outside date” and which may be extended to December 31, 2014 if the merger has not been completed by September 30, 2014 due to the failure to timely receive financial statements required to be included in this proxy statement/prospectus under SEC Regulation S-X (although this termination right is not available to any party that fails to perform any of its obligations under the merger agreement and such failure has been a principal cause of or resulted in the failure of the merger to be completed on or before such date);

•	the Digiplex stockholders fail to approve the matters presented to them in this proxy statement/prospectus at its special meeting or at any adjournment or postponement of its special meeting (although Digiplex may not exercise this termination right if Digiplex has not complied with its obligations in the merger agreement related to this proxy statement/prospectus, its stockholders’ meeting or its obligations described in the section “The Merger Agreement—No Solicitation” or otherwise breached in any material respect any of its obligations under the merger agreement in a manner that could reasonably have caused the failure to obtain the approval of Digiplex’s stockholders at its special meeting, or at any adjournment or postponement of its special meeting); and

•	in the event of a material breach by the other party of any representation, warranty, covenant or other agreement contained in the merger agreement, or if a representation or warranty of the other party has become untrue or inaccurate after the date of the merger agreement, which in either case (i) would result in the failure of any of the conditions relating to performance of obligations and covenants or representations and warranties and (ii) has not been cured within twenty days following notice of such breach or failure to be true or accurate, or if the outside date is less than twenty days from such notice, has not been or cannot reasonably be expected to be cured prior to the outside date.

Carmike may terminate the merger agreement in the following circumstances, in which case Digiplex will be required to pay a termination fee to Carmike equal to $1,228,935:

•	the Digiplex Board of Directors fails to include its recommendation regarding the approval and adoption of the merger agreement in this proxy statement/prospectus or has publicly announced or proposed an intent to fail to do so;

•	the Digiplex Board of Directors or any committee thereof has made an adverse recommendation change or publicly announced or proposed an intent to do so;

•	Digiplex or any of its subsidiaries has breached any of their respective obligations described in the section “The Merger Agreement—No Solicitation”;

•	the Digiplex Board of Directors or any committee thereof has taken a position contemplated by Rule 14e-2(a) of the Exchange Act with respect to an acquisition proposal other than recommending rejection of such acquisition proposal; and

•	the Digiplex Board of Directors or any committee thereof has refused to affirm publicly its recommendation regarding the approval and adoption of the merger agreement following a written request by Carmike to provide a reaffirmation following an acquisition proposal prior to the earlier of ten days following such request by Carmike and five business days prior to the special meeting of Digiplex’s stockholders.

In addition, Digiplex will be required to pay a termination fee to Carmike equal to $1,228,935 if:

•	(i) Carmike or Digiplex terminates the merger agreement due to a failure of the merger to be completed on or before the outside date, (ii) prior to the outside date, there has been made an acquisition proposal with respect to Digiplex and (iii) no later than twelve months after the outside date, Digiplex enters into, publicly approves or submits to the Digiplex stockholders for approval, an agreement with respect to an acquisition proposal or an agreement with respect to an acquisition proposal is consummated;

•	(i) Carmike or Digiplex terminates the merger agreement in connection with the failure of Digiplex’s stockholders to approve the merger agreement, (ii) prior to the outside date, there has been made an acquisition proposal with respect to Digiplex and (iii) no later than twelve months after the outside date, Digiplex enters into, publicly approves or submits to the Digiplex stockholders for approval, an agreement with respect to an acquisition proposal or an agreement with respect to an acquisition proposal is consummated; or

•	(i) Carmike terminates the merger agreement in connection with a material breach by Digiplex of any representation, warranty, covenant or other agreement of Digiplex contained in the merger agreement, or a representation or warranty of Digiplex having become untrue or inaccurate, which breach or failure to be true or accurate would result in the failure of a condition to Carmike’s obligations described in the seventh or eighth bullets in the first paragraph of “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 111, and has not been cured within twenty days following notice of such breach or failure to be true or accurate, or if the outside date is less than twenty days from such notice, has not been cured or cannot reasonably be expected to be cured by the outside date, (ii) prior to the outside date, there has been made an acquisition proposal with respect to Digiplex and (iii) no later than twelve months after the outside date, Digiplex enters into, publicly approves or submits to the Digiplex stockholders for approval, an agreement with respect to an acquisition proposal or an agreement with respect to an acquisition proposal is consummated.

Digiplex’s obligation to pay the termination fee or, in certain circumstances, an amount equal to Carmike’s transaction expenses (up to a specified cap in certain circumstances) may discourage a third party from pursuing a competing acquisition proposal that could result in greater value to Digiplex’s stockholders. The Board of Directors of Digiplex determined that the amount of the termination fee and the circumstances in which it would become payable were generally typical for a transaction of the magnitude of the merger and would not unduly inhibit an alternative acquisition proposal.

See “The Merger Agreement—Termination,” “—Effect of Termination” and “—Termination Fees” beginning on pages 115, 116 and 116, respectively, for a discussion of the circumstances under which the parties may terminate and under which a termination fee or an amount equal to Carmike’s transaction expenses (up to a specified cap in certain circumstances) will be required to be paid.

Comparison of Rights of Carmike Stockholders and Digiplex Stockholders

The rights of Digiplex stockholders are currently governed by Digiplex’s certificate of incorporation, bylaws and the Delaware General Corporation Law, which we refer to as the “DGCL”. Following the merger, Digiplex stockholders will become Carmike stockholders, and their rights will be governed by Carmike’s certificate of incorporation and bylaws and will continue to be governed by the DGCL. A discussion of the rights of Carmike and Digiplex stockholders is set forth in “Comparison of Rights of Carmike and Digiplex Stockholders” beginning on page 138.

Matters to be Considered at the Meeting

Digiplex stockholders will be asked to vote on the proposal to approve and adopt the merger agreement and the transactions contemplated thereby, including the merger. Approval of this proposal is required for completion of the merger. The Digiplex Board of Directors unanimously recommends that Digiplex stockholders vote to approve the proposal set forth above, as more fully described under “Information About the Special Meeting of Digiplex Stockholders” beginning on page 120.

In addition, at the special meeting you also will be asked to approve, on an advisory (non-binding) basis, the “golden parachute” compensation payments that will or may be paid by Digiplex to its named executive officers in connection with the merger and to approve the adjournment of the special meeting under certain circumstances. Approval of these two proposals is not required for completion of the merger.

Voting by Digiplex Directors and Executive Officers

On the record date, directors and executive officers of Digiplex and their affiliates owned and were entitled to vote                  shares of Digiplex Class A common stock and                  shares of Digiplex Class B common stock, or approximately                 % of the total voting power of the shares of Digiplex common stock outstanding on that date. Digiplex currently expects that its directors and executive officers will vote their shares FOR each proposal.

Listing of Carmike Common Stock Issued in connection with the Merger on the NASDAQ

Carmike common stock received by Digiplex stockholders in connection with the merger will be listed on the NASDAQ Global Market under the symbol “CKEC.” After completion of the merger, it is expected that Carmike common stock will continue to be traded on the NASDAQ Global Market, but Digiplex Class A common stock will no longer be listed or traded on the NASDAQ Capital Market.

No Appraisal Rights

Under the DGCL, Digiplex stockholders are not entitled to appraisal rights in connection with the merger.

Selected Historical Financial Data of Carmike

The following table sets forth selected historical financial data for Carmike. The following selected financial data of Carmike for each of the five years ended December 31, 2013 have been derived from Carmike’s audited consolidated financial statements. The financial data for the three-month periods ended March 31, 2013 and 2014 have been derived from the unaudited financial statements of Carmike and the unaudited financial statements include all adjustments, consisting of normal recurring accruals, which Carmike considers necessary for a fair presentation of the financial position and the results of operations for these periods. The selected historical consolidated financial data provide only a summary and are not necessarily indicative of the results of future operations of Carmike, and should be read in conjunction with the audited consolidated financial statements and notes thereto, other financial information and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Carmike’s Annual Report on Form 10-K for the year ended December 31, 2013, Carmike’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 and other information that Carmike has filed with the SEC and incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 154.

	As of and for the Three Months Ended March 31,		As of and for the Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(Unaudited)
	(in millions, except per share amounts)
Statement of Operations Data:
Revenues:
Admissions	$97.6	$81.1	$398.6	$339.6	$303.3	$318.0	$333.4
Concessions and other	61.4	48.2	236.2	194.3	168.7	159.2	163.1
Total operating revenues	158.9	129.3	634.8	533.9	472.0	477.2	496.5
Operating costs and expenses:
Film exhibition costs	58.9	43.0	220.3	184.1	163.8	175.6	184.5
Concession costs	7.1	5.9	29.0	23.0	19.5	17.4	16.8
Other theatre operating costs	29.4	23.8	250.4	208.9	197.8	204.1	202.5
General and administrative expenses	7.5	6.0	25.8	24.5	19.1	17.6	16.1
Lease termination charges	—	3.0	3.1	—	—	—	—
Severance agreement charges	—	—	0.3	0.5	0.8	—	5.5
Depreciation and amortization	11.8	10.2	42.4	33.3	31.8	31.4	33.4
Loss (gain) on sale of property and equipment	(0.1)	0.1	0.3	1.0	0.3	(0.7)	(0.4)
Write-off of note receivable	—	—	—	—	0.8	—	—
Impairment of long-lived assets	0.4	0.2	3.7	4.2	3.1	7.5	17.5
Total operating costs and expenses	150.8	125.9	575.3	479.5	437.0	452.9	475.9
Operating income	8.1	3.4	59.5	54.4	35.0	24.3	20.6
Interest expense	13.1	12.3	49.5	36.0	34.1	36.0	33.1
Loss on extinguishment of debt	—	—	—	5.0	—	2.6	—
Income (loss) before income tax and income from unconsolidated affiliates	(5.0)	(8.9)	10.0	13.4	0.9	(14.3)	(12.5)
Income tax expense (benefit) (1)	(2.0)	(4.3)	6.1	(80.9)	10.3	(0.7)	4.1
Income (loss) from unconsolidated affiliates	(0.1)	(1.0)	1.6	1.2	1.8	1.2	—
Income (loss) before discontinued operations	(3.1)	(5.6)	5.5	95.5	(7.6)	(12.4)	(16.6)
Income (loss) from discontinued operations, net of tax	(0.1)	(0.1)	0.2	0.8	(0.1)	(0.2)	1.2
Net income (loss)	(3.2)	(5.7)	5.7	96.3	(7.7)	(12.6)	(15.4)
Weighted average shares outstanding (in thousands)
Basic	22.8	17.5	19,540	15,761	12,807	12,751	12,678
Diluted	22.8	17.5	20,051	16,086	12,807	12,751	12,678

	As of and for the Three Months Ended March 31,		As of and for the Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(Unaudited)
	(in millions, except per share amounts)
Income (loss) per common share:
Basic	(0.14)	(0.33)	0.29	6.11	(0.60)	(0.99)	(1.22)
Diluted	(0.14)	(0.33)	0.29	5.99	(0.60)	(0.99)	(1.22)
Dividends declared per share	—	—	—	—	—	—	—
Balance Sheet Data (at period end):
Cash and cash equivalents	$133.9	$63.6	$143.9	$68.5	$13.6	$13.1	$25.7
Property and equipment, net of accumulated depreciation	467.0	441.3	467.8	444.9	355.9	368.2	390.6
Total assets	837.7	705.5	844.6	712.7	422.9	454.8	454.0
Total debt (2)	453.7	433.9	455.3	434.7	315.4	353.4	369.1
Accumulated deficit	(186.4)	194.8	(183.3)	(189.0)	(285.3)	(277.6)	(265.1)
Total stockholders’ equity (deficit)	242.0	144.2	245.8	149.4	(5.6)	0.1	11.3
Other Financial Data:
Net cash provided by operating activities	0.4	5.8	70.8	52.4	69.9	27.7	49.9
Net cash used in investing activities	(7.1)	(9.6)	(79.0)	(52.6)	(29.6)	(12.9)	(10.5)
Net cash provided by (used in) financing activities	(3.2)	(1.1)	83.6	55.1	(39.7)	(27.5)	(24.5)
Capital expenditures	7.5	8.5	37.8	35.1	19.3	16.9	13.5

	As of and for the Three Months Ended March 31,		As of and for the Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
Operating Data:
Theatres at period end	252	244	252	249	237	239	244
Screens at period end	2,660	2,464	2,660	2,502	2,254	2,236	2,277
Average screens in operation	2,660	2,480	2,516	2,286	2,230	2,266	2,285
Average screens per theatre	10.6	10.1	10.6	10.0	9.5	9.4	9.2
Total attendance (in thousands)	13,578	11,620	56,747	50,357	47,177	47,909	52,702
Average admissions per patron	7.19	7.02	7.06	6.85	6.57	6.85	6.52
Average concessions and other sales per patron	4.52	4.18	4.19	3.91	3.66	3.43	3.21
Average attendance per screen	5,104	4,687	22,558	22,032	21,155	21,140	23,070

(1)	During the quarter ended December 31, 2012, Carmike determined that it was more likely than not that the majority of Carmike’s deferred tax assets would be realized in the future and accordingly Carmike released its valuation allowance against its deferred tax assets of $86.5.
(2)	Includes current maturities of long-term indebtedness, capital lease obligations and financing obligations.

Comparative Market Price and Dividend Information

Carmike’s common stock is listed on the NASDAQ Global Market under the symbol “CKEC” and Digiplex’s Class A common stock is listed on The NASDAQ Capital Market under the symbol “DCIN.” The following table sets forth, for the calendar quarters indicated, the high and low sales prices per share of Carmike common stock and the high and low sales prices of Digiplex Class A common stock, in each case as reported on the NASDAQ. Digiplex Class A common stock began trading on The NASDAQ Capital Market on April 17, 2012. Neither Carmike nor Digiplex has paid dividends on their common stock for the periods indicated.

	Carmike Common Stock
	High	Low
Year Ending December 31, 2014:
First Quarter	$32.60	$25.63
Second Quarter (through June 27, 2014)	$36.22	$27.67

Year Ended December 31, 2013:
First Quarter	$18.90	$14.95
Second Quarter	$19.54	$15.44
Third Quarter	$22.58	$16.92
Fourth Quarter	$28.45	$20.82

Year Ended December 31, 2012:
First Quarter	$14.20	$5.98
Second Quarter	$15.80	$12.16
Third Quarter	$15.59	$11.04
Fourth Quarter	$15.34	$11.07

Year Ended December 31, 2011:
First Quarter	$8.11	$6.42
Second Quarter	$7.71	$6.51
Third Quarter	$7.30	$5.14
Fourth Quarter	$7.88	$5.18

	Digiplex Class A Common Stock
	High	Low

Fiscal Year Ending June 30, 2014:
First Quarter	$6.78	$5.41
Second Quarter	$6.09	$4.01
Third Quarter	$6.15	$5.02
Fourth Quarter (through June 27, 2014)	$6.16	$4.38

Fiscal Year Ended June 30, 2013:
First Quarter	$6.41	$4.33
Second Quarter	$6.35	$3.66
Third Quarter	$6.35	$5.65
Fourth Quarter	$6.40	$5.18

Fiscal Year Ended June 30, 2012:
Fourth Quarter	$8.08	$6.06

The following table sets forth the closing price per share of Carmike common stock and Digiplex Class A common stock as reported on the NASDAQ as of May 15, 2014, the last trading day before the public announcement of the merger agreement, and as of June 27, 2014, the most recent practicable trading day prior to the filing of this proxy statement/prospectus.

	Carmike Common Stock	Digiplex Class A Common Stock	Equivalent Per Share of Digiplex Class A Common Stock (1)
May 15, 2014	$32.19	$4.95	$5.71
June 27, 2014	$35.22	$6.05	$6.25

(1)	The equivalent per share data for Digiplex Class A common stock has been determined by multiplying the closing sales price of a share of Carmike common stock, on the dates presented above, by an assumed exchange ratio of 0.1775 without interest. For a description of potential adjustments to the exchange ratio, including an adjustment known as of the date of this proxy statement/prospectus, see “The Merger Agreement—Consideration to be Received in the Merger” on page 104.

The information in the preceding tables is historical only. The market prices of Carmike common stock and Digiplex Class A common stock will fluctuate between the date of this proxy statement/prospectus and the completion of the merger. No assurance can be given concerning the market prices of Carmike common stock and Digiplex Class A common stock before the completion of the merger or Carmike common stock after the completion of the merger. The market value of the Carmike common stock that Digiplex’s stockholders will receive in connection with the merger may vary significantly from the prices shown in the table above. We urge Digiplex stockholders to obtain current market quotations for shares of Carmike common stock and Digiplex Class A common stock before making any decision regarding the approval and adoption of the merger agreement by Digiplex stockholders.

Dividends and Other Distributions

Currently, Carmike plans to allocate its capital primarily to fund capital projects, including new build-to-suit theatres and for potential acquisitions. The payment of future dividends is subject to Carmike’s Board of Directors’ discretion and dependent on many considerations, including limitations imposed by covenants in the agreements governing Carmike’s indebtedness, operating results, capital requirements, strategic considerations and other factors.

Digiplex has never paid any cash dividends on its Class A common stock or Class B common stock and does not anticipate paying any on its common stock in the foreseeable future. Under Digiplex’s loan agreement and under the merger agreement, it may not pay dividends on its common stock without the consent of the lender and Carmike, respectively. Subject to any contractual restrictions which may apply in the future, any future payment of dividends on Digiplex’s common stock would be in the sole discretion of its Board of Directors.

Unaudited Summary Pro Forma Combined Financial Data

The following table presents unaudited summary pro forma combined financial information about Carmike’s consolidated balance sheet and statements of operations, after giving effect to the merger. The information under “Summary Pro Forma Combined Earnings Information” in the table below gives effect to the merger as if it had been completed on January 1, 2013. The information under “Summary Pro Forma Combined Balance Sheet Information” in the table below assumes the merger had been completed on March 31, 2014. This unaudited summary pro forma combined financial data was prepared using the acquisition method of accounting with Carmike considered the acquirer of Digiplex. Accordingly, the merger consideration has been allocated to assets and liabilities of Digiplex based upon their estimated fair values as of the completion date of the merger. Any amount of the merger consideration that is in excess of the estimated fair values of assets acquired net of liabilities assumed in the merger will be recorded as goodwill in Carmike’s balance sheet after the completion of the merger.

The unaudited summary pro forma combined financial data has been derived from and should be read in conjunction with the more detailed unaudited pro forma combined financial statements appearing elsewhere in this proxy statement/prospectus and the accompanying notes to the statements. In addition, the statements were based on and should be read in conjunction with the historical consolidated financial statements and related notes of Carmike as of and for the applicable periods, which have been incorporated into this proxy statement/prospectus by reference, as well as the historical financial statements and related notes of Digiplex as of and for the applicable periods, which have been included in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 154 and “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 125.

The unaudited summary pro forma combined financial data is being provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of Carmike would have been had the merger occurred on the dates assumed, nor is it necessarily indicative of Carmike’s future consolidated results of operations or consolidated financial position. The unaudited summary pro forma combined financial data is based upon currently available information and estimates and assumptions that we believe are reasonable as of the date hereof. Any of the factors underlying these estimates and assumptions may change or prove to be materially different, and the estimates and assumptions may not be representative of facts existing at the closing date of the merger.

Summary Pro Forma Combined Earnings Information:

(In thousands, except per share amounts)	Three Months Ended March 31, 2014	Year Ended December 31, 2013
Revenues	$168,978	$677,466
Operating income	$9,503	$60,695
(Loss) Earnings before income taxes	$(3,726)	$10,719
Net income (loss) available to common shareholders	$(2,352)	$5,959
Basic earnings (loss) per share
Net income (loss) per share available to common shareholders	$(0.10)	$0.28
Diluted earnings (loss) per share
Net income (loss) per share available to common shareholders	$(0.10)	$0.28

Summary Pro Forma Combined Balance Sheet Information:

(In thousands)	As of March 31, 2014
Total assets	$892,771
Long-term obligations	$504,579
Total stockholders’ equity	$289,268

Comparative Historical and Pro Forma Per Share Data

Presented below are the historical per share data for Digiplex and Carmike, pro forma combined share data for Carmike and pro forma equivalent per share data for Digiplex for the fiscal year ended December 31, 2013 and the three months ended March 31, 2014. The historical per share information of Digiplex below is derived from audited financial statements as of and for the fiscal year ended June 30, 2013 and the unaudited condensed consolidated financial statements as of and for the three and six months ended December 31, 2013 and the unaudited condensed consolidated financial statements as of and for the three and nine months ended March 31, 2014. The historical per share information of Carmike is derived from audited financial statements as of and for the fiscal year ended December 31, 2013 and the unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2014. The historical book value per share is computed by dividing total stockholders’ equity by the weighted average number of shares of common stock outstanding at the end of the period.

The pro forma equivalent information shows the effect of the merger from the perspective of an owner of Digiplex common stock. The information was computed by multiplying the pro forma combined net income per common share for the three months ended March 31, 2014 by the assumed exchange ratio of 0.1775 shares of Carmike common stock for each share of Digiplex common stock.

The pro forma combined data below is presented for illustrative purposes only. The pro forma adjustments to the statement of earnings data are based on the assumption that the merger was completed on January 1, 2013, and the pro forma adjustments to the balance sheet data are based on the assumption that the merger was completed on March 31, 2014.

Either company’s actual historical financial condition and results of operations may have been different had the companies always been combined. You should not rely on this information as being indicative of the historical financial condition and results of operations that would have actually been achieved or of the future results of the combined company after the completion of the merger.

You should read the information below together with the historical consolidated financial statements and related notes of Carmike as of and for the applicable periods, which have been incorporated by reference into this proxy statement/prospectus, the historical financial statements and related notes of Digiplex as of and for the applicable periods, which have been included in this proxy statement/prospectus, along with the information under the heading “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 125.

	For the three months ended March 31, 2014
	Carmike Historical	Digiplex Historical	Pro Forma Combined	Pro Forma Equivalent (1)
Basic earnings per common share	$(0.14)	$(0.10)	$(0.10)	$(0.02)
Diluted earnings per common share	$(0.14)	$(0.10)	$(0.10)	$(0.02)
Book value per common share (2)	$10.60	$3.89	$11.77	$2.09
Diluted book value per common share	$10.60	$3.89	$11.77	$2.09

	For the year ended December 31, 2013
	Carmike Historical	Digiplex Historical	Pro Forma Combined	Pro Forma Equivalent
Basic earnings per common share	$0.29	$(0.61)	$0.24	$0.04
Diluted earnings per common share	$0.29	$(0.61)	$0.23	$0.04
Basic book value per common share (2)	$12.58	$4.36	$13.72	$2.44
Diluted book value per common share (3)	$12.26	$4.36	$13.40	$2.38

(1)	Calculated by multiplying the “Pro Forma Combined” amounts by an exchange ratio of 0.1775, the assumed exchange ratio in the pro forma financial statements.
(2)	Based on combined pro forma weighted average shares outstanding of 20.9 million and 24.2 million as of December 31, 2013 and March 31, 2014, respectively.
(3)	Based on combined pro forma weighted average shares outstanding of 21.5 million and 24.2 million as of December 31, 2013 and March 31, 2014, respectively.

RISK FACTORS

By voting in favor of the proposal to approve and adopt the merger agreement and the transactions contemplated thereby, including the merger, Digiplex stockholders will be choosing to invest in Carmike common stock. An investment in Carmike common stock involves risk. In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, you should carefully consider the following risk factors in deciding whether to vote in favor of the proposal to approve and adopt the merger agreement. You should also carefully consider the risk factors of Carmike incorporated by reference into this proxy statement/prospectus, beginning on page 15 of Carmike’s Annual Report on Form 10-K for the year ended December 31, 2013 (see “Where You Can Find More Information” beginning on page 154) and the risk factors of Digiplex set forth in the section entitled “—Risks Relating to Digiplex’s Business” beginning on page 49. In addition to the risks set forth below, new risks may emerge from time to time and it is not possible to predict all risk factors, nor can Carmike or Digiplex assess the impact of all factors on the merger and the combined company following the merger or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in or implied by any forward-looking statements.

Risks Relating to the Merger

Because the market price of Carmike common stock will fluctuate, you cannot be sure of the market value of the Carmike common stock that you will receive in the merger.

Each share of Digiplex common stock you own will be converted into the right to receive 0.1775 shares of Carmike common stock, subject to potential downward adjustment. For a description of potential adjustments to the exchange ratio, including an adjustment known as the date of this proxy statement/prospectus, see “The Merger Agreement—Consideration to be Received in the Merger—Pipeline Transactions”. The price of Carmike common stock you receive may vary from the price of Carmike common stock on the date the merger was announced, and may differ on the date that this document is mailed to Digiplex stockholders and on the date of the meeting of Digiplex stockholders.

Stock price changes may result from a variety of factors, including general market and economic conditions, changes in the values and perceptions of companies in the movie exhibition industry generally, and changes in Carmike’s business, operations and prospects. Many of these factors are beyond Carmike’s control. Accordingly, at the time of the special meeting, you will not necessarily know or be able to calculate the exact value of the shares of Carmike common stock you will receive upon completion of the merger. It is impossible to accurately predict the market price of Carmike common stock at the effective time of the merger and therefore impossible to accurately predict the value of the stock consideration that Digiplex stockholders will be delivered in the merger.

The number of shares of Carmike common stock payable as consideration to Digiplex stockholders is subject to a potential downward adjustment and may not be finally determined until after Digiplex stockholders have voted on the merger.

The number of shares of Carmike common stock payable as consideration to Digiplex stockholders is subject to downward adjustment prior to the effective time of the merger if any Pipeline Transaction is terminated prior to the effective time of the merger or does not expressly provide pursuant to its terms for a closing date for the Pipeline Transactions at least forty-five days following the effective time of the merger. The maximum downward adjustment to the exchange ratio is equal to 0.014 in the aggregate.

For a more complete summary of this potential downward adjustment, see “The Merger Agreement—Consideration to be Received in the Merger—Pipeline Transactions” beginning on page 104.

On June 30, 2014 one of the pending Pipeline Transactions became a Terminated Pipeline Transaction. Based on the value assigned by Digiplex and Carmike at the time of the execution of the merger agreement, this resulted in a downward adjustment of the exchange ratio by 0.001, from 0.1775 to 0.1765.

The issuance of Carmike common stock in connection with the merger could decrease the market price of Carmike common stock.

At the completion of the merger, Carmike expects to issue up to approximately 1.5 million shares of Carmike common stock, or approximately 6% of the number of shares of Carmike common stock outstanding as of the date of this proxy statement/prospectus, to Digiplex stockholders. The issuance of the Carmike common stock may result in fluctuations in the market price of Carmike common stock, including a stock price decline.

Closing of the merger is subject to many conditions, and if these conditions are not satisfied or waived the merger will not be completed.

Consummation of the merger is subject to a number of conditions as set forth in the merger agreement that must be satisfied or waived, including (a) the approval of Digiplex’s stockholders, (b) the authorization for listing on the NASDAQ of the shares of Carmike common stock issuable in connection with the merger, (c) the receipt of a notice of effectiveness from the SEC with respect to the registration statement on Form S-4 of which this proxy statement/prospectus is a part, (d) the expiration or termination of applicable waiting periods under the HSR Act, (e) the receipt of any required governmental approvals, and (f) the absence of any governmental statute, rule, executive order or regulation which prohibits the completion of the merger or any order or injunction preventing the completion of the merger.

Closing of the merger is also dependent upon the accuracy of the representations and warranties of the parties (subject to certain exceptions and materiality standards), material compliance of the parties with their obligations under the merger agreement, and delivery of a customary opinion from each party’s counsel that the merger will qualify as a tax-free reorganization for federal income tax purposes.

For a more complete summary of the conditions that must be satisfied or waived prior to completion of the merger, see “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 111.

There can be no assurance that the conditions to closing of the merger will be satisfied or waived or that the merger will be consummated.

Digiplex will be subject to business uncertainties and certain operating restrictions until consummation of the merger.

Uncertainty about the effect of the merger on employees and other Digiplex stakeholders may have an adverse effect on Digiplex and consequently on the combined company following the merger. These uncertainties could disrupt Digiplex’s business and cause suppliers, partners and stakeholders that deal with Digiplex to defer entering into contracts with Digiplex or making other decisions concerning Digiplex or seek to change or cancel existing business relationships with Digiplex. The uncertainty and difficulty of integration could also cause key employees of Digiplex to lose motivation or to leave their employment. In addition, the merger agreement restricts Digiplex from making certain acquisitions and taking other specified actions until the merger occurs without the consent of Carmike. These restrictions may prevent Digiplex from pursuing attractive business opportunities that may arise prior to the completion of the merger. Digiplex may also become subject to lawsuits and may be subject to adverse judgments related to the merger that may prevent the merger from being completed or from being completed within the expected timeframe. See “The Merger Agreement—Conduct of Business Pending the Merger” beginning on page 107 for a description of the restrictive covenants to which Digiplex is subject.

Failure to achieve expected benefits of the merger and integrate Digiplex’s operations with Carmike’s could adversely affect Carmike following the completion of the merger and the market price of Carmike common stock.

Although Carmike expects to realize strategic, operational and financial benefits as a result of the merger, Carmike cannot be certain whether, and to what extent, such benefits will be achieved in the future. In particular, the success of the merger will depend on achieving efficiencies and cost savings, and no assurances can be given that Carmike will be able to do so. In addition, in order to obtain the benefits of the merger, Carmike must integrate Digiplex’s operations and such integration may be complex and the failure to do so quickly and effectively may negatively affect Carmike’s earnings.

The market price of Carmike common stock may decline as a result of the merger if the integration of Carmike and Digiplex is unsuccessful, takes longer than expected or fails to achieve financial benefits to the extent anticipated by financial analysts or investors, or the effect of the merger on Carmike’s financial results is otherwise not consistent with the expectations of financial analysts or investors.

Carmike may be unable to retain Digiplex personnel successfully after the merger is completed.

The success of the merger will depend in part on Carmike’s ability to retain the talents and dedication of certain key professionals currently employed by Digiplex. It is possible that these employees might decide not to remain with Digiplex while the merger is pending or with the combined company after the merger is consummated. If key employees terminate their employment, or insufficient numbers of employees are retained to maintain effective operations, the combined company’s business activities might be adversely affected, management’s attention might be diverted from successfully integrating Digiplex’s operations to hiring suitable replacements, and the combined company’s business might suffer. In addition, Carmike and Digiplex might not be able to locate suitable replacements for any key employees that leave either company or offer employment to potential replacements on reasonable terms.

The merger agreement limits Digiplex’s ability to pursue alternatives to the merger.

The merger agreement contains provisions that limit Digiplex’s ability to discuss competing third-party proposals to acquire all or a significant part of Digiplex. In addition, Digiplex may be required to pay a termination fee of $1,228,935 or an amount equal to Carmike’s transaction expenses (up to a specified cap in certain circumstances) if the merger agreement is terminated because Digiplex decides to pursue another acquisition transaction. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of Digiplex from considering or proposing that acquisition even if it were prepared to pay a higher per share market price than that proposed in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire Digiplex than it might otherwise have proposed to pay.

Certain Digiplex directors and executive officers have interests in the merger that are different from, or in addition to, their interests as stockholders.

Digiplex executive officers and Carmike negotiated the terms of the merger agreement. The Digiplex and Carmike boards of directors approved the merger agreement and the Digiplex Board of Directors recommended that its stockholders vote to adopt the merger agreement. The Digiplex Board of Directors’ approval of the merger agreement was based in part on the recommendation of a special committee of the Digiplex Board of Directors, consisting of all the independent directors of Digiplex. In considering these facts and the other information in this proxy statement/prospectus, you should be aware that certain Digiplex directors and executive officers have interests in the merger other than their interests as stockholders. Each of the Digiplex Board of Directors and the special committee of the Digiplex Board of Directors was aware of these interests at the time it approved the merger. These interests may cause Digiplex’s directors and executive officers to view the merger proposal differently and more favorably than you may view it. See “The Merger—Interests of Digiplex’s Directors and Executive Officers in the Merger” beginning on page 97 for more information.

Digiplex stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

Digiplex stockholders currently have the right to vote in the election of the Digiplex Board of Directors and on other matters affecting Digiplex. When the merger occurs, each Digiplex stockholder that receives shares of

Carmike common stock will become a stockholder of Carmike with a percentage ownership in the combined company that is much smaller than the stockholder’s percentage ownership of Digiplex. In fact, it is expected that the former stockholders of Digiplex as a group will own approximately 6% of the outstanding shares of Carmike immediately after the merger. Because of this, Digiplex’s stockholders will have less influence on the management and policies of the combined company than they now have on the management and policies of Digiplex.

The shares of Carmike common stock to be received by Digiplex stockholders as a result of the merger will have different rights from the shares of Digiplex common stock.

Upon completion of the merger, Digiplex stockholders will become Carmike stockholders and their rights as stockholders will be governed by the certificate of incorporation and bylaws of Carmike. The rights associated with Digiplex common stock are different than the rights associated with Carmike common stock. See “Comparison of Rights of Carmike and Digiplex Stockholders” beginning on page 138.

The merger agreement may be terminated in accordance with its terms and the merger may not be consummated.

Either Carmike or Digiplex may terminate the merger agreement under certain circumstances, including, among other reasons, if the merger is not completed by the termination date (as defined in the merger agreement). In addition, if the merger agreement is terminated under certain circumstances specified in the merger agreement,

Digiplex may be required to pay a termination fee of $1,228,935 or an amount equal to Carmike’s transaction expenses (up to a specified cap in certain circumstances), including in the event Digiplex terminates the merger agreement to pursue another acquisition transaction. See “The Merger Agreement—Termination” beginning on page 115 for a more complete discussion of the circumstances under which the merger agreement could be terminated.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus, including information included or incorporated by reference in this proxy statement/prospectus, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “may,” “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” and other words and terms of similar meaning. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks and uncertainties. Carmike and Digiplex caution readers that any forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement.

Such forward-looking statements include, but are not limited to, statements regarding:

•	Carmike’s business, such as:

•	statements regarding Carmike’s future operating results;

•	Carmike’s strategies;

•	sources of liquidity;

•	debt covenant compliance;

•	the availability of film product;

•	Carmike’s capital expenditures;

•	and the opening and closing of theatres;

•	Digiplex’s business, such as:

•	future revenues, expenses and profitability;

•	Digiplex’s ability to acquire and integrate theaters in its business;

•	attendance at movies generally or in any of the markets in which Digiplex operates;

•	the number and diversity of popular movies released and Digiplex’s ability to successfully license and exhibit popular films;

•	national growth in the industry;

•	competition in Digiplex’s markets;

•	competition with other forms of entertainment;

•	the anticipated closing date of the transaction;

•	the successful closing of the transaction;

•	the integration of Digiplex as well as opportunities for operational improvement, including but not limited to, cost savings and any Carmike investments in Digiplex;

•	the strategic opportunity and perceived value to Carmike’s and Digiplex’s stockholders of the transaction; and

•	synergies and growth resulting from the transaction, including the timing of such synergies and growth.

With respect to these forward-looking statements, Carmike and Digiplex have made assumptions regarding, among other things:

•	whether and when the proposed transaction will be approved;

•	whether and when the proposed transaction will close;

•	the results and impacts of the acquisition;

•	preliminary purchase price allocations of acquired assets and liabilities which may include material adjustments to the Digiplex values reflected in the financial statements included in this proxy statement/prospectus;

•	economic, competitive and market conditions generally; and

•	competitive conditions in Carmike’s and Digiplex’s businesses.

Further, Carmike and Digiplex’s businesses are subject to a number of general risks that would affect any such forward-looking statements including, among others:

•	declines in the number of motion pictures available for screening or in the appeal of motion pictures to patrons;

•	the impact of indebtedness;

•	significant competitive pressures; and

•	adverse changes in general market and industry conditions.

Such risks and other factors that may impact management’s assumptions are more particularly described, with respect to Carmike, in Carmike’s filings with the SEC, including under the caption “Risk Factors” beginning on page 15 of Carmike’s Annual Report on Form 10-K for the year ended December 31, 2013, and, with respect to Digiplex, under the heading “Information about Digiplex—Risks Relating to Digiplex’s Business” in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 154 for a list of the documents incorporated by reference into this proxy statement/prospectus.

The information contained in this proxy statement/prospectus speaks as of the date hereof, or in the case of a document incorporated by reference, as of the date of that document, and neither Carmike nor Digiplex have or undertake any obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

INFORMATION ABOUT DIGIPLEX

Business

Digiplex

Digital Cinema Destinations Corp., which we refer to as “Digiplex”, was incorporated in Delaware on July 29, 2010 to own and operate businesses in the movie exhibition industry sector. At June 17, 2014, Digiplex operated 20 theaters with an aggregate of 194 screens. A chart of all these theaters appears under “Theater Operations.”

Before Digiplex’s initial public offering in April 2012, it operated three theaters with a total of 19 screens. Digiplex used a portion of the initial public offering proceeds to acquire five theaters (54 screens) in Pennsylvania. Thereafter, Digiplex acquired a 12-screen theater in Lisbon Connecticut with a portion of the proceeds of a secured debt financing and, in December, 2012, together with Start Media, LLC (“Start Media”), Digiplex formed a joint venture, Start Media/Digiplex, LLC (“JV”), a Delaware limited liability company, that has acquired assets of or assumed operating leases for an additional nine theaters with 92 screens.

Digiplex, both separately and through JV, operated 18 theaters with a total of 178 screens as of June 30, 2013, and 20 theaters with a total of 192 Digiplex’s screens as of March 31, 2014. The operating results of each movie theater business have been included in Digiplex’s results of operations from the respective acquisition or lease commencement dates. In May 2014, Digiplex took occupancy of one theater with 12 auditoriums and is currently outfitting that theater.

Digiplex is the sole and exclusive operator and manager of each JV theater. Digiplex has determined that JV is a variable interest entity, which we refer to as a “VIE”, and Digiplex is the primary beneficiary of JV’s operations. Therefore, Digiplex has included JV’s operating results in Digiplex’s consolidated financial statements.

Digiplex manages its business under one reportable segment: theater exhibition operations.

Digiplex’s executive offices are at 250 East Broad Street, Westfield, New Jersey 07090. Digiplex’s telephone number is (908) 396-1360, and Digiplex’s fax number is (908) 396-1361. Digiplex maintains a corporate website at www.digiplexdest.com.

Industry Overview and Trends

The U.S. motion picture exhibition industry is a mature business that has historically maintained long-term growth in revenues. Between 2001 and 2012, total box office revenues in the United States grew from $8.1 billion of revenues in 2001 to $10.9 billion in 2013. Against this background of growth in revenues, the U.S. motion picture exhibition industry experienced periodic growth and contraction. Digiplex expects the cyclical nature of the U.S. motion picture exhibition industry to continue for the foreseeable future.

The following table represents the results of surveys and reports published by the Motion Picture Association of America outlining the historical trends in U.S. box office performance for the 13- year period from 2001 through 2013.

Year	U.S. Box Office Revenues ($ in billions)	Attendance (in billions)	Average Ticket Price
2001	$8.1	1.43	$5.66
2002	$9.1	1.57	$5.81
2003	$9.2	1.52	$6.03
2004	$9.3	1.50	$6.21
2005	$8.8	1.38	$6.41
2006	$9.2	1.40	$6.55
2007	$9.6	1.40	$6.88
2008	$9.6	1.34	$7.18
2009	$10.6	1.42	$7.50
2010	$10.6	1.34	$7.89
2011	$10.2	1.28	$7.93
2012	$10.8	1.36	$7.96
2013	$10.9	1.34	$8.13

According to the source Box Office Mojo, 2013 U.S. box office sales approximated $10.9 billion, compared to $10.8 billion in 2012, an increase of 0.8%. Attendance in 2013 was 1.34 billion, a decrease of 1.3% from 2012. According to Box Office Mojo, year-to-date U.S. box office sales through June 2, 2014 approximated $4.2 billion, compared to approximately $4.1 billion for the same period in 2013, an increase of 2.6%.

Theater Operations

The following chart identifies the 20 theaters with a total of 194 screens that Digiplex currently operates:

Date Acquired	City/ State	Number of Screens	Approximate Number of Seats
12/31/10	Cranford, NJ	5	642
12/31/10	Westfield, NJ	6	956
02/17/11	Bloomfield, CT	8	1,119
04/20/12	Bloomsburg, PA	11	1,883
04/20/12	Camp Hill, PA	12	2,403
04/20/12	Reading, PA	10	2,035
04/20/12	Selinsgrove, PA	12	2,048
04/20/12	Williamsport, PA (3)	11	1,598
09/29/12	Lisbon, CT	12	2,107
12/14/12	Surprise, AZ (1) (2)	14	2,696
12/18/12	Apple Valley, CA (1)	14	2,568
12/18/12	Bonsall, CA (1)	6	867
12/18/12	Poway, CA (1)	10	2,217
12/19/12	Oceanside, CA (1)	13	1,659
12/20/12	Temecula, CA (1)	10	1,775
01/01/13	Sparta, NJ (1)	3	264
02/01/13	Solon, OH (1)	16	2,826
07/19/13	Torrington, CT (1)	6	1,021
12/19/13	Mechanicsburg, PA	8	1,182
3/21/14	Bel Air, MD (4)	7	979

	Total	194	32,845

(1)	Owned by JV.
(2)	Includes one IMAX screen with approximately 212 seats.
(3)	Two screens were added in April, 2014.
(4)	Occupancy began May 6, 2014. This theater is being outfitted and is expected to exhibit films in several months.

Digiplex believes its theaters appeal to a diverse group of patrons because, to the extent the number of screens in a theater allow, Digiplex offers a wide selection of films and convenient show times, targeted to the demographics of the surrounding population. In addition, most of Digiplex’s theaters feature state-of-the-art amenities such as immersive wall-to-wall and silver 3D screens, digital stereo surround-sound, computerized ticketing systems, comfortable seating with cup holders, and enhanced interiors and exteriors.

Digiplex also believes that its theaters have been enhanced with the installation of digital projection platforms, and that operating digital theaters will enable Digiplex to generate incremental revenue from differentiated motion picture formats, such as digital 3D, generate additional revenue from exhibition of alternative content offerings and provide greater flexibility in scheduling Digiplex’s programming content, which Digiplex expects will enhance the utilization of its seating capacity. All 194 of Digiplex’s screens, including one IMAX screen, are digitally equipped. Digiplex’s total cost of the digital platforms it has purchased to date is $6.9 million.

Digiplex’s theaters are operated with improved economic performance on a same theater basis by increasing revenues per square foot and reducing the cost per patron of operations. Digiplex varies auditorium seating capacities within a single theater, allowing it to exhibit films on a more cost effective basis for a longer period of time by shifting films to smaller auditoriums in the theater to meet changing attendance levels. In addition, since Digiplex operates multi-screen facilities, it realizes significant operating efficiencies as compared to single screen theaters by having common box office, concessions, projection and lobby and restroom facilities, which enables Digiplex to spread some of its costs, such as payroll, advertising and rent, over a higher revenue base. Digiplex staggers movie show times to reduce staffing requirements and lobby congestion and to provide more desirable parking and traffic flow patterns. Digiplex also actively monitors ticket sales in order to quickly recognize surges in demand, which enables it to add seating capacity quickly and efficiently with the use of its networked digital projection platforms and theater management software. In addition, Digiplex offers various forms of convenient ticketing methods, themed gift cards and e-gift cards. Digiplex believes that operating a theater circuit with the use of state of the art software technology, remote surveillance, and modern management methods will enhance its economic performance.

Digiplex has implemented best management practices in each of its theaters, including daily, weekly and monthly management reports generated for each theater, and Digiplex maintains active communication between the theaters and corporate management. Digiplex uses these management reports and communications to closely monitor admissions and concessions revenues, as well as accounting, payroll and workforce information necessary to manage its theater operations effectively and efficiently. For any theaters Digiplex may acquire in the future, it would implement similar best management practices in such theaters.

Digiplex seeks experienced theater managers and requires new theater managers to complete a comprehensive training program on-site within the theaters and at its corporate headquarters and with its digital hardware and software vendors. The program is designed to encompass all phases of theater operations, including Digiplex’s operating philosophy, policies, procedures and standards. Digiplex’s mission statement is posted in its corporate offices and in every theater.

In addition, Digiplex has implemented quality assurance programs in all of its theaters to maintain clean, comfortable and well maintained facilities. To maintain quality and consistency within Digiplex’s theater circuit, its managers regularly inspect each theater. Digiplex also operates a “mystery shopper” program, which involves unannounced visits by unidentified customers who report on and rate the quality of service, film presentation and cleanliness at individual theaters.

Digiplex has also implemented a loss prevention program in all of its theaters. Digiplex also maintains camera systems in its common areas and in various auditoriums through which its management can monitor theater operations.

Digitalization

The U.S. motion picture exhibition industry began its transition to digital projection technology in 2005 led by members of Digiplex’s management team while they were employed by Cinedigm Digital Cinema Corp., which we refer to as “Cinedigm”. Digital projection technology provides filmmakers the ability to showcase imaginative works of art exactly as they were intended, with incredible realism and detail and in a range of up to 35 trillion colors. Because digital features are not susceptible to scratching and fading, digital presentations will always remain clear and sharp every time they are shown. A digitally produced or digitally converted movie can be distributed to theaters via satellite, physical media, or fiber optic networks. The digitized movie is stored on a central computer/server, known as a library management server, which stores and “serves” it to a digital projector for programming each screening of the movie and, due to its format, enables efficient movement of films and other content between auditoriums within a theater as demand increases or decreases for each film.

Digital projection also allows the presentation of 3D content and alternative programming such as live and pre-recorded concert events, the opera, ballet, sports programs and special live events. Fifty-seven films released world-wide during 2011 were available in 3D format and at least forty-five 3D films were released during 2012, excluding 3D alternative content events. Three-dimensional technology offers a premium experience with crisp, bright, ultra-realistic images that immerse the patron into a film. A premium is generally charged for a 3D presentation. Digiplex believes alternative entertainment presents a largely untapped resource for increased business.

The conversion of the theater projection systems in Digiplex’s theaters to digital platforms and the selective installation of 3D digital projection systems allows Digiplex to offer its patrons premium 3D movie and all-digital format experiences featuring alternative programming such as sports, concerts, opera, ballet and video games, which Digiplex expects to generate incremental revenue and cash flows. Digiplex is optimistic regarding the benefits of digital cinema primarily as it relates to future growth associated alternative programming and 3D content and are pleased to see continued support of 3D film products by the major motion picture studios as well as increased availability of special events such as concerts, opera and sports.

Alternative Programming

Digiplex believes that the traditional movie house model is inherently inefficient because of the daily demand curve, which Digiplex believes results in seating only 10% to 15% of capacity overall, and less than 5% from Monday to Thursday. Digiplex believes that all movies need not play five shows per day, seven days a week, but rather at specific show times targeted to specific audiences, and alternative programming can be shown during specific times that match audience demand. Typically, Digiplex will present alternative programming during non-peak hours. Digiplex believes that matching alternative content with audience demand, as cable and television stations do, is important and will allow Digiplex to fill seats during times that are traditionally slow for theaters.

Digiplex believes that providing alternative content, made possible as a result of digital projection platforms, will result in increased utilization of its theaters and higher theater level cash flow. Alternative programming currently available includes sports, music, opera, ballet, lectures, religious content and video games. Digiplex expects that alternative content will vary with customer taste and that the offerings will increase as the potential uses are expanded.

For example, Digiplex’s customers will be able to see events occurring throughout the world, at times in live 3D, at a fraction of the ticket price of attending a major sporting event in person. Sports content can include events such as the World Cup, all-star games, the NCAA basketball finals, major college football bowl games, and Digiplex believes, eventually, the World Series and the Super Bowl.

Alternative programming can be as diverse as the ballet from the Bolshoi and opera from the Metropolitan Opera, to rock concerts and sporting events from around the world, which may be taking place in different geographical regions, or even, if local, may be sold out. Digiplex’s customers will be able to experience larger than life images of these events, in full digital stereo sound, with exceptionally comfortable seating at more convenient locations.

Digiplex also believes that corporate, religious; trade and professional organizations may find that using its theaters as meeting places is an efficient way to satisfy their organizations’ goals. Tapping the potential of alternative programming could lead to use of Digiplex’s theaters in auctions and fundraisers, as well as for other events.

Properly programmed and marketed, Digiplex believes that alternative programming, including live events, which may be shown in a 3D format, provide excellent opportunities for additional revenue, and Digiplex expects to use alternative programming as part of its business strategy. For those theaters that Digiplex operated for the entire 2013 fiscal year, approximately 3% of Digiplex’s box office revenues were attributable to alternative programming for the 12-months ended June 30, 2013. Digiplex’s goal has been to seek to increase revenues from alternative programming through relationships with existing and new alternative content providers, and by exploiting rights to alternative programming obtained through Digiplex’s joint venture with Nehst Media Enterprises, DigiNext LLC, which we refer to as “DigiNext”, or other sources that have the potential to provide revenues from ancillary distribution channels in addition to traditional theatrical releases.

On March 14, 2011 Digiplex entered into an agreement with National Cine Media, LLC (“NCM”) for alternative programming provided through its Fathom network. NCM operates the largest digital in-theater network in North America and utilizes its in-theater digital content network to distribute pre-feature advertising, cinema and lobby advertising, and entertainment (alternative) programming. Under Digiplex’s agreement with NCM, Digiplex receives 50% of the “net box office” receipts realized from presenting alternative content at Digiplex’s theaters as provided to Digiplex by NCM. “Net box office” receipts are defined as the gross revenues realized from admissions to a program of alternative content, reduced by taxes and other charges and out-of-pocket expenses, including payments to the creator of the alternative content or film rent. Under this agreement, Digiplex has the option of selecting alternative content made available by NCM through its Fathom network, and Digiplex has booked events, including boxing events, concerts and performances of the Metropolitan Opera from this source. Digiplex’s agreement with NCM is not exclusive.

In addition to NCM, Digiplex also presents alternative programming provided by its DigiNext joint venture, Emerging Pictures, Screenvision, Specticast, JAAS Media, and Cinedigm. Digiplex’s agreements with DigiNext, Emerging Pictures and Cinedigm provide for revenue sharing, pursuant to which Digiplex retains 50% to 60% of “net box office” receipts. Under the DigiNext joint venture, Digiplex not only receives revenues from attendance at its theaters, but also shares in revenues from any theatrical releases in non-Digiplex theaters and from other ancillary distribution channels, including DVDs, Video on Demand, paid TV, and possible international distribution channels.

In August 2013, Digiplex entered into a one-year agreement with Screenvision (subject to renewal) pursuant to which Digiplex offers alternative content programs to Screenvision that Digiplex believes are suitable for national theatrical release. If Screenvision approves a program for theatrical distribution to its customers, Digiplex shares in the net box office receipts of non-Digiplex exhibitors who show the programs.

Most alternative content programs are priced at a premium over movie ticket prices. During the calendar year 2013, Digiplex exhibited 122 alternative content programs in one or more of its theaters, excluding DigiNext films and films that were shown as part of a film series.

Digital Cinema Implementation

Digiplex has converted all the screens in its theaters to digital projection platforms. This conversion has been supervised by Digiplex’s chief technology officer. The majority of the digital cinema projectors that Digiplex has installed have been purchased from Barco, Inc., which we refer to as “Barco”. Digiplex has executed an equipment warranty and support agreement with Barco, under which Barco provides warranty coverage and technical support for digital projector equipment that Digiplex has purchased from Barco.

All motion picture distributors encourage conversion of theaters to digital projection platforms, not only because of the improved quality of the presentation, but also because of the cost savings to the distributors as a result of not having to print and deliver actual physical film prints to motion picture exhibitors. For digital projection equipment installed prior to December 31, 2012, to help exhibitors finance the cost of conversion to digital projection, all distributors must pay fees to exhibitors based on films presented on approved digital projection platforms, which are referred to as virtual print fees.

Under the virtual print fee program, motion picture exhibitors receive a fee from motion picture distributors for each movie shown on approved digital projection equipment. These fees are paid on a quarterly basis until the earlier of ten years from date the approved digital projection equipment in a particular theater is installed or the date the exhibitor has recovered its out-of-pockets costs, including any financing costs, for the digital conversion. The virtual print fee is tracked and paid with respect to each approved digital projection system. As part of Digiplex’s acquisition process of theaters, Digiplex has sought to receive the benefit of any virtual print fees paid by motion picture distributors to theaters that it acquires.

The virtual print fee program for new installations of digital projection systems expired on December 31, 2012. The expiration of the virtual print fee program did not, however, expire with respect to prior installations of approved digital projection equipment, and Digiplex will continue receiving virtual print fees with respect to its approved digital projection systems and any approved digital projection systems that Digiplex may acquire until the earlier of ten years or its recoupment of out-of-pocket costs for the digital conversion.

Digiplex has entered agreements with a subsidiary of Cinedigm and with Christie Digital Systems USA, Inc. pursuant to which those entities collect virtual print fees from distributors on Digiplex’s behalf. Digiplex estimates collections from virtual print fees will range from $8,000 to $10,000 per screen per year through the earlier of ten years or Digiplex’s recovery of its out-of-pocket costs for the digital conversions. Digiplex records the virtual print fees it collects as an offset to its film rent expense.

In addition to relying on virtual print fees, and depending on working capital requirements, Digiplex may acquire digital projection equipment using its working capital. Digiplex may also seek financing for digital conversions to the extent such financing is available to Digiplex on acceptable terms. Digiplex will determine the most efficient method of payment for the equipment on a theater-by-theater basis.

Acquisitions

Digiplex’s acquisition policy has been to acquire theaters that provide significant opportunities for improved financial performance through its business model. Digiplex typically attempts to acquire cash flow positive theaters in strategic markets, convert them to a digital format (if necessary) and proactively program and market alternative programming in addition to running 2D and 3D movies. By marketing Digiplex’s theaters as entertainment destinations, Digiplex expects to realize increased cash flow from 3D films and alternative programming, increased attendance, increased concessions and sponsorship, and advertising revenues.

In addition to converting Digiplex’s theaters into state-of-the-art entertainment destinations, Digiplex’s strategy is founded on selective theater acquisitions that meet its strategic and financial criteria.

On December 31, 2010, Digiplex acquired all the assets constituting the Rialto and the Cranford theaters for an aggregate purchase price of $1.828 million, which consisted of $1.2 million in cash, the issuance of 250,000 shares of Digiplex’s Series A preferred stock valued $0.5 million, and an earn out valued at $0.1 million. During the year ended June 30, 2013, Digiplex reduced the earn-out liability by $0.1 million based on the actual revenues of the theaters, and no further amounts are due. As part of this acquisition, Digiplex entered into leases for each of the Rialto and Cranford theaters for an initial ten year term, each with four five-year renewal options. These leases provide for the payment of base rent plus additional rent based on a percentage of Digiplex’s gross revenues at these theaters.

On February 17, 2011, Digiplex acquired all the assets constituting the Bloomfield 8 theater for $0.1 million. As part of this acquisition, Digiplex assumed and amended the lease for the theater, which has an initial term expiring on June 30, 2021 and one five- year renewal option. The amended lease provides for the payment of additional rent based on a percentage of Digiplex’s gross revenue at the theater.

On April 20, 2012, Digiplex acquired certain of the assets constituting the Cinema Centers theaters. Digiplex did not assume any liabilities of Cinema Centers, all of which were retained by the seller. The aggregate purchase price for the Cinema Centers assets that Digiplex acquired consisted of $11.0 million in cash paid at closing, a short-term note of $1.0 million due September, 2012, which we refer to as the “Cinema Centers Note”, and the issuance of 335,000 shares of Digiplex’s Class A common stock.

In addition, Digiplex assumed the leases associated with the five Cinema Centers theaters that had expiration dates, taking into account renewal options, of between approximately ten and thirty years from the 2012 acquisition date. Three of these leases provide for the payment of additional rent based on a percentage of Digiplex’s gross revenue at the theater in excess of specified thresholds.

On September 29, 2012, Digiplex acquired certain assets and assumed certain liabilities of the Lisbon theater, with 12 screens located in Lisbon, Connecticut, from a third party seller for a purchase price of $6.7 million, which consisted of a cash payment of $6.0 million, a capital lease liability of $0.1 million, and the fair value of an earn-out liability based upon forecasted financial results over a 12- month period following the closing, which Digiplex initially recorded at a fair value of $0.5 million.

On December 21, 2012, JV completed the purchases of substantially all the assets, which we refer to as the “UltraStar Acquisitions”, of seven movie theaters (six of which are located in California and one of which is near Phoenix, Arizona), with an aggregate of 74 fully digital screens, from seven sellers affiliated with one another, which we refer to as the “UltraStar Sellers”, for an aggregate purchase price (as finalized in March 2013 for post-closing adjustments) of approximately $13.1 million, consisting of $8.1 million in cash, 887,623 shares of Digiplex’s Class A common stock, and capital lease liabilities of $0.3 million. The fair value of the 887,623 shares issued was $4.7 million, based on the trading prices of the Digiplex Class A common stock on the acquisition dates, less a 10% discount for restrictions on the sale of the stock. The JV assumed certain capital leases and service contracts related to theater equipment. All other liabilities were retained by the sellers.

On January 1 and February 1, 2013, JV entered into operating leases, directly with landlords, for a three screen theater in Sparta, NJ and a 16 screen theater in Solon, Ohio, respectively, for no purchase prices.

On July 19, 2013, JV acquired substantially all the assets of a six screen movie theater in Torrington, Connecticut for a purchase price consisting of $0.2 million in cash, 73,770 shares of Digiplex’s Class A common stock (valued at $5.89 per share, including a 10% discount for trading restrictions), and assumption of a note payable to NEC Financial Services in the approximate amount of $0.2 million relating to the theater’s digital equipment. Simultaneously, Digiplex entered into a 10-year lease for the theater premises (with four option terms of five years each) with an affiliate of the seller. The shares issued to seller are subject to a 180 day lock-up agreement and further restrictions beyond that point which, absent Digiplex’s consent, limit the seller’s ability to sell shares during any 30-day period to 10 percent of the aggregate shares issued to that seller.

Each JV theater is operated by Digiplex under a management agreement and, therefore, the operating results of those theaters are included in the consolidated operating results of Digiplex for the year ended June 30, 2013, and for the nine months ended March 31, 2014, from the respective acquisition or lease commencement dates.

On December 19, 2013, Digiplex acquired an eight screen movie theater in Mechanicsburg, Pennsylvania and on March 21, 2014, acquired a seven screen theater in Bel Air, MD. Both theaters were acquired from affiliates of Flagship theaters. The combined purchase prices for these theaters were $1.828 million in cash and 412,330 shares of Digiplex Class A common stock. In each instance, Digiplex assumed the leases associated with the theaters which have terms, including renewal options, of 25 and 7 years, respectively. The Mechanicsburg lease provides for the payment of additional rent based upon a percentage of Digiplex’s gross revenue at the theater.

Digiplex has entered into asset purchase agreements, subject to the satisfactory completion of due diligence and certain other conditions, for the acquisitions of the following additional theaters with an aggregate of 49 screens: an eight screen theater in Lansing, Illinois; a ten screen theater in Londonderry, New Hampshire; a five screen theater in Pigeon Forge, Tennessee; a ten screen theater in Sarver, Pennsylvania; and a sixteen screen theater in Springfield, Massachusetts.

On February 12, 2014, JV sold the Mission Valley theater that it had purchased from an UltraStar entity in December 2012 after discussions with UltraStar regarding the post-acquisition performance of that theater and the ability of the landlord to terminate the lease with little notice. The theater was sold back to the UltraStar for 361,599 shares of Digiplex Class A common stock and $38,000 in cash.

Joint Venture—Start Media / Digiplex

Since the formation of JV in December 2012, Digiplex has contributed 961,393 shares of Digiplex’s Class A common stock, and Start Media has contributed approximately $10.4 million in cash to date. These capital contributions were used for the UltraStar Acquisitions, the Torrington theater acquisition (in July 2013), and to fund anticipated capital expenditures for the JV-owned theaters. Digiplex’s and Start Media’s respective ownership interests in JV are based upon their respective aggregate capital contributions. On May 15, 2014, Digiplex, Start Media and Carmike entered into an agreement pursuant to which Carmike will purchase, on the effective date of the merger, all Start Media’s interests in the JV, and Start Media’s warrants to purchase 500,000 shares of Digiplex Class A common stock will be cancelled, for $10,977,574.

JV is managed by a four person board of managers, two of whom Digiplex designates and two of whom are designated by Start Media. A majority vote is required for JV actions. At March 31, 2014, Digiplex and Start Media owned 34% and 66% of the equity of JV, respectively.

JV has a first right of refusal to acquire any theaters which Digiplex wishes to acquire, except for any theaters within a ten mile radius of existing Digiplex owned theaters. If JV does not exercise its right of first refusal, Digiplex has the right to make the acquisition independently. The right of first refusal does not apply to or restrict Digiplex’s ability to manage theaters owned by unaffiliated third-parties. Digiplex has entered into agreements with JV (the “Management Agreements”) to manage each theater JV has acquired and receives 5% of the total annual revenues of the JV theaters’ operations as management fees. Management fees earned by Digiplex during the fiscal year ended June 30, 2013 were $0.5 million. JV records these fees as general and administrative expenses, and Digiplex records an offset to general and administrative expenses. These fees are eliminated in consolidation.

Under the Management Agreements, Digiplex has full day-to-day authority to operate the theaters owned by JV including: staffing, banking, content selection, vendor selection and all purchasing decisions. Digiplex is required to submit an annual operating budget to JV for each fiscal year ending June 30 for approval by the JV board of managers. In the event of any disagreements regarding the budget, there are dispute resolution procedures contained in the operating agreement, which we refer to as “JV Operating Agreement”.

The membership interests in JV are denominated by membership units. Start Media will receive additional membership units in consideration for any further capital contributions as additional capital is required, based on the fair market value of JV determined under a formula set forth in the JV Operating Agreement, which we refer to as the “Formula”. Digiplex has a right, but not the obligation, to contribute additional capital to JV, which under certain circumstances may be made by the issuance and delivery of shares of Digiplex’s Class A common stock to sellers of theaters acquired by JV, and thereby acquire additional membership units based on the Formula, provided that its percentage interest does not exceed 50% as the result of its acquisition of additional units.

Distributions of JV cash flow from operations will be made to the members at such time as determined by the JV board of managers. Start Media is entitled to a 6% preferred return on its capital contributions made from time to time, after which Digiplex receives a 6% preferred return on its capital contributions. Thereafter, distributions of cash flow from operations will be made pro rata in accordance with the respective membership units of the members. In the case of liquidating distributions, Start Media will receive a 6% preferred return on and the return of its capital contributions prior to Digiplex’s receipt of a 6% preferred return on and the return of its capital contributions, with further distributions pro rata to the respective membership units of the members. Digiplex and Start Media have agreed not to transfer their membership interests, except for certain permitted transfers, for a three-year period and any subsequent transfers of membership interests are subject to the right of JV and the other member to acquire the interests on such terms as a third party is willing to do so. In the event Digiplex experiences a change in control, as defined in the JV Operating Agreement, Start Media has a right to require Digiplex to acquire its membership interest in JV.

Digiplex is considered the primary beneficiary of the JV because it controls the operation of each JV owned theater on a day-to-day basis in all material respects, including: the selection of content, all staffing decisions, all cash management and paying vendors, financial reporting, obtaining all necessary permits, insurances, and to plan and perform capital improvements, to the extent such expenditures do not exceed certain levels as specified in the Management Agreements. Digiplex is also the guarantor of six of the nine leases entered into with third party landlords in the JV-owned theaters, and is using its brand name to promote the theaters. Because JV is a VIE, and Digiplex is deemed the primary beneficiary, Digiplex has consolidated the operations of JV.

Net loss attributable to the non-controlling interest on the statement of operations represents the portion of net loss attributable to the economic and legal interest in JV held by Start Media.

In January 2013, JV entered into an agreement to pay a third party $450,000 as an advisory fee for services rendered in connection with the formation of the JV and related agreements. Digiplex and Start Media each agreed to fund half of the fee to the JV as a capital contribution and the JV has in turn paid the advisory fee in twelve monthly installments.

Film Exhibition

Evaluation of Film. Digiplex licenses films on a film-by-film and theater-by-theater basis. Negotiations with the film distributors are handled for Digiplex by Cinema Services, to whom Digiplex pays a monthly flat fee. The economic terms of Digiplex’s licenses of films from film distributors are substantially similar to those made available to theaters in other theater chains. The license fees vary from picture to picture and are at varying percentages of net box office revenue depending on the nature and success of the film and the duration of the film’s exhibition at Digiplex’s theaters.

Digiplex selects the films that it presents at its theaters, and prior to selecting a film, Digiplex evaluates the prospects for upcoming films. Criteria Digiplex considers for each film may include cast, producer, director, genre, budget, comparative film performances and various other market factors. Successful licensing depends greatly upon the motion picture exhibitor’s knowledge of trends and historical film preferences of the residents in markets served by each theater, as well as the availability of commercially successful motion pictures. Digiplex selects the films it exhibits based on a demographic survey Digiplex conducts at each of its theaters, which includes such items as ethnicity, age of the potential audience and economic strata of the proximate geographic area.

For alternative content, Digiplex handles the booking with in-house personnel, who select, negotiate the license terms of and book its alternative content programs.

Access to Film Product. Films are licensed from film distributors owned by major production companies and from independent film distributors that distribute films for smaller production companies. Often, film distributors establish geographic licensing zones and allocate each available film to one theater within that zone. Digiplex’s theaters are in “free zones” which do not contain such restrictions. Digiplex expects that most of the theaters that it acquires in the future will also be in free zones.

Film Rental Fees. Film licenses typically specify rental fees or formulas by which rental fees may be calculated. The primary formulas used are the “sliding scale” formula, a “firm term” formula and a “review or settlement formula.” Under a sliding scale formula, the distributor receives a percentage of the box office receipts using a pre-determined and mutually agreed upon film rental template. This formula establishes film rental predicated on box office performance and is the predominant formula used by Digiplex to calculate film rental fees. Under the firm term formula, a specified percentage of the box office receipts are to be remitted to the distributor. Lastly, under the review or settlement method, distributor receives a negotiated percentage of the box office receipts to be paid upon completion of the theatrical engagement.

Duration of Film Licenses. The duration of Digiplex’s film licenses is negotiated for Digiplex by Cinema Services on a film-by-film basis. In the case of alternative content, licenses are negotiated for Digiplex by its in-house alternative content booking personnel. The terms of Digiplex’s license agreements depend on the performance of each film or alternative content program. Marketable movies that are expected to have high box office admission revenues will generally have longer license terms than movies with more uncertain performance and popularity.

Relationship with Distributors. Many distributors provide quality first-run movies to the motion picture exhibition industry. For fiscal 2013 and the first nine month of fiscal 2014, six major film distributors accounted for approximately 76% and 78% of Digiplex’s admissions revenues, respectively. Of the six major film distributors, three and four of them accounted for more than 10% of admissions revenues for fiscal 2013 and such nine-month period of fiscal 2014, respectively. No single film distributor accounted for more than 17% of admissions revenues in either period. Digiplex licenses films from each of the major distributors through Digiplex’s relationship with Cinema Services, and Digiplex believes that its relationships with Cinema Services and the distributors are good. From year to year, the revenues attributable to individual distributors will vary widely depending upon the number and popularity of films that each one distributes.

Concessions

Digiplex also generates revenue from concession sales in its theaters. Digiplex generated approximately 29% and 28% of its total revenues from concessions sales for fiscal 2013 and the first nine months of fiscal 2014, respectively. Digiplex emphasizes prominent and appealing concession stations designed for rapid and efficient service. Digiplex continually seeks to increase concessions sales by improving product mix and through expansion of its concession offerings, introducing special promotions from time-to-time and offering employee training and incentive programs to up-sell and cross-sell products.

Digiplex generally does not have concession supply contracts, but have excellent relationships with many concession vendors and have developed an efficient concession purchasing and distribution supply chain. Digiplex’s management negotiates directly with vendors for many of its concession items to obtain competitive prices and to ensure adequate supplies. Digiplex acquired most of its concessions to date from Continental

Concession Supply, Inc., which distributes products for many concession vendors, and who Digiplex believes has provided it with fair pricing. Digiplex also have a multi-year contract with Coca-Cola Refreshments USA, Inc. for the supply of syrup, equipment and beverages.

In Theater Advertising

Digiplex also recognizes revenue from in-theater advertising that it exhibits at its theaters. This advertising is sold and coordinated by NCM. Under Digiplex’s advertising agreement with NCM, which Digiplex executed in March 2011, Digiplex receives 50% of net revenue (gross revenue collected less refunds and similar disbursements) realized from the sale of all forms of advertising at its theaters provided to Digiplex by NCM, subject to a minimum guaranteed payment to Digiplex of $0.17 per customer per year. The advertising revenue is collected for Digiplex by NCM pursuant to its contract with NCM.

Management Information Systems

Digiplex makes extensive use of information technology for the management of its business, its theaters, and other revenue generating operations. Digiplex has deployed software and hardware solutions that provide for enhanced capabilities and efficiencies within its theater operations. Digiplex’s revenue streams generated by attendance and concession sales are fully supported by information technology systems to monitor cash flow and to detect fraud and shrinkage in its concessions inventory.

Digiplex’s information technology solutions enable it to sell gift cards and to redeem those gift cards at Digiplex’s theater box offices and concession stands. Digiplex also sells tickets remotely by using its Internet ticketing partner, MovieTickets.com, and Digiplex’s website. Digiplex can sell tickets for current and future shows from its box office, concession stands and the Internet to reduce lines during peak periods.

Digiplex has entered into an Exhibitor Management Services Agreement, which we refer to as the “EMS”, with Cinedigm, pursuant to which Digiplex has licensed the use of Cinedigm’s state-of-the-art EMS back office management system and related support services on a non-exclusive basis. Digiplex believes this system facilitates its addition of theaters to its business. The EMS system provides integrated “back office” functionality related to information from Digiplex’s ticketing systems, its box office receipts, accounting, ticketing systems, revenue tracking, and payments and settlements with its distributors. The scheduling feature of the EMS system supports the coordination needed to properly allocate Digiplex’s screens between film showings, while also ensuring that movie audiences view the intended advertising. The sales and attendance information collected by the EMS system is used directly for film booking and settlement, and it is the primary source of data for Digiplex’s financial systems. Digiplex also relies on “point-of-sale” software that it licenses from Omniterm to operate Digiplex’s back office management systems, and on other software licensed from Cinedigm to manage digital equipment in Digiplex’s theaters.

Digiplex expects to continue to update its technology to improve services to its patrons and provide information to its management, allowing them to operate Digiplex’s theaters efficiently.

Marketing and Advertising

To market Digiplex’s theaters, Digiplex has developed a marketing strategy founded on the release of information through press releases, its website, social media (including Facebook, Twitter, YouTube) and limited print advertising to inform Digiplex’s patrons of film selections and show times. Digiplex currently uses each of these forms of advertising at its existing theaters and ticket sales are received through MovieTickets.com and Digiplex’s website, in addition to the theater point-of-sale terminals. Digiplex may also employ special interactive marketing programs for specific films and concession items. Digiplex’s movie patrons are also able to find its film selections and show times through various third party websites and search engines. In addition to Digiplex’s marketing and advertising efforts, Digiplex relies on film distributors to organize and finance multimedia advertising campaigns for major film releases. Alternative content that Digiplex presents may be sponsored by local or national concerns which advertise the events or programs in order to advertise their products or services.

As of August 2013, Digiplex implemented a frequent moviegoer loyalty program in each of its markets, and members will be eligible for specified awards, such as discounted or free concession items and ultimately a free movie ticket at the highest reward levels, based on purchases made at Digiplex’s theaters. In addition, Digiplex seeks to develop patron loyalty through a number of other marketing programs such as a summer children’s film series, cross-promotional ticket redemptions and promotions within local communities. Digiplex has provided incentives for its customers to sign on for its weekly newsletters to enable Digiplex to notify them of the new alternative programming.

Insurance

Digiplex maintains property insurance with respect to its operations that covers its theaters. Digiplex also maintains business interruption insurance. Digiplex does not maintain key person insurance. Digiplex believes that its insurance coverage is customary for similar operations in its industry. However, Digiplex cannot assure you that its existing insurance policies are sufficient to protect Digiplex from all losses and liabilities that it may incur.

Employees

As of May 31, 2014, Digiplex employed approximately 660 employees, of whom 52 were full-time employees and 595 were hourly theater personnel. Of Digiplex’s full time employees, 33 are theater management personnel, and 19 are corporate management and staff. None of Digiplex’s employees are covered by collective bargaining agreements. Digiplex believes it has good relations with its employees.

Seasonality

Digiplex’s revenues are usually seasonal, coinciding with the timing of releases of motion pictures by the major distributors. Generally, motion picture studios release the most marketable motion pictures during the summer and holiday seasons. The unexpected emergence of a hit film during other periods can alter the traditional trend. The timing of movie releases can have a significant effect on Digiplex’s results of operations, and the results of one fiscal quarter are not necessarily indicative of results for the next fiscal quarter or any other fiscal quarter. The seasonality of motion picture exhibition, however, has become less pronounced as motion picture studios are releasing motion pictures somewhat more evenly throughout the year.

Competition

The motion picture exhibition industry is highly competitive. Motion picture exhibitors generally compete on the basis of the following competitive factors:

•	ability to secure films with favorable licensing terms to meet audience demand;

•	availability of comfortable seating, location, reputation and seating capacity;

•	quality of projection and sound systems; and

•	ability and willingness to promote the films and other content that are being shown.

Digiplex has several competitors in its markets, which vary substantially in size from small independent exhibitors to large national chains, such as Regal Entertainment Group, AMC Entertainment Inc. and Cinemark USA, Inc. Some of Digiplex’s competitors are substantially larger and have substantially more resources than Digiplex does, which may give them a competitive advantage over Digiplex. Digiplex’s theaters are, and those that it may acquire will be, subject to varying degrees of competition in the regions in which they operate. Digiplex’s competitors, including newly established motion picture exhibitors and existing theater chains, may build new theaters or screens in areas in which Digiplex operates or will operate in the future, which may result in increased competition and excess capacity in those areas. If this occurs, it may have an adverse effect on Digiplex’s business and results of operations. Based on the expertise of Digiplex’s senior management, however, Digiplex believes that it will be able to generate economies of scale and operating efficiencies that will allow Digiplex to compete effectively with its competitors.

In addition to competition for its existing theater operations, Digiplex may face competition from other motion picture exhibitors and other buyers when trying to acquire additional theaters. Many of Digiplex’s competitors are well established and have extensive experience in identifying and effecting acquisitions. Many of these competitors possess greater technical, human and other resources than Digiplex does and Digiplex’s financial resources will be relatively limited when contrasted with those of many of these competitors. This inherent competitive limitation gives others an advantage in pursuing the acquisition of certain target theaters.

Digiplex also competes with other motion picture distribution channels, including home video and DVD, cable television, broadcast television and satellite, pay-per-view services and downloads and streaming video via the Internet. Other technologies such as video on demand could also have an adverse effect on Digiplex’s business and results of operations. However, in general, when motion picture distributors license their products to the motion picture exhibition industry, they refrain from licensing those motion pictures to other distribution channels for a period of time, commonly called the theatrical release window. In addition, Digiplex competes for the public’s leisure time and disposable income with other forms of entertainment, including sporting events, concerts, live theater and restaurants.

Regulation

The distribution of motion pictures is in large part regulated by federal and state antitrust laws and has been the subject of numerous antitrust cases. Consent decrees effectively require major film distributors to offer and license films to exhibitors, including Digiplex, on a film-by-film and theater-by-theater basis. Consequently, exhibitors cannot assure themselves of a supply of films by entering into long-term arrangements with major distributors, but must negotiate for licenses on a film-by-film basis.

Digiplex’s theaters must comply with Title III of the ADA to the extent that such properties are “public accommodations” or “commercial facilities” as defined by the ADA. Compliance with the ADA requires that public accommodations “reasonably accommodate” individuals with disabilities and that new construction or alterations made to “commercial facilities” conform to accessibility guidelines unless “structurally impracticable” for new construction or technically infeasible for alterations. Non-compliance with the ADA could result in the imposition of injunctive relief, fines, an award of damages to private litigants and additional capital expenditures to remedy such non-compliance. Digiplex believes that it is in compliance with all current applicable regulations relating to accommodations for the disabled. Digiplex intends to comply with all future regulations which apply to Digiplex in this regard. Digiplex’s business strategy has included acquiring additional theaters, and in pursuing this strategy, Digiplex may incur capital expenditures to remedy any non-compliance in theaters that Digiplex acquires; however, Digiplex cannot predict whether such compliance will require it to expend substantial funds.

Digiplex’s theater operations are also subject to federal, state and local laws governing such matters as wages, working conditions, citizenship and health and sanitation and environmental protection requirements. Digiplex believes that it is in compliance with all relevant laws and regulations.

Risks Relating to Digiplex’s Business

Digiplex will need substantial additional funding to accomplish its business strategy and may be unable to raise capital on terms favorable to Digiplex or at all, which could increase Digiplex’s financing costs, dilute your ownership interests, affect Digiplex’s business operations or force Digiplex to delay, reduce or abandon its business strategy.

Digiplex’s business strategy is to create an all-digital national footprint by selectively pursuing multi-screen theater acquisition opportunities that meet its strategic and financial criteria, with upgrades to digital platforms as necessary. To successfully implement this strategy, Digiplex will need to raise substantial additional funds. Digiplex’s ability to fund potential theater acquisitions and capital expenditures for theater digitalization, expansion or renovation will require a significant amount of cash, the availability of which depends on many factors beyond Digiplex’s control, including:

•	general economic and capital market conditions;

•	the availability of credit from banks or other lenders;

•	investor confidence in Digiplex; and

•	the continued performance of Digiplex theaters.

Digiplex cannot predict when, if ever, its operations will generate sufficient cash flows to fund its capital investment requirements. Until they do, Digiplex will be required to finance its cash needs through public or private equity offerings, bank loans or other debt financing, or otherwise. There can be no assurance that financing for future theater acquisitions and capital expenditures for theater digitalization, expansion or renovation will be available on terms favorable to Digiplex or at all, which could force Digiplex to delay, reduce or abandon its growth strategy, increase its financing costs, or both.

Digiplex may incur additional debt, if such financing is available to it, in order to expand its business. Additional funding from debt financings may make it more difficult for Digiplex to operate its business because it would need to make principal and interest payments on the indebtedness and may be obligated to abide by restrictive covenants contained in the debt financing agreements, which may, among other things, limit Digiplex’s ability to make business and operational decisions and pay dividends. Furthermore, raising capital through public or private sales of equity to finance acquisitions or expansion could cause earnings or ownership dilution to your shareholding interests in Digiplex.

Digiplex cannot assure you that its business will generate sufficient cash flow from operations, that currently anticipated revenue growth will be realized or that future capital will be available for Digiplex to fund its capital expenditure needs.

Digiplex may not benefit from its business strategy of acquiring and operating multi-screen theaters.

Digiplex’s business strategy is to acquire and operate multi-screen theaters. In any acquisition, Digiplex expects to benefit from cost savings through, for example, the reduction of overhead and theater level costs, and from revenue enhancements resulting from the acquisition. There can be no assurance, however, that Digiplex will be able to realize any anticipated benefits or that its profitability will be improved by any one or more acquisitions. Any acquisition may involve operating risks, such as:

•	the difficulty of assimilating the acquired operations and personnel and integrating them into Digiplex’s current business;

•	the potential disruption of Digiplex’s ongoing business

•	the diversion of management’s attention and other resources;

•	the possible inability of Digiplex management to maintain uniform standards, controls, procedures and policies;

•	the risks of entering markets in which Digiplex have little or no experience;

•	the potential impairment of Digiplex’s relationships with employees;

•	the possibility that any liabilities Digiplex may incur or assume may prove to be more burdensome than anticipated; and

•	the possibility that any acquired theaters or theater circuit operators do not perform as expected.

Digiplex has incurred net losses since inception, and it cannot assure you that it will be profitable in the future.

Digiplex incurred net losses of $5.3 and $2.0 million for the fiscal years ended June 30, 2013 and 2012, respectively, and had an accumulated deficit of $9.9 million as of March 31, 2014. Digiplex cannot assure you that it will become profitable for the fiscal year ending June 30, 2014 or in any other future period. Further, Digiplex cannot be certain that it will be able to execute its business strategy of acquiring and operating multi-screen theaters on a profitable basis. As a result, Digiplex cannot assure you that it will be able to attain or increase profitability on a quarterly or annual basis. If Digiplex is unable to effectively acquire theaters and manage the risks and difficulties facing its business as it encounters them, its business, financial condition and results of operations may suffer.

Digiplex has a limited operating history which provides limited reference for you to evaluate Digiplex’s ability to achieve its business objectives.

Since Digiplex has a limited operating history, it is subject to the risks and uncertainties associated with early stage companies and has historically operated at a loss. Accordingly, you will have a limited basis on which to evaluate Digiplex’s ability to achieve its business objectives. Digiplex was formed in July 2010 without any operating business. As of May 31, 2014, Digiplex has acquired a total of 21 theaters. Digiplex plans to continue carrying out its acquisition strategy of acquiring theaters. Digiplex’s financial condition, results of operations and its future success will, to a significant extent, depend on its ability to continue to acquire theaters throughout the United States and to achieve economies of scale. Digiplex cannot assure you that more acquisitions can be consummated on terms favorable to Digiplex or at all, or that if it achieves those acquisitions it will be able to operate its expanded business profitably. If Digiplex fails to achieve its business objectives, then it may not be able to realize its expected revenue growth, maintain its existing revenue levels or operate at a profit. Even if Digiplex does realize its business objectives, its business may not be profitable in the future.

Digiplex expects to incur long-term lease and debt obligations, which may restrict its ability to fund current and future operations and that may restrict its ability to enter into certain transactions.

In order to effect Digiplex’s business plan, Digiplex expects to incur long-term debt service obligations and long-term lease obligations, which may occur in the near term or long term. Digiplex expects to assume outstanding or execute new operating leases for theaters in connection with any acquisition that it may consummate. In addition, Digiplex may finance future theater acquisitions through debt financing, provided that such financing is available to Digiplex on acceptable terms. Specifically, Digiplex has in the past and continues to engage in discussion regarding such potential debt financing. Any lease or debt obligations Digiplex has incurred to date or will incur in the future will pose risk to you by:

•	making it more difficult for Digiplex to satisfy its obligations;

•	requiring Digiplex to dedicate a substantial portion of its cash flows to payments on its lease and debt obligations, thereby reducing the availability of Digiplex’s cash flows from operations to fund working capital, capital expenditures, acquisitions and other corporate requirements and to pay dividends;

•	impeding Digiplex’s ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions and general corporate purposes;

•	subjecting Digiplex to the risk of increased sensitivity to interest rate increases on any variable rate debt it incurs; and

•	making Digiplex more vulnerable to a downturn in its business and competitive pressures and limiting Digiplex’s flexibility to plan for, or react to, changes in its industry or the economy.

Digiplex’s ability to make scheduled payments of principal and interest with respect to any indebtedness it incurs will depend on its ability to generate positive cash flows and on its future financial results. Digiplex’s ability to generate positive cash flows is subject to general economic, financial, competitive, regulatory and other factors that are beyond its control. Digiplex cannot assure you that it will generate cash flows at levels sufficient to enable it to pay existing or future indebtedness. If Digiplex cash flows and capital resources are insufficient to fund future lease and debt service obligations, it may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional capital or restructure or refinance indebtedness. Digiplex may not be able to take any of these actions, and these actions may not be successful or permit Digiplex to meet any scheduled debt service obligations and these actions may be restricted under the terms of any debt agreements.

If Digiplex fails to make any required payment under the agreements governing its leases and indebtedness or fails to comply with the financial and operating covenants contained in them, Digiplex would be in default, and as a result, its debt holders would likely have the ability to require that Digiplex immediately repay its outstanding indebtedness and the lenders under any existing or future secured credit facility could terminate their commitments to lend Digiplex money and foreclose against the assets securing Digiplex’s borrowings. Digiplex could be forced into bankruptcy or liquidation, which could result in the loss of your investment. The acceleration of Digiplex’s indebtedness under one agreement may permit acceleration of indebtedness under other agreements that contain cross-default and cross-acceleration provisions. If Digiplex’s indebtedness is accelerated, Digiplex may not be able to repay any future indebtedness or borrow sufficient funds to refinance it. Even if Digiplex is able to obtain new financing, it may not be on commercially reasonable terms or on terms that are acceptable to Digiplex. If Digiplex’s debt holders require immediate payment, Digiplex may not have sufficient assets to satisfy its obligations under its indebtedness.

Digiplex may face intense competition in its business strategy of acquiring theaters.

Digiplex may have difficulty identifying suitable acquisition candidates. Even if Digiplex does identify appropriate candidates, it anticipates significant competition from other motion picture exhibitors and other buyers when trying to acquire these candidates, and Digiplex cannot assure you that it will be able to acquire identified candidates at reasonable prices or on favorable terms. Many of Digiplex’s competitors are well established and have significant experience in identifying and effecting acquisitions. Many of these competitors possess greater technical, human and other resources than Digiplex does and its financial resources will be relatively limited when contrasted with those of many of these competitors. This inherent competitive limitation gives others an advantage in pursuing the acquisition of certain target theaters. Because of this competition, Digiplex cannot assure you that it will be able to successfully compete for attractive theater acquisitions. In addition, while Digiplex believes that there are numerous potential target theaters that it can acquire, Digiplex’s ability to compete in acquiring certain sizable target theaters will be limited by its available financial resources. As a result of competition, Digiplex may not succeed in acquiring suitable candidates or may have to pay more than it would prefer to make an acquisition. If Digiplex cannot identify or successfully acquire suitable acquisition candidates, it may not be able to successfully expand its operations and the market price of its securities could be adversely affected particularly since acquisitions are an important part of Digiplex’s strategy.

Resources could be wasted in researching acquisitions that are not consummated.

It is anticipated that the investigation of each specific target theater and the negotiation, drafting, and execution of relevant agreements, disclosure documents, and other instruments will require substantial time and attention and substantial costs for accountants, attorneys and others. In addition, Digiplex may opt to make down payments or pay exclusivity or similar fees in connection with structuring and negotiating an acquisition. If a decision is made not to complete a specific acquisition, the costs incurred up to that point in connection with the abandoned transaction, potentially including down payments or exclusivity or similar fees, would not be recoverable. Furthermore, even if an agreement is reached relating to a specific target business, Digiplex may fail to consummate the transaction for any number of reasons, including those beyond Digiplex’s control. Any such event will result in a loss to Digiplex of the related costs incurred, which could adversely affect subsequent attempts to locate and acquire other theaters.

Digiplex is subject to uncertainties related to digital cinema, including insufficient financing to obtain digital projectors and insufficient supply of digital projectors.

Some of Digiplex’s competitors began a roll-out of digital projection equipment for exhibiting feature films during 2006 and most exhibitors plan to continue domestic roll-out of digital cinema until it is completed. However, significant obstacles may exist that impact such a roll-out plan and Digiplex’s ability to convert the theaters it acquires to digital projection platforms, including the availability of financing, the cost of digital projectors and the supply of projectors by manufacturers. Digiplex cannot assure you that it will be able to obtain sufficient additional financing to be able to purchase and/or lease the number of digital projectors Digiplex will require or that the manufacturers will be able to supply the volume of projectors needed for the worldwide roll-out that is now ongoing in Digiplex’s industry. As a result, Digiplex’s ability to deploy digital equipment in the theaters it acquires could be delayed. Accordingly, the availability of financing, the cost of digital projection systems and manufacturer limitations may delay Digiplex’s deployment of digital platforms.

Digiplex may not be able to obtain sufficient or compelling alternative content.

Digiplex’s ability to present alternative programming depends on the availability, diversity and appeal of alternative content and customer taste. This varies from geographic region to region. Poor performance of, or any disruption in the production or supply of alternative content could hurt Digiplex’s business and results of operations. In addition, the type of alternative content offered to Digiplex may not be accepted by the demographic base of movie-goers in Digiplex’s theaters.

The “virtual print fee” program expired on December 31, 2012, and Digiplex will no longer be able to use such fees to finance its purchases of digital projection equipment.

With respect to digital platforms installed prior to December 31, 2012, virtual print fees are provided to motion picture exhibitors from movie distributors, to encourage and assist exhibitors in the conversion to digital projection platforms, by effectively lowering the film rent expense that exhibitors pay to the movie distributors. The virtual print fee program provides that all distributors pay virtual print fees on a quarterly basis to motion picture exhibitors based on films scheduled by the exhibitors on approved digital projection platforms until the earlier of ten years from date the digital systems in a particular theater are installed or the date the exhibitor has recovered its out-of-pockets costs, including any financing charges, for the digital conversion. The virtual print fee program expired for new installations of digital projection systems made after December 31, 2012. Digiplex will continue receiving virtual print fees for approved digital projection systems installed prior to December 31, 2012.

As a result of the expiration of the virtual print fee program, Digiplex will need to finance installations of digital projection platforms from other sources. Digiplex may seek to reduce its proposed purchase price, offer a lower purchase price, seek other concessions with respect to any theater that it seeks to acquire which has not been previously converted to a digital projection system prior to the discontinuance of the virtual print fee program, or may limit its acquisitions to theaters that have already converted to digital. Digiplex cannot assure you, however, that it will be able to secure the financing that it may require or that it will be able to obtain the proposed purchase price reductions or other concessions.

Disruption of Digiplex’s relationships with various vendors could substantially harm Digiplex’s business.

Digiplex relies on its relationships with several vendors in the operations of its business. These relationships include:

•	The film department of Cinema Services, which handles Digiplex’s negotiations with film distributors;

•	Cinedigm Digital Cinema Corp., from which Digiplex licenses the Exhibit Management System back office management system and which, through a subsidiary, acts as Digiplex’s agent to collect “virtual print fees” from motion picture distributors;

•	National Cine Media, LLC provides Digiplex with in-theater advertising and alternative context;

•	Barco, Inc., which provides Digiplex with digital equipment;

•	Continental Concession Supply, Inc., which provides Digiplex with most of its concessions;

•	RealD™, which provides Digiplex with its 3D cinema systems;

•	Omniterm Data Technology, Ltd., which provides Digiplex theater point-of-sale systems;

•	Coca Cola Refreshments USA, Inc. which supplies syrup, equipment and beverages.

Although Digiplex’s senior management has long-standing relationships with each of these vendors, Digiplex could experience deterioration or loss of any of its vendor relationships, which would significantly disrupt Digiplex’s operations until an alternative source is secured.

Deterioration in Digiplex’s relationships with any of the major film distributors could adversely affect its access to commercially successful films and could adversely affect its business and results of operations.

Digiplex’s business depends to a significant degree on maintaining good relationships with the major film distributors that license films to Digiplex’s theaters. Cinema Services handles negotiations with motion picture distributors on Digiplex’s behalf. Deterioration in Digiplex’s relationships with any of the major film distributors could adversely affect its access to commercially successful films and adversely affect its business and results of operations. Since the distribution of motion pictures is in large part regulated by federal and state antitrust laws and has been the subject of numerous antitrust cases, Digiplex cannot ensure a supply of motion pictures by entering into long-term arrangements with major distributors. Rather, Digiplex must compete for licenses on a film-by-film and theater-by-theater basis and is required to negotiate licenses for each film and for each theater individually.

Digiplex relies on software it licenses from Cinedigm to operate its accounting systems and a failure of this system could harm Digiplex’s business.

Digiplex depends on Cinedigm’s EMS back office management software system to operate the accounting functions of its business. A substantial system failure could temporarily restrict and limit its internal accounting functions. In addition, Digiplex relies on EMS to track theater invoices and to generate operating reports to analyze film performance and theater profitability. The EMS system is also an intricate part of Digiplex’s financial reporting process and provides Digiplex with information that, together with Digiplex’s other financial software program, allows Digiplex to prepare its periodic financial reports. Disruption in, changes to, or a system failure of the EMS system could result in the loss of important data, and increase Digiplex’s expenses.

Digiplex relies on “point-of-sale” software that it licenses from Omniterm Data Technology Ltd., which we refer to as “Omniterm”, to operate its back office management systems and a failure of this system could harm Digiplex’s business.

Digiplex depends on Omniterm’s point-of-sale software to operate its point-of-sale transactions, including issuing tickets to patrons at its theaters and selling concessions. A substantial system failure could restrict and limit Digiplex’s ability to issue tickets timely to its patrons, sell concessions and could reduce the attractiveness of its services and cause its patrons to visit other theaters. In addition, Digiplex also will rely on Omniterm to transmit data to Digiplex’s EMS software to generate operating reports, analyze film performance and theater profitability, and generate information to quickly detect theft. Disruption in, changes to, or a system failure of the Omniterm system could result in the loss of important data, and increase Digiplex’s expenses.

Digiplex depends on its senior management.

Digiplex’s success depends upon the retention of its senior management, including A. Dale Mayo, Digiplex’s chairman and chief executive officer, Chuck Goldwater, Digiplex’s senior vice president, Jeff Butkovsky, Digiplex’s chief technology officer, and Brian D. Pflug, Digiplex’s chief financial officer. In particular, Digiplex relies on the relationships in the motion picture exhibition industry that Mr. Mayo has fostered in his 25-year career in the industry. Digiplex cannot assure you that it would be able to find qualified replacements for the individuals who make up its senior management if their services were no longer available. The loss of services of one or more members of Digiplex’s senior management team could have a material adverse effect on Digiplex’s business, financial condition and results of operations. The loss of any member of senior management could adversely affect Digiplex’s ability to effectively pursue its business strategy.

Compensation may be paid to Digiplex’s senior management regardless of Digiplex’s profitability which may affect its operating results.

Digiplex has entered into employment agreements with each member of its senior management team. Mr. Mayo, Digiplex’s chairman and chief executive officer, is entitled to periodic salary increases as well as bonuses based on Digiplex’s consolidated gross revenues and regardless of whether Digiplex operates at a profit or loss. Each of Digiplex’s other executive officers is entitled to bonuses, as determined by Digiplex’s Board of Directors. Increases in compensation paid to Digiplex senior management would increase Digiplex’s expenses, affect its results of operations and might make it more difficult for Digiplex to achieve profitable operations.

If Digiplex does not comply with the Americans with Disabilities Act of 1990, it could be subject to litigation.

Movie theaters must comply with Title III of the Americans with Disabilities Act of 1990, referred to as the “ADA,” and analogous state and local laws. Compliance with the ADA requires among other things that public facilities “reasonably accommodate” individuals with disabilities and that new construction or alterations made to “commercial facilities” conform to accessibility guidelines unless “structurally impracticable” for new construction or technically infeasible for alterations. If Digiplex fails to comply with the ADA, remedies could include imposition of injunctive relief, fines, awards for damages to private litigants and additional capital expenditures to remedy non-compliance. Imposition of significant fines, damage awards or capital expenditures to cure non-compliance could adversely affect Digiplex’s business and operating results.

Digiplex depends on motion picture production and performance.

As a motion picture exhibitor, Digiplex’s ability to operate successfully depends upon the availability, diversity and appeal of motion pictures, Digiplex’s ability to license motion pictures and the performance of such motion pictures in its theaters. Digiplex licenses first-run motion pictures, the success of which has increasingly depended on the marketing efforts of the major motion picture studios. Poor performance of, or any disruption in the production of these motion pictures (including by reason of a strike or lack of adequate financing), or a reduction in the marketing efforts of the major motion picture studios, could hurt Digiplex’s business and results of operations. In addition, a change in the type and breadth of movies offered by motion picture studios may not be accepted by the demographic base of moviegoers.

The motion picture exhibition industry has experienced declines trend in attendance during recent years.

The U.S. motion picture exhibition industry has been subject to periodic short-term increases and decreases in attendance and box office revenues. Digiplex expects the cyclical nature of the U.S. motion picture exhibition industry to continue for the foreseeable future, and a decline in attendance could adversely affect Digiplex’s results of operations. To offset any decrease in attendance, Digiplex plans to offer products unique to the motion picture exhibition industry, such as 3D films and specially selected alternative programming. Digiplex cannot assure you, however, that its offering of such content will offset any decrease in attendance that the industry may experience.

Digiplex’s business is subject to significant competitive pressures.

Digiplex faces varying degrees of competition from other motion picture exhibitors with respect to licensing films and attracting patrons. In those areas where real estate is readily available, there are few barriers preventing competing companies from opening theaters near one of Digiplex’s existing or future theaters. Many of Digiplex’s competitors have substantially more resources than Digiplex does and may therefore have a competitive advantage over Digiplex.

An increase in the use of alternative film delivery methods, which may be enhanced if traditional release windows are shortened, may drive down movie theater attendance and reduce ticket prices.

Digiplex competes with other movie delivery vehicles, including cable television, downloads and streaming video via the Internet, in-home video and DVD, satellite and pay-per-view services. When motion picture distributors license their products to the domestic exhibition industry, they refrain from licensing their motion pictures to these other delivery vehicles during the theatrical release window. The theatrical release window has shortened over the last decade. In addition, proposals have been made from time to time, particularly in the last several years, which would further shorten the window substantially and allow for premium video on demand and other alternatives that would be available during theatrical releases. These initiatives have not been instituted due, in part, to the adverse reaction of motion picture exhibitors. Digiplex cannot assure you that these initiatives will not be instituted in the future. Digiplex believes that a material contraction of the current theatrical release window could significantly dilute the consumer appeal of in-theater motion picture offerings, which could have a material adverse effect on Digiplex’s business and results of operations.

Digiplex’s revenues vary significantly depending upon the timing of the motion picture releases by distributors.

Digiplex’s business is seasonal, with a disproportionate amount of its revenues generated during the summer months and year-end holiday season. While motion picture distributors have begun to release major motion pictures more evenly throughout the year, the most marketable motion pictures are usually released during the summer months and the year-end holiday season, and Digiplex expects to generate more revenue and cash flows during those periods than in other periods during the year. As a result, the timing of motion picture releases affects Digiplex’s results of operations, which may vary significantly from quarter to quarter and year to year. If Digiplex does not adequately manage its theater costs of operations, it could significantly affect Digiplex’s cash flow and potential for future growth. Due to the dependency on the success of films released from one period to the next, results of operations for one period may not be indicative of the results for the following period or the same period in the following year.

There can be no assurance of a supply of motion pictures.

The distribution of motion pictures is in large part regulated by federal and state antitrust laws and has been the subject of numerous antitrust cases. Consent decrees resulting from those cases effectively require major motion picture distributors to offer and license films to motion picture exhibitors, including Digiplex, on a film-by-film and theater-by-theater basis. Consequently, Digiplex cannot be assured of a supply of motion pictures by entering into long-term arrangements with major distributors, but must compete for licenses on a film-by-film and theater-by-theater basis.

Properties

The Rialto, Cranford and Bloomfield 8 theaters are occupied under lease agreements with existing terms of approximately nine years and six months for the Rialto and Cranford Theaters and 10 years for the Bloomfield 8. At Digiplex’s option, Digiplex can renew all of these leases at defined rates for various periods ranging from five to 20 years. These existing leases provide for contingent rentals based on the revenue results of the underlying theater and require the payment of taxes, insurance and other costs applicable to the property. Also, all leases contain escalating minimum rental provisions.

The five theaters constituting Cinema Centers are occupied under lease agreements with initial remaining terms of between approximately four to 15 years. At Digiplex’s option, Digiplex can renew all of the leases at defined rates for various periods ranging from nine to 20 years. Three of five leases for the Cinema Centers theaters provide for contingent rentals based on the revenue results of the underlying theater and all require the payment of taxes, insurance, and other costs applicable to the property. Also, all leases contain escalating minimum rental provisions.

The Lisbon theater is occupied under a 25-year lease until 2029, with fixed annual rents, escalating minimum rental provisions and contingent rentals based upon revenue. The lease also provides for the payment of taxes and other expenses applicable to the property and contains options for three additional rental periods of five years each.

The six theaters that were acquired in the Ultrastar Acquisitions are occupied under lease agreements with initial remaining terms of between approximately two to 14 years. At Digiplex’s option, Digiplex can renew each of the leases at defined rates for various periods ranging from five to 20 years. Each of the leases provides for contingent rentals based upon the revenue results of the underlying theater and all contain escalating minimum rental provisions and require the payment of taxes, insurance and other costs applicable to the property.

The Sparta theater is occupied under a 10-year lease with fixed annual rents, escalating minimum rental provisions and contingent rentals based upon revenue results.

The Solon theater is occupied under a 10-year lease, with fixed annual rents, escalating minimum rental provisions, and contingent rentals based on revenue. The lease also provides for the payment of taxes, insurance and other costs applicable to the property, and contains options for three additional periods of five years each.

The Torrington theater is occupied under a lease agreement with a 10-year initial term and four option terms of five years each at defined rental rates, with escalating rental provisions. The lease also provides for the payment of taxes, insurance and other costs applicable to the property.

The Mechanicsburg theater is occupied under a 20-year lease until 2029, with fixed annual rents and contingent rentals based upon revenue. The lease also provides for payment of taxes and other expenses applicable to the property and contains two options terms of five years each at defined rental rates.

The Churchville theater is occupied under a 10-year lease until 2021, with fixed annual rents with escalating minimum rental provisions. The lease also provides for payment of taxes and other expenses applicable to the property. There are no options to renew.

The New Smyrna Beach theater has been occupied since May 6, 2014 under a 10-year lease, with rent to commence in November, 2014. The theater is being renovated. The lease provides for four option terms of five years each.

Digiplex has leased facilities comprising its corporate office located at 250 East Broad Street, Westfield, New Jersey 07090, under a 10-year lease that commenced on December 31, 2010.

Legal Proceedings

Digiplex is not currently a party to any material legal or administrative proceedings. Digiplex may, however, from time to time become a party to various legal or administrative proceedings arising in the ordinary course of its business.

DIGIPLEX MANAGEMENT’S DISCUSSION AND ANALYSIS OF DIGIPLEX’S FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Digiplex’s fiscal year ends on June 30 each year.

Overview

(dollars in thousands, except share data)

At March 31, 2014, Digiplex operated 20 theaters located in New Jersey, Connecticut, Pennsylvania, Maryland, California, Arizona and Ohio, consisting of 192 screens. Digiplex’s theaters had 2,892,512 and 1,844,944 attendees for the nine months ended March 31, 2014 and 2013, respectively (for the portions of the periods Digiplex operated them). At June 30, 2013, Digiplex operated 18 theaters located in New Jersey, Connecticut, Pennsylvania, California, Arizona and Ohio, consisting of 178 screens. At June 30, 2012, Digiplex operated eight theaters located in New Jersey, Connecticut and Pennsylvania, consisting of 73 screens. Digiplex’s 18 theaters had over 2,850,000 attendees for fiscal year 2013 (for the time Digiplex operated the theaters, including only parts of the year at ten locations), and over 570,000 for fiscal year 2012 (for the period of time Digiplex operated them including only parts of the year at five locations).

Digiplex’s theaters operated as of March 31, 2014 are:

Date Acquired	City/ State	Number of Screens	Number of Seats
12/31/10	Cranford, NJ	5	642
12/31/10	Westfield, NJ	6	956
02/18/11	Bloomfield, CT	8	1,119
04/20/12	Bloomsburg, PA	11	1,883
04/20/12	Camp Hill, PA	12	2,403
04/20/12	Reading, PA	10	2,035
04/20/12	Selinsgrove, PA	12	2,048
04/20/12	Williamsport, PA	9	1,721
09/29/12	Lisbon, CT	12	2,107
12/14/12	Surprise, AZ (1) (2)	14	2,696
12/18/12	Apple Valley, CA (1)	14	2,568
12/18/12	Bonsall, CA (1)	6	867
12/18/12	Poway, CA (1)	10	2,217
12/19/12	Oceanside, CA (1)	13	1,659
12/20/12	Temecula, CA (1)	10	1,775
01/01/13	Sparta, NJ (1)	3	264
02/01/13	Solon, OH (1)	16	2,826
07/19/13	Torrington, CT (1)	6	1,021
12/19/13	Mechanicsburg, PA	8	1,182
03/21/14	Bel Air, MD	7	979

	Total	192	32,968

(1)	Owned by JV.
(2)	Includes one IMAX screen with approximately 212 seats.

On December 10, 2012, Digiplex entered into a joint venture with Start Media, LLC, which we refer to as the “JV”, to acquire, refit and operate movie theaters. On December 21, 2012, wholly owned subsidiaries of JV completed the Ultrastar Acquisitions of seven theaters with an aggregate of 74 digital screens from the Ultrastar Sellers. These seven theaters have annual attendance of over 2.0 million patrons.

As of March 31, 2014, JV operated 9 theaters with 92 screens, including the Ultrastar Acquisitions, theaters in Sparta, NJ and Solon, OH that were leased in January and February 2013, respectively and a theater in Torrington, CT acquired in July 2013. All of the JV locations are operated by Digiplex pursuant to the Management Agreements whereby Digiplex has full day to day responsibility for all aspects of theater operations, and Digiplex receives a fee equal to 5% of the gross revenues of these theaters.

On February 14, 2014, the JV sold the Mission Valley theater back to Ultrastar Theaters for 361,599 shares of Digiplex Class A common stock and $38 in cash. The sale was made after discussions with Ultrastar Theaters regarding the theater performance and the ability of the landlord to terminate the lease with little notice.

On December 19, 2013, Digiplex acquired an eight screen movie theater in Mechanicsburg, Pennsylvania. The theater was equipped with digital projection systems before Digiplex began operating the theater.

On March 21, 2014, Digiplex acquired a seven screen movie theater in Bel Air, Maryland. The theater was equipped with digital projection systems before Digiplex began operating the theater.

At March 31, 2014, Digiplex and Start Media owned 34% and 66% of the equity of JV, respectively.

Digiplex manages its business under one reportable segment: theater exhibition operations.

Components of Operating Results

Revenues

Digiplex generates revenues primarily from admissions and concession sales, with additional revenues from screen advertising sales and other revenue streams, such as theater rentals and private parties. Digiplex’s advertising agreement with NCM has assisted Digiplex in expanding its offerings to domestic advertisers and will be broadening ancillary revenue sources, such as digital video monitor advertising and third party branding. Digiplex’s alternative content agreements with NCM and others has assisted Digiplex in expanding its alternative content offerings, such as live and pre-recorded concert events, opera, ballet, sports programs, and other cultural events. In addition to NCM, Digiplex selects, markets and exhibits alternative content from a variety of other sources, including Emerging Pictures, Cinedigm Corp., Screenvision, DigiNext, and others as they offer Digiplex their programs. Digiplex’s 20 theaters are located in “free zones,” or areas that permit Digiplex to acquire movies from any distributor. As such, Digiplex displays all of the leading movies and can tailor its offerings to each of its markets.

Digiplex’s revenues are affected by changes in attendance and concession revenues per patron. Attendance is primarily affected by the quality and quantity of films released by motion picture studios. Digiplex’s revenues are seasonal, coinciding with the timing of releases of motion pictures by the major distributors. Generally, motion picture studios release the most marketable motion pictures during the summer and holiday seasons. The unexpected emergence or continuance of a “hit” film during other periods can alter the traditional pattern. The timing of movie releases can have a significant effect on its results of operations, and the results of one fiscal quarter are not necessarily indicative of the results for the next or any other fiscal quarter. The seasonality of motion picture exhibition, however, has become less pronounced as motion picture studios are releasing motion pictures somewhat more evenly throughout the year. Digiplex’s operations may be impacted by the effects of rising costs of its concession items, wages, energy and other operating costs. Digiplex would generally expect to offset those increased costs with higher costs for admission and concessions.

Expenses

Film rent expenses are variable in nature and fluctuate with Digiplex’s admissions revenues. Film rent expense as a percentage of revenues is generally higher for periods in which more blockbuster films are released. Film rent expense can also vary based on the length of a film’s run and are generally negotiated on a film-by-film and theater-by-theater basis. Film rent expense is higher for mainstream movies produced by the Hollywood studios, and lower for art and independent product. Film rent expense is reduced by virtual print fees, which we refer to as “VPFs” that Digiplex records from motion picture distributors under an exhibitor-buyer agreement that entitles Digiplex to payments for the display of digital movies.

Cost of concessions is variable in nature and fluctuates with Digiplex’s concession revenues. Digiplex purchases concession supplies to replace units sold. Digiplex negotiates prices for concession supplies directly with concession vendors and manufacturers to obtain volume rates. Because Digiplex purchases certain concession items, such as fountain drinks and popcorn, in bulk and not pre-packaged for individual servings, Digiplex is able to improve its margins by negotiating volume discounts.

Salaries and wages include a fixed cost component (i.e., the minimum staffing costs to operate a theater facility during non-peak periods) and a variable component in relation to revenues as theater staffing is adjusted to respond to changes in attendance.

Facility lease expense is primarily a fixed cost at the theater level as most of Digiplex’s facility operating leases require a fixed monthly minimum rent payment. Digiplex’s leases are also subject to percentage rent in addition to their fixed monthly rent if a target annual revenue level is achieved.

Utilities and other expenses include certain costs that have both fixed and variable components such as utilities, property taxes, janitorial costs, repairs and maintenance, and security services.

Results of Operations

The table below shows Digiplex’s results for the nine month periods ended March 31, 2014 and 2013.

	Nine months ended March 31,
(Amounts in thousands, except per patron data)	2014		2013
	$	%	$	%
Revenues:
Admissions	$22,009	67	$13,728	69
Concessions	9,455	29	5,586	28
Other	1,255	4	668	3

Total revenues	32,719	100	19,982	100

Cost of operations:
Film rent expense (1)	10,920	50	6,637	48
Cost of concessions (2)	1,634	17	895	16
Salaries and wages (3)	3,986	12	2,378	12
Facility lease expense (3)	4,653	14	2,847	14
Utilities and other (3)	6,501	20	3,794	19
General and administrative (3)	4,175	13	3,311	17
Change in fair value of earnout (3)	54	—	(79)	—
Gain on sale of theater (3)	(950)	(3)	—	—
Depreciation and amortization (3)	4,279	13	3,385	17

Total costs and expenses (3)	35,252	108	23,168	116
Operating loss (3)	(2,533)	(8)	(3,186)	(16)

Interest expense (3)	(1,267)	(4)	(773)	(4)
Other (3)	(88)	—	(46)	—

Loss before income taxes (3)	(3,888)	(12)	(4,005)	(20)
Income taxes (4)	40	(1)	42	(1)

Net loss (3)	$(3,928)	(12)	$(4,047)	(20)
Net loss attributable to non-controlling interest (10)	1,078	27	713	18

Net loss attributable to Digital Cinema Destinations Corp. (10)	$(2,850)	73	$(3,334)	82
Preferred stock dividends	(15)	—	(11)	—

Net loss attributable to common stockholders (10)	$(2,865)	73	$(3,345)	83

Other operating data:
Consolidated Theatre Level Cash Flow (5)	$5,271	16	$3,624	18
Management fees (9)	$805	2	$255	1
Adjusted EBITDA of Digital Cinema Destinations Corp (6)	$2,261	7	$1,452	7
Total Attendance	2,892,512	*	1,844,944	*
Average ticket price (7)	$7.92	*	$7.78	*
Average concession per patron (8)	$3.27	*	$3.03	*

*	Not meaningful
(1)	Film rent expense percentage calculated as a percentage of admissions revenues.
(2)	Cost of concessions percentage calculated as a percentage of concessions revenues.
(3)	Percentage calculated as a percentage of total revenues.
(4)	Calculated as a percentage of pre-tax loss.
(5)	Theater level cash flow, which we refer to as “TLCF”, is a non-GAAP financial measure. TLCF is a common financial metric in the theater industry, used to gauge profitability at the theater level, before the effect of depreciation and amortization, general and administrative expenses, deferred rent, interest, taxes or other income and expense items. While TLCF is not intended to replace any presentation included in Digiplex’s consolidated financial statements under GAAP and should not be considered an alternative to cash flow as a measure of liquidity, Digiplex believes that this measure is useful in assessing Digiplex’s cash flow and working capital requirements. This calculation may differ in method of calculation from similarly titled measures used by other companies. See page 69 for TLCF reconciliation.

(6)	Adjusted EBITDA is a non-GAAP financial measure. Digiplex uses adjusted EBITDA as a supplemental liquidity measure because Digiplex finds it useful to understand and evaluate its results, excluding the impact of non-cash depreciation and amortization charges, stock based compensation expenses, other non-cash items, and nonrecurring expenses and outlays, prior to Digiplex’s consideration of the impact of other potential sources and uses of cash, such as working capital items. This calculation may differ in method of calculation from similarly titled measures used by other companies. See page 70 for Adjusted EBITDA reconciliation.
(7)	Calculated as admissions revenue/ paid attendance of 2,780,610 in 2014 and 1,764,999 in 2013, respectively. Paid attendance excludes certain theater rental activity, such as parties and film festivals.
(8)	Calculated as concessions revenue / total attendance.
(9)	Management Fees earned by Digiplex to operate the theaters of the JV.
(10)	Percentage calculated as a percentage of net loss.

The table below shows Digiplex’s results for the years ended June 30, 2013 and 2012.

	Year ended June 30,
(Amounts in thousands, except per patron data)	2013		2012
	$	%	$	%
Revenues:
Admissions	$21,305	68	$4,738	71
Concessions	8,889	29	1,646	25
Other	990	3	287	4

Total revenues	31,184	100	6,671	100

Cost of operations:
Film rent expense (1)	10,694	50	2,387	50
Cost of concessions (2)	1,491	17	294	18
Salaries and wages (3)	3,791	12	849	13
Facility lease expense (3)	4,435	14	821	12
Utilities and other (3)	5,797	19	1,152	17
General and administrative (3)	5,054	16	1,945	29
Change in fair value of earnout (3)	(333)	(1)	(20)	(0)
Depreciation and amortization (3)	4,049	13	1,147	17

Total costs and expenses (3)	34,978	112	8,575	129

Operating loss (3)	(3,794)	(12)	(1,904)	(29)
Interest expense	(1,227)	(4)	(12)	(0)
Other	(60)	(0)	(9)	(0)

Loss before income taxes (3)	(5,081)	(16)	(1,925)	(29)
Income taxes (4)	175	(3)	42	(2)

Net loss (3)	$(5,256)	(17)	$(1,967)	(29)
Net loss attributable to non-controlling interest	964	18	—	—

Net loss attributable to Digital Cinema Destinations Corp.	$(4,292)	15	$(1,967)	(2)
Preferred stock dividends	(16)	0	(257)	0

Net loss attributable to common stockholders	$(4,308)	18	$(2,224)	0

Other operating data:
Consolidated Theatre Level Cash Flow (5)	$5,633	18	$1,251	19
Management fees (9)	$543	—	—	—
Adjusted EBITDA of Digital Cinema Destinations Corp (6)	$2,366	8	$(410)	(6)
Total Attendance	2,852,329	*	570,337	*
Average ticket price (7)	$7.83	*	$8.31	*
Average concession per patron (8)	$3.27	*	$2.89	*

*	Not meaningful
(1)	Percentage of film rent expense calculated as a percentage of admissions revenues.
(2)	Percentage of cost of concessions revenues calculated as a percentage of concessions revenues.
(3)	Percentage of expense calculated as a percentage of total revenues.
(4)	Calculated as a percentage of pre-tax loss.
(5)	TLCF is a non-GAAP financial measure. TLCF is a common financial metric in the theater industry, used to gauge profitability at the theater level, before the effect of depreciation and amortization, general and administrative expenses, interest, taxes or other income and expense items. While TLCF is not intended to replace any presentation included in Digiplex’s consolidated financial statements under GAAP and should not be considered an alternative to cash flow as a measure of liquidity, Digiplex believes that this measure is useful in assessing its cash flow and working capital requirements. This calculation may differ in method of calculation from similarly titled measures used by other companies. See page 69 for TLCF reconciliation.
(6)	Adjusted EBITDA is a non-GAAP financial measure. Digiplex uses adjusted EBITDA as a supplemental liquidity measure because Digiplex finds it useful to understand and evaluate its results, excluding the impact of non-cash depreciation and amortization charges, stock based compensation expenses, and nonrecurring expenses and outlays, prior to Digiplex’s consideration of the impact of other potential sources and uses of cash, such as working capital items. This calculation may differ in method of calculation from similarly titled measures used by other companies. See page 70 for Adjusted EBITDA reconciliation.
(7)	Calculated as admissions revenue / paid attendance of 2,720,386 in 2013 and 570,337 in 2012, respectively. Paid attendance excludes certain theater rental activity, such as parties and film festivals.
(8)	Calculated as concessions revenue / paid attendance of 2,720,386 in 2013 and 570,337 in 2012, respectively. Paid attendance excludes certain theater rental activity, such as parties and film festivals.
(9)	Management fees earned by Digiplex to operate the theaters of the JV.

At March 31, 2014, Digiplex operated 20 theaters located in New Jersey, Connecticut, Maryland and Pennsylvania, California, Arizona and Ohio consisting of 192 screens. At March 31, 2013, Digiplex operated 18 theaters located in New Jersey, Connecticut and Pennsylvania, Ohio, California and Arizona consisting of 178 screens. Digiplex’s theaters had 2,892,512 and 1,844,944 attendees for the nine months ended March 31, 2014 and 2013, respectively (for the portions of the periods Digiplex operated them). According to Box Office Mojo, the overall North American box office results for the nine months ended March 31, 2014 had increased by approximately 4.2% from the comparable 2013 period.

At June 30, 2013, Digiplex operated 18 theaters located in New Jersey, Connecticut and Pennsylvania, California, Arizona and Ohio consisting of 178 screens. Digiplex’s fiscal year 2013 includes the Rialto, Cranford, Bloomfield 8 and Cinema Centers theaters for the entire year comprised of 73 screens. During the fiscal year, Digiplex acquired the Lisbon theater with 12 screens, on September 29, 2012, and seven theaters with 74 screens by December 31, 2012 (Ultrastar Acquisitions). Digiplex also entered leases (with no purchase price paid) for one theater with three screens on January 1, 2013 (Sparta), and one theater with 16 screens on February 1, 2013 (Solon). Digiplex’s fiscal year 2012 results include the Rialto, Cranford and Bloomfield 8 theaters for the entire year and the Cinema Center theaters from April 2012. Therefore, many comparisons of the 2013 and 2012 periods will be skewed accordingly. Digiplex’s theaters had over 2,850,000 and 570,000 attendees for the fiscal years ended 2013 and 2012, respectively (for the portions of the periods Digiplex operated them). Overall, the North American box office revenue results for fiscal year 2013 increased by approximately 1% from the comparable fiscal 2012 year.

Admissions and Concessions. Digiplex’s admissions and concessions revenues increased by 63%, due to its increased screen count in the nine months ended March 31, 2014 as compared to 2013, and the impact of the industry increase in box office revenue. In addition, Digiplex’s emphasis on alternative content programming has resulted in incremental admissions and concessions revenue. Digiplex’s average ticket and concession price increases was due to its entry into new markets with higher prices generally, Digiplex’s continued focus on alternative programming which generally has higher admission pricing, and new concession menu offerings.

Digiplex’s admissions and concessions revenues increased by 373%, due to its increased screen count in fiscal year ended June 30, 2013 as compared to the fiscal year ended June 30, 2012. Digiplex’s average ticket price decrease was due to its entry into new and less urban geographical markets. Digiplex’s emphasis on alternative content programming has resulted in incremental admissions and concessions revenue. The increase is due to adjustment of Digiplex’s product offerings, and its increased presence in family-friendly markets.

Other Revenues. Other revenues consist of advertising revenues, theater rentals for parties, festivals, camps, ATM and game machine fees and other activities. Advertising revenue was $693 for the nine months ended March 31, 2014 period compared to $395 in the 2013 period.

Advertising revenue was $565 for fiscal year ended June 30, 2013 compared to $106 in 2012. Other revenues consist of advertising revenues, theater rentals for parties, camps and other activities for 2013 and 2012. Digiplex entered into an agreement with NCM for ad revenues in August 2011.

Film Rent Expense. Film rent expense is a variable cost that fluctuates with admission revenues. Digiplex generally expects film rent expense (excluding VPF’s) to range from 50% to 60% of admissions revenues, with art and independent titles at the lower end of the range and mainstream movie titles at the middle to high end of the range. Film rent expense as a percentage of admission revenues was 50% in the nine months ended March 31, 2014 as compared to the nine months ended March 31,2013 2013 of 48%. Included as a reduction of film rent expense in the 2014 period on the systems Digiplex owns is $850 of VPFs that Digiplex receives from third party vendors, associated with digital titles that Digiplex plays from the studios, as compared to $763 in 2013. Excluding VPFs, film rent expense would have been 53% and 54% of admissions revenues in 2014 and 2013 periods, respectively.

Film rent expense as a percentage of box office revenues was 50% in both fiscal years 2013 and 2012. Included as a reduction of film rent expense in fiscal year ended June 30,201 is $1,025 of VPFs that Digiplex received from a third party vendor associated with digital titles that Digiplex plays from the studios, as compared to $273 in 2012. At June 30, 2013 and 2012 Digiplex earned VPFs on 85 and 73 of its screens, respectively. Excluding VPFs, film rent expense would have been 55% of admissions revenues in both fiscal years ended 2013 and 2012.

Cost of Concessions. At 17% and 16% of Digiplex’s concessions revenue for the nine months ended March 31, 2014 and 2013, respectively, Digiplex believes its cost of concessions is close to the industry average of 15% to 20%. Digiplex’s concession costs as a percentage of concessions revenue can fluctuate based on the mixture of concession products sold and changes in its supply pricing. In the current fiscal period, the cost of product promotions, giveaways, and concession supplies has increased over the prior period.

At 17% and 18% of Digiplex’s concessions revenue for fiscal 2013 and 2012, respectively, Digiplex believes its cost of concessions is within the industry average of 15% to 20%.

Salaries and Wages. Digiplex theater employees are mostly part-time hourly employees, supervised by one or more full-time managers at each location. Digiplex’s payroll expenses contain a fixed component but are also variable and will fluctuate, being generally higher during the peak summer and holiday periods, and also during alternative content events, and lower at other times. The increase from the 2013 period is due to Digiplex’s operation of a larger number of theaters during the nine months ended March 31, 2014 versus 2013.

The increase in the fiscal year ended June 30, 2013 as compared to 2012 is due to Digiplex’s operation of a larger number of theaters. As a percentage of revenue, the decrease from 13% in the fiscal year ended June 30, 2012 to 12% in 2013, is due to Digiplex’s adjustment of the mix of theater staff following its acquisition of the new locations.

Facility Lease Expense. Each of Digiplex’s facilities is operated under operating leases that contain renewal options upon expiration. The leases contain provisions that increase rents in certain amounts and at certain times during the initial term, and the leases for certain theaters require percentage rent to be paid upon the achievement of certain revenue targets. The increase from the nine months ended March 31, 2013 is due to Digiplex’s operation of more theaters in the 2014 period.

The increase in facility lease expense from the fiscal year ended June 30, 2012 is due to Digiplex’s operation of more theaters in fiscal year 2013.

Utilities and Other. Utilities and other expenses consist of utility charges, real estate taxes incurred pursuant to the operating leases for Digiplex’s theaters, and various other costs of operating the theaters. The increase in these expenses is due to the operation of more screens during the nine months ended March 31, 2014 as compared to the nine months ended March 31, 2013. As a percentage of revenue, the increase is due to higher utility charges at Digiplex’s California theaters.

The increase in utilities and other expenses is due to the operation of more screens during the fiscal year ended June 30, 2013 as compared to 2012.

General and Administrative Expenses. General and administrative expenses consisted primarily of salaries and wages for Digiplex’s corporate staff, legal, accounting and professional fees associated including those associated with Digiplex’s acquisition of theaters, marketing, and information technology related expenses. The increase in these expenses is due to additional personnel hired to manage Digiplex’s actual and planned growth, along with professional fees for auditing, legal, marketing and information technology. Included in general and administrative expenses is stock compensation expense of $494 and $148 in the nine months ended March 31, 2014 and 2013, respectively, related to issuance of Class A common stock to employees and non-employees for services rendered. As of March 31, 2014 and 2013, Digiplex had 20 employees (two of which are part-time) and 15 employees, respectively, on Digiplex’s corporate staff, including its chief executive officer and other officers and staff to support Digiplex’s business development, technology, accounting, and marketing activities.

Included in general and administrative expenses is stock compensation expense of $549 and $204 in the fiscal years ended June 30, 2013 and 2012, respectively, related to issuance of Class A common stock to employees (including Digiplex’s CEO) and non-employees for services rendered. As of June 30, 2013 and 2012, Digiplex had 15 and 10 employees, respectively on its corporate staff, including Digiplex’s chief executive officer and other officers and staff to support its business development, technology, accounting, and marketing activities.

Change in Fair Value of Earnout. As of March 31, 2014, Digiplex increased the Lisbon earnout from $296 at June 30, 2013 to $350 based on actual results compared to the threshold in the asset purchase agreement and made the final payment in February 2014. During the nine months ended March 31, 2014, Digiplex recognized a fair value change of $54. During the nine months ended March 31, 2013, there were fair value changes of ($79) to the earnout.

As of June 30, 2013, Digiplex reduced the Lisbon earn-out from $550 to $296 based on actual and projected results compared to the threshold in the asset purchase agreement, and recognized a fair value change of $(254). As of June 30, 2013, Digiplex determined that no further earnout payment is due to the sellers of the Rialto and Cranford theaters following the end of the two year earn-out period ended June 30, 2013 based on actual results and accordingly, Digiplex recognized a fair value change of $(79). During fiscal year ended June 30, 2012, Digiplex decreased the earnout to the sellers of the Rialto and Cranford theaters and recognized a fair value change of $(20) based on actual results.

Gain on Sale of Theater. On February 14, 2014 Digiplex sold the seven screen Mission Valley theater back to the original Ultrastar seller, for a total price of $1,842. The resulting gain on sale was $950 and recorded to the consolidated statement of operations.

During the fiscal years ended June 30, 2013, and 2012, there were no theater sales, and no gains on sale of theaters recorded to the consolidated statement of operations, respectively.

Depreciation and Amortization. The increase in depreciation expense in the nine months ended March 31, 2014 compared to the nine months ended March 31, 2013 is due to increased asset base as of March 31, 2014, as compared to the asset base resulting from Digiplex’s acquisitions and subsequent investments in its theaters, including the addition of assets such as digital projection equipment, and other capital improvements Digiplex made. Digiplex records depreciation and amortization for property and equipment and intangible assets over the estimated useful life of each asset class on a straight line basis. Digiplex’s largest fixed asset is its digital projection equipment, which had a gross cost of approximately $7,317 as of March 31, 2014 and is depreciated over a 10-year estimated useful life.

The increase in depreciation expense in the fiscal year ended June 30, 2013 compared to the fiscal year ended June 30, 2012 is due to increased asset base, the asset base resulting from Digiplex’s acquisitions and subsequent investments in its theaters, including the addition of assets such as digital projection equipment, and other capital improvements Digiplex made. Digiplex records depreciation and amortization for property and equipment and intangible assets over the estimated useful life of each asset class on a straight line basis. Digiplex’s largest fixed asset is its digital projection equipment, which had a gross cost of approximately $6,071 as of June 30, 2013 and is depreciated over a 10-year estimated useful life.

Interest Expense. Interest expense is due to the Northlight loan and capital leases for the nine months ended March 31, 2014, as well as the fiscal year ended June 30, 2013.

Operating Loss. Digiplex decreased operating loss for the nine months ended March 31,2014 and compared to the nine months ended March 31, 2013, was primarily attributable to the sharply higher revenues, partially offset by related expense growth.

The increased operating loss for the fiscal year ended June 30, 2103 was primarily attributable to the higher general and administrative, and depreciation and amortization costs.

Impact of Inflation. Digiplex believes that its results of operations are not materially impacted by the recent moderate changes in the inflation rate. Inflation and changing prices did not have a material effect on its business, financial condition or results of operations in the nine month periods ended March 31, 2014 and 2013, respectively.

Inflation and changing prices did not have a material effect on Digiplex’s business, financial condition or results of operations in either fiscal year 2013 or 2012.

Income Taxes. For the nine months ended March 31, 2014 and 2013, Digiplex had income tax expense of $40 and $42, respectively.

For the fiscal years ended June 30, 2013 and 2012, Digiplex had income tax expense of $160 and $27, respectively.

Liquidity and Capital Resources

On September 20, 2012, Digiplex sold 6 shares of Series B preferred stock and raised $450.

On September 28, 2012, Digiplex entered into a loan agreement for $10,000 with Northlight. The Northlight loan was used to fund Digiplex’s acquisition of the Lisbon theater for $6,014, pay for previously installed digital systems of $3,334, pay fees associated with the Northlight loan and the Lisbon acquisition, and to provide working capital.

On December 10, 2012, Digiplex, together with Start Media, entered into a joint venture to acquire, refit and operate movie theaters. Start Media has committed to contribute up to $20,000 to JV, including approximately $10,435 contributed through March 31, 2014. In December 2012, JV acquired seven movie theaters (nine of which are located in southern California and one of which is near Phoenix, Arizona) with an aggregate of 74 fully digital screens, for an aggregate purchase price of $13,131, consisting of $8,108 in cash, of which $8,000 was funded by Start Media, plus 887,623 shares of Digiplex’s Class A common stock with a fair value of $4,714 issued, and the assumption of a capital lease for theater equipment. In January and May 2013, Start Media contributed an additional $1,306 and $694 in cash, respectively, to fund anticipated capital expenditures for the JV theaters. In July 2013, Start Media contributed $300 to fund the cash portion of the purchase price of the Torrington theater. In November 2013, Start Media and Digiplex contributed an additional $135 and $100, respectively to JV as capital contributions.

On May 1, 2013, Digiplex filed a shelf registration statement on Form S-3 with the SEC, which was later declared effective. The shelf registration statement, with maximum aggregate offerings of approximately $10,500, allows for the future issuance of Class A common stock, preferred stock, debt securities, warrants, or units. Digiplex may use any proceeds from the shelf offering for various reasons including general corporate purposes, debt repayment, capital expenditures, or future theater acquisitions. In October 2013, Digiplex sold 1.1 million shares of Class A Common Stock to several investors for $5.00 per share and received net proceeds of approximately $5,200.

Summary of Cash Flows

(000’s)	Nine Months ended March 31,
	2014	2013
Consolidated Statement of Cash Flows Data:
Net cash provided by (used in):
Operating activities	$(295)	$(1,875)
Investing activities	(2,533)	(5,901)
Financing activities	3,638	8,873

Net increase in cash and cash equivalents	$810	$1,097

(000’s)	Year ended June 30,
	2013	2012
Consolidated Statement of Cash Flows Data:
Net cash provided by (used in):
Operating activities	$(281)	$2,535
Investing activities	(6,450)	(14,971)
Financing activities	8,300	13,405

Net increase in cash and cash equivalents	$1,569	$969

Operating Activities

Net cash flows used in operating activities totaled ($295) and ($1,875) for the nine months ended March 31, 2014 and 2013, respectively. While Digiplex’s net loss was a similar amount in the 2014 and 2013 periods, Digiplex’s fiscal 2014 non-cash gain on sale of a theater, offset by higher non-cash charges for items such as depreciation and amortization, stock-based compensation and an increase in accounts payable and accrued expenses paid, resulted in a lower net operating cash usage in fiscal 2014.

Net cash flows provided by (used in) operating activities totaled approximately ($281) and 2,535 in the fiscal years ended June 30, 2013 and 2012, respectively. Digiplex’s cash used in operational activities is due to increased general and administrative costs due to the addition of theaters and the growth of Digiplex’s corporate infrastructure. Digiplex made a payment to its primary vendor of digital systems of $3,334 in fiscal 2013.

Investing Activities

Digiplex’s capital requirements have arisen principally in connection with its acquisitions of theaters, upgrading its theater facilities post-acquisition and replacing equipment. Cash used in investing activities totaled ($2,533) and ($5,901) for the nine months ended March 31, 2014 and 2013, respectively. The decrease from 2013 is due to the cash purchase price for the Lisbon and Ultrastar theaters acquired in 2013. In the 2014 period, the amount represents the cash purchase price of the Torrington, Mechanicsburg and Churchville theaters.

Digiplex’s capital requirements have arisen principally in connection with its acquisitions of theaters, upgrading its theater facilities post-acquisition, and replacing equipment. Cash used in investing activities totaled ($6,450) and ($14,971) for the fiscal years ended June 30, 2013 and 2012, respectively. In 2013, Digiplex acquired the Lisbon theater for $6,014 in cash, and the cash portion of the Ultrastar Acquisitions of $8,108; of which $8,000 was funded by Start Media, LLC through its capital contributions to the JV. Start Media, LLC contributed an additional $2,000 to fund capital expenditures at JV theaters. In 2012, $11,099 was used for the Cinema Centers theaters acquisition, and an additional $3,906 for digital cinema equipment in Pennsylvania.

Financing Activities

Net cash provided by financing activities totaled $3,638 and $8,873 for the nine months ended March 31, 2014 and 2013, respectively. The 2014 decrease to net cash provided by financing activities was due mainly to the proceeds of the Northlight loan of $10,000, proceeds from issuance of preferred stock of $450, offset in part by the payment of a note to the seller of Cinema Centers for $832, repayments under the Northlight loan and payment of financing costs related to the Northlight loan in 2013. In October 2013 Digiplex sold 1.1 million shares of Class A Common Stock to several investors for $5.00 per share and received net proceeds of approximately $5,200.

Net cash provided by financing activities totaled $8,300 and $13,405 for the fiscal years ended June 30, 2013 and 2012, respectively. In 2013, net cash provided by financing activities was due mainly to the proceeds of the Northlight loan of $10,000, proceeds from issuance of preferred stock of $450, payment of a note to the seller of Cinema Centers for $832 and monthly payments of the Northlight loan. In 2012, Digiplex’s financing activities consisted mainly of the sale of Class A common and Series A preferred stock, Digiplex’s IPO and subsequent exercise of the underwriters’ over-allotment option, less the direct costs associated with those transactions.

Non-GAAP Financial Measures

Theater Level Cash Flow and Adjusted EBITDA

TLCF is a common financial metric in the theater industry, used to gauge profitability at the theater level, before the effect of depreciation and amortization, general and administrative expenses, interest, taxes or other income and expense items. Digiplex uses Adjusted EBITDA as a supplemental liquidity measure because Digiplex finds it useful to understand and evaluate its results excluding the impact of non-cash depreciation and amortization charges, stock based compensation expenses, and nonrecurring expenses and outlays, prior to Digiplex’s consideration of the impacts of other potential sources and uses of cash, such as working capital items. Digiplex believes that TLCF and Adjusted EBITDA are useful to investors for these purposes as well.

TLCF and Adjusted EBITDA should not be considered alternatives to, or more meaningful than, GAAP measures such as net cash provided by operating activities. Because these measures exclude depreciation and amortization and they do not reflect any cash requirements for the replacement of the assets being depreciated and amortized, which assets will often have to be replaced in the future. Further, because these metrics do not reflect the impact of income taxes, cash dividends, capital expenditures and other cash commitments from time to time as described in more detail elsewhere in this report, they do not represent how much discretionary cash Digiplex has available for other purposes. Nonetheless, TLCF and Adjusted EBITDA are key measures used by Digiplex. Digiplex also evaluates TLCF and Adjusted EBITDA because it is clear that movements in these measures impact Digiplex’s ability to attract financing. TLCF and Adjusted EBITDA, as calculated, may not be comparable to similarly titled measures reported by other companies.

A reconciliation of TLCF and Adjusted EBITDA to GAAP net loss is calculated as follows (in thousands):

TLCF reconciliation:

(unaudited) (000’s)	Nine months ended March 31,		% Increase/ (Decrease)
	2014	2013

Net loss	$(3,928)	$(4,047)	(3%)
Addback:
General and administrative (1)	4,175	3,311	26%
Depreciation and amortization	4,279	3,385	26%
Income tax expense (benefit)	40	42	(5)%
Interest expense	1,267	773	64%
Other expense	88	46	91%
Deferred rent expense (5)	300	114	163%
Less:
Gain on sale of theater	(950)	—	100%

Consolidated TLCF	$5,271	$3,624	45%

(000’s)	Year ended June 30,		% Increase/ (Decrease)
	2013	2012

Net loss	$(5,256)	$(1,967)	167%
Addback:
General and administrative (1)	5,054	1,945	160%
Depreciation and amortization	4,049	1,147	253%
Income tax expense	175	42	317%
Interest expense	1,227	12	10,125%
Other expense	60	9	567%
Deferred rent expense (5)	324	63	414%

Consolidated TLCF	$5,633	$1,251	350%

Adjusted EBITDA reconciliation:

(unaudited) (000’s)	Nine months ended March 31,		% Increase/ (Decrease)
	2014	2013

Net loss	$(3,928)	$(4,047)	(3)%
Add back:
Depreciation and amortization	4,279	3,385	26%
Interest expense	1,267	773	64%
Income tax expense (benefit)	40	42	(5)%
Other expense	88	46	91%
Deferred rent expense (5)	300	200	50%
Stock-based compensation (2)	494	148	234%

Non-recurring organizational and M&A-related professional fees (3)	110	552	(80)%
Management fees (4)	805	255	216%
Start Media’s share of adjusted
EBITDA	(244)	98	(349)%
Less:
Gain on sale of theater	(950)	—	100%

Adjusted EBITDA of Digital Cinema Destinations Corp.	$2,261	$1,452	56%

(000’s)	Year ended June 30,		% Increase/ (Decrease)
	2013	2012
Net loss	$(5,256)	$(1,967)	167%
Add back:
Depreciation and amortization	4,049	1,147	253%
Interest expense	1,227	12	10,125%
Income tax expense	175	42	317%
Other expense	60	9	567%
Deferred rent expense (5)	324	63	414%
Stock-based compensation (2)	549	204	169%
Non-recurring organizational and M&A-related professional fees (3)	642	80	703%
Management fees (4)	543	—	NM
Start Media’s share of adjusted EBITDA loss	53	—	NM

Adjusted EBITDA of Digital Cinema Destinations Corp.	$2,366	$(410)	677%

(1)	TLCF is intended to be a measure of theater profitability. Therefore, Digiplex’s corporate general and administrative expenses have been excluded.
(2)	Represents the fair value of shares of Class A common stock and restricted stock awards issued to employees and non-employees for services rendered. As these are non-cash charges, Digiplex believes that it is appropriate to show Adjusted EBITDA excluding this item. The increase from the prior year is due to additional share grants to employees, issuances to non-employees in the normal course of business and the Company’s growth.
(3)	Primarily represents professional fees incurred in connection with specific acquisitions. Since the amounts will vary depending on the size and quantity of any acquisition, and are not part of ongoing operations of Digiplex’s theaters, Digiplex believes that it is appropriate to exclude these items from Adjusted EBITDA.
(4)	To add back management fees to Digiplex from JV.
(5)	Represents non-cash deferred rent expense which is included in facility lease expense in the consolidated statements of operations. As these are non-cash charges, Digiplex believes it is appropriate to show TLCF and Adjusted EBITDA excluding this item.

Critical Accounting Policies

Digiplex prepares its consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. As such, Digiplex is required to make certain estimates and assumptions that Digiplex believes are reasonable based upon the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. The significant accounting policies, which Digiplex believes are the most critical to aid in fully understanding and evaluating its reported consolidated financial results, include the following:

Revenue and Film Rent Expense Recognition

Revenues are recognized when admissions and concession sales are received at the box office. Other revenues primarily consist of screen advertising, theater rentals and parties. Sales are made either in cash or in the form of credit cards, which settle in cash within three days. Screen advertising revenues are recognized over the period that the related advertising is delivered on-screen. Theater rentals and party revenue are recognized at the time of the event. Digiplex records proceeds from the sale of gift cards and other advanced sale-type certificates in current liabilities and recognize admissions and concession revenue when a holder redeems the card or certificate. Digiplex recognizes unredeemed gift cards and other advanced sale-type certificates as revenue only after such a period of time indicates, based on historical experience that the likelihood of redemption is remote, and based on applicable laws and regulations. In evaluating the likelihood of redemption, Digiplex considers the period outstanding, the level and frequency of activity, and the period of inactivity.

Film rent expenses are accrued based on the applicable admissions and either mutually agreed upon firm terms or a sliding scale formula, which are generally established prior to the opening of the film, or estimates of the final mutually agreed upon settlement, which occurs at the conclusion of the film run, subject to the film licensing arrangement. Under a firm terms formula, Digiplex pays the distributor a mutually agreed upon specified percentage of box office receipts, which reflects either a mutually agreed upon aggregate rate for the life of the film or rates that decline over the term of the run. Under a sliding scale formula, Digiplex pays a percentage of box office revenues using a pre-determined matrix that is based upon box office performance of the film. The settlement process allows for negotiation of film rental fees upon the conclusion of the film run based upon how the film performs. Estimates are based on the expected success of a film. The success of a film can typically be determined a few weeks after a film is released when initial box office performance of the film is known. Accordingly, final settlements typically approximate estimates since box office receipts are known at the time the estimate is made and the expected success of a film can typically be estimated early in the film’s run. If actual settlements are different than those estimates, film rental costs are adjusted at that time.

Under Digiplex’s Exhibitor-Buyer Master License Agreement, Digiplex earns VPFs fees from the movie studios when a new digital title is shown on its screens. Digiplex may receive virtual print fees for up to the total costs of its digital systems, less a base amount of $9 thousand per system, but including any financing costs Digiplex may incur, over a maximum period of ten years from the date of its installations. Digiplex is eligible to receive these payments for approximately ten years, or until the amount of cumulative VPFs is equal to Digiplex’s costs. VPFs are treated as a reduction of film rent expense in Digiplex’s statements of operations. Below is a summary of the costs Digiplex incurred relating to the purchase of its digital projection systems to date less the base amount, the VPFs Digiplex has earned, and the administrative fees incurred (which add to the amounts Digiplex can receive for virtual print fees). Digiplex has incurred financing costs in connection with the acquisition of these systems, which is shown below.

(in thousands)
Balance at June 30, 2013	$4,382
Digital systems costs	839
Financing costs	463
VPFs earned	(850)
Exhibitor contribution	(54)
Administrative costs	85

Balance, March 31, 2014	$4,865

Depreciation and Amortization

Theater property and equipment are depreciated using the straight-line method over their estimated useful lives. In estimating the useful lives, Digiplex has relied upon its experience with such assets. Digiplex periodically evaluates these estimates and assumptions and adjust them as necessary. Adjustments to the expected lives of assets are accounted for on a prospective basis through depreciation expense. Leasehold improvements for which Digiplex pays and to which it has title are amortized over the shorter of the lease term or the estimated useful life.

Impairment of Long-Lived Assets

Digiplex reviews long-lived assets for impairment indicators whenever events or changes in circumstances indicate the carrying amount of the assets may not be fully recoverable. Digiplex assesses many factors including the following to determine whether to impair long-lived assets:

•	actual theater level cash flows;

•	future years budgeted theater level cash flows;

•	theater property and equipment carrying values;

•	amortizing intangible asset carrying values;

•	competitive theaters in the marketplace;

•	the impact of recent ticket price changes;

•	available lease renewal options; and

•	other factors considered relevant in Digiplex’s assessment of impairment of individual theater assets.

Long-lived assets are evaluated for impairment on an individual theater basis, which Digiplex believes is the lowest applicable level for which there are identifiable cash flows. The impairment evaluation is based on the estimated undiscounted cash flows from continuing use through the remainder of the theater’s useful life. The remainder of the useful life correlates with the available remaining lease period, which includes the probability of renewal periods for leased properties.

Impairment of Goodwill and Finite-Lived Intangible Assets

Digiplex evaluates goodwill for impairment annually and whenever events or changes in circumstances indicate the carrying value of the goodwill may not be fully recoverable. Digiplex evaluates goodwill for impairment for each theater as a reporting unit (the regions in which the Company conducts theater operations), based on an estimate of its relative fair value.

Finite-lived intangible assets are tested for impairment whenever events or changes in circumstances indicate the carrying value may not be fully recoverable.

Income Taxes

Digiplex uses an asset and liability approach to financial accounting and reporting for income taxes.

Recent Accounting Standard

In April 2014, the Financial Accounting Standards Board, which we refer to as “FASB”, issued ASU No. 2014-08, “Presentation of Financial Statements (Topic 205) and Property, Plant and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.” The amendments contained in this update change the criteria for reporting discontinued operations and enhances the reporting requirements for discontinued operations. Under the revised standard, a discontinued operation must represent a strategic shift that has or will have a major effect on an entity’s operations and financial results. The revised standard will also allow an entity to have certain continuing cash flows or involvement with the component after the disposal. Additionally, the standard requires expanded disclosures about discontinued operations that will provide financial statement users with more information about the assets, liabilities and expenses of discontinues operations. This ASU is effective for reporting periods beginning after December 15, 2014 with early adoption permitted, but only for disposals that have not been reported in financial statements previously issued or available for issue. Digiplex elected to early adopt this guidance effective January 1, 2014.

Off-Balance Sheet Arrangements

Other than the operating leases described herein, Digiplex does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on Digiplex’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Quantitative and Qualitative Disclosures about Market Risk

Digiplex does not hold instruments that are sensitive to changes in interest rates, foreign currency exchange rates or commodity prices. Therefore, Digiplex believes that it is not materially exposed to market risks resulting from fluctuations from such rates or prices.

MARKET PRICE OF AND DIVIDENDS ON DIGIPLEX’S COMMON EQUITY AND RELATED MATTERS

Class A Common Stock

Digiplex Class A common stock began trading on The NASDAQ Capital Market on April 17, 2012. Prior to that time, there was no public market for the Digiplex Class A common stock. See “Summary—Comparative Market Price and Dividend Information” beginning on page 24 for historic price information regarding Digiplex’s Class A common stock as reported by The NASDAQ Capital Market. As of June 18, 2014, there were 53 holders of record of Digiplex’s Class A common stock.

Class B Common Stock

There is no public trading market for Digiplex’s Class B common stock. As of June 17, 2014, there was one holder of record of Digiplex’s Class B common stock.

Dividend Policy

Digiplex has never paid any cash dividends on its Class A common stock or Class B common stock and does not anticipate paying any on its common stock in the foreseeable future. Under Digiplex’s loan agreement and under the merger agreement, it may not pay dividends on its common stock without the consent of the lender and Carmike, respectively. Subject to any contractual restrictions which may apply in the future, any future payment of dividends on Digiplex’s common stock would be in the sole discretion of its Board of Directors.

THE MERGER

The following is a discussion of the merger. You are urged to read carefully the merger agreement in its entirety, a copy of which is attached as Annex A to this proxy statement/prospectus and incorporated by reference herein. You are also urged to read the opinion of Maxim, Digiplex’s financial advisor, which is attached as Annex C to this proxy statement/prospectus and is incorporated by reference herein.

Background of the Merger

In April and May 2012, Digiplex completed its initial public offering, selling 2,523,900 shares of Class A common stock at an offering price of $6.10 per share. Thereafter, from time to time, the Digiplex Board of Directors, with input from senior management, has reviewed and discussed Digiplex’s long-term strategies and objectives, including ways to enhance Digiplex’s stockholder value and Digiplex’s performance.

Generally, the review by the Board of Directors and management of Digiplex’s strategies and objectives has centered on strategies to improve Digiplex’s existing operations and to pursue acquisition targets at prices that would provide accretive value to Digiplex’s stockholders due to resulting increases in revenue and EBITDA. Since its initial public offering, Digiplex’s publicly stated goal has been to create scale by operating at least one theater in each of 100 locations throughout the United States with approximately 1,000 screens in the aggregate. In furtherance of this goal, Digiplex’s business strategy has been to acquire cash flow positive theaters in free film zones in major markets, converting them (where necessary) to digital formats, seeking to increase theater attendance by offering alternative content (such as opera, dance, music sports and documentaries) and building experienced acquisition and marketing teams dedicated to alternative programming and distribution to implement Digiplex’s strategy. This strategy has transformed the theaters acquired by Digiplex into digital entertainment centers or destinations. Prior to its initial public offering, Digiplex was operating 3 theaters with an aggregate of 19 screens. As a result of its business strategy, as of September 30, 2013, Digiplex was operating 19 theaters with an aggregate of 184 screens, and was actively pursuing five theater acquisitions, two of which have since been consummated.

In connection with the execution of its business strategy, Mr. Mayo has frequently provided members of the Digiplex Board of Directors with information on various matters related to Digiplex’s business operations, articles and analyst reports relating to Digiplex, articles related to trends in the industry and industry performance, including the performance of major theater chains (including Carmike), and has received reactions and guidance from members of the Digiplex Board of Directors with respect to these communications. This exchange of information has occurred during meetings of the Board of Directors as well as informally via e-mails and telephone calls, including with respect to Mr. Mayo’s interactions with Carmike described below.

Digiplex’s Board of Directors and management have discussed at length the difficulties faced by Digiplex in executing its strategies and objectives. In particular, Digiplex’s theater acquisition strategy requires substantial additional financing, which has become increasingly difficult to accomplish on attractive terms, in part because of the limited trading volume of Digiplex’s common stock and the negative impact on the market price of Digiplex’s common stock that has resulted from additional offerings of its common stock. In furtherance of its strategy, on October 9, 2013, Digiplex completed a registered direct offering to certain institutional investors of 1,141,000 shares of Class A common stock at a purchase price of $5.00 per share, an approximate 16% discount from the market price of Digiplex’s Class A common stock on The NASDAQ Capital Market on the day prior to the announcement of the offering.

In October 2013, David Passman, the President and Chief Executive Officer of Carmike, and A. Dale Mayo, the Chief Executive Officer of Digiplex, met at an industry convention and discussed the merits of a potential business combination between Digiplex and Carmike. Following their meeting, Mr. Passman and Mr. Mayo had several additional discussions in October 2013 about a potential business combination of Digiplex and Carmike. During these discussions, Mr. Passman and Mr. Mayo generally discussed potential benefits and synergies from a business combination and preliminarily discussed the possible forms of consideration that might be received by Digiplex stockholders, including the possibility that consideration could be in the form of a mix of cash and Carmike common stock. Mr. Passman and Mr. Mayo did not discuss possible values at which a business combination could be consummated. Mr. Passman and Mr. Mayo discussed the benefits of issuing Carmike common stock to Digiplex’s stockholders, including the ability of Digiplex’s stockholders to participate in the combined company on a go-forward basis. Mr. Passman and Mr. Mayo agreed to engage in further exploratory discussions and preliminary due diligence and, as a result, a mutual confidentiality agreement was signed by Carmike and Digiplex on October 28, 2013.

In November 2013, Digiplex provided Carmike with certain requested financial information and responded to various questions raised by Carmike’s representatives. Digiplex delivered trailing 12-month financial statements for each of its theaters for the periods ended December 31, 2011, December 31, 2012 and September 30, 2013, and profit and loss statements for each theater for the 9-month period ended September 30, 2013. Digiplex also responded to various questions raised by Carmike in connection with the geographic areas in which Digiplex’s theaters were located, estimates of capital expenditures for theaters Digiplex had recently acquired, information with respect to Digiplex’s post-closing purchase money obligations with respect to the September 2012 acquisition of its Lisbon, Connecticut theater, and questions relating to the theater level cash flow for certain Digiplex theaters.

During this time period, Digiplex continued to pursue its strategy of acquiring theaters by contacting and discussing acquisitions with potential sellers of theaters and exploring financing opportunities with lenders and others. On November 7, 2013, Digiplex entered into a purchase agreement to acquire a theater in Londonderry, New Hampshire; on December 13, 2013, Digiplex entered into a purchase agreement to acquire a theater in Sarver, Pennsylvania; and on December 19, 2013, Digiplex consummated its purchase of an 8-screen theater in Mechanicsburg, Pennsylvania.

In early January 2014, Mr. Passman contacted Mr. Mayo and suggested that they arrange a meeting between representatives of the management teams of Carmike and Digiplex to enable Carmike to conduct additional due diligence, particularly with respect to Digiplex’s operations and structure.

On January 8, 2014, representatives of Carmike and Digiplex met at the Morristown Municipal Airport in Morristown, New Jersey. During the meeting, the parties discussed Digiplex’s business in general, including a summary review of the operations of each of Digiplex’s theaters. Digiplex and Carmike also discussed Digiplex’s loan agreement with Northlight Trust I, the nature and legal structure of its joint venture, Start/Media Digiplex, LLC, and change of control provisions in those agreements and other material agreements to which Digiplex is a party. After the meeting, Digiplex provided Carmike with a copy of the operating agreement for Start/Media Digiplex, LLC and a schedule of rent obligations for its theater leases.

Following the meeting on January 8, 2014, Mr. Mayo and Mr. Passman had three additional conversations in January 2014 regarding a possible business combination of Carmike and Digiplex. During these discussions, Mr. Mayo and Mr. Passman discussed, among other things, the historical performance of Digiplex’s existing theaters, Digiplex’s acquisition pipeline for the purchase of theaters from third parties, which we refer to in this proxy statement/prospectus as “potential pipeline transactions,” Digiplex’s growing in-house capabilities to acquire and market alternative content, and Digiplex’s continuing development of a distribution business for alternative content beyond Digiplex’s own theater circuit. In one of these discussions, Mr. Mayo indicated to Mr. Passman that he believed Digiplex’s enterprise value was approximately $64 million (or approximately $6.08 per share of Digiplex stock as of January 30, 2014). Mr. Mayo’s belief as to valuation was based on his views of the historical performance of Digiplex’s theaters, improvements in the performance of Digiplex’s more recently acquired theaters, Digiplex’s increasing capabilities to attract and market alternative content, and the value of the potential pipeline transactions.

On January 30, 2014, Mr. Passman indicated to Mr. Mayo that Carmike’s preliminary view of the enterprise value of Digiplex was approximately $54 million (or approximately $4.81 per share of Digiplex stock as of such date), reflecting a multiple of six times historical theater level cash flow. Mr. Passman noted that Carmike’s valuation was based on its preliminary due diligence and included the view that Carmike would incur significant costs to acquire the interest held by Start Media, LLC in the joint venture Start Media/Digiplex, LLC and the need to pay off Digiplex’s outstanding loan with Northlight Trust I. Mr. Mayo and Mr. Passman discussed the reasons for the valuation gap, including their differing views with respect to the value of the potential pipeline transactions.

On February 7, 2014, Carmike sent Digiplex a written, non-binding preliminary expression of interest to acquire all of the outstanding equity interests of Digiplex from its stockholders in exchange for a combination of cash and Carmike common stock, with the exchange ratio for conversion of Digiplex’s common stock into shares of Carmike common stock to be determined by the parties after further due diligence by Carmike. The preliminary expression of interest stated that Carmike’s acquisition price for Digiplex, on an enterprise value basis, was approximately $59.5 to $64 million (or approximately $5.65 to $6.08 per share as of such date) comprised of: (i) $52.5 million for Digiplex’s existing theaters (based on six times multiple pro forma theater level cash flow), (ii) approximately $4.5 to $9 million for potential pipeline transactions and (iii) $2.5 million for Digiplex’s distribution business. The acquisition price assumed that Digiplex would have no indebtedness and no capitalized lease obligations, Carmike would acquire all of the equity interests of Digiplex, and Carmike would acquire one hundred percent of Start Media/Digiplex, LLC. The expression of interest also contained a demand for an exclusivity provision which would require Digiplex to conduct exclusive negotiations with Carmike until the earlier of the execution of a definitive agreement with respect to a business combination or March 31, 2014. Mr. Mayo provided a copy of the Carmike letter to the members of the Digiplex Board of Directors.

On February 12, 2014, at its regularly scheduled board meeting, the Digiplex Board of Directors discussed the preliminary expression of interest received from Carmike. Brett Marks, Digiplex’s Director of Business Development, and Warren Colodner, Digiplex’s General Counsel, also attended this meeting. Mr. Mayo expressed his belief that it would be in the best interest of Digiplex’s stockholders to continue to explore a possible business combination with Carmike and suggested that, as long as an acceptable exchange ratio could be negotiated, a business combination with Carmike that included a substantial stock component in the purchase price could be attractive to Digiplex’s stockholders. Mr. Mayo based his belief on the risks and challenges facing Digiplex, including the substantial costs and dilutive nature of available capital for further expansion of Digiplex, the increasing difficultly and cost for Digiplex to finance acquisitions (including the recent agreements to acquire theaters in Londonderry and Sarver), the fact that further reliance upon offerings of Digiplex equity in the capital markets on attractive terms would be difficult because of the limited trading volume of Digiplex’s common stock on The NASDAQ Capital Market, and the fact that the limited trading volume of Digiplex’s common stock and the small number of analysts following Digiplex presented challenges to potential increases in the market price of Digiplex’s common stock notwithstanding any future success by Digiplex in achieving its strategy. The Digiplex Board of Directors discussed the various challenges facing Digiplex as a standalone entity and the potential synergies that could be achieved through a combination with Carmike, including the ability of Digiplex’s stockholders to participate in the combined company on a go-forward basis. The Digiplex Board of Directors also discussed initiating discussions with other potential buyers and decided against doing so because of the low probability that such discussions would result in terms as favorable as those proposed by Carmike and the risk of leaks and the potential distraction to management and employees. Also, the Digiplex Board of Directors believed that if there were other potential interested buyers on favorable terms, they would contact Digiplex after the announcement of a business combination with Carmike if one was to occur. As part of this discussion, members of the Board of Directors stated that Digiplex should consider retaining an investment banking firm to advise the Board of Directors with respect to a potential transaction, including regarding the fairness to Digiplex’s stockholders, from a financial point of view, of Carmike’s preliminary expression of interest and any subsequent proposals that may be forthcoming from Carmike. The Digiplex Board of Directors also discussed the terms of the expression of interest and the demand for exclusivity made by Carmike. The Digiplex Board of Directors was familiar with Carmike’s performance and position in the industry and recognized the potential synergies that could be achieved through a combination with Carmike and believed that, if an acceptable price could be negotiated, a transaction that involved a substantial stock component as part of the consideration could be desirable for Digiplex stockholders. After further discussion, the Digiplex Board of Directors unanimously approved Mr. Mayo continuing discussions, on Digiplex’s behalf, with Mr. Passman and, with certain edits in language, authorized Mr. Mayo to countersign and return to Carmike the written non-binding expression of interest, which included an exclusivity provision. The Digiplex Board of Directors also directed Digiplex management to actively continue to pursue negotiations related to the potential pipeline transactions as part of Digiplex’s efforts to establish an enterprise value of at least $64 million and to keep the members of the Board of Directors informed of any significant developments.

Following the execution of the preliminary expression of interest, Carmike expanded its due diligence activities with respect to Digiplex and its operations, including a review of Digiplex’s material contracts and financial information, as well as information related to its potential pipeline transactions and its distribution business and alternative programming capabilities. Digiplex provided Carmike with, among other information, financial reports and financial projections, including financial information regarding the potential pipeline transactions and projected increases in theater level cash flow that would result from consummation of each potential pipeline transaction. Carmike’s due diligence continued throughout late February and early March 2014.

On March 14, 2014, following a due diligence call between Digiplex, Carmike and Carmike’s representatives, Mr. Mayo updated Digiplex’s Board of Directors on the status of discussions with Carmike. Mr. Mayo informed Digiplex’s Board of Directors that various issues would likely need to be addressed as Carmike continued its due diligence process and that the most important issue would be determining the value attributable to the potential pipeline transactions. Mr. Mayo also informed Digiplex’s Board of Directors that there appeared to be a difference of approximately $5 million between Carmike’s valuation of Digiplex and an enterprise value of $64 million, which was Mr. Mayo’s view as to the valuation of Digiplex.

On March 18, 2014, King & Spalding LLP, legal counsel for Carmike, which we refer to in this proxy statement/prospectus as “King & Spalding”, sent a draft merger agreement to Digiplex which included, among other things: a no-solicitation covenant subject to a “fiduciary out” for unsolicited proposals, limitations on Digiplex’s ability to respond to possible competing acquisition proposals subject to a “fiduciary out”, a “force the vote” provision, a termination fee equal to 4% of Digiplex’s fully-diluted equity value that would be payable by Digiplex to Carmike in certain circumstances if the merger agreement was terminated, and provisions contemplating that Mr. Mayo would be required to enter into a non-competition and non-solicitation agreement and a voting agreement to vote his shares of Digiplex stock in favor of the transaction. The draft merger agreement contemplated a structure whereby Digiplex would merge with and into Merger Sub, with Merger Sub continuing as the surviving entity. The draft merger agreement also contemplated that Digiplex’s stockholders would receive a combination of cash and Carmike common stock in exchange for each share of Digiplex common stock. The number of shares of Carmike common stock that Digiplex stockholders would receive on conversion of each share of Digiplex common stock was left blank in the draft merger agreement.

On March 21, 2014, Digiplex consummated its purchase of a 7-screen theater in Bel Air, Maryland and made its final payment of the purchase price for the Mechanicsburg, Pennsylvania theater.

On March 26, 2014, Digiplex delivered preliminary comments to the merger agreement to Carmike, including a proposal that Digiplex’s stockholders would be entitled to elect cash or stock as the merger consideration, subject to certain limitations. Digiplex also requested specificity regarding the terms of the voting agreement and non-competition and non-solicitation agreement that Carmike had proposed Mr. Mayo would enter into simultaneously with the execution of the merger agreement.

On March 31, 2014, Carmike requested a 30-day extension of the exclusivity period. On April 1, 2014, Digiplex agreed to a 30-day extension of the exclusivity period until April 30, 2014.

On April 7, 2014, the Digiplex Board of Directors held a telephonic board meeting. Also in attendance at this meeting was a representative of Eaton & Van Winkle LLP, which we refer to in this proxy statement/

prospectus as “Eaton & Van Winkle”, Mr. Colodner and Mr. Marks. During the meeting, Mr. Mayo presented an update on discussions with Carmike with respect to the proposed business combination, including the extension of the exclusivity period, and Mr. Colodner updated the Board of Directors with respect to the ongoing due diligence that was being performed by Carmike and its representatives. The Board of Directors discussed the cash and stock mix of consideration set forth in the draft merger agreement, including the benefits of the stock component because it would allow Digiplex’s stockholders to participate in the combined company on a go-forward basis. Digiplex’s Board of Directors also discussed that it preferred for each Digiplex stockholder to have the right to elect whether such stockholder would receive cash and/or Carmike common stock. Digiplex’s Board of Directors believed some of Digiplex’s stockholders would prefer to receive Carmike common stock, on a tax-free basis, as a way of participating in and benefitting from the long-term value that could accrue to Digiplex’s stockholders from the combined company.

During this meeting, Digiplex’s Board of Directors also discussed the strategic options available to Digiplex, including the challenges that Digiplex would face as a standalone entity due to the high cost of financing required for Digiplex to pursue its theater acquisition strategy which would make it difficult to consummate acquisitions that would be accretive to Digiplex’s stockholders. Digiplex’s Board of Directors discussed the potential advantages that could be achieved through a combination with Carmike or with another company, including the possibility that Carmike or another company could provide or facilitate financing for Digiplex’s theater acquisition strategy. Digiplex’s Board of Directors also considered whether there were other potential acquirers of the Company, the ability of those potential acquirers to consummate a transaction, and other related matters. In connection with this discussion, the Digiplex Board of Directors considered whether to initiate a competitive sales process to explore a transaction with potential acquirers other than Carmike and the desirability of establishing a special committee of the Board of Directors to evaluate a proposed business combination and to assume primary responsibility for negotiations with Carmike. Digiplex’s Board of Directors considered whether other strategic buyers would be interested in combining with Digiplex and concluded that Carmike was the most likely buyer because it appeared to have a complementary acquisition strategy and the location of Digiplex theaters were located in areas and states in which Carmike did not currently operate theaters. Digiplex’s Board of Directors also discussed the possibility of considering a transaction with a private equity buyer but concluded that it would not be as favorable to Digiplex’s stockholders as a business combination with Carmike. The Board of Directors unanimously agreed to establish a special committee of the Board of Directors, which we refer to in this proxy statement/prospectus as the “special committee”, and appointed the four independent members of the Board of Directors to serve on the special committee, consisting of Neil T. Anderson, Richard Casey, Martin B. O’Connor, II and Carolyn Ullerick. This decision was based on the Digiplex’s Board of Directors belief that, given Mr. Mayo’s controlling ownership stake in Digiplex, it would be in the best interest of Digiplex’s stockholders for a special committee of independent directors to consider any proposed transaction and meet as an independent group to review any matters that might arise during the course of negotiations, with the benefit of advice from an independent financial advisor and outside counsel. The independent members of the Board of Directors agreed to serve on the special committee and were assured by the entire Board of Directors of Digiplex’s support in fulfilling their responsibilities in connection therewith. During this board meeting, the special committee determined that it would retain Eaton & Van Winkle to act as legal counsel to the special committee.

At this board meeting, Digiplex’s Board of Directors also discussed whether to engage an investment banking firm to provide a view as to whether or not the proposed transaction was fair to Digiplex’s stockholders from a financial point of view. During the meeting of Digiplex’s Board of Directors, the special committee also determined that it would have primary responsibility for setting the negotiation strategy with Carmike, with Mr. Mayo acting as Digiplex’s principal spokesman, subject to the special committee’s active oversight, including relaying the special committee’s position on issues to Mr. Passman. The special committee also discussed potential candidates to serve as investment banker and, after receiving input from members of the Digiplex Board of Directors, determined that it would interview Maxim to consider whether Maxim should be retained by the special committee to render an opinion as to whether or not a proposed transaction was fair from a financial point of view.

On April 9, 2014, a meeting of the Board of Directors of Digiplex was held telephonically. Mr. Colodner and a representative of Eaton & Van Winkle were also in attendance. The Digiplex Board of Directors discussed certain material issues set forth in the draft merger agreement, including whether the transaction should be structured as a cash election merger such that Digiplex stockholders would have the option, with certain limitations, of converting their Digiplex common stock for either Carmike common stock or cash, or potentially a combination of the two. Mr. Colodner advised the Board of Directors that Digiplex’s joint venture partner, Start Media, LLC, had indicated its willingness to sell its interest in the joint venture to Digiplex for an amount equal to a return of its cash investment and its preferred return of 6% per annum as set forth in the operating agreement of Start Media/Digiplex, LLC. Mr. Colodner also reviewed with the Board of Directors the potential pipeline transactions, the status of the negotiations with respect to the potential pipeline transactions and related matters. The Board of Directors discussed the possible positive and negative impact of the potential pipeline transactions on the merger consideration to Digiplex’s stockholders and the information being prepared by Digiplex for Carmike with respect to the value of the potential pipeline transactions. The Board of Directors also discussed Maxim’s qualifications and independence to serve as financial advisor to the special committee to evaluate the fairness of the merger consideration to Digiplex’s stockholders from a financial point of view. During this Digiplex Board of Directors meeting, the special committee also determined that Neil T. Anderson should serve as Chairman of the special committee. Mr. Anderson accepted the appointment.

On April 10, 2014, a meeting between members of the special committee and representatives of Maxim was held telephonically. Mr. Mayo, Mr. Colodner and a representative of Eaton & Van Winkle participated in portions of the meeting. Mr. Mayo introduced the Maxim representatives to those in attendance. During the meeting, Maxim made a detailed presentation of its qualifications with respect to whether or not the merger consideration payable to Digiplex’s stockholders in a potential transaction was fair from a financial point of view. Following a discussion of Maxim’s qualifications, the special committee decided to retain Maxim. The decision to retain Maxim was based on the fact that Maxim had extensive knowledge about Digiplex and its operations, having served as the lead underwriter in Digiplex’s initial public offering and having issued an analyst report on Digiplex.

In mid-April, the parties continued to negotiate the economic terms of the potential transaction and their respective valuations of Digiplex, with Macquarie Capital (USA) Inc., Carmike’s financial advisor, which we refer to in this proxy statement/prospectus as “Macquarie Capital”, showing an enterprise valuation of $65.9 million (or approximately $4.45 of equity value per share, based on available information as of such date), after taking into account the potential pipeline transactions, and $46.4 million (or approximately $3.76 of equity value per share, based on available information as of such date), without taking into account the potential pipeline transactions, and Digiplex seeking an enterprise valuation as high as $77.7 million (or approximately $6.02 of equity value per share, based on available information as of such date), after taking into account the potential pipeline transactions. The principal areas of negotiation and analysis were the multiple of theater level cash flow that should be used as a valuation metric, the extent of the continuing improvements in the performance of Digiplex’s more recently acquired theaters, future revenue assumptions, the potential for increased revenues from screen additions at certain theaters, the potential for real estate tax savings, anticipated improvements in operating efficiencies and costs of concessions at theaters within the potential pipeline transactions, improvements in the results of the theaters within the potential pipeline transactions, and the value of Digiplex’s distribution business.

On April 16, 2014, Mr. Mayo and Mr. Passman discussed the possibility of a business combination that would be structured as an all-stock transaction, with Digiplex’s stockholders receiving the merger consideration entirely in Carmike common stock. Mr. Mayo and Mr. Passman discussed the fact that an all-stock transaction would allow Digiplex’s stockholders to participate in the potential upside of the combined company even more than in a mixed cash-stock deal. Mr. Mayo and Mr. Passman also discussed the possibility of establishing an exchange ratio based on the comparative volume-weighted average price, which we refer to in this proxy statement/prospectus as “VWAP”, of Digiplex’s common stock on The NASDAQ Capital Market and Carmike’s stock on The NASDAQ Global Market over a specified period to be determined by the parties.

On April 18, 2014, the Digiplex Board of Directors held a telephonic meeting to discuss the possibility of an all-stock transaction and the possible metrics to determine the exchange ratio. During the meeting, the members of the special committee expressed their views that the exchange ratio should reflect a premium to Digiplex’s stockholders and should not be based simply on the relative comparative value of the common stock of Carmike and Digiplex. After discussion, the special committee and the entire Board of Directors concluded that an all-stock transaction could ultimately result in more long term value to Digiplex’s stockholders and should be explored further.

On April 23, 2014, Carmike delivered an updated written non-binding proposal to Digiplex with respect to a potential business combination of Carmike and Digiplex proposing that the exchange ratio be calculated based on the VWAPs for Digiplex’s and Carmike’s common stock for 30 consecutive trading days prior to the execution of the merger agreement. The letter stated, by way of example, that if the merger agreement had been signed on April 15, 2014, the resulting exchange ratio based upon such VWAP formula would have been 0.17 shares of Carmike common stock for each share of Digiplex’s common stock. On the same day, the Digiplex Board of Directors met telephonically to discuss Carmike’s proposal. A representative of Eaton & Van Winkle, Mr. Marks and Mr. Colodner also attended the meeting. The Board of Directors discussed the proposal and the strategy for further negotiations. During the meeting of the Digiplex Board of Directors, after detailed discussions of these issues, the members of the special committee advised the Board of Directors of its view that the illustrative price resulting from the VWAP formula was insufficient and that this view should be communicated to Carmike. Mr. Mayo called Mr. Passman that evening and advised Mr. Passman that an exchange ratio of 0.17 shares of Carmike common stock for each share of Digiplex common stock was unacceptable to the special committee. Mr. Passman indicated that he would consider the issues and respond to Mr. Mayo. A telephonic meeting of the Board of Directors of Digiplex was held on April 24, 2014, where the exchange ratio was discussed further and the Board of Directors was advised by Mr. Mayo that Carmike had not responded to the issues raised during their discussion on the previous day.

On April 25, 2014, a revised draft of the merger agreement was provided by King & Spalding to Eaton & Van Winkle. The structure reflected in the revised draft of the merger agreement was that Merger Sub would merge with and into Digiplex, with Digiplex continuing as the surviving entity, and that each share of outstanding Digiplex common stock would be exchanged solely for shares of Carmike common stock, except that cash would be paid to Digiplex stockholders in lieu of fractional shares. The exchange ratio was left blank in the draft merger agreement. Also, Carmike had inserted placeholders in the draft merger agreement to deal with the potential pipeline transactions, but those provisions were reserved for further discussion by the parties based on Carmike’s due diligence. In addition, Carmike had reduced the termination fee that would be payable by Digiplex in certain circumstances if the merger agreement was terminated from 4% of Digiplex’s fully-diluted equity value to 3.9% of Digiplex’s fully-diluted equity value.

On April 28, 2014, Mr. Mayo and Mr. Passman met telephonically and Mr. Passman indicated that Carmike would consider negotiating a fixed exchange ratio rather than an exchange ratio based on a VWAP formula and proposed increasing the exchange ratio from 0.17 to 0.185 shares of Carmike’s stock for each share of Digiplex common stock. This telephonic conversation was followed by a letter from Carmike to Digiplex providing a revised non-binding expression of interest and providing for an exchange ratio of 0.185 shares of Carmike common stock for each share of Digiplex’s common stock. The letter indicated that the terms of the transaction remained subject to satisfactory completion of Carmike’s due diligence and negotiation of a mutually acceptable form of merger agreement. Mr. Mayo advised the other members of Digiplex’s Board of Directors and was instructed to continue the negotiations.

On April 30, 2014, the special committee met with Maxim. A representative of Eaton & Van Winkle attended this meeting. The special committee asked numerous questions of Maxim, including whether its fairness opinion would take into account the value of the potential pipeline transactions and whether the opinion would include an analysis of the value of Carmike’s stock to be received by Digiplex’s stockholders in the merger. Maxim indicated that its opinion would not take into account Digiplex’s pipeline of proposed acquisition targets since there could no assurance that the pipeline transactions would be consummated. Maxim also noted that Carmike’s common stock was widely held and actively traded, with its value established by trading on The NASDAQ Global Market. An additional meeting of the special committee and Maxim was held on May 7, 2014, to further discuss the fairness opinion and the procedures with respect to its delivery to the special committee. Maxim indicated its preliminary view that the exchange ratio of 0.185 shares of Carmike common stock for each share of Digiplex common stock then being proposed for the transaction appeared to be fair from a financial point of view. Maxim qualified its views, noting that its analysis was not complete and that Maxim was continuing to work on its analysis.

On May 7, 2014 and May 8, 2014, respectively, initial drafts of the non-competition agreement and non-solicitation agreement and the voting agreement proposed to be executed by Mr. Mayo were provided by King & Spalding to Eaton & Van Winkle. Between May 7, 2014 and May 15, 2014, representatives of King & Spalding and Eaton & Van Winkle continued to negotiate the terms of the draft merger agreement and the voting agreement.

On May 9, 2014, the special committee met telephonically with Maxim and conducted a detailed review of the written assumptions and analysis that would form the basis of the fairness opinion, a draft of which had been delivered to the special committee the previous day. A representative of Eaton & Van Winkle attended this meeting. Maxim’s valuation analysis focused on four factors: (i) market trading analysis, (ii) public comparable company analysis, (iii) precedent transaction analysis and (iv) discounted cash flow analysis. The special committee reviewed the Maxim analysis carefully with Maxim’s representatives. Members of the special committee asked questions throughout the presentation.

On May 11, 2014, the Carmike Board of Directors met to discuss the transaction. Representatives of Macquarie Capital and King & Spalding also participated in the meeting. After discussion of the transaction and the draft merger agreement, the Carmike Board of Directors unanimously voted to approve and adopt the merger agreement, merger and related transactions.

On May 12, 2014, the special committee met in person with representatives of Maxim at Digiplex’s headquarters in Westfield, New Jersey. A representative of Eaton & Van Winkle attended this meeting. During this meeting, the members of the special committee again discussed the Maxim analysis and raised additional questions. Maxim restated its view that the merger consideration being discussed was fair to Digiplex’s stockholders from a financial point of view, qualified by the fact that its views were subject to the issuance of the final fairness opinion. Maxim was then excused from the meeting and the special committee reviewed with the representative of Eaton & Van Winkle the provisions of the most recent draft of the merger agreement, including the issues that remained unresolved. The special committee discussed the proposed termination fee and expense reimbursement amount equal to 3.9% and 2%, respectively, of Digiplex’s fully-diluted equity value contained in the most recent draft of the merger agreement. After discussion, the special committee concluded that it would request for Carmike to reduce the termination fee to 2% and cap the expense reimbursement at 1% of Digiplex’s fully-diluted equity value. Relating to the sections of the merger agreement which might affect the fiduciary responsibilities of the Board of Directors of Digiplex, particularly the “force the vote” provisions of the merger agreement, the special committee determined that it would request for Carmike to delete the “force the vote” provisions from the merger agreement. The special committee instructed the representative of Eaton & Van Winkle to advise King & Spalding of its positions on the termination fee, the expense reimbursement amount and the “force the vote” provisions in the merger agreement. The special committee also reviewed in detail the obligations of Mr. Mayo pursuant to the voting agreement proposed by Carmike. After discussions of the provisions in the voting agreement, the special committee concluded that it would ask for a commitment from Mr. Mayo that, other than the shares of Digiplex common stock that he would be contractually obligated to vote in favor of the merger pursuant to the voting agreement, he would not vote other shares of Digiplex’s common stock owned by him in favor of the merger if the Board of Directors of Digiplex changed its recommendation in connection with the proposed merger. The meeting of the special committee was adjourned, and was then immediately followed by a meeting of the entire Board of Directors of Digiplex at Digiplex’s headquarters. Mr. Colodner, a representative of Eaton & Van Winkle and Mr. Marks also attended the meeting. Maxim also attended the meeting and presented the Maxim analysis to the entire Board of Directors. There was detailed discussion of the Maxim analysis and detailed questions asked by Mr. Mayo and others in attendance as to the various aspects of the analysis. Maxim restated its view that the merger consideration being discussed appeared to be fair to Digiplex’s stockholders from a financial point of view, stating that its views remained subject to the issuance of the final fairness opinion. After Maxim was excused from the meeting, the special committee asked Mr. Mayo to agree that, other than his shares of Digiplex common stock he was required to vote in favor of the merger under the voting agreement, he would not vote his other shares of Digiplex common stock in favor of the merger if the Board of Directors changed its recommendation in connection with the Carmike transaction. After discussion, Mr. Mayo indicated that as a stockholder of the Company, he was entitled to vote his shares of Digiplex common stock as he thought appropriate and that he was unwilling at that time to make a commitment as to how he would vote his shares that were not covered by the voting agreement in the future.

On May 12, 2014, a revised draft of the merger agreement was provided by King & Spalding to Eaton & Van Winkle. The revised draft contained Carmike’s position on the unresolved issues, including with respect to the potential pipeline transactions. This draft of the merger agreement contained a new condition precedent to Carmike’s obligations to consummate the merger requiring that purchase agreements with respect to each potential pipeline transaction had to be in full force and effect and contain terms acceptable to Carmike in its sole discretion. In addition, the draft merger agreement contained a mechanism to adjust the merger consideration whereby there would be a reduction in the exchange ratio if a potential pipeline transaction was terminated prior to the effective time of the merger or if any purchase agreement related to a potential pipeline transaction did not provide for the closing of such potential pipeline transaction at least 60 days following the closing of the merger. The draft merger agreement did not contain the schedule of potential pipeline transactions and the corresponding reduction to the exchange ratio that would apply if a potential pipeline transaction was terminated or did not provide for the 60 day closing period. The draft merger agreement also contained a reduction in the termination fee from 3.9% of Digiplex’s fully-diluted equity value to 3% of Digiplex’s fully-diluted equity value.

On May 13, 2014, following increases in the market price of Carmike common stock mainly due to the announcement of National Cinemedia’s acquisition of Screenvision, a company in which Carmike is a minority stockholder, Mr. Passman called Mr. Mayo to advise him that Carmike was not willing to proceed with the transaction based on an exchange ratio of 0.185 shares of Carmike common stock for each share of Digiplex common stock, and indicated that he believed that Carmike would proceed with an exchange ratio of 0.17. Mr. Mayo replied that the special committee would find an exchange ratio of 0.17 unacceptable. After discussion, Mr. Passman indicated that he would discuss internally an exchange ratio of 0.1775 and Mr. Mayo agreed that he would present a 0.1775 exchange ratio to the special committee for its consideration.

On May 14, 2014, Digiplex’s Board of Directors met telephonically and reviewed the most recent draft of the merger agreement which had been delivered by King & Spalding on May 12, 2014. A representative of Eaton & Van Winkle, Mr. Colodner and Mr. Marks attended the meeting. The Digiplex Board of Directors discussed the reduction of the exchange ratio from 0.185 to 0.1775 and concluded that it was not likely that a higher exchange ratio could be achieved given the recent increase in the market value of Carmike’s common stock and the premium that the proposed exchange ratio would provide to Digiplex’s stockholders. The special committee also discussed the proposed reduction of the termination fee to 3% of Digiplex’s fully-diluted equity value and noted that its comment to cap expense reimbursement at 1% of Digiplex’s fully-diluted equity value had been rejected by Carmike. The special committee expressed concern with respect to the contemplated treatment of potential pipeline transactions, including the fact that, as currently proposed, Digiplex would not have an opportunity to substitute an additional pipeline transaction if a potential pipeline transaction was terminated. In addition, the special committee believed that since Carmike had performed substantial due diligence with respect to the potential pipeline transactions, the provision allowing Carmike to reject a potential pipeline transaction based on its terms was unwarranted. Moreover, the special committee concluded that the condition precedent to closing with respect to the potential pipeline transactions was overbroad and had the effect of giving Carmike an option to consummate or not to consummate the merger transaction. The special committee indicated that there were too many open issues in the merger agreement for it to make a recommendation to the full Board of Directors with respect to the merger agreement at the present time and the meeting was then adjourned.

That evening, Mr. Mayo called Mr. Passman and relayed to him the concerns expressed at the special committee meeting of Digiplex earlier that day. Mr. Mayo advised Mr. Passman, among other things, that the condition precedent to Carmike’s obligations to consummate the merger relating to the potential pipeline transactions was unacceptable in its then present form, and that Digiplex needed to have the opportunity to introduce replacement pipeline transactions in the event of the termination of a potential pipeline transaction.

On May 15, 2014, the special committee met telephonically to discuss the most recent draft of the merger agreement which had been delivered earlier that day. In the most recent draft, the condition precedent to Carmike’s obligation to consummate the merger relating to the potential pipeline transactions was deleted and Digiplex was afforded the opportunity to present to Carmike a substitute pipeline transaction to replace any terminated pipeline transaction, provided that the substitute pipeline transaction was of equal or greater value than the terminated pipeline transactions and acceptance of the substitute pipeline transaction would be in Carmike’s sole and exclusive discretion. The special committee also discussed the schedule which had been delivered by Carmike which identified the potential pipeline transactions and the corresponding reductions in the exchange ratio that would occur if a potential pipeline transaction was terminated. The special committee considered the advice it had received from management that there was a substantial likelihood that the potential pipeline transactions would be consummated pursuant to the current terms of the potential pipeline transactions. The special committee also considered the fact that if all the pipeline transactions were terminated and no replacement pipeline transactions were presented to or accepted by Carmike, the exchange ratio would be reduced by an aggregate of 0.014. The special committee discussed these and other suggested modifications to the merger agreement in detail and concluded that the modifications that were made were acceptable. Representatives of Maxim were then invited to join the meeting and indicated to the special committee that, based upon its analysis of the current proposal from Carmike, Maxim was prepared to deliver the fairness opinion requested by the special committee. After discussions, the special committee determined that the merger agreement and the transactions contemplated thereunder, including the merger, were in the best interest of Digiplex’s stockholders and unanimously recommended to the entire Digiplex Board of Directors the approval and adoption of the merger agreement and the transactions contemplated thereby, including the merger. The members of the Digiplex Board of Directors that were not members of the special committee then joined the meeting. Maxim delivered its verbal opinion to the special committee and the entire Board of Directors of Digiplex that the merger consideration is fair to Digiplex’s stockholders from a financial point of view and indicated that it was prepared to follow up with its opinion in writing. The Digiplex Board of Directors requested Maxim to deliver its written fairness opinion by e-mail at that time, which Maxim provided. The special committee reiterated its recommendation to the entire Board of Directors that the merger agreement and the transactions contemplated thereby, including the merger, be approved and adopted, and subsequent to that recommendation, the entire Board of Directors of Digiplex unanimously resolved to approve and adopt the merger agreement and the transactions contemplated thereby, including the merger.

The merger agreement was executed shortly after the conclusion of the May 15 meeting of the Digiplex Board of Directors.

On May 15, 2014, Digiplex and Carmike issued press releases announcing the execution of the merger agreement.

Carmike’s Reasons for the Merger

At its meeting held on May 11, 2014, after due consideration and consultation with Carmike’s management and legal and financial advisors, the Board of Directors of Carmike unanimously approved entry into the merger agreement. In doing so, the Carmike Board of Directors considered the business, assets, liabilities, results of operations, financial performance, strategic direction and prospects of Digiplex and determined that the merger was in the best interests of Carmike. In making its determination, Carmike’s Board of Directors focused on a number of factors, including the following:

•	Digiplex’s strong brand and circuit of quality theatres in leading markets;

•	the opportunity to add five new states (i.e., Arizona, Connecticut, Maryland, Massachusetts and New Hampshire) to Carmike’s expanding geographic footprint;

•	Digiplex’s industry-leading alternative programming business, including its interest in the DigiNext distribution platform;

•	the opportunity to realize growth and cost savings, primarily through reductions in general and administrative costs;

•	the per share merger consideration, the fact that the exchange ratio is fixed (subject only to potential downward adjustment for Terminated Pipeline Transactions as described in this proxy statement/prospectus), and the resulting percentage ownership interest that current Digiplex stockholders would have in Carmike following the merger; and

•	the terms and conditions of the merger agreement, including the conditions to the completion of the merger, the circumstances under which the merger agreement could be terminated and the impact of such termination, and the potential payment by Digiplex of a termination fee or Carmike’s transaction expenses.

This description of information and factors considered by the Board of Directors of Carmike includes all of the material factors that were considered, but is not intended to be exhaustive. In view of the wide variety of factors considered by the Board of Directors of Carmike in evaluating the merger, and the complexity of these matters, Carmike’s Board of Directors did not attempt to quantify, rank or otherwise assign relative weight to these factors. In addition, different members of the Carmike Board of Directors may have given different weight to different factors.

The foregoing description of factors supporting the Carmike Board of Directors’ approval of the merger is forward-looking in nature, and should be read in light of the matters discussed in the “Cautionary Statement Regarding Forward-Looking Statements” on page 34.

Digiplex Board of Directors’ Recommendation

At a meeting held on May 15, 2014, the Digiplex Board of Directors, after considering various factors and with the unanimous recommendation of the special committee, unanimously: (i) approved, adopted and authorized in all respects the merger agreement and the transactions contemplated thereby, including the merger, (ii) determined and declared that the merger agreement, the voting agreement and the transactions contemplated thereby, are advisable and fair to and in the best interest of Digiplex and its stockholders, (iii) directed that the merger agreement be submitted to Digiplex’s stockholders for approval and (iv) recommended that Digiplex’s stockholders approve and adopt the merger agreement and the transactions contemplated thereby, including the merger.

ACCORDINGLY, THE DIGIPLEX BOARD OF DIRECTORS RECOMMENDS THAT DIGIPLEX’S STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT, “FOR” THE PROPOSAL TO APPROVE, ON AN ADVISORY (NON-BINDING) BASIS, THE “GOLDEN PARACHUTE” COMPENSATION PAYMENTS THAT WILL OR MAY BE PAID BY DIGIPLEX TO ITS NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER, AND “FOR” THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING IN FAVOR OF THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

As described in the section entitled “The Merger—Background of the Merger” beginning on page 75 of this proxy statement/prospectus, the Digiplex Board of Directors and the special committee, in evaluating the merger and the merger agreement, consulted with Digiplex’s management and its legal and financial advisors and, in reaching its decision to approve, adopt and recommend the merger agreement and the transactions contemplated thereby, including the merger, considered a variety of factors weighing positively and negatively in respect of the merger. In light of the number and wide variety of factors considered in connection with its evaluation of the merger, the Digiplex Board of Directors and the special committee did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. Each of the Digiplex Board of Directors and the special committee viewed its position as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.

The reasons in favor of the merger considered by the Digiplex Board of Directors and the special committee include, but are not limited to, the following:

•	as of the date the merger agreement was approved, the per share merger consideration represented a premium based on historical stock price averages, including a 14% premium based on a 30-day average, an 8% premium based on a 90-day average and a 2% premium based on a one-year average;

•	the ability for Carmike to make investments in Digiplex, which Digiplex expects to increase the value of the Digiplex business and thereby increase the total value of Carmike;

•	the Carmike common stock which constitutes the merger consideration would provide Digiplex stockholders the opportunity to participate in the equity value of the combined company and potential upside following the merger;

•	the expected treatment of the merger as a “reorganization” for United States federal income tax purposes, which would generally allow Digiplex stockholders receiving Carmike common stock in the merger to avoid recognizing gain or loss upon the conversion of shares of Digiplex common stock into such shares of Carmike common stock;

•	the liquidity of shares of Carmike common stock compared with shares of Digiplex common stock, and the elimination of the risk to Digiplex’s stock price that would exist if significant holders of Digiplex’s common stock decided to quickly liquidate their holdings;

•	the belief of the Digiplex Board of Directors, the special committee and management, based on their understandings of the business, assets, financial condition, results of operations, current business strategy, projections and prospects of Digiplex, that no other strategic alternative reasonably available to Digiplex, including remaining independent or pursuing its current strategic plan, was likely to provide greater value, with comparable certainty, to Digiplex’s stockholders;

•	the due diligence conducted regarding Carmike’s business, assets, financial condition, results of operations and business plan, including:

•	the size and scale of the combined company, especially the potential increased scale and scope of operations of the combined company;

•	the geographic diversity of the assets of the combined company;

•	the potential for significant operational and financial synergies of the two companies; and

•	the balance sheet strength and liquidity of the combined company;

•

the financial analyses reviewed by Maxim, with the special committee, and the oral opinion of Maxim to the special committee and subsequently the entire Digiplex Board of Directors (which was subsequently confirmed in writing by delivery of Maxim’s written opinion to the special committee and the Digiplex Board of Directors dated the same date), with respect to the fairness, from a financial point of view, to the holders of Digiplex common stock of the merger consideration to be received by such holders in the merger pursuant to the merger agreement, as of the date of the opinion. See “The Merger—Opinion of Digiplex’s Financial Advisor” beginning on page 89 of this proxy statement/prospectus. DIGIPLEX STOCKHOLDERS ARE URGED TO READ THE OPINION OF MAXIM IN ITS ENTIRETY;

•	the familiarity of the Digiplex Board of Directors and the special committee with Digiplex’s business, operations, financial condition, earnings and prospects, strategy, the industry in which Digiplex competes, and market conditions and with Carmike’s business, operations, financial condition, earnings and prospects, strategy, the industry in which Carmike competes, and market conditions;

•	the review by the Digiplex Board of Directors and the special committee of the structure and financial terms of the Merger; and

•	the review by the Digiplex Board of Directors and the special committee of the structure of the merger and the terms of the merger agreement, the voting agreement and the transactions contemplated thereby, including the parties’ representations, warranties and covenants, the conditions to their respective obligations and the termination provisions, as well as the likelihood of consummation of the merger and the Digiplex Board of Directors’ and the special committee’s evaluation of the likely time period necessary to close the merger. The Digiplex Board of Directors and the special committee also considered the following specific aspects of the merger agreement:

•	the nature of the closing conditions included in the merger agreement, including the exceptions to the events that would constitute a material adverse effect with respect to Digiplex or Carmike for purposes of the merger agreement, as well as the likelihood of satisfaction of all conditions to the consummation of the merger;

•	Digiplex’s right to engage in negotiations with, and provide information to, a third party that makes an unsolicited written acquisition proposal, subject to the terms of the merger agreement (as described in the section entitled “The Merger Agreement—No Solicitation” beginning on page 113 of this proxy statement/prospectus); and

•	the Digiplex Board of Directors’ right to change its recommendation that Digiplex stockholders vote in favor of the merger agreement if it receives a superior proposal, subject to certain conditions (as described in the section entitled “The Merger Agreement—No Solicitation” beginning on page 113 of this proxy statement/prospectus).

The Digiplex Board of Directors and the special committee considered the following factors relating to the procedural safeguards that the Digiplex Board of Directors and the special committee believe were present to ensure the fairness of the merger to Digiplex stockholders:

•	the per share merger consideration and the other terms and conditions of the merger agreement and the voting agreement resulted from extensive negotiations between Carmike and its advisors, on the one hand, and Digiplex and its advisors, on the other hand;

•	the fact that the discussions related to the merger and the consideration and negotiation of the per share merger consideration and other terms of the proposed merger were conducted with the oversight and involvement of the Digiplex Board of Directors and the special committee;

•	the fact that the special committee was actively involved in the negotiations of the merger agreement, met on several occasions without members of management present, and oversaw the negotiations with Carmike regarding the terms of the proposed merger and that the special committee was advised by Eaton & Van Winkle, its legal counsel, and Maxim, its financial advisor;

•	the fact that the Digiplex Board of Directors was actively involved in the Company’s strategic process since its initial public offering and conducted extensive deliberations and discussions with the special committee and Digiplex’s management;

•	Digiplex’s ability, under certain circumstances, to consider and respond to an unsolicited written acquisition proposal, furnish confidential information to, and engage in discussions or negotiations with, the person or parties making such a proposal, if the Digiplex Board of Directors, prior to taking such actions, determines in good faith that such acquisition proposal either constitutes a superior proposal or is reasonably likely to lead to a superior proposal;

•	Digiplex’s ability, under certain circumstances, to terminate the merger agreement if Digiplex’s stockholders fail to approve the merger agreement, provided Digiplex complies with its relevant obligations, including, if applicable, paying to Carmike the termination fee and the expense payment;

•	the Digiplex Board of Directors’ ability in certain circumstances to change its recommendation that Digiplex stockholders vote to approve the merger agreement; and

•	the fact that if the Digiplex Board of Directors changes its recommendation because of a superior proposal, the percentage of shares that Mr. Mayo would be required to vote in favor of the merger would be reduced from 39.5% to 33% of the outstanding voting power of Digiplex.

The Digiplex Board of Directors and the special committee considered the following factors to be generally negative or unfavorable in their deliberations and making their recommendations:

•	the risk that the proposed merger might not be completed in a timely manner or at all;

•	the risks and costs to Digiplex if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on Digiplex’s various business and customer relationships and potential acquisition and joint venture candidates;

•	the restrictions on Digiplex’s operations prior to completion of the merger, which may delay or prevent Digiplex from undertaking business opportunities (including potential acquisitions or joint ventures) that may arise or any other action it would otherwise take with respect to the operations of Digiplex pending the completion of the merger;

•	the fact that Digiplex’s stockholders are subject to the risk that Carmike’s stock value could decrease, and the lack of a collar or other mechanism to mitigate that risk;

•	the risk that any of the Pipeline Transactions become Terminated Pipeline Transactions and therefore the exchange ratio would be adjusted downward up to 0.014 in the aggregate;

•	the fact that the merger agreement has a “force the vote” provision and the fact that Mr. Mayo was unwilling to agree in advance that he would not vote his shares of Digiplex common stock in favor of the merger if the Digiplex Board of Directors withdrew its recommendation of the merger;

•	the possibility that the $1,228,935 termination fee, or reimbursement of up to $819,296 in expenses, payable by Digiplex upon the termination of the merger agreement under certain circumstances may discourage other potential acquirers from making a competing proposal for a transaction with Digiplex;

•	the transaction costs to be incurred in connection with the merger;

•	the potential of negative reaction by the market to the merger based on the business rationale for the merger, the timing of the merger and the terms of the merger;

•	the fact that if the proposed merger is not completed, Digiplex will be required to pay its own expenses associated with the negotiation of the merger agreement, and the transactions contemplated thereby, as well as, under certain circumstances, to pay Carmike a $1,228,935 termination fee or reimburse Carmike up to $819,296 in expenses in connection with the termination of the merger agreement;

•	the risks of the type and nature described under “Risk Factors” beginning on page 30 of this proxy statement/prospectus;

•	the fact that there can be no assurance that Carmike’s business objectives and strategies will be achieved following the completion of the merger;

•	the business execution and integration risk after the merger is completed and the risks associated with achieving anticipated cost savings and other synergies; and

•	possible adverse customer and employee reaction to the transaction.

The Digiplex Board of Directors and the special committee believed and continue to believe that these potential risks and drawbacks are outweighed by the potential benefits that the Digiplex Board of Directors and the special committee expect to achieve as a result of the merger. The Digiplex Board of Directors and the special committee realized that there can be no assurance about the future trading price of Carmike or Digiplex common stock or about future results, including results considered or expected as disclosed in the foregoing reasons.

During its consideration of the merger described above, the Digiplex Board of Directors and the special committee were also aware that certain of its directors and executive officers may have interests in the merger that are different from, in addition to or in conflict with, those of Digiplex stockholders generally, as described in the section entitled “Interests of Digiplex’s Directors and Executive Officers in the Merger” beginning on page 97 of this proxy statement/prospectus.

Opinion of Digiplex’s Financial Advisor

On May 15, 2014, Maxim rendered its oral opinion to the special committee (which was confirmed in writing by delivery of Maxim’s written opinion to the special committee dated May 15, 2014) as to the fairness, from a financial point of view, to the holders of outstanding securities of Digiplex of the merger consideration to be received by such security holders in the merger pursuant to the merger agreement.

Neither Maxim’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus constitute advice or a recommendation to the special committee, the Digiplex Board of Directors or any security holder of Digiplex or Carmike or any other party as to any matter relating to the merger or otherwise including, without limitation, as to how to act or vote with respect to any matter relating to the merger.

Maxim’s opinion was directed to the special committee and only addressed the fairness, from a financial point of view, to the holders of the outstanding securities of Digiplex of the merger consideration to be received by such security holders in the merger pursuant to the merger agreement and did not address any other aspect or implication of the merger.

The opinion did not address the underlying business decision of Digiplex to engage in the merger, or the relative merits of the merger as compared to any strategic alternatives that may be available to Digiplex; nor did it address any legal, regulatory, tax or accounting matters; nor did it address any other aspect or implication of the merger or any agreement, arrangement or understanding entered into in connection therewith or otherwise, including the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Digiplex; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors, or employees of Digiplex or class of such persons, in connection with the merger, pursuant to the merger agreement or otherwise.

Maxim was not requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the merger, the securities, assets, businesses or operations of Digiplex, Carmike or any other party, or any alternatives to the merger, (b) negotiate the terms of the merger, or (c) advise the special committee, the Digiplex Board of Directors or any other party with respect to business strategies or alternative transactions to the merger. Neither Maxim’s opinion nor its analyses, as it relates to the merger, were solely determinative of: (i) the merger consideration; (ii) the views of the special committee; (iii) the views of the Digiplex Board of Directors or (iv) the views of Digiplex’s management. The type and amount of consideration payable in the merger was determined through negotiation between Digiplex and Carmike, and the decision to enter into the merger agreement was solely that of the Digiplex Board of Directors.

The summary of Maxim’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of Maxim’s written opinion, which is included as Annex C to this proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Maxim in preparing its opinion.

In arriving at its opinion, Maxim, among other things, reviewed the following information and documents:

•	a draft of the merger agreement dated May 13, 2014;

•	the annual reports of Digiplex to its stockholders and the Annual Reports on Form 10-K of Digiplex filed with the U.S. Securities and Exchange Commission since its initial public offering in April of 2012;

•	certain interim reports of Digiplex to its stockholders and the Quarterly Reports on Form 10-Q of Digiplex filed with the U.S. Securities and Exchange Commission since its initial IPO in April 2012;

•	certain publicly available research analyst reports for Digiplex as Maxim deemed appropriate;

•	internal business plans and presentations; business agreements; and certain internal financial analyses and forecasts for Digiplex prepared by its management team, as approved for Maxim’s use by Digiplex as the case may be (the “Digiplex Forecasts”);

•	current and historical market prices and trading activity for Digiplex’s publicly traded securities, as well as certain other companies the securities of which are publicly traded as Maxim deemed appropriate; and

•	the financial terms of certain recently closed strategic transactions, business combinations, and acquisitions within the motion picture exhibitor /movie theatre industry as Maxim deemed appropriate.

Maxim relied upon and assumed, without assuming any responsibility for independent verification or analyses, the accuracy and completeness of all the financial, legal, regulatory, tax, accounting and other documentation and information provided to, discussed with, or reviewed by Maxim and relied on such information as being complete and accurate in all material respects, including any documentation and information originally produced by Digiplex or Carmike and provided by Digiplex to Maxim. In that regard, Maxim assumed that the Digiplex Forecasts had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Digiplex and those financial projections originally produced by Digiplex and provided by Digiplex to Maxim. Maxim expressed no opinion with respect to the Digiplex Forecasts or the assumptions on which they were based.

Maxim also assumed that there are no material changes in the assets, liabilities, financial condition, results of operations, reserves, business operations since the date of the financial statements of Digiplex provided by Digiplex to Maxim. Maxim did not make an independent evaluation or appraisal of the assets and liabilities (including any joint ventures, contingent, derivative or other off balance sheet assets and liabilities) of Digiplex or any of its subsidiaries or joint ventures and Maxim was not furnished with any such evaluation or appraisal.

Maxim relied upon and assumed, without independent verification, that, except to the extent as would not have been material to it analyses and opinion, (a) the representations and warranties of all parties to the merger agreement are true and correct, (b) each party to the merger agreement will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the merger will be satisfied without waiver thereof, (d) all governmental, regulatory, and other consents and approvals necessary for the consummation of the merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would result in an adverse effect on the merger, Digiplex or Carmike or any expected benefits of the merger; and (e) the merger will be consummated in a timely manner in accordance with the terms described in the merger agreement, without any amendments or modifications thereto. In addition, Maxim relied upon and assumed, without independent verification, that the final form of the merger agreement would not differ in any material respect from the draft of the merger agreement reviewed by it and identified in the above bullet points (except to the extent as would not have been material to its analyses and opinion) and that there was no change to the contemplated structure of the transaction by the parties thereto. Specifically, Maxim’s opinion did not take into account Digiplex’s pipeline of proposed acquisition targets referenced in the merger agreement. Rather it assumed that the proposed pipeline transactions did not exist and that the greatest exchange ratio adjustment of 0.014 will apply as a result of the termination of the potential pipeline transaction.

Maxim’s opinion was based on financial, economic, market and other conditions as in effect on, and the information made available to Maxim as of, the date of the opinion. Maxim did not undertake, and was under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to Maxim’s attention after the date of the opinion. Maxim did not express any opinion as to what the value of shares of Carmike common stock actually would be when issued pursuant to the merger or the price or range of prices at which shares of Digiplex securities or Carmike common stock may be purchased or sold at any time. Maxim assumed that the shares of Carmike common stock to be issued in the merger to the holders of Digiplex securities receiving the merger consideration would be listed on NASDAQ.

In its analyses, Maxim considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of the opinion. No company, transaction or business used in Maxim’s analyses for comparative purposes is identical to Digiplex, Carmike or the proposed merger and an evaluation of the results of those analyses is not entirely mathematical. The estimates contained in the forecasts for Digiplex, the analyst estimates for Carmike and the implied reference ranges indicated by Maxim’s financial analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, such analyses did not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of Digiplex and Carmike. Much of the information used in, and accordingly the results of, Maxim’s analyses are inherently subject to substantial uncertainty.

For purposes of its analyses, Maxim reviewed a number of financial metrics, including:

•	Total Enterprise Value (TEV)—the market value of the relevant company’s diluted shares outstanding based on the relevant company’s closing stock price, plus total debt, plus preferred stock, plus minority interests, less total cash, as of a specified date.

•	Total Revenues—the amount of the relevant company’s gross revenues.

•	Adjusted EBITDA—the amount of the relevant company’s earnings before interest, taxes, depreciation, amortization, adjusted for certain non-recurring items.

•	Theater screens owned—number of theater screens owned by the relevant company.

Unless the context indicates otherwise, enterprise values and equity values derived from the comparable public company analysis described below were calculated using the closing price of Digiplex Class A common stock and the publicly traded common stock of the selected companies listed below as of May 14, 2014, and may not reflect current or future market conditions.

The summary of Maxim’s analyses described below is not a complete description of the analyses underlying Maxim’s opinion. The preparation of such opinions is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented.

In addition, the order of the financial analyses summarized below does not represent relative importance or weight given to those analyses by Maxim. To the extent that the analyses summarized below also include information presented in tabular format, such tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying and the assumptions, qualifications and limitations affecting each analysis, could create an incomplete view of Maxim’s analyses. Neither Maxim’s opinion nor its underlying analyses is readily susceptible to summary description, and Maxim arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor.

Exchange Ratio Details and Implied Digiplex Valuation

For purposes of its analyses and opinion, Digiplex management provided to Maxim the components to derive an enterprise value for Digiplex of approximately $61.6 million and a corresponding equity value for Digiplex’s currently outstanding securities, including shares of common stock issuable upon the exercise of options or warrants or conversion of convertible securities that will vest upon a change of control less shares held by Start Media/Digiplex, LLC that will automatically be canceled, of approximately $45.5 million. The aggregate equity value of the merger consideration was based on, among other things, (i) a total of 7,930,813 shares of Digiplex securities (on a fully diluted basis, net of certain securities to be redeemed or otherwise cancelled in the merger) to be exchanged for the merger consideration in the merger, and (ii) an adjusted value of Digiplex’s securities, at May 14, 2014, of $5.74, calculated as the product of Digiplex’s May 14, 2014 closing per share market price of $4.94 and the exchange ratio of 0.1775 in the merger agreement. The total enterprise value, or TEV, took into account the equity value, as determined above, as adjusted for total debt at March 31, 2014 and the buyout of Start Media/Digiplex, LLC, net of cash at March 31, 2014 and redemption of certain outstanding securities of Digiplex provided for in the merger agreement.

Exchange Ratio of DCIN stock for Carmike Stock	0.1775
Adjusted Value of DCIN Stock Based on Exchange Ratio	$5.74
Premium Offered to DCIN	16.17%
DCIN’s Fully Diluted Shares Outstanding	7,930,813
New Shares of Carmike Issued to DCIN	1,407,719
Equity Value of DCIN	$45,511,565
Plus: Total Debt (a/o 3/31/14)—Including Capital Leases	$10,231,000
Less: Cash (a/o 3/31/14)	$4,417,000
Less: DCIN to Redeem Series B Preferred Stock from Cash on Hand	$675,000
Plus: Carmike Buyout of the DCIN’s JV of Start Media	$10,977,574
Total Transaction Value (Enterprise Value)	$61,628,139

Market Trading Analysis

Maxim considered selected price and volume distribution data and illustrated the relative stock price performance of the Motion Picture Theater Peer Group (defined as the market cap weighted average index that includes: Cinemark Holdings Inc. (CNK), Regal Entertainment Group (RGC), AMC Entertainment Holdings, Inc. (AMC), IMAX Corporation (IMAX), Carmike Cinemas, Inc. (CKEC), The Marcus Corporation (MCS), Reading International, Inc. (RDI)) and Digiplex against the S&P 500 Index and NASDAQ Composite for the period of May 14, 2013 through May 14, 2014.

The analysis indicated an increase of 1.8% in stock price for the Motion Picture Theater Peer Group during the period reviewed, and a decrease of 15.8% for Digiplex during the same period.

Public Comparable Company Analysis

Maxim also analyzed the public market information of companies comparable to Digiplex, based upon an assumption that companies in the same industry share similar markets. The potential for revenue and earnings growth is usually dependent upon the characteristics of the growth rates of these markets, and companies in the same industry experience similar operating characteristics. The underlying components in the comparable company analysis assumed both Digiplex and the comparable companies are ongoing concerns.

Using publicly available information, Maxim compared selected financial data of Digiplex with similar data of the publicly traded motion picture theater companies considered by Maxim to be comparable to Digiplex (the “Comparable Companies”). The Comparable Companies included: Cinemark Holdings Inc. (NYSE: CNK), Regal Entertainment Group (NYSE: RGC), AMC Entertainment Holdings, Inc. (NYSE: AMC), IMAX Corporation (NYSE: IMAX), Carmike Cinemas, Inc. (Nasdaq: CKEC), The Marcus Corporation (NYSE: MCS), and Reading International, Inc. (Nasdaq: RDI). Maxim noted that although the Comparable Companies were considered similar for its analysis, none of the Comparable Companies had the same management, makeup, size or combination of business as Digiplex.

Maxim analyzed the following financial data for each of the Comparable Companies: (1) the “total enterprise value,” or TEV as a multiple of last twelve months, or LTM, and the 2014 estimated adjusted EBITDA (a mean consensus of research analysts’ Adjusted EBITDA estimates as reported by Bloomberg); (2) TEV as a multiple of LTM, and the 2014 estimated revenue (a mean consensus of research analysts’ estimates as reported by Bloomberg); and (3) TEV as a multiple of theater screens owned (as reflected in each Comparable Companies’ latest filed financial statement).

For further information regarding the results of the public comparable company analysis conducted by Maxim, including the procedures followed and assumptions made with respect thereto, please see pages 17-19 of Exhibit A to Maxim’s written opinion, which is incorporated herein by reference.

Precedent Transaction Analysis

Maxim reviewed certain publicly available information for closed precedent motion picture theater acquisitions for the period of April 15, 2011 to April 30, 2014. Maxim identified 31 relevant transactions involving purchases of similar motion picture theaters. The information Maxim reviewed in the selected transactions consisted of the total transaction value (implied enterprise value) divided by the targets’ prior twelve months of revenue, prior twelve months of adjusted EBITDA, and screens owned at the time of acquisition. Of the 31 transactions identified, twenty-one (21) contained data for screens owned as of the acquisition date by the target, five (5) contained prior twelve month revenues, and four (4) contained prior twelve months of adjusted EBITDA.

For further information regarding the results of the precedent transaction analysis conducted by Maxim, including the procedures followed and assumptions made with respect thereto, please see pages 21-24 of Exhibit A to Maxim’s written opinion, which is incorporated herein by reference.

Discounted Cash Flow Analysis

Maxim utilized a discounted cash flow analysis that calculates the present value of Digiplex based on the sum of the present values of the projected available cash flow streams from January 1, 2014 through December 31, 2018, and the terminal value of the equity.

Maxim utilized the Company’s financial projections, provided by Digiplex’s management (based on financial and operational data and assumptions), of the cash flow from January 1, 2014 through December 31, 2018. The projected future values were discounted using a discount rate or 17.3% (equivalent to DCIN’s weighted average cost of capital, which we refer to as the “WACC”).

In determining the discount rates used in the discounted cash flow analysis, Maxim noted, among other things, factors such as inflation, prevailing market interest rates, and the inherent business risk and rates of return required by investors. In determining the appropriate adjusted EBITDA multiple used in calculating Digiplex’s projected future enterprise value, Maxim noted, among other things, the multiples at which public companies in the motion picture exhibitor /movie theatre industry which Maxim deemed comparable to Digiplex currently traded.

Maxim determined the terminal value using two methodologies: (1) assuming a growth in perpetuity of 3.0% and (2) applying the 2014 average adjusted EBITDA multiple from the trading comparables to projected 2018 EBITDA.

For further information regarding the results of the discounted cash flow analysis conducted by Maxim, including the procedures followed and assumptions made with respect thereto, please see pages 26-30 of Exhibit A to Maxim’s written opinion, which is incorporated herein by reference.

Summary of Valuation Methodologies

Maxim applied 2 methodologies to determine the ranges of enterprise value for Digiplex utilizing: (i) weighted average weighting to what Maxim believes were the relevant valuation metrics based on their level of significance to valuation for Motion Picture Theater companies; and (ii) an equal weighting to the same valuation metrics utilized in the weighted average methodology articulated in section (i) of this paragraph. Based on these methodologies, Maxim determined that the summary enterprise value range was from $44.6 million to $63.2 million.

For further information regarding the summary of valuation methodologies, please see page 32 of Exhibit A to Maxim’s written opinion, which is incorporated herein by reference.

Other Matters

Maxim was engaged by Digiplex pursuant to an engagement letter, dated as of April 28, 2014, amended on May 15, 2014 to provide an opinion to the Digiplex special committee with respect to the fairness, from a financial point of view, to the holders of Digiplex’s securities of the merger consideration to be received by such securities holders in the Merger pursuant to the merger agreement. Digiplex selected Maxim based on Maxim’s experience and reputation. Maxim is regularly engaged to render financial opinions in connection with mergers, acquisitions, divestitures, leveraged buyouts, recapitalizations, and for other purposes.

Maxim is entitled to an aggregate fee of $275,000 for delivering its financial opinion, $25,000 of which has been paid as a retainer, $175,000 of which became payable in connection with the delivery of the fairness opinion and $75,000 of which is contingent upon completion of the merger. Digiplex has also agreed to reimburse Maxim for certain expenses and to indemnify Maxim, its affiliates and certain related parties against certain potential liabilities and expenses, including certain liabilities under the federal securities laws, arising out of or relating to Maxim’s engagement.

Maxim provides a multitude of financial services including investment banking; private wealth management; and global institutional equity, fixed-income and derivatives sales and trading as well as equity research. In the ordinary course of its business, Maxim and its affiliates, or other related entities or individuals, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Digiplex, or Carmike, and any of their respective affiliates and third parties, or any currency or commodity that may be involved in the

Merger. Maxim is the owner of warrants to purchase 22,000 shares of Digiplex Class A common stock that were issued to Maxim in connection with Digiplex’s initial public offering. In addition, Maxim holds 15,000 shares of Digiplex Class A common stock and no shares of Carmike common stock.

No controlling person of Maxim is directly personally receiving compensation or other remuneration from Carmike or Digiplex. Maxim has previously provided investment banking and financial advisory services to Digiplex and its affiliates for which Maxim’s Investment Banking Division has received, and may in the future receive additional compensation. Specifically, Maxim was Digiplex’s book runner in its initial public offering in April 2012, and Digiplex is currently the subject of published research by an analyst at Maxim. During the two year period preceding the date of its opinion, Maxim and its affiliates received $20,250 in fees from Digiplex and its affiliates. Maxim may also in the future provide investment banking services or other services to Carmike and/or Digiplex for which Maxim may receive compensation.

Financial Projections

In the ordinary course, Digiplex does not make public forecasts or public projections as to future performance, revenues, earnings or other results. The prospective financial information below is not included in this proxy statement/prospectus in order to influence any Digiplex stockholder to make any decision regarding the proposals set forth in this proxy statement/prospectus, and readers of this proxy statement/prospectus are cautioned not to place undue, if any, reliance on the prospective financial information included herein. Digiplex and Carmike are including the prospective financial information discussed below only to provide Digiplex stockholders with access to certain prospective financial information concerning Digiplex that was made available to Maxim as described herein.

The prospective financial information was not prepared with a view toward public disclosure, with respect to certain information, or the published guidelines of the SEC regarding projections and the use of non-GAAP financial measures, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, but, in the view of Digiplex management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Digiplex. Neither Digiplex’s nor Carmike’s independent registered public accounting firms, EisnerAmper LLP and Deloitte & Touche LLP, respectively, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information included below, or expressed any opinion or any other form of assurance with respect to such information or its achievability, and assume no responsibility for, and disclaim any association with the prospective financial information.

The prospective financial information reflects numerous estimates and assumptions made by Digiplex, including estimates and assumptions with respect to future industry performance, general business, economic, regulatory, litigation, market and financial conditions, and matters specific to its businesses, all of which are difficult to predict and many of which are beyond Digiplex’s and Carmike’s control. The prospective financial information reflects the subjective judgment of Digiplex in many respects and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the prospective financial information constitutes forward-looking information and is subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such prospective information. There can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than forecast. See “Cautionary Statement Regarding Forward-Looking Statements” on page 34.

The prospective financial information in this proxy statement/prospectus does not take into account any conditions, circumstances or events occurring after the date it was prepared, including the transactions contemplated by the merger agreement.

The inclusion of the prospective financial information should not be regarded as an admission, representation or indication that any of the Digiplex special committee, Board of Directors or management or the Carmike Board of Directors or management, or any other person then considered, or now considers, it to be a reliable prediction of future results.

The projections of Digiplex set forth below were prepared in connection with the proposed merger and Digiplex’s management authorized Maxim to rely on such forecasts for purposes of its fairness opinion.

	Calendar Year Ended December 31,
	2014E	2015E	2016E	2017E	2018E
Total Revenue	$46,353,642	$47,778,028	$49,211,368	$50,687,709	$52,208,341
COGS	17,956,797	18,503,580	19,058,687	19,630,448	20,219,361

Gross Profit	28,396,845	29,274,448	30,152,681	31,057,262	31,988,979
Theater Operating Costs	20,574,362	20,627,838	20,757,462	20,895,378	21,030,156
SG&A	5,040,124	5,028,124	5,028,124	5,028,124	5,028,124
Stock Based Compensation	877,082	877,082	877,082	877,082	877,082
Depreciation	4,009,127	3,800,000	3,800,000	3,800,000	3,800,000
Amortization	2,108,046	1,934,000	1,934,000	1,934,000	1,934,000

Operating Income (Loss)	(4,211,896)	(2,992,597)	(2,243,987)	(1,477,323)	(680,382)
Interest	1,485,929	1,426,296	1,426,157	1,009,583	239,861
Taxes	22,000	0	0	0	0
Other Expenses, Net	(569,860)	481,368	481,368	481,368	481,368

Net Income (Loss)	(5,149,965)	(4,900,261)	(4,151,512)	(2,968,274)	(1,401,611)

EBITDA & Adjusted EBITDA Reconciliation:
Net Income (Loss)	(5,149,965)	(4,900,261)	(4,151,512)	(2,968,274)	(1,401,611)
Plus:
Interest	1,485,929	1,426,296	1,426,157	1,009,583	239,861
Taxes	22,000	0	0	0	0
Depreciation	4,009,127	3,800,000	3,800,000	3,800,000	3,800,000
Amortization	2,108,046	1,934,000	1,934,000	1,934,000	1,934,000

EBITDA	2,475,137	2,260,036	3,008,645	3,775,309	4,572,250
Plus:
Deferred Rent Expense	479,480	449,517	449,517	449,517	449,517
Non-Recurring Items	315,910	304,268	304,268	304,268	304,268
Stock Based Compensation	877,082	877,082	877,082	877,082	877,082
Other Expenses, Net	(569,860)	481,368	481,368	481,368	481,368
Management Fees	1,070,092	1,084,931	1,117,479	1,151,003	1,185,533
Start Media’s Share of Adjusted EBITDA	224,182	430,527	526,548	625,390	727,762

Adjusted EBITDA	4,872,022	5,887,728	6,764,905	7,663,937	8,597,779

Theater Level Cash Flow Reconciliation
Gross Profit	28,396,845	29,274,448	30,152,681	31,057,262	31,988,979
Less:
Theater Operating Costs	20,574,362	20,627,838	20,757,462	20,895,378	21,030,156
Plus:
Deferred Rent Expense	479,480	449,517	449,517	449,517	449,517

Theater Level Cash Flow	8,301,963	9,096,126	9,844,735	10,611,400	11,408,340

The projections set forth above include projected EBITDA, Adjusted EBITDA and Theater Level Cash Flow, which are non-GAAP financial measures. Digiplex provided this information to Maxim because Digiplex believed such information could be useful in conducting its fairness analysis. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and may not be comparable to similarly titled amounts used by other companies or other persons.

Voting Agreement

Concurrently with the execution of the merger agreement, Carmike entered into a voting agreement, which is attached as Annex B to this proxy statement/prospectus, with A. Dale Mayo, Digiplex’s Chairman and Chief Executive Officer, who held shares representing approximately 54% of the outstanding voting power of Digiplex as of May 15, 2014. Pursuant to the voting agreement, Mr. Mayo agreed, among other things, to vote a portion of his shares equal to 39.5% of the outstanding voting power of Digiplex in favor of the adoption and approval of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement and against, among other things, alternative business combination transactions. If Digiplex’s Board of Directors changes its recommendation that Digiplex’s stockholders approve and adopt the merger agreement, Mr. Mayo will only be required to vote shares representing 33% of the outstanding voting power of Digiplex in favor of the approval and adoption of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement, with the balance of Mr. Mayo’s shares being voted in such circumstances in Mr. Mayo’s sole discretion.

The voting agreement provides that Mr. Mayo and his affiliates and representatives will not directly or indirectly (i) initiate, solicit, induce or encourage or facilitate the submission of any inquiry, indication of interest, proposal or offer that constitutes, or may lead to, an acquisition proposal, (ii) participate in any discussions or negotiations regarding any acquisition proposal, (iii) furnish any information or data regarding Digiplex or any of its subsidiaries to, or afford access to the properties, books and records of Digiplex to, any person (other than Carmike or Merger Sub) in connection with or in response to any acquisition proposal, (iv) enter into any letter of intent or agreement providing for, relating to or in connection with, any acquisition proposal or any proposal that may lead to an acquisition proposal (other than certain confidentiality agreements permitted by the merger agreement), or that requires Digiplex to abandon, terminate or breach its obligations under the merger agreement or fail to consummate the transactions contemplated thereby, (v) approve, adopt, endorse or recommend an acquisition proposal, (vi) take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including any transaction under, or a third party becoming an “interested stockholder” under, Section 203 of the DGCL), or any restrictive provision of any applicable anti-takeover provision in Digiplex’s certificate of incorporation or bylaws, inapplicable to any transactions contemplated by an acquisition proposal or (vii) resolve, propose or agree to do any of the foregoing. Mr. Mayo is required to, and is required to cause his representatives to, cease and terminate any and all existing activities, discussions or negotiations with any person with respect to an acquisition proposal. Mr. Mayo must notify Carmike promptly (and in any event within twenty-four (24) hours) orally and in writing of the receipt of any inquiries, discussions, negotiations, proposals or expressions of interest with respect to an acquisition proposal, including providing the identity of the third party making, submitting, inquiring about or expressing interest with respect to such acquisition proposal, and (A) if it is in writing, a copy of such acquisition proposal and any related draft agreements and other written material setting forth the terms and conditions of such acquisition proposal and (B) if oral, a detailed summary that is made or submitted by any third party during the period between May 15, 2014 and the closing of the merger.

The voting agreement also provides that Mr. Mayo cannot Transfer (as defined in the voting agreement) any of his shares in Digiplex until the date the merger agreement terminates in accordance with its terms.

The voting agreement terminates on the earliest of the effective time of the merger or the termination of the merger agreement.

Interests of Digiplex’s Directors and Executive Officers in the Merger

In considering the recommendation of the Digiplex Board of Directors with respect to the proposal to approve the merger agreement, Digiplex stockholders should be aware that Digiplex’s executive officers and directors have certain interests in the merger that may be different from, in addition to or in conflict with, the interests of Digiplex stockholders generally. These interests include, but are not limited to, the treatment in the merger agreement of restricted stock unit awards held by executive officers and the interests that certain of Digiplex’s executive officers have by reason of their respective employment agreements with Digiplex, among other interests described below.

Continuation of Compensation Under Employment Agreements Following Termination

Digiplex’s executive officers, A. Dale Mayo, Brian D. Pflug, Jeff Butkovsky and Charles Goldwater, are each party to an employment agreement with Digiplex which provides that Digiplex may not terminate the employee prior to the expiration of the initial term of the respective employment agreement, or any extended period then applicable, except in limited circumstances, such as for theft or embezzlement of money or property, fraud, unauthorized appropriation of any tangible or intangible assets or property or any other felony involving dishonesty or moral turpitude. The initial term expires on June 30, 2016 with respect to Mr. Mayo, Digiplex’s Chairman and Chief Executive Officer, and on December 31, 2015 with respect to Mr. Goldwater, Digiplex’s Senior Vice President and a director. As amended by Digiplex on May 12, 2014, the current extended term expires on December 31, 2015 with respect to each of Mr. Pflug, Digiplex’s Chief Financial Officer and a director, and Mr. Butkovsky, Digiplex’s Chief Technology Officer.

In the event of termination of the employment of Messrs. Mayo, Goldwater, Pflug or Butkovsky prior to the expiration of the initial term or extended term, as applicable, which does not result from the limited circumstances in which termination is permitted under the relevant employment agreement, the terminated executive could claim entitlement to continuation of the compensation provided for under his respective employment agreement until the expiration of the initial term or such extended period.

Accordingly, Digiplex’s executive officers could remain entitled to payment of base salary and benefits over the remainder of the applicable terms of their employment agreements. Such benefits include payment of health insurance premiums and monthly vehicle allowances. In addition, Mr. Mayo could remain entitled to the annual bonus payable under his employment agreement, which is based on 2% of Digiplex’s adjusted revenue in excess of $5.0 million, not to exceed $1.0 million per year.

Treatment of Restricted Stock Unit Awards

At the effective time of the merger, all unvested restricted stock units that are then outstanding, as provided under Digiplex’s 2012 Stock Option and Incentive Plan, the applicable award agreements and the merger agreement, will accelerate in full, and each Digiplex restricted stock unit will be cancelled and will entitle the holder to receipt of the merger consideration of shares of Carmike common stock equal to the product of (1) the exchange ratio, multiplied by (2) the aggregate number of shares of Digiplex Class A common stock underlying such Digiplex restricted stock units immediately prior to the effective time of the merger. No new restricted stock units were granted to any executive officer or directors in contemplation of the merger.

The following table sets forth, for each of Digiplex’s executive officers holding Digiplex restricted stock units awards, (1) the number of shares of Digiplex Class A common stock underlying the unvested portions of outstanding restricted stock unit awards, which will vest at the effective time of the merger and, under the terms of the merger agreement, be converted into the right to receive a portion of the merger consideration under the terms of the merger agreement, and (2) the assumed value of the vesting of such restricted stock unit awards. No other directors or executive officers of Digiplex hold restricted stock units. The information in the table below may differ from the actual value ultimately received in connection with the completion of the merger.

Name of Executive	Number of unvested restricted stock units (#) (1)	Value of vesting of unvested restricted stock units ($) (2)
Brian Pflug	40,000	213,200
Charles Goldwater	48,000	255,840
Jeff Butkovsky	25,000	133,250

(1)	Consists of shares of Class A common stock underlying unvested Digiplex restricted stock units.
(2)	Represents the assumed value of the accelerated vesting of restricted stock unit awards at the effective time of the Merger, calculated by multiplying the outstanding shares of Digiplex Class A common stock underlying each award by $5.33, which is the average closing price per share of Digiplex’s Class A common stock on the NASDAQ Capital Market for the first five trading days following the public announcement of the merger on May 15, 2014.

Stock Ownership

All of Digiplex’s executive officers and directors also beneficially own shares of Digiplex’s Class A common stock and, in the case of Mr. Mayo, shares of Digiplex’s Class B common stock. Accordingly, each will receive the merger consideration along with the other stockholders of Digiplex at the effective time of the merger. For a further description of these stock holdings, see the section entitled “Certain Beneficial Owners of Digiplex’s Common Stock” beginning on page 150 of this proxy statement/prospectus.

Indemnification; Directors’ and Officers’ Insurance

The merger agreement provides that, following the completion of the merger, any rights to indemnification or exculpation now existing in favor of, and all limitations on the personal liability of each present and former director, officer, employee, fiduciary or agent of Digiplex and its subsidiaries in the manner provided for in the respective organizational documents of Digiplex and its subsidiaries, as in effect as of the date of the merger agreement, will remain in full force and effect for a period of six years after the merger becomes effective. During such six-year period, Carmike and Digiplex will not amend, repeal or otherwise modify any such provisions for indemnification in a manner that would materially and adversely affect the rights of any such person in respect of acts or omissions occurring at or prior to the effective time of the merger, unless a modification is required by law. If any claim is asserted or made prior to the effective time of the merger or within such six-year period, all rights to indemnification in respect of such claim will survive until disposition of such claim.

The merger agreement also provides that Carmike will cause to be (i) obtained a “tail” insurance policy with respect to Digiplex’s and its subsidiaries’ directors’ and officers’ liability insurance as in effect as of the effective time of the merger and such “tail” policy must have a claims period of at least six years following the effective time of the merger and contain terms with respect to scope of coverage and amount generally no less favorable in the aggregate than those policies existing as of the effective time of the merger or (ii) maintained, for a period of six years after the completion of the merger, the current policies of directors’ and officers’ liability insurance maintained by Digiplex, or policies of at least the same scope of coverage and amounts containing terms and conditions that are generally no less favorable in the aggregate. Carmike and Digiplex will not be required to expend in the aggregate an amount more than 200% of the annual premium paid by Digiplex as of the date of the merger agreement for directors’ and officers’ liability insurance, and if the premium of that insurance coverage at any time would exceed this amount, then Carmike will be obligated to obtain a policy which provides the maximum and best coverage available for a cost not exceeding that amount.

Employment Arrangements with Carmike

It is possible that certain members of Digiplex’s current management team will enter into new employment arrangements with Carmike after the completion of the merger. Carmike has engaged in initial discussions with Mr. Mayo and Mr. Goldwater with respect to their employment with Carmike following the consummation of the merger; however, no definitive terms have been agreed upon at this time. Any such arrangements are currently not expected to become effective until the time the merger is completed, if at all.

Ownership of Common Stock of the Combined Company After the Merger

Based on the number of shares of Carmike common stock and Digiplex Class A common stock and Class B common stock expected to be issued and outstanding as of the closing of the merger, and assuming an exchange ratio of 0.1775 shares of Carmike common stock, holders of shares of Digiplex common stock as of immediately prior to the closing of the merger will hold approximately 6% in the aggregate, of the issued and outstanding shares of Carmike common stock immediately following the closing of the merger, as determined on a fully-diluted basis. As used in the calculation of Carmike and Digiplex stockholder ownership, “fully-diluted” means the number of shares of common stock outstanding, plus the number of shares of common stock issuable upon conversion or exercise, as applicable, of outstanding equity awards (including restricted stock awards and stock options).

Restrictions on Sales of Shares of Carmike Securities Received in the Merger

Shares of Carmike common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act or the Securities Exchange Act of 1934, as amended, which we refer to in this proxy statement/prospectus as the “Exchange Act,” except for shares of Carmike common stock issued to any Digiplex stockholder who may be deemed to be an “affiliate” of Carmike for purposes of Rule 144 under the Securities Act after the completion of the merger. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with, Carmike and may include the executive officers, directors and significant stockholders of Carmike. This proxy statement/prospectus does not cover resales of Carmike common stock received by any person upon the completion of the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale.

Listing of Carmike Common Stock Issued in the Merger

Before the completion of the merger, Carmike has agreed to use its reasonable best efforts to cause the shares of Carmike common stock to be issued in the merger to be authorized for listing on the NASDAQ Capital Market, subject to official notice of issuance.

De-Listing of Digiplex Common Stock

Upon completion of the merger, the Digiplex Class A common stock currently listed on the NASDAQ will cease to be listed on the NASDAQ and will be subsequently deregistered under the Exchange Act.

Accounting Treatment

Carmike will account for the merger under the acquisition method of accounting, as prescribed in Accounting Standards Codification 805, “Business Combinations,” for business combinations under GAAP with Carmike being deemed to have acquired Digiplex. This means that the assets and liabilities of Digiplex will be recorded, as of the completion of the merger, at their fair values and added to those of Carmike, including an amount for goodwill representing the difference between the purchase price and fair value of the identifiable net assets. Financial statements of Carmike issued after the merger will reflect only the operations of Digiplex’s business after the merger and will not be restated retroactively to reflect the historical financial position or results of operations of Digiplex.

All unaudited pro forma combined financial information contained in this proxy statement/prospectus was prepared using the acquisition method of accounting for business combinations as discussed above. The final allocation of the purchase price will be determined after the merger is completed and after completion of an analysis to determine the fair value of the assets and liabilities of Digiplex’s business. Accordingly, the final acquisition accounting adjustments may be materially different from the unaudited pro forma adjustments. Any decrease in the fair value of the assets or increase in the fair value of the liabilities of Digiplex’s business as compared to the unaudited pro forma combined financial information included in this proxy statement/prospectus will have the effect of increasing the amount of the purchase price allocable to goodwill.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a discussion of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Digiplex common stock. This discussion addresses only holders of Digiplex common stock who hold their stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address any non-income taxes or any foreign, state or local tax consequences of the merger, nor does it address any tax consequences arising under the net investment income tax pursuant to Section 1411 of the Code. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to holders of Digiplex common stock in light of their particular circumstances or to holders subject to special rules (including controlled foreign corporations, passive foreign investment companies, companies that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, financial institutions, brokers or dealers in securities, insurance companies, regulated investment companies, real estate investment trusts, persons who hold Digiplex common stock as part of a hedging or conversion transaction or as part of a short-sale or straddle, certain U.S. expatriates, persons whose functional currency is not the U.S. dollar, partnerships or other pass-through entities for U.S. federal income tax purposes or persons who acquired Digiplex common stock pursuant to the exercise of options or otherwise as compensation). This discussion is based on the Code, applicable Treasury regulations, administrative interpretations and court decisions, each as in effect as of the date of this joint proxy statement/prospectus and all of which are subject to change, possibly with retroactive effect. Any such change could affect the validity of this discussion.

For purposes of this discussion, a “U.S. holder” is:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (i) that is subject to the primary supervision of a court within the United States and all the substantial decisions of which are controlled by one or more U.S. persons or (ii) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Digiplex common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partners of partnerships holding Digiplex common stock should consult their own tax advisors.

THE FOLLOWING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL OF THE POTENTIAL TAX CONSEQUENCES OF THE MERGER. PLEASE CONSULT YOUR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES.

General

Digiplex and Carmike intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Carmike’s obligation to complete the merger that Carmike receive an opinion from King & Spalding, counsel to Carmike, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Digiplex’s obligation to complete the merger that Digiplex receive an opinion from Eaton & Van Winkle, counsel to Digiplex, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In addition, in connection with the filing of the registration statement of which this document is a part, each of Carmike and Digiplex expects to receive an opinion from its counsel to the same effect as the opinions described above.

These opinions will be based on customary assumptions and representations from Carmike, Digiplex and Merger Sub, as well as certain covenants and undertakings by Carmike, Digiplex and Merger Sub. If any of the assumptions, representations, covenants or undertakings is incorrect, incomplete or inaccurate or is violated, the validity of the opinions described above may be affected and the tax consequences of the merger could differ from those described in this joint proxy statement/prospectus.

An opinion of counsel represents counsel’s best legal judgment but is not binding on the Internal Revenue Service, which we refer to in this proxy statement/prospectus as the “IRS” or any court, so there can be no certainty that the IRS will not challenge the conclusions reflected in the opinion or that a court would not sustain such a challenge. Neither Carmike nor Digiplex intends to obtain a ruling from the IRS on the tax consequences of the merger. If the IRS were to successfully challenge the “reorganization” status of the merger, the tax consequences could differ from those described in this joint proxy statement/prospectus.

U.S. Federal Income Tax Consequences to U.S. Holders

Accordingly, and on the basis of the opinions expected to be received in connection herewith, and subject to the discussion below relating to the receipt of cash in lieu of fractional shares:

•	a U.S. holder of Digiplex common stock will not recognize any gain or loss upon the exchange of shares of Digiplex common stock for shares of Carmike common stock in the merger;

•	a U.S. holder of Digiplex common stock will have a tax basis in the Carmike common stock received in the merger equal to the tax basis of the Digiplex common stock surrendered in exchange therefor; and

•	a U.S. holder of Digiplex common stock will have a holding period for shares of Carmike common stock received in the merger that includes its holding period for its shares of Digiplex common stock surrendered in exchange therefor.

For the purposes of the above discussion of basis and holding periods for shares of Digiplex common stock and Carmike common stock, stockholders who acquired different blocks of Digiplex common stock at different times for different prices must calculate their basis, gains and losses and holding periods separately for each identifiable block of stock exchanged or received in the merger.

Cash in Lieu of Fractional Shares

No fractional shares of Carmike common stock will be distributed to holders of Digiplex common stock in connection with the merger. A U.S. holder that receives cash in lieu of a fractional share of Carmike common stock as a part of the merger will generally recognize capital gain or loss measured by the difference between the cash received for such fractional share and the portion of the U.S. holder’s tax basis in the shares of Digiplex common stock allocable to the fractional share. Such capital gain or loss will generally be long term capital gain or loss if the holding period for such shares of Digiplex common stock is more than one year. Long term capital gain of certain non-corporate taxpayers, including individuals, is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.

Backup Withholding and Reporting Requirements

Backup withholding at the applicable rate (currently 28%) may apply with respect to certain payments, such as cash received for fractional shares, unless the holder of the Digiplex common stock receiving such payments (i) is an exempt holder (generally, corporations, tax-exempt organizations, qualified pension and profit-sharing trusts, individual retirement accounts, or nonresident aliens who, when required, provide certification as to their status) or (ii) provides a certificate containing the holder’s name, address, correct federal taxpayer identification number and a statement that the holder is exempt from backup withholding. Backup withholding does not constitute an additional tax, and any amounts withheld from payments to a holder under the backup withholding rules will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Digiplex stockholders that owned at least five percent (by vote or value) of the total outstanding stock of Digiplex or Digiplex stock with a tax basis of $1 million or more are required to attach a statement to their tax returns for the year in which the merger is completed setting forth certain information pertaining to the merger. In addition, all Digiplex stockholders must retain permanent records of certain information relating to the merger.

Tax Consequences to Digiplex, Carmike and Merger Sub

None of Digiplex, Carmike or Merger Sub will recognize any gain or loss for U.S. federal income tax purposes as a result of the merger.

THE MERGER AGREEMENT

The following discussion summarizes material provisions of the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this proxy statement/prospectus. This summary is qualified in its entirety by reference to the merger agreement, which we urge you to read carefully and in its entirety, as well as this proxy statement/prospectus, before making any decisions regarding the merger.

Form and Effective Time of the Merger

Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Merger Sub, a wholly owned Delaware corporation and subsidiary of Carmike, will merge with and into Digiplex. Digiplex will survive the merger as a wholly owned subsidiary of Carmike. Carmike and Merger Sub may at any time change the method of effecting the combination, provided that that no such change will alter or change the amount or kind of the merger consideration that will be paid to Digiplex stockholders, adversely affect the tax treatment of Digiplex stockholders as the result of such change, or materially impede or delay consummation of the transactions contemplated by the merger agreement.

The parties will complete the merger no later than three business days after the conditions to the merger set forth in the merger agreement have been satisfied or waived, unless the parties agree otherwise. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be agreed upon by Carmike and Digiplex and as specified in the certificate of merger. The filing of the certificate of merger will occur as soon as practicable after the conditions to completion of the merger have been satisfied or waived.

Consideration to be Received in the Merger

Digiplex Common Stock

At the completion of the merger, each outstanding share of Digiplex common stock (except for shares of Digiplex common stock owned by Carmike, Merger Sub, Digiplex, any of their respective subsidiaries or Start Media/Digiplex, LLC) will be converted into the right to receive 0.1775 of a share of Carmike common stock, subject to potential downward adjustment as described below. The aggregate value of the merger consideration will fluctuate with the market price of Carmike common stock.

Pipeline Transactions

Prior to the date of the merger agreement, Digiplex entered into purchase agreements to acquire four theaters and a term sheet to acquire one theater. Following the execution of the merger agreement, Digiplex entered into a purchase agreement to acquire the one theater that was previously subject to a term sheet. If any purchase agreement to acquire a Pipeline Transaction is terminated prior to the effective time of the merger or does not expressly provide pursuant to its terms for a closing date at least forty-five days following the effective time of the merger, then the exchange ratio may be adjusted downward based upon the valuation that was assigned by Digiplex and Carmike to such Terminated Pipeline Transaction at the execution of the merger agreement. If all Pipeline Transactions are terminated prior to the effective time of the merger, the maximum downward adjustment to the exchange ratio would be equal to 0.014 in the aggregate. With the consent of Carmike, which may be withheld by Carmike in its sole discretion, Digiplex has the right to substitute a new agreement to acquire a theater of equal or greater value for any Terminated Pipeline Transaction.

On June 30, 2014 one of the pending Pipeline Transactions became a Terminated Pipeline Transaction. Based on the value assigned by Digiplex and Carmike at the time of the execution of the merger agreement, this resulted in a downward adjustment of the exchange ratio by 0.001, from 0.1775 to 0.1765.

Fractional Shares

Holders of Digiplex common stock will receive cash for any fractional shares (rounded to the nearest cent) which they might otherwise receive in the merger. The amount of such cash payment will be determined by multiplying the fraction of a share of Carmike common stock otherwise issuable to such stockholder by the average closing price per share of Carmike common stock on the NASDAQ Global Market for the five trading days ending on the date on which the effective time occurs.

Treatment of Digiplex Series B Preferred Stock

Prior to the effective time of the merger, Digiplex will redeem all shares of Digiplex Series B preferred stock that are issued and outstanding. The per share redemption price for the Series B preferred stock will be equal to $112,500 (i.e., 150% of the original issue price of each such share of Series B preferred stock), plus all dividends that have accrued but have not been paid on the Series B preferred stock since the issuance of such stock, plus all dividends that have been declared but have not paid on the Series B preferred stock through the date fixed for redemption.

Treatment of Digiplex Restricted Stock Unit Awards

Each Digiplex restricted stock unit award with respect to shares of Digiplex common stock that is outstanding at the effective time of the merger, whether or not vested, will be canceled automatically at the effective time of the merger and each holder of such restricted stock unit award will receive the merger consideration equal to the product of the exchange ratio and the number of restricted stock units awarded under such restricted stock unit award, subject to certain applicable tax withholdings.

Procedures for Exchange of Certificates

The conversion of each share of Digiplex common stock into Carmike common stock, as described above under “—Consideration to be Received in the Merger,” will occur automatically at the completion of the merger. Carmike and Digiplex will engage an exchange agent to handle the exchange of Digiplex common stock certificates for Carmike common stock certificates. As promptly as practicable following the effective time of the merger, Carmike will deposit with the exchange agent certificates representing the shares of Carmike common stock to be issued to the former holders of Digiplex common stock in connection with the merger. As soon as practicable after the merger, the exchange agent will send a transmittal letter to each former holder of Digiplex common stock. The transmittal letter will contain instructions with respect to obtaining the merger consideration in exchange for shares of Digiplex common stock. Digiplex stockholders should not send stock certificates with the enclosed proxy. Stock certificates should not be forwarded to the exchange agent unless and until Digiplex stockholders receive a transmittal letter following the completion of the merger.

After completion of the merger, each certificate that previously represented shares of Digiplex common stock will represent only the right to receive the merger consideration as described above under “—Consideration to be Received in the Merger,” including cash for any fractional shares of Carmike common stock.

If any merger consideration is to be issued or paid in the name of a person other than the person in whose name the Digiplex stock certificate being surrendered in exchange for the merger consideration is registered, it will be a condition of the payment and issuance of such merger consideration that the certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting the exchange pay or establish the prior payment or inapplicability of any transfer or other taxes required by reason of the payment of the merger consideration in the name of a person other than the registered holder of the Digiplex stock certificate.

If a certificate for Digiplex common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon receipt of an affidavit of that fact by the person claiming such loss, theft or destruction, and, if reasonably required by Carmike, the posting by such person of a bond in such amount as Carmike may determine is reasonably necessary as indemnity against any claim that may be made against Carmike with respect to the certificate in question.

Six months after the effective time of the merger, any merger consideration held by the exchange agent that remains unclaimed by the former Digiplex stockholders will be paid to Carmike. Thereafter, any former Digiplex stockholder who has not already complied with the surrender and exchange procedures will look only to Carmike for payment of its claims for Digiplex common stock, cash in lieu of fractional shares or any dividends or distributions with respect to Carmike common stock, all without any interest thereon.

None of Digiplex, Carmike, Merger Sub, the exchange agent, or any other person will be liable to former holders of shares of Digiplex common stock for any amount delivered in good faith to a public official under applicable abandoned property, escheat, or similar laws.

Withholding

The exchange agent (or, following the six month anniversary of the effective time of the merger, Carmike) will be entitled to deduct and withhold from any cash in lieu of fractional shares otherwise payable to any Digiplex stockholder, cash dividends or distributions and any other amounts payable to the holders of Digiplex common stock, the amounts that Carmike or the exchange agent (as the case may be) is required to deduct and withhold under any federal, state, local or foreign tax law. If Carmike or the exchange agent withholds any amounts, these amounts will be treated for all purposes of the merger agreement as having been paid to the stockholders from whom they were deducted and withheld.

Representations and Warranties

The merger agreement contains customary representations and warranties made by Carmike and Digiplex to each other. The representations and warranties of Digiplex are qualified by the information filed by Digiplex with the SEC between September 18, 2013 and May 12, 2014 and certain other specified exceptions and qualifications.

Each of Digiplex and Carmike has made representations and warranties to the other in the merger agreement as to:

•	corporate organization and similar corporate matters;

•	capitalization;

•	authorization, execution, delivery, performance and enforceability of the merger agreement and related matters, subject to required consents, approvals, orders, and authorizations of governmental entities;

•	documents filed with the applicable government authorities and the accuracy of information contained in those documents;

•	documents filed with the Securities and Exchange Commission, the accuracy of information contained in those documents, the absence of unresolved inquiries or investigations by the Securities and Exchange Commission or other governmental authorities, and the maintenance and adequacy of certain required internal accounting controls and disclosure controls and procedures;

•	financial statements;

•	payment of fees of brokers, investment bankers, finders, and financial advisors;

•	legal proceedings;

•	the accuracy of information supplied in connection with this proxy statement/prospectus and the registration statement of which it is a part; and

•	absence of awareness of facts or circumstances that would reasonably be expected to prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Moreover, Digiplex has made representations and warranties to Carmike in the merger agreement as to:

•	the absence of undisclosed liabilities;

•	operation in the ordinary course of business consistent with past practice and absence of a material adverse effect since December 31, 2013;

•	permits, compliance with applicable laws, and agreements with regulatory agencies;

•	filing of tax returns, payment of taxes, and other tax matters;

•	matters relating to the Employee Retirement Income Security Act of 1974 and employee benefit plans;

•	matters relating to employees, labor unions, work stoppages or slowdowns, employment disputes, and the Worker Adjustment Retraining and Notification Act or any comparable state or local law;

•	certain material contracts;

•	the ownership and lease of property;

•	environmental matters;

•	satisfaction of state takeover statutes’ requirements in Delaware;

•	the required vote of Digiplex stockholders regarding the merger agreement;

•	intellectual property matters;

•	information technology matters;

•	data protection matters;

•	insurance matters;

•	receipt of a fairness opinion from its financial advisor;

•	the absence of certain affiliate transactions that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Exchange Act;

•	validity of accounts receivable;

•	food and beverage inventory matters; and

•	the absence of unexpired and outstanding goodwill passes, prepaid tickets and other similar passes and tickets.

Carmike has also made representations and warranties regarding its possession of available funds to make all payments required to consummate the merger.

The representations and warranties in the merger agreement do not survive the completion of the merger or the termination of the merger agreement.

Conduct of Business Pending the Merger

Under the merger agreement, Digiplex has agreed that, from the date of the merger agreement until the completion of the merger, except as expressly contemplated or permitted by the merger agreement or consented to by Carmike, it will, and will cause each of its subsidiaries to, preserve intact the business organization of it and its subsidiaries, preserve the assets and properties of it and its subsidiaries in good repair and condition, keep available the services of its present officers, employees, independent contractors and consultants, preserve the current relationships of it and its subsidiaries with suppliers, vendors and other persons with which it or any of its subsidiaries has material business relations, maintain its theaters in good working condition in a manner not less favorable than maintenance standards previously used by it and its subsidiaries to maintain the theaters, perform, in all material respects, all obligations under all its contracts and leases relating to or affecting its theaters, and otherwise conduct its business in the ordinary course in the same manner as conducted prior to signing the merger agreement.

In addition, Digiplex has agreed that, from the date of the merger agreement until the completion of the merger, subject to certain exceptions, neither it nor any of its subsidiaries may without the consent of Carmike:

•	propose or adopt any amendments to its certificates of incorporation or bylaws, certificates of organization, operating agreements, limited liability company agreements, joint venture documents, partnership agreements or equivalent organizational documents;

•	authorize for issuance, issue, deliver, sell, pledge, transfer, grant, dispose of or encumber any shares of capital stock or other equity or voting interests of it or any of its subsidiaries or any securities convertible into, exchangeable or exercisable for or representing the right to subscribe for, purchase or otherwise receive any such shares or interests or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock or other rights that are linked to its value or the value of any of its subsidiaries or value of its stock or any part thereof, provided that none of the foregoing will prohibit the issuance of its Class A common stock upon the conversion or exercise of convertible securities outstanding, including the conversion of its restricted stock units outstanding as of the date of the merger agreement;

•	effect any stock split, stock combination, stock reclassification, reverse stock split, stock dividend, recapitalization or other similar transaction, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

•	enter into any amendment of any term of any of its outstanding securities;

•	grant, confer or award any option, right, warrant, deferred stock unit, conversion right or other right not existing on the date of the merger agreement to acquire any of its shares of capital stock or shares of deferred stock, restricted stock awards, restricted stock units, stock appreciation rights, “phantom” stock awards or other similar rights that are linked to its value or the value of its subsidiaries or the value of its stock or any part thereof (whether or not pursuant to its stock plan);

•	(i) increase any compensation or benefit to, or enter into or amend any employment, change-in-control or severance agreement with, any officer, director or other Digiplex personnel, (ii) grant any bonuses to any Digiplex personnel, (iii) enter into or adopt any new pension plan, benefit plan or other plan (including any stock option, stock benefit or stock purchase plan) or amend or modify any existing pension plan, benefit plan or other plan, or accelerate the vesting of any compensation (including options, restricted stock, restricted stock units, warrants, other shares of capital stock or rights of any kind to acquire any shares of capital stock or equity-based awards) for the benefit of any Digiplex personnel or grant or amend any award under any pension plan, benefit plan or other plan (including the grant of any options, restricted stock, restricted stock units, warrants, other equity or equity-based or related compensation) except to the extent required by applicable law, (iv) provide any funding for any rabbi trust or similar arrangement, or take any other action to fund or secure the payment of any compensation or benefit, (v) grant to any Digiplex personnel any right to receive any severance, change-in-control, retention, termination or similar compensation or benefits or increases, (vi) enter into or amend any collective bargaining agreement, or (vii) terminate any key employee other than for cause;

•	declare, set aside or pay any dividend or make any other distribution or payment (whether in cash, stock or other property or any combination thereof) with respect to any shares of its capital stock or other equity or voting interests, or otherwise make any payments to its stockholders in their capacity as such (other than dividends or distributions from a wholly owned subsidiary of Digiplex to another subsidiary of Digiplex or to Digiplex);

•

directly or indirectly redeem, purchase or otherwise acquire any of its shares of capital stock of, or other equity or voting interest in, it or any of its subsidiaries, or any options, warrants, calls or rights to acquire any such stock or other securities, other than in connection with tax withholdings and exercise price settlement upon the conversion of its restricted stock units outstanding on the date of the merger agreement;

•	transfer, sell, lease, sublease, license, sublicense or otherwise dispose of any material assets or properties of it or any of its subsidiaries;

•	mortgage or pledge any material assets or properties of it or any of its subsidiaries, or subject any such assets or property to any other encumbrance (other than those permitted under the merger agreement);

•	enter into, modify, amend, cancel, terminate, renew, extend or request any material change in, or agree to any material change in, any contract or any lease or sublease;

•	enter into interest rate swaps, foreign exchange or commodity agreements and other similar hedging arrangements other than for purposes of offsetting a bona fide exposure (including counterparty risk);

•	make or agree to make any loans, advances or capital contributions to, or other investments in, any other person;

•	make any capital expenditure (or series of related capital expenditures) in excess of $50,000 in the aggregate;

•	merge with or enter into a consolidation with any entity;

•	acquire an interest of 50% or more of the outstanding equity interests in any entity or acquire a substantial portion of the assets or business of any entity (or any division or line of business thereof);

•	enter into any new line of business;

•	authorize, recommend, propose, or announce an intention to adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization, or any other reorganization;

•	create, incur or assume any indebtedness for borrowed money, or issue any debt securities or any right to acquire debt securities, assume, guarantee, endorse or otherwise become liable or responsible (whether, directly, contingently or otherwise) for the indebtedness of another person, enter into any agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing;

•	accelerate, discount, factor, reduce, sell (for less than its face value or otherwise), transfer, assign or otherwise dispose of, in full or in part, any accounts receivable owed to it or any of its subsidiaries, with or without recourse, including any rights or claims associated therewith, other than in the ordinary course of business;

•	change any of its methods, principles, or practices of financial accounting currently in effect, except as required by GAAP, Regulation S-X of the Exchange Act, a governmental authority or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization) or a change in applicable law;

•	write up, write down or write off the book value of any of its assets, other than as may be required by GAAP;

•	commence, waive, release, assign, settle or compromise any pending or threatened action which is material to the business of it and its subsidiaries, taken as a whole or otherwise involves the payment by Digiplex of an amount in excess of $15,000 (excluding any amounts that may be paid under existing insurance policies);

•	enter into, amend or modify any agreement or arrangement with persons that are affiliates or Digiplex personnel;

•	sell, transfer or license on an exclusive basis to any person any rights to any of its intellectual property;

•	(i) dispose of or encumber any portion of the owned real property or leased real property, (ii) fail to pay all rents and other amounts owing under its leases timely in accordance with its terms and conditions or otherwise fail to perform all of its applicable obligations under its leases or (iii) fail to enforce the terms and conditions of its leases;

•	take, cause to be taken or omit to take any action that is intended, or could reasonably be expected, individually or in the aggregate, to result in any of the representations or warranties contained in the merger agreement becoming untrue or inaccurate in any material respect or in any of the conditions to completion of the merger as set forth in the merger agreement not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of the merger agreement;

•	knowingly take or fail to take any action in breach of the merger agreement for the purpose of (or which would be reasonably expected to) materially delaying or preventing the consummation of the transactions contemplated by the merger agreement (other than as required by law); or

•	authorize any of, or commit, resolve, announce, offer or agree to take any of the actions described above or any other actions inconsistent with the provisions described above.

Carmike has agreed that, from the date of the merger agreement until the completion of the merger, subject to certain exceptions, neither it nor any of its subsidiaries may without the consent of Digiplex:

•	take, cause to be taken or omit to take any action that is intended, or could reasonably be expected, individually or in the aggregate, to result in any of the conditions to completion of the merger set forth in the merger agreement not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of the merger agreement;

•	knowingly take or fail to take any action in breach of the merger agreement for the purpose of (or which would be reasonably expected to) materially delaying or preventing the consummation of the transactions contemplated by the merger agreement (other than as required by law); or

•	authorize any of, or commit, resolve, announce, offer or agree to take any of the actions described above or any other actions inconsistent with the provisions described above.

Other Agreements between Digiplex and Carmike

Carmike and Digiplex have agreed that, from the date of the merger agreement until the completion of the merger:

•	each of Carmike and Digiplex must notify the other parties promptly if and after it receives notice of any suit, claim, action, arbitration or investigation instituted or threatened against such party before any court or governmental authority relating to the merger agreement, merger or the transactions contemplated by the merger agreement or seeking damages or discovery in connection with the transactions contemplated by the merger agreement. Digiplex must give Carmike the opportunity to participate in the defense or settlement in any such action relating to the merger agreement or any transactions contemplated thereby and Digiplex cannot settle any such action without Carmike’s consent.

•	Digiplex cannot enter into, amend, modify, terminate or consummate any agreement for a Pipeline Transaction without the prior written consent of Carmike. Digiplex must promptly provide Carmike with notice of, and the opportunity to participate in, any material communication related to a Pipeline Transaction.

•	Carmike and Digiplex must take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions related to Carmike’s acquisition of 100% of Start Media’s interest in Start Media/Digiplex, LLC, the joint venture between Digiplex and Start Media, LLC.

Agreement to Obtain Required Stockholder Vote

Digiplex will take all action necessary to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable after the signing of the merger agreement. Digiplex has agreed to use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of the merger agreement and the transactions contemplated thereby, including the merger, and take all other action necessary or advisable to secure approval of the merger agreement by its stockholders. Subject to certain provisions in the merger agreement (see “—No Solicitation” below), the Digiplex Board of Directors will affirmatively recommend that the Digiplex stockholders vote in favor of the merger and approve the merger agreement. Moreover, Digiplex will submit the merger agreement to its stockholders for approval at the stockholder meeting even if the Digiplex Board of Directors has changed its recommendation, and Digiplex will not submit to the vote of its stockholders certain other transaction proposals.

Conditions to Completion of the Merger

Each party’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	receipt of the approval of the holders of common stock of Digiplex required for the completion of the merger;

•	the authorization for listing on the NASDAQ, subject to official notice of issuance, of the shares of Carmike common stock to be issued to holders of Digiplex common stock;

•	the registration statement, of which this proxy statement/prospectus is a part, having been declared effective by the SEC under the Securities Act and not being the subject of any stop order or threatened or pending proceedings seeking a stop order;

•	if applicable to the consummation of the merger, the expiration or termination of the waiting period (and any extension thereof) under the HSR Act;

•	receipt of all material regulatory approvals, authorizations, orders, declarations, filings, and consents required in connection with the merger;

•	no statute, rule, executive order, regulation or court order or injunction that prohibits or is reasonably likely to prohibit the merger being in effect;

•	accuracy of the other party’s representations and warranties in the merger agreement, subject to various materiality and other qualifiers, on the date of the closing of the merger (or in the case of representations and warranties that are made as of a particular date or as of the date of the merger agreement, as of such date);

•	the other party to the merger agreement having performed in all material respects all obligations required to be performed by it under the merger agreement at or before the date on which the merger is to be completed, including the delivery of a certificate to such effect signed by an executive officer and the principal financial officer of such party;

•	with respect to Carmike’s obligation to effect the merger, between the date of the merger agreement and the date on which the merger is to be completed, no circumstance, which individually or in the aggregate with all other circumstances, has had or would reasonably be expected to have a material adverse effect;

•	with respect to Digiplex’s obligation to effect the merger, since the date of the merger agreement there has not occurred any circumstance that has had or would reasonably be expected to have a material adverse effect;

•	with respect to Carmike’s obligation to effect the merger, Carmike having received from King & Spalding LLP an opinion, dated as of the date on which the merger is to be completed, to the effect that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; and

•	with respect to Digiplex’s obligation to effect the merger, Digiplex having received from Eaton & Van Winkle LLP an opinion, dated as of the date on which the merger is to be completed, to the effect that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

Carmike will not be obligated to complete the merger unless the following additional conditions are satisfied or waived:

•	no suit, action or proceeding has been threatened or is pending in connection with the merger agreement, the merger or any transactions contemplated thereby;

•	redemption of Digiplex’s Series B preferred stock in accordance with the terms of the merger agreement;

•	no general suspension of, or limitation on trading in securities on the NASDAQ (other than certain shortenings of trading hours or coordinated trading halts);

•	acquisition by Carmike of one hundred percent of Start Media, LLC’s interest in Start Media/Digiplex, LLC pursuant to the terms of a purchase agreement entered into by Carmike, Digiplex and Start Media, LLC;

•	receipt of a non-competition and non-solicitation agreement from A. Dale Mayo, Digiplex’s Chairman and Chief Executive Officer;

•	absence of a security breach resulting in losses to Digiplex in excess of $1 million;

•	receipt of a customary statement from Digiplex confirming that interests in Digiplex do not constitute “United States real property interests” under federal tax laws;

•	acquisition by Carmike of one hundred percent of Start Media LLC’s interest in Start Media/Digiplex, LLC;

•	receipt of certain third party consents, in form and substance reasonably satisfactory to Carmike;

•	cancellation or termination of certain third party agreements, in form and substance reasonably satisfactory to Carmike;

•	subject to certain exceptions, no material adverse change to the net debt or working capital amounts set forth on Digiplex’s balance sheet as of December 31, 2013; and

•	the taking of certain corrective actions with respect to Digiplex’s 401(k) plan.

The merger agreement provides that any or all of the conditions described above may be waived, in whole or in part, by Carmike or Digiplex, to the extent legally allowed.

The merger agreement provides that a “material adverse effect” means, when used with respect to Carmike or Digiplex, any event, occurrence, fact, condition, effect, change or development, which we refer to in this proxy statement/prospectus as a “circumstance”, that, individually or in the aggregate with all other circumstances occurring or existing prior to the determination of a material adverse effect, has, or is reasonably expected to have, a material adverse effect on (i) the business, assets, liabilities, condition (financial or other), prospects or results of operations of Carmike or Digiplex and their subsidiaries, as applicable, taken as a whole, or (ii) the ability of Carmike or Digiplex, as applicable, to consummate the transactions contemplated by the merger agreement; provided that, for purposes of clause (i) above only, none of the following (to the extent arising after the date of the merger agreement) is deemed to be or constitutes a material adverse effect, or is taken into account when determining whether a material adverse effect has occurred or would occur:

•	any circumstance to the extent resulting from any conditions or changes generally affecting the economy or securities markets of the United States, in each case other than circumstances that affect Carmike or Digiplex and their subsidiaries, as applicable, taken as a whole, in a substantially disproportionate manner as compared to other companies in the motion picture exhibition industry, which we refer to in this proxy statement/prospectus as the “industry”;

•	any circumstance to the extent resulting from conditions in the industry that affect Carmike or Digiplex and their subsidiaries, as applicable, in each case other than circumstances that affect Carmike or Digiplex and their subsidiaries, as applicable, taken as a whole, in a substantially disproportionate manner as compared to other companies in the industry;

•	any circumstance to the extent resulting from the taking of any action required by the merger agreement (other than in compliance with the actions described in “The Merger Agreement—Conduct of Business Pending the Merger”);

•	any circumstance to the extent resulting from changes in GAAP after the date of the merger agreement in each case other than circumstances that affect Carmike or Digiplex and their subsidiaries, as applicable, taken as a whole, in a disproportionate manner as compared to Carmike or Digiplex’s, as applicable, industry peers;

•	any circumstance to the extent resulting solely from changes in Carmike or Digiplex’s, as applicable, stock price or the trading volume of its stock, in and of itself (it being understood that the facts or occurrences giving rise or contributing to any such change may be taken into account in determining whether there has been a material adverse effect); and

•	any circumstance to the extent resulting solely from any failure by Carmike or Digiplex, as applicable, to meet any internal or public estimates, projections, budgets, or forecasts of Carmike or Digiplex’s, as applicable, revenue, theater attendance projections (in the case of Digiplex only), earnings or other financial performance or results of operations for any period (it being understood that the facts or occurrences giving rise or contributing to any such failure may be taken into account in determining whether there has been a material adverse effect).

No Solicitation

In the merger agreement, Digiplex has agreed that it and its subsidiaries will:

•	cease and terminate any and all existing activities, discussions, or negotiations with third parties regarding any “acquisition proposal,” as described below; and

•	promptly instruct each person with which it has executed a confidentiality agreement to return or destroy all information, documents, and materials covered by a confidentiality agreement relating to any such acquisition proposal or to Digiplex.

In the merger agreement, Digiplex has agreed that it and its subsidiaries will not directly or indirectly:

•	initiate, solicit, induce, or encourage or facilitate the submission of any inquiry, indication of interest, proposal, or offer that constitutes, or may lead to, an acquisition proposal;

•	participate in any discussions or negotiations regarding any acquisition proposal;

•	furnish any information or data regarding it, or any of its subsidiaries to, or afford access to the properties, books, and records thereof to, any third party (other than the parties to the merger agreement) in connection with or in response to any acquisition proposal;

•	enter into any letter of intent or agreement providing for, relating to or in connection with, any acquisition proposal or any proposal that may lead to an acquisition proposal (other than a confidentiality agreement as permitted by the provision described below), or that requires Digiplex to abandon, terminate, or breach its obligations under the merger agreement or fail to consummate the transactions contemplated thereby;

•	approve, adopt, endorse, or recommend an acquisition proposal;

•

take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination,” or other similar anti-takeover statute or regulation (including any transaction under, or a third party becoming an “interested stockholder” under, Section 203 of the DGCL), or any restrictive provision of any applicable anti-takeover provision in its organizational documents inapplicable to any transactions contemplated by an acquisition proposal (and, to the extent permitted thereunder, Digiplex must promptly take all steps necessary to terminate any waiver that may have been previously granted, to any third party (other than the parties to the merger agreement) under any such provisions); or

•	resolve, propose, or agree to do any of the foregoing.

There is an exception if, at any time before the date that the vote required to be obtained from Digiplex’s stockholders in connection with the merger has been obtained, Digiplex’s Board of Directors determines in good faith that an acquisition proposal that did not result from a violation of the “no solicitation” provision described above constitutes or is reasonably likely to lead to a “superior proposal,” as described below) and that failure to take action with respect to that acquisition proposal would reasonably be likely to result in a breach of its fiduciary duties under applicable law. Subject to providing prior or contemporaneous notice to Carmike of its decision to take that action and entering into a confidentiality agreement containing confidentiality terms substantially similar to those of the confidentiality agreement between Carmike and Digiplex, Digiplex may:

•	furnish information to any person making any such acquisition proposal; and

•	enter into discussions with any such person regarding the acquisition proposal.

The merger agreement provides that:

•	the term “acquisition proposal” means any inquiry, proposal, offer, plan, arrangement, or other expression or indication of interest for any transaction or series of related transactions involving (i) a merger, tender offer, exchange offer, recapitalization, reorganization, reclassification, liquidation, dissolution, business combination, or consolidation, or any similar transaction, involving Digiplex or any of its subsidiaries; (ii) a sale, lease, license, exchange, mortgage, pledge, transfer, or other acquisition or disposition of assets that constitute or account for at least 15% of the consolidated net revenues, net income, or assets (based on the fair market value thereof) of Digiplex and its subsidiaries, taken as a whole; or (iii) a purchase, tender offer, or other acquisition (including by way of merger, consolidation, stock exchange, or otherwise) of beneficial ownership (as such term is defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of securities representing 15% or more of the voting power of Digiplex or its subsidiaries; provided, however, that the term “acquisition proposal” does not include the merger or the other transactions contemplated by the merger agreement; and

•	the term “superior proposal” means any bona fide written acquisition proposal (with all references to 15% in the definition of “acquisition proposal,” above, being treated as references to 50% for these purposes) made by a third party that Digiplex’s Board of Directors determines in good faith, after receiving advice from its outside legal counsel and financial advisor, would be more favorable to its stockholders from a financial point of view than the merger, taking into account (i) any proposal by Carmike to amend or modify the terms of the merger agreement, (ii) the identity of the third party making such acquisition proposal, and (iii) the terms, conditions, timing, likelihood of consummation, and legal, financial, and regulatory aspects of such acquisition proposal.

The merger agreement also provides that, except as described below, the Board of Directors of Digiplex may not:

•	withdraw or withhold, amend, modify, or qualify, or propose publicly to withdraw, withhold, amend, modify, or qualify, in any manner adverse to Carmike or Merger Sub its recommendation of the merger or the merger agreement;

•	approve, adopt, endorse, or recommend any acquisition proposal; or

•	propose publicly to approve, adopt, or recommend any of those actions (we refer to any of the foregoing actions in this proxy statement/prospectus as an “adverse recommendation change”).

Notwithstanding these provisions, at any time before the vote required to be obtained from Digiplex’s stockholders in connection with the merger has been obtained, Digiplex’s Board of Directors may, if it determines in good faith that failure to do so would reasonably be likely to result in a breach of its fiduciary duties under applicable law, in response to a superior proposal that did not result from a breach of the “no solicitation” provisions described above, make an adverse recommendation change. Before making an adverse recommendation change, Digiplex must provide written notice to Carmike advising Carmike that the Digiplex Board of Directors is prepared to make an adverse recommendation change and specifying the terms of the acquisition proposal. If, following the expiration of a designated period (during which the parties are required to negotiate in good faith), the Digiplex Board of Directors determines in good faith that the acquisition proposal remains a superior proposal, then Digiplex’s Board of Directors may make an adverse recommendation change.

The merger agreement also provides that Digiplex will promptly advise Carmike of the receipt of any inquiries, discussions, negotiations, proposals, or expressions of interest with respect to an acquisition proposal, the identity of the party making the acquisition proposal, and the terms of any such acquisition proposal. Digiplex will keep Carmike informed, on a prompt and timely basis, of any changes in the status and any changes in the material terms of any acquisition proposal and will provide Carmike with copies of all draft agreements and other written material in connection with any acquisition proposal.

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger, even after the approval by Digiplex stockholders, by:

•	mutual written consent of Carmike and Digiplex;

•	either Carmike or Digiplex if any governmental authority of competent jurisdiction has issued a final and non-appealable order, decree, judgment, injunction or ruling or taken any other final and non-appealable action enjoining, restraining or otherwise prohibiting the consummation of the merger; provided that the party seeking to terminate the merger agreement has used its commercially reasonable efforts to have such order, decree, judgment, injunction or ruling lifted if and to the extent required by the merger agreement;

•	either Carmike or Digiplex if the merger has not have been consummated on or before the outside date; provided that this right to terminate the merger agreement is not available to any party if the failure of such party to perform any of its obligations under the merger agreement has been a principal cause of or resulted in the failure of the merger to be consummated on or before such date;

•	Carmike, in the event of a material breach by Digiplex of any representation, warranty, covenant or other agreement contained in the merger agreement, or if a representation or warranty of Digiplex has become untrue or inaccurate after the date of the merger agreement, which in either case (i) would result in a failure of one of the conditions set forth in the seventh or eighth bullets in the first paragraph of the section “—Conditions to Completion of the Merger” and (ii) has not been cured within twenty days following notice of such breach or failure to be true or accurate, or if the outside date is less than twenty days from such notice, has not been or cannot reasonably be expected to be cured prior to the outside date;

•	Digiplex, in the event of a material breach by Carmike or Merger Sub of any representation, warranty, covenant or other agreement contained in the merger agreement, or if a representation or warranty of Carmike or Merger Sub has become untrue or inaccurate after the date of the merger agreement, which in either case (i) would result in a failure of one of the conditions set forth in the seventh or eighth bullets in the first paragraph of the section “—Conditions to Completion of the Merger” and (ii) has not been cured within twenty days following notice of such breach or failure to be true or accurate, or if the outside date is less than twenty days from such notice, has not been or cannot reasonably be expected to be cured prior to the outside date;

•	either Carmike or Digiplex if the Digiplex stockholders have failed to approve the matters presented to them in this proxy statement/prospectus at its special meeting or at any adjournment or postponement of its special meeting; provided that Digiplex may not exercise this right to terminate the merger agreement if Digiplex has not complied with its obligations in the merger agreement related to this proxy statement/prospectus, its stockholders’ meeting or its obligations described in the section “—No Solicitation” or otherwise breached in any material respect any of its obligations under the merger agreement in a manner that could reasonably have caused the failure to obtain the approval of Digiplex’s stockholders at its special meeting, or at any adjournment or postponement of its special meeting; or

•	Carmike, if (i) the Digiplex Board of Directors were to fail to include its recommendation regarding the approval and adoption of the merger agreement in this proxy statement/prospectus or has publicly announced or proposed an intent to fail to do so, (ii) the Digiplex Board of Directors or any committee thereof has made an adverse recommendation change or publicly announced or proposed an intent to do so, (iii) Digiplex or any of its subsidiaries has breached any of their respective obligations described in the section “—No Solicitation,” (iv) the Digiplex Board of Directors or any committee thereof has taken a position contemplated by Rule 14e-2(a) of the Exchange Act with respect to an acquisition proposal other than recommending rejection of such acquisition proposal or (v) the Digiplex Board of Directors or any committee thereof has refused to affirm publicly its recommendation regarding the approval and adoption of the merger agreement following a written request by Carmike to provide a reaffirmation following an acquisition proposal prior to the earlier of ten days following such request by Carmike and five business days prior to the special meeting of Digiplex’s stockholders.

Effect of Termination

If the merger agreement is terminated, it will become void, and there will be no liability on the part of Carmike, Merger Sub or Digiplex, except that (i) Carmike and Digiplex will each remain liable for willful breach of any provision of the merger agreement, the confidentiality agreement between Carmike and Digiplex or any other agreement delivered by the parties in connection with the merger agreement or the merger and (ii) designated provisions of the merger agreement will survive the termination, including those relating to the payment of fees and expenses.

Termination Fees

Under the terms of the merger agreement, Digiplex is obligated to pay Carmike a cash termination fee of $1,228,935 in the event that:

•	Carmike terminates the merger agreement in connection with (i) the Digiplex Board of Directors failing to include its recommendation regarding the approval and adoption of the merger agreement in this proxy statement/prospectus or publicly announcing or proposing an intent to fail to do so, (ii) the Digiplex Board of Directors or any committee thereof making an adverse recommendation change or publicly announcing or proposing an intent to do so, (iii) Digiplex or any of its subsidiaries breaching any of their respective obligations described in the section “—No Solicitation,” (iv) the Digiplex Board of Directors or any committee thereof taking a position contemplated by Rule 14e-2(a) of the Exchange Act with respect to an acquisition proposal other than recommending rejection of such acquisition proposal or (v) the Digiplex Board of Directors or any committee thereof refusing to affirm publicly its recommendation regarding the approval and adoption of the merger agreement following a written request by Carmike to provide a reaffirmation following an acquisition proposal prior to the earlier of ten days following such request by Carmike and five business days prior to the special meeting of Digiplex’s stockholders;

•

(i) Carmike or Digiplex terminates the merger agreement due to a failure of the merger to be consummated on or before the outside date, (ii) prior to the outside date, there has been made an acquisition proposal with respect to Digiplex and (iii) no later than twelve months after the outside date, Digiplex enters into, publicly approves or submits to the Digiplex stockholders for approval, an agreement with respect to an acquisition proposal or an agreement with respect to an acquisition proposal is consummated;

•	(i) Carmike or Digiplex terminates the merger agreement in connection with the failure of Digiplex’s stockholders to approve the merger agreement, (ii) prior to the outside date, there has been made an acquisition proposal with respect to Digiplex and (iii) no later than twelve months after the outside date, Digiplex enters into, publicly approves or submits to the Digiplex stockholders for approval, an agreement with respect to an acquisition proposal or an agreement with respect to an acquisition proposal is consummated; or

•	(i) Carmike terminates the merger agreement in connection with a material breach by Digiplex of any representation, warranty, covenant or other agreement of Digiplex contained in the merger agreement, or a representation or warranty of Digiplex having become untrue or inaccurate, which breach or failure to be true or accurate would result in the failure of a condition to Carmike’s obligations described in the seventh or eighth bullets in the first paragraph of “—Conditions to Completion of the Merger” beginning on page 111, and has not been cured within twenty days following notice of such breach or failure to be true or accurate, or if the outside date is less than twenty days from such notice, has not been cured or cannot reasonably be expected to be cured by the outside date, (ii) prior to the outside date, there has been made an acquisition proposal with respect to Digiplex and (iii) no later than twelve months after the outside date, Digiplex enters into, publicly approves or submits to the Digiplex stockholders for approval, an agreement with respect to an acquisition proposal or an agreement with respect to an acquisition proposal is consummated.

Expenses

Whether or not the merger is completed and except as set forth below, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those fees or expenses.

If the merger agreement is terminated by Carmike in connection with a material breach by Digiplex of any representation, warranty, covenant or other agreement of Digiplex contained in the merger agreement, or a representation or warranty of Digiplex has become untrue or inaccurate, which breach or failure to be true or accurate would result in the failure of a condition to Carmike’s obligations described in the seventh or eighth bullets in the first paragraph of “—Conditions to Completion of the Merger” beginning on page 111, and has not been cured within twenty days following notice of such breach or failure to be true or accurate, or if the outside date is less than twenty days from such notice, has not been cured or cannot reasonably be expected to be cured by the outside date, then Digiplex must pay all of the expenses incurred by Carmike and its affiliates in connection with or related to the transactions contemplated by the merger agreement. If, however, Digiplex is required to pay the $1,228,935 termination fee in accordance with a termination described in “—Termination Fees” beginning on page 116, then any amounts already paid by Digiplex towards Carmike’s and its affiliates’ expenses will be offset against the termination fee owed.

If the merger agreement is terminated by Carmike or Digiplex in connection with the failure of Digiplex’s stockholders to approve the merger agreement, then Digiplex must pay all of the expenses incurred by Carmike and its affiliates in connection with or related to the transactions contemplated by the merger agreement, in an amount not to exceed $819,290 in the aggregate.

If the merger agreement is terminated by Digiplex in connection with a material breach by Carmike of any representation, warranty, covenant or other agreement of Carmike contained in the merger agreement, or a representation or warranty of Carmike has become untrue or inaccurate, which breach or failure to be true or accurate would result in the failure of a condition to Digiplex’s obligations described in the seventh or eighth bullets in the first paragraph of “—Conditions to Completion of the Merger” beginning on page 111, and has not been cured within twenty days following notice of such breach or failure to be true or accurate, or if the outside date is less than twenty days from such notice, has not been cured or cannot reasonably be expected to be cured by the outside date, then Carmike must pay all of the expenses incurred by Digiplex and its affiliates in connection with or related to the transactions contemplated by the merger agreement.

Indemnification and Insurance

The merger agreement provides that, following the completion of the merger, any rights to indemnification or exculpation now existing in favor of, and all limitations on the personal liability of each present and former director, officer, employee, fiduciary or agent of Digiplex and its subsidiaries in the manner provided for in the respective organizational documents of Digiplex and its subsidiaries, as in effect as of the date of the merger agreement, will remain in full force and effect for a period of six years after the merger becomes effective. During such six-year period, Carmike and Digiplex will not amend, repeal or otherwise modify any such provisions for indemnification in a manner that would materially and adversely affect the rights of any such person in respect of acts or omissions occurring at or prior to the effective time of the merger, unless a modification is required by law. If any claim is asserted or made prior to the effective time of the merger or within such six-year period, all rights to indemnification in respect of such claim will survive until disposition of such claim.

The merger agreement also provides that Carmike will cause to be (i) obtained a “tail” insurance policy with respect to Digiplex’s and its subsidiaries’ directors’ and officers’ liability insurance as in effect as of the effective time of the merger and such “tail” policy must have a claims period of at least six years following the effective time of the merger and contain terms with respect to scope of coverage and amount generally no less favorable in the aggregate than those policies existing as of the effective time of the merger or (ii) maintained, for a period of six years after the completion of the merger, the current policies of directors’ and officers’ liability insurance maintained by Digiplex, or policies of at least the same scope of coverage and amounts containing terms and conditions that are generally no less favorable in the aggregate. Carmike and Digiplex will not be required to expend in the aggregate an amount more than 200% of the annual premium paid by Digiplex as of the date of the merger agreement for directors’ and officers’ liability insurance, and if the premium of that insurance coverage at any time would exceed this amount, then Carmike will be obligated to obtain a policy which provides the maximum and best coverage available for a cost not exceeding that amount.

Amendment; Extension and Waiver

Subject to applicable law:

•	the merger agreement may be amended by the parties in writing at any time; provided that after any approval of the transactions contemplated by the merger agreement by the stockholders of Digiplex, the merger agreement will not be amended without obtaining further approval of the stockholders of Digiplex if such approval is required by applicable law or the rules of the NASDAQ; and

•	at any time before the completion of the merger, a party may extend the time for performance of any of the obligations or other acts of the other party to the merger agreement, waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement, or waive compliance by the other party with any agreement or condition in the merger agreement; provided that after any approval of the transactions by the stockholders of Digiplex, no such extension or waiver will be made without obtaining further approval of the stockholders of Digiplex if such approval is required by applicable law.

Governing Law

The merger agreement is governed by and will be construed in accordance with the laws of the State of Delaware.

INFORMATION ABOUT THE COMPANIES

Carmike Cinemas, Inc.

1301 First Avenue

Columbus, Georgia 31901

(706) 576-3400

Carmike is one of the largest motion picture exhibitors in the United States and as of March 31, 2014 Carmike owned, operated or had an interest in 252 theatres with 2,660 screens located in 37 states. Carmike targets small to mid-size non-urban markets with the belief that they provide a number of operating benefits, including lower operating costs and fewer alternative forms of entertainment.

For more information regarding Carmike, see “Where You Can Find More Information” on page 154. For risks relating Carmike’s business and the ownership of Carmike common stock, please see Carmike’s Annual Report on Form 10-K for the year ended December 31, 2013, which risk factors are incorporated by reference into this proxy statement/prospectus.

Badlands Acquisition Corporation

1301 First Avenue

Columbus, Georgia 31901

(706) 576-3400

Badlands Acquisition Corporation is a Delaware corporation and a direct wholly owned subsidiary of Carmike which was formed by Carmike for the purpose of acquiring Digiplex. Badlands Acquisition Corporation has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the merger.

Digital Cinema Destinations Corp.

250 East Broad Street

Westfield, New Jersey 07090

(908) 396-1360

Digiplex was incorporated in Delaware on July 29, 2010 to own and operate businesses in the movie exhibition industry sector. At March 31, 2014, Digiplex operated 20 theaters located in New Jersey, Connecticut, Pennsylvania, Maryland, California, Arizona and Ohio, consisting of 192 screens.

For more information regarding Digiplex, see “Information about Digiplex” beginning on page 36.

INFORMATION ABOUT THE SPECIAL MEETING OF DIGIPLEX STOCKHOLDERS

Time, Place and Purpose of the Special Meeting

This proxy statement/prospectus is being furnished to Digiplex stockholders as part of the solicitation of proxies by the Digiplex Board of Directors for use at a special meeting to be held on August 13, 2014, starting at 2:00 p.m., Eastern Time, at the Rialto Theater, 250 East Broad Street, Westfield, New Jersey 07090 or at any adjournment thereof.

At the special meeting, holders of shares of Digiplex common stock will be asked to consider and vote on proposals to:

•	approve and adopt the merger agreement;

•	approve, on an advisory (non-binding) basis, the “golden parachute” compensation payments that will or may be paid by Digiplex to its named executive officers in connection with the merger; and

•	approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the approval and adoption of the merger agreement.

Record Date; Stock Entitled to Vote

Only holders of record of Digiplex Class A common stock and Class B common stock at the close of business on July 2, 2014, which we refer to as the record date, are entitled to vote at the special meeting. As of the record date there were                  shares of Digiplex Class A common stock outstanding and                  shares of Digiplex Class B common stock outstanding. Each holder of shares of Digiplex Class A common stock is entitled to one vote for each share of Class A common stock held as of the record date, and each holder of shares of Digiplex Class B common stock is entitled to ten votes for each share of Class B common stock held as of the record date.

Quorum

The presence of a majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum at the special meeting of stockholders. Once a share of Digiplex common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed.

Votes Required for Approval

Approval of the Merger Agreement

Approval and adoption of the merger agreement will require the affirmative vote of a majority of the voting power of the outstanding shares of Digiplex Class A common stock and Class B common stock, voting together as a single class.

For this proposal, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not be counted as votes cast in favor of the proposal but will count for the purpose of determining whether a quorum is present.

The failure by a Digiplex stockholder to submit a proxy card or vote by telephone or Internet or to vote in person at the special meeting, an abstention from voting, or the failure of a Digiplex stockholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker will have the effect of a vote against this proposal.

Approval of the “Golden Parachute” Compensation

Approval, on an advisory (non-binding) basis, of the “golden parachute” compensation will require the affirmative vote of a majority of the voting power of the Digiplex Class A common stock and Class B common stock present in person or represented by proxy at the special meeting.

For this proposal, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not be counted as votes cast in favor of the proposal but will count for the purpose of determining whether a quorum is present.

The failure by a Digiplex stockholder to submit a proxy card or vote by telephone or Internet or to vote in person at the special meeting or the failure of a Digiplex stockholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee will have no effect on this proposal. An abstention from voting will have the effect of a vote against this proposal.

Approval of the Adjournment of the Special Meeting

Approval of the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the approval and adoption of the merger agreement will require the affirmative vote of a majority of the voting power of the Digiplex Class A common stock and Class B common stock present in person or represented by proxy at the special meeting.

For this proposal, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not be counted as votes cast in favor of the proposal but will count for the purpose of determining whether a quorum is present.

The failure by a Digiplex stockholder to submit a proxy card or vote by telephone or Internet or to vote in person at the special meeting or the failure of a Digiplex stockholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee will have no effect on this proposal. An abstention from voting will have the effect of a vote against this proposal.

Voting by Digiplex Directors and Executive Officers

On the record date, directors and executive officers of Digiplex and their affiliates owned and were entitled to vote                  shares of Digiplex Class A common stock and                  shares of Digiplex Class B common stock, or approximately                 % of the total voting power of the shares of Digiplex common stock outstanding on that date. Digiplex currently expects that its directors and executive officers will vote their shares FOR each proposal.

In addition, Carmike has entered into a voting agreement, which is attached as Annex B to this proxy statement/prospectus, with A. Dale Mayo, Digiplex’s Chairman and Chief Executive Officer, who holds shares of Class A and Class B common stock representing approximately 54% of the outstanding voting power of Digiplex. Pursuant to the voting agreement, Mr. Mayo agreed, among other things, to vote a portion of his shares equal to 39.5% of the outstanding voting power of Digiplex in favor of the adoption and approval of the merger agreement and the other transactions contemplated by the merger agreement and against, among other things, alternative business combination transactions. In the event that Digiplex’s Board of Directors changes its recommendation that Digiplex’s stockholders adopt the merger agreement, Mr. Mayo will only be required to vote shares representing 33% of the outstanding voting power in favor of such matters.

Voting Procedures

If you own shares of Digiplex common stock in your own name, you are an “owner of record.” This means that you may use the enclosed proxy card to tell the persons named as proxies how to vote your shares of Digiplex common stock. If you fail to vote, the proxies cannot vote your shares of Digiplex common stock at the Digiplex special meeting. If you are an owner of record then you have four voting options:

•	Internet. You can vote over the Internet by accessing the website at www.proxyvote.com and following the instructions on the website. Internet voting is available 24 hours a day. If you vote over the Internet, do not return your proxy card.

•	Telephone. You can vote by telephone by calling the toll-free number 1-800-690-6903 in the United States, Canada or Puerto Rico on a touch-tone phone. You will then be prompted to enter the control number printed on your proxy card and to follow the subsequent instructions. Telephone voting is available 24 hours a day. If you vote by telephone, do not return your proxy card.

•	Mail. You can vote by mail by simply completing, signing, dating and mailing your proxy card in the postage-paid envelope included with this proxy statement/prospectus.

•	In Person. You may come to the Digiplex special meeting and cast your vote there. The Digiplex Board of Directors recommends that you vote by proxy even if you plan to attend the Digiplex special meeting. If your shares of Digiplex common stock are held in a stock brokerage account or through a bank, broker or other nominee, or, in other words, in street name, and you wish to vote in person at the Digiplex special meeting, you must bring a letter from your bank, broker or nominee identifying you as the beneficial owner of the shares and authorizing you to vote such shares at the Digiplex special meeting. Digiplex intends to limit attendance to stockholders as of the record date. All stockholders should bring photo identification. Cameras, recording devices, and other electronic devices are not permitted at the special meeting. Registration will begin at 1:00 p.m., Eastern Time.

Digiplex requests that Digiplex stockholders complete and sign the accompanying proxy and return it to Digiplex as soon as possible in the enclosed postage–paid envelope. When the accompanying proxy is returned properly executed, the shares of Digiplex stock represented by it will be voted at the special meeting in accordance with the instructions contained on the proxy card.

If you hold shares through a broker or other nominee, you may instruct your broker or other nominee to vote your shares by following the instructions that the broker or nominee provides to you with these materials. Most brokers offer the ability for stockholders to submit voting instructions by mail by completing a voting instruction card, by telephone and via the Internet. If you do not provide voting instructions to your broker, your shares will not be voted on any of the proposals.

The Internet and telephone proxy procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their proxy voting instructions and to confirm that these instructions have been properly recorded. Votes directed by the Internet or telephone through such a program must be received by 11:59 p.m., Eastern Time, on August 12, 2014.

Your vote is very important. Whether or not you plan to attend the special meeting, please promptly complete and return your proxy card in the enclosed envelope, or authorize the individuals named on your proxy card to vote your shares by calling the toll–free telephone number or by using the Internet as described in the instructions included with your proxy card.

Revocability of Proxies and Changes to a Stockholder’s Vote

You may change your vote at any time before your proxy is voted at the Digiplex special meeting of stockholders. You may do this in one of four ways:

•	by sending a notice of revocation to the Digiplex Corporate Secretary, dated as of a later date than the date of the proxy and received prior to the special meeting;

•	by sending a completed proxy card bearing a later date than your original proxy card and mailing it so that it is received prior to the special meeting;

•	by logging on to the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you are eligible to do so and following the instructions on the proxy card; or

•	by attending the special meeting of stockholders and voting in person.

Your attendance alone will not revoke any proxy.

Written notices of revocation and other communications about revoking Digiplex proxies should be addressed to:

Digital Cinema Destinations Corp.

250 East Broad Street

Westfield, New Jersey 07090

Attention: Corporate Secretary

(908) 396-1360

If your shares are held in street name, you should follow the instructions of your broker regarding the revocation of proxies.

Once voting on a particular matter is completed at the Digiplex special meeting, a Digiplex stockholder will not be able to revoke its proxy or change its vote as to that matter.

All shares represented by valid proxies that Digiplex receives through this solicitation and that are not revoked will be voted in accordance with the instructions on the proxy card. If a Digiplex stockholder makes no specifications on its proxy card as to how it wants its shares voted before signing and returning it, such proxy will be voted FOR each proposal.

Adjournments

Although it is not currently expected, the special meeting may be adjourned, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the special meeting to approve the proposal to adopt and approve the merger agreement or if a quorum is not present at the special meeting. Other than an announcement to be made at the special meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow Digiplex’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned.

Solicitation of Proxies

Digiplex will bear all costs of soliciting proxies for the special meeting. Digiplex also may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of Digiplex common stock for their expenses in forwarding soliciting materials to owners of Digiplex common stock and in obtaining voting instructions from those owners. Digiplex directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Stockholders Sharing an Address

Digiplex may send a single set of stockholder documents to any household at which two or more stockholders reside. This process is called “householding.” This reduces the volume of duplicate information received at your household and helps us to reduce costs. Your materials may be householded based on your prior express or implied consent. If your materials have been householded and you wish to receive separate copies of these documents, or if you are receiving duplicate copies of these documents and wish to have the information householded, you may write or call Digiplex at the following address or phone number:

Digital Cinema Destinations Corp.

250 East Broad Street

Westfield, New Jersey 07090

(908) 396-1360

Other Matters to Come Before the Meeting

The Digiplex Board of Directors is not aware of any other business to be acted upon at the special meeting. If any proposal comes up for vote at the meeting that is not described in this proxy statement/prospectus, the proxy holders will cast your votes in their discretion.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On May 15, 2014, Digiplex entered into a merger agreement with Carmike, and Merger Sub, as a result of which Digiplex will be acquired by Carmike. If the merger agreement is approved and adopted and the other conditions to completion of the merger agreement that are described in this proxy statement/prospectus are satisfied or waived, Merger Sub will merge with and into Digiplex, with Digiplex continuing as the surviving corporation and a wholly owned subsidiary of Carmike, which transaction is referred to as the “merger”.

The following unaudited pro forma condensed combined balance sheet as of March 31, 2014 and the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2014 and for the year ended December 31, 2013 are based on the historical financial statements of Carmike, adjusted to give effect to the merger.

The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2014 and for the year ended December 31, 2013 give pro forma effect to the merger as if it had occurred on January 1, 2013. The unaudited pro forma condensed combined balance sheet as of March 31, 2014 assumes that the merger was effective on March 31, 2014.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2013 was derived from Carmike’s audited consolidated statement of operations for the year ended December 31, 2013 and Digiplex’s audited consolidated statement of operations for the year ended June 30, 2013 and unaudited interim financial statements for the three and six months ended December 31, 2013. As Digiplex’s fiscal year end (June 30) differs from Camike’s (December 31), it was necessary to combine different periodic reports to derive the 12 months ended December 31, 2013 and three months ended March 31, 2014 statements of operations information. The historical financial information of Digiplex for the year ended December 31, 2013 was derived from the audited consolidated financial statements included in this proxy statement/prospectus for the year ended June 30, 2013 and unaudited interim condensed consolidated financial statements of the for the three and six months ended December 31, 2013 by subtracting the results for the six months ended December 31, 2012 from the annual amounts for the year ended June 30, 2013 and then adding the results for the six months ended December 31, 2013.

The unaudited pro forma condensed combined balance sheet and statement of operations as of and for the three months ended March 31, 2014 were derived from Carmike’s unaudited condensed consolidated financial statements as of and for the three months March 31, 2014 and Digiplex’s unaudited condensed consolidated financial statements as of and for the three and nine months ended March 31, 2014.

The following unaudited pro forma condensed combined financial information is based on, and should be read in conjunction with:

•	The historical audited financial statements of Carmike included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and filed with the SEC on March 4, 2014;

•	The historical unaudited interim financial statements of Carmike included in its quarterly report on Form 10-Q for the three months ended March 31, 2014, and filed with the SEC on May 5, 2014;

•	The historical audited financial statements of Digiplex included in this proxy statement/prospectus for the fiscal years ended June 30, 2013;

•	The historical unaudited interim financial statements of Digiplex for the three and six months ended December 31, 2013; and

•	The historical unaudited interim financial statements of Digiplex included in this proxy statement/prospectus for the three and nine months ended March 31, 2014.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting in accordance with Financial Accounting Standards Board Accounting Standards Codification, which we refer to as “ASC”, Topic 805, Business Combinations with, Carmike considered the acquirer of Digiplex. The acquisition accounting is dependent on certain valuation and other studies that have yet to progress to a stage where there is sufficient information for a definitive measurement. The assets and liabilities of Digiplex have been measured based on preliminary estimates using assumptions that we believe are reasonable. Differences between these estimates and the final acquisition accounting could occur, and those differences could have a material impact on the accompanying pro forma condensed combined financial statements. Carmike intends to complete the necessary valuation required to finalize the acquisition accounting as soon as practicable, but in no event later than one year following completion of the merger.

The unaudited pro forma condensed combined financial data is being provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of Carmike would have been had the merger occurred on the dates assumed, nor is it necessarily indicative of Carmike’s future consolidated results of operations or consolidated financial position. The unaudited pro forma condensed combined financial data is based upon currently available information and estimates and assumptions that we believe are reasonable as of the date hereof. Any of the factors underlying these estimates and assumptions may change or prove to be materially different, and the estimates and assumptions may not be representative of facts existing at the closing date of the merger.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2014

	Carmike Historical	Digiplex Historical	Pro Forma Adjustments (Footnote 4)		Pro Forma Combined
	(In Thousands, Except Share and Per Share Amounts)
Assets
Current assets:
Cash and cash equivalents	$133,910	$4,417	$(21,323)	a	$117,004
Restricted cash	297	—	—		297
Accounts receivable	10,073	842	—		10,915
Inventories	3,291	150	—		3,441
Deferred income tax asset	3,917	—	—		3,917
Prepaid expenses and other current assets	17,206	1,252	(582)	b f	17,876

Total current assets	168,694	6,661	(21,905)		153,450

Property and equipment:
Land	53,766	—	—		53,766
Buildings and building improvements	342,297	4,638	(408)	c	346,527
Leasehold improvements	165,555	14,344	(1,708)	c	178,191
Assets under capital leases	49,670	—	—		49,670
Equipment	256,608	16,773	(3,853)	c	269,528
Construction in progress	12,651	—	—		12,651

Total property and equipment	880,547	35,755	(5,969)		910,333
Accumulated depreciation and amortization	(413,556)	(5,969)	5,969	c	(413,556)

Property and equipment, net of accumulated depreciation	466,991	29,786	—		496,777
Goodwill	75,127	4,314	35,891	d	115,332
Intangible assets, net of accumulated amortization	931	5,401	(5,401)	e	931
Investments in unconsolidated affiliates	6,372	—	—		6,372
Deferred income tax asset	100,330	—	—		100,330
Other assets	19,287	1,254	(962)	f	19,579

Total assets	$837,732	$47,416	$7,623		$892,771

Liabilities and Equity
Current liabilities:
Accounts payable	$36,653	$2,086	$—		$38,739
Accrued expenses	48,093	3,210	1,406	g, i	52,709
Current maturities of long-term debt, capital leases and long-term financing obligations	7,231	1,963	(1,718)	h	7,476

Total current liabilities	91,977	7,259	(312)		98,924

Long-term liabilities:
Deferred revenue	31,537	—	—		31,537
Long-term debt, less current maturities	209,637	7,693	(7,693)	h	209,637
Capital leases and long-term financing obligations, less current maturities	236,804	575	—		237,379
Other	25,816	1,049	(839)	j	26,026

Total long-term liabilities	503,794	9,317	(8,532)		504,579

Commitments and contingencies

Stockholders’ equity:
Preferred Stock, $1.00 par value per share: 1,000,000 shares authorized, no shares issued	—	—	—		—
Common Stock, $0.03 par value per share: 35,000,000 shares authorized, 23,528,038 shares issued and 23,012,967 shares outstanding at March 31, 2014	701	81	(39)	k	743
Treasury stock, 515,071 shares at cost at March 31, 2014	(13,397)	(1,804)	1,804	l	(13,397)
Noncontrolling interest	—	8,618	(8,618)	m	—
Paid-in capital	441,100	33,819	15,446	n	490,365
Accumulated deficit	(186,443)	(9,874)	7,874	i, o	(188,443)

Total stockholders’ equity	241,961	30,840	16,467		289,268

Total liabilities and stockholders’ equity	$837,732	$47,416	$7,623		$892,771

The accompanying notes are an integral part of these financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2013

	Carmike Historical	Digiplex Historical	Pro Forma Adjustments (Footnote 4)		Pro Forma Combined
	(In Thousands, Except Per Share Amounts)
Revenues:
Admissions	$398,610	$28,910	$—		$427,520
Concessions and other	236,225	13,721	—		249,946

Total operating revenues	634,835	42,631	—		677,466
Operating costs and expenses:
Film exhibition costs	220,260	14,554	—		234,814
Concession costs	29,052	2,191	—		31,243
Other theatre operating costs	250,436	19,453	—		269,889
General and administrative expenses	25,838	5,774	(5,294)	p	26,318
Lease termination charges	3,063	—	—		3,063
Severance agreement charges	253	—	—		253
Depreciation and amortization	42,378	4,812	—		47,190
Loss on sale of property and equipment	275	—	—		275
Impairment of long-lived assets	3,726	—	—		3,726

Total operating costs and expenses	575,281	46,784	(5,294)		616,771

Operating income (loss)	59,554	(4,153)	5,294		60,695
Interest expense	49,546	1,706	(1,375)	r	49,877
Other expense	—	99	—		99

Income (loss) from continuing operations before income tax and income from unconsolidated affiliates	10,008	(5,958)	6,669		10,719
Income tax expense	6,104	129	170	s	6,403
Income from unconsolidated affiliates	1,643	—	—		1,643

Income (loss) from continuing operations	$5,547	$(6,087)	$6,499		$5,959

Net loss attributable to non-controlling interest	$—	$1,526	$(1,526)	m	$—

Net income (loss) attributable to controlling interest	$5,547	$(4,561)	$4,973		$5,959
Preferred stock dividends	$—	$(20)	$20	t	$—

Net income (loss) attributable to common stockholders	$5,547	$(4,581)	$4,993		$5,959

Weighted average shares outstanding:
Basic	19,540		1,408	u	20,948
Diluted	20,051		1,408	u	21,459

Net income per common share (Basic)	$0.28				$0.28

Net income per common share (Diluted)	$0.28				$0.28

The accompanying notes are an integral part of these financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2014

	Carmike Historical	Digiplex Historical	Pro Forma Adjustments (Footnote 4)		Pro Forma Combined
	(In Thousands, Except Per Share Amounts)
Revenues:
Admissions	$97,572	$6,662	$—		$104,234
Concessions and other	61,352	3,392	—		64,744

Total operating revenues	158,924	10,054	—		168,978
Operating costs and expenses:
Film exhibition costs	52,889	3,205	—		56,094
Concession costs	7,119	451	—		7,570
Salaries and benefits	21,534	1,239	—		22,773
Theatre occupancy costs	20,361	1,523	—		21,884
Other theatre operating costs	29,382	2,227	—		31,609
General and administrative expenses	7,498	1,509	(2,139)	p, q	6,868
Depreciation and amortization	11,771	1,565	—		13,336
Gain on sale of property and equipment	(67)	(950)	—		(1,017)
Impairment of long-lived assets	358	—	—		358

Total operating costs and expenses	150,845	10,769	(2,139)		159,475

Operating income (loss)	8,079	(715)	2,139		9,503
Interest expense	13,116	416	(344)	r	13,188
Other expense	—	41	—		41

Income (loss) from continuing operations before income tax	(5,037)	(1,172)	2,483		(3,726)
Income tax (benefit) expense	(2,010)	22	529	s	(1,459)
Loss from unconsolidated affiliates	(85)	—	—		(85)

Loss from continuing operations	$(3,112)	$(1,194)	$1,954		$(2,352)
Net loss attributable to non-controlling interest	$—	$419	$(419)	m	$—

Net loss attributable to controlling interest	$(3,112)	$(775)	$1,535		$(2,352)
Preferred stock dividends	$—	$(5)	$5	t	$—

Net loss attributable to common stockholders	$(3,112)	$(780)	$1,540		$(2,352)

Weighted average shares outstanding:
Basic	22,821		1,408	u	24,229
Diluted	22,821		1,408	u	24,229

Net loss per common share (Basic)	$(0.14)				$(0.10)

Net loss per common share (Diluted)	$(0.14)				$(0.10)

The accompanying notes are an integral part of these financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Basis of Presentation

The statements and related notes present the pro forma consolidated financial position and results of operations of the combined company to be formed pursuant to the merger based on the historical financial statements of Carmike and Digiplex and are intended to reflect the impact of the merger on Carmike.

The historical financial information of Carmike as of and for the three months ended March 31, 2014 was derived from the unaudited interim condensed consolidated financial statements of Carmike from its Quarterly Report on Form 10-Q for the three months ended March 31, 2014. The historical financial information of Carmike for the year ended December 31, 2013 was derived from the audited consolidated financial statements from Carmike’s Annual Report on Form 10-K for the year ended December 31, 2013. The historical financial information of Digiplex as of and for the three months ended March 31, 2014 was derived the unaudited interim condensed consolidated financial statements of Digiplex included in this proxy statement/prospectus for the three and nine months ended March 31, 2014. The historical financial information of Digiplex for the year ended December 31, 2013 was derived from the audited consolidated financial statements included in this proxy statement/prospectus for the year ended June 30, 2013 and unaudited interim condensed consolidated financial statements of the for the three and six months ended December 31, 2013 by subtracting the results for the six months ended December 31, 2012 from the annual amounts for the year ended June 30, 2013 and then adding the results for the six months ended December 31, 2013.

The unaudited pro forma condensed combined balance sheet as of March 31, 2014 has been prepared as if the merger had occurred on March 31, 2014 and combines the historical balance sheets of Carmike and Digiplex as of March 31, 2014. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2013 and the three months ended March 31, 2014 have been prepared as if the merger had occurred on January 1, 2013 and combine the historical results for Carmike and Digiplex, for the year ended December 31, 2013 and for the three months ended March 31, 2014.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. The acquisition accounting is dependent on certain valuation and other studies that have yet to progress to a stage where there is sufficient information for a definitive measurement. The assets and liabilities of Digiplex have been measured based on preliminary estimates using assumptions that we believe are reasonable. Differences between these estimates and the final acquisition accounting could occur, and those differences could have a material impact on the accompanying pro forma condensed combined financial statements. Carmike intends to complete the necessary valuation required to finalize the acquisition accounting as soon as practicable, but in no event later than one year following completion of the merger.

The pro forma information is presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined company.

2.	Preliminary Estimated Acquisition Consideration

Upon completion of the merger, each issued and outstanding share of Digiplex Class A common stock and Class B common stock, except for any shares owned by Carmike, Merger Sub, Digiplex or any of their respective subsidiaries, will be converted into the right to receive 0.1775 shares of Carmike common stock, referred to as the exchange ratio, subject to potential reduction to the exchange ratio as described in the merger agreement. For a description of potential adjustments to the exchange ratio, including an adjustment known as of the date of this proxy statement/prospectus, see “The Merger Agreement—Consideration to be Received in the Merger—Pipeline Transactions” on page 104. In addition, upon completion of the merger, each outstanding Digiplex restricted stock unit, whether or not vested, will be cancelled automatically, and the holder of any such restricted stock unit award will receive the number of shares of Carmike common stock equal to the product of the exchange ratio and the number of restricted stock units awarded under such restricted stock unit award.

Prior to execution of the merger agreement, Digiplex entered into purchase agreements to acquire four theaters and a term sheet to acquire one theater, which are referred to as the “Pipeline Transactions”. The exchange ratio will be reduced if the Pipeline Transactions are terminated or not consummated. The Pipeline Transactions have not been consummated prior to the mailing of this proxy statement/prospectus. If any purchase agreement or the term sheet to acquire a Pipeline Transaction is terminated prior to the effective time of the merger or does not expressly provide pursuant to its terms for a closing date for the Pipeline Transaction at least forty-five days following the effective time of the merger, which is referred to in this proxy statement/prospectus as a “Terminated Pipeline Transaction”, then the exchange ratio may be reduced based upon the valuation that was assigned by Digiplex and Carmike to such Terminated Pipeline Transaction at the execution of the merger agreement. If all Pipeline Transactions are terminated prior to the effective time of the merger, the maximum downward adjustment to the exchange ratio would be equal to 0.014 in the aggregate. The effect of this maximum downward adjustment of 0.014 would be a reduction of the purchase price of approximately $3.9 million and a corresponding reduction in goodwill and stockholders’ equity. The reduction of number of shares of Carmike stock to be issued in the exchange (111 shares) would have no effect on the pro forma Net Income per Common share (Basic and Diluted). With the consent of Carmike, which may be withheld by Carmike in its sole discretion, Digiplex has the right to substitute a new agreement to acquire a theater of equal or greater value for any Terminated Pipeline Transaction.

For the purposes of calculating the preliminary estimated acquisition consideration in the pro forma financial statements, the effective date of the merger is assumed to be June 17, 2014. The closing price of Carmike common stock on June 16, 2014 was $35.03. Because the 0.1775 exchange ratio is fixed (except for potential downward adjustment as described in this proxy statement/prospectus), but the market price of Carmike common stock will fluctuate prior to the completion of the merger, the final equivalent price per share of Digiplex common stock to be received is unknown. Based on recent appreciation in the market price of Carmike common stock of approximately 25% over the last 90 days, subsequent increases or decreases in the market price of Carmike common stock may significantly increase or decrease the purchase price. A 25% change in the market price of Carmike common stock would result in a change in purchase price of approximately $12.3 million.

Digiplex stockholders will hold approximately 6.0% of the total outstanding Carmike common stock immediately after consummation of the merger (based on the number of shares of Carmike common stock and shares of Digiplex common stock outstanding as of May 15, 2014 in the aggregate of the issued and outstanding shares of Carmike common stock).

Based on Digiplex’s estimated shares of common stock and equity awards outstanding as of May 15, 2014, and assuming that all equity awards remain outstanding as of the closing date of the merger, the preliminary estimated acquisition consideration is as follows (in thousands).

Number of shares of Digiplex common stock outstanding at June 16, 2014 (1)(2)	7,930
Exchange ratio (3)	0.1775
Number of shares of Carmike common stock—as exchanged	1,408
Carmike common stock price on June 16, 2014	$35.03

Estimated fair value of 1.4 million common shares to be issued per merger agreement	$49,307
Cash settlement of certain employment agreements	645
Cash settlement of Northlight term loan	9,700
Cash settlement of Start Media joint venture	10,978

Total preliminary estimated acquisition consideration	$70,630

(1)	Includes all classes of common stock excluding Digiplex treasury shares and shares owned by Start Media/Digiplex LLC.
(2)	Includes 229,336 restricted stock units that are subject to accelerated vesting immediately prior to the effective date of the merger and are therefore considered related to pre-combination merger services and are included in the purchase price consideration as per ASC 805.
(3)	The exchange ratio is subject to potential downward adjustment. For a description of potential adjustments to the exchange ratio, including an adjustment known as of the date of this proxy statement/prospectus, see “The Merger Agreement—Consideration to be Received in the Merger—Pipeline Transactions” on page 104.

3.	Preliminary Estimated Purchase Price Allocation

The allocation of the estimated acquisition consideration for Digiplex is preliminary because the Merger has not yet been completed. The preliminary allocation for Digiplex is based on estimates, assumptions, valuations and other studies that have not yet been completed in order to make a definitive allocation. Accordingly, the pro forma adjustments to allocate the acquisition consideration will remain preliminary until the final acquisition consideration and the fair value of assets acquired, net of liabilities assumed, has been determined. The final determination of the acquisition consideration allocation is anticipated to be completed as soon as practicable after the closing of the Merger. The final amounts allocated to assets acquired and liabilities assumed could differ materially from the amounts presented in the unaudited pro forma combined financial statements.

The total preliminary estimated acquisition consideration as shown in the table above is allocated to the tangible and intangible assets and liabilities of Digiplex based on their preliminary estimated fair values as follows (in thousands):

Digiplex
Total purchase price, net of cash received	$66,213
Accounts receivable	842
Other current assets	820
Property and equipment (1)	29,786
Other assets	292
Accounts payable	(2,086)
Accrued expenses	(2,616)
Other liabilities	(1,030)
Net assets acquired	$26,008

Goodwill	$40,205

(1)	Carrying value of property and equipment approximates fair value. The fair value analysis of the Digiplex fixed assets has not commenced and final fixed asset fair values may change.

4.	Pro Forma Adjustments

The pro forma financial information does not give effect to any synergies that may be realized as a result of the merger. The unaudited pro forma combined balance sheets and statements of operations reflect the effect of the following pro forma adjustments ($ in thousands):

(a)	Adjustment to reflect the termination of the Digiplex note payable of $9,700, including early termination fees, termination of the Start Media joint venture of $10,978 and the settlement of certain employment contracts of $645 paid by Carmike in connection with the merger.

(b)	Adjustment to reflect amounts due from Start Media of $225 which was settled in cash in connection with the merger.

(c)	Adjustment to decrease the carrying value of buildings and building improvements, leasehold improvements and equipment by $408, $1,708, and $3,853, respectively, to reflect the current best estimate of acquisition date fair value and to reset accumulated depreciation to $0. The fair value analysis of the Digiplex fixed assets has not commenced and final fixed asset fair values may change.

(d)	Adjustment to eliminate Digiplex’s goodwill balance of $4,314 and to reflect the excess of purchase price over the estimated fair value of the Digiplex net assets as presented in Note 2—Preliminary Estimated Purchase Price Allocation.

(e)	Adjustment to eliminate the balance of intangible assets held by Digiplex as of the merger date. Intangible assets held by Digiplex included trade names, non-compete agreements and favorable lease assets related to prior Digiplex transactions. The fair value of these intangible assets are not expected to be significant to Carmike.

(f)	Adjustment to eliminate short-term and long-term deferred financing fees of $357 and $962, respectively, as a result of fair value accounting as they have no value to Carmike.

(g)	Adjustment to reflect the elimination of straight-line rent credits of $594 as a result of fair value accounting.

(h)	Adjustment to reflect the elimination of Digiplex short-term and long-term debt primarily associated primarily with the Northlight term loan of $1,718 and $7,693, respectively, which will be settled in conjunction with the merger.

(i)	Adjustment to reflect the accrual of acquisition-related expenses of $2,000 incurred in connection with and contingent upon the closing of the acquisition, of which $1,250 are contingent upon the closing of the acquisition.

(j)	Adjustment to reflect the elimination of straight-line rent credits of $707 and an unfavorable leasehold liability of $132 as a result of fair value accounting.

(k)	Adjustment to reflect the elimination of Digiplex stockholders’ common stock of $81 and to record the $0.03 per share par value of 1.4 million common shares of $42 of Carmike to Digiplex shareholders as merger consideration.

(l)	Adjustment to eliminate Digiplex treasury stock of $1,804 as a result of fair value accounting.

(m)	Adjustment to eliminate Digiplex’s noncontrolling interest in the Start Media joint venture of $8,618 which will be settled in cash in connection with the merger. Accordingly, net loss related to the noncontrolling interest of $1,526 and $419 have been eliminated from the condensed combined statement of operations the year ended December 31, 2013 and the three months ended March 31, 2014, respectively.

(n)	Adjustment to eliminate Digiplex’s additional paid-in capital of $33,819 prior the merger and record additional paid-in capital of $49,265 related to the issuance of shares of Carmike common stock issued to Digiplex shareholders as merger consideration.

(o)	Adjustment to eliminate Digiplex’s accumulated deficit prior to the merger.

(p)	Adjustment to reflect the elimination of Digiplex’s corporate general and administrative expenses of $5,294 and $1,389 for the year ended December 31, 2013 and three months ended March 31, 2014, respectively, as Carmike is only retaining certain employees following the merger. Carmike does not expect to incur any incremental future operating costs of significance to incorporate these theatres into its circuit.

(q)	Adjustment to reflect the elimination of $750 of acquisition-related expenses incurred by Carmike during the three months ended March 31, 2014. We have removed these expenses from the unaudited pro forma combined condensed statement of income for the three months ended March 31, 2014 on the basis that they are non-recurring. No adjustment was made for the twelve months ended December 31, 2013 as there were no such costs incurred prior to January 1, 2014.

(r)	Adjustment to reflect the elimination of interest expense of $1,375 and $344 for the year ended December 31, 2013 and three months ended March 31, respectively, related to Digiplex debt settled in conjunction with the merger.

(s)	Adjustment to reflect the tax benefit that would have been incurred with respect to the Digiplex theatres. Pro forma tax expense was calculated using a rate of 42.0%. We do not expect a significant difference between pre-tax book income and taxable income.

(t)	Adjustment to eliminate dividends paid to Digiplex preferred shareholders as all preferred shared were redeemed as part of the acquisition.

(u)	Adjustment to reflect 1.4 million shares of Carmike common stock issued to Digiplex shareholders in connection with the merger.

DESCRIPTION OF CARMIKE CAPITAL STOCK

We have summarized below the material terms of Carmike’s common stock. This summary is qualified in its entirety by reference to Delaware law, the Carmike certificate of incorporation and the Carmike bylaws, which we encourage you to read. For greater detail on the provisions that may be important to you, please read the Carmike certificate of incorporation and the Carmike bylaws, which are incorporated by reference. For more information on where to obtain these documents, see “Where You Can Find More Information” beginning on page 154.

Authorized Capital Stock

Carmike’s authorized capital stock consists of:

•	52,500,000 shares of common stock, par value $0.03 per share; and

•	1,000,000 shares of preferred stock, par value $1.00 per share.

Carmike is currently authorized to issue up to 52,500,000 shares of common stock and 1,000,000 shares of preferred stock. As of March 31, 2014, Carmike had 23,012,967 shares of common stock and no shares of preferred stock outstanding.

Common Stock

Each share of common stock entitles the holder to one vote on all matters on which holders are permitted to vote. Subject to preferences that may be applicable to any outstanding preferred stock and rights that may be applicable to any preferred stockholders if Carmike issues preferred stock in the future, the holders of Carmike common stock are entitled to receive dividends and other distributions in cash, stock or property when, as and if declared by the Carmike Board of Directors out of funds legally available for that purpose. Upon liquidation, subject to preferences that may be applicable to any outstanding preferred stock and rights that may be applicable to the holders thereof, the holders of common stock are entitled to a pro rata share in any distribution to Carmike stockholders. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

Carmike’s certificate of incorporation authorizes the Board of Directors to issue up to 1,000,000 shares of preferred stock in one or more series without stockholder approval. The Board of Directors is authorized, without further stockholder approval, to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof, including the number of shares constituting any series and the distinctive designation of that series, whether the series shall have dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, whether the series shall have a sinking fund for the redemption or repurchase of the shares of that series. The issuance of preferred stock in the future could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of common stock. Any shares of preferred stock that are issued would have priority over the common stock with respect to dividend or liquidation rights or both.

Indemnification of Directors and Officers

Carmike’s certificate of incorporation and bylaws provide a right to indemnification to the fullest extent permitted by law to any person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Carmike), by reason of the fact that he or she is or was a director, officer, employee or agent of Carmike or is or was a director or officer of Carmike serving at Carmike’s request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and that such person will be indemnified and held harmless by Carmike to the fullest extent authorized by, and subject to the conditions and procedures set forth in the DGCL, against all expenses, liabilities and losses (including attorneys’ fees) reasonably incurred or suffered by such person in connection with such action, suit or proceeding. Carmike’s bylaws also provide for the advancement of expenses to an indemnified party. Additionally, Carmike may indemnify any employee or agent of Carmike to the fullest extent permitted by law. Carmike’s bylaws authorize Carmike to take steps to ensure that all persons entitled to the indemnification are properly indemnified, including, if the Board of Directors so determines, purchasing and maintaining insurance.

Limitations on Liability

Carmike’s certificate of incorporation provides that none of the directors shall be personally liable to Carmike or Carmike’s stockholders for monetary damages for breach of fiduciary duty as a director, except liability for:

•	any breach of the director’s duty of loyalty to Carmike or Carmike’s stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	the payment of unlawful dividends and certain other actions prohibited by the DGCL; and

•	any transaction from which the director derived any improper personal benefit.

The effect of this provision of Carmike’s certificate of incorporation is to eliminate Carmike’s rights and the rights of Carmike’s stockholders to recover monetary damages against a director for breach of the director’s fiduciary duty of care, including breaches resulting from negligent or grossly negligent behavior, except in the situations described above. This provision does not limit or eliminate Carmike’s rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission in the event of a breach of a director’s duty of care.

Additional Certificate of Incorporation and Bylaw Provisions

General

Carmike’s certificate of incorporation and bylaws contain the following additional provisions, some of which are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors. In addition, some provisions of the DGCL, if applicable to Carmike, may hinder or delay an attempted takeover without prior approval of the Board of Directors. These provisions could discourage attempts to acquire Carmike or remove incumbent management even if some or a majority of Carmike’s stockholders believe this action is in their best interest. These provisions could, therefore, prevent stockholders from receiving a premium over the market price for the shares of common stock they hold.

Board of Directors

Carmike’s bylaws provide that the stockholders or Board of Directors may fix the number of directors who shall constitute the full Board of Directors, but the full Board of Directors shall consist of not less than six and no more than twelve directors.

Filling of Board Vacancies; Removal

Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by the affirmative vote of a majority of Carmike’s directors then in office provided that a quorum is present. Each director will hold office until his or her successor is elected and qualified, or until the director’s earlier death, resignation, retirement or removal from office. Any director may resign at any time upon written notice to Carmike. Any director may be removed, with or without cause, by the vote of the holders of at least a majority of the shares of capital stock then entitled to vote at an election of directors.

Stockholder Action by Written Consent

Pursuant to the DGCL and Carmike’s bylaws, any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing setting forth the actions so taken, shall be signed by the holders of the outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of corporate action without a meeting by less than unanimous consent shall be given to those stockholders who have not consented in writing. In addition, stockholders seeking to act by written consent must first request that the Board of Directors establish a record date for determining the stockholders entitled to consent.

Call of Special Meetings

Carmike’s bylaws provide that special meetings of the stockholders may be called by either the Chairman, if there is one, the President, or the Secretary, and shall be called by any such officer at the request in writing of a majority of the Board of Directors or at the request in writing of stockholders owning at least 66 2⁄3% of the capital stock then issued and outstanding and entitled to vote. In addition, stockholder requests for the call of special meetings must state the purpose or purposes of the special meeting and that business transacted at a special meeting shall be limited to the purposes stated in the notice of the special meeting.

Advance Notice for Stockholder Proposals or Nominations at Meetings

In accordance with Carmike’s bylaws, stockholders may, (i) nominate persons for election to the Board of Directors or bring other business before an annual meeting of stockholders and (ii) nominate persons for election to the Board of directors at a special meeting of stockholders, only by delivering prior written notice to Carmike and complying with certain other requirements. With respect to any annual meeting of stockholders, such notice must generally be received by the Corporate Secretary no later than the 90th day nor earlier than the 120th day prior to the first anniversary of the preceding year’s annual meeting. With respect to any special meeting of stockholders, such notice must generally be received by the Corporate Secretary no earlier than the 120th day prior to such special meeting and not later than the close of business on the later of (i) the 90th day prior to such special meeting or (ii) the 10th day following the day on which the date of the special meeting and the names of the nominees proposed to be elected at such meeting is publicly announced or disclosed. Any notice provided by a stockholder under these provisions must include the information specified in the bylaws.

Delaware “Business Combination” Statute

Carmike is subject to the provisions of section 203 of the DGCL regulating corporate takeovers. This section prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with (i) a stockholder who owns 15% or more of Carmike’s outstanding voting stock (otherwise known as an “interested stockholder”); (ii) an affiliate of an interested stockholder; or (iii) an associate of an interested stockholder, for three years following the date that the stockholder became an “interested stockholder.” A “business combination” includes a merger or sale of 10% or more of Carmike’s assets. However, the above provisions of section 203 do not apply if (i) the Board of Directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of that transaction; (ii) after the completion of the transaction that resulted in the stockholder becoming an “interested stockholder,” that stockholder owned at least 85% of Carmike’s voting stock outstanding at the time the transaction commenced, excluding shares owned by Carmike’s officers and directors; or (iii) on or subsequent to the date of the transaction, the business combination is approved by the Board of Directors and authorized at a meeting of Carmike’s stockholders by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the “interested stockholder.” This statute could prohibit or delay mergers or other change in control attempts, and thus may discourage attempts to acquire Carmike.

Amendments to Carmike’s Certificate of Incorporation and By-Laws

Except where Carmike’s Board of Directors is permitted by law or by the certificate of incorporation to act without any action by Carmike’s stockholders, subject to any voting rights granted to Carmike’s preferred stock, provisions of the certificate of incorporation may not be adopted, repealed, altered or amended, in whole or in part, without the approval of at least 66 2⁄3% of the combined voting power of then outstanding shares of Carmike’s capital stock entitled to vote, voting as a single class. Carmike’s certificate of incorporation permits the Board of Directors to adopt, amend and repeal Carmike’s bylaws.

Transfer Agent and Registrar

The transfer agent and registrar with respect to the common stock is American Stock Transfer & Trust Company, LLC.

NASDAQ Global Market

Carmike’s common stock is traded on the Nasdaq Global Market under the trading symbol “CKEC.”

COMPARISON OF RIGHTS OF CARMIKE

AND DIGIPLEX STOCKHOLDERS

Carmike and Digiplex are each incorporated under the laws of the State of Delaware and, accordingly, the rights of Carmike and Digiplex stockholders are governed by the laws of the State of Delaware. Upon completion of the merger, Digiplex’s stockholders will become Carmike stockholders. The rights of the former Digiplex stockholders and the Carmike stockholders will therefore continue to be governed by the DGCL and will also then be governed by the Carmike certificate of incorporation and the Carmike bylaws, each as amended to date.

The following description summarizes the material differences between the rights of the stockholders of Carmike and Digiplex, respectively, but the following description is not a complete statement of all those differences or a complete description of the specific provisions referred to in this summary. This summary is qualified in its entirety by reference to Delaware law and Digiplex’s and Carmike’s constituent documents, which Digiplex stockholders should read. Copies of the respective companies’ constituent documents have been filed with the SEC. For more information on how to obtain the documents that are not attached to this proxy statement/prospectus, see “Where You Can Find More Information” beginning on page 154.

	Carmike	Digiplex
Capital Stock:

The Carmike certificate of incorporation authorizes the issuance of up to 52,500,000 shares of common stock, par value $0.03 per share, and 1,000,000 shares of preferred stock, par value $1.00 per share.

The Carmike Board of Directors has the authority to designate the terms of the shares of preferred stock without further stockholder approval.

The Digiplex certificate of incorporation authorizes the issuance of up to 20,900,000 shares of common stock, par value $0.01 per share, consisting of 20,000,000 shares of Class A common stock and 900,000 shares of Class B common stock, and up to 10,000,000 shares of preferred stock, par value $0.01 per share.

The Digiplex Board of Directors has the authority to designate the terms of the shares of preferred stock without further stockholder approval.

Voting Rights:	Carmike’s certificate of incorporation provides that each holder of common stock shall be entitled to one vote in person or by proxy.	Digiplex’s certificate of incorporation provides for a dual class common stock structure. Holders of Class A common stock are entitled to one vote per share and holders of Class B common stock are entitled to ten votes per share (except with respect to increases or decreases in the number of authorized shares of Class A and Class B common stock, in which case holders of Class A Common Stock and Class B common stock will each be entitled to one vote per share).

Conversion:	Carmike’s certificate of incorporation provides that the Board of Directors may provide for a class or series of preferred stock to be convertible into other securities of Carmike.	Digiplex’s certificate of incorporation provides that each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock and converts automatically upon any sale, assignment, transfer, gift, bequest, conveyance, hypothecation or other disposition of any

	Carmike	Digiplex

legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law.

Number of Directors:

The Carmike certificate of incorporation provides that the number of directors which shall constitute the whole Board of Directors shall be determined in the manner provided in the Carmike bylaws.

The Carmike bylaws provide that the Board of Directors shall consist of eleven directors; provided, that at any annual or special meeting, the stockholders may, and at any meeting of the Board of Directors, the Board of Directors may, fix a different number of directors who shall constitute the full Board of Directors, but the full Board of Directors shall consist of not less than six and no more than twelve directors.

The size of the Carmike Board of Directors is currently fixed at eight directors.

The Digiplex bylaws provide that the number of directors shall be fixed from time to time by resolution adopted by a majority of the Board of Directors then in office.

The size of the Digiplex Board of Directors is currently fixed at seven directors.

Election of Directors:	Carmike’s bylaws provide that directors are elected by a plurality vote. The Carmike Board of Directors is not classified.	Digiplex’s bylaws provide that directors are elected by a plurality vote. The Digiplex Board of Directors is not classified.

Cumulative Voting:	Carmike’s certificate of incorporation and bylaws do not provide for cumulative voting.	Digiplex’s certificate of incorporation and bylaws do not provide for cumulative voting.

Removal of Directors:	The Carmike bylaws provide that any director or the entire Board of Directors may be removed, either with or without cause, by the vote of the holders of at least a majority of shares of capital stock then entitled to vote at an election of directors.	Digiplex’s bylaws provide that any or all of the directors may be removed at any time for “cause” by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of Digiplex entitled to vote generally in the election of directors (considered for this purpose as one class). Cause means: (i) any fraudulent or dishonest act or activity by the director; or (ii) behavior materially detrimental to the business of Digiplex.

Vacancies on the Board:	The Carmike bylaws provide that, unless otherwise provided in the certificate of incorporation, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by the vote of a majority of the directors then in office provided that a	The Digiplex bylaws provide that ,except as otherwise provided in the certificate of incorporation, vacancies occurring in the membership of the Board of Directors, from whatever cause arising, may be filled by vote of a majority of the remaining directors, although less than a quorum is

	Carmike	Digiplex

	quorum is present, and any other vacancy occurring in the Board of Directors may be filled by a majority of the directors then in office, even if less than a quorum.	present, or such vacancies may be filled by the stockholders.

Board Quorum and Vote Requirements:	The Carmike bylaws provide that at all meetings of the Board of Directors a majority of the then duly elected directors will constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum will be the act of the Board of Directors, except as may be otherwise specifically provided by statute or by the certificate of incorporation.	The Digiplex bylaws provide that the presence of a majority of the directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors, unless the vote of a greater number is required by the certificate of incorporation, the bylaws, or by the DGCL.

Annual Stockholders Meeting:	The Carmike bylaws provide that annual meetings of stockholders shall be held on such date and at such time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting.	The Digiplex bylaws provide that the regular annual meeting of stockholders shall be held on such date within a reasonable interval after the close of Digiplex’s last fiscal year as may be designated from time to time by the Board of Directors.

Special Stockholders Meeting:

The Carmike bylaws provide that, unless otherwise prescribed by law or by the certificate of incorporation, special meetings of stockholders, for any purpose or purposes, may be called by either (i) the Chairman, if there be one, or (ii) the President or (iii) the Secretary, and shall be called by any such officer at the request in writing of a majority of the Board of Directors or at the request in writing of stockholders owning at least 66 2⁄3% of the capital stock of Carmike issued and outstanding and entitled to vote.

The Carmike bylaws further provide that a request for a special meeting shall state the purpose or purposes of the proposed special meeting, and business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice of the special meeting provided by Carmike.

Digiplex’s bylaws provide that special meetings of the stockholders may be called by the Board of Directors or upon the request to Digiplex’s president or by holders of not less than 10% of all of the outstanding shares entitled to vote at a stockholders meeting.

Quorum for Stockholders Meetings:	The Carmike bylaws provide that, except as otherwise provided by law or by the certificate of incorporation, the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat,	The Digiplex bylaws provide that a majority of the shares entitled to vote present, in person or represented by proxy, shall constitute a quorum for the transactions of business at a meeting.

	Carmike	Digiplex

present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business.

Stockholder Nominations / Proposals:

The Carmike bylaws provide that for business or a nomination of a director to be properly brought before an annual meeting by a stockholder, or for a nomination to be brought before a special meeting by a stockholder, the stockholder must have given timely notice thereof in proper written form.

With respect to an annual meeting, to be timely, a stockholder’s notice must be delivered to the Secretary of Carmike at the principal executive offices of Carmike in proper written form not less than 90 days and not more than 120 days prior to the first anniversary of the preceding year’s annual Meeting of stockholders; provided, however, that if and only if the Annual Meeting is not scheduled to be held within a period that commences 30 before such anniversary date and ends 30 days after such anniversary date, the notice must be delivered by the later of (A) the tenth day following the day of the Public Announcement (as defined in the Carmike Bylaws) of the date of the annual meeting or (B) the date which is 90 days prior to the date of the annual meeting.

With respect to a special meeting, to be timely, a stockholder’s notice for the nomination of persons for election to the Board of Directors must be delivered to the Secretary of Carmike at the principal executive offices of Carmike not earlier than the 120th day prior to the special meeting and not later than the close of business on the later of the 90th day prior to the special Meeting or the tenth day following the day on which a Public Announcement is made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at the meeting.

The Digiplex bylaws provide that,

for business to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the secretary of Digiplex.

To be timely, a stockholder’s notice to the secretary must be delivered to or mailed and received at the principal executive offices of Digiplex not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed.

To be in proper written form, a stockholder’s notice to the secretary must set forth as to each matter such stockholder proposes to bring before the annual meeting (1) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (2) the name and record address of such stockholder, (3) the class or series and number of shares of capital stock of Digiplex which are owned beneficially or of record by such stockholder, (4) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal, and (5) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

Carmike	Digiplex

To be in proper written form, a stockholder’s notice must set forth (A) in the case of a nomination, (1) the name, age, business address and residence address of the person nominated, (2) the principal occupation or employment of the person nominated, (3) the class or series and number of shares of capital stock of Carmike which are directly or indirectly owned beneficially or of record by the person nominated, (4) the date such shares were acquired and the investment intent of such acquisition and (5) any other information relating to the person nominated that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for a contested election of directors, (B) in the case of a nomination of other business, a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, and (C) in the case of a nomination or a proposal of other business, (1) the name and address of the stockholder proponent (2) the class and number of shares of stock of the Corporation which are directly or indirectly held of record or beneficially owned by such stockholder, a description of any Derivative Positions (as defined in the Carmike bylaws) directly or indirectly held or beneficially held by the stockholder, and whether and the extent to which a Hedging Transaction (as defined in the Carmike bylaws) has been entered into by or on behalf of such stockholder, (3) a description of all arrangements or understandings between such stockholder, any proposed nominee, and any other person or entity in connection with the proposal or nomination and any material interest of such stockholder or such other person or entity in such business or nomination, (4) a representation that such stockholder intends to appear in person or by proxy at the Annual Meeting to bring such business or nomination before the meeting and (5) a representation as to whether such stockholder intends to solicit

	Carmike	Digiplex

proxies from stockholders in support of the proposal or nomination.

Certain of the foregoing information is also required with respect to certain Stockholder Associated Persons (as defined in the Carmike bylaws). In addition, the stockholder proponent must update and supplement the information disclosed in such notice as provided in the Carmike bylaws.

Stockholder Action by Written Consent:	The Carmike bylaws provide that unless otherwise provided in the certificate of incorporation, any action required or permitted to be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.	The Digiplex bylaws provide that any action required or permitted to be taken by the holders of the issued and outstanding stock of Digiplex at an annual or special meeting of stockholders duly called and held in accordance with law, the certificate of incorporation and the bylaws, may in lieu of such meeting, be taken by the consent in writing executed by stockholders holding the number of shares necessary to approve such action.

Amendment of Certificate of Incorporation:	The Carmike certificate of incorporation may be amended only by the approval of both the Board of Directors and 66 2⁄3% of the combined voting power of the then outstanding shares of stock of all classes and series entitled to vote generally on matters requiring approval of the stockholders.

The Digiplex certificate of incorporation provides that Digiplex reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in the certificate of incorporation in the manner prescribed by the DGCL, and all rights conferred upon stockholders herein are granted subject to this reservation.

Under the DGCL, an amendment to the certificate of incorporation requires approval by both the Board of Directors and a majority of the votes entitled to be cast.

Amendment of Bylaws:	Carmike’s bylaws may be amended by the stockholders or by the Board of Directors, All such amendments must be approved by either the affirmative vote of 66 2⁄3% of shares present in person or represented by proxy and entitled to vote on the subject matter at a meeting of shareholders at which a quorum is present or the	The Digiplex certificate of incorporation provides that the Board of Directors shall have the power to adopt, amend and repeal the bylaws and that the stockholders entitled to vote in the election of directors may adopt additional bylaws and may amend or repeal any bylaw whether or not adopted by them.

	Carmike	Digiplex

affirmative vote of two-thirds of the directors present at a meeting at which a quorum is present, as the case may be.

The Digiplex bylaws provide that the bylaws may be amended at any meeting of stockholders by vote of the stockholders holding a majority of the outstanding stock entitled to vote, present either in person or by proxy, provided notice of the amendment is included in the notice or waiver of notice of such meeting. The Digiplex bylaws further provide that the Board of Directors may from time to time by the vote of a majority of the directors then in office make, adopt, amend, supplement or repeal bylaws (including bylaws adopted by the stockholders), but the stockholders may from time to time specify provisions of the bylaws that may not be amended or repealed by the Board of Directors.

Exculpation of Directors:	Carmike’s certificate of incorporation provides that a director shall not be personally liable to Carmike or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL.	Digiplex’s certificate of incorporation provides that no director shall be personally liable to Digiplex or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such elimination of liability is not permitted under the DGCL as in effect at the time of the alleged breach of duty.

Indemnification of Directors and Officers:	Carmike’s certificate of incorporation and bylaws provide a right to indemnification to the fullest extent permitted by law to any person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Carmike), by reason of the fact that he or she is or was a director, officer, employee or agent of Carmike or is or was a director or officer of Carmike serving at Carmike’s request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and that such person will be indemnified and held harmless by Carmike to the fullest extent authorized by, and subject to the conditions and procedures set forth in the DGCL, against all expenses, liabilities and losses (including attorneys’ fees) reasonably incurred or suffered by such person in	Digiplex’s bylaws provide that the Corporation shall, to the fullest extent permitted by the DGCL, indemnify each person who is or was a director, officer, manager or employee of Digiplex, or of any other corporation, partnership, joint venture, limited liability company, trust or other enterprise which he is serving or served in any capacity at the request of Digiplex, from and against any and all, liability and reasonable expense, as and when incurred, that may be incurred by him in connection with or resulting from any claim, actions, suit or proceeding (whether actual or threatened, brought by or in the right of Digiplex or such other corporation, partnership, joint venture, limited liability company, trust or other enterprise, or otherwise, civil, criminal, administrative, investigative, or in connection with an appeal relating thereto), in which he may become involved, as a party or otherwise, by reason of his being or having been a director, officer, manager or employee of

Carmike	Digiplex

connection with such action, suit or proceeding. Carmike’s bylaws also provide for the advancement of expenses to an indemnified party. Additionally, Carmike may indemnify any employee or agent of Carmike to the fullest extent permitted by law. Carmike’s bylaws authorize Carmike to take steps to ensure that all persons entitled to the indemnification are properly indemnified, including, if the Board of Directors so determines, purchasing and maintaining insurance.

Digiplex or of such other corporation, partnership, joint venture, limited liability company, trust or other enterprise or by reason of any past or future action taken or not taken in his capacity as such director, officer, manager or employee, whether or not he continues to be such at the time such liability or expense is incurred. The bylaws also provide for advancement of expenses to an indemnified party. The Digiplex bylaws also provide that Digiplex may purchase and maintain insurance to protect itself and any director, officer, employee or agent against expenses, liabilities or losses.

Digiplex’s certificate of incorporation provides that Digiplex shall indemnify and hold harmless, to the fullest extent permitted by the DGCL, each director or officer of Digiplex who was or is, or is threatened to be made, a party to or otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person is or was a director, officer, employee or agent of Digiplex, or a trustee, custodian, administrator, committeeman or fiduciary of any employee benefit plan, or a person serving another corporation, partnership, joint venture, trust, other enterprise or nonprofit entity in any of the foregoing capacities at the request of Digiplex (an “Authorized Representative”), against all expenses (including attorneys’ fees and disbursements), judgments, fines (including excise and taxes) and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding, whether the basis of such person’s involvement in the Proceeding is an alleged act or omission in such person’s capacity as an Authorized Representative or in another capacity while serving in such capacity or both. The certificate of incorporation also has similar provisions with respect to advancement of expenses and insurance as the bylaws, described above.

	Carmike	Digiplex
Anti-Takeover Provisions	Carmike is subject to Section 203 of the DGCL regarding business combinations with interested stockholders. For a description of Section 203 of the DGCL, see “Description of Capital Stock of Carmike—Additional Certificate of Incorporation and Bylaw Provisions—Delaware ‘Business Combination’ Statute”.	Digiplex is subject to Section 203 of the DGCL regarding business combinations with interested stockholders. For a description of Section 203 of the DGCL, see “Description of Capital Stock of Carmike—Additional Certificate of Incorporation and Bylaw Provisions—Delaware ‘Business Combination’ Statute”.

Pre-emptive Rights:	Holders of Carmike capital stock have no preemptive rights under the Carmike certificate of incorporation.	Holders of Digiplex capital stock have no preemptive rights under the Digiplex certificate of incorporation.

ADJOURNMENT OF THE MEETING TO SOLICIT ADDITIONAL PROXIES

Digiplex stockholders are being asked to approve a proposal that will give Digiplex authority to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting. If this proposal is approved, the special meeting could be adjourned to any date. If the special meeting is adjourned, Digiplex stockholders who have already sent in their proxies may revoke them at any time prior to their use at the special meeting.

Approval of the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the approval and adoption of the merger agreement will require the affirmative vote of a majority of the voting power of the Digiplex Class A common stock and Class B common stock present in person or represented by proxy at the special meeting.

The Digiplex Board of Directors unanimously recommends that you vote FOR the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting.

ADVISORY VOTE ON MERGER-RELATED COMPENSATION FOR DIGIPLEX’S NAMED EXECUTIVE OFFICERS

“Golden Parachute” Compensation Payable to Digiplex’s Named Executive Officers

The information below is intended to comply with SEC regulations requiring disclosure of information about compensation for each named executive officer of Digiplex that is based on or otherwise relates to the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules.

In the event a named executive officer of Digiplex is terminated following the merger, such named executive officer may be entitled to continuation of the compensation and benefits provided for under his employment agreement if he is terminated prior to the expiration of the agreement’s term and has not been convicted of theft or embezzlement of money or property, fraud, unauthorized appropriation of any tangible or intangible assets or property or any other felony involving dishonesty or moral turpitude (which conviction would give Digiplex “cause” to terminate the agreement).

In addition, the merger will accelerate the vesting of the unvested portions of outstanding restricted stock unit awards held by Digiplex employees, including the awards held by Digiplex’s named executive officers. At the effective time of the merger, all unvested restricted stock units will vest and, pursuant to the merger agreement, will be converted into the right to receive the merger consideration.

For a description of the relevant terms of the employment agreements and the merger-related compensation payable to, and the treatment of outstanding restricted stock unit awards held by, Digiplex’s executive officers, see “The Merger—Interests of Digiplex’s Directors and Executive Officers in the Merger” beginning on page 97 of this proxy statement/prospectus.

The following table sets forth the amount of payments and benefits that may be paid or become payable to each of Digiplex’s named executive officers in connection with the merger that are based on or otherwise relate to the merger, assuming:

•	the price per share of Digiplex common stock is $5.33, based on the average closing price per share of Digiplex’s Class A common stock on the NASDAQ Capital Market for the first five trading days following the public announcement of the merger on May 15, 2014;

•	the merger is consummated on June 17, 2014; and

•	the named executive officer of Digiplex was terminated by Digiplex without cause immediately following the consummation of the merger on June 17, 2014.

In addition, the information in the table below may differ from the actual amounts ultimately paid or become payable in connection with the completion of the merger. The actual date of the completion of the merger will depend, among other things, upon the satisfaction of conditions described in “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 111 of this proxy statement/prospectus.

Name	Cash ($) (1)	Equity ($) (2)	Perquisites/ Benefits ($) (3)	Total ($) (4)
A. Dale Mayo	2,811,827	—	29,400	2,841,227
Brian Pflug	277,151	213,200	19,998	510,349
Charles Goldwater	277,151	255,840	7,326	540,317
Jeff Butkovsky	207,863	133,250	19,998	361,111

(1)

Amount equals the “double trigger” continuation of base salary payable to the executive under the terms of the executive’s employment agreement that may be payable if the executive officer’s employment is terminated without cause prior to June 30, 2016 for Mr. Mayo and December 31, 2015 for each of Messrs. Goldwater, Butkovsky and Pflug. For Mr. Mayo, this also includes $2.2 million, assuming the bonus payable under his employment agreement for the remainder of fiscal 2014 (based on estimated results) and the maximum bonus payable for 2015 and 2016, based on 2% of Digiplex’s adjusted revenue in excess of $5.0 million, not to exceed $1.0 million per year. The actual amount Mr. Mayo would be entitled to receive in respect of his bonus could differ from this assumed maximum amount.
(2)	Amount equals the “single-trigger” value attributable to shares of Class A common stock underlying the unvested portions of outstanding restricted stock unit awards, which will vest at the effective time of the merger and, under the terms of the merger agreement, be converted into the right to receive the merger consideration under the terms of the merger agreement.
(3)	For Messrs. Mayo, Goldwater, Pflug and Butkovsky, amount equals the estimated value of “double trigger” continuation of the benefits and monthly automobile allowance for which the executive may be eligible to receive under the terms of his employment agreement if his employment is terminated under the circumstances described in (1) above. The actual value of these benefits will depend on the costs of these benefits during the periods offered and may be different than the amounts set forth above.
(4)	There are no tax gross up provisions applicable to any of these payments.

Vote Required and Board of Directors Recommendation

The SEC’s regulations require that Digiplex seek an advisory (non-binding) vote from its stockholders to approve certain “golden parachute” compensation that its named executive officers will receive in connection with the merger. The proposal gives Digiplex’s stockholders the opportunity to express their views on the merger-related compensation of Digiplex’s named executive officers. Accordingly, Digiplex is asking its stockholders to approve the following resolution on a non-binding, advisory basis:

“RESOLVED, that the stockholders approve, on an advisory (non-binding) basis, the agreements or understandings with and items of compensation payable to the named executive officers of Digital Cinema Destinations Corp. that are based on or otherwise relate to the merger with Carmike Cinemas, Inc., as disclosed in the section of the proxy statement/prospectus entitled “Advisory Vote on Merger-Related Compensation for Digiplex’s Named Executive Officers.”

Approval, on an advisory (non-binding) basis, of this “golden parachute” compensation proposal requires the affirmative vote of a majority of the voting power of the Digiplex Class A common stock and Class B common stock present in person or represented by proxy at the special meeting.

The vote on the proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation proposal, is a vote separate and apart from the vote on the proposal to approve and adopt the merger agreement. Accordingly, you may vote to approve and adopt the merger agreement and vote not to approve the “golden parachute” compensation proposal and vice versa. Because the vote on the named executive officer merger-related compensation proposal is advisory only, it will not be binding on either Carmike or Digiplex. Approval of this proposal is not a condition to completion of the merger, and the vote with respect to this proposal will not be binding on Digiplex or Carmike. If the merger is completed, the golden parachute compensation may be paid to Digiplex’s named executive officers even if Digiplex stockholders fail to approve this proposal.

The Digiplex Board of Directors unanimously recommends that you vote FOR the approval, on an advisory (non-binding) basis, of the “golden parachute” compensation.

CERTAIN BENEFICIAL OWNERS OF DIGIPLEX’S COMMON STOCK

The following table presents information regarding the beneficial ownership of Digiplex’s common stock by the following persons as of June 17, 2014:

•	each of Digiplex’s named executive officers;

•	each of Digiplex’s directors;

•	all of Digiplex’s directors and executive officers as a group; and

•	each beneficial owner of more than 5 percent of any class of Digiplex’s voting securities.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to Digiplex’s knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Unless otherwise indicated below, the address of each beneficial owner is c/o Digital Cinema Destinations Corp., 250 East Broad Street, Westfield, New Jersey 07090. Shares of Digiplex’s Class A common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of June 17, 2014 are deemed to be outstanding and to be beneficially owned by the person holding the options or warrants for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Applicable percentage voting power is based on 7,214,076 shares of Class A common stock, and 849,000 shares of Class B common stock outstanding on June 17, 2014.

Shares Beneficially Owned

	Class A Common Stock		Class B Common Stock		% Total Voting Power (1)(5)
	Shares	%	Shares	%
Name of Beneficial Owner
Officers and Directors
A. Dale Mayo (2)	12,067	*	849,000	100%	54.1%
Brian D. Pflug (3)	69,867	*	—	—	*
Jeff Butkovsky (4)	45,833	*	—	—	*
Neil T. Anderson	150,006	1.0%	—	—	*
Richard Casey	144,658	*	—	—	*
Charles Goldwater (6)	30,367	*	—	—	*
Martin B. O’Connor, II	40,000	*	—	—	*
Carolyn Ullerick	2,500	*	—	—	*
All directors and Executive Officers as a group	495,298	6.9%	849,000	100%	57.2%
5% Holders
IJM Family Limited Partnership	450,000	6.2%	—	—	2.9%
Armistice Capital, LLC	416,000	5.8%	—	—	2.6%
MMCAP International Inc. SPC	367,106	5.1%	—	—	2.3%

*	Less than 1%
(1)	Percentage total voting power represents voting power with respect to all shares of Digiplex’s Class A and Class B common stock, as a single class. The holder of Class B common stock shall be entitled to 10 votes per share of Class B common stock and each holder of Class A common stock shall be entitled to one vote per share of Class A common stock on all matters submitted to Digiplex’s stockholders for a vote. The Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of Digiplex’s stockholders, except as may otherwise be required by law or Digiplex’s amended and restated certificate of incorporation. The Class B common stock is convertible at any time by the holder into shares of Class A common stock on a share-for-share basis.

(2)	Mr. Mayo and Carmike may be deemed to have shared voting power with respect to the number of such shares representing 39.5% of the outstanding voting power of Digiplex pursuant to the terms of the voting agreement attached as Annex B to this proxy statement/prospectus. Mr. Mayo has sole dispositive power with respect to such shares subject to certain restrictions on transfer set forth in the voting agreement.
(3)	Includes 16,667 shares of Class A common stock representing restricted stock units that will vest within 60 days of June 17, 2014.
(4)	Includes 5,833 shares of Class A common stock representing restricted stock units that will vest within 60 days of June 17, 2014.
(5)	Does not include six shares of Series B preferred stock convertible into approximately 63,791 shares of Class A common stock, since none of the beneficial owners listed in the above chart beneficially owns any shares of Series B preferred stock.
(6)	Includes 6,667 shares of Class A common stock representing restricted stock units that will vest within 60 days of June 17, 2014.
(7)	Based on the Schedule 13G filed on February 20, 2013, Ilissa Marks, as the General Partner of IJM Family Limited Partnership, has sole voting and investment powers over the Class A common stock owned by IJM Family Limited Partnership.
(8)	Based on the Schedule 13G filed on May 30, 2014, Armistice Capital, LLC, Armistice Capital Master Fund, Ltd. and Steven Boyd share voting and investment powers over 416,000 shares Class A common stock. The address for Armistice Capital, LLC is 623 Fifth Avenue, 31st Floor, New York, New York 10022, United States of America. The address for Armistice Capital Master Fund, Ltd. is c/o Corporate Services Ltd., 20 Genesis Close, P.O. Box 314, Grand Cayman KY1-1104, Cayman Islands. The address for Steven Boyd is c/o Armistice Capital, LLC 623 Fifth Avenue, 31st Floor, New York, New York 10022, United States of America.
(9)	Based on the Schedule 13G filed on June 9, 2014, MMCAP International Inc. SPC and MM Asset Management Inc. share voting and investment powers over 367,106 shares of Class A common stock. The address for MMCAP International Inc. SPC is P.O. Box 32021 SMB, Admiral Financial Centre, 90 Fort Street, Grand Cayman, Cayman Islands KY1-1208. The address for MM Asset Management Inc. is 120 Adelaide Street West, Suite 2601, Toronto, Ontario M5H 1T1, Canada.

LEGAL MATTERS

The validity of the shares of Carmike common stock to be issued pursuant to the merger will be passed upon for Carmike by King & Spalding LLP.

EXPERTS

The consolidated financial statements and related financial statement schedule of Carmike Cinemas, Inc. and subsidiaries (the “Company”), incorporated herein by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated balance sheets of Digital Cinema Destinations Corp. as of June 30, 2013 and 2012, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended June 30, 2013, have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report which is incorporated herein. Such financial statements have been incorporated herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

The combined balance sheets of the Theaters of Ultrastar Cinemas as of December 31, 2011 and 2010 and the related combined statements of operations, combined deficit, and cash flows for each of the years in the two-year period ended December 31, 2011 have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report which is incorporated herein. Such financial statements have been incorporated herein, in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

FUTURE DIGIPLEX STOCKHOLDER PROPOSALS

If the merger is consummated, there will be no Digiplex annual meeting of stockholders this year. If the merger is not consummated, Digiplex will hold a 2014 annual meeting of stockholders. Any Digiplex stockholder wishing to have a proposal considered for inclusion in Digiplex’s 2014 proxy statement must set forth such proposal in writing and file it with the Digiplex Corporate Secretary on or before the close of business on June 27, 2014 (unless Digiplex does not hold its annual meeting between November 5, 2014 and January 4, 2015, in which case the deadline will be a reasonable time before Digiplex prints and mails its proxy materials). In addition, a stockholder may bring business before Digiplex’s 2014 annual meeting, other than a proposal in the proxy materials, if the stockholder complies with the requirements specified in Section 2.4 of the Digiplex bylaws. These requirements include providing written notice that is received between September 6, 2014 and August 7, 2014 (unless Digiplex does not hold its annual meeting between November 5, 2014 and January 4, 2015, in which case the deadline will be the close of business on 10th day following the day on which notice of the date of the annual meeting was mailed) and supplying the information listed in Section 2.4(d) of the Digiplex bylaws.

WHERE YOU CAN FIND MORE INFORMATION

Carmike and Digiplex file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read these SEC filings over the Internet at the SEC’s website at www.sec.gov. To receive copies of public records not posted to the SEC’s web site at prescribed rates, you may complete an online form at http://www.sec.gov, send a fax to (202) 772-9337 or submit a written request to the SEC, Office of FOIA/PA Operations, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information.

Carmike has filed with the SEC a registration statement of which this proxy statement/prospectus forms a part. The registration statement registers the shares of Carmike common stock to be issued to Digiplex stockholders in connection with the merger. The registration statement, including the attached exhibits and annexes, contains additional relevant information about the Carmike common stock. The rules and regulations of the SEC allow Carmike and Digiplex to omit certain information included in the registration statement from this proxy statement/prospectus.

In addition, the SEC allows Carmike to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information included directly in this proxy statement/prospectus or incorporated by reference subsequent to the date of this proxy statement/prospectus as described below.

This proxy statement/prospectus incorporates by reference the documents listed below that Carmike has previously filed with the SEC. They contain important information about the companies and their financial condition.

•	Annual report on Form 10-K for the fiscal year ended December 31, 2013, filed March 4, 2014;

•	Definitive Proxy Statement on Schedule 14A, filed April 18, 2014;

•	Quarterly report on Form 10-Q for the quarter ended March 31, 2014, filed May 5, 2014;

•	Current Reports on Form 8-K filed on May 15, 2014 and June 3, 2014; and

•	The description of Carmike’s common stock contained in the Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on January 31, 2002, and any subsequently filed amendments and reports updating such description.

In addition, Carmike incorporates by reference any future filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and before the date of the Digiplex special meeting (excluding any current reports on Form 8-K to the extent disclosure is furnished and not filed). Those documents are considered to be a part of this proxy statement/prospectus, effective as of the date they are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

The SEC does not permit Digiplex to incorporate by reference information into this proxy statement/prospectus because it does not meet the requirements for use of Form S-3.

You can obtain any of the documents listed above from the SEC, through the SEC’s web site at the address described above, or from Carmike by requesting them in writing or by telephone at the following address:

Carmike Cinemas, Inc.

1301 First Avenue

Columbus, Georgia 31901

Attention: Investor Relations

(706) 576-3400

In addition, if you have any questions about the special meeting, the merger or this proxy statement/prospectus or need additional copies of this proxy statement/prospectus or need to obtain proxy cards or any other information relating to the proxy solicitation, please send your request in writing or by telephone at the following address:

Digital Cinema Destinations Corp.

250 East Broad Street

Westfield, New Jersey 07090

Attention: Corporate Secretary

(908) 396-1360

These documents are available without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part. You can also find information about Carmike and Digiplex at their Internet websites at www.carmike.com and www.digiplexdest.com, respectively. Information contained on these websites does not constitute part of this proxy statement/prospectus.

If you would like to request any documents, please do so by August 6, 2014 in order to receive them before the special meeting. If you request any documents from Carmike, Carmike will mail them to you by first class mail, or another equally prompt means, within one business day after Carmike receives your request.

This document is a prospectus of Carmike and is a proxy statement of Digiplex for the special meeting. Neither Carmike nor Digiplex has authorized anyone to give any information or make any representation about the merger or Carmike or Digiplex that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that Carmike has incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Digital Cinema Destinations Corp.

We have audited the accompanying consolidated balance sheets of Digital Cinema Destinations Corp. (the “Company”) as of June 30, 2013 and 2012, and the related consolidated statements of operations, equity, and cash flows for each of the years in the two-year period ended June 30, 2013. The financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of June 30, 2013 and 2012 and the consolidated results of their operations and their cash flows for each of the years in the two-year period ended June 30, 2013, in conformity with accounting principles generally accepted in the United States of America.

/s/ EisnerAmper LLP

Iselin, New Jersey

September 18, 2013

DIGITAL CINEMA DESTINATIONS CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	June 30,
	2013	2012
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,607	$2,037
Accounts receivable	697	238
Inventories	191	78
Deferred financing costs, current portion	357	—
Prepaid expenses and other current assets	1,444	381

Total current assets	6,296	2,734
Property and equipment, net	29,171	15,432
Goodwill	3,156	980
Intangible assets, net	6,186	4,114
Security deposits	205	3
Deferred financing costs, long term portion, net	1,225	—
Other assets	9	14

TOTAL ASSETS	$46,248	$23,277

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$2,478	$851
Accrued expenses and other current liabilities	3,964	1,088
Payable to vendor for digital systems	—	3,334
Notes payable, current portion	1,373	1,000
Capital lease, current portion	121	—
Earn out from theater acquisitions	296	79
Deferred revenue	305	31

Total current liabilities	8,537	6,383
NONCURRENT LIABILITIES
Notes payable, long term portion	8,615	—
Capital lease, net of current portion	239	—
Unfavorable leasehold liability, long term portion	159	190
Deferred rent expense	407	83
Deferred tax liability	199	39

TOTAL LIABILITIES	18,156	6,695

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred Stock, $.01 par value, 10,000,000 shares authorized as of June 30, 2013 and 2012, 6 and 0 shares of Series B Preferred Stock issued and outstanding as of June 30, 2013 and 2012, respectively	—	—
Class A Common stock, $.01 par value: 20,000,000 shares authorized; and 5,511,938 and 4,519,452 shares issued and outstanding as of June 30, 2013 and 2012, respectively	55	45
Class B Common stock, $.01 par value, 900,000 shares authorized; 865,000 and 900,000 shares issued and outstanding as of June 30, 2013 and 2012, respectively	9	9
Additional paid-in capital	25,816	19,285
Accumulated deficit	(7,049)	(2,757)

TOTAL STOCKHOLDERS’ EQUITY OF DIGITAL CINEMA DESTINATIONS CORP.	18,831	16,582
Noncontrolling interest	9,261	—

Total equity	28,092	16,582

TOTAL LIABILITIES AND EQUITY	$46,248	$23,277

The accompanying notes are an integral part of the consolidated financial statements.

DIGITAL CINEMA DESTINATIONS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Year Ended June 30,
	2013	2012
REVENUES
Admissions	$21,305	$4,738
Concessions	8,889	1,646
Other	990	287

Total revenues	31,184	6,671

COSTS AND EXPENSES
Cost of operations:
Film rent expense	10,694	2,387
Cost of concessions	1,491	294
Salaries and wages	3,791	849
Facility lease expense	4,435	821
Utilities and other	5,797	1,152
General and administrative	5,054	1,945
Change in fair value of earnout	(333)	(20)
Depreciation and amortization	4,049	1,147

	34,978	8,575
OPERATING LOSS	(3,794)	(1,904)

OTHER EXPENSE
Interest expense	(999)	(12)
Non-cash interest expense	(228)	—
Other expense	(60)	(9)

LOSS BEFORE INCOME TAXES	(5,081)	(1,925)

Income tax expense	175	42

NET LOSS	$(5,256)	$(1,967)

Net loss attributable to non-controlling interest	964	—

Net loss attributable to Digital Cinema Destinations Corp.	$(4,292)	$(1,967)

Preferred stock dividends	(16)	(257)

Net loss attributable to common stockholders	$(4,308)	$(2,224)

Net loss per Class A and Class B common share-basic and diluted attributable to common stockholders	$(0.74)	$(1.00)

Weighted average common shares outstanding:	5,828,283	2,218,045

The accompanying notes are an integral part of the consolidated financial statements.

DIGITAL CINEMA DESTINATIONS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

(in thousands, except share and per share data)

	Digital Cinema Destinations Corp. Stockholders’ Equity										Non controlling interest	Total Equity
	Series A		Series B		Class A		Class B		Additional Paid-In Capital	Accumulated Deficit of Digital Cinema Destinations Corp.
	Preferred Stock		Preferred Stock		Common Stock		Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balances at June 30, 2011	1,772,500	$18	—	$—	569,166	$6	900,000	$9	$3,747	$(790)	$—	$2,990
Issuance of Series A preferred stock	200,000	$2	—	$—	—	—	—	—	$398	—	—	400
Issuance of Class A common stock related to initial public offering	—	—	—	—	2,200,000	22	—	—	13,398	—	—	13,420
Issuance of Class A common stock for overallotment	—	—	—	—	323,900	3	—	—	1,973	—	—	1,976
Conversion of Series A preferred stock to Class A common stock	(1,972,500)	(20)	—	—	1,052,441	11	—	—	274	—	—	265
Issuance of Class A common stock to Cinema Supply, Inc. related to acquisition, net of discount	—	—	—	—	335,000	3	—	—	1,837	—	—	1,840
Issuance of Class A common stock to board members	—	—	—	—	19,000	—	—	—	119	—	—	119
Issuance of Class A common stock to vendor	—	—	—	—	3,279	—	—	—	20	—	—	20
Vesting of restricted stock awards	—	—	—	—	16,666	—	—	—	—	—	—	—
Issuance of warrants in connection with initial public offering	—	—	—	—	—	—	—	—	83	—	—	83
Preferred dividends	—	—	—	—	—	—	—	—	(257)	—	—	(257)
Stock issuance costs	—	—	—	—	—	—	—	—	(2,372)	—	—	(2,372)
Stock-based compensation	—	—	—	—	—	—	—	—	65	—	—	65
Net loss	—	—	—	—	—	—	—	—	—	(1,967)	—	(1,967)

Balances at June 30, 2012	—	$—	—	$—	4,519,452	$45	900,000	$9	$19,285	$(2,757)	$—	$16,582

Issuance of Class A common stock in connection with the Ultrastar Acquisition	—	—	—	—	887,623	9	—	—	4,705	—	—	4,714
Issuance of Class A common stock to board members, employees and non-employees	—	—	—	—	69,863	1	—	—	321	—	—	322
Issuance of Series B preferred stock	—	—	6	—	—	—	—	—	450	—	—	450
Issuance of Start Media warrants	—	—	—	—	—	—	—	—	954	—	—	954
Conversion of B to A shares of common stock	—	—	—	—	35,000	—	(35,000)	—	—	—	—	—
Preferred dividends	—	—	—	—	—	—	—	—	(16)	—	—	(16)
Stock issuance costs	—	—	—	—	—	—	—	—	(110)	—	—	(110)
Stock-based compensation	—	—	—	—	—	—	—	—	227	—	—	227
Capital contribution from Start Media, LLC to joint venture											10,225	10,225
Net loss	—	—	—	—	—	—	—	—	—	(4,292)	(964)	(5,256)

Balances at June 30, 2013	—	$—	6	$—	5,511,938	$55	865,000	$9	$25,816	$(7,049)	$9,261	$28,092

DIGITAL CINEMA DESTINATIONS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended June 30,
	2013	2012
Cash flows from operating activities
Net loss	$(5,256)	$(1,967)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	4,049	1,147
Deferred tax expense	160	27
Change in fair value of earnout liability	(333)	(20)
Stock-based compensation	549	204
Amortization of deferred financing costs included in interest expense	196	—
Amortization of unfavorable lease liability	(31)	(9)
Paid-in-kind interest added to notes payable	228	—
Changes in operating assets and liabilities:
Accounts receivable	(543)	(203)
Inventories	(45)	6
Prepaid expenses and other current assets	(819)	(316)
Other assets and security deposits	(197)	(14)
Accounts payable and accrued expenses	4,497	1,318
Payable to vendor for digital systems	(3,334)	2,268
Deferred revenue	274	31
Deferred rent expense	324	63

Net cash (used in) provided by operating activities	(281)	2,535

Investing activities:
Purchases of property and equipment	(2,368)	(3,906)
Capital contribution from Start Media, LLC to joint venture	10,000	—
Theater acquisitions	(14,122)	(11,099)
Cash acquired in acquisitions	40	34

Net cash used in investing activities	(6,450)	(14,971)

Financing activities:
Repayment of notes payable	(1,156)	—
Proceeds from notes payable	10,000	—
Payment under capital lease obligations	(49)	—
Payment of financing costs	(824)	—
Proceeds from issuance of Class A common stock	—	15,396
Proceeds from issuance of preferred stock	450	400
Dividends paid on preferred stock	(11)	(102)
Costs associated with issuance of stock	(110)	(2,289)

Net cash provided by financing activities	8,300	13,405

Net change in cash and cash equivalents	1,569	969
Cash and cash equivalents, beginning of year	2,037	1,068

Cash and cash equivalents, end of year	$3,606	$2,037

DIGITAL CINEMA DESTINATIONS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share and per share data)

1.	THE COMPANY AND BASIS OF PRESENTATION

Digital Cinema Destinations Corp. (“Digiplex”) and together with its subsidiaries (the “Company”) was incorporated in the State of Delaware on July 29, 2010. Digiplex is the parent of wholly owned subsidiaries, DC Westfield Cinema LLC, DC Cranford Cinema LLC, DC Bloomfield Cinema LLC, DC Cinema Centers LLC, and DC Lisbon Cinema LLC, and intends to acquire additional businesses operating in the theater exhibition industry sector.

On April 20, 2012, the Company acquired certain assets of five movie theaters located in Pennsylvania (“Cinema Centers”). On September 29, 2012, the Company acquired certain assets of a movie theater located in Lisbon, Connecticut (the “Lisbon”). Accordingly, the operating results of these businesses are included in the Company’s consolidated results of operations from the respective acquisition dates.

In September 2012, the Company and Nehst Media Enterprises (“Nehst”) formed a joint venture called Diginext. Under the joint venture agreement, Digiplex and Nehst each have a 50% ownership interest. Nehst will supply Diginext with periodic movie content and the Company has the option to display such content at its locations on an exclusive basis, or may choose to allow non-Digiplex venues to also display the content. The Company pays film rent to Diginext as it would any other movie distributor, and any profits of Diginext, from theatrical revenues as well as net revenues from other ancillary sources will be shared equally by the owners. The Company and Nehst have each made capital contributions of $5 and the Company is using the equity method to account for its share of net income or loss from the joint venture. For the year ended June 30, 2013, the net income from the joint venture was not material. On December 10, 2012, Digiplex, together with Start Media, LLC (“Start Media”), entered into a joint venture, Start Media/Digiplex, LLC (“JV”), a Delaware limited liability company, to acquire, refit and operate movie theaters. On December 11, 2012, wholly owned subsidiaries of JV executed Asset Purchase Agreements, which were amended on December 13, 2012, to acquire seven movie theaters (six of which are located in southern California and one of which is near Phoenix, Arizona) (collectively, the “Ultrastar Acquisitions”) with an aggregate of 74 fully digital screens from sellers affiliated with one another (collectively the “Ultrastar Sellers”). The operating results of the Ultrastar Acquisitions are included in the Company’s consolidated results of operations from the acquisition dates of each of the Ultrastar theaters.

On January 1 and February 1, 2013, JV entered into operating leases directly with landlords, for a three screen theater in Sparta, NJ and a 16 screen theater in Solon, Ohio, respectively. No purchase price was paid. Both theaters were equipped with digital projection systems before rent commenced. As discussed in Note 4, the operating results of these two theaters are included in the consolidated operating results of operations for the year ended June 30, 2013 from the lease commencement dates. Both theaters, as well as the seven former Ultrastar theaters, are operated by Digiplex under management agreements.

The Company has determined that JV is a variable interest entity (“VIE”), and that the Company is the primary beneficiary of JV’s operations. Therefore, the Company is presenting JV’s financial statements on a consolidated basis with a non-controlling interest.

As of June 30, 2013, the Company operates 18 theaters having 178 screens (the “Theaters”).

The Company has incurred net losses since inception. The Company also has contractual obligations related to its debt for the year ended June 30, 2013 and beyond. The Company may continue to generate net losses for the foreseeable future. Based on the Company’s cash position at June 30, 2013, and expected cash flows from operations, management believes that the Company has the ability to meet its obligations through June 30, 2014. Failure to generate additional revenues, raise additional capital or manage discretionary spending could have an adverse effect on the Company’s financial position, results of operations or liquidity.

DIGITAL CINEMA DESTINATIONS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements of the Company include the accounts of Digiplex and its wholly-owned subsidiaries, and the JV, which is a VIE. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include, but are not limited to, those related to film rent expense settlements, depreciation and amortization, impairments, income taxes and assumptions used in connection with acquisition accounting. Actual results could differ from those estimates.

Revenue Recognition

Revenues are generated principally through admissions on feature film displays and concessions sales, with proceeds received in cash or credit card at the Company’s point of sale terminals at the Theaters. Revenue is recognized at the point of sale. Credit card sales are normally settled in cash within approximately three business days from the point of sale, and any credit card chargebacks have been insignificant. Other revenue consists of theater rentals for parties, camps, civic groups and other activities, advertising revenue under our advertising contract and our portion of game income, ATM fees and internet ticketing fees. Rental revenue is recognized at the time of the rental. Advertising revenue is recorded based on an expected per-patron amount and the number of patrons over the contract period as the advertising is being delivered on screen. Other revenue items are recognized as earned in the period. In addition to traditional feature films, the Company also displays concerts, sporting events, children’s programming and other non-traditional content on its screens (such content referred to herein as “alternative content”). Revenue from alternative content programming also consists of admissions and concession sales. The Company also sells theater admissions in advance of the applicable event, and sells gift cards for patrons’ future use. The Company defers the revenue from such sales until considered redeemed. The Company estimates the gift card breakage rate based on historical redemption patterns. Unredeemed gift cards are recognized as revenue only after such a period of time indicates, based on historical attendance, the likelihood of redemption is remote, and based on applicable laws and regulations, in evaluating the likelihood of redemption, the period outstanding, the level and frequency of activity, and the period of inactivity is evaluated.

Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. At June 30, 2013 and 2012, the Company held substantially all of its cash in checking accounts with major financial institutions, and had cash on hand at the Theaters in the normal course of business.

Accounts receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company reports accounts receivable net of any allowance for doubtful accounts to represent management’s estimate of the amount that ultimately will be realized in cash. The Company reviews collectability of accounts receivable based on the aging

DIGITAL CINEMA DESTINATIONS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share and per share data)

of the accounts and historical collection trends. When the Company ultimately concludes a receivable is uncollectible, the balance is written off. The Company has determined that an allowance for doubtful accounts is not necessary at June 30, 2013 and 2012.

Inventories

Inventories consist of food and beverage concession products and related supplies. The Company states inventories on the basis of the first-in, first-out method, stated at the lower of cost or market.

Property and Equipment

Property and equipment are stated at cost. Major renewals and improvements are capitalized, while maintenance and repairs that do not improve or extend the lives of the respective assets are expensed currently.

The Company records depreciation and amortization using the straight-line method, over the following estimated useful lives:

Furniture and fixtures	5 years
Leasehold improvements	Lesser of lease term or estimated asset life
Building and improvements	17 years (end of remaining initial lease term)
Digital systems and related equipment	10 years
Equipment and computer software	3—5 years

Impairment of Long-Lived Assets

Long-lived assets, including finite-lived intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of the assets may not be fully recoverable. The Company generally evaluates assets for impairment on an individual theater basis, which management believes is the lowest level for which there are identifiable cash flows. If the sum of the expected future cash flows, undiscounted and without interest charges, is less than the carrying value of the assets, the Company recognizes an impairment charge in the amount by which the carrying value of the assets exceeds their fair value.

The Company considers actual theater level cash flows, future years budgeted theater level cash flows, theater property and equipment carrying values, amortizing intangible asset carrying values, the age of a recently built theater, competitive theaters in the marketplace, the impact of recent ticket price changes, available lease renewal options and other factors considered relevant in its assessment of impairment of individual theater assets. The fair value of assets is determined using the present value of the estimated future cash flows or the expected selling price less selling costs for assets of which the Company expects to dispose. Significant judgment is involved in estimating cash flows and fair value.

Leases

All of the Company’s operations are conducted in premises occupied under non-cancelable lease agreements with initial and remaining base terms that range from 2 to 17 years. The Company, at its option, can renew the leases at defined rates for various periods. Certain leases for the Theaters provide for percentage rent based on the revenue results of the underlying theater and require the payment of taxes, insurance, and other costs

DIGITAL CINEMA DESTINATIONS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share and per share data)

applicable to the property. The majority of the Company’s leases contain escalating minimum rental provisions. There are no conditions imposed upon the Company by its lease agreements or by parties other than the lessor that legally obligate the Company to incur costs to retire assets as a result of a decision to vacate its leased properties. None of the leases require the Company to return the leased property to the lessor in its original condition (allowing for normal wear and tear) or to remove leasehold improvements. The Company accounts for leased properties under the provisions of ASC Topic 840, Leases and other authoritative accounting literature. The Company does not believe that exercise of the renewal options in its leases are reasonably assured at the inception date of the lease agreements because the leases: (i) provide for either (a) renewal rents based on market rates or (b) renewal rents that equal or exceed the initial rents, and (ii) do not impose economic penalties upon our determination of whether or not to exercise the renewal option. As a result, there are not sufficient economic incentives at the inception of the leases, or to consider that lease renewal options are reasonably assured of being exercised and therefore, the Company generally considers the initial base lease term under ASC Subtopic 840-10.

Goodwill

The carrying amount of goodwill at June 30, 2013 and 2012 was $3,156 and $980, respectively. The Company evaluates goodwill for impairment annually or more frequently as specific events or circumstances dictate. Under ASC Subtopic 350-20, Intangibles—Goodwill and Other—Goodwill, the Company has identified its reporting units to be the designated market areas in which the Company conducts its theater operations. The Company determines fair value by using an enterprise valuation methodology weighing the income approach and market approach by applying multiples to cash flow estimates less any net indebtedness, which the Company believes is an appropriate method to determine fair value. There is considerable management judgment with respect to future cash flow estimates and appropriate multiples and discount rates to be used in determining fair value and such management estimates fall under Level 3 within the fair value measurement hierarchy.

The changes in carrying amounts of goodwill are as follows:

Total
Balance as of June 30, 2012	$980
Goodwill resulting from the Lisbon acquisition	789
Goodwill resulting from the Ultrastar Acquisitions	1,387

Balance as of June 30, 2013	$3,156

The Company’s annual goodwill impairment assessments indicated that the fair value of each of its reporting units exceeded their carrying value and therefore, goodwill was not deemed to be impaired for the years ended June 30, 2013 and 2012, respectively.

Intangible Assets

As of June 30, 2013 and 2012, finite-lived intangible assets totaled $8,293 and $4,591, before accumulated amortization of $2,107 and $477, respectively. Intangible assets to date are the result of acquisitions, are recorded initially at fair value, and are amortized on a straight-line basis over the estimated remaining useful lives of the assets. See Note 3. The Company did not record any impairment of finite-lived intangible assets for the years ended June 30, 2013 and 2012, respectively.

Concentration of Credit Risk

Financial instruments that could potentially subject the Company to concentration of credit risk, if held, would be included in accounts receivable. Collateral is not required on accounts receivables. It is anticipated that in the event of default, normal collection procedures would be followed.

DIGITAL CINEMA DESTINATIONS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share and per share data)

Fair Value of Measurements

The fair value measurement disclosures are grouped into three levels based on valuation factors:

•	Level 1—quoted prices in active markets for identical investments

•	Level 2—other significant observable inputs (including quoted prices for similar investments and market corroborated inputs)

•	Level 3—significant unobservable inputs (including the Company’s own assumptions in determining the fair value of investments)

Assets and liabilities measured at fair value on a recurring basis use the market approach, where prices and other relevant information are generated by market transactions involving identical or comparable assets or liabilities.

The following tables summarize the levels of fair value measurements of the Company’s financial liabilities as of June 30, 2013 and 2012:

As of June 30, 2013:

	Level 1	Level 2	Level 3	Total
Earn-out from theater acquisitions	—	—	296	296

	$—	$—	$296	$296

As of June 30, 2012:

	Level 1	Level 2	Level 3	Total
Earn-out from theater acquisitions	—	—	79	79

	$—	$—	$79	$79

Earn-out from acquisitions is a liability to the sellers of the Rialto, the Cranford and the Lisbon theaters and is based upon meeting certain financial performance targets. Estimates of the fair values of the earn-outs were estimated by a forecast of theater level cash flow, as defined by the asset purchase agreements. That measure is based on significant inputs that are not observable in the market, which are considered Level 3 inputs.

The following summarized changes in the earn-outs during the year ended June 30, 2013:

Total
Balance as of June 30, 2012	$79
Earnout- Lisbon acquisition	550
Change in fair value of earnout liability for Rialto/Cranford acquisitions	(79)
Change in fair value of earnout liability for Lisbon acquisition	(254)

Balance as of June 30, 2013	$296

Key assumptions underlying the initial Lisbon earn-out estimate include a discount rate of 12.5 percent and that Lisbon will achieve its forecasted financial performance target in the one year earn-out period ending September 30, 2013. As of June 30, 2013, the Company reduced the Lisbon earn-out from $550 to $296 based on actual and projected results compared to the threshold in the asset purchase agreement, and recognized a fair value change of $254. As of June 30, 2013, the Company determined that no further earn-out payment is due to the sellers of the Rialto and Cranford theaters following the end of the two year earn-out period ended June 30, 2013 based on actual results and accordingly, the Company recognized a fair value change of $79 as of June 30, 2013.

DIGITAL CINEMA DESTINATIONS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share and per share data)

Fair Value of Financial Instruments

The carrying amounts of cash, cash equivalents, accounts receivable, accounts payable and accrued expenses, and note payable approximate their fair values, due to their short term nature.

Income Taxes

Deferred tax assets and liabilities are recognized by the Company for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of operations in the period that includes the enactment date. The Company records a valuation allowance if it is deemed more likely than not that its deferred tax assets will not be realized. The Company expects that certain deferred tax assets are not more likely than not to be recovered due to history of taxable losses and therefore has established a valuation allowance. The Company reassesses its need for the valuation allowance for its deferred tax assets on an ongoing basis.

Additionally, income tax rules and regulations are subject to interpretation, require judgment by the Company and may be challenged by the taxing authorities. In accordance with ASC Subtopic 740-10, the Company recognizes a tax benefit only for tax positions that are determined to be more likely than not sustainable based on the technical merits of the tax position. With respect to such tax positions for which recognition of a benefit is appropriate, the benefit is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Tax positions are evaluated on an ongoing basis as part of the Company’s process for determining the provision for income taxes. Any interest and penalties determined to result from uncertain tax positions will be classified as interest expense and other expense.

Deferred Rent Expense

The Company recognizes rent expense on a straight-line basis, after considering the effect of rent escalation provisions resulting in a level monthly rent expense for each lease over its term.

Deferred Financing Costs

Deferred financing costs primarily consist of unamortized debt issuance costs for the note payable, unamortized financing costs related to the formation of JV, and the fair value of warrants issued to Start Media, which are amortized on a straight-line basis over the respective terms. The straight-line basis is not materially different from the effective interest method.

Film Rent Expense

The Company estimates film rent expense and related film rent payable based on management’s best estimate of the ultimate settlement of the film costs with the film distributors. Generally, less than one-quarter of film rent expense is estimated at period-end, with the majority being agreed to under firm terms. The length of time until these costs are known with certainty depends on the ultimate duration of the film’s theatrical run, but is typically “settled” within one to two months of a particular film’s opening release. Upon settlement with the film distributors, film rent expense and the related film rent payable is adjusted to the final film settlement.

DIGITAL CINEMA DESTINATIONS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share and per share data)

The film rent expense on the statement of operations of the Company for the years ended June 30, 2013 and 2012 was reduced by virtual print fees VPFs of $1,025 and $273 respectively, under a master license agreement exhibitor-buyer arrangement with a third party vendor. VPFs represent a reduction in film rent paid to film distributors. Pursuant to this master license agreement, the Company will purchase and own digital projection equipment and the third party vendor, through its agreements with film distributors, will collect and remit VPFs to the Company, net of a 10% administrative fee. VPFs are generated based on initial display of titles on the digital projection equipment.

Advertising Costs

The Company expenses advertising costs as incurred. The amount of advertising expense incurred by the Company for the years ended June 30, 2013 and 2012, was $186 and $44, respectively.

Stock-Based Compensation

The Company recognizes stock-based compensation expense to employees based on the fair value of the award at the grant date with expense recognized over the service period, or vesting period, using the straight-line recognition method of awards subject to graded vesting.

The Company uses the Black-Scholes valuation model to determine the fair value of warrants. The fair value of the restricted stock awards is determined by the stock fair market value on the award date. The Company recognizes an estimate for forfeitures of unvested awards. These estimates are adjusted as actual forfeitures differ from the estimate.

The Company also issues common stock to non-employees in exchange for services. The Company measures and records stock-based compensation at fair value at the earlier of the date the performance commitment is reached or when the performance is complete. The expense recognized is based on the closing stock price of the Company’s stock issued.

Segments

As of June 30, 2013, the Company managed its business under one reportable segment: theater exhibition operations. All Company operations are located in the United States.

Recent Accounting Standards

In June 2011, the FASB issued ASU 2011-5, “Presentation of Comprehensive Income”, which eliminates the current option to report other comprehensive income and its components in the statement of stockholders’ equity. Instead, an entity will be required to present items of net income and other comprehensive income in one continuous statement or in two separate, but consecutive, statements. The standard is effective for fiscal years beginning after December 15, 2011. The provisions of this guidance are effective for the Company beginning July 1, 2012 and are required to be applied retroactively. The Company adopted this standard on July 1, 2012.

In July 2012, the FASB issued a new accounting standard update, which amends guidance allowing an entity to first assess qualitative factors to determine whether the existence of events and circumstances indicates that it is more likely than not that the indefinite-lived intangible asset is impaired. This assessment should be used as a basis for determining whether it is necessary to perform the quantitative impairment test. An entity would not be required to calculate the fair value of the intangible asset and perform the quantitative test unless the entity

DIGITAL CINEMA DESTINATIONS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share and per share data)

determines, based upon its qualitative assessment, that it is more likely than not that its fair value is less than its carrying value. The update provides further guidance of events and circumstances that an entity should consider in determining whether it is more likely than not that the fair value of an indefinite-lived intangible asset is less than its carrying amount. The update also allows an entity the option to bypass the qualitative assessment for any indefinite-lived intangible asset in any period and proceed directly to performing the quantitative impairment test. An entity will be able to resume performing the qualitative assessment in any subsequent period. This update is effective for annual and interim periods beginning after September 15, 2012, with early adoption permitted. The Company adopted the provisions of this guidance effective October 1, 2012. The adoption of this guidance did not have a material impact on its financial position or results of operations.

3.	ACQUISITIONS

On September 29, 2012, the Company acquired certain assets and assumed certain liabilities of the Lisbon theater, with 12 screens located in Lisbon, Connecticut, from a third party seller for a purchase price of $6,664, which consisted of a cash payment of $6,014, a capital lease liability of $100, and an earn-out liability calculated based upon forecasted financial results over a 12- month period following the closing, which the Company recorded at a fair value of $550. The expected range of the earn-out liability was $0 to $1,144. Accordingly, the total purchase price was allocated to the identifiable assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The goodwill of $789 represents the premium the Company paid over the fair value of the net tangible and intangible assets acquired. Goodwill is mainly attributable to the assembled work force and synergies expected to arise after acquisition of the business. The allocation of the purchase price is based on management’s judgment after evaluating several factors, using assumptions for the income and royalty rate approaches and the discounted earnings approach, and projections determined by Company management. The Company incurred approximately $74 in acquisition costs which is expensed and included in general and administrative expenses in the consolidated statement of operations for the year ended June 30, 2013.

The purchase price for the Lisbon theater was allocated as follows:

Lisbon theater
ASSETS
Cash	$10
Prepaid expenses	4
Inventory	6
Property and equipment	5,710
Covenants not to compete	145
Goodwill	789

Total assets acquired	6,664

LIABILITIES AND OTHER
Capital lease liability assumed	100
Earnout liability	550

Total purchase price paid in cash	$6,014

On December 21, 2012, the Company completed the Ultrastar Acquisitions for an aggregate purchase price of approximately $13,131, consisting of $8,108 in cash, 887,623 shares of Digiplex’s Class A common stock and capital lease liabilities of $309. The fair value of the 887,623 shares issued was $4,714, based on the trading price of the Digiplex Class A common stock on the acquisition dates, less a 10% discount for restrictions on the sale of

DIGITAL CINEMA DESTINATIONS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share and per share data)

the stock. The stock issued is the subject of a 180 day lock-up agreement, with further restrictions beyond that point. The JV assumed the operating leases for the theater premises, subject to certain amendments of the leases and, in one case, executed a new lease with the landlord. The JV assumed certain capital leases and service contracts related to theater equipment. All other liabilities were retained by the sellers. The goodwill of $1,387 represents the premium the Company paid over the fair value of the net tangible and intangible assets acquired. Goodwill is mainly attributable to the assembled work force and synergies expected to arise after acquisition of the business. The allocation of the purchase price is based on management’s judgment after evaluating several factors, using assumptions for the income and royalty rate approaches and the discounted earnings approach, and projections determined by Company management. The Company incurred approximately $361 in acquisition costs which is expensed and included in general and administrative expenses in the consolidated statement of operations for the year ended June 30, 2013.

As of June 30, 2013, the Company finalized the Ultrastar Acquisitions’ purchase price allocation.

The purchase price for the Ultrastar Acquisitions was allocated as follows:

Ultrastar theaters
ASSETS
Cash	$30
Prepaid expenses	15
Inventory	62
Property and equipment	8,080
Favorable leasehold interest	2,287
Covenants not to compete	1,270
Goodwill	1,387

Total purchase price	13,131

LIABILITIES AND OTHER
Capital lease liabilities assumed	309
Issuance of Class A common stock	4,714

Total purchase price paid in cash	$8,108

The results of operations of the theaters acquired in the Ultrastar Acquisitions and Lisbon theater are included in the consolidated statement of operations from the respective dates of acquisition. The following are the unaudited pro forma results of operations of the Company for the years ended June 30, 2013 and 2012, respectively. These unaudited pro forma results are not necessarily indicative of the actual results of operations that would have been achieved, nor are they necessarily indicative of future results of operations.

	(unaudited) Year ended June 30,
	2013	2012
Revenues	$42,117	$32,743
Net loss	(4,561)	$(2,936)

4.	JOINT VENTURE

Digiplex’s initial contribution to JV in December 2012 was 615,204 shares of Class A common stock, $0.01 par value per share, and Start Media contributed $8,000 in cash. These capital contributions were used for the Ultrastar Acquisitions. Digiplex contributed an additional 272,419 shares to the JV that were then issued to the

DIGITAL CINEMA DESTINATIONS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share and per share data)

Ultrastar sellers related to the post-closing adjustments. In January 2013 and May 2013, Start Media contributed $1,306 and $694 in cash, to fund anticipated capital expenditures for the theaters. Digiplex’s and Start Media’s interest in the JV was adjusted accordingly. On January 1 and February 1, 2013, JV entered into operating leases, directly with landlords, for a three screen theater in Sparta, NJ and a 16 screen theater in Solon, Ohio, respectively. JV is managed by a four person board of managers, two of whom Digiplex designates and two of whom are designated by Start Media. Majority vote is required for JV actions. At June 30, 2013, Digiplex and Start Media owned 33% and 67% of the equity of JV, respectively.

JV has a first right of refusal to acquire any theaters which the Company wishes to acquire, except for any theaters within a ten mile radius of existing Digiplex owned theaters. If JV does not exercise its right of first refusal, the Company has the right to make the acquisition independently. The right of first refusal does not apply to or restrict the Company’s ability to manage theaters owned by unaffiliated third-parties. Digiplex has entered into agreements with JV (the “Management Agreements”) to manage the theaters it acquires and receives 5% of the total revenue of the JV theaters’ operations annually as management fees. Management fees earned by Digiplex for the year ended June 30, 2013 were $543. JV records these fees as general and administrative expenses, and Digiplex records an offset to general and administrative expenses. These fees are eliminated in consolidation.

Under the Management Agreements, Digiplex has full day-to-day authority to operate the theaters owned by JV including: staffing, banking, content selection, vendor selection and all purchasing decisions. Digiplex is required to submit an annual operating budget to JV for each fiscal year ending June 30 for approval by the JV board of managers. In the event of any disagreements regarding the budget, there are dispute resolution procedures contained in the operating agreement (“JV Operating Agreement”).

Digiplex’s and Start Media’s respective percentage ownerships in JV will depend upon their respective aggregate capital contributions, in each case denominated in units of membership interests. Start Media has committed to contribute up to $20,000 to JV, inclusive of the $10,000 capital contributions it had funded through June 30, 2013, for theater acquisitions and budgeted expenses. Start Media will receive additional membership units in consideration for capital contributions in excess of its initial contribution as additional capital is required, based on the fair market value of JV determined under a formula set forth in the JV Operating Agreement (the “Formula”). Digiplex has a right, but not the obligation, to contribute additional capital to JV, which under certain circumstances may be made by the issuance and delivery of shares of Digiplex’s Class A common stock to sellers of theaters acquired by JV, and thereby acquire additional membership units based on the Formula, provided that our percentage interest does not exceed 50% as the result of our acquisition of additional units.

Distributions of JV cash flow from operations will be made to the members at such time as determined by the JV board of managers. Start Media is entitled to a 6% preferred return on its capital contributions made to date, after which Digiplex receives a 6% preferred return on its capital contributions. Thereafter, distributions of cash flow from operations will be made pro rata in accordance with the respective membership units of the members. In the case of liquidating distributions, Start Media will receive a 6% preferred return on and the return of its capital contributions prior to the Company’s receipt of a 6% preferred return on and the return of the Company’s capital contributions, with further distributions pro rata to the respective membership units of the members.

Digiplex and Start Media have agreed not to transfer their membership interests, except for certain permitted transfers for a three-year period and any subsequent transfers of membership interests are subject to the right of JV and the other member to acquire the interests on such terms as a third party is willing to do so. In the event the Company experiences a change in control, as defined in the JV Operating Agreement, Start Media has a right to require the Company to acquire its membership interest in JV.

DIGITAL CINEMA DESTINATIONS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share and per share data)

Digiplex is considered the primary beneficiary of the JV because it controls the operation of each JV owned theater on a day to day basis in all material respects, including: the selection of content, all staffing decisions, all cash management and paying vendors, financial reporting, obtaining all necessary permits, insurances, and to plan and perform capital improvements, to the extent such expenditures do not exceed certain levels as specified in the Management Agreements. Digiplex is also the guarantor of six of the nine leases entered into with third party landlords in the JV-owned theaters, and is using its brand name to promote the theaters. Because JV is a VIE, and Digiplex is deemed the primary beneficiary, the Company has consolidated the operations of JV.

Net loss attributable to the non-controlling interest on the statement of operations represents the portion of net loss attributable to the economic and legal interest in JV held by Start Media.

In January 2013, JV entered into an agreement to pay a third party $450 as an advisory fee for services rendered in connection with the formation of the JV and related agreements. Digiplex and Start Media have each agreed to fund $225 to the JV as a capital contribution and the JV will in turn pay the advisory fee in twelve monthly installments commencing January 2013. As of June 30, 2013, the remaining $225 due to the third party is reflected in accrued expenses and as a receivable from Start Media, and $450 is reflected in deferred financing costs and as investments in the JV by Digiplex and Start Media.

5.	CONSOLIDATED BALANCE SHEET COMPONENTS

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consisted of the following:

	June 30,
	2013	2012
Cash in banks	$3,493	$1,968
Cash on hand at theaters	114	63
Money market funds	—	6

Total	$3,607	$2,037

ACCOUNTS RECEIVABLE

Accounts receivable consisted of the following:

	June 30,
	2013	2012
VPFs	$470	$155
Advertising	180	60
Other	47	23

Total	$697	$238

DIGITAL CINEMA DESTINATIONS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share and per share data)

PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consisted of the following:

	June 30,
	2013	2012
Insurance	$215	$231
Projector and other equipment maintenance	246	34
Real estate taxes	82	27
Financing and acquisition-related deposits	—	10
Note receivable (1)	89	—
Due from former theater owners	299	42
Due from Start Media	290	—
Other theater operating	84	—
Other expenses	139	37

Total	$1,444	$381

(1)	This note receivable from a former theater owner, has no stated interest rate, and is due October 1, 2013.

PROPERTY AND EQUIPMENT

Property and equipment, net was comprised of the following:

	June 30,
	2013	2012
Furniture and fixtures	$4,931	$1,577
Leasehold improvements	12,820	8,275
Building and improvements	4,627	—
Digital systems and related equipment	6,071	5,235
Equipment and computer software	3,976	1,180
	32,425	16,267
Less: accumulated depreciation and amortization	(3,254)	(835)

Total property and equipment, net	$29,171	$15,432

INTANGIBLE ASSETS

Intangible assets, net consisted of the following for the Company as of June 30, 2013 and 2012:

June 30, 2013

	Gross Carrying Amount	Accumulated Amortization	Net Amount	Useful Life (years)
Trade names	$3,016	$1,302	$1,714	3-5
Covenants not to compete	1,906	493	1,413	3
Favorable leasehold interest	3,371	312	3,059	Remaining lease term

	$8,293	$2,107	$6,186

DIGITAL CINEMA DESTINATIONS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share and per share data)

June 30, 2012

	Gross Carrying Amount	Accumulated Amortization	Net Amount	Useful Life (years)
Trade names	$3,016	$369	$2,647	3-5
Covenants not to compete	491	77	414	3
Favorable leasehold interest	1,084	31	1,053	Remaining lease term

	$4,591	$477	$4,114

The weighted average remaining useful life of the Company’s trade names, covenants not to compete, and favorable leasehold interests is 3.57 years, 2.22 years and 11.46 years, respectively, as of June 30, 2013.

Amortization expense on intangible assets for the next five years is estimated as follows:

June 30,	Total
2014	$1,966
2015	1,704
2016	596
2017	304
2018	273

ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES:

Accrued expenses and other current liabilities consisted of the following:

	June 30,
	2013	2012
Professional fees	$374	$105
Film rent expense	2,430	224
Theater equipment and improvements (other than digital projection equipment)	129	224
Unfavorable leasehold liability, net of accumulated amortization of $40 and $9 and June 30, 3013 and 2012, respectively (1)	35	35
Accrued payroll	275	129
Accrued interest	83	—
Sales and use tax	184	52
Other accrued expenses	454	319

Total	$3,964	$1,088

(1)	The amount amortized through a reduction in rent expense was $31 and $9 for the years ended June 30, 2013 and 2012, respectively, using the straight line method over the remaining lease terms from the Cinema Centers acquisition date.

DIGITAL CINEMA DESTINATIONS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share and per share data)

6.	LEASES

The Company accounts for all of its facility leases as operating leases. Minimum lease payments under all non-cancelable operating leases with terms in excess of one year as of June 30, 2013, are summarized for the following fiscal years:

June 30,	Total
2014	$5,878
2015	6,022
2016	5,906
2017	5,269
2018	4,759
Thereafter	26,190

Total	$54,024

Rent expense under non-cancelable operating leases was $4,510 and $885 for the years ended June 30, 2013 and 2012, respectively. Certain of the Company’s Theater leases require the payment of percentage rent if certain revenue targets are exceeded. For the years ended June 30, 2013 and 2012, the Company recorded $149 and $25, respectively, of percentage rent expense in the consolidated statements of operations.

CAPITAL LEASES

The Company leases certain theater equipment under capital leases that expire to 2018, with imputed interest rates of 8.0% per annum. Repayment of the capital lease obligation is based on a percentage of revenue generated from the usage of the underlying theater equipment. The assets are being amortized over the shorter of their lease terms or their estimated useful lives. The applicable amortization is included in depreciation and amortization expense in the accompanying consolidated statement of operations. Amortization of assets under capital leases during the years ended June 30, 2013 and 2012 was $54 and $0, respectively.

The following is a summary of property held under capital leases included in property and equipment:

	June 30,
	2013	2012
Equipment	$409	$—
Less: accumulated amortization	(54)	—

Net	$355	$—

Future maturities of capital lease payments for each of the next five years and in the aggregate are:

Total
2014	$121
2015	109
2016	97
2017	81
2018	10

Total minimum payments	418
Less: amount representing interest	(58)

Present value of minimum payments	360
Less: current portion	(121)

$239

DIGITAL CINEMA DESTINATIONS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share and per share data)

7.	NOTES PAYABLE

In connection with the acquisition of the Cinema Centers theaters on April 20, 2012, the Company issued to the seller a note payable for $1,000, due on September 17, 2012 and bearing interest at 6.0% per annum. The note payable was repaid on September 17, 2012, less $168 in offsets related to repairs and replacements of equipment and leasehold improvements the Company made subsequent to the closing of the acquisition. In November 2012, the Company and the seller agreed to share these costs equally, and the Company paid the seller $84 to settle the matter in full satisfaction of the note payable.

On September 28, 2012, the Company entered into a loan agreement with Northlight Trust I for $10,000 due September 28, 2017, at an interest rate equal to 30 day LIBOR plus 10.50% per annum, with a 2.5% floor (the “Northlight loan”). The Company expects the 2.5% floor to be applicable due to the current LIBOR rates. During the first 18 months from the closing date, all interest in excess of 10.00% per annum that would otherwise be paid in cash during the 18-month period may, at the Company’s option, be paid in kind (“PIK interest”), and thereafter all interest due is payable in cash. PIK interest, if any, will be added to the principal balance of the loan. The Company primarily used the net proceeds from the Northlight loan to acquire certain assets and assume certain liabilities of Lisbon, pay the obligation to a vendor for digital systems, pay fees and expenses associated with the Northlight loan and the Lisbon acquisition, and to provide working capital. Interest and principal payments under the terms of the Northlight loan commenced on October 31, 2012. The Northlight loan is collateralized by, among other things, the Company’s membership interest in each of the Company’s operating subsidiaries and all of the operating subsidiaries’ assets, including the theater leases, and requires meeting certain financial covenant ratios. As of June 30, 2013, the Company was in compliance with all financial covenants. Total deferred financing costs recorded as of June 30, 2013 was $374. For the years ended June 30, 2013 and 2012, $56 and $0 of amortization expense was included in interest expense on the statement of operations.

The principal payments due as of June 30, 2013 over the remainder of the term of the Northlight loan are summarized as follows, in fiscal years:

Total
2014	$1,373
2015	1,670
2016	1,670
2017	1,670
2018 (includes PIK interest accrued to date of $228)	3,605
Total	9,988
Less: current portion	(1,373)

$8,615

The Northlight loan is mandatorily pre payable from 25% of the Company’s Excess Cash Flow (earnings before interest, taxes, depreciation, as adjusted, as further defined in the Northlight loan agreement) beginning on September 30, 2013 and annually thereafter.

DIGITAL CINEMA DESTINATIONS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share and per share data)

8.	INCOME TAX

The components of the provision for income taxes for the Company are as follows:

	June 30,
	2013	2012
Federal:
Deferred tax expense	$139	$23

Total Federal	139	23

State:
Current tax expense	15	15
Deferred tax expense	21	4
Total State	36	19

Total income tax provision	$175	$42

The differences between the United States statutory federal tax rate and the Company’s effective tax rate for the years ended June 30, 2013 and 2012 are as follows:

	June 30,
	2013	2012
Provision at the U.S. statutory federal tax rate	34.0%	34.0%
State income taxes, net of federal benefit	5.4%	5.7%
Change in valuation allowance	-41.7%	-41.8%
Non-deductible expenses	-1.9%	0.0%
Other	-0.1%	-0.1%

Total income tax provision	-4.3%	-2.2%

Significant components of the Company’s net deferred tax liability consisted of the following:

	June 30,
	2013	2012
Deferred tax assets:
Net operating loss carry forward	$1,860	$815
Stock-based compensation	367	148
Investment in JV	171	—
Accrued liabilities	103	33
Excess of tax over book basis of intangible assets	572	189
Other	24	2

Total deferred tax assets	3,097	1,187
Valuation allowance	(2,842)	(1,125)

Total deferred tax assets, net of valuation allowance	255	62

Deferred tax liabilities:
Excess of book over tax basis of property and equipment	(255)	(62)
Excess of book over tax basis of goodwill	(199)	(39)

Total deferred tax liabilities	(454)	(101)

Net deferred tax liability	$(199)	$(39)

At June 30, 2013, the Company had net operating loss carry forwards for federal and state income tax purposes of approximately $4,656 with expiration commencing in 2018 for state and 2031 for federal. Under the provisions of the Internal Revenue Code, certain substantial changes in the Company’s ownership may result in a limitation on the amount of net operating losses that may be utilized in future years.

DIGITAL CINEMA DESTINATIONS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share and per share data)

In assessing the realizable value of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which these temporary differences become deductible. The Company has recorded a valuation allowance against deferred tax assets at June 30, 2013 and 2012, totaling approximately $2,842 and $1,125 respectively, as management believes it is more likely than not that certain deferred tax assets will not be realized in future tax periods. Future reductions in the valuation allowance associated with a change in management’s determination of the Company’s ability to realize these deferred tax assets will result in a decrease in the provision for income taxes. Management will continue to assess the realizability of the deferred tax assets at each interim and annual balance sheet date based on actual and forecasted operating results.

The Company’s tax provisions for the years ended June 30, 2013 and 2012, had an unusual relationship to pretax loss mainly because of the existence of a full deferred tax asset valuation allowance at the beginning of each year. This circumstance generally results in a zero net tax provision since the income tax expense or benefit that would otherwise be recognized is offset by the change to the valuation allowance. However, tax expense recorded for the years ended June 30, 2013 and 2012 included the accrual of non-cash tax expense of approximately $160 and $27, respectively, of additional valuation allowance in connection with the tax amortization of indefinite-lived intangible assets that was not available to offset existing deferred tax assets (termed a “naked credit”).

The Company utilizes accounting principles under ASC Subtopic 740-10 to assess the accounting and disclosure for uncertainty in income taxes. As of and for the years ended June 30, 2013 and 2012, the Company did not record any unrecognized tax benefits. The Company files income tax returns in the U.S. federal jurisdiction, New Jersey, Connecticut, and Pennsylvania. For federal and state income tax purposes, the Company’s years ended June 30, 2013, 2012 and 2011 remain open for examination by the tax authorities.

Goodwill expected to be deductible for income tax purposes for the years ended June 30, 2013 and 2012, was $75 and $59, respectively.

9.	COMMITMENTS AND CONTINGENCIES

The Company believes that it is in substantial compliance with all relevant laws and regulations, and is not aware of any current, pending or threatened litigation that could materially impact the Company.

The Company has entered into employment contracts, to which we refer to as the “employment contracts”, with four of its current executive officers. Under the employment contracts, each executive officer is entitled to severance payments in connection with the termination of the executive officer’s employment by the Company “without cause”, by the executive officer for “good reason”, or as a result of a “change in control” of the Company (as such terms are defined in the employment contracts). Pursuant to the employment contracts, the maximum amount of payments and benefits in the aggregate, if such executives were terminated (in the event of a change of control) would be approximately $1,505.

A. Dale Mayo, the Company’s Chief Executive Officer (“CEO”), is entitled to additional compensation based on the amount of revenues the Company generates, as specified in his employment contract. For the fiscal year ended June 30, 2013, the Company recorded $382 of compensation expense under the agreement, consisting of $260 in cash and $122 in non-cash compensation in the form of 21,367 shares of Class A common stock at $5.71 per share, based on the closing price as of June 28, 2013, the last trading day of the fiscal year. For the fiscal year ended June 30, 2012, the Company recorded $53 of compensation expense in the form of cash under this arrangement.

DIGITAL CINEMA DESTINATIONS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share and per share data)

All of the Company’s operations as of June 30, 2013, are located in Pennsylvania, New Jersey, Connecticut, California, Arizona and Ohio, with the customer base being public attendance. The Company’s main suppliers are the major movie studios, primarily located in the greater Los Angeles area. Any events impacting the regions the Company operates in, or impacting the movie studios, who supply movies to the Company, could significantly impact the Company’s financial condition and results of operations.

LITIGATION

We are subject to certain legal proceedings in ordinary course of business. We do not expect any such items to have a significant impact on our financial position and results of operations and liquidity.

10.	STOCKHOLDERS’ EQUITY AND STOCK-BASED COMPENSATION

Capital Stock

As of June 30, 2013, the Company’s authorized capital stock consisted of:

•	20 million shares of Class A common stock, par value $0.01 per share;

•	900,000 shares of Class B common stock, par value $0.01 per share;

•	10 million shares preferred stock, par value $0.01 per share;

Of the authorized shares of Class A common stock, 5,511,938 shares were issued and outstanding as of June 30, 2013. Of the authorized shares of Class B common stock, 865,000 shares were issued and outstanding as of June 30, 2013, all of which are held by the Company’s CEO. In February 2013, 35,000 shares of Class B common stock previously outstanding automatically converted into 35,000 shares of Class A common stock on transfer by the holder (as bona fide gifts) and cannot be reissued. Of the authorized shares of preferred stock, 6 and 0 shares of Series B Preferred Stock were issued and outstanding as of June 30, 2013 and June 30, 2012, respectively. The material terms and provisions of the Company’s capital stock are described below.

Common Stock

The Class A and the Class B common stock of the Company are identical in all respects, except for voting rights and except that each share of Class B common stock is convertible at the option of the holder into one share of Class A common stock. Each holder of Class A common stock will be entitled to one vote for each outstanding share of Class A common stock owned by that stockholder on every matter submitted to the stockholders for their vote. Each holder of Class B common stock will be entitled to ten votes for each outstanding share of Class B common stock owned by that stockholder on every matter submitted to the stockholders for their vote. Except as required by law, the Class A and the Class B common stock will vote together on all matters. Upon any transfer of Class B common stock by the Company’s CEO, such transferred shares will be converted to Class A shares and the converted Class B shares shall be retired and are not available for reissuance. Subject to the dividend rights of holders of any outstanding preferred stock, holders of common stock are entitled to any dividend declared by the board of directors out of funds legally available for this purpose, and, subject to the liquidation preferences of any outstanding preferred stock, holders of common stock are entitled to receive, on a pro rata basis, all the Company’s remaining assets available for distribution to the stockholders in the event of the Company’s liquidation, dissolution or winding up. No dividend can be declared on the Class A or Class B common stock unless at the same time an equal dividend is paid on each share of Class B or Class A common stock, as the case may be. Dividends paid in shares of common stock must be paid, with respect to a particular class of common stock, in shares of that class. Holders of common stock do not have any preemptive right to

DIGITAL CINEMA DESTINATIONS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share and per share data)

become subscribers or purchasers of additional shares of any class of the Company’s capital stock. The outstanding shares of common stock are, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock may be adversely affected by the rights of the holders of shares of any series of preferred stock that the Company may designate and issue in the future.

Preferred Stock

The Company’s certificate of incorporation allows the Company to issue, without stockholder approval, preferred stock having rights senior to those of the common stock. The Company’s board of directors is authorized, without further stockholder approval, to issue up to 10,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, and to fix the number of shares constituting any series and the designations of these series. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of common stock. The issuance of preferred stock could also have the effect of decreasing the market price of the Class A common stock. Prior to April 20, 2012, the Company had outstanding 1,972,500 shares of Series A preferred stock which earned dividends at a rate of 8% per annum. The Series A preferred stock was originally convertible into Class A Common Stock at any time, at the option of the holder, on a one-for-one basis. However, following the one-for-two reverse stock split, the Series A preferred stock became convertible into one share for every two shares of Series A preferred stock. The Series A preferred stock was required to be converted into Class A Common Stock upon the occurrence of certain events, such as an IPO of the Company’s common stock at a price greater than 150% of the original issue price of the Series A preferred stock, as adjusted. The original issue price was $2.00 per share, and was adjusted to $4.00 per share following the one-for-two reverse split, making the price at which the Series A preferred stock was mandatorily convertible, at $6.00 per common share.

Upon completion of the IPO at $6.10 per share, all of the Series A preferred stock converted into 986,250 shares of Class A common stock. In addition, the Company issued 66,191 shares of Class A common stock in payment for a portion of the dividends the holders were entitled to, with the remaining dividends paid in cash of $102.

In September 2012, the Company created a new class of preferred stock (the “Series B preferred stock”) and on September 20, 2012 sold six shares of Series B preferred stock to two investors for total proceeds of $450, or $75,000 per share. Dividends are payable quarterly in cash at the rate of 4.5% per annum. The Series B Preferred Stock may be converted into the Company’s Class A common stock at the option of the holder at any time after nine months from the date of issue without the payment of additional consideration by dividing the original purchase price per share of Preferred Stock, as adjusted (the “Issue Price”), by the conversion price of $7.50 per share, as adjusted. Commencing nine months from the date of issue, the Series B Preferred Stock is mandatorily convertible in the event that the daily volume weighted average price of the Company’s Class A Common Stock for a consecutive 30 day trading period is not less than $10.00 per share. The Company has the sole option to redeem the Series B preferred stock any time after one year from the date of issue at a price equal to 150% of the $75,000 Issue Price ($112,500 per share), subject to adjustments, plus all accrued and unpaid dividends.

Dividends

No dividends were declared on the Company’s common stock during the year and management does not anticipate doing so. As described above, the Company paid dividends on the Series A preferred stock prior to its conversion into Class A common stock, and will pay dividends on its Series B preferred stock.

DIGITAL CINEMA DESTINATIONS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share and per share data)

Stock-Based Compensation and Expenses

During the year ended June 30, 2013, the Company issued restricted stock awards totaling 91,700 shares of its Class A common stock to employees and a non-employee that vest over a period of one to three years on an annual basis.

The total stock-based compensation was $549 and $204 for the years ended June 30, 2013 and 2012, respectively, and is included in general and administrative expense in the consolidated statement of operations.

The following summarizes the activity of the unvested share awards for the year ended June 30, 2013:

Unvested balance at June 30, 2012	16,668
Issuance of awards	91,700
Forfeiture of awards	(1,672)
Vesting of awards	(14,996)

Unvested balance at June 30, 2013	91,700

The weighted average remaining vesting period as of June 30, 2013 and 2012 is 1.02 and 1.0 years, respectively. As of June 30, 2013, there was $415 of remaining expense associated with unvested share awards.

10.	WARRANTS

In connection with the Company’s IPO in April 2012, as part of the underwriters’ compensation for the IPO, the underwriters received warrants to purchase a total of 44,000 shares of Class A Common Stock at a price equal to 110% of the initial public offering price, or $6.71 per share. The warrants are exercisable beginning six months after issuance and for five years thereafter. The warrants carry piggyback registration rights, should the Company register other shares with the Securities and Exchange Commission. The Company concluded that the warrants had a value of $83 at issuance based on a black-scholes calculation and recorded the value as common stock issuance costs and to additional paid in capital in the consolidated balance sheet as of June 30, 2012. The following key assumptions were used in determining the value of the warrants: expected life, 5.0 years; volatility 42%, risk free rate 0.86%. As of June 30, 2013, the warrants have not been exercised.

Start Media Warrants

On December 10, 2012, Digiplex issued warrants to Start Media, which entitles the holder to purchase up to 500,000 shares of Digiplex’s Class A common stock (the “Start Media Warrants”). The Start Media Warrants were issued in connection with the creation of JV, are immediately exercisable from the issuance date, at a price of $6.10 per share and have an exercise period of 5 years. The Start Media Warrants have fixed settlement terms, do not require Digiplex to mandatorily redeem the warrants at any time, and the warrants have no cashless exercise provisions. The fair value of the Start Media Warrants was determined to be $954 based on a Black-Scholes calculation using the following key assumptions: expected life, 5.0 years, volatility 40.8%, risk free rate 0.78%. The Company recorded this as deferred financing costs and an increase to additional paid-in-capital for the fair value of $954, to be amortized over the five year life of the warrant. Amortization expense included in interest expense for the fiscal year ended June 30, 2013 was $95. Upon any exercise of the Start Media Warrants, the Company will record the par value of the common stock issued and additional paid in capital. As of June 30, 2013, the warrants have not been exercised.

DIGITAL CINEMA DESTINATIONS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share and per share data)

11.	RELATED PARTY TRANSACTIONS

The total rent expense under operating leases with a landlord that owns the Rialto and Cranford premises and owns shares of the Company’s Class A common stock was $420 and $408 for the years ended June 30, 2013 and 2012, respectively.

12.	EMPLOYEE BENEFIT PLANS

The Company sponsors an employee benefit plan, the Digiplex 401(k) Profit Sharing Plan (the “Plan”) under section 401(k) of the Internal Revenue Code of 1986, as amended, for the benefit of all full-time employees. The Plan provides that participants may contribute up to 100% of their compensation, subject to Internal Revenue Service limitations. The Plan allows employer discretionary matching contributions, pursuant to a formula. The Company contributed $25 and $1 during the years ended June 30, 2013 and 2012, respectively. The Company also provides medical and dental benefit plans for its full time corporate employees with employer and employee cost sharing of premiums.

13.	NET LOSS PER SHARE

Basic net loss per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common shares and, if dilutive, common stock equivalents outstanding during the year.

The rights, including the liquidation and dividend rights, of the holders of the Company’s Class A and Class B common stock are identical, except with respect to voting. Each share of Class B common stock is convertible into one share of Class A common stock at any time, at the option of the holder of the Class B common stock.

The following table sets forth the computation of basic net loss per share of Class A and Class B common stock of the Company:

	Year ended June 30,
	2013	2012
Numerator for basic and diluted loss per share
Net loss attributable to Digital Cinema Destinations Corp.	$(4,292)	$(1,967)
Preferred dividends	(16)	(257)

Net loss attributable to common stockholders	$(4,308)	$(2,224)
Denominator
Weighted average shares of common stock outstanding (1)	5,828,283	2,218,045
Basic and diluted net loss per share of common stock	$(0.74)	$(1.00)

(1)	The Company has incurred net losses and, therefore, the impact of dilutive potential common stock equivalents totaling 695,700 and 60,667 for the years ended June 30, 2013 and 2012, respectively and are anti-dilutive and are not included in the weighted shares. The weighted average number of shares includes the effect of the one-for-two reverse stock split.

DIGITAL CINEMA DESTINATIONS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share and per share data)

14.	SUPPLEMENTAL CASH FLOW DISCLOSURE

	Year Ended June 30,
	2013	2012
Accrued dividends on Series A preferred stock	$—	$257
Issuance of Series A common stock to seller of Cinema Centers theaters as part of the acquisition	—	1,840
Warrants issued to IPO underwriters	—	83
Note payable to Cinema Centers	—	1,000
Dividends payable on conversion of Series A preferred stock to Class A common stock	—	265
Accrued dividends on Series B preferred stock	5	—
Fair value of earnout recorded at acquisition	550	—
Cash paid for interest	719	—
Taxes paid	60	3
Amount offset on note repayment	168	—
Issuance of Start Media warrants	954	—
Issuance of Class A common stock to seller of Ultrastar theatres as part of the acquisition	4,714	—
Start Media’s investment in JV not yet funded	225	—

15.	SUBSEQUENT EVENTS

On July 19, 2013, JV acquired a six screen movie theater in Torrington, Connecticut. The purchase price totals $769, consisting of $200 in cash, 73,770 shares of the Company’s Class A common stock valued at $391, (based on the trading price of $5.89 on the closing date, less a ten percent discount for trading restrictions placed on the stock), and the assumption of a note payable for certain digital projection equipment of $178.

DIGITAL CINEMA DESTINATIONS CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	March 31, 2014	June 30, 2013
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$4,417	$3,607
Accounts receivable	842	697
Inventories	150	191
Deferred financing costs, current portion	357	357
Prepaid expenses and other current assets	895	1,444

Total current assets	6,661	6,296
Property and equipment, net	29,786	29,171
Goodwill	4,314	3,156
Intangible assets, net	5,401	6,186
Security deposits	189	205
Deferred financing costs, long term portion, net	962	1,225
Other assets	103	9

TOTAL ASSETS	$47,416	$46,248

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$2,086	$2,478
Accrued expenses and other current liabilities	2,616	3,964
Notes payable, current portion	1,718	1,373
Capital lease, current portion	245	121
Earn out from theater acquisitions	—	296
Deferred revenue	594	305

Total current liabilities	7,259	8,537
NONCURRENT LIABILITIES
Notes payable, long term portion	7,693	8,615
Capital lease, net of current portion	575	239
Unfavorable leasehold liability, long term portion	132	159
Deferred rent expense	707	407
Deferred tax liability	210	199

TOTAL LIABILITIES	16,576	18,156

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred Stock, $.01 par value, 10,000,000 shares authorized as of March 31, 2014 and June 30, 2013, 6 shares of Series B Preferred Stock issued and outstanding as of March 31, 2014 and June 30, 2013, respectively	—	—
Class A Common stock, $.01 par value: 20,000,000 shares authorized; and 7,214,073 and 5,511,938 shares issued and outstanding as of March 31, 2014 and June 30, 2013, respectively	72	55
Class B Common stock, $.01 par value, 900,000 shares authorized; 849,000 and 865,000 shares issued and outstanding as of March 31, 2014 and June 30, 2013, respectively	9	9
Additional paid-in capital	33,819	25,816
Accumulated deficit	(9,874)	(7,049)

TOTAL STOCKHOLDERS’ EQUITY OF DIGITAL CINEMA DESTINATIONS CORP.	24,026	18,831
Noncontrolling interest	8,618	9,261
Treasury stock, 361,599 shares	(1,804)	—

Total equity	30,840	28,092

TOTAL LIABILITIES AND EQUITY	$47,416	$46,248

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

DIGITAL CINEMA DESTINATIONS CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except share and per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2014	2013	2014	2013
REVENUES
Admissions	$6,662	$5,985	$22,009	$13,728
Concessions	2,951	2,461	9,455	5,586
Other	441	319	1,255	668

Total revenues	10,054	8,765	32,719	19,982

COSTS AND EXPENSES
Cost of operations:
Film rent expense	3,205	2,824	10,920	6,637
Cost of concessions	451	413	1,634	895
Salaries and wages	1,239	1,155	3,986	2,378
Facility lease expense	1,523	1,514	4,653	2,847
Utilities and other	2,227	1,868	6,501	3,794
General and administrative	1,509	1,365	4,175	3,311
Change in fair value of earnout	—	(79)	54	(79)
Gain on sale of theater	(950)	—	(950)	—
Depreciation and amortization	1,565	1,439	4,279	3,385

Total costs and expenses	10,769	10,499	35,252	23,168

OPERATING LOSS	(715)	(1,734)	(2,533)	(3,186)

OTHER EXPENSE
Interest expense	(345)	(326)	(1,044)	(620)
Non-cash interest expense	(71)	(75)	(223)	(153)
Other expense	(41)	(38)	(88)	(46)

LOSS BEFORE INCOME TAXES	(1,172)	(2,173)	(3,888)	(4,005)

Income tax expense (benefit)	22	(22)	40	42

NET LOSS	$(1,194)	$(2,151)	$(3,928)	$(4,047)

Net loss attributable to non-controlling interest	419	620	1,078	713

Net loss attributable to Digital Cinema Destinations Corp.	$(775)	$(1,531)	$(2,850)	$(3,334)

Preferred stock dividends	(5)	(5)	(15)	(11)

Net loss attributable to common stockholders	$(780)	$(1,536)	$(2,865)	$(3,345)

Net loss per Class A and Class B common share-basic and diluted attributable to common stockholders	$(0.10)	$(0.25)	$(0.39)	$(0.59)
Weighted average common shares outstanding:	7,931,270	6,065,265	7,313,618	5,663,016

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

DIGITAL CINEMA DESTINATIONS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Nine Months Ended March 31,
	2014	2013
Cash flows from operating activities
Net loss	$(3,928)	$(4,047)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,279	3,385
Deferred tax expense	11	22
Change in fair value of earnout liability	54	(79)
Stock-based compensation	494	148
Amortization of deferred financing costs included in interest expense	263	84
Amortization of unfavorable lease liability	(27)	(23)
Paid-in-kind interest added to notes payable	223	153
Earnings from investment in Diginext	(53)	—
Gain on sale of theater	(950)	—
Changes in operating assets and liabilities:
Accounts receivable	(145)	(580)
Inventories	49	(12)
Prepaid expenses and other current assets	562	(831)
Other assets and security deposits	21	(427)
Accounts payable and accrued expenses	(1,737)	3,127
Payable to vendor for digital systems	—	(3,334)
Deferred revenue	289	347
Deferred rent expense	300	192

Net cash used in operating activities	(295)	(1,875)

Investing activities:
Purchases of property and equipment	(920)	(1,120)
Capital contribution from Start Media, LLC to joint venture	435	9,306
Investment in Diginext	(45)	(5)
Theater acquisitions	(2,049)	(14,122)
Proceeds from sale of theater	38	—
Cash acquired in acquisitions	8	40

Net cash used in investing activities	(2,533)	(5,901)

Financing activities:
Repayment of notes payable	(978)	(1,066)
Proceeds from notes payable	—	10,000
Payment under capital lease obligations	(139)	(26)
Payment of earn out from theater acquisition	(350)	—
Payment of financing costs	—	(374)
Proceeds from issuance of Class A common stock	5,704	—
Proceeds from issuance of preferred stock	—	450
Dividends paid on preferred stock	(15)	(11)
Costs associated with issuance of stock	(584)	(100)

Net cash provided by financing activities	3,638	8,873

Net change in cash and cash equivalents	810	1,097
Cash and cash equivalents, beginning of year	3,607	2,037

Cash and cash equivalents, end of period	$4,417	$3,134

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

DIGITAL CINEMA DESTINATIONS CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(in thousands, except share and per share data)

1.	THE COMPANY AND BASIS OF PRESENTATION

Digital Cinema Destinations Corp. (“Digiplex”) was incorporated in Delaware in July 2010 and had its initial public offering in April 2012. Digiplex and its’ consolidated subsidiaries and entities (collectively, the “Company”), currently operate 20 theaters with 192 screens in seven states (the “Theaters”). The Company intends to acquire additional businesses operating in the theater exhibition industry sector. Digiplex, together with its wholly owned subsidiaries and those of Start Media/Digiplex, LLC (“JV”), is also referred to herein as the “Company”.

In September 2012, the Company and Nehst Media Enterprises (“Nehst”) formed a joint venture called Diginext. Under the joint venture agreement, Digiplex and Nehst each have a 50% ownership interest. Nehst will supply Diginext with periodic movie content and the Company has the option to display such content at its locations on an exclusive basis, or may choose to allow non-Digiplex venues to also display the content. The Company pays film rent to Diginext as it would any other movie distributor, and any profits of Diginext, from theatrical revenues as well as net revenues from other ancillary sources will be shared equally by the owners. The Company and Nehst have each made capital contributions of $50 since inception, and the Company is using the equity method to account for its share of earnings from the joint venture. For the nine months ended March 31, 2014, Digiplex’s share of Diginext net income was $53. The balance of the Company’s equity investment at March 31, 2014 is $103 and included in other assets.

On December 10, 2012, Digiplex, together with Start Media, LLC (“Start Media”), formed JV, a Delaware limited liability company, to acquire, refit and operate movie theaters. The Company has determined that JV is a variable interest entity (“VIE”), and that the Company is the primary beneficiary of JV’s operations. Therefore, the Company is presenting JV’s financial statements on a consolidated basis with a non-controlling interest.

On July 19, 2013, JV acquired a nine screen movie theater in Torrington, Ct. (“Torrington”). Torrington is operated by Digiplex under a management agreement with JV. See Note 3 and Note 4.

On December 19, 2013, the Company acquired an eight screen movie theater in Mechanicsburg, Pa. (“Mechanicsburg”). On March 21, 2014, the Company acquired a seven screen theater in Bel Air, Md (“Churchville”). Together, these two theaters are referred to as the Flagship theaters. The operating results of the Flagship theaters are included in the Company’s consolidated results from their respective dates of acquisition. See Note 3.

On February 14, 2014, JV sold the seven screen Mission Valley theater in San Diego, Ca. See Note 5.

Although the Company has announced the signing of asset purchase agreements and/or leases for additional locations, all are subject to further diligence, financing and other closing conditions. Therefore, there can be no assurance that the Company will complete these planned transactions.

The accompanying unaudited condensed consolidated financial statements of the Company were prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) for interim financial information. Certain information and disclosures normally included in consolidated financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. The accompanying condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Annual Report on 10-K for the fiscal year ended June 30, 2013 filed with the Securities and Exchange Commission (“ SEC”) on September 18, 2013 (the “Form 10-K”). In the opinion of management, all adjustments, consisting of a normal recurring nature, considered necessary for a fair presentation have been included in the unaudited condensed consolidated financial statements. The operating results for the interim period presented herein are not necessarily indicative of the results expected for the full year ending June 30, 2014.

DIGITAL CINEMA DESTINATIONS CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(in thousands, except share and per share data)

The Company has incurred net losses since inception. The Company also has contractual obligations related to its debt as of March 31, 2014 and beyond. The Company expects to generate net losses for the foreseeable future. Based on the Company’s cash position at March 31, 2014, expected cash flows from operations, and the Company’s October 2013 issuance of Class A common stock for net proceeds of $5,200, management believes that the Company has the ability to meet its obligations through March 31, 2015. Failure to generate additional revenues, raise additional capital or manage discretionary spending could have an adverse effect on the Company’s financial position, results of operations or liquidity.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The unaudited condensed consolidated financial statements of the Company include the accounts of Digiplex and its wholly-owned subsidiaries, and the JV, which is a VIE. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of unaudited condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include, but are not limited to, those related to film rent expense settlements, depreciation and amortization, impairments, income taxes and assumptions used in connection with acquisition accounting. Actual results could differ from those estimates.

Revenue Recognition

Revenues are generated principally through admissions on feature film displays and concessions sales, with proceeds received in cash or credit card at the Company’s point of sale terminals at the Theaters. Revenue is recognized at the point of sale. Credit card sales are normally settled in cash within approximately three business days from the point of sale, and any credit card chargebacks have been insignificant. Other revenue consists of theater rentals for parties, camps, civic groups and other activities, advertising revenue under our advertising contract and our portion of game income, ATM fees and internet ticketing fees. Rental revenue is recognized at the time of the rental. Advertising revenue is recorded based on an expected per-patron amount and the number of patrons over the contract period as the advertising is being delivered on screen. Other revenue items are recognized as earned in the period. In addition to traditional feature films, the Company also displays concerts, sporting events, children’s programming and other non-traditional content on its screens (such content referred to herein as “alternative content”). Revenue from alternative content programming also consists of admissions and concession sales. The Company also sells theater admissions in advance of the applicable event, and sells gift cards for patrons’ future use. The Company defers the revenue from such sales until considered redeemed. The Company estimates the gift card breakage rate based on historical redemption patterns. Unredeemed gift cards are recognized as revenue only after such a period of time indicates, based on historical attendance, the likelihood of redemption is remote, and based on applicable laws and regulations, in evaluating the likelihood of redemption, the period outstanding, the level and frequency of activity, and the period of inactivity is evaluated.

Rewards Club Program

In August 2013, the Digiplex Rewards Club was implemented, whereby members earn credits for each dollar spent at one of the Company’s theaters and earn concession or ticket awards based on the number of credits

DIGITAL CINEMA DESTINATIONS CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(in thousands, except share and per share data)

accumulated. Because the Company believes that the value of the awards granted is insignificant in relation to the value of the transactions necessary to earn the award, the Company records the estimated cost of providing awards at the time the awards are redeemed. The Company’s costs of these awards are not significant for the nine months ended March 31, 2014. The awards issued under the Digiplex Rewards Club expire 90 days after issuance.

Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. At March 31, 2014 and June 30, 2013, the Company held substantially all of its cash in bank accounts with major financial institutions, and had cash on hand at the Theaters in the normal course of business.

Accounts receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company reports accounts receivable net of any allowance for doubtful accounts to represent management’s estimate of the amount that ultimately will be realized in cash. The Company reviews collectability of accounts receivable based on the aging of the accounts and historical collection trends. When the Company ultimately concludes a receivable is uncollectible, the balance is written off. The Company has determined that an allowance for doubtful accounts is not necessary at March 31, 2014 and June 30, 2013.

Inventories

Inventories consist of food and beverage concession products and related supplies. The Company states inventories on the basis of the first-in, first-out method, stated at the lower of cost or market.

Property and Equipment

Property and equipment are stated at cost. Major renewals and improvements are capitalized, while maintenance and repairs that do not improve or extend the lives of the respective assets are expensed currently.

The Company records depreciation and amortization using the straight-line method, over the following estimated useful lives:

Furniture and fixtures	5 years
Leasehold improvements	Lesser of lease term or estimated asset life
Building and improvements	17 years
Digital systems and related equipment	10 years
Equipment and computer software	3 - 5 years

Goodwill

The carrying amount of goodwill at March 31, 2014 and June 30, 2013 was $4,314 and $3,156, respectively. The Company evaluates goodwill for impairment annually or more frequently as specific events or circumstances dictate. Under ASC Subtopic 350-20, Intangibles—Goodwill and Other—the Company has identified its reporting units to be the regions in which the Company conducts its theater operations.

DIGITAL CINEMA DESTINATIONS CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(in thousands, except share and per share data)

The Company determines fair value by using an enterprise valuation methodology weighing the income approach and market approach by applying multiples to cash flow estimates less any net indebtedness, which the Company believes is an appropriate method to determine fair value. There is considerable management judgment with respect to future cash flow estimates and appropriate multiples and discount rates to be used in determining fair value and such management estimates fall under Level 3 within the fair value measurement hierarchy.

The changes in carrying amounts of goodwill are as follows:

Total
Balance as of June 30, 2013	$3,156
Goodwill resulting from the Flasgship acquisition	1,267
Sale of Mission Valley theater	(109)

Balance as of March 31, 2014	$4,314

Concentration of Credit Risk

Financial instruments that could potentially subject the Company to concentration of credit risk, if held, would be included in accounts receivable. Collateral is not required on trade accounts receivables. It is anticipated that in the event of default, normal collection procedures would be followed.

Fair Value of Measurements

The fair value measurement disclosures are grouped into three levels based on valuation factors:

•	Level 1—quoted prices in active markets for identical investments

•	Level 2—other significant observable inputs (including quoted prices for similar investments and market corroborated inputs)

•	Level 3—significant unobservable inputs (including the Company’s own assumptions in determining the fair value of investments)

Assets and liabilities measured at fair value on a recurring basis use the market approach, where prices and other relevant information are generated by market transactions involving identical or comparable assets or liabilities.

The following tables summarize the levels of fair value measurements of the Company’s financial liabilities as of March 31, 2014 and June 30, 2013:

As of March 31, 2014:

	Level 1	Level 2	Level 3	Total
Earnout from theater acquisitions	—	—	—	—

	$—	$—	$—	$—

As of June 30, 2013:

	Level 1	Level 2	Level 3	Total
Earnout from theater acquisitions	—	—	296	296

	$—	$—	$296	$296

DIGITAL CINEMA DESTINATIONS CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(in thousands, except share and per share data)

Earnout from theater acquisitions is a liability to the seller of the Lisbon theater and is based upon meeting certain financial performance targets. Estimates of the fair values of the earnout was estimated by a forecast of theater level cash flow, as defined by the asset purchase agreement. That measure is based on significant inputs that are not observable in the market, which are considered Level 3 inputs.

The following summarized changes in the earnout during the nine months ended March 31, 2014:

Total
Balance as of June 30, 2013	$296
Change in fair value of earnout liability for Lisbon acquisition	54
Payment of earnout to seller for Lisbon acquisition	(350)

Balance as of March 31, 2014	$—

Key assumptions underlying the initial Lisbon earnout estimate include a discount rate of 12.5 percent and that Lisbon will achieve its forecasted financial performance target in the one year earnout period ended September 28, 2013. The Company increased the Lisbon earnout from $296 to $350 based on actual results compared to the threshold in the asset purchase agreement. A fair value change of $0 and $54 for the three and nine months ended March 31, 2014 was recognized and the $350 was paid to the seller in February 2014.

Fair Value of Financial Instruments

The carrying amounts of cash, cash equivalents, accounts receivable, accounts payable and accrued expenses, and note payable approximate their fair values, due to their short term nature.

Deferred Rent Expense

The Company recognizes rent expense on a straight-line basis, after considering the effect of rent escalation provisions resulting in a level monthly rent expense for each lease over its term.

Deferred Financing Costs

Deferred financing costs primarily consist of unamortized debt issuance costs for the note payable, unamortized financing costs related to the formation of JV, and the fair value of warrants issued to Start Media, which are amortized on a straight-line basis over the respective terms. The straight-line basis is not materially different from the effective interest method.

Film Rent Expense

The Company estimates film rent expense and related film rent payable based on management’s best estimate of the ultimate settlement of the film costs with the film distributors. Generally, less than one-quarter of film rent expense is estimated at period-end, with the majority being agreed to under firm terms. The length of time until these costs are known with certainty depends on the ultimate duration of the film’s theatrical run, but is typically “settled” within one to two months of a particular film’s opening release. Upon settlement with the film distributors, film rent expense and the related film rent payable is adjusted to the final film settlement.

The film rent expense on the unaudited condensed consolidated statement of operations of the Company for the three months ended March 31, 2014 and 2013 was reduced by virtual print fees (“VPFs”) of $268 and $259,

DIGITAL CINEMA DESTINATIONS CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(in thousands, except share and per share data)

respectively, under a master license agreement exhibitor-buyer arrangement with third party vendors. VPFs for the nine months ended March 31, 2014 and 2013 were $850 and $763, respectively. VPFs represent a reduction in film rent paid to film distributors. Pursuant to the master license agreements, the Company will purchase and own digital projection equipment and the third party vendor, through its agreements with film distributors, will collect and remit VPFs to the Company, net of administrative fees. VPFs are generated based on initial display of titles on the digital projection equipment.

Stock-Based Compensation

The Company recognizes stock-based compensation expense to employees based on the fair value of the award at the grant date with expense recognized over the service period, or vesting period, using the straight-line recognition method of awards subject to graded vesting.

The Company uses the Black-Scholes valuation model to determine the fair value of warrants. The fair value of the restricted stock awards is determined by the stock fair market value on the award date. The Company recognizes an estimate for forfeitures of unvested awards. These estimates are adjusted as actual forfeitures differ from the estimate.

The Company also issues common stock to non-employees in exchange for services. The Company measures and records stock-based compensation at fair value at the earlier of the date the performance commitment is reached or when the performance is complete. The expense recognized is based on the closing stock price of the Company’s stock issued.

Reclassification

Certain reclassifications have been made to the fiscal period ended March 31, 2013 financial statements to conform to the current fiscal period ended March 31, 2014 presentation.

Segments

As of March 31, 2014, the Company managed its business under one reportable segment: theater exhibition operations. All Company operations are located in the United States.

Recent Accounting Standard

In April 2014, the FASB issued ASU No. 2014-08, “Presentation of Financial Statements (Topic 205) and Property, Plant and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.” The amendments contained in this update change the criteria for reporting discontinued operations and enhances the reporting requirements for discontinued operations. Under the revised standard, a discontinued operation must represent a strategic shift that has or will have a major effect on an entity’s operations and financial results: The revised standard will also allow an entity to have certain continuing cash flows or involvement with the component after the disposal. Additionally, the standard requires expanded disclosures about discontinued operations that will provide financial statement users with more information about the assets, liabilities and expenses of discontinued operations. This ASU is effective for reporting periods beginning after December 15, 2014 with early adoption permitted, but only for disposals that have not been reported in financial statements previously issued or available for issue. The Company has elected to early adopt this guidance effective January 1, 2014. See Note 5.

DIGITAL CINEMA DESTINATIONS CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(in thousands, except share and per share data)

3.	ACQUISITIONS

On December 19, 2013 and March 21, 2014, the Company completed the acquisitions of theaters in Mechanicsburg, Pa. and Bel Air, Md respectively, from Flagship Theaters. The provisional purchase price of the theaters totals $3,860 (assets acquired of $4,459 less assumed capital leases payable of $599), consisting of $1,828 in cash, and 412,330 shares of the Company’s Class A common stock valued at $2,032 in total (based on the trading prices on the closing dates, less a ten percent discount for trading restrictions placed on the stock). The purchase price was provisionally allocated to the identifiable assets acquired and liabilities assumed based on their estimated fair values at the dates of acquisition. The provisional allocation of the purchase price is based on management’s judgment after evaluating several factors, using assumptions for the income and royalty rate approaches and the discounted earnings approach, and projections determined by Company management. The Company is in the process of finalizing the fair values of the assets acquired and liabilities assumed, including evaluation of the operating lease. The Company incurred approximately $30 in acquisition costs which was expensed and included in general and administrative expenses in the unaudited condensed consolidated statement of operations for the nine months ended March 31, 2014.

The provisional allocation of the purchase price for the Flagship theaters was as follows:

Flagship Theaters
ASSETS
Cash	$4
Inventory	4
Property and equipment	2,584
Favorable leasehold interest	350
Covenants not to compete	250
Goodwill	1,267

Total assets acquired	4,459

LIABILITIES AND OTHER
Capital lease liabilities assumed	599
Issuance of Class A common stock	2,032

Total purchase price paid in cash	$1,828

On July 19, 2013, JV acquired a nine screen movie theater in Torrington, Connecticut. The purchase price totals $612 (assets acquired of $790, less an assumed promissory note of $178), consisting of $221 in cash, and 73,770 shares of the Company’s Class A common stock valued at $391, (based on the trading price of $5.89 on the closing date, less a ten percent discount for trading restrictions placed on the stock). Accordingly, the purchase price was allocated to the identifiable assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The allocation of the purchase price is based on management’s judgment after evaluating several factors, using assumptions for the income and royalty rate approaches and the discounted earnings approach, and projections determined by Company management. The Company incurred approximately $4 in acquisition costs which was expensed and included in general and administrative expenses in the unaudited condensed consolidated statement of operations for the nine months ended March 31, 2014. The Company finalized the Torrington purchase price allocation as of December 31, 2013.

DIGITAL CINEMA DESTINATIONS CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(in thousands, except share and per share data)

The allocation of the purchase price for the Torrington theater was as follows:

Torrington Theater
ASSETS
Cash	$4
Prepaid expenses	13
Inventory	4
Property and equipment	385
Favorable leasehold interest	299
Covenants not to compete	85

Total assets acquired	790

LIABILITIES AND OTHER
Note payable assumed	178
Issuance of Class A common stock	391

Total purchase price paid in cash	$221

The results of operations of the Flagship theaters and Torrington are included in the unaudited condensed consolidated statement of operations from their respective acquisition dates. The following are the unaudited pro forma results of operations of the Company for the three and nine months ended March 31, 2014 and 2013, respectively, as if the acquisitions were completed on July 1, 2012.

These unaudited pro forma results are not necessarily indicative of the actual results of operations that would have been achieved, nor are they necessarily indicative of future results of operations.

	Three Months ended March 31,		Nine Months ended March 31,
	2014	2013	2014	2013
Revenues	$10,395	$9,973	$34,833	$23,112
Net loss	(1,522)	$(1,239)	(2,885)	$(2,677)

4.	START MEDIA/ DIGIPLEX JOINT VENTURE

As of June 30, 2013, Digiplex contributed 887,623 shares of Class A Common Stock to the JV, and Start Media contributed $10,000 in cash. In July 2013, Start Media contributed $300 in cash and Digiplex contributed 73,770 shares of the Company’s Class A common stock valued at $391, to fund the Torrington acquisition, and both Start Media’s and Digiplex’s interest in the JV was adjusted accordingly. In November 2013, Start Media and Digiplex contributed $135 and $100 in cash, respectively. In February 2014, JV sold one theater and received 361,599 shares of Digiplex Class A common stock as the primary consideration. See Note 5. JV is managed by a four person board of managers, two of whom Digiplex designates and two of whom are designated by Start Media. Majority vote is required for JV actions. At March 31, 2014, Digiplex and Start Media owned 34% and 66% of the equity of JV, respectively.

JV has a first right of refusal to acquire any theaters which the Company wishes to acquire, except for any theaters within a ten mile radius of existing Digiplex owned theaters. If JV does not exercise its right of first refusal, the Company has the right to make the acquisition independently. The right of first refusal does not apply to or restrict the Company’s ability to manage theaters owned by unaffiliated third-parties. Digiplex has entered into agreements with JV (the “Management Agreements”) to manage the theaters it acquires and receives 5% of the total revenue of the JV theaters’ operations annually as management fees.

DIGITAL CINEMA DESTINATIONS CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(in thousands, except share and per share data)

Management fees earned by Digiplex for the three months ended March 31, 2014 and 2013 were $245 and $203, respectively. Management fees earned by Digiplex for the nine months ended March 31, 2014 and 2013 were $805 and $255, respectively. JV records these fees as general and administrative expenses, and Digiplex records an offset to general and administrative expenses. These fees are eliminated in consolidation.

Under the Management Agreements, Digiplex has full day-to-day authority to operate the theaters owned by JV including: staffing, banking, content selection, vendor selection and all purchasing decisions. Digiplex is required to submit an annual operating budget to JV for each fiscal year ending June 30 for approval by the JV board of managers. In the event of any disagreements regarding the budget, there are dispute resolution procedures contained in the operating agreement (“JV Operating Agreement”).

Digiplex’s and Start Media’s respective percentage ownerships in JV will depend upon their respective aggregate capital contributions, in each case denominated in units of membership interests. Start Media has committed to contribute up to $20,000 to JV, inclusive of approximately $10,435 of capital contributions previously made, for theater acquisitions and budgeted expenses. Start Media will receive additional membership units in consideration for capital contributions in excess of its initial contribution as additional capital is required, based on the fair market value of JV determined under a formula set forth in the JV Operating Agreement (the “Formula”). Digiplex has a right, but not the obligation, to contribute additional capital to JV, which under certain circumstances may be made by the issuance and delivery of shares of Digiplex’s Class A common stock to sellers of theaters acquired by JV, and thereby acquire additional membership units based on the Formula, provided that our percentage interest does not exceed 50% as the result of our acquisition of additional units. While Start Media has the right to participate in future theater acquisitions, it is not obligated to do so. Distributions of JV cash flow from operations will be made to the members at such time as determined by the JV board of managers. Start Media is entitled to a 6% preferred return on its capital contributions made to date, after which Digiplex receives a 6% preferred return on its capital contributions. Thereafter, distributions of cash flow from operations will be made pro rata in accordance with the respective membership units of the members. In the case of liquidating distributions, Start Media will receive a 6% preferred return on and the return of its capital contributions prior to the Company’s receipt of a 6% preferred return on and the return of the Company’s capital contributions, with further distributions pro rata to the respective membership units of the members.

Digiplex and Start Media have agreed not to transfer their membership interests, except for certain permitted transfers for a three-year period and any subsequent transfers of membership interests are subject to the right of JV and the other member to acquire the interests on such terms as a third party is willing to do so. In the event the Company experiences a change in control, as defined in the JV Operating Agreement, Start Media has a right to require the Company to acquire its membership interest in JV.

Digiplex is considered the primary beneficiary of the JV because it controls the operation of each JV owned theater on a day to day basis in all material respects, including: the selection of content, all staffing decisions, all cash management and paying vendors, financial reporting, obtaining all necessary permits, insurances, and to plan and perform capital improvements, to the extent such expenditures do not exceed certain levels as specified in the Management Agreements. Digiplex is also the guarantor of nine of the ten leases entered into with third party landlords in the JV-owned theaters, and is using its brand name to promote the theaters. Because JV is a VIE, and Digiplex is deemed the primary beneficiary, the Company has consolidated the operations of JV.

Net loss attributable to the non-controlling interest on the statement of operations represents the portion of net loss attributable to the economic and legal interest in JV held by Start Media.

DIGITAL CINEMA DESTINATIONS CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(in thousands, except share and per share data)

5.	SALE OF THEATER

JV originally purchased seven theaters from Ultrastar Theaters in December 2012 for an aggregate purchase price of $12,822, consisting of $8,108 in cash and 887,623 shares of Digiplex’s Class A common stock with a fair value of $4,714 on the acquisition date. Following discussions with Ultrastar regarding the performance of the Mission Valley theater and the ability of the landlord to terminate the lease with little notice, JV sold Mission Valley back to Ultrastar Theaters on February 14, 2014 in exchange for 361,599 shares of Digiplex Class A common stock and $38 in cash. The total sale price amounted to $1,842, resulting in a gain on sale of $950 and treasury stock of $1,804 on the March 31, 2014 consolidated balance sheet. The value of the common stock was determined based on its trading value on the closing date, less a ten percent discount for the lock up period. The Company concluded that the sale of Mission Valley does not represent a strategic shift that will have a major effect on the Company’s operations and therefore has not classified the sale as discontinued operations. Accordingly, the net assets sold were removed and the gain from the sale is included as part of operating loss in the consolidated statement of operations.

6.	ACCOUNTS RECEIVABLE

Accounts receivable consisted of the following:

	March 31, 2014	June 30, 2013
VPFs	$534	$470
Advertising	99	180
Concession rebates (1)	153	—
Other	56	47

Total	$842	$697

(1)	Concession rebates relate to the Company’s agreement with its’ primary beverage supplier. Such rebates are based on the volume of purchases and recorded when probable and reasonably estimable.

7.	PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consisted of the following:

	March 31, 2014	June 30, 2013
Insurance	$201	$215
Projector and other equipment maintenance	151	246
Real estate taxes	66	82
Note receivable (1)	—	89
Due from former theater owners	32	299
Due from Start Media	225	290
Other theater operating	72	84
Other expenses	148	139

Total	$895	$1,444

(1)	The note receivable was from the former owner of the Lisbon theater and was paid in February 2014 in connection with the payment of the Lisbon earnout.

DIGITAL CINEMA DESTINATIONS CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(in thousands, except share and per share data)

8.	PROPERTY AND EQUIPMENT

Property and equipment, net was comprised of the following:

	March 31, 2014	June 30, 2013
Furniture and fixtures	$5,246	$4,931
Leasehold improvements	14,344	12,820
Building and improvements	4,638	4,627
Digital systems and related equipment	7,317	6,071
Equipment and computer software	4,210	3,976

	35,755	32,425
Less: accumulated depreciation and amortization	(5,969)	(3,254)

Total property and equipment, net	$29,786	$29,171

9.	INTANGIBLE ASSETS

Intangible assets, net consisted of the following as of March 31, 2014:

March 31, 2014

	Gross Carrying Amount	Accumulated Amortization	Net Amount	Useful Life (years)
Trade names	$3,016	$2,001	$1,015	3-5
Covenants not to compete	1,937	863	1,074	3
Favorable leasehold interest	3,837	525	3,312	Remaining lease term

	$8,790	$3,389	$5,401

Intangible assets, net consisted of the following as of June 30, 2013:

June 30, 2013

	Gross Carrying Amount	Accumulated Amortization	Net Amount	Useful Life (years)
Trade names	$3,016	$1,302	$1,714	3-5
Covenants not to compete	1,906	493	1,413	3
Favorable leasehold interest	3,371	312	3,059	Remaining lease term

	$8,293	$2,107	$6,186

At March 31, 2014, the Company adjusted the provisional fair values of the favorable leasehold interest and covenants not to compete acquired in the acquisition of the Mechanicsburg theater from Flagship theaters during the measurement period. The fair value of these intangible assets at the acquisition date decreased by $924 which increased goodwill for the same amount.

The weighted average remaining useful life of the Company’s trade names, covenants not to compete, and favorable leasehold interests is 2.82 years, 1.63 years and 12.03 years, respectively, as of March 31, 2014.

DIGITAL CINEMA DESTINATIONS CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(in thousands, except share and per share data)

Expected amortization of intangible assets over the next five fiscal years is as follows:

June 30,	Total
2014 (remaining three months)	$469
2015	1,638
2016	668
2017	377
2018	339
2019	311

10.	LEASES

The Company accounts for all of its facility leases as operating leases. Minimum lease payments under all non-cancelable operating leases with terms in excess of one year as of March 31, 2014, are summarized for the following fiscal years:

June 30,	Total
2014 (remaining three months)	$1,422
2015	5,839
2016	5,966
2017	5,384
2018	4,871
2019	4,586
Thereafter	25,806

Total	$53,874

Certain of the Company’s theater leases require the payment of percentage rent if certain revenue targets are exceeded. For the three months ended March 31, 2014 and 2013, the Company recorded $18 and $16, respectively, of percentage rent expense in the unaudited condensed consolidated statements of operations. The Company recorded $63 and $104 for the nine months ended March 31, 2014 and 2013 respectively.

CAPITAL LEASES

The Company leases certain theater equipment under capital leases that expire through fiscal year 2018, with imputed interest rates of 5.5% to 8.0% per annum. Repayment of the capital lease obligation is based on a percentage of revenue generated from the usage of the underlying theater equipment. The assets are being amortized over the shorter of their lease terms or their estimated useful lives. The applicable amortization is included in depreciation and amortization expense in the accompanying unaudited condensed consolidated statement of operations. Amortization of assets under capital leases during the three months ended March 31, 2014 and 2013 was $38 and $5 respectively. Amortization of assets under capital leases during the nine months ended March 31, 2014 and 2013 was $91 and $10 respectively.

The following is a summary of property held under capital leases included in property and equipment:

	March 31, 2014	June 30, 2013
Equipment	$941	$409
Less: accumulated amortization	(134)	(54)

Net	$807	$355

DIGITAL CINEMA DESTINATIONS CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(in thousands, except share and per share data)

Future maturities of capital lease payments as of March 31, 2014 are:

March 31,	Total
2015	$245
2016	228
2017	217
2018	231

Total minimum payments	921
Less: amount representing interest	(101)

Present value of minimum payments	820
Less: current portion	(245)

$575

11.	COMMITMENTS AND CONTINGENCIES

The Company believes that it is in substantial compliance with all relevant laws and regulations, and is not aware of any current, pending or threatened litigation that could materially impact the Company.

The Company has entered into employment contracts, to which we refer to as the “employment contracts”, with four of its current executive officers. Under the employment contracts, each executive officer is entitled to severance payments in connection with the termination of the executive officer’s employment by the Company “without cause”, by the executive officer for “good reason”, or as a result of a “change in control” of the Company (as such terms are defined in the employment contracts). Pursuant to the employment contracts, the maximum amount of payments and benefits in the aggregate, if such executives were terminated (in the event of a change of control) would be approximately $1,212.

A. Dale Mayo, the Company’s Chief Executive Officer (“CEO”), is entitled to additional compensation based on the amount of revenues the Company generates, as specified in his employment contract. For the three months ended March 31, 2014 and 2013, the Company recorded $70 and $65 of compensation expense under this arrangement. For the nine months ended March 31, 2014 and 2013, the Company recorded $210 and $185 under this arrangement.

All of the Company’s operations as of March 31, 2014, are located in Pennsylvania, New Jersey, California, Connecticut, Maryland, Arizona and Ohio, with the customer base being public attendance. The Company’s main suppliers are the major movie studios, primarily located in the greater Los Angeles area. Any events impacting the regions the Company operates in, or impacting the movie studios, who supply movies to the Company, could significantly impact the Company’s financial condition and results of operations.

12.	STOCKHOLDERS’ EQUITY AND STOCK-BASED COMPENSATION

Capital Stock

As of March 31, 2014, the Company’s authorized capital stock consisted of:

•	20 million shares of Class A common stock, par value $0.01 per share;

•	900,000 shares of Class B common stock, par value $0.01 per share;

•	10 million shares preferred stock, par value $0.01 per share;

DIGITAL CINEMA DESTINATIONS CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(in thousands, except share and per share data)

Of the authorized shares of Class A common stock, 7,214,073 shares were issued and outstanding as of March 31, 2014. Of the authorized shares of Class B common stock, 849,000 shares were issued and outstanding as of March 31, 2014, all of which are held by the Company’s CEO. Of the authorized shares of preferred stock, 6 shares of Series B Preferred Stock were issued and outstanding as of March 31, 2014. The material terms and provisions of the Company’s capital stock are described below.

Common Stock

The Class A and the Class B common stock of the Company are identical in all respects, except for voting rights and except that each share of Class B common stock is convertible at the option of the holder into one share of Class A common stock. Each holder of Class A common stock will be entitled to one vote for each outstanding share of Class A common stock owned by that stockholder on every matter submitted to the stockholders for their vote. Each holder of Class B common stock will be entitled to ten votes for each outstanding share of Class B common stock owned by that stockholder on every matter submitted to the stockholders for their vote. Except as required by law, the Class A and the Class B common stock will vote together on all matters. Upon any transfer of Class B common stock by the Company’s CEO, such transferred shares will be converted to Class A shares and the converted Class B shares shall be retired and are not available for reissuance. Subject to the dividend rights of holders of any outstanding preferred stock, holders of common stock are entitled to any dividend declared by the board of directors out of funds legally available for this purpose, and, subject to the liquidation preferences of any outstanding preferred stock, holders of common stock are entitled to receive, on a pro rata basis, all the Company’s remaining assets available for distribution to the stockholders in the event of the Company’s liquidation, dissolution or winding up. No dividend can be declared on the Class A or Class B common stock unless at the same time an equal dividend is paid on each share of Class B or Class A common stock, as the case may be. Dividends paid in shares of common stock must be paid, with respect to a particular class of common stock, in shares of that class. Holders of common stock do not have any preemptive right to become subscribers or purchasers of additional shares of any class of the Company’s capital stock. The outstanding shares of common stock are, when issued and paid for, fully paid and non-assessable. The rights, preferences and privileges of holders of common stock may be adversely affected by the rights of the holders of shares of any series of preferred stock that the Company may designate and issue in the future.

In October 2013, the Company sold 1,141,000 shares of Class A common stock to several investors for $5.00 per share and received net proceeds of approximately $5,200. Such issuance took place pursuant to a May 2013 shelf registration statement the Company had filed with the SEC.

During the nine months ended March 31, 2014, the Company issued 25,000 fully vested shares of Class A common stock to vendors for services rendered in the ordinary course of business and recognized expense of $144.

As discussed in Note 3, the Company issued a total of 486,100 of Class A Common Stock as consideration for acquisitions during the nine months ended March 31, 2014.

As discussed in Note 5, on February 14, 2014, JV sold one theater and received 361,599 shares of the Company’s Class A common stock as the primary consideration which has been recorded as treasury stock.

Preferred Stock

The Company’s certificate of incorporation allows the Company to issue, without stockholder approval, preferred stock having rights senior to those of the common stock. The Company’s board of directors is authorized, without further stockholder approval, to issue up to 10,000,000 shares of preferred stock and to fix the rights,

DIGITAL CINEMA DESTINATIONS CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(in thousands, except share and per share data)

preferences, privileges and restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, and to fix the number of shares constituting any series and the designations of these series. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of common stock. The issuance of preferred stock could also have the effect of decreasing the market price of the Class A common stock.

Dividends

No dividends were declared on the Company’s common stock during the period and management does not anticipate doing so. The Company pays a quarterly dividend on its Series B preferred stock in an amount equal to 4.5% per annum.

Stock-Based Compensation and Expenses

During the three months ended March 31, 2014, the Company’s 2012 Stock Option and Incentive Plan, (“The Plan”) was amended to increase the number of authorized shares of common stock that can be issued under the plan, from 400,000 to 550,000.

During the nine months ended March 31, 2014, the Company issued restricted stock awards totaling 174,500 shares of its Class A common stock to employees, which vests over a period of three years. Total stock-based compensation was $132 and $78 for the three months ended March 31, 2014 and 2013, respectively. Total stock-based compensation was $494 and $148 for the nine months ended March 31, 2014 and 2013, respectively. Stock-based compensation is included in general and administrative expense in the unaudited condensed consolidated statement of operations.

The following summarizes the activity of the unvested share awards for the nine months ended March 31, 2014:

Unvested balance at June 30, 2013	88,871
Issuance of awards	174,500
Vesting of awards	(34,035)

Unvested balance at March 31, 2014	229,336

The weighted average remaining vesting period as of March 31, 2014 is 1.37 years. As of March 31, 2014, there was $1,412 of remaining expense associated with unvested share awards.

13.	NOTES PAYABLE

On September 28, 2012, the Company entered into a loan agreement with Northlight Trust I for $10,000 due September 28, 2017, at an interest rate equal to 30 day LIBOR plus 10.50% per annum, with a 2.5% floor (the “Northlight loan”). The Company expects the 2.5% floor to be applicable due to the current LIBOR rates. During the first 18 months from the closing date, all interest in excess of 10.00% per annum that would otherwise be paid in cash during the 18-month period may, at the Company’s option, may be paid in kind (“PIK interest”), and thereafter all interest due is payable in cash. PIK interest, if any, will be added to the principal balance of the loan. The Company primarily used the net proceeds from the Northlight loan to acquire certain assets and assume certain liabilities of Lisbon, pay to a vendor for digital systems, pay fees and expenses associated with the Northlight loan and the Lisbon acquisition, and to provide working capital. Interest and principal payments under the terms of the Northlight loan commenced on October 31, 2012. The Northlight loan is collateralized by,

DIGITAL CINEMA DESTINATIONS CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(in thousands, except share and per share data)

among other things, the Company’s membership interest in each of the Company’s operating subsidiaries and all of the operating subsidiaries’ assets, including the theater leases, and requires meeting certain financial covenant ratios. As of March 31, 2014, the Company was in compliance with all financial covenants. For the three months ended March 31, 2014 and 2013, $13 and $17 of amortization of deferred financing costs for the Northlight loan were included in interest expense on the unaudited condensed consolidated statement of operations. For the nine months ended March 31, 2014 and 2013, $33 and $17 of amortization of deferred financing costs for the Northlight loan were included in interest expense on the unaudited condensed consolidated statement of operations.

The principal payments due as of March 31, 2014 over the remainder of the term of the Northlight loan are summarized as follows, for the years ended:

March 31,	Total
2014	$1,671
2015	1,671
2016	1,671
2017 (includes PIK interest accrued of $452)	4,251

Total	9,264
Less: current portion	(1,671)

$7,593

March 31,	Total
2014	$11
2015	47
2016	51
2017	40

Total	149
Less: current portion	(47)

$102

The Northlight loan is mandatorily pre-payable from 25% of the Company’s Excess Cash Flow (earnings before interest, taxes, depreciation, as adjusted, as further defined in the Northlight loan agreement) beginning on September 30, 2013 and annually thereafter. No payment was due with the 2013 calculation.

In connection with the acquisition of Torrington, the Company assumed a promissory note for certain digital projection equipment, with an outstanding balance as of March 31, 2014 of $147. The note is payable monthly, is due March 2017 and has an interest rate of 7%.

The principal payments due as of March 31, 2014 over the remainder of the term of the Torrington promissory note are summarized as follows, in fiscal years:

14.	INCOME TAXES

The Company recorded income tax expense/(benefit) of $22 and $(22) for the three months ended March 31, 2014 and 2013, respectively and $40 and $42 for the nine months ended March 31, 2014 and 2013, respectively. The Company’s tax provision for all periods had an unusual relationship to pretax loss mainly because of the existence of a full deferred tax asset valuation allowance at the beginning of each period. This circumstance generally results in a zero net tax provision since the income tax expense or benefit that would otherwise be

DIGITAL CINEMA DESTINATIONS CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(in thousands, except share and per share data)

recognized is offset by the change to the valuation allowance. However, tax expense recorded for the nine months ended March 31, 2014 and 2013 included the accrual of non-cash tax expense of approximately $31 and $36, respectively of additional valuation allowance in connection with the tax amortization of our indefinite-lived intangible assets that was not available to offset existing deferred tax assets (termed a “naked credit”). The Company expects the naked credit to result in approximately $20 of additional non-cash income tax expense over the remainder of the year ending June 30, 2014.

The Company calculates income tax expense based upon an annual effective tax rate forecast, including estimates and assumptions that could change during the year. For the nine months ended March 31, 2014 and 2013, the differences between the effective tax rate of (1.4)% and (1.2)%, respectively, and the U.S. federal statutory rate of 35% principally resulted from state and local taxes, graduated federal tax rate reductions, non-deductible expenses and changes to the valuation allowance.

15.	NET LOSS PER SHARE

Basic net loss per share is computed using the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed using the weighted average number of common shares and, if dilutive, common stock equivalents outstanding during the period.

The rights, including the liquidation and dividend rights, of the holders of the Company’s Class A and Class B common stock are identical, except with respect to voting. Each share of Class B common stock is convertible into one share of Class A common stock at any time, at the option of the holder of the Class B common stock.

The following table sets forth the computation of basic net loss per share of Class A and Class B common stock of the Company (in millions, except share and per share data):

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2014	2013	2014	2013
Numerator for basic and diluted loss per share
Net loss attributable to Digital Cinema Destinations Corp.	$(775)	$(1,531)	$(2,850)	$(3,334)
Preferred dividends	(5)	(5)	(15)	(11)

Net loss attributable to common stockholders	$(780)	$(1,536)	$(2,865)	$(3,345)
Denominator
Weighted average shares of common stock outstanding (1)	7,931,270	6,065,265	7,313,618	5,663,016
Basic and diluted net loss per share of common stock	$(0.10)	$(0.25)	$(0.39)	$(0.59)

(1)	The Company has incurred net losses and, therefore, the impact of dilutive potential common stock equivalents totaling 836,538 and 651,873 shares at March 31, 2014 and 2013, respectively has been excluded from the loss per share calculations.

DIGITAL CINEMA DESTINATIONS CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(in thousands, except share and per share data)

16.	SUPPLEMENTAL CASH FLOW DISCLOSURE

	Nine Months Ended March 31,
	2014	2013
Cash paid for interest	$726	$504
Fair value of earnout recorded at acquisition	—	550
Equipment acquired with capital leases	599	—
Amount offset on note repayment	—	168
Common stock issued for Ultrastar theaters	—	4,714
Issuance of warrants to Start Media	—	954
Common stock issued for acquisition of Torrington theater	391	—
Common stock issued for acquisition of Flagship theaters	2,032	—
Common stock received for sale of Mission Valley theater	1,804	—
Conversion of Class B common stock into Class A	1	—

17.	SUBSEQUENT EVENTS

As of May 9, 2014, the Company entered into an asset purchase agreement to acquire a 16-screen theater located in Springfield, Massachusetts. The transaction is subject to certain closing conditions including the completion of due diligence.

On May 15, 2014, the Company and Carmike Cinemas, Inc. (“Carmike”) announced the signing of a definitive merger agreement (the “Merger”). Pursuant to the Merger, Digiplex common stockholders will receive 0.1775 shares of Carmike common stock in exchange for each share of Digiplex common stock (the “Exchange Rate”). A total of 229,336 restricted stock units will automatically vest upon the completion of the Merger and the holders will receive Carmike common stock at the Exchange Rate. Prior to the Merger completion, the holders of Series B preferred stock will receive a total of $675 in cash from Digiplex, representing 150% of the initial investment, plus accrued dividends, pursuant to the Series B preferred stock certificate of designations. In addition, Digiplex has entered into agreements or a term sheet to acquire certain theaters. In the event a proposed acquisition is terminated, a downward adjustment would occur to the Exchange Rate (not to exceed 0.014x in the aggregate) unless the terminated transaction were replaced with another transaction acceptable to Carmike. The closing of the Merger is subject to stockholder approval and other conditions and is expected to be completed in the third calendar quarter of 2014.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders of Ultrastar Cinema

We have audited the accompanying combined balance sheets of the Theaters of Ultrastar Cinemas (the “Company”) as of December 31, 2011 and 2010 and the related combined statements of operations, combined deficit and cash flows for each of the years in the two-year period ended December 31, 2011. The financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Company as of December 31, 2011 and 2010 and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America.

/s/ EISNERAMPER LLP

Edison, New Jersey

March 4, 2013

THEATERS OF ULTRASTAR CINEMAS

COMBINED BALANCE SHEETS

December 31, 2011 and 2010

(in thousands)

	December 31,
	2011	2010
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$46	$43
Inventory	53	46
Prepaid expenses and other	440	474

	539	563
Note receivable—owners	200	200
Property and equipment, net	3,698	4,465
Other assets	54	46

TOTAL ASSETS	$4,491	$5,274

LIABILITIES AND COMBINED DEFICIT
CURRENT LIABILITIES
Accounts payable	$1,183	$245
Accrued expenses	1,865	1,520
Notes payable, current portion	1,568	1,602
Capital lease obligations, current portion	89	89

Total current liabilities	4,705	3,456
NONCURRENT LIABILITIES
Notes payable, net of current portion	2,520	2,644
Capital lease obligations, net of current portion	294	349
Deferred rent expense	2,657	1,948

TOTAL LIABILITIES	10,176	8,397
COMMITMENTS AND CONTINGENCIES
Combined deficit	(5,685)	(3,123)

TOTAL LIABILITIES AND COMBINED DEFICIT	$4,491	$5,274

See accompanying notes to the combined financial statements.

THEATERS OF ULTRASTAR CINEMAS

COMBINED STATEMENTS OF OPERATIONS

For the years ended December 31, 2011 and 2010

(In thousands)

	Years ended December 31,
	2011	2010
REVENUES
Admissions	$14,358	$13,828
Concessions	6,189	5,703
Other	864	958

Total revenues	21,411	20,489
COSTS AND EXPENSES
Cost of operations:
Film rent expense	7,972	7,786
Cost of concessions	1,072	956
Salaries and wages	2,792	2,324
Facility lease expense	3,685	3,107
Utilities and other	3,565	4,150
General and administrative expenses	1,716	1,508
Depreciation and amortization	1,116	1,002

Total costs and expenses	21,918	20,833

OPERATING LOSS	(507)	(344)
OTHER EXPENSE
Interest expense	268	334
Other, net	19	8

NET LOSS	$(794)	$(686)

See accompanying notes to the combined financial statements.

THEATERS OF ULTRASTAR CINEMAS

COMBINED DEFICIT STATEMENT

For the years ended December 31, 2011 and 2010

(In thousands)

Total combined deficit
Balance, December 31, 2009	$(2,338)
Net advances to affilates	(99)
Net loss	(686)

Balance, December 31, 2010	(3,123)

Net advances to affilates	(1,768)
Net loss	(794)

Balance, December 31, 2011	$(5,685)

See accompanying notes to the combined financial statements.

THEATERS OF ULTRASTAR CINEMAS

COMBINED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2011 and 2010

(In thousands)

	Years ended December 31,

	2011	2010
Cash flows from operating activities
Net loss	$(794)	$(686)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	1,116	1,002
Changes in operating assets and liabilities:
Inventories	(7)	8
Prepaid expenses and other	26	(430)
Accounts payable, and accrued expenses	1,001	(1,121)
Deferred rent expense	709	911

Net cash provided by (used in) operating activities	2,051	(316)

Investing activities:
Purchases of property and equipment	(349)	(171)

Net cash used in investing activities	(349)	(171)

Financing activities:
Due from affiliates	(1,768)	(99)
Change in cash deficit	282	679
Payments under capital lease obligations	(55)	(37)
Payments of notes payable	(158)	(264)

Net cash (used in) provided by financing activities	(1,699)	279

Net change in cash and cash equivalents	3	(207)
Cash and cash equivalents, beginning of year	43	250

Cash and cash equivalents, end of period	$46	$43

See accompanying notes to the combined financial statements.

THEATERS OF ULTRASTAR CINEMAS

NOTES TO COMBINED FINANCIAL STATEMENTS

For the years ended December 31, 2011 and 2010

(in thousands)

1.	THE COMPANY AND BASIS OF PRESENTATION

These accompanying combined financial statements include the operations of six theaters as of and for the year ended December 31, 2010 and seven theaters as of and for the year ended December 31, 2011 for Ultrastar Cinemas (“Ultrastar”). The combined financials as of and for the year ended December 31, 2011 include the operations of Surprise Pointe 14 theater (located in Surprise, Arizona), Apply Valley theater, Mission Marketplace theater, Temecula Tower Cinemas, Poway theater, Mission Valley theater and River Village theater (collectively “the Theaters” or the “Company”). The last six theaters listed are located in California. The combined financials as of and for the year ended December 31, 2010 includes the operations of Surprise Pointe 14 theater, Apply Valley theater, Mission Marketplace theater, Poway theater, Mission Valley theater and River Village theater. The Temecula Tower Cinemas was incorporated on December 31, 2010 and operations commenced January 1, 2011. The Theaters are in the movie exhibition business. Ultrastar is a group of related entities under common ownership that own and operate a group of movie theaters. These combined financial statements reflect the operations of the specific entities where StartMedia/Digiplex, LLC (“Digiplex”) acquired certain assets, assumed certain liabilities and assumed operating leases and does not reflect the other entities under common ownership of Ultrastar. In December 2012, Digiplex purchased certain assets and assumed certain liabilities of the Theaters. See Note 13.

The accompanying combined financial statements reflect various direct and indirect expense allocations from Ultrastar recorded in the financial statements of the Theaters to reflect the financial results of the Theaters business for the years presented. Ultrastar charged a management fee of $1,539 and $1,324 for the years ended December 31, 2011 and 2010, respectively, under management agreements with the Theaters for management of the theater business. The management fee represents the costs of executive management, accounting, human resources, information technology and other general and administrative expenses. These amounts are included in general and administrative expenses on the combined statement of operations. Other indirect costs incurred on Ultrastar have been reflected but are not material.

The theaters have cash advances to and from other theaters under common ownership but not included in these combined financial statements. The resulting due from affiliates are classified as part of the combined deficit as of December 31, 2011 and 2010. See note 9.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of combined financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include, but are not limited to, those related to film rent expense settlements, depreciation and amortization, impairments and income taxes. Actual results could differ from those estimates.

Principles of Combination

The combined financial statements include the accounts of the Theaters. Intercompany transactions have been eliminated in combination.

THEATERS OF ULTRASTAR CINEMAS

NOTES TO COMBINED FINANCIAL STATEMENTS

For the years ended December 31, 2011 and 2010

(in thousands)

Revenue Recognition

Revenues are generated principally through admissions and concessions sales for feature films with proceeds received in cash or credit card at the Company’s point of sale terminals at the Theaters. Revenue is recognized at the point of sale. Credit card sales are normally settled in cash within approximately three business days from the point of sale, and any credit card chargebacks have been insignificant. Other operating revenues consist of amounts earned from advertising, vending commissions, game revenue, and theater rentals for parties and film festivals, which are recognized as services are performed or earned under contractual terms. The Company also sells theater admissions in advance of the applicable event, and sells gift cards for patrons’ future use. The Company defers the revenue from gift cards until considered redeemed.

Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. At December 31, 2011 and 2010, the Company held substantially all of its cash at the theaters in the normal course of business.

Inventory

Inventory consisted of concession products and related supplies. The Company states inventory on the basis of first-in, first-out method, stated at the lower of cost or market.

Property and Equipment

The Company states property and equipment at cost. Major renewals and improvements are capitalized, while maintenance and repairs that do not improve or extend the lives of the respective assets are expensed currently. The Company records depreciation and amortization using the straight-line method over the following estimated lives:

Leasehold improvements	lesser of lease term or estimated useful life of asset
Machinery and equipment	3—10 years
Furniture and fixtures	3—10 years

Impairment of Long-Lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be fully recoverable. The Company generally evaluates assets for impairment on an individual theater basis, which management believes is the lowest level for which there are identifiable cash flows. If the sum of the expected future cash flows, undiscounted and without interest charges is less than the carrying amount of the assets, the Company recognizes an impairment charge in the amount by which the carrying value of the assets exceeds their fair market value.

The Company considers actual theater level cash flows, future years budgeted theater level cash flows, theater property and equipment carrying values, the age of a recently built theater, competitive theaters in the marketplace, the impact of recent ticket price changes, available lease renewal options and other factors considered relevant in its assessment of impairment of individual theater assets. The fair value of assets is determined using the present value of the estimated future cash flows or the expected selling price less selling costs for assets of which the Company expects to dispose. Significant judgment is involved in estimating cash flows and fair value. There were no impairment charges recorded for the years ended December 31, 2011 and 2010.

THEATERS OF ULTRASTAR CINEMAS

NOTES TO COMBINED FINANCIAL STATEMENTS

For the years ended December 31, 2011 and 2010

(in thousands)

Leases

All of the Company’s theater operations are conducted in premises occupied under non-cancelable lease agreements. The Company, at its option, can renew the leases at defined rates for various periods. Certain leases for Company theaters provide for contingent rentals based on the revenue results of the underlying theater and require the payment of taxes, insurance, and other costs applicable to the property. Also, certain leases contain escalating minimum rental provisions. There are no conditions imposed upon the Company by its lease agreements or by parties other than the lessor that legally obligate the Company to incur costs to retire assets as a result of a decision to vacate its leased properties. None of the leases require the Company to return the leased property to the lessor in its original condition (allowing for normal wear and tear) or to remove leasehold improvements. The Company accounts for all of its facility leases as operating leases. The Company accounts for its leases under the provisions of ASC Topic 840, Leases and other authoritative accounting literature. The Company does not believe that exercise of the renewal options in its leases are reasonably assured at the inception date of the lease agreements because the leases: (i) provide for either (a) renewal rents based on market rates or (b) renewal rents that equal or exceed the initial rents, and (ii) do not impose economic penalties upon our determination whether or not to exercise the renewal option. As a result, there are not sufficient economic incentives at the inception of the leases, to consider that lease renewal options are reasonably assured of being exercised and therefore, the Company generally consider the initial base lease term under ASC Subtopic 840-10.

The Company leases certain equipment for use in its theaters, under agreements that expire through 2017. The Company accounts for these leases as capital leases.

Fair Value of Financial Instruments

The carrying amounts of cash, cash equivalents, accounts payable, and accrued expenses approximate their fair values, due to their short term nature.

Income Taxes

No provision has been made in the financial statements for income taxes because the Company reports its income and expenses as a Subchapter S Corporation whereby all income and losses are taxed at the shareholder level. Income tax rules and regulations are subject to interpretation, require judgment by the Company and may be challenged by the taxation authorities. In accordance with ASC Subtopic 740-10, the Company recognizes a tax benefit only for tax positions that are determined to be more likely than not sustainable based on the technical merits of the tax position. With respect to such tax positions for which recognition of a benefit is appropriate, the benefit is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Tax positions are evaluated on an ongoing basis as part of the Company’s process for determining the provision for income taxes. Any interest and penalties determined to result from uncertain tax position will be classified as interest expense and other expense.

Deferred Rent Expense

The Company recognizes rent expense on a straight-line basis, after considering the effect of rent escalation provisions resulting in a level monthly rent expense for each lease over its term.

Film Rent Expense

The Company estimates film rent expense settlements and related film rent payable based on management’s best estimate of the ultimate settlement of the film costs with the film distributors. Generally, less than one-quarter of

THEATERS OF ULTRASTAR CINEMAS

NOTES TO COMBINED FINANCIAL STATEMENTS

For the years ended December 31, 2011 and 2010

(in thousands)

film rent expense is estimated at period-end, with the majority being agreed to under firm terms. The length of time until these costs are known with certainty depends on the ultimate duration of the film’s theatrical run, but is typically “settled” within one to two months of a particular film’s opening release. Upon settlement with the film distributors, film rent expense and the related film rent payable are adjusted to the final film settlement.

Advertising Costs

The Company expenses advertising costs as incurred. Advertising costs incurred for the years ended December 31, 2011 and 2010 were $209 and $181, respectively.

Segments

As of December 31, 2011 and 2010, the Company managed its business under one reportable segment: theater exhibition operations. All of the Company’s operations are located in the United States.

Recent Accounting Pronouncements

In May 2011, the FASB issued ASU 2011-4, “Amendments to Achieve Common Fair Value Measurements and Disclosure Requirements in US GAAP and IFRS”, to substantially converge the fair value measurement and disclosure guidance in US GAAP and IFRS. The most significant change in disclosures is an expansion of the information required for Level 3 measurements based on unobservable inputs. The standard is effective for fiscal years beginning after December 15, 2011. The Company will adopt this standard January 1, 2012 and does not expect the adoption of this standard to have a material impact on the financial statements and disclosures.

In June 2011, the FASB issued ASU 2011-5, “Presentation of Comprehensive Income”, which eliminates the current option to report other comprehensive income and its components in the statement of stockholders’ equity. Instead, an entity will be required to present items of net income and other comprehensive income in one continuous statement or in two separate, but consecutive, statements. The standard is effective for fiscal years beginning after December 15, 2011. The Company will adopt this standard as of January 1, 2012 and does not expect it to have a material impact on the financial statements and disclosures.

In February 2013, the FASB issued ASU 2013-02, “Reporting of Amounts Reclassified out of Accumulated Other Comprehensive Income”. This update requires companies to present the effects on the line items of net income or loss of significant reclassifications out of accumulated other comprehensive income or loss if the amount being reclassified is required under U.S. generally accepted accounting principles to be reclassified in its entirety to net income or loss in the same reporting period. ASU 2013-02 is effective prospectively for the Company for fiscal years, and interim periods within those years, beginning after December 15, 2012. The Company does not expect the adoption of the amended guidance to have a significant impact on its consolidated financial statements.

THEATERS OF ULTRASTAR CINEMAS

NOTES TO COMBINED FINANCIAL STATEMENTS

For the years ended December 31, 2011 and 2010

(in thousands)

3.	BALANCE SHEET COMPONENTS

PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consisted of the following:

	December 31,
	2011	2010
Rent	$239	$357
Common area maintenance	111	65
Real estate taxes	52	52
Other expenses	38	—

Total	$440	$474

PROPERTY AND EQUIPMENT

Property and equipment, net was comprised of the following:

	December 31,
	2011	2010
Machinery and equipment	$5,015	$4,666
Furniture and fixtures	1,313	1,313
Leasehold improvements	1,082	1,082
	7,410	7,061
Less: accumulated depreciation and amortization	(3,712)	(2,596)

Total property and equipment, net	$3,698	$4,465

ACCRUED EXPENSES

Accrued expenses consisted of the following:

	December 31,
	2011	2010
Cash deficit	$961	$679
Deferred revenue- gift cards	399	401
Accrued rent	225	225
Accrued payroll	116	160
Other expenses	164	55

Total	$1,865	$1,520

5.	LEASES

OPERATING LEASES

The Company leases six and seven theater facilities under operating leases for initial terms of 10-20 years until 2028, at December 31, 2010 and 2011, respectively. Each lease provides for monthly payments subject to rent escalations at each renewal date. Each lease offers options to renew for periods ranging from up to 5 years. The

THEATERS OF ULTRASTAR CINEMAS

NOTES TO COMBINED FINANCIAL STATEMENTS

For the years ended December 31, 2011 and 2010

(in thousands)

Company is also required to pay real property taxes and common maintenance expenses. In addition, rent includes an amount equal to a percentage of revenue generated in excess of a base amount of total sales. Lease rent expense amounted to $3,685 and $3,107 for the years ended December 31, 2011 and 2010, respectively. There was no percentage rent for the years ended December 31, 2011 and 2010, respectively.

At year-end, future minimum lease payments were:

Total
2012	$3,540
2013	3,507
2014	3,127
2015	3,015
2016	2,828
Thereafter	21,367

Total	$37,384

CAPITAL LEASES

The Company leases certain equipment under capital leases that expire through 2017 with an imputed interest rate of 8% per annum. The assets are being amortized over the shorter of their lease terms or their estimated useful lives. The applicable amortization is included in depreciation and amortization expense in the accompanying combined financial statements. Amortization of assets under capital leases charged to expense during the years ended December 31, 2011 and 2010 was $68 and $53, respectively.

The following is a summary of property held under capital leases included in property and equipment:

	December 31,
	2011	2010
Equipment	$475	$475
Less: accumulated amortization	(121)	(53)

Net	$354	$422

Future maturities of capital lease payments as of December 31, 2011 for each of the next five years and in the aggregate are:

Years ending:	Total
2012	$89
2013	89
2014	89
2015	89
2016	69
Thereafter	45

Total minimum payments	470
Less: amount representing interest	(87)

Present value of minimum payments	383
Less: current portion	(89)

$294

THEATERS OF ULTRASTAR CINEMAS

NOTES TO COMBINED FINANCIAL STATEMENTS

For the years ended December 31, 2011 and 2010

(in thousands)

6.	NOTES PAYABLE

Notes payable at December 31, 2011 and 2010 consisted of the following:

	December 31,
	2011	2010
Cinedigm Digital Cinema Corp	$415	$415
Equipment financing	200	280
Promissory note	2,796	2,796
Bank debt	677	755
Total debt	4,088	4,246
Current portion	(1,568)	(1,602)

Long-term portion	$2,520	$2,644

The Company has notes payable to Cinedigm Digital Cinema Corp. for the payment of equipment installation. The notes have interest rates of 6% to 8% with due dates to 2017.

The equipment financing is for various equipment items. The notes have interest rates ranging from 10 to 12% and are due by 2013.

The promissory note is with a landlord on the Surprise Point 14 Theater for past due rent and common area expenses. The note is due in 2015 and has an interest rate of 12%. See Note 13.

The bank debt represents debt from various lending institutions. The interest rates on this debt range from 9 to 17%. This debt has been classified as current.

Maturities of notes payable for each of the next five years based on amounts due at December 31, 2011 are as follows:

Years ending:	Total
2012	$1,568
2013	881
2014	725
2015	851
2016	56
Thereafter	7

Total	$4,088

7.	INCOME TAXES

No provision has been made in the financial statements for income taxes because the Company reports its income and expenses as a Subchapter S Corporation whereby all income and losses are taxed at the shareholder level. Income tax rules and regulations are subject to interpretation, require judgment by the Company and may be challenged by the taxation authorities. In July 2006, the FASB issued ASC 740-10, which clarifies the accounting for uncertainty in tax positions taken or expected to be taken in a return. ASC 740-10 provides guidance on the measurement, recognition, classification and disclosure of tax positions, along with accounting for the related interest and penalties. ASC 740-10 became effective as of January 1, 2007 and had no impact on

THEATERS OF ULTRASTAR CINEMAS

NOTES TO COMBINED FINANCIAL STATEMENTS

For the years ended December 31, 2011 and 2010

(in thousands)

the Company’s financial statements. The Company has filed income tax returns in the United States, California and Arizona. All tax years prior to 2009 are closed by expiration of the statute of limitations. The years ended December 31, 2009 through and including 2011, are open for examination. If the Company did incur any uncertain tax positions for the years the Company was a Subchapter S Corporation, the liability would be the responsibility of the shareholders of the Company.

8.	COMMITMENTS AND CONTINGENCIES

Management believes that it is in substantial compliance with all relevant laws and regulations that apply to the Company, and is not aware of any current, pending or threatened litigation that could materially impact the Company.

All of the Company’s current operations are located in Arizona and California, with the customer base being public attendance. The Company’s main suppliers are the major movie studios, primarily located in the greater Los Angeles area. Any events impacting the region the Company operates in, or impacting the movie studios, who supply movies to the Company, could significantly impact the Company’s financial condition and results of operations.

The Company executed a master license agreement with Cinedigm on December 16, 2005. The agreement calls for license and installation of digital screens in the theaters, and for the Company to enter into a maintenance agreement with the manufacturer for annual maintenance services.

9.	COMBINED DEFICIT

As of December 31, 2011 and 2010, the Company’s combined deficit consisted of the following:

	Common stock shares	Common stock	Retained earnings- Net income (loss)	Net Advances to Affiliates- Borrowings (advances)	Total
Balance as of December 31, 2009	6	$51	$1,981	$(4,370)	$(2,338)
Surprise Point 14 Theater			(126)	(852)	(978)
Apple Valley Theater			(569)	185	(384)
Mission Marketplace Theater			(54)	154	100
Temcula Towers Cinema			—	—	—
Poway theater			101	(294)	(193)
Mission Valley theater			42	501	543
River Village Theater			(80)	207	127

Balance as of December 31, 2010	6	51	1,295	(4,469)	(3,123)

Surprise Point 14 Theater			229	(796)	(567)
Apple Valley Theater			(794)	(622)	(1,416)
Mission Marketplace Theater			(92)	54	(38)
Temcula Towers Cinema			(209)	(134)	(343)
Poway theater			40	399	439
Mission Valley theater			179	(646)	(467)
River Village Theater			(147)	(23)	(170)

Balance as of December 31, 2011	6	$51	$501	$(6,237)	$(5,685)

THEATERS OF ULTRASTAR CINEMAS

NOTES TO COMBINED FINANCIAL STATEMENTS

For the years ended December 31, 2011 and 2010

(in thousands)

Dividends

No dividends were declared on the Company’s common stock during the years ended December 31, 2011 and 2010 and the Company does not anticipate doing so.

Capital Stock

As of December 31, 2011 and 2010, the Company’s combined common stock was as follows:

	Shares	Share amount
Surprise Point 14 Theater	900	$900
Apple Valley Theater	300	2,960
Mission Market Theater	900	8,840
Temecula Towers Cinema	900	8,840
Poway theater	1,000	9,820
Mission Valley theater	1,000	9,820
River Village theater	1,000	9,820

	6,000	$51,000

10.	RELATED PARTY TRANSACTIONS

The Company has notes receivable with the Ultrastar owners. As of December 31, 2011 and 2010, the note receivable was $200 for both years. The interest rate is 4.25% and is due on December 31, 2013. Interest income for the years ended December 31, 2011 and 2010 amounted to $8 in each year.

11.	SUPPLEMENTAL CASH FLOW DISCLOSURE

	Years ended December 31,
	2011	2010
Interest paid	$268	$334
Taxes paid	3	10
Capital lease for equipment acquired	—	475

12.	SUBSEQUENT EVENTS

On December 21, 2012, Digiplex completed the acquisitions of the Theaters of Ultrastar Cinemas for an aggregate purchase price of approximately $12.8 million (subject to post-closing adjustments), consisting of $8.1 million in cash plus 887,622 shares of Digiplex’s Class A common stock. The stock issued is the subject of a six month lock-up agreement, with further restrictions beyond that point. Digiplex assumed the operating leases for the theater premises, subject to certain amendments of the leases and, in one case, executed a new lease with the landlord. Digiplex assumed certain capital leases related to theater equipment. All other liabilities are being retained by the sellers. The funds from the sale were put in escrow, where the escrow agent used it to pay down the sellers bank debt and other obligations.

On September 24, 2012, the landlord settled and relieved the Company for the $2,796 promissory note and $100 of common area payables through the Company’s payment of a $300 settlement fee, under an amendment to the lease agreement. The amendment does not impact future rent payments. The Company paid this amount by August 2012 and the landlord released the Company’s obligation as of September 24, 2012.

THEATERS OF ULTRASTAR CINEMAS

COMBINED BALANCE SHEETS

(in thousands)

	September 30, 2012	December 31, 2011
	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$361	$46
Inventory	62	53
Prepaid expenses and other	103	440
Total current assets	526	539
Property and equipment, net	2,860	3,698
Note receivable—owners	200	200
Other assets	41	54

TOTAL ASSETS	$3,627	$4,491

LIABILITIES AND COMBINED DEFICIT
CURRENT LIABILITIES
Accounts payable	$1,170	$1,183
Accrued expenses	1,156	1,865
Notes payable, current portion	739	1,568
Capital lease obligations, current portion	89	89

Total current liabilities	3,154	4,705
NONCURRENT LIABILITIES
Notes payable, net of current portion	380	2,520
Capital lease obligations, net of current portion	248	294
Deferred rent expense	2,935	2,657

TOTAL LIABILITIES	$6,717	$10,176

COMMITMENTS AND CONTINGENCIES
Combined deficit	(3,090)	(5,685)

TOTAL LIABILITIES AND COMBINED DEFICIT	$3,627	$4,491

See accompanying notes to the combined financial statements.

THEATERS OF ULTRASTAR CINEMAS

COMBINED STATEMENTS OF OPERATIONS

For the nine months ended September 30, 2012 and 2011

(In thousands)

	Nine months ended September 30,
	2012	2011
REVENUES
Admissions	$10,878	$10,789
Concessions	4,616	4,572
Other	437	550

Total revenues	15,931	15,911
COSTS AND EXPENSES
Cost of operations:
Film rent expense	6,125	6,048
Cost of concessions	714	777
Salaries and wages	2,161	2,251
Facility lease expense	2,590	2,512
Utilities and other	2,383	2,548
General and administrative expenses	1,196	1,338
Depreciation and amortization	837	752

Total costs and expenses	16,006	16,226

OPERATING LOSS	(75)	(315)
OTHER EXPENSE
Interest expense	169	119
Gain on extinguishment of debt and other obligation	(2,596)	—
Other, net	6	7

NET INCOME (LOSS)	$2,346	$(441)

See accompanying notes to the combined financial statements.

THEATERS OF ULTRASTAR CINEMAS

COMBINED STATEMENTS OF CASH FLOWS

For the nine months ended September 30, 2012 and 2011

(In thousands)

	Nine months ended September 30,
	2012	2011
Cash flows from operating activities
Net income (loss)	$2,346	$(441)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Gain on extinguishment of debt and other	(2,596)	—
Depreciation and amortization	837	752
Changes in operating assets and liabilities:
Inventory	(9)	(37)
Prepaid expenses and other	350	271
Accounts payable and accrued expenses	(486)	656
Deferred rent	278	(874)

Net cash provided by operating activities	720	327

Investing activities:
Purchases of property and equipment	—	(70)

Net cash used in investing activities	—	(70)

Financing activities:
Due from affiliates	249	(442)
Change in cash deficit	(435)	620
Payments under capital lease obligations	(46)	(480)
Borrowings of notes payable	39	31
Payments of notes payable	(212)	—

Net cash used in financing activities	(405)	(271)

Net change in cash and cash equivalents	315	(14)
Cash and cash equivalents, beginning of period	46	43

Cash and cash equivalents, end of period	$361	$29

See accompanying notes to the combined financial statements.

THEATERS OF ULTRASTAR CINEMAS

NOTES TO COMBINED FINANCIAL STATEMENTS (UNAUDITED)

For the nine months ended September 30, 2012 and 2011

(in thousands)

1.	THE COMPANY AND BASIS OF PRESENTATION

These accompanying combined financial statements include the operations of seven theaters as of and for the nine months ended September 30, 2012 and 2011 for Ultrastar Cinemas (“Ultrastar”). The combined financials include the operations of Surprise Pointe 14 theater (located in Surprise, Arizona), Apply Valley theater, Mission Marketplace theater, Temecula Tower Cinemas, Poway theater, Mission Valley theater and River Village theater (collectively “the Theaters” or the “Company”). The last six theaters listed are located in California. The Theaters are in the movie exhibition business. Ultrastar is a group of related entities under common ownership that own and operate group of movie theaters. These combined financial statements reflect the operations of the specific entities where StartMedia/Digiplex, LLC (“Digiplex”) acquired certain assets, assumed certain liabilities and assumed operating leases and does not reflect the other entities under common ownership of Ultrastar. In December 2012, Digiplex purchased certain assets and assumed certain liabilities of the Theaters. See Note 12.

The financial statements reflect various direct and indirect expense allocations from Ultrastar recorded in the financial statements of the Theaters to reflect the financial results of the Theaters business for the years presented. Ultrastar charged a management fee of $987 and $1,259 for the nine months ended September 30, 2012 and 2011, respectively, under management agreements with the Theaters for management of the theater business. The management fee represents the costs of executive management, accounting, human resources, information technology and other general and administrative expenses. These amounts are included in general and administrative expenses on the combined statement of operations. Other indirect costs incurred on Ultrastar have been reflected but are not material.

The Theaters have cash advances to and from other theaters under common ownership but not included in these combined financial statements. The resulting due from affiliates of $5,988 and $6,237 are classified as part of the combined deficit as of September 30, 2012 and December 31, 2011, respectively.

The operating results for the nine months ended September 30, 2012 are not necessarily indicative of the full year ending December 31, 2012.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of combined financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include, but are not limited to, those related to film rent expense settlements, depreciation and amortization, impairments and income taxes. Actual results could differ from those estimates.

Principles of Combination

The combined financial statements include the accounts of the Theaters. Intercompany transactions have been eliminated in combination.

Revenue Recognition

Revenues are generated principally through admissions and concessions sales for feature films with proceeds received in cash or credit card at the Company’s point of sale terminals at the Theaters. Revenue is recognized at

THEATERS OF ULTRASTAR CINEMAS

NOTES TO COMBINED FINANCIAL STATEMENTS (UNAUDITED)

For the nine months ended September 30, 2012 and 2011

(in thousands)

the point of sale. Credit card sales are normally settled in cash within approximately three business days from the point of sale, and any credit card chargebacks have been insignificant. Other operating revenues consist of amounts earned from advertising, vending commissions, game revenue, and theater rentals for parties and film festivals, which are recognized as services are performed or earned under contractual terms. The Company also sells theater admissions in advance of the applicable event, and sells gift cards for patrons’ future use. The Company defers the revenue from gift cards until considered redeemed.

Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. At September 30, 2012 and December 31, 2011, the Company held substantially all of its cash at the theaters in the normal course of business.

Inventory

Inventory consisted of concession products and related supplies. The Company states inventory on the basis of first-in, first-out method, stated at the lower of cost or market.

Property and Equipment

The Company states property and equipment at cost. Major renewals and improvements are capitalized, while maintenance and repairs that do not improve or extend the lives of the respective assets are expensed currently.

The Company records depreciation and amortization using the straight-line method over the following estimated lives:

Leasehold improvements	lesser of lease term or estimated useful life of asset
Machinery and equipment	3—10 years
Furniture and fixtures	3—10 years

Impairment of Long-Lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be fully recoverable. The Company generally evaluates assets for impairment on an individual theater basis, which management believes is the lowest level for which there are identifiable cash flows. If the sum of the expected future cash flows, undiscounted and without interest charges is less than the carrying amount of the assets, the Company recognizes an impairment charge in the amount by which the carrying value of the assets exceeds their fair market value.

The Company considers actual theater level cash flows, future years budgeted theater level cash flows, theater property and equipment carrying values, the age of a recently built theater, competitive theaters in the marketplace, the impact of recent ticket price changes, available lease renewal options and other factors considered relevant in its assessment of impairment of individual theater assets. The fair value of assets is determined using the present value of the estimated future cash flows or the expected selling price less selling costs for assets of which the Company expects to dispose. Significant judgment is involved in estimating cash flows and fair value. There were no impairment charges recorded for the nine months ended September 30, 2012 and 2011.

THEATERS OF ULTRASTAR CINEMAS

NOTES TO COMBINED FINANCIAL STATEMENTS (UNAUDITED)

For the nine months ended September 30, 2012 and 2011

(in thousands)

Leases

All of the Company’s theater operations are conducted in premises occupied under non-cancelable lease agreements. The Company, at its option, can renew the leases at defined rates for various periods. Certain leases for Company theaters provide for contingent rentals based on the revenue results of the underlying theater and require the payment of taxes, insurance, and other costs applicable to the property. Also, certain leases contain escalating minimum rental provisions. There are no conditions imposed upon the Company by its lease agreements or by parties other than the lessor that legally obligate the Company to incur costs to retire assets as a result of a decision to vacate its leased properties. None of the leases require the Company to return the leased property to the lessor in its original condition (allowing for normal wear and tear) or to remove leasehold improvements. The Company accounts for all of its facility leases as operating leases. The Company accounts for its leases under the provisions of ASC Topic 840, Leases and other authoritative accounting literature. The Company does not believe that exercise of the renewal options in its leases are reasonably assured at the inception date of the lease agreements because the leases: (i) provide for either (a) renewal rents based on market rates or (b) renewal rents that equal or exceed the initial rents, and (ii) do not impose economic penalties upon our determination whether or not to exercise the renewal option. As a result, there are not sufficient economic incentives at the inception of the leases, to consider that lease renewal options are reasonably assured of being exercised and therefore, the Company generally consider the initial base lease term under ASC Subtopic 840-10.

The Company leases certain equipment for use in its theaters, under agreements that expire through 2017. The Company accounts for these leases as capital leases.

Fair Value of Financial Instruments

The carrying amounts of cash, cash equivalents, accounts payable, and accrued expenses approximate their fair values, due to their short term nature.

Income Taxes

No provision has been made in the financial statements for income taxes because the Company reports its income and expenses as a Subchapter S Corporation whereby all income and losses are taxed at the shareholder level. Income tax rules and regulations are subject to interpretation, require judgment by the Company and may be challenged by the taxation authorities. In accordance with ASC Subtopic 740-10, the Company recognizes a tax benefit only for tax positions that are determined to be more likely than not sustainable based on the technical merits of the tax position. With respect to such tax positions for which recognition of a benefit is appropriate, the benefit is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Tax positions are evaluated on an ongoing basis as part of the Company’s process for determining the provision for income taxes. Any interest and penalties determined to result from uncertain tax position will be classified as interest expense and other expense.

Deferred Rent Expense

The Company recognizes rent expense on a straight-line basis, after considering the effect of rent escalation provisions resulting in a level monthly rent expense for each lease over its term.

Film Rent Expense

The Company estimates film rent expense settlements and related film rent payable based on management’s best estimate of the ultimate settlement of the film costs with the film distributors. Generally, less than one-quarter of

THEATERS OF ULTRASTAR CINEMAS

NOTES TO COMBINED FINANCIAL STATEMENTS (UNAUDITED)

For the nine months ended September 30, 2012 and 2011

(in thousands)

film rent expense is estimated at period-end, with the majority being agreed to under firm terms. The length of time until these costs are known with certainty depends on the ultimate duration of the film’s theatrical run, but is typically “settled” within one to two months of a particular film’s opening release. Upon settlement with the film distributors, film rent expense and the related film rent payable are adjusted to the final film settlement.

Advertising Costs

The Company expenses advertising costs as incurred. Advertising costs incurred for the nine months ended September 30, 2012 and 2011 were $103 and $168, respectively.

Segments

As of September 30, 2012 and December 31, 2011, the Company managed its business under one reportable segment: theater exhibition operations. All of the Company’s operations are located in the United States.

Recent Accounting Pronouncements

In May 2011, the FASB issued ASU 2011-4, “Amendments to Achieve Common Fair Value Measurements and Disclosure Requirements in US GAAP and IFRS”, to substantially converge the fair value measurement and disclosure guidance in US GAAP and IFRS. The most significant change in disclosures is an expansion of the information required for Level 3 measurements based on unobservable inputs. The standard is effective for fiscal years beginning after December 15, 2011. The Company has adopted this standard on January 1, 2012, and it did not have a material impact on the financial statements and disclosures.

In June 2011, the FASB issued ASU 2011-5, “Presentation of Comprehensive Income”, which eliminates the current option to report other comprehensive income and its components in the statement of stockholders’ equity. Instead, an entity will be required to present items of net income and other comprehensive income in one continuous statement or in two separate, but consecutive, statements. The standard is effective for fiscal years beginning after December 15, 2011. The Company has adopted this standard as of January 1, 2012, and it did not have a material impact on the financial statements and disclosures.

In February 2013, the FASB issued ASU 2013-02, “Reporting of Amounts Reclassified out of Accumulated Other Comprehensive Income”. This update requires companies to present the effects on the line items of net income or loss of significant reclassifications out of accumulated other comprehensive income or loss if the amount being reclassified is required under U.S. generally accepted accounting principles to be reclassified in its entirety to net income or loss in the same reporting period. ASU 2013-02 is effective prospectively for the Company for fiscal years, and interim periods within those years, beginning after December 15, 2012. The Company does not expect the adoption of the amended guidance to have a significant impact on its consolidated financial statements.

THEATERS OF ULTRASTAR CINEMAS

NOTES TO COMBINED FINANCIAL STATEMENTS (UNAUDITED)

For the nine months ended September 30, 2012 and 2011

(in thousands)

3.	PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consisted of the following:

	September 30,	December 31,
	2012	2011
Rent	$103	$239
Common area maintenance	—	111
Real estate taxes	—	52
Other expenses	—	38

Total	$103	$440

4.	PROPERTY AND EQUIPMENT

Property and equipment, net was comprised of the following:

	September 30,	December 31,
	2012	2011
Machinery and equipment	$5,015	$5,015
Furniture and fixtures	1,313	1,313
Leasehold improvements	1,082	1,082
	7,410	7,410
Less: accumulated depreciation and amortization	(4,550)	(3,712)

Total property and equipment, net	$2,860	$3,698

5.	LEASES

OPERATING LEASES

The Company leases seven theater facilities under operating leases for initial terms of 10-20 years until 2028. Each lease provides for monthly payments subject to rent escalations at each renewal date. Each lease offers options to renew for periods up to 5 years. The Company is also required to pay real property taxes and common maintenance expenses. In addition, rent includes an amount equal to a percentage of revenue generated in excess of a base amount of total sales. Lease rent expense amounted to $2,590 and $2,512 for the nine months ended September 30, 2012 and 2011, respectively. There was no percentage rent for the nine months ended September 30, 2012 and 2011, respectively.

At September 30, 2012, future minimum lease payments were:

Total
2012 (remaining three months)	$890
2013	3,507
2014	3,127
2015	3,015
2016	2,828
2017	2,067
Thereafter	19,233

Total	$34,667

THEATERS OF ULTRASTAR CINEMAS

NOTES TO COMBINED FINANCIAL STATEMENTS (UNAUDITED)

For the nine months ended September 30, 2012 and 2011

(in thousands)

CAPITAL LEASES

The Company leases certain equipment under capital leases that expire through 2017 with an imputed interest rate of 8% per annum. The assets are being amortized over the shorter of their lease terms or their estimated useful lives. The applicable amortization is included in depreciation and amortization expense in the accompanying combined financial statements. Amortization of assets under capital leases charged to expense during the nine months ended September 30, 2012 and 2011 was $38 for each period.

The following is a summary of property held under capital leases included in property and equipment:

	September 30, 2012	December 31, 2011

Equipment	$475	$475
Less: accumulated amortization	(159)	(121)

Net	$316	$354

Future maturities of capital lease payments as of September 30, 2012 for each of the next five years and in the aggregate are:

Years ending:	Total
2012 (remaining three months)	$22
2013	89
2014	89
2015	89
2016	69
2017	45

Total minimum payments	403
Less: amount representing interest	(66)

Present value of minimum payments	337
Less: current portion	(89)

$248

6.	NOTES PAYABLE

Notes payable at September 30, 2012 and December 31, 2011 consisted of the following:

	September 30, 2012	December 31, 2011

Cinedigm Digital Cinema Corp	$379	$415
Equipment financing	24	200
Bank debt	716	677
Promissory note	—	2,796
Total debt	1,119	4,088
Current portion	(739)	(1,568)

Long-term portion	$380	$2,520

The Company has notes payable to Cinedigm Digital Cinema Corp. for the payment of equipment installation. The notes have interest rates of 6 to 8% with due dates to 2017.

THEATERS OF ULTRASTAR CINEMAS

NOTES TO COMBINED FINANCIAL STATEMENTS (UNAUDITED)

For the nine months ended September 30, 2012 and 2011

(in thousands)

The equipment financing is for various equipment items. The notes have interest rates ranging from 10 to 12% and are due by 2013.

At December 31, 2011, the Company had a promissory note with the landlord of Surprise Point 14 Theater for past due rent and payables for common area expenses. The note was due in 2015 and had an interest rate of 12%. On September 24, 2012, the landlord settled and relieved the Company for the $2,796 promissory note and payables of $100 through the Company’s payment of a $300 settlement fee, under an amendment to the lease agreement. The amendment does not impact future rent payments. The Company paid this amount by August 2012 and the landlord released the Company’s obligation as of September 24, 2012. A net gain of $2,596 for extinguishment of debt was recorded for the nine months ended September 30, 2012.

The bank debt represents debt from various lending institutions. The interest rates on this debt range from 9% to 17%. This debt has been classified as current.

Maturities of notes payable for each of the next five years based on amounts due at September 30, 2012 are as follows:

Years ending:	Total
2012 (remaining three months)	$739
2013	134
2014	89
2015	94
2016	56
Thereafter	7

Total	$1,119

7.	INCOME TAXES

No provision has been made in the financial statements for income taxes because the Company reports its income and expenses as a Subchapter S Corporation whereby all income and losses are taxed at the shareholder level. In July 2006, the FASB issued ASC 740-10, which clarifies the accounting for uncertainty in tax positions taken or expected to be taken in a return. ASC 740-10 provides guidance on the measurement, recognition, classification and disclosure of tax positions, along with accounting for the related interest and penalties. ASC 740-10 became effective as of January 1, 2007 and had no impact on the Company’s financial statements. The Company has filed income tax returns in the United States, California and Arizona. All tax years prior to 2009 are closed by expiration of the statute of limitations. The years ended December 31, 2009 through and including 2011, are open for examination. If the Company did incur any uncertain tax positions for the years the Company was a Subchapter S Corporation, the liability would be the responsibility of the shareholders of the Company.

8.	COMMITMENTS AND CONTINGENCIES

Management believes that it is in substantial compliance with all relevant laws and regulations that apply to the Company, and is not aware of any current, pending or threatened litigation that could materially impact the Company.

All of the Company’s current operations are located in Arizona and California, with the customer base being public attendance. The Company’s main suppliers are the major movie studios, primarily located in the greater

THEATERS OF ULTRASTAR CINEMAS

NOTES TO COMBINED FINANCIAL STATEMENTS (UNAUDITED)

For the nine months ended September 30, 2012 and 2011

(in thousands)

Los Angeles area. Any events impacting the region the Company operates in, or impacting the movie studios, who supply movies to the Company, could significantly impact the Company’s financial condition and results of operations.

The Company executed a master license agreement with Cinedigm on December 16, 2005. The agreement calls for license and installation of digital screens in the theaters, and for the Company to enter into a maintenance agreement with the manufacturer for annual maintenance services.

9.	COMBINED DEFICIT

The combined deficit as of September 30, 2012 is as follows:

	Common stock	Retained earnings	Net Advances to Affiliates	Total
Balance as of December 31, 2011	$51	$501	$(6,237)	$(5,685)
Net income		2,346	—	2,346
Borrowings		—	249	249

Balance as of September 30, 2012	$51	$2,847	$(5,988)	$(3,090)

10.	RELATED PARTY TRANSACTIONS

The Company has notes receivables with the Ultrastar owners. The interest is 4.25% and is due December 31, 2013. Interest for the nine months ended September 30, 2012 and 2011 was $6 for both periods. At September 30, 2012, and December 31, 2011, the notes receivable was $200.

11.	SUPPLEMENTAL CASH FLOW DISCLOSURE

	Nine months ended September 30,

	2012	2011
Interest paid	$169	$119
Taxes paid	—	—

12.	SUBSEQUENT EVENTS

On December 21, 2012, Digiplex completed the acquisitions of the Theaters of Ultrastar Cinemas for an aggregate purchase price of approximately $12.8 million (subject to post-closing adjustments), consisting of $8.1 million in cash plus 887,622 shares of Digiplex’s Class A common stock issued. The stock issued is the subject of a six month lock-up agreement, with further restrictions beyond that point. Digiplex assumed the operating leases for the theater premises, subject to certain amendments of the leases and, in one case, executed a new lease with the landlord. Digiplex assumed certain capital leases related to theater equipment. All other liabilities are being retained by the sellers. The funds from the sale were put in escrow, where the escrow agent used it to pay down the sellers’ bank debt and other obligations.

DIGITAL CINEMA DESTINATIONS CORP.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On December 10, 2012, Digital Cinema Destinations Corp. (“Digiplex”), together with Start Media, LLC (“Start Media”), entered into a joint venture, Start Media/Digiplex, LLC (“JV”), to acquire, refit and operate movie theaters. On December 11, 2012, wholly owned subsidiaries of JV executed agreements, to acquire seven movie theaters from Ultrastar Theaters (“Ultrastar”). The Ultrastar acquisition was completed on four separate dates in mid-December 2012.

The following unaudited pro forma combined statements of operations include the results of operations of Digiplex for the year ended June 30, 2013 (including those of the acquired Ultrastar theaters since the closing dates in December, 2012) and the results of operations of the acquired Ultrastar theaters from July 1, 2012 through the closing dates in December 2012, as if the acquisition had been consummated on July 1, 2012.

The unaudited pro forma combined financial information shows the impact on the combined statements of operations under acquisition accounting with Digiplex treated as the acquirer. Under this method of accounting, the assets purchased and liabilities assumed of the acquired Ultrastar theaters are recorded by Digiplex, at their estimated fair values as of the acquisition date. The unaudited pro forma combined financial statements do not include the realization of any cost savings from anticipated operating efficiencies, synergies or other restructuring activities which might result from the acquisition. The unaudited pro forma combined financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of Digiplex and of the acquired Ultrastar theaters that are included herein. The unaudited pro forma combined financial statements are not intended to represent or be indicative of the consolidated results of operations or financial condition of the combined company that would have been reported had the acquisition been completed as of the dates presented, and further should not be taken as representative of the future consolidated results of operations or financial condition of Digiplex.

DIGITAL CINEMA DESTINATIONS CORP.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED JUNE 30, 2013

	Digiplex	Ultrastar	Pro Forma Adjustments		Digiplex Pro Forma Combined
REVENUES
Admissions	$21,305	$6,648	$—		$27,953
Concessions	8,889	2,821	—		11,710
Other	990	267	—		1,257

Total revenues	31,184	9,736	—		40,920

COSTS AND EXPENSES
Cost of operations:
Film rent expense	10,694	3,743	—		14,437
Cost of concessions	1,491	436	—		1,927
Salaries and wages	3,791	1,321			5,112
Facility lease expense	4,435	1,583	—		6,018
Utilities and other	5,797	1,456	—		7,253
General and administrative	5,054	731	(731)	(a)	5,054
Change in fair value of earnout	(333)		—		(333)
Depreciation and amortization	4,049	512	288	(b)	4,849

Total costs and expenses	34,978	9,782	(443)		44,317

OPERATING (LOSS) INCOME	(3,794)	(46)	443		(3,397)

OTHER (EXPENSE) INCOME
Interest expense	(999)	(77)	77	(a)	(999)
Non-cash interest expense	(228)	—	—		(228)
Gain on extinguishment of debt	—	2,596	(2,596)	(a)	—
Other expense	(60)	(3)	3	(a)	(60)

LOSS BEFORE INCOME TAXES	(5,081)	2,470	(2,073)		(4,684)

Income tax expense	175	—	9	(c)	184

NET (LOSS) INCOME	$(5,256)	$2,470	$(2,082)		$(4,868)

Net (loss) income attributable to non-controlling interest	$(964)	$1,655	$(1,395)	(d)	$(704)
Net (loss) income attributable to Digital Cinema Destinations Corp.	(4,292)	815	(687)		(4,164)
Preferred stock dividends	(16)	—	—		(16)

Net (loss) income attributable to Digital Cinema Destinations Corp.	$(4,308)	$815	$(687)		$(4,180)

Net (loss) income per Class A and Class B common share- basic and diluted	$(0.74)				$(0.66)

Weighted average common shares outstanding:	5,828,283		483,044	(e)	6,311,327

DIGITAL CINEMA DESTINATIONS CORP.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The Ultrastar results of operations for the period from July 1, 2012 through the closing dates in December 2012 contain estimates, based on unaudited interim results of operations. Digiplex management believes that the estimates used approximate the actual results that the Ultrastar theaters experienced during the time period presented.

The pro forma adjustments included in the unaudited pro forma combined condensed financial statements are as follows:

(a)	To remove the components of Ultrastar not acquired by Digiplex.

(b)	To remove historical depreciation of $512 and record estimated depreciation and amortization of $800 for the period from July 1, 2012 to the closing dates in December 2012.

(c)	To adjust income tax expense for the impact of the pro forma adjustments recorded.

(d)	To record the non-controlling interest that Start Media holds in the JV for the periods presented in the unaudited pro forma combined statements of operations. Start Media holds a 67% interest in the JV, and accordingly the non-controlling interest is calculated using this percentage.

(e)	To adjust the weighted average shares outstanding to reflect the shares issued in connection with the acquisition of the Ultrastar theaters as of July 1, 2012.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

CARMIKE CINEMAS, INC.

BADLANDS ACQUISITION CORPORATION

and

DIGITAL CINEMA DESTINATIONS CORP.

Dated as of May 15, 2014

i

ii

		Page
9.4	Interpretation	45
9.5	Counterparts	45
9.6	Entire Agreement	45
9.7	Governing Law; Jurisdiction and Venue; WAIVER OF JURY TRIAL	45
9.8	Severability	46
9.9	Assignment; Reliance of Other Parties	46
9.10	Specific Performance	46
9.11	Definitions	46

LIST OF EXHIBITS

Exhibit A        Voting Agreement

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of May 15, 2014 (the “Agreement”), by and among CARMIKE CINEMAS, INC., a Delaware corporation (“Parent”). BADLANDS ACQUISITION CORPORATION, a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and DIGITAL CINEMA DESTINATIONS CORP., a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the respective meanings ascribed thereto in Section 9.11.

WHEREAS, the Company Board has declared that it is advisable and in the best interests of the Company and its stockholders to consummate, and has approved, this Agreement and the transactions provided for herein, pursuant to which, subject to the terms and conditions set forth herein, Merger Sub will merge with and into the Company (the “Merger”);

WHEREAS, simultaneously with the execution of this Agreement, Parent and the stockholder party named therein (the “Stockholder Party”) have entered into the agreement attached hereto as Exhibit A (the “Voting Agreement”) pursuant to which, and subject to the terms thereof, the Stockholder Party has agreed, among other things, to vote certain of his shares of Company Common Stock in favor of the adoption of this Agreement and the approval of the transactions contemplated by this Agreement; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger.

(a) Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall merge with and into the Company. The Company shall continue as the surviving entity (the “Surviving Entity”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

(b) Parent and Merger Sub may at any time change the method of effecting the combination, and the Company shall cooperate in such efforts, including by entering into an appropriate amendment to this Agreement (to the extent such amendment only changes the method of effecting the business combination and does not substantively affect this Agreement or the rights and obligations of the parties or their respective stockholders); provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration (as defined in Section 1.6(a)) provided for in this Agreement, (ii) adversely affect the Tax treatment of the Company Stockholders as a result of receiving the Merger Consideration or the Tax treatment of any party pursuant to this Agreement or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

1.2 Closing; Effective Time. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at the offices of King & Spalding LLP, 1180 Peachtree Street NE, Atlanta, Georgia 30309, unless another place is agreed to in writing by the parties hereto, at 10:00 a.m., local time, on a date (the “Closing Date”) specified by the parties, which shall be no later than three (3) Business Days after the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that relate to action to be taken at the Closing, subject to the satisfaction of such conditions (or, to the extent legally permitted, waiver by the party or parties entitled to the benefit of such conditions) at the Closing), unless this Agreement has been theretofore terminated pursuant to its terms or unless extended by mutual agreement of the parties. As soon as practicable after the satisfaction or waiver of the conditions set forth in Article VII, the Merger shall become effective upon the filing, or such later time as specified therein, with the Secretary of State of the State of Delaware of a certificate of merger or other appropriate document (the “Certificate of Merger”), and the parties shall make all other filings or recordings required by the DGCL. The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the Certificate of Merger. The “Effective Date” shall mean the date on which the Effective Time occurs.

1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and in the appropriate provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Entity shall possess all the properties, rights, privileges, powers and franchises, and be subject to all of the restrictions, disabilities and duties, of the Company and Merger Sub, as provided under the DGCL.

1.4 Certificate of Incorporation, Bylaws and Officers of the Surviving Entity.

(a) At the Effective Time and by virtue of the Merger, the certificate of incorporation of the Company shall be amended to be identical to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time (the “Surviving Entity Certificate”). The bylaws of Merger Sub as in effect at the Effective Time shall be the bylaws of the Surviving Entity until thereafter amended in accordance with applicable Law (the “Surviving Entity Bylaws”).

(b) From and after the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Entity, until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Entity Certificate and the Surviving Entity Bylaws.

1.5 Redemption of Series B Preferred Stock. The Company shall take all necessary action to redeem the Series B Preferred Stock in accordance with Section 7(g) of the Series B Certificate. Without limiting the foregoing, promptly following the date hereof and in any event within five (5) Business Days following the date hereof, the Company shall provide a notice of redemption of the Series B Preferred Stock in accordance with Section 7(g) of the Series B Certificate, which notice shall state that all issued and outstanding shares of Series B Preferred Stock will be redeemed in accordance with the terms of Section 7(g) of the Series B Certificate on the date (the “Redemption Date”) specified in such notice (which shall be thirty (30) days following the delivery of such redemption notice), and thereafter, on the Redemption Date, the Company shall redeem all of the issued and outstanding shares of Series B Preferred Stock in accordance with the terms of the redemption notice and the Series B Certificate.

1.6 Conversion of Company Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any of the following securities:

(a) Subject to Section 2.2(e), each share of Company Common Stock, except for shares of Company Common Stock owned by Parent, Merger Sub, the Company or any of their respective Subsidiaries, shall be converted into the right to receive, without interest, that fraction of a fully paid and non-assessable share of Parent Common Stock (the “Merger Consideration”) equal to 0.1775 (the “Exchange Ratio”). Except for shares of Company Common Stock held by the Start Media Joint Venture (which shall survive the Merger and shall not be exchanged for shares of Parent Common Stock), all shares of Company Common Stock that are owned by Parent, Merger Sub, the Company or any of their respective Subsidiaries immediately prior to the Effective Time, shall be automatically cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(b) All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled

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and shall cease to exist as of the Effective Time and each certificate previously representing any such shares of Company Common Stock (each a “Certificate”) shall thereafter represent only the right to receive (i) the Merger Consideration, (ii) cash in lieu of fractional shares into which the shares of Company Common Stock represented by such Certificate have been converted pursuant to this Section 1.6 and Section 2.2(e), and (iii) any dividends or distributions to which holders of Company Common Stock are entitled in accordance with Section 2.2(b). If, prior to the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

1.7 Parent Common Stock. At and after the Effective Time, each share of Parent capital stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

1.8 Company Equity and Equity-Based Awards. At the Effective Time, each award (each, a “Company Restricted Stock Unit Award”) of restricted stock units (“Company Restricted Stock Units”) that is then outstanding under the Company’s 2012 Stock Option and Incentive Plan (the “Company Stock Plan”), whether or not vested, shall be canceled, automatically and without any action on behalf of the holder or beneficiaries thereof, and each holder of any such Company Restricted Stock Unit Award shall receive the Merger Consideration equal to the product of the Exchange Ratio and the number of Company Restricted Stock Units awarded under such Company Restricted Stock Unit Award. Prior to the Effective Time, the Company shall obtain any consents and make any amendments to the Company Stock Plan and the terms of any outstanding awards under the Company Stock Plan as may be necessary to give effect to the transactions contemplated by this Section 1.8.

1.9 Intended Tax Treatment. It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

1.10 Pipeline Transactions. Prior to the date of this Agreement, the Company or one of its Subsidiaries has entered into an agreement or term sheet (a “Pipeline Transaction Purchase Agreement”) to acquire each of the theaters set forth on Schedule 1.10 (each, a “Pipeline Transaction” and collectively the “Pipeline Transactions”). If a Pipeline Transaction Purchase Agreement (a) is terminated prior to the Effective Time or (b) does not expressly provide pursuant to its terms that the Company or its Subsidiary have at least forty-five (45) days following the Closing Date to consummate the Pipeline Transaction (each of (a) and (b), a “Terminated Pipeline Transaction”), then the Exchange Ratio shall be adjusted downward by the amount that corresponds to such Terminated Pipeline Transaction as set forth on Schedule 1.10, and such adjusted Exchange Ratio shall be deemed the “Exchange Ratio” for all purposes under this Agreement. The Company shall have the opportunity to present to Parent a new pipeline transaction (a “New Pipeline Transaction”) to replace any Terminated Pipeline Transaction on Schedule 1.10; provided that (i) such New Pipeline Transaction must be of equal or greater value than such Terminated Pipeline Transaction and (ii) the final determination of whether to accept such New Pipeline Transaction shall be made by Parent in its sole discretion.

ARTICLE II

EXCHANGE OF SHARES

2.1 Parent to Make Merger Consideration Available. As promptly as practicable following the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company reasonably acceptable to each of the Company and Parent (the “Exchange Agent”), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, (a) certificates representing the shares of Parent Common Stock sufficient to deliver the aggregate Merger Consideration, (b) immediately available funds equal to any dividends

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or distributions payable in accordance with Section 2.2(b), and (c) cash in lieu of any fractional shares (such cash and certificates for shares of Parent Common Stock, collectively being referred to as the “Exchange Fund”), to be issued pursuant to Section 1.6 and paid pursuant to Section 2.2(e) in exchange for outstanding shares of Company Common Stock.

2.2 Exchange of Shares.

(a) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of one or more Certificates a letter of transmittal in customary form as prepared by Parent and reasonably acceptable to the Company (which shall specify, among other things, that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and any cash in lieu of fractional shares into which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement and any dividends or distributions to which such holder is entitled pursuant to Section 2.2(b). Upon proper surrender of a Certificate or Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing the number of whole shares of Parent Common Stock to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of Article I, (ii) a check representing the amount of any cash in lieu of fractional shares which such holder has the right to receive in respect of the Certificate or Certificates surrendered pursuant to the provisions of this Article II, and (iii) a check representing the amount of any dividends or distributions then payable pursuant to Section 2.2(b)(i), and the Certificate or Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates. Until so surrendered, each Certificate shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration, together with any cash in lieu of fractional shares and any dividends or distributions as contemplated by Section 2.2(b).

(b) No dividends or other distributions declared with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid, without any interest thereon, with respect to the whole shares of Parent Common Stock represented by such Certificate, and (ii), at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender, with respect to shares of Parent Common Stock represented by such Certificate.

(c) If any certificate representing shares of Parent Common Stock is to be issued in, or any cash is paid to, a name other than that in which the Certificate or Certificates surrendered in exchange therefor is or are registered, it shall be a condition to the issuance or payment thereof that the Certificate or Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the payment or issuance in any name other than that of the registered holder of the Certificate or Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Company Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article II.

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(e) Notwithstanding anything to the contrary contained in this Agreement, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former stockholder of the Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) Parent Closing Price by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Parent Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.6.

(f) Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company as of the six month anniversary of the Effective Time shall be paid to Parent. Any former stockholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of the Merger Consideration, cash in lieu of any fractional shares and any unpaid dividends and distributions payable in accordance with Section 2.2(b) in respect of each share of Company Common Stock, as the case may be, such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, Merger Sub, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

2.3 Withholding Rights. The Exchange Agent (or, subsequent to the six month anniversary of the Effective Time, Parent) shall be entitled to deduct and withhold from any cash in lieu of fractional shares of Parent Common Stock, cash dividends or distributions payable pursuant to Section 2.2(b) hereof and any other cash amounts otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as the Exchange Agent or Parent, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Parent, as the case may be.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company SEC Reports filed and publicly available on or after September 18, 2013 and at least three (3) Business Days prior to the date of this Agreement or in the disclosure letter delivered by the Company to Parent on the date hereof (the “Company Disclosure Letter”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer (provided, however, that an item disclosed in any Section shall be deemed to have been disclosed for each other Section of this Agreement only to the extent the relevance of such disclosure to such other Section of this Agreement is readily apparent on the face of such disclosure), the Company hereby (i) makes the following representations and warranties to, and agreements with, Parent and Merger Sub and (ii) acknowledges and agrees that, for the avoidance of doubt, references to the Company set forth in this Article III shall include the Company’s predecessors:

3.1 Corporate Organization.

(a) The Company is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing has not and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect. The Certificate of Incorporation and the Bylaws of the Company, copies of which have previously been provided to Parent and Merger Sub, are true, correct, and complete copies of such documents as currently in effect.

(b) The Subsidiaries set forth in Section 3.1(b) of the Company Disclosure Letter are the only Subsidiaries of the Company. Each of the Company’s Subsidiaries is a corporation or a limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of the Company’s Subsidiaries has all requisite power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. Each of the Company’s Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing has not had and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect. The organizational documents of each of the Company’s Subsidiaries, copies of which have previously been provided to Parent and Merger Sub, are true, correct, and complete copies of such documents as currently in effect.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 20,900,000 shares of Company Common Stock, consisting of 20,000,000 shares of Class A Common Stock and 900,000 shares of Class B Common Stock and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”), which includes 2,500,000 shares of Series A Preferred Stock and six (6) shares of Series B Preferred Stock, and no other shares of common stock, preferred stock or other capital stock are issued or outstanding. At the close of business on the day prior to the date of this Agreement, there were 7,214,076 shares of Class A Common Stock, 849,000 shares of Class B Common Stock, no shares of Series A Preferred Stock and six (6) shares of Series B Preferred Stock issued and outstanding. Between the day prior to the date of this Agreement and the date of this Agreement, except for shares of Class A Common Stock issued under the Company Stock Plan, no shares of Class A Common Stock, Class B Common Stock, Company Preferred Stock, Company capital stock or other Company voting securities were issued or reserved for issuance. At the close of business on the day prior to the date of this Agreement, there were no

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shares of Company Common Stock and no shares of Company Preferred Stock held in the treasury of the Company. In addition, at the close of business on the day prior to the date of this Agreement, there were 550,000 shares of Class A Common Stock reserved for future issuance under the Company Stock Plan, subject to adjustment on the terms set forth in the Company Stock Plan, and no shares of Class B Common Stock or Company Preferred Stock reserved for issuance under the Company Stock Plan. All issued and outstanding shares of Company Common Stock have been, and all shares of Class A Common Stock that may be issued pursuant to the exercise or conversion, as applicable, of outstanding Company Restricted Stock Units, will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof except as required by Law. There are no bonds, debentures, notes or other indebtedness having general voting rights, or convertible into securities having such rights (“Voting Debt”), of the Company or its Subsidiaries issued and outstanding. Except as set forth in Section 3.2(b), the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for the Company to issue, deliver or sell, or cause to be issued, delivered or sold any shares of Company Common Stock or Company Preferred Stock or any other equity security or Voting Debt of the Company or any of its Subsidiaries or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any shares of Company Common Stock or Company Preferred Stock or any other equity security or Voting Debt of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or any other similar agreements. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests or Voting Debt in the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any of the Company’s Subsidiaries. No Subsidiary of the Company owns any shares of Company Common Stock.

(b) As of May 15, 2014, the Company had outstanding Company Restricted Stock Units convertible into 229,336 shares of Class A Common Stock (or the fair market value of such share of Class A Common Stock in cash) under the Company Stock Plan and subject to adjustment on the terms set forth therein. All of such Company Restricted Stock Units have been granted to service providers of the Company and its Subsidiaries in the ordinary course of business pursuant to the Company Stock Plan. Section 3.2(b) of the Company Disclosure Letter sets forth (i) the name of each holder of Company Restricted Stock Units, (2) the date each Company Restricted Stock Unit Award was granted and (3) the number of shares of Company Common Stock subject to each such Company Restricted Stock Unit Award. There are no outstanding stock options to purchase Company Common Stock or other Company capital stock. There are no shares of Company Common Stock outstanding that are subject to vesting over time or upon the satisfaction of any condition precedent, or which are otherwise subject to any right or obligation of repurchase or redemption on the part of the Company.

(c) Each Subsidiary of the Company is a wholly-owned Subsidiary of Company. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for it to issue, deliver or sell, or cause to be issued, delivered or sold any of its equity securities or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or other similar agreements. There are no outstanding contractual obligations of any Subsidiary of the Company to repurchase, redeem or otherwise acquire any of its capital stock or other equity interests. All of the interests or shares of capital stock of each of the Subsidiaries of the Company are validly issued, fully paid (to the extent required under the applicable governing documents) and nonassessable and, with respect to such interests or shares held directly or indirectly by the Company, are owned by the Company free and clear of any Encumbrance.

(d) There are no voting trusts or other agreements to which the Company or any of its Subsidiaries is a party with respect to the voting of any shares of Company Common Stock or any capital stock of, or other

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equity interest of, the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its shares of capital stock that are in effect.

3.3 Authority. On or prior to the date of this Agreement, the Company Board has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the best interests of the Company and the Company Stockholders, (b) approved this Agreement and the transactions contemplated hereby, including the Merger, each in accordance with the DGCL, and (c) resolved to recommend the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger, by the Company Stockholders and directed that this Agreement be submitted to the Company Stockholders for approval and adoption. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and perform its obligations hereunder, subject to approval of this Agreement by the holders of a majority of the total voting power of the outstanding Company Common Stock entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Company Stockholders’ Meeting”). The adoption, execution, delivery and performance of this Agreement and the approval of the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the adoption, execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby, except for the adoption and approval of this Agreement by the Company Stockholders and the filing of the Certificate of Merger with the Secretary of the State of Delaware. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes the valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and subject to general principles of equity. As of the date of this Agreement, each member of the Company Board and each executive officer of the Company has advised the Company that he or she will vote the shares of Company Common Stock, if any, held by such stockholders (in their individual capacities) to support the actions necessary to consummate the Merger.

3.4 No Violation; Required Filings and Consents. Assuming the adoption and approval of this Agreement by the Company Stockholders and except (a) for filings, notices, permits, authorizations, consents and approvals, and for the termination or expiration, as applicable, of any applicable waiting periods, as may be required under, and other applicable requirements of the Exchange Act, the Securities Act, the HSR Act and other Regulatory Laws, and state securities or state “Blue Sky” laws, including the filing with the U.S. Securities and Exchange Commission (“SEC”) of a proxy statement in definitive form relating to the meetings of the Company Stockholders to be held in connection with this Agreement and the transactions contemplated by this Agreement (the “Company Proxy Statement/Prospectus”), a registration statement on Form S-4 (the “Form S-4”) in which the Company Proxy Statement/Prospectus will be included as a prospectus, and a declaration of effectiveness of the Form S-4 and (b) for filing of the Certificate of Merger, none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the organizational documents of the Company, (ii) require the Company or any of its Subsidiaries to make any filing with, give any notice to, or obtain any permit, authorization, consent or approval of, any Governmental Authority, (iii) (A) require the Company or any of its Subsidiaries to give any notice to, or obtain any consent from, any Person under, or (B) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, modification, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company is a party or by which it or any of its properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets, excluding from the foregoing clauses (ii)-(iv) such filings, notices, permits, authorizations, consents, approvals, violations, breaches or defaults that, has not had, either individually or in the aggregate, and would not reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the Company’s ability to consummate the transactions contemplated hereby.

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3.5 SEC Filings; Controls and Procedures.

(a) Since January 1, 2011, the Company has timely filed all reports, registrations, statements, prospectuses, forms, schedules and other documents, together with any amendments required to be made with respect thereto, that were or are required to be filed with the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and Forms 8-K (collectively, the “Company SEC Reports”). All of the Company SEC Reports are publicly available on the SEC’s EDGAR system. The Company has provided to Parent complete and accurate copies of all comment letters received by the Company from the staff of the SEC regarding the Company SEC Reports and all responses to such comment letters by or on behalf of the Company, in each case since the Company became a SEC reporting company. There are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Company SEC Reports and none of the Company SEC Reports is the subject of any ongoing SEC review. There are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or, to the Company’s knowledge, threatened, in each case involving the Company or any of its Subsidiaries. The Company SEC Reports (i) were or will be filed or furnished on a timely basis, (ii) at the time filed or furnished, were or will be prepared in compliance as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (iii) did not or will not at the time they were or are filed or furnished contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading. The Company is in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act and all applicable listing and corporate governance rules and regulations of NASDAQ.

(b) The Company: (i) maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability and (C) access to assets is permitted only in accordance with management’s general or specific authorization, (ii) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) of the Exchange Act) that are designed and effective to ensure that all information (both financial and non-financial) relating to the Company, including its consolidated Subsidiaries, required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and are also designed and effective to ensure that all such information is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act, (iii) has completed an assessment of the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable law, presented in any applicable Company SEC Report that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation, and (iv) based on the Company’s management’s most recently completed evaluation of the Company’s internal controls over financial reporting prior to the date of this Agreement, (A) has no significant deficiencies or material weaknesses in the design or operation of its internal controls over financial reporting that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) does not have any knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

3.6 Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained in the Company SEC Reports at the time filed, or if amended, at the time of filing of such amendment (the “Company Financial Statements”) (a) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect

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thereto (including Regulation S-X), (b) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and at the dates involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (c) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated statement of operations, cash flows and changes in stockholders’ equity for the periods indicated, consistent with the books and records of the Company and its consolidated Subsidiaries, except that the unaudited interim financial statements were or are subject to normal year-end adjustments which were not or will not be material in amount or effect. The Company has not, between December 31, 2013 and the date of this Agreement, made or adopted any material change in its accounting methods, practices or policies in effect on December 31, 2013. The consolidated, audited balance sheet of the Company as of December 31, 2013 is referred to herein as the “Company Balance Sheet.”

3.7 Absence of Undisclosed Liabilities. There are no liabilities or obligations of the Company or any Subsidiary whatsoever (whether accrued, contingent, determined, determinable or otherwise), except for those liabilities or obligations that were fully reflected or reserved against on the Company Balance Sheet as of the date of the Company Balance Sheet or liabilities or obligations that were incurred in the ordinary course of business.

3.8 Absence of Certain Changes or Events. During the period beginning on the date of the Company Balance Sheet and ending on the date of this Agreement, (a) the Company and each of its Subsidiaries have conducted its respective business in all material respects in the ordinary course consistent with their past practice, (b) there has not been any Circumstance which has had, or would reasonably be expected to have, individually or in the aggregate with any other Circumstances, a Company Material Adverse Effect and (c) there has not been any action taken of the type described in Section 5.1, that, had such action occurred following the date hereof without Parent’s prior approval, would be in violation of such Section 5.1.

3.9 Broker’s Fees. Neither the Company nor any of its officers, directors, employees, or agents has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with any of the transactions contemplated by this Agreement (including the Merger), except for fees and commissions incurred in connection with the engagement of the financial advisor set forth in Section 3.9 of the Company Disclosure Letter (the “Company’s Financial Advisor”) and for legal, accounting and other professional fees payable in connection with the Merger, all of which will be payable by Company. The Company has provided to Parent a true, accurate and complete copy of the engagement letter with the Company’s Financial Advisor.

3.10 Legal Proceedings. There is no material suit, claim, action, arbitration, investigation of a Governmental Authority, alternative dispute resolution action or any other judicial, administrative or arbitral proceeding (any of the foregoing, an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or involving any of their respective assets or properties. Neither the Company nor any of its Subsidiaries, or any of their respective assets or properties is subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Authority. Neither the Company nor any of its Subsidiaries has entered into any agreement regarding the settlement or resolution of any Action (a “Settlement Agreement”), nor is any Settlement Agreement pending approval by any Governmental Authority. The Company has provided to Parent correct and complete copies of each Settlement Agreement set forth in Section 3.10 of the Company Disclosure Letter, and the Company is in compliance with the terms of each such Settlement Agreement.

3.11 Permits; Compliance with Applicable Laws. The Company and its Subsidiaries are in possession of, and at all times have been and are in compliance in all material respects with the terms of, all permits, licenses, authorizations, consents, approvals, grants, charters, easements, variances and franchises from Governmental Authorities required to own, lease and operate their properties and to conduct their respective businesses as currently conducted (the “Company Governmental Approvals”), and no suspension or cancellation of any such Company Governmental Approvals is pending or, to the knowledge of the Company, threatened. The Company

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and each of its Subsidiaries at all times have been and are in compliance in all material respects with all applicable Laws and regulations. The businesses of the Company and each of its Subsidiaries have not been and are not being conducted in violation in any material respect of any Law, ordinance or regulation of any Governmental Authority (including, but not limited to, the Sarbanes-Oxley Act of 2002 and the USA PATRIOT Act of 2001). No investigation by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened.

3.12 Taxes and Tax Returns.

(a) Each of the Company and its Subsidiaries has timely filed (or has caused to be timely filed on its behalf), after taking into account any permitted extension of time within which to file, all material Tax Returns required to be filed by it. All such Tax Returns are complete and accurate in all material respects. In the last five (5) years, no written claim has been made by a Tax authority or other Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to material taxation by that jurisdiction. A list of (i) all of the states, territories and jurisdictions in which material Tax Returns with respect to the Company were filed for the past three taxable years and (ii) all elections made under Treasury Regulation Section 301.7701-3 for the Company are set forth on Section 3.12(a) of the Company Disclosure Letter. True, complete and correct copies of all such Tax Returns have been made available to Parent. No other material elections for Tax purposes (including entity classification elections) have been made with respect to the Company that are in force or by which the Company is bound.

(b) Each of the Company and its Subsidiaries has timely paid (or has caused to be timely paid on its behalf) all material Taxes required to have been paid by it (whether or not shown on any Tax Returns), except for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(c) The most recent financial statements contained in the Company SEC Reports reflect an adequate reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all unpaid Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements in accordance with GAAP.

(d) No Tax Return of the Company or any of its Subsidiaries is, or with respect to any income Tax Returns has been within the last six (6) years, under audit or examination by any Tax authority or other Governmental Authority, and no written notice has been received by the Company or any of its Subsidiaries that any audit, examination or similar proceeding is pending, proposed or asserted with regard to any Taxes or Tax Returns of the Company or any of its Subsidiaries. There is no deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any material amount of Taxes with respect to the Company or any of its Subsidiaries. Each deficiency resulting from any completed audit or examination relating to Taxes by any Tax authority or other Governmental Authority has been timely paid or is being contested in good faith and has been reserved for on the Company Financial Statements. There is no currently effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes of the Company or any of its Subsidiaries, nor has any request been made for any such extension, and no currently effective power of attorney (other than powers of attorney authorizing employees of the Company or any of its Subsidiaries to act on behalf of the Company or any of its Subsidiaries) with respect to any Taxes has been executed or filed with any Tax authority or other Governmental Authority. No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Law) has been entered into by or with respect to the Company or any of its Subsidiaries (other than any closing agreement having effect solely in taxable years as to which the applicable statute of limitations has expired).

(e) There are no Encumbrances for Taxes upon the assets of the Company or any of its Subsidiaries (other than with respect to Encumbrances for Taxes (i) not yet due and payable or (ii) being contested in good faith and for which adequate reserves have been established in accordance with GAAP on the Company Financial Statements).

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(f) The Company and each of its Subsidiaries have complied in all material respects with all Laws relating to the payment and withholding of any material amount of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any federal, state, local or foreign Tax Laws) and have, with the time and in the manner prescribed by Law, withheld from and paid over to the proper Governmental Authorities all material amounts required to be so withheld and paid over under applicable Laws.

(g) Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract or otherwise. Neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company).

(h) There are no Tax sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving the Company or any of its Subsidiaries that are currently effective.

(i) In the last five (5) years, neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock to which Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) applied or was intended to apply.

(j) The Company has not been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(k) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). Since March 30, 2010, neither the Company nor any of its Subsidiaries has participated in a transaction lacking economic substance (within the meaning of Section 7701(o) of the Code) or failing to meet the requirements of any similar rule of Law.

(l) No “ownership change” (as described in Section 382(g) of the Code) has occurred, or is expected to occur prior to the Effective Time, that would have the effect of limiting the use of “pre-change tax losses” (as described in Section 382(d) of the Code) of the Company and its Subsidiaries following the Effective Time.

(m) Neither the Company nor any of its Subsidiaries will be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Effective Time as a result of (i) an open transaction, (ii) a prepaid amount, (iii) the installment method of accounting, (iv) the long-term contract method of accounting, (v) Section 481 of the Code, (vi) an excess loss account, (vii) an election under Section 108(i) of the Code, or (viii) any comparable provisions of state, local or foreign Tax Law.

(n) The Company has no outstanding material deferred intercompany gain or loss under United States federal income tax Law or under any comparable provision of state, local or foreign Law.

(o) As of the date of this Agreement, the Company is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.13 Employee Benefit Programs.

(a) None of the Company, any of its Subsidiaries or any other ERISA Affiliate contributes to or maintains (or is obligated to contribute to or maintain), and none of the Company, any of its Subsidiaries or any other ERISA Affiliate may incur any liability under any “employee pension benefit plan” (the “Company Pension Plans”), as such term is defined in Section 3(2) of ERISA, “employee welfare benefit plan” (the “Company Benefit Plans”), as such term is defined in Section 3(1) of ERISA, employment, severance, change-in-control or similar agreement, contract or policy, stock option plan, restricted stock plan, stock purchase plan, deferred compensation plan, bonus or incentive plan, or other plan, program or arrangement providing benefits for or the remuneration of Company Personnel (including, but not limited to, benefit plans maintained outside the U.S. without regard to whether such plans are subject to ERISA) (collectively, the “Company Other Plans”).

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(b) The Company has provided to Parent complete and accurate copies of each of the following with respect to each of the Company Pension Plans, Company Benefit Plans and Company Other Plans: (i) plan document and any amendments thereto and a description if such Company Pension Plan, Company Benefit Plan or Company Other Plan is not in writing; (ii) trust agreement or insurance contract (including any fiduciary liability policy or fidelity bond), if any; (iii) most recent IRS determination or opinion letter, if any; (iv) the most recent three (3) annual reports on Form 5500; (v) the most recent three (3) financial and/or actuarial reports, if any; (vi) summary plan description, any summary of material modifications thereto, and any material employee communications; (vii) any other reporting and disclosure required under applicable Laws for benefit plans maintained outside the U.S. for the most recent three (3) years and (viii) evidence that any Company Pension Plan, Company Benefit Plan and Company Other Plans required to be registered under applicable Laws has been timely registered.

(c) Each of the Company Pension Plans, Company Benefit Plans and Company Other Plans has been and is administered in material compliance with its terms and has been and is in material compliance with the applicable provisions of ERISA (including, but not limited to, the funding and prohibited transactions provisions thereof), the Code and all other applicable Laws.

(d) No Company Pension Plan is or was at any time subject to Title IV or Part 3 of Title I of ERISA or Section 412 of the Code, and neither the Company nor any ERISA Affiliate is subject to any liability under Title IV or Part 3 of Title I of ERISA. Each of the Company Pension Plans that is intended to be a qualified plan within the meaning of Code Section 401(a) has received a favorable determination or opinion letter from the IRS covering all applicable Laws on which the IRS will currently rule.

(e) Neither the Company nor any of its Subsidiaries provides or has agreed to provide healthcare or any other benefits (other than benefits under a Company Pension Plan) to any Company Personnel after their service with the Company and its Subsidiaries is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or state health continuation Laws or other applicable Laws).

(f) No lawsuits, governmental administrative proceedings, claims (other than routine claims for benefits) or complaints to, or by, any Person or Governmental Authority have been filed, are pending, or to the knowledge of the Company, threatened with respect to any Company Pension Plan, Company Benefit Plan or Company Other Plan. There is no correspondence between the Company, any of its Subsidiaries or any other ERISA Affiliate and any Governmental Authority related to any Company Pension Plan, Company Benefit Plan or Company Other Plan concerning any matter that would result in any material liability to Parent, the Company, any of the Company’s Subsidiaries or any Company Pension Plan, Company Benefit Plan or Company Other Plan.

(g) Neither the Company nor any of its Subsidiaries is a party to (i) any oral or written agreement with any stockholder of the Company or any of its Subsidiaries or any Company Personnel the benefits of which are contingent, or the terms of which are altered, upon the occurrence of the transactions contemplated by this Agreement or (ii) any agreement or plan binding the Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or in connection with any other Circumstance). Neither the Company nor any Subsidiary is obligated or may become obligated as a result of any of the transactions contemplated by this Agreement (either standing alone or in connection with a termination of employment or any other event) to make a payment that will not be fully deductible under Section 280G of the Code.

(h) Each Company Pension Plan, Company Benefit Plan and Company Other Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated in material compliance with Section 409A of the Code since the Company’s date of incorporation.

(i) No Company Pension Plan and no employee pension plan to which an ERISA Affiliate contributes or is obligated to contribute or maintains or is obligated to maintain is or was a “multiemployer pension

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plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code). No Company Benefit Plan is or was a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(j) Each person on the payroll records of the Company or any of its Subsidiaries is properly classified as an employee or independent contractor. Further, the Company and its Subsidiaries have properly classified all individuals on their payroll records as exempt or nonexempt under the Fair Labor Standards Act or any applicable state or foreign law equivalent.

(k) All contributions or premiums required to be made by either the Company or any of its Subsidiaries under the terms of each Company Pension Plan, Company Benefit Plan or Company Other Plan or by ERISA, the Code or applicable Laws have in all material respects been made in a timely fashion in accordance with ERISA, the Code or applicable Laws and the terms of such plans.

3.14 Labor and Employment Matters.

(a) The Company has made available to Parent true, correct and complete copies of: (i) all collective bargaining agreements, memorandums of understanding, and extension agreements (including all addendums, amendments and related correspondence thereto); (ii) all arbitration awards for the last five (5) years regarding employment or labor issues; (iii) all employment policy manuals and individual employment policies; (iv) all wage policies or plans, including any merit wage plans; (v) all pending employment or labor related charges and lawsuits; (vi) all pending unfair labor practice charges and complaints; and (vii) all pending OSHA charges and complaints.

(b) The Company and each of its Subsidiaries are and have been since their respective dates of incorporation or organization, as applicable, in compliance in all material respects with all federal, state, and foreign Laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1963, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, as amended, the Family Medical Leave Act, as amended, the Civil Rights Acts of 1866 and 1981, as amended, and state, local, regional or provincial anti-discrimination Laws. Other than normal accruals of wages during regular payroll cycles, there are no material arrearages in the payment of wages. There are no Actions pending, scheduled, or to the Company’s knowledge threatened, by any Governmental Authority pertaining to the labor or employment practices of the Company or any of its Subsidiaries. No written complaints or charges relating to labor or employment practices of the Company or any of its Subsidiaries have been made or are reasonably expected to be made to any Governmental Authority. No written or, to the Company’s knowledge, verbal complaints relating to the labor or employment practices of the Company have been made or are reasonably expected to be made to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received a claim from any Governmental Authority to the effect that the Company or any Subsidiary has misclassified, and the Company and its Subsidiaries have not misclassified, any person as (i) an independent contractor rather than as an employee, or with respect to any employee leased from another employer or (ii) an employee exempt from state, federal, provincial or other applicable overtime regulations. The Company and the Subsidiaries of the Company have complied in all material respects with all applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration compliance and control, employee classification, information privacy and security, payment and withholding of Taxes, and continuation coverage with respect to group health plans. Neither the Company nor any of the Subsidiaries of the Company is a party to, or otherwise bound by, any consent decree with any Governmental Authority relating to employees or employment practices.

(c) Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or

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labor organization (a “Collective Bargaining Agreement”). Neither the Company nor any of its Subsidiaries is subject to any charge, demand, petition or representation proceeding seeking to compel, require or demand it to bargain with any labor union or labor organization nor is there pending or threatened, any labor strike, dispute or lockout involving the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice with respect to any Persons employed by or otherwise performing services primarily for the Company or any of its Subsidiaries, and there is no unfair labor practice complaint or grievance against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable state agency pending or threatened in writing with respect to the Company Personnel.

(d) The properties, assets and operations of the Company and its Subsidiaries are in material compliance with all applicable Worker Safety Laws. With respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, there are no events, conditions, circumstances, activities, practices, incidents, actions or plans of the Company or any of its Subsidiaries that may materially interfere with or prevent material compliance or continued compliance with applicable Worker Safety Laws.

(e) Since their respective dates of incorporation or organization, as applicable, neither the Company nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Restraining Notification Act, as amended (the “WARN Act”)), affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries, or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries; nor has the Company or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any state, local or foreign Law or regulation similar to the WARN Act.

3.15 Material Contracts.

(a) Except as set forth in the Company SEC Reports, neither the Company nor any of its Subsidiaries is a party to or is bound by (i) any agreement that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act), (ii) any agreement that restrains, limits or impedes the ability of the Company or any of its Subsidiaries to compete or engage in any line of business, including agreements that (A) impose geographic, operational or sale limitations, (B) provide for exclusivity by the Company or any of its Subsidiaries with respect to any goods or services sold or purchased by the Company or any of its Subsidiaries, (C) extend “most favored nation” or similar terms to any Person, or (D) provide for the non-solicitation of any Person, (iii) any agreement that requires, or would reasonably be expected to result in, any payment by the Company or its Subsidiaries in excess of $25,000 in any year or which requires, or would reasonably be expected to result in, any payment to the Company or its Subsidiaries in excess of $25,000 in any year; (iv) any agreement or arrangement relating to the sale of goods or services by the Company or its Subsidiaries for prices which were below then current market prices at the time of the execution of such agreement or arrangement; (v) any agreement under which the Company or any of its Subsidiaries is indebted for borrowed money (or may become so indebted) or any guaranty by the Company or any of its Subsidiaries of Indebtedness for borrowed money; (vi) any agreement relating to the acquisition or disposition of any Person or business (whether by merger, sale of stock, sale of assets, or otherwise) entered into since the Company’s incorporation or any agreement relating to the acquisition or disposition of assets entered into since the Company’s incorporation; (vii) any agreement with an officer or director of the Company; (viii) any agreement of indemnification or any guaranty of a material obligation by the Company or any of its Subsidiaries; (ix) any agreement creating or granting an Encumbrance other than a Permitted Encumbrance; (x) any material agreement containing any “change in control” or similar provisions with respect to the Company or any of its Subsidiaries; (xi) any material agreement with any Governmental Authority; (xii) any agreement with any beneficial owner of more than 5% of any Company Common Stock; (xiii) any agreement of the type described in Section 3.15(b); (xiv) any material agreement to license any third party to use, manufacture or reproduce any Company good, service or Intellectual Property right or

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any material agreement to sell, distribute or market any Company good, service or Intellectual Property right, other than, in each case, end-user license and sale agreements and related maintenance and support agreements entered into in the ordinary course of business; (xv) any agreement granting to any Person an option or a first refusal, first-offer or similar preferential right to purchase or acquire any property or asset of the Company or any of its Subsidiaries; (xvi) any on-screen advertising and internet ticketing agreement to which the Company or any of its Subsidiaries is a party; (xvii) any agreement which creates a partnership, limited liability company, joint venture or similar agreement to which the Company or any of its Subsidiaries is a party; (xviii) any agreement governing any licensed or franchised business operated at the Theaters; (xix) any outstanding powers of attorney executed by or on behalf of the Company or any of its Subsidiaries; (xx) any other agreement that is material to the Company and its Subsidiaries, taken as a whole; and (xxi) any agreement that by its terms would prohibit or materially delay the consummation of the Merger or any of the other transactions contemplated by this Agreement. Each agreement of the type described above in this Section 3.15(a), whether or not set forth in Section 3.15(a) of the Company Disclosure Letter, is referred to herein as a “Company Contract”. The Company has previously made available to Parent true, complete and correct copies of each Company Contract. All of the Company Contracts are valid and binding on the Company or its Subsidiary, as the case may be, and, to the Company’s knowledge, each other party thereto, and in full force and effect. Neither the Company nor any of its Subsidiaries has, and to the Company’s knowledge, none of the other parties thereto have, violated in any material respect any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a material default under the provisions of any Company Contract. Neither the Company nor any of its Subsidiaries has received notice of any of the foregoing.

(b) Section 3.15(b) of the Company Disclosure Letter sets forth a list for the twelve months ended December 31, 2013 of the top fifteen (15) vendors or suppliers of the Company and its Subsidiaries (collectively, the “Company Key Suppliers”), including the amount paid to each such Company Key Supplier for the twelve months ended December 31, 2013. Since January 1, 2013 there has been no actual or, to the Company’s knowledge, threatened termination, cancellation or limitation of, or adverse modification or change in, the business relationship of the Company or any of its Subsidiaries with any one or more of the Company Key Suppliers. The Company has made available to Parent and Merger Sub true, correct, and complete copies of all agreements between the Company or any of its Subsidiaries and the Company Key Suppliers, as such documents are in effect as of the date hereof.

3.16 Properties.

(a) Section 3.16(a) of the Company Disclosure Letter sets forth a complete and accurate list of all real property owned by the Company and each of its Subsidiaries (collectively, the “Owned Real Property”). The Company or each of its Subsidiaries, as applicable, holds fee simple title to the Owned Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances.

(b) Section 3.16(b) of the Company Disclosure Letter sets forth a complete and accurate list of all real property leased, subleased or licensed by the Company or its Subsidiaries (collectively “Leased Real Property”) and, together with the Owned Real Property, the “Real Property”) and the location of the Leased Real Property, the name and address of each landlord thereunder and the address where rent is required to be paid (if different from the address of the landlord). Each of the Company and/or its Subsidiaries, as applicable, owns a valid leasehold or subleasehold estate in the demised premises described in the applicable lease or sublease. The Real Property is not subject to any Encumbrances.

(c) Section 3.16(c) of the Company Disclosure Letter identifies each lease or sublease (together with each and every amendment, modification, supplement, notice of exercise of rights, side letters or other agreements related thereto) under which the Leased Real Property is occupied by the Company and/or its Subsidiaries, as applicable (collectively, the “Company Leases”). Neither the Company nor any of its Subsidiaries has, and to the Company’s knowledge, none of the other parties thereto have, violated in any material respect any provision of, or committed or failed to perform any act, and no event or condition

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exists, which with or without notice, lapse of time or both would constitute a material default by the Company or any of its Subsidiaries, and to the Company’s knowledge, none of the other parties thereto, under the provisions of any Company Lease, and neither the Company nor any of its Subsidiaries has received notice of any of the foregoing. Each of the Company Leases is in full force and effect and is enforceable against the Company or its Subsidiaries, as the case may be, and, to the Company’s knowledge, against each other party thereto, in accordance with its terms and shall not cease to be in full force and effect as a result of the transactions contemplated by this Agreement. The Company has made available to Parent true, correct and complete copies of all Company Leases. The Company has not received any notice of any assignment, pledge or hypothecation by any landlord of the Company Leases or the rents payable thereunder.

(d) There are no written or oral subleases, licenses, concessions, occupancy agreements or other contractual obligations granting to any other Person the right of use or occupancy of the Real Property by the Company or any of its Subsidiaries and there is no Person (other than the Company or its Subsidiaries) in possession of the Real Property. All facilities and equipment owned or leased by the Company or any of its Subsidiaries are in a state of repair so as to be adequate for their current and intended uses. No condemnation Action is pending or, to the Company’s knowledge, threatened, that would preclude or materially impair the use of any Real Property. There are no service contracts or management agreements applicable to the Real Property to which the Company or any of its Subsidiaries is a party, other than those which may be terminated without penalty by Parent after Closing upon less than ninety (90) days’ prior written notice. Neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority that any of the Leased Real Property is in violation of any Law.

(e) To the Company’s knowledge, each landlord under the Company Leases has completed all maintenance, repair and replacements and all upfit or improvements required to be completed by such landlord under the Company Leases. The Company and each of its Subsidiaries has completed all maintenance, repair and replacements and all upfit or improvements required to be completed by it as tenant under the Company Leases, and the demised premises and related improvements which are the subject of the Company Leases are in good condition for their current use and, to the Company’s knowledge, are free from structural defects or material deferred maintenance. There is no any claim for any rent concessions, abatements, set-offs, reimbursements or any other claims against the landlords under the Company Leases whatsoever. Neither the Company nor any of its Subsidiaries has deposited any sums as and for security for the payment of rent and compliance with the terms of Company Leases.

(f) To the Company’s knowledge, no petition or application to rezone or otherwise alter or amend the land use regulations affecting the Real Property is pending nor, to the Company’s knowledge, threatened. Neither the Company nor any of its Subsidiaries has received any notice of any violation of applicable zoning and land use regulations affecting the Real Property, and to the Company’s knowledge there are no present violations of applicable zoning and land use regulations affecting the Real Property. Neither the Company nor any of its Subsidiaries has received notice of any pending improvements, liens or special assessments to be made against the Real Property from any Governmental Authority for which the tenant under the Company Leases would be responsible.

3.17 Environmental Liability.

(a) There are, and have been, no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations pending or, to the Company’s knowledge, threatened, of any nature seeking to impose, or that are reasonably likely to result in the imposition, on the Company or any of its Subsidiaries of any liability or obligation arising under any Environmental Laws or with respect to Materials of Environmental Concern, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

(b) The properties, assets and operations of the Company and its Subsidiaries are in compliance in all material respects with all applicable Environmental Laws. With respect to such properties, assets and

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operations, including any previously owned, leased or operated properties, assets or operations, there are no Circumstances, actions or plans of the Company or any of its Subsidiaries that may interfere with or prevent compliance or continued compliance with applicable Environmental Laws.

(c) Neither the Company nor any of its Subsidiaries is, or has been, subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Authority or third party imposing any liability or obligation under any Environmental Laws. Neither the Company nor any of its Subsidiaries has received any notice of any violation of or liability under Environmental Laws.

(d) There has been no presence of storage tanks at or presence or release of Materials of Environmental Concern on, at, or from any of the properties currently or formerly owned, leased or operated by the Company or any of its Subsidiaries, except (i) in compliance in all material respects with applicable Environmental Laws and (ii) in a manner or in quantities or locations that would not require any investigation, cleanup or remediation of soil or groundwater under applicable Environmental Laws. Neither the Company nor any of its Subsidiaries has received notice with respect to such presence or release.

(e) Neither (i) the Company nor any of its Subsidiaries, (ii) predecessors of the Company or any of its Subsidiaries nor (iii) any entity previously owned by the Company or any of its Subsidiaries, has transported or arranged for the treatment, storage, handling, disposal or transportation of any Materials of Environmental Concern at or to any off-site location which, to the knowledge of the Company, has resulted in, or would be reasonably expected to result in, a liability to Company.

(f) There are no Encumbrances or institutional or engineering controls applicable to any of the properties currently owned, leased or operated by the Company or any of its Subsidiaries arising out of or pursuant to Environmental Laws that have had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g) Each of the Company and its Subsidiaries has obtained, maintained and complied with all Environmental Permits necessary for the conduct and operation of its business as currently operated, and the Company or any of its Subsidiaries has not received any notice that any such Environmental Permit is not in full force and effect. No such Environmental Permit is or will be subject to review, revision, major modification or prior consent by any Governmental Authority as a result of the consummation of the Merger and the transactions contemplated hereby.

3.18 State Takeover Laws. The Company Board has approved this Agreement and has taken all other requisite action such that the provisions of any anti-takeover laws and regulations of any Governmental Authority, including Section 203 of the DGCL and any provisions of the Company’s Certificate of Incorporation or Bylaws relating to special voting requirements for certain business combinations, will not apply to this Agreement, the Voting Agreement or any of the transactions contemplated hereby or thereby. To the knowledge of the Company, no other Takeover Laws or provisions in the governing documents of the Company or any of its Subsidiaries having any such effect are applicable to the Merger, this Agreement, the Voting Agreement or any of the transactions contemplated hereby or thereby. There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect, to which the Company is a party or otherwise bound.

3.19 Required Vote of Company Stockholders. The affirmative vote of a majority of the votes entitled to be cast on this Agreement and the Merger is the only vote of holders of securities of the Company which is required to approve and adopt this Agreement and the Merger. No other vote of holders of securities of the Company is required by Law, the Certificate of Incorporation of the Company, the Bylaws of Company or otherwise in order for the Company to consummate the Merger and the transactions contemplated hereby.

3.20 Intellectual Property.

(a) Section 3.20(a) of the Company Disclosure Letter sets forth a correct and complete list of all (i) Registered Intellectual Property owned by the Company and its Subsidiaries (the “Company Registered Intellectual Property”) and (ii) all unregistered trademarks and service marks, trade dress, trade secrets, copyrightable works of authorship, and Software owned by the Company and its Subsidiaries. Each item of

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the Company Registered Intellectual Property is valid, enforceable and in full force and effect. All necessary registration, maintenance and renewal fees currently due for payment prior to the Closing Date in connection with the Company Registered Intellectual Property have been made and all necessary documents, recordations and certifications in connection with the Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining the Company Registered Intellectual Property. There are no actual or, to the Company’s knowledge, threatened Actions, opposition proceedings, reexamination proceedings, inter parte review proceedings, post grant review proceedings, derivation proceedings, cancellation proceedings, interference proceedings or other similar actions challenging the validity, use or ownership by the Company or its Subsidiaries of any item of Company Registered Intellectual Property.

(b) The Company and its Subsidiaries own and have good and exclusive title to, or have a right to use pursuant to a written license agreement, all material Intellectual Property used in, or necessary for, the operation of the business of the Company and its Subsidiaries as currently conducted and as proposed to be conducted. No Encumbrances exist with respect to any item of the Intellectual Property owned by the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has granted any rights or interest in the Intellectual Property owned by the Company and its Subsidiaries to a third party.

(c) The Intellectual Property owned or purported to be owned by the Company and its Subsidiaries was: (i) developed by employees of the Company or its Subsidiaries who have executed appropriate instruments of assignment in favor of the Company as assignee to convey to the Company ownership of all Intellectual Property rights that they created or reduced to practice within the scope of their employment at the time of such development; (ii) developed by agents, consultants, contractors or other Persons who have executed appropriate instruments of assignment in favor of the Company as assignee that have conveyed to the Company ownership of all of their rights in such Intellectual Property; or (iii) acquired by the Company in connection with acquisitions in which the Company obtained appropriate representations, warranties and indemnities from the transferring party relating to title in such Intellectual Property. Neither the Company nor any of its Subsidiaries has any obligation to make a royalty or license fee payment to any Company employee or agent, consultant, contractor or other Person who has developed any Intellectual Property rights for or on behalf of the Company in connection with or relating to their businesses.

(d) The Company and its Subsidiaries are in compliance in all material respects with the terms and conditions of all license agreements relating to the Intellectual Property licensed to Company and any of its Subsidiaries.

(e) The operation of the business of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate or violate (“Infringe”) any Intellectual Property rights of any third party. No claim or demand has been given in writing to the Company or any Subsidiary that the operation of the business of the Company or any Subsidiary Infringes the Intellectual Property rights of any third party. The Intellectual Property owned by the Company and its Subsidiaries is not subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation (i) restricting in any manner the use, transfer or licensing thereof by the Company or any of its Subsidiaries or (ii) that may affect the validity, use or enforceability of such Intellectual Property.

(f) To the Company’s knowledge, no Person is engaged in any activity that Infringes any of the Intellectual Property rights that are owned by the Company or any of its Subsidiaries.

(g) The Company and its Subsidiaries have taken commercially reasonable actions to maintain the confidentiality and secrecy of confidential information, trade secrets owned by the Company and its Subsidiaries under applicable Law and, without limiting the generality of the foregoing, the Company and its Subsidiaries have enforced a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement in substantially the form provided to Parent, and, except under confidentiality obligations, there has not been any disclosure by the Company or any Subsidiary of any confidential information or any such trade secret or confidential information of third parties.

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(h) The transactions contemplated by this Agreement shall not impair the right, title or interest of the Company or any of its Subsidiaries in or to all of the Intellectual Property owned or licensed for use by the Company or any of its Subsidiaries and such Intellectual Property shall be owned or available for use by the Company and its Subsidiaries immediately after the Closing on terms and conditions identical to those existing immediately prior to the Closing. No current or former partner, director, officer, or employee of the Company or any Subsidiary will, after giving effect to the transactions contemplated by this Agreement, own or retain any rights in or to, or have the right to receive any royalty, license fee or other payment with respect to, any of the Intellectual Property used or owned by the Company or any Subsidiary.

3.21 Information Technology.

(a) Since their incorporation or formation, the Company and each of its Subsidiaries have not experienced any material disruption to, or material interruption in, the conduct of their businesses attributable to a defect, bug, breakdown, unauthorized access, introduction of a virus or other malicious programming, or other failure or deficiency on the part of any computer software or technology used by the Company or any of its Subsidiaries.

(b) The computer systems, Software, hardware, projectors, electronic displays, audio and sound systems and devices, networks, interfaces, servers, and storage devices, data communication services, computer network services, Internet access services, and mass data storage services and related information technology systems and services, which are owned, licensed, leased or used by the Company and any of its Subsidiaries (collectively, the “Company Systems”) are reasonably sufficient for the needs of their respective businesses as currently conducted, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner.

(c) The Company and each of its Subsidiaries use commercially reasonable efforts to protect the Company Systems from becoming infected by viruses and other malicious code.

(d) The Company and each of its Subsidiaries have taken commercially reasonable steps to provide for the security, continuity and integrity of the Company Systems and the back-up and recovery of data and information stored or contained therein or accessed or processed thereby and to guard against any unauthorized access or use thereof. The Company and each of its Subsidiaries maintain commercially reasonable disaster recovery and business continuity plans, procedures and facilities in connection with their respective businesses as presently conducted and act in compliance.

(e) There have not been any unauthorized intrusions or breaches of the security of any of the Company Systems or any unauthorized access or use of any of the data or information stored or contained therein or access or processed thereby or that has resulted in the destruction, damage, loss, corruption, alteration or misuse of any such data or information.

3.22 Data Protection.

(a) The Company and its Subsidiaries have complied in all material respects with all Laws and contractual and fiduciary obligations relating to the protection and security of personal information to which Company and its Subsidiaries are currently or were then subject. Neither the Company nor any of its Subsidiaries has received any written inquiries from or been subject to any audit or other proceeding by any Governmental Authority, regarding their compliance with the foregoing. The Company and its Subsidiaries have established policies, programs and procedures with respect to the collection, use, processing, storage and transfer of all personally identifiable information relating to individuals in connection with their businesses (collectively, “Personal Data”) consistent and compliant in all material respects with applicable Law relating to privacy and data protection.

(b) The Company and its Subsidiaries have complied in all material respects with all rules, policies and procedures established by the Company and the Company’s Subsidiaries from time to time with respect to privacy, publicity, data protection or collection and use of personal information and user information gathered or accessed in the course of the operations of the Company and its Subsidiaries. No Actions

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alleging (i) a material violation of any Person’s privacy, personal or confidentiality rights under any such rules, policies or procedures or (ii) any material breach, material misappropriation, or material unauthorized disclosure, intrusion, access, use or dissemination of any Personal Data have been asserted or, to the Company’s knowledge, threatened against the Company or its Subsidiaries by any Person. There has not been (A) a material violation of any Person’s privacy, personal or confidentiality rights under any such rules, policies or procedures or (B) any material breach, material misappropriation, or material unauthorized disclosure, access, use or dissemination by Company or its Subsidiaries of any Personal Data. The Company and its Subsidiaries have at all times taken all steps reasonably necessary (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) to reasonably ensure that any Personal Data collected by the Company or any of its Subsidiaries is protected against loss and against unauthorized access, use, modification, disclosure or other misuse.

3.23 Insurance. Section 3.23 of the Company Disclosure Letter sets forth a correct and complete list of all of the insurance policies of the Company and its Subsidiaries currently in effect (the “Insurance Policies”). All such Insurance Policies are legal, valid, binding and enforceable in accordance with their terms and in full force and effect, all premiums due and payable thereunder have been paid, neither the Company nor any of its Subsidiaries is in material breach or default thereunder (including any such breach or default with respect to the payment of premiums or the giving of notice), and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default of thereunder or permit termination or material modification thereof. Neither the Company nor any of its Subsidiaries has received any written notice of cancellation or termination with respect to any such Insurance Policy of the Company or any of its Subsidiaries. Section 3.23 of the Company Disclosure Letter sets forth a list of all material claims made under any of the Insurance Policies since July 29, 2010. The amounts and scope of risks covered by the Insurance Policies provide insurance coverage (a) as required by Law, and (b) as is customary for company of the Company’s size, assets, properties, geographic locations and the businesses in which the Company and its Subsidiaries operate. The Company has previously made available to Parent true, correct and complete copies of each Insurance Policy.

3.24 Opinion of the Company’s Financial Advisor. The Company Board has received the opinion of the Company’s Financial Advisor, to the effect that, subject to the assumptions, qualifications and other matters set forth therein, as of the date hereof, the Merger Consideration is fair to the Company Stockholders from a financial point of view. A correct and complete signed copy of the written opinion will be delivered to Parent promptly after the date hereof.

3.25 Disclosure Documents.

(a) Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company Stockholders in connection with the transactions contemplated by this Agreement, including the Company Proxy Statement/Prospectus (except for such portions thereof as relate only to Parent or Merger Sub) and the Form S-4 (except for such portions thereof as relate only to Parent or Merger Sub), and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act.

(b) The information with respect to the Company and its Subsidiaries that the Company supplies or that is supplied on behalf of the Company for inclusion in the Company Proxy Statement/Prospectus, the Form S-4, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Authority in connection herewith, at the time of the filing of such document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof (and, in the case of the Company Proxy Statement/Prospectus, at the time of the Company Stockholder vote to adopt this Agreement), will not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

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(c) The representations and warranties contained in this Section 3.25 will not apply to statements or omissions included or incorporated by reference in the Company Proxy Statement/Prospectus based upon information supplied by Parent or Merger Sub or any of their representatives or advisors specifically for use or incorporation by reference therein.

3.26 Affiliate Transactions. There are no transactions, Company Contracts, arrangements or understandings between (a) the Company or any of its Subsidiaries, on the one hand, and (b) any Affiliate of the Company (other than any of its wholly owned Subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Exchange Act.

3.27 Accounts Receivable. All accounts receivable reflected on the Company Balance Sheet that have not been collected (the “Receivables”) represent valid obligations payable to the Company or its Subsidiaries arising from bona fide transactions entered into by the Company or its Subsidiaries in the ordinary course of business and consistent with past practices, are current and are collectible (net of any reserves set forth on the Company Balance Sheet) without resort to legal proceedings or collections agencies. Neither the Company nor any of its Subsidiaries has factored any of the Receivables. Since January 1, 2013, the Company and its Subsidiaries have collected accounts receivable in the ordinary course of business and consistent with their past practices.

3.28 Food and Beverage Inventories. All inventory, packaging, supplies, food, beverages, concessions, and other inventories located at the Theaters (the “Inventories”) (a) are, in all material respects, accurately valued and properly reflected on the Company Financial Statements consistent with past practices, (b) consist, in all material respects, of items of a quality, quantity and condition useable and saleable in the ordinary course of business and consistent with past practices, (c) were acquired and have been maintained at normal levels in the ordinary course of business and consistent with past practices, and (d) are not subject to any material write-down or write-off.

3.29 Goodwill Passes; Prepaid Tickets. There does not exist, in any material respect, any unexpired and outstanding (a) tickets, or entitlement to tickets, donated, given, issued, sold, or awarded (including in connection with any settlement or otherwise) to consumers entitling the holder thereof to admission without charge, (b) coupons or rights in any media entitling consumers to purchase theater admission tickets at a discount from the regular public theater admission price, or (c) motion picture theater admission tickets, gift cards, or gift certificates which have been purchased by or donated, given, issued or awarded (including in connection with any settlement or otherwise) to consumers and which entitle such ticketholders to admission without any further consideration or at a discount after the Closing Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as expressly set forth in the disclosure letter delivered concurrently with the execution of this Agreement to the Company (the “Parent Disclosure Letter”), which letter shall identify any exceptions to the representations, warranties and covenants contained in this Agreement (with reference to the particular Section to which such information relates; provided that an item disclosed in any Section shall be deemed to have been disclosed for each other Section of this Agreement to the extent the relevance of such disclosure to such other Section of this Agreement is readily apparent on the face of such disclosure), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

4.1 Corporate Organization.

(a) Parent is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Delaware. Parent has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate all of its properties and assets and to carry on its business

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as it is now being conducted. Parent is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing would not, either individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the transactions contemplated hereby. The Certificate of Incorporation, Bylaws or comparable organizational documents of Parent and Merger Sub, copies of which have previously been made available to the Company, are true, correct and complete copies of such documents as currently in effect.

(b) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. The issued and outstanding equity interests of Merger Sub, are validly issued, fully paid and nonassessable and are owned, beneficially and of record, by Parent, free and clear of any Encumbrance. Except for obligations and liabilities incurred in connection with its formation and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person that would impair in any material respect the ability of each of Parent and Merger Sub, as the case may be, to perform its respective obligations under this Agreement or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

4.2 Capitalization. The authorized capital stock of Parent consists of 35,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock, $1.00 par value per share (the “Parent Preferred Stock”). At the close of business on the day prior to the date of this Agreement, there were 23,012,967 shares of Parent Common Stock and no shares of Parent Preferred Stock issued and outstanding. Between the day prior to the date of this Agreement and the date of this Agreement, except for shares of Parent Common Stock issued under the Parent’s equity-based compensation plans (the “Parent Stock Plans”), no shares of Parent Common Stock, Parent Preferred Stock, Parent capital stock or other Parent voting securities were issued or reserved for issuance. At the close of business on the day prior to the date of this Agreement, there were 515,071 shares of Parent Common Stock and no shares of Parent Preferred Stock held in the treasury of Parent. In addition, at the close of business on the day prior to the date of this Agreement, there were 1,050,084 shares of Parent Common Stock reserved for future issuance under the Parent Stock Plans, subject to adjustment on the terms set forth in the Parent Stock Plan. All issued and outstanding shares of Parent Common Stock have been, and all shares of Parent Common Stock that may be issued pursuant to the exercise or conversion, as applicable, of each then outstanding option to purchase shares of Parent Common Stock pursuant to the Parent Stock Plans (each a “Parent Stock Option”) and Parent Restricted Stock will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof except as required by Law. Except for the Parent Stock Plans, as of the date hereof, Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for Parent to issue, deliver or sell, or cause to be issued, delivered or sold any shares of Parent Common Stock or Parent Preferred Stock or any other equity security or Voting Debt of Parent or any of its Subsidiaries or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any shares of Parent Common Stock or Parent Preferred Stock or any other equity security or Voting Debt of Parent or any of its Subsidiaries or obligating Parent or any of its Subsidiaries to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or any other similar agreements. The shares of Parent Common Stock to be issued pursuant to the Merger have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof is not subject to any preemptive or other similar right.

4.3 Authority. Each of Parent and Merger Sub has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and perform its obligations hereunder.

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The adoption, execution, delivery and performance of this Agreement and the approval of the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent and Merger Sub. No other proceedings on the part of Parent or Merger Sub are necessary to authorize the adoption, execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby, except for the filing of the Certificate of Merger with the Secretary of the State of Delaware. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub, and (assuming due authorization, execution and delivery by the Company) constitutes the valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and subject to general principles of equity.

4.4 Consents and Approvals. Except for (a) filings, permits, authorizations, consents and approvals, and for the termination or expiration, as applicable, of any applicable waiting periods, as may be required under, and other applicable requirements of the Exchange Act, the Securities Act, the HSR Act and other Regulatory Laws, and state securities or state “Blue Sky” laws, including the filing with the SEC the Company Proxy Statement/Prospectus and the Form S-4 in which the Company Proxy Statement/Prospectus will be included as a prospectus, and a declaration of effectiveness of the Form S-4 and (b) the filing of the Certificate of Merger, none of the execution, delivery or performance of this Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the transactions contemplated hereby, including the Merger, or compliance by Parent and Merger Sub with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the organizational documents of Parent or Merger Sub, (ii) require either Parent or Merger Sub to make any filing with, give any notice to, or obtain any permit, authorization, consent, or approval of, any Governmental Authority, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent and Merger Sub, as the case may be, is a party or by which it or any of their respective properties or assets may be bound, or (iv) violate any Law applicable to Parent and Merger Sub or any of their respective properties or assets, excluding from the foregoing clauses (ii)-(iv) such filings, notices, permits, authorizations, consents, approvals, violations, breaches or defaults that, would not, either individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the transactions contemplated hereby.

4.5 SEC Filings; Controls and Procedures.

(a) Since January 1, 2011, Parent has timely filed all reports, registrations, statements, prospectuses, forms, schedules and other documents, together with any amendments required to be made with respect thereto, that were or are required to be filed with the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and Forms 8-K (collectively, the “Parent SEC Reports”). All of the Parent SEC Reports are publicly available on the SEC’s EDGAR system. There are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Parent SEC Reports and none of the Parent SEC Reports is the subject of any ongoing SEC review. There are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or, to the Parent’s knowledge, threatened, in each case involving Parent or any of its Subsidiaries. Assuming the accuracy of the Company’s representation set forth in Section 3.25, the Parent SEC Reports (i) were or will be filed or furnished on a timely basis, (ii) at the time filed or furnished, were or will be prepared in compliance as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (iii) did not or will not at the time they were or are filed or furnished contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Parent SEC Reports or necessary in order to make the statements in such Parent SEC Reports, in the light of the circumstances under which they were made, not misleading. Parent is in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act and all applicable listing and corporate governance rules and regulations of NASDAQ.

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(b) Parent: (i) maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; and (C) access to assets is permitted only in accordance with management’s general or specific authorization; (ii) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) of the Exchange Act) that are designed and effective to ensure that all information (both financial and non-financial) relating to Parent, including its consolidated Subsidiaries, required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and are also designed and effective to ensure that all such information is made known to the Chief Executive Officer and the Chief Financial Officer of Parent by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act; (iii) has completed an assessment of the effectiveness of Parent’s disclosure controls and procedures and, to the extent required by applicable law, presented in any applicable Parent SEC Report that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation; and (iv) based on Parent’s management’s most recently completed evaluation of Parent’s internal controls over financial reporting prior to the date of this Agreement, (A) has no significant deficiencies or material weaknesses in the design or operation of its internal controls over financial reporting that would reasonably be expected to adversely affect Parent’s ability to record, process, summarize and report financial information and (B) does not have any knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

4.6 Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes and schedules) of Parent contained in the Parent SEC Reports at the time filed, or if amended, at the time of filing of such amendment (the “Parent Financial Statements”) (a) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (including Regulation S-X), (b) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and at the dates involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (c) fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated statement of operations, cash flows and changes in stockholders’ equity for the periods indicated, consistent with the books and records of Parent and its consolidated Subsidiaries, except that the unaudited interim financial statements were or are subject to normal year-end adjustments which were not or will not be material in amount or effect. Parent has not, between December 31, 2013 and the date of this Agreement, made or adopted any material change in its accounting methods, practices or policies in effect on December 31, 2013. The consolidated, audited balance sheet of Parent as of December 31, 2013 is referred to herein as the “Parent Balance Sheet.”

4.7 Broker’s Fees. Neither Parent nor Merger Sub nor any of their respective officers, directors, employees or agents has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with any of the transactions contemplated by this Agreement (including the Merger) except for legal, accounting and other professional fees payable in connection with the transactions contemplated hereby, all of which will be paid by Parent.

4.8 Legal Proceedings. There is no Action pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or involving any of their respective assets or properties, and neither Parent nor any of its Subsidiaries, nor any of their respective assets or properties is subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Authority, except for, in each case, any Action that would

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not, either individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the transactions contemplated hereby.

4.9 Available Funds. Parent and Merger Sub each have and shall have at the Closing sufficient immediately available funds to make all payments required by the terms of this Agreement, to pay all related fees and expenses in connection with this Agreement and the transactions contemplated by this Agreement and to otherwise consummate the transactions contemplated by this Agreement.

4.10 Disclosure Documents.

(a) The Company Proxy Statement/Prospectus (except for such portions thereof as relate only to the Company or any of its Subsidiaries) will comply as to form in all material respects with the applicable requirements of the Exchange Act. The Form S-4 (except for such portions thereof as relate only to the Company or any of its Subsidiaries), and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Securities Act.

(b) The information supplied by Parent for use in the Company Proxy Statement/Prospectus, the Form S-4, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Authority in connection herewith, at the time of the filing of such document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof (and in the case of the Form S-4, at the time of the stockholder vote to adopt this Agreement), will not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

(c) The representations and warranties contained in this Section 4.10 will not apply to statements or omissions included or incorporated by reference in the Form S-4, the Company Proxy Statement/Prospectus, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Authority in connection herewith based upon information supplied by the Company or any of its representatives or advisors specifically for use or incorporation by reference therein.

4.11 Reorganization. As of the date of this Agreement, Parent is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Company Business Pending the Effective Time. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, except (a) to the extent Parent shall otherwise consent in writing, (b) as otherwise expressly provided in this Agreement and (c) as provided in Section 5.1 of the Company Disclosure Letter, the Company shall, and shall cause its Subsidiaries to, (i) preserve intact the business organization of the Company and its Subsidiaries, (ii) preserve the assets and properties of the Company and its Subsidiaries in good repair and condition, (iii) keep available the services of its present officers, employees, independent contractors and consultants, (iv) preserve the current relationships of the Company and its Subsidiaries with suppliers, vendors and other Persons with which the Company or any of its Subsidiaries has material business relations, (v) maintain the Theaters in good working condition in a manner not less favorable than maintenance standards previously used by the Company and its Subsidiaries to maintain the Theaters, (vi) perform, in all material respects, all obligations under all Company Contracts and Company Leases relating to or affecting the Theaters, and (vii) otherwise conduct its business in the ordinary course in the same manner as heretofore conducted. Without

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limiting the generality of the foregoing, except (A) to the extent Parent shall otherwise consent in writing, (B) as otherwise specifically provided in, or in furtherance of any action permitted by, this Agreement and (C) as provided in Section 5.1 of the Company Disclosure Letter, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company agrees not to take any of the following actions (and to cause its Subsidiaries not to take such actions):

(a) propose or adopt any amendments to its certificates of incorporation or bylaws, certificates of organization, operating agreements, limited liability company agreements, joint venture documents, partnership agreements or equivalent organizational documents;

(b) (i) authorize for issuance, issue, deliver, sell, pledge, transfer, grant, dispose of or encumber any shares of capital stock or other equity or voting interests of the Company or any of its Subsidiaries or any securities convertible into, exchangeable or exercisable for or representing the right to subscribe for, purchase or otherwise receive any such shares or interests or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock or other rights that are linked to the value of Company Common Stock or Company Preferred Stock or the value of the Company or any of its Subsidiaries or any part thereof, provided, however that none of the foregoing shall prohibit the issuance of Class A Common Stock upon the conversion or exercise of convertible securities outstanding, including, without limitation, the conversion of Company Restricted Stock Units outstanding as of the date of this Agreement, (ii) effect any stock split, stock combination, stock reclassification, reverse stock split, stock dividend, recapitalization or other similar transaction, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) enter into any amendment of any term of any of its outstanding securities;

(c) grant, confer or award any option, right, warrant, deferred stock unit, conversion right or other right not existing on the date hereof to acquire any of its shares of capital stock or shares of deferred stock, restricted stock awards, restricted stock units, stock appreciation rights, “phantom” stock awards or other similar rights that are linked to the value of Company Common Stock or Company Preferred Stock or the value of the Company or its Subsidiaries or any part thereof (whether or not pursuant to the Company Stock Plan);

(d) (i) increase any compensation or benefit to, or enter into or amend any employment, change-in-control or severance agreement with, any officer, director or other Company Personnel, (ii) grant any bonuses to any Company Personnel, (iii) enter into or adopt any new Company Pension Plan, Company Benefit Plan or Company Other Plan (including any stock option, stock benefit or stock purchase plan) or amend or modify any existing Company Pension Plan, Company Benefit Plan or Company Other Plan, or accelerate the vesting of any compensation (including options, restricted stock, restricted stock units, warrants, other shares of capital stock or rights of any kind to acquire any shares of capital stock or equity-based awards) for the benefit of any Company Personnel or grant or amend any award under any Company Pension Plan, Company Benefit Plan or Company Other Plan (including the grant of any options, restricted stock, restricted stock units, warrants, other equity or equity-based or related compensation) except to the extent required by applicable Law, (iv) provide any funding for any rabbi trust or similar arrangement, or take any other action to fund or secure the payment of any compensation or benefit, (v) grant to any Company Personnel any right to receive any severance, change-in-control, retention, termination or similar compensation or benefits or increases therein, (vi) enter into or amend any Collective Bargaining Agreement, or (vii) terminate any Key Employee other than for Cause;

(e) (i) declare, set aside or pay any dividend or make any other distribution or payment (whether in cash, stock or other property or any combination thereof) with respect to any shares of its capital stock or other equity or voting interests, or otherwise make any payments to its stockholders in their capacity as such (other than dividends or distributions from a wholly-owned Subsidiary of the Company to another Subsidiary of the Company or to the Company), or (ii) directly or indirectly redeem, purchase or otherwise acquire any of its shares of capital stock of, or other equity or voting interest in, any of the Company or any of its Subsidiaries, or any options, warrants, calls or rights to acquire any such stock or other securities, other than in connection with Tax withholdings and exercise price settlement upon the conversion of Company Restricted Stock Units outstanding on the date of this Agreement;

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(f) (i) transfer, sell, lease, sublease, license, sublicense or otherwise dispose of any material assets or properties of the Company or any of its Subsidiaries or (ii) mortgage or pledge any material assets or properties of the Company or any of its Subsidiaries, or subject any such assets or property to any other Encumbrance (except Permitted Encumbrances);

(g) enter into, modify, amend, cancel, terminate, renew, extend or request any material change in, or agree to any material change in, any Company Contract or any lease or sublease;

(h) enter into interest rate swaps, foreign exchange or commodity agreements and other similar hedging arrangements other than for purposes of offsetting a bona fide exposure (including counterparty risk);

(i) make or agree to make any loans, advances or capital contributions to, or other investments in, any other Person;

(j) make any capital expenditure (or series of related capital expenditures) in excess of $50,000 in the aggregate (excluding expenditures set forth on Section 3.16(e) of the Company Disclosure Letter, in which case the Company shall consult with Parent regarding such expenditures prior to making any such expenditures);

(k) (i) merge with, enter into a consolidation with or otherwise acquire an interest of 50% or more of the outstanding equity interests in any Person or acquire a substantial portion of the assets or business of any Person (or any division or line of business thereof), (ii) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or any other reorganization, other than the Merger, (iii) otherwise acquire (including, through leases, subleases and licenses of real property) any assets, except, in the case of this clause (iii) in the ordinary course of business consistent with past practice (which exception shall not include acquisitions of theaters, real property or potential pipeline transactions) or (iv) enter into any new line of business;

(l) create, incur or assume any indebtedness for borrowed money, or issue any debt securities or any right to acquire debt securities, assume, guarantee, endorse or otherwise become liable or responsible (whether, directly, contingently or otherwise) for the indebtedness of another Person, enter into any agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing;

(m) accelerate, discount, factor, reduce, sell (for less than its face value or otherwise), transfer, assign or otherwise dispose of, in full or in part, any accounts receivable owed to the Company or any of its Subsidiaries, with or without recourse, including any rights or claims associated therewith, other than in the ordinary course of business;

(n) change any of its methods, principles or practices of financial accounting currently in effect, except (i) as required by GAAP, Regulation S-X of the Exchange Act, or as required by a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization) or (ii) as required by a change in applicable Law;

(o) write up, write down or write off the book value of any of its assets, other than as may be required by GAAP;

(p) enter into, amend or modify any agreement or arrangement with Persons that are Affiliates or Company Personnel;

(q) sell, transfer or license on an exclusive basis to any Person any rights to any Intellectual Property of the Company;

(r) commence, waive, release, assign, settle or compromise any pending or threatened Action which is (i) material to the business of the Company and its Subsidiaries, taken as a whole or (ii) otherwise involves the payment by the Company of an amount in excess of $15,000 (excluding any amounts that may be paid under existing insurance policies);

(s) take, cause to be taken or omit to take any action that is intended, or could reasonably be expected, individually or in the aggregate, to result in any of the representations or warranties contained herein

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becoming untrue or inaccurate in any material respect or in any of the conditions set forth in Article VII not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement;

(t) (i) dispose of or encumber any portion of the Owned Real Property or Leased Real Property, (ii) fail to pay all rents and other amounts owing under the Company Leases timely in accordance with the terms and conditions thereof or otherwise failed to perform all applicable obligations of such party under the Company Leases, or (iii) fail to enforce the terms and conditions of the Company Leases;

(u) knowingly take or fail to take any action in breach of this Agreement for the purpose of (or which would be reasonably expected to) materially delaying or preventing the consummation of the transactions contemplated hereby (other than as required by Law); or

(v) authorize any of, or commit, resolve, announce, offer or agree to take any of, the foregoing actions or any other action inconsistent with the foregoing.

5.2 Conduct of Parent Business Pending the Effective Time. Except (a) to the extent the Company shall otherwise consent in writing, (b) as otherwise specifically provided in, or in furtherance of any action permitted by, this Agreement and (c) as provided in Section 5.2 of the Parent Disclosure Letter, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Parent agrees not to take any of the following actions (and to cause its Subsidiaries not to take such actions):

(a) take, cause to be taken or omit to take any action that is intended, or could reasonably be expected, individually or in the aggregate, to result in any of the conditions set forth in Article VII not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement;

(b) knowingly take or fail to take any action in breach of this Agreement for the purpose of (or which would be reasonably expected to) materially delaying or preventing the consummation of the transactions contemplated hereby (other than as required by Law); or

(c) authorize any of, or commit, resolve, announce, offer or agree to take any of, the foregoing actions or any other action inconsistent with the foregoing.

5.3 Certain Tax Matters.

(a) During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to: (i) timely file all Tax Returns (taking into account any permitted extensions) required to be filed by or on behalf of each such entity; (ii) timely pay all material Taxes due and payable; (iii) accrue a reserve in the books and records and financial statements of any such entity in accordance with past practice for all Taxes payable but not yet due; (iv) promptly notify Parent of any material Actions pending against or with respect to the Company or any of its Subsidiaries in respect of any amount of Tax and not settle or compromise any material Tax liability without Parent’s consent, which shall not be unreasonably withheld; and (v) except in the ordinary course of business and consistent with past practice, (A) not change any method of accounting, (B) not file any amended Tax Return or claim for refund, (C) not agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of any Taxes and (D) not make or change any material Tax election, in each case, without Parent’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. Any Tax Returns described in this Section 5.3 shall be complete and correct in all material respects and, except as otherwise required by Law, shall be prepared on a basis consistent with the past practice of the Company and its Subsidiaries. The Company shall notify Parent upon the filing of any such material Tax Return and shall make such Tax Returns available to Parent.

(b) From and after the date of this Agreement and until the Effective Time, each party to this Agreement shall use its reasonable best efforts to cause the Merger to qualify, and shall not, without the prior written consent of the parties to this Agreement, knowingly take any actions or cause any actions to be taken which could prevent the Merger from qualifying, as a reorganization under the provisions of Section 368(a) of the Code.

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ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Company Proxy Statement/Prospectus and Form S-4.

(a) As promptly as practicable after the execution of this Agreement, Parent and the Company shall cooperate in preparing and cause to be filed with the SEC the Company Proxy Statement/Prospectus and Form S-4 in which the Company Proxy Statement/Prospectus will be included as a prospectus, in connection with the registration under the Securities Act of Parent Common Stock to be issued in the Merger. Each of Parent and the Company shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form S-4 effective as long as is necessary to consummate the Merger and other transactions contemplated hereby, and the Company shall mail or deliver the Company Proxy Statement/Prospectus to the Company Stockholders as promptly as practicable after the Form S-4 is declared effective. Each of Parent and the Company shall furnish all information as may be reasonably requested by the other in connection with any such action and the preparation, filing and distribution of the Form S-4 and the Company Proxy Statement/Prospectus, including any financial statements required to be included in the Form S-4 or the Company Proxy Statement/Prospectus pursuant to Rule 305 of Regulation S-X under the Securities Act. Each of Parent and the Company shall, as promptly as practicable after receipt thereof, provide the other party with copies of any written comments and advise the other party of any oral comments with respect to the Company Proxy Statement/Prospectus or the Form S-4 received by the SEC. Each party shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Company Proxy Statement/Prospectus and the Form S-4 prior to filing such with the SEC and if required, the Company shall disseminate to the Company Stockholders, as promptly as reasonably practicable, any amendment of or supplement to the Company Proxy Statement/Prospectus required as a result of such comments.

(b) Each of the Company, Parent and Merger Sub agrees to promptly correct any information provided by it for use in the Company Proxy Statement/Prospectus if and to the extent that it shall have come (or shall have become known) to contain any misstatement or omission of a material fact necessary to make the statements therein in light of the circumstances in which they are made, not misleading, and the Company shall use reasonable best efforts to cause the Company Proxy Statement/Prospectus as so corrected to be disseminated to the Company Stockholders to the extent required by applicable federal securities laws.

(c) The Company shall include in the Company Proxy Statement/Prospectus, and represents that it has obtained all necessary consents of the Company’s Financial Advisor to permit the Company to include in the Company Proxy Statement/Prospectus, in its entirety, the fairness opinion described in Section 3.24, together with a summary thereof and the underlying financial analysis.

6.2 Company Stockholders’ Meeting.

(a) The Company shall take all action necessary in accordance with applicable Law, the Company’s Certificate of Incorporation and the Company’s Bylaws, as promptly as practicable after the date hereof, to call, give notice of, convene and hold the Company Stockholders’ Meeting to consider and vote on a proposal to adopt and approve this Agreement. The Company shall cause the Company Stockholders’ Meeting to be held (on a date selected by the Company in consultation with Parent) as promptly as practicable after mailing of the Company Proxy Statement/Prospectus. The notice of the Company Stockholders’ Meeting shall state that a resolution to adopt this Agreement and a resolution to adjourn the Company Stockholders’ Meeting will be considered at the Company Stockholders’ Meeting, and no other matters shall be considered or voted upon at the Company Stockholders’ Meeting without Parent’s prior written consent.

(b) The Company Board shall recommend (subject to Section 6.4(e) hereof) that the Company Stockholders adopt this Agreement and the transactions contemplated hereby (including the Merger) in

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accordance with the applicable provisions of the DGCL (the “Company Board Recommendation”) at the Company Stockholders’ Meeting and the Company shall include the Company Board Recommendation in the Company Proxy Statement/Prospectus (subject to Section 6.4(e)), and shall use its reasonable best efforts to (i) solicit from the Company Stockholders proxies in favor of the adoption of this Agreement and the transactions contemplated hereby (including the Merger) and (ii) take all other action necessary or advisable to secure approval of this Agreement by the Company Stockholders. The Company’s obligations pursuant to Section 6.2(a) and this Section 6.2(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of an Acquisition Proposal or an Adverse Recommendation Change. The Company agrees that it shall not submit to the vote of the Company Stockholders any Acquisition Proposal (whether or not a Superior Proposal) prior to the vote of the Company Stockholders with respect to the Merger at the Company Stockholders’ Meeting.

6.3 Third Party Consents and Regulatory Approvals.

(a) Subject to the terms and conditions of this Agreement, the parties hereto will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws and regulations to consummate the Merger as soon as practicable after the date hereof, including (i) preparing and filing, in consultation with the other party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions and filings and to obtain as promptly as reasonably practicable all consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary to be obtained from any third party and/or any Governmental Authority in order to consummate the Merger or any of the other transactions contemplated by this Agreement and (ii) taking all reasonable steps as may be necessary, proper or advisable to obtain all such consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations. In furtherance and not in limitation of the foregoing, each party hereto agrees to make or cause to be made, in consultation and cooperation with the other and as promptly as practicable and advisable after the date hereof, (i) any necessary filing of a Notification and Report Form pursuant to the HSR Act and (ii) all other necessary registrations, declarations, notices and filings relating to the Merger with other Governmental Authorities under any other antitrust, competition, trade regulation or other Regulatory Law with respect to the transactions contemplated hereby and to respond to any inquiries received and supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other Regulatory Law and to use their commercially reasonable efforts to take all other actions reasonably necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Regulatory Law as soon as practicable.

(b) To the extent permissible under applicable Law, each of the parties hereto shall, in connection with the efforts referenced in Section 6.3(a) to obtain all requisite approvals, clearances and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Regulatory Law, use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, (iii) permit the other party, or the other party’s legal counsel, to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any such other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, (iv) give the other party the opportunity to attend and participate in such meetings and conferences to the extent allowed by applicable Law or by the applicable Governmental Authority, (v) in the event one party is prohibited by applicable Law or by the applicable Governmental Authority from participating in or attending any meetings or conferences, keep the other promptly and reasonably apprised with respect thereto and (vi) cooperate in the filing of any memoranda, white papers,

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filings, correspondence, or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) If any objections are asserted with respect to the transactions contemplated hereby under any Regulatory Law or if any Action, whether judicial or administrative, is instituted by any Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any Regulatory Law, each of the parties hereto shall use its commercially reasonable efforts to: (i) oppose or defend against any action to prevent or enjoin consummation of this Agreement (and the transactions contemplated herein) and/or (ii) subject to Section 6.3(d), take such action as reasonably necessary to overturn any action by any Government Authority or private party to block consummation of this Agreement (and the transactions contemplated herein), including by defending any Action brought by any Governmental Authority or private party in order to avoid entry of, or to have vacated, overturned or terminated, including by appeal if necessary, any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that would restrain, prevent or delay the Closing or the other transactions contemplated herein, or in order to resolve any such objections or challenge as such Governmental Authority or private party may have to such transactions under such Regulatory Law so as to permit consummation of the transactions contemplated by this Agreement, provided that each of the parties hereto shall cooperate with one another in connection with all proceedings related to the foregoing and Parent shall have final decision-making authority with respect thereto.

(d) Except as provided in Section 6.3(e), no party to this Agreement shall (whether directly or indirectly through any Subsidiary) be required to (and the Company and its Subsidiaries shall not) propose, negotiate, or offer to commit to or effect by consent decree, hold separate order, or otherwise, the sale, divestiture, license, disposition or hold separate of any assets or businesses of Parent or any of its Subsidiaries, or effective as of the Effective Time, the Company or its Subsidiaries or the Surviving Entity or its Subsidiaries, or otherwise offer to take or offer to commit to take any action or agree to any restriction (including any action that limits its freedom of action, ownership or control with respect to, or its ability to retain or hold, any of the businesses, assets, product lines, properties or services of Parent or its Subsidiaries, the Company or its Subsidiaries, or the Surviving Entity or its Subsidiaries) in order to avoid the entry of any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that would restrain, prevent or delay the Closing or the other transactions contemplated herein or avoid the commencement of any Action to prohibit the Merger or any other transaction contemplated by this Agreement, or if already commenced, to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any Action so as to enable the Closing to occur.

(e) If Parent elects to propose, negotiate, or offer to commit to and effect by consent decree, hold separate order, or otherwise, any sale, divestiture, license, disposition, prohibition or limitation or other action of a type described in Section 6.3(d) with respect to any assets or businesses of Parent or any of its Subsidiaries, or effective as of the Effective Time, the Company or its Subsidiaries or the Surviving Entity or its Subsidiaries, the Company and its Subsidiaries shall, and shall cause their respective Representatives to, reasonably cooperate in all respects as requested by Parent in connection with any such sale, divestiture, license, disposition, prohibition or limitation or other action of a type described in Section 6.3(d).

6.4 No Solicitation.

(a) Upon execution of this Agreement, the Company and its Subsidiaries shall, and shall cause their respective Representatives to, cease and terminate any and all existing activities, discussions or negotiations with any Person with respect to an Acquisition Proposal. The Company shall promptly after the date of this Agreement instruct each Person which has heretofore executed a confidentiality agreement relating to an Acquisition Proposal with or for the benefit of the Company to promptly return or destroy all information, documents, and materials relating to the Acquisition Proposal or to the Company or its businesses, operations or affairs heretofore furnished by the Company or any of its Representatives to such Person or any of its Representatives in accordance with the terms of any confidentiality agreement with such Person.

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(b) Except as provided in Section 6.4(c), the Company agrees that neither it nor any of its Subsidiaries shall, and that it shall not authorize or permit any of its and their respective Representatives to, directly or indirectly, (i) initiate, solicit, induce or encourage or facilitate the submission of any inquiry, indication of interest, proposal or offer that constitutes, or may lead to, an Acquisition Proposal, (ii) participate in any discussions or negotiations regarding any Acquisition Proposal, (iii) furnish any information or data regarding the Company or any of its Subsidiaries to, or afford access to the properties, books and records of the Company to, any Person (other than Parent or Merger Sub) in connection with or in response to any Acquisition Proposal, (iv) enter into any letter of intent or agreement providing for, relating to or in connection with, any Acquisition Proposal or any proposal that may lead to an Acquisition Proposal (other than a confidentiality agreement as contemplated by Section 6.4(c)), or that requires the Company to abandon, terminate or breach its obligations hereunder or fail to consummate the transactions contemplated hereby, (v) approve, adopt, endorse or recommend an Acquisition Proposal, (vi) take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including any transaction under, or a third party becoming an “interested stockholder” under, Section 203 of the DGCL), or any restrictive provision of any applicable anti-takeover provision in the Company’s Certificate of Incorporation or Bylaws, inapplicable to any transactions contemplated by an Acquisition Proposal (and, to the extent permitted thereunder, the Company shall promptly take all steps necessary to terminate any waiver that may have been heretofore granted, to any Person other than Parent or any of Parent’s Affiliates, under any such provisions) or (vii) resolve, propose or agree to do any of the foregoing.

(c) Notwithstanding Section 6.4(b), from the date hereof and prior to the receipt of the Company Stockholders’ Approval, if (i) the Company receives an unsolicited bona fide written Acquisition Proposal that the Company Board determines in good faith, after receiving advice from its outside legal counsel and financial advisors, constitutes, or is reasonably likely to lead to, a Superior Proposal, (ii) the Company Board concludes in good faith, after receiving advice from its outside legal counsel and financial advisors, that the failure to take such action with respect to such Acquisition Proposal would reasonably be likely to result in a breach of the Company Board’s fiduciary obligations to the Company Stockholders under applicable Law, (iii) such Acquisition Proposal was not solicited in violation of this Section 6.4 and (iv) the Company timely provides to Parent in accordance with Section 6.4(f) the information required under Section 6.4(f) to be delivered by the Company to Parent, then the Company may take the following actions (and only the following actions): (x) furnish information to the third party making such Acquisition Proposal (a “Qualified Bidder”), provided that (A) the Company receives from the Qualified Bidder an executed confidentiality agreement (the terms of which are no less favorable to the Company than those contained in the Confidentiality Agreement), (B) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company and may not restrict the Company in any way from complying with this Agreement, including prohibiting the Company from providing information or written materials to Parent and (C) all such information has previously been provided to Parent or is provided to Parent concurrently with the time it is provided to such Person; and (y) engage in discussions or negotiations with the Qualified Bidder and its Representatives with respect to such Acquisition Proposal.

(d) Except as otherwise provided in Section 6.4(e), neither the Company Board nor any committee of the Company Board may (i) withdraw or withhold, amend, modify or qualify, or propose publicly to withdraw, withhold, amend, modify or qualify in any manner adverse to Parent or Merger Sub, the Company Board Recommendation (it being understood that, subject to and without limitation of Section 6.4(g), taking a neutral position or no position with respect to any Acquisition Proposal shall be considered an amendment or modification), (ii) approve, adopt, endorse or recommend any Acquisition Proposal or (iii) propose publicly to approve, adopt or recommend any Acquisition Proposal (any action described in clause (i), (ii) or (iii), whether taken by the Company Board or any committee thereof, being referred to as an “Adverse Recommendation Change”).

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(e) Notwithstanding Section 6.4(d), at any time prior to the receipt of the Company Stockholders’ Approval, the Company Board may in response to a Superior Proposal that did not result from a breach by Company of this Section 6.4, effect an Adverse Recommendation Change if the Company Board determines in good faith, after receiving advice from the Company’s outside legal counsel and financial advisors, that failure to do so would reasonably be likely to result in a breach of the Company Board’s fiduciary obligations to the Company Stockholders under applicable Law; provided, however, that such action may only be taken (i) at a time that is after the fifth (5th) Business Day following Parent’s receipt of written notice from the Company that the Company Board is prepared to take such action (the “Subsequent Determination Notice”), which notice will specify the terms of the applicable Acquisition Proposal, identify the Person making such Superior Proposal and set forth the Company’s reason for delivery of the Subsequent Determination Notice and (ii) if, at the end of such period, the Company Board determines in good faith, after taking into account all amendments or revisions committed to by Parent and after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal remains a Superior Proposal. During any such five (5) Business Day period, Parent shall be entitled to deliver to the Company one or more counterproposals to such Acquisition Proposal, and the Company shall give Parent the opportunity to meet and negotiate with the Company and its Representatives, who shall negotiate in good faith with Parent regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent in response to such Superior Proposal. If a Superior Proposal is revised, including any revision to price, then the Company shall deliver to Parent a new Subsequent Determination Notice and again comply with the requirements of this Section 6.4(e) with respect to such revised Superior Proposal, on each occasion on which a revised Superior Proposal is submitted.

(f) From and after the execution of this Agreement, the Company shall notify Parent promptly (but in any event within twenty-four (24) hours) orally and in writing of the receipt of any inquiries, discussions, negotiations, proposals or expressions of interest with respect to an Acquisition Proposal, including providing the identity of the third party making, submitting, inquiring about or expressing interest with respect to such Acquisition Proposal, and (i) if it is in writing, a copy of such Acquisition Proposal and any related draft agreements and other written material setting forth the terms and conditions of such Acquisition Proposal and (ii) if oral, a detailed summary thereof that is made or submitted by any third party during the period between the date hereof and the Closing. The Company shall keep Parent fully informed on a prompt and timely basis of the status and details of any such Acquisition Proposal and with respect to any change to the material terms of any such Acquisition Proposal within twenty-four (24) hours of any such change. The Company shall not, and shall cause its Subsidiaries not to, enter into any agreement with any Person subsequent to the date of this Agreement, and neither the Company nor any of its Subsidiaries is or shall become party to any agreement, in each case, that prohibits the Company from providing such information to Parent.

(g) Nothing in this Section 6.4 shall be deemed to prohibit the Company from complying with Rule 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with regard to an Acquisition Proposal if, in the good faith judgment of the Company Board, after receiving advice from its outside legal counsel, failing to take such action would be inconsistent with its disclosure obligations under applicable Law. In addition, it is understood and agreed that, for purposes of this Agreement, any “stop, look and listen” communication by the Company Board pursuant to Rule 14d-9(f) of the Exchange Act or any similar communication to the Company Stockholders, shall not in and of itself constitute an Adverse Recommendation Change; provided, however, that any disclosure of a position contemplated by Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act other than (i) a “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, (ii) any express rejection of any applicable Acquisition Proposal or (iii) any express reaffirmation of its recommendation to its stockholders in favor of the Merger shall be deemed to be an Adverse Recommendation Change.

(h) For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written Acquisition Proposal (with all references to 15% in the definition of Acquisition Proposal being treated as references to 50% for these purposes) made by a third party that the Company Board determines in good faith, after receiving advice from its outside legal counsel and financial advisors, would be more favorable to the

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Company Stockholders from a financial point of view than the Merger, taking into account (i) any proposal by Parent to amend or modify the terms of this Agreement, (ii) the identity of the Person making such Acquisition Proposal and (iii) the terms, conditions, timing, likelihood of consummation and legal, financial, and regulatory aspects of such Acquisition Proposal.

(i) For purposes of this Agreement, “Acquisition Proposal” means any inquiry, proposal, offer, plan, arrangement or other expression or indication of interest for any transaction or series of related transactions involving (i) a merger, tender offer, exchange offer, recapitalization, reorganization, reclassification, liquidation, dissolution, business combination or consolidation, or any similar transaction, involving the Company or any of its Subsidiaries, (ii) a sale, lease, license, exchange, mortgage, pledge, transfer or other acquisition or disposition of assets that constitute or account for at least 15% of the consolidated net revenues, net income or assets (based on the fair market value thereof) of the Company and its Subsidiaries, taken as a whole, or (iii) a purchase, tender offer or other acquisition (including by way of merger, consolidation, stock exchange or otherwise) of beneficial ownership (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of securities representing 15% or more of the voting power of the Company or any of its Subsidiaries; provided, however, that the term “Acquisition Proposal” shall not include the Merger or the other transactions contemplated by this Agreement.

6.5 Access to Information.

(a) From the date of this Agreement until the earlier of (i) the Effective Time or (ii) the date on which this Agreement is terminated pursuant to Section 8.1, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and its officers, employees, accountants, counsel and other Representatives, reasonable access during normal business hours to all of its properties, books, contracts, commitments and records upon reasonable prior notice. The Company shall also provide Parent with such access to the appropriate individuals (including management personnel, attorneys, accountants and other professionals) for discussion of the Company’s business, properties, prospects and personnel as Parent may reasonably request. No investigation pursuant to this Section 6.5 shall affect any representation or warranty in this Agreement of the Company or any condition to the obligations of the parties hereto. The Company shall not be required to provide access to or to disclose information where such access or disclosure would contravene any law, rule, regulation, order, judgment, decree, or binding agreement entered into prior to the date of this Agreement or would reasonably be expected to violate or result in a loss or impairment of any attorney-client or work product privilege. The Company will use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) With respect to all information furnished by one party to the other party or its Representatives under this Agreement, the parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement.

6.6 Directors’ and Officers’ Indemnification and Insurance.

(a) Parent and Merger Sub agree that any rights to indemnification or exculpation now existing in favor of, and all limitations on the personal liability of each present and former director, officer, employee, fiduciary or agent of the Company and its Subsidiaries provided for in the respective organizational documents, in effect as of the date hereof shall continue in full force and effect (and with respect to the Surviving Entity, shall be reflected in the applicable organizational documents of such entity), for a period of six (6) years after the Effective Time. During such period, Parent shall not, nor shall it permit the Surviving Entity to, amend, repeal or otherwise modify such provisions for indemnification in any manner that would materially and adversely affect the rights thereunder of any individual who at any time on or prior to the Effective Time was a director, officer, employee, fiduciary or agent of the Company or its Subsidiaries in respect of actions or omissions occurring at or prior to the Effective Time (including,

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without limitation, the transactions contemplated by this Agreement), unless such modification is required by Law; provided, however, that in the event any claim or claims are asserted or made either prior to the Effective Time or within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

(b) Parent shall cause the Surviving Entity to either (i) cause to be obtained a “tail” insurance policy with respect to Company’s and its Subsidiaries’ directors’ and officers’ liability insurance as in effect as of the Effective Time (a “D&O Tail Policy”), which D&O Tail Policy (A) shall have a claims period of at least six (6) years from the Effective Time with respect to claims arising from acts or omissions occurring prior to the Effective Time with respect to the Indemnified Parties covered by the Company’s and its Subsidiaries’ directors’ and officers’ liability insurance as of the Effective Time and (B) shall contain terms with respect to scope of coverage and amount generally no less favorable, in the aggregate, than those in the Company’s and its Subsidiaries’ existing directors’ and officers’ liability insurance policies as of the Effective Time, or (ii) maintain the existing officers’ and directors’ liability insurance policies maintained by the Company (provided that Parent may cause the Surviving Entity to substitute therefor policies of at least the same scope of coverage and amount and containing terms and conditions that are generally not less favorable, in the aggregate, to the Indemnified Parties) for a period of six (6) years after the Effective Time; provided, however, that in no event shall the Parent or the Surviving Entity be required to expend in the aggregate in excess of 200% of the annual premium currently paid by the Company for such coverage, and if such premium would at any time exceed 200% of such amount, then the Parent or the Surviving Entity shall maintain insurance policies which provide the maximum and best coverage available at an annual premium equal to 200% of such amount Section 6.6(b) of the Company Disclosure Letter sets forth the current premium paid by the Company for such insurance.

(c) The obligations under this Section 6.6 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.6 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 6.6 applies shall be third party beneficiaries of this Section 6.6 and shall be entitled to enforce the covenants contained herein).

(d) In the event Parent or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent and the Surviving Entity, as the case may be, assume the obligations set forth in this Section 6.6.

6.7 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Entity with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Parent.

6.8 Publicity. Except with respect to any action taken pursuant to, and in accordance with, Section 6.4, so long as this Agreement is in effect, neither Parent nor the Company shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed, except as may be required by applicable Law or the applicable rules of any stock exchange, in which event such party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other parties to review and comment upon such press release or other announcement and shall give due consideration to all reasonable additions, deletions or changes suggested thereto.

6.9 Rule 16b-3 Actions. Parent and the Company agree that, in order to most effectively compensate and retain those officers and directors of the Company who are subject to the reporting requirements of Section 16(a)

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of the Exchange Act in connection with the Merger, both prior to and after the Effective Time, it is desirable that such Persons not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable Law in connection with the transactions contemplated by this Agreement, and for that compensatory and retentive purpose agree to the provisions of this Section 6.9. Promptly after the date hereof and prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of shares of Company Common Stock resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

6.10 Notification of Certain Matters. Each of Parent, Merger Sub and the Company shall promptly advise the other of any change or event (a) having or reasonably likely to have a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, or (b) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; provided, further, that a failure to comply with this Section 6.10 shall not constitute the failure of any condition set forth in Article VII to be satisfied unless the underlying Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied.

6.11 Litigation. Notwithstanding anything to the contrary set forth herein, each party shall notify the other parties promptly if and after it receives notice of any Actions instituted or threatened against Parent, Merger Sub or the Company or any of their respective directors, officers or Affiliates, including by any stockholder of the Company, before any court or Governmental Authority relating to this Agreement, the Merger or the transactions contemplated hereby, or seeking damages or discovery in connection with such transactions. Until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall give Parent the opportunity to participate in the defense or settlement of any Action relating to this Agreement or any of the transactions contemplated by this Agreement, and shall not settle any such Action without Parent’s written consent, which will not be unreasonably withheld, conditioned or delayed.

6.12 Stock De-Registration. The Company shall use its commercially reasonable efforts to cause its shares of common stock to no longer be quoted on NASDAQ and to be de-registered under the Exchange Act as soon as practicable following the Effective Time.

6.13 NASDAQ Listing. The Parent shall use commercially reasonable efforts to cause the shares of Parent Common Stock which are to be issued to the holders of Company Common Stock upon consummation of the Merger to be listed on NASDAQ.

6.14 Actions Regarding Anti-Takeover Statutes. If Section 203 of the DGCL or any other potentially applicable anti-takeover or similar Law or provision in the Company’s governing documents is or becomes applicable to this Agreement, the Merger, the Voting Agreement or the transactions contemplated by this Agreement, the Company Board shall grant such approvals and take such other actions as may be required so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms and conditions set forth in this Agreement and the Voting Agreement.

6.15 Company Cooperation on Certain Matters. After the date hereof and prior to the Effective Time, the Company shall, subject to applicable Law, confer with Parent on a regular and continued basis regarding the general status of the ongoing operations of the Company and its Subsidiaries and integration planning matters and communicate and consult with such Persons identified by Parent to the Company with respect to the foregoing.

6.16 Control of Operations. Without in any way limiting and subject to the parties’ rights and obligations under this Agreement, the parties understand and agree that nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control the Company’s operations prior to the Effective Time.

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6.17 Pipeline Deals. The Company shall not (a) amend, modify, terminate or consummate any Pipeline Transaction Purchase Agreement or (b) enter into any acquisition agreement for a Pipeline Transaction, in each case, without the prior written approval of Parent, with such approval to be provided or withheld in Parent’s sole discretion. The Company shall promptly (and in any event within twenty-four (24) hours) inform Parent of any material communication received by the Company or any of its Subsidiaries in connection with any Pipeline Transaction or any Pipeline Transaction Purchase Agreement. The Company shall consult with and give Parent the opportunity to attend and participate in any material communications, meetings and conferences with any Person related to a Pipeline Transaction.

6.18 Start Media Joint Venture. Prior to the date of this Agreement, Parent and the Company have entered into a purchase agreement that provides Parent will acquire one hundred percent (100%) of Start Media’s interest in the Start Media Joint Venture on the Closing Date (the “Start Media Purchase Agreement”). Parent and the Company shall take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under the Start Media Purchase Agreement to consummate the transactions contemplated by the Start Media Purchase Agreement in accordance with its terms. The Company shall promptly (and in any event within twenty-four (24) hours) inform Parent of any material communication received by the Company or any of its Subsidiaries in connection with the Start Media Joint Venture or the Start Media Purchase Agreement.

ARTICLE VII

CONDITIONS PRECEDENT TO THE CONSUMMATION OF THE MERGER

7.1 Conditions to Each Party’s Obligations To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the fulfillment (or waiver in writing if permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a) This Agreement shall have been approved by the requisite affirmative vote of the holders of shares of Company Common Stock present and voting at the Company Stockholders’ Meeting in accordance with applicable Law (the “Company Stockholders’ Approval”).

(b) The shares of Parent Common Stock to be issued to the holders of Company Common Stock upon consummation of the Merger shall have been authorized for listing on NASDAQ, subject to official notice of issuance.

(c) The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(e) All other material approvals, authorizations, orders, declarations, filings with, and consents of any Governmental Authority required to consummate the Merger shall have been obtained and shall remain in full force and effect and all statutory waiting periods relating to such approvals, authorizations, orders, declarations, filings with and consents shall have expired or been terminated.

(f) No statute, rule, executive order or regulation shall have been enacted, issued, enforced or promulgated by any Governmental Authority which prohibits or is reasonably likely to prohibit the consummation of the Merger, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing, or which is reasonably likely to prevent, consummation of the Merger; provided, however, that the parties hereto shall have used reasonable efforts to cause any such order or injunction, ruling or action to be vacated or lifted or to ameliorate the effects thereof.

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7.2 Conditions to the Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction (or waiver in writing if permissible under applicable Law), at or prior to the Effective Time, of the following conditions:

(a) (i) The representations and warranties of the Company contained in Section 3.2 (Capitalization) shall be true and correct as of the date of this Agreement and on and as of the Closing Date as if made on and as of such date; (ii) the representations and warranties of the Company contained in Section 3.1 (Corporate Organization), Section 3.3 (Authority), Section 3.9 (Broker’s Fees), Section 3.18 (State Takeover Laws) and Section 3.25 (Disclosure Documents) shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or as of the date hereof, in which case such representations and warranties shall be true and correct in all material respects as of such date); and (iii) each of the representations and warranties of the Company contained in this Agreement (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or similar terms set forth therein) (other than those contained in the preceding clauses (i) and (ii)) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or as of the date hereof, in which case such representations and warranties shall be true and correct as of such date), except where the failure to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate with respect to all such failures, a Company Material Adverse Effect. Parent and Merger Sub shall have received a certificate signed by the Chief Executive Officer or President and the Chief Financial Officer of the Company to such effect.

(b) The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent and Merger Sub shall have received a certificate signed by the Chief Executive Officer or President and the Chief Financial Officer of the Company to such effect.

(c) There shall not be pending or threatened any suit, action or proceeding, in each case, by any Governmental Authority or any third party, including any actions by one or more Company Stockholders, seeking damages or other amounts in connection with, or to restrain, preclude, enjoin or prohibit, the Merger or any of the other transactions contemplated by this Agreement;

(d) Between the date of this Agreement and the Closing Date, there shall not have occurred any Circumstance which individually or in the aggregate with all other Circumstances has had or would reasonably be expected to have a Company Material Adverse Effect. Parent and Merger Sub shall have received a certificate signed by the Chief Executive Officer or President and Chief Financial Officer of Company to such effect;

(e) The Company shall have redeemed the Series B Preferred Stock in accordance with Section 1.5;

(f) There shall not have occurred and be continuing any general suspension of, or limitation on trading in securities on NASDAQ (other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index); and

(g) Parent shall have received the opinion of King & Spalding LLP, counsel to Parent, dated the Closing Date, to the effect that the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to Parent shall be entitled to rely upon customary assumptions and representations provided by Parent and the Company that counsel to Parent reasonably deems relevant.

(h) Parent shall have received the Mayo Non-Compete and Non-Solicit Agreement.

(i) There shall not have occurred (i) a Security Breach which, either individually or collectively with all related breaches, has resulted in, or would reasonably be expected to result in, losses, damages, claims, costs, expenses, interest, awards, judgments or penalties to the Company of more than $1,000,000 (a “Material Security Breach”) or (ii) any facts, circumstances or events that would reasonably be expected to result in a Material Security Breach.

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(j) Parent shall have received a properly executed statement, issued by the Company pursuant to Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) dated no more than thirty (30) days prior to the Closing Date and signed by an officer of the Company, and in form and substance reasonably satisfactory to Parent, certifying that interests in the Company, including shares of Company Common Stock, do not constitute “United States real property interests” under Section 897(c) of the Code, and the Company shall have provided notice to the IRS in accordance with the provisions of Treasury Regulation Section 1.897-2(h)(2).

(k) Parent shall have acquired one hundred percent (100%) of the Start Media Joint Venture pursuant to the terms and conditions set forth in the Start Media Purchase Agreement.

(l) The Company shall have obtained, in form and substance satisfactory to Parent, the third party consents set forth on Schedule 7.2(l), and all such consents shall be in full force and effect at the Closing.

(m) The Company shall have cancelled and terminated, in form and substance satisfactory to Parent, the third party agreements set forth on Schedule 7.2(m).

(n) There shall not have occurred a material adverse change to the net debt or working capital amounts set forth in the Company Balance Sheet (except for changes related to (i) the Pipeline Transactions, (ii) payments by the Company under outstanding loan agreements, (iii) the redemption of the Series B Preferred Stock in accordance with this Agreement and (iv) the occurrence of capital expenditures by the Company, in each case, to the extent permitted by this Agreement).

(o) The Company Board shall have adopted resolutions terminating, effective immediately prior to the Closing, the pension plan sponsored by the Company that is intended to meet the requirements of Section 401(k) of the Code (the “401(k) Plan”), and the Company shall have (i) taken all actions reasonably requested by Parent to ensure that the 401(k) Plan is in compliance with all applicable requirements of the Code and regulations thereunder for all periods through the date of its termination and is eligible to receive a favorable determination letter from the IRS with respect to its termination and (ii) submitted an application to the IRS under the Voluntary Compliance Program, following Parent’s review and approval of such application, to correct any operational failures identified by Parent with respect to the 401(k) Plan.

7.3 Conditions to the Obligations of Company. The obligation of the Company to effect the Merger is also subject to the satisfaction (or waiver in writing if permissible under applicable Law), at or prior to the Effective Time, of the following conditions:

(a) Each of the representations and warranties of Parent and Merger Sub contained in this Agreement (without giving effect to any limitation as to “materiality” or similar terms set forth therein) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or as of the date hereof, in which case such representations and warranties shall be true and correct in all material respects as of such date), except for changes permitted by this Agreement or where the failure to be so true and correct does not have, and would not reasonably be expected to have, a Parent Material Adverse Effect. The Company shall have received a certificate signed by the Chief Executive Officer or the Chief Financial Officer of Parent and Merger Sub to such effect.

(b) Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed by the Chief Executive Officer or the Chief Financial Officer of Parent and Merger Sub to such effect.

(c) The Company shall have received the opinion of Eaton & Van Winkle LLP, counsel to the Company, dated the Closing Date, to the effect that the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to the Company shall be entitled to rely upon customary assumptions and representations provided by the Company and Parent that counsel to the Company reasonably deems relevant.

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(d) Since the date of this Agreement, there shall not have occurred any Circumstance that has had or would reasonably be expected to have a Parent Material Adverse Effect.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be terminated and the Merger and other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholders’ Approval (with any termination by Parent also being an effective termination by Merger Sub):

(a) by mutual written consent of the Company and Parent;

(b) by either Parent or the Company if any Governmental Authority of competent jurisdiction shall have issued a final and non-appealable order, decree, judgment, injunction or ruling or taken any other final and non-appealable action enjoining, restraining or otherwise prohibiting the consummation of the Merger; provided that the party seeking to terminate this Agreement shall have used its commercially reasonable efforts to have such order, decree, judgment, injunction or ruling lifted if and to the extent required by Section 6.3;

(c) by either Parent or the Company if the Merger shall not have been consummated on or before September 30, 2014 (the “Termination Date”); provided, however, (i) the Termination Date shall be extended to December 31, 2014 if the Merger has not closed by September 30, 2014 due to the failure to timely receive any financial statements required to be included in the Form S-4 or the Company Proxy Statement/Prospectus pursuant to Regulation S-X and (ii) the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party if the failure of such party to perform any of its obligations under this Agreement has been a principal cause of or resulted in the failure of the Merger to be consummated on or before such date;

(d) by Parent, in the event of a material breach by the Company of any representation, warranty, covenant or other agreement contained herein, or if a representation or warranty of the Company shall have become untrue or inaccurate after the date of this Agreement, which situation in either case (i) would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b), and (ii) has not been cured within twenty (20) calendar days following notice thereof, or if the Termination Date is less than twenty (20) calendar days from such notice, has not been or cannot reasonably be expected to be cured by the Termination Date;

(e) by the Company, in the event of a material breach by Parent or Merger Sub, as the case may be, of any representation, warranty, covenant or other agreement contained herein, or if a representation or warranty of Parent or Merger Sub, as the case may be, shall have become untrue or inaccurate after the date of this Agreement, which situation in either case (i) would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b), and (ii) has not been cured within twenty (20) calendar days following notice thereof, or if the Termination Date is less than twenty (20) calendar days from such notice, has not been or cannot reasonably be expected to be cured by the Termination Date;

(f) by either Parent or the Company if the Company Stockholders shall have failed to approve this Agreement at the Company Stockholders’ Meeting or at any adjournment or postponement thereof; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.1(f) if the Company has not complied with its obligations under Sections 6.1, 6.2 or 6.4, or has otherwise breached in any material respect any of its obligations under this Agreement in any manner that could reasonably have caused the failure to obtain the Company Stockholders’ Approval at the Company Stockholders’ Meeting or at any adjournment or postponement thereof; or

(g) by Parent, if (i) the Company Board shall have failed to include the Company Board Recommendation in the Company Proxy Statement/Prospectus or publicly announced or proposed an intent

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to do so, (ii) the Company Board or any committee thereof shall have made an Adverse Recommendation Change or publicly announced or proposed an intent to do so, (iii) the Company or any of its Subsidiaries shall have breached any of its obligations under Section 6.4, (iv) the Company Board or any committee thereof shall have taken any position contemplated by Rule 14e-2(a) of the Exchange Act with respect to any Acquisition Proposal other than recommending rejection of such Acquisition Proposal or (v) the Company Board or any committee thereof shall have refused to affirm publicly its recommendation of this Agreement and the Merger following any written request by Parent to provide such reaffirmation following an Acquisition Proposal prior to the earlier of (x) ten (10) days following such request and (y) five (5) Business Days prior to the Company Stockholders’ Meeting.

8.2 Effect of Termination.

(a) In the event of a termination of this Agreement by either Parent or the Company as provided in Section 8.1, this Agreement shall immediately become null and void and have no effect, and none of Parent, Merger Sub, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability or obligation of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that Section 6.5 (Access to Information), Section 6.8 (Publicity) and this Section 8.2 (Effect of Termination) and Article IX (Miscellaneous) and all other obligations of the parties specifically intended to be performed after the termination of this Agreement shall survive any termination of this Agreement; provided, however, that notwithstanding the foregoing, except as set forth herein, neither Parent nor the Company shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement, the Confidentiality Agreement or any other agreement delivered in connection herewith.

(b) All Expenses incurred in connection with this Agreement shall be paid by the party incurring such Expenses, whether or not the Merger is consummated. “Expenses”, as used in this Agreement, shall include all out-of-pocket documented expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the transactions contemplated hereby, including the authorization, preparation, negotiation, execution and performance of this Agreement and the other transactions contemplated by this Agreement, the solicitation of Company Stockholders’ Approval and all other matters related to the Closing.

(c) If this Agreement is terminated:

(i) by Parent pursuant to Section 8.1(d), then (without prejudice to any other rights that Parent may have against the Company for breach of this Agreement or otherwise) the Company shall make a cash payment to Parent equal to the amount of all Expenses incurred by Parent and its Affiliates in immediately available funds, as directed by Parent in writing (the “Expense Reimbursement Amount”);

(ii) by the Company pursuant to Section 8.1(e), then (without prejudice to any other rights that the Company may have against Parent for breach of this Agreement or otherwise) Parent shall make a cash payment to the Company equal to the amount of all Expenses incurred by the Company and its Affiliates in immediately available funds, as directed by the Company in writing;

(iii) by Parent pursuant to Section 8.1(g) (without prejudice to any other rights that Parent may have against Company for breach of this Agreement or otherwise) the Company shall make a cash payment to Parent in the amount of $1,228,935 (the “Termination Amount”) in immediately available funds, as directed by Parent in writing;

(iv) by (A) Parent or the Company pursuant to (x) Section 8.1(c) or (y) Section 8.1(f) in connection with the failure of the Company to obtain the Company Stockholders’ Approval or (B) Parent pursuant to Section 8.1(d), and (1) on or prior to the Termination Date, a Person or group shall have made an Acquisition Proposal to the Company or the Company Stockholders or an Acquisition Proposal shall have otherwise become announced or communicated to the Company, the Company Board or the Company’s management and (2) no later than twelve (12) months after the

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Termination Date, the Company enters into, publicly approves or submits to the Company Stockholders for approval, an agreement with respect to an Acquisition Proposal, or an Acquisition Proposal is consummated (which in each case need not be the same Acquisition Proposal as the Acquisition Proposal described in clause (1)), then (without prejudice to any other rights that Parent may have against Company for breach of this Agreement or otherwise) the Company will pay to Parent, on the date of entry into the definitive agreement in respect of such Acquisition Proposal or, if earlier, the date of the consummation of the transaction in respect of such Acquisition Proposal, as may be applicable, the Termination Amount (less any Expense Reimbursement Amount previously paid to Parent) in immediately available funds, as directed by Parent in writing; or

(v) by Parent or the Company pursuant to Section 8.1(f) only (and not, for the avoidance of doubt, Section 8.1(g)) in connection with the failure of the Company to obtain the Company Stockholders’ Approval, then the Company shall make a cash payment to Parent equal to the Expense Reimbursement Amount, which amount shall not exceed $819,290, and such payment shall be made in immediately available funds, as directed by Parent in writing.

(d) If required to be paid under this Section 8.2, the Expense Reimbursement Amount or the Termination Amount shall be paid in immediately available funds within four (4) Business Days after the date of the event giving rise to the obligation to make such payment. If the Company fails to promptly pay any amount due by it pursuant to this Section 8.2, interest shall accrue on such amount from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment at a rate per annum equal to three (3) percent plus the prime interest rate published in The Wall Street Journal on the date such interest begins accruing and, if Parent commences a suit to obtain such amount that results in a judgment against the Company to pay all or any portion of such amount, the Company shall also pay to Parent its costs and expenses (including attorneys’ fees) incurred in connection with such suit. The parties acknowledge and agree that the provisions for payment of the Termination Amount are an integral part of the transactions contemplated by this Agreement and are included herein in order to induce Parent to enter into this Agreement and to reimburse Parent for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement.

8.3 Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto, by action taken by their respective boards of directors, at any time before or after approval of the matters presented in connection with this Agreement to the Company Stockholders; provided, however, that after any approval of the transactions contemplated by this Agreement by the Company Stockholders, no amendment of this Agreement shall be made that by Law or in accordance with the rules of any stock exchange requires further approval by the Company Stockholders without obtaining such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after the Company Stockholders’ Approval, no extension or waiver of this Agreement or any portion thereof shall be made that by Law requires further adoption and approval by the Company Stockholders without obtaining such approval. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No provision of this Agreement requiring any party to use commercially reasonable efforts or to act in good faith in any context shall be interpreted to require a party, as part of such party’s duty to use commercially reasonable efforts or to act in good faith in the context in question, to waive any condition to the obligations of such party hereunder or to refrain from exercising any right or power such party may have hereunder.

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ARTICLE IX

MISCELLANEOUS

9.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. Notwithstanding the foregoing, this Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or relates to delivery of the Exchange Fund in full.

9.2 Expenses. Except as may otherwise be agreed to hereunder or in other writing by the parties, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

9.3 Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by nationally recognized overnight courier (providing proof of delivery) or mailed by prepaid registered or certified mail (return receipt requested) or by telecopy, facsimile or e-mail transmission (providing confirmation of transmission) addressed as follows:

(a) If to Parent or Merger Sub, to:

Carmike Cinemas, Inc.

1301 First Avenue

Columbus, GA 31901

Attention: Daniel E. Ellis, Senior Vice President,

General Counsel and Secretary

with required copies to (which shall not constitute notice):

King & Spalding LLP

1180 Peachtree Street NE

Atlanta, Georgia 30309

Fax: (404) 572-5100

Attn: Alan J. Prince

Justin M. King

E-mail: aprince@kslaw.com

 jking@kslaw.com

(b) If to the Company, to:

Digital Cinema Destinations Corp.

250 East Broad Street

Westfield, NJ 07090

Fax: (908) 396-1361

Attn: A. Dale Mayo

E-mail: bmayo@digiplexdest.com

with required copies to (which shall not constitute notice):

Eaton & Van Winkle LLP

3 Park Avenue, 16th Fl

New York, NY 10016

Fax: (212) 779-9910

Attn: Joseph L. Cannella, Esq.

E-mail: jcannella@evw.com

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or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date received by the addressee as provided above; provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day.

9.4 Interpretation. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply: (a) “either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting and shall be deemed to be followed by the words “without limitation”, (b) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole, and not to any particular provision, (c) “date hereof” refers to the date set forth in the initial caption of this Agreement, (d) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”, (e) descriptive headings, the table of defined terms and the table of contents are inserted for convenience only and do not affect in any way the meaning or interpretation hereof, (f) definitions are applicable to the singular as well as the plural forms of such terms, (g) pronouns shall include the corresponding masculine, feminine or neuter forms, (h) references to a Person are also to such Person’s permitted successors and assigns, (i) references to an “Article,” “Section,” “Exhibit,” “Annex” or “Schedule” refer to an Article or Section of, or an Exhibit, Annex or Schedule to, this Agreement, (j) references to “$” or otherwise to dollar amounts refer to the lawful currency of the U.S., (k) references to a federal, state, provincial, local or foreign statute or Law include any rules, regulations and delegated legislation issued thereunder, and (l) references to a communication by a regulatory agency include a communication by the staff of such regulatory agency. For purposes of this Agreement, the Company shall not be deemed to be an Affiliate or subsidiary of Merger Sub or Parent. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

9.5 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by means of telecopied or e-mailed signature pages, and the parties hereto adopt any signatures so received as original signatures of the parties.

9.6 Entire Agreement. This Agreement, together with the exhibits, annexes and schedules hereto, the Voting Agreement, the Confidentiality Agreement and any documents delivered by the parties in connection herewith, constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall survive the execution and delivery of this Agreement.

9.7 Governing Law; Jurisdiction and Venue; WAIVER OF JURY TRIAL. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of the parties hereto (a) consents to submit itself to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, , or if that court does not have jurisdiction, the Superior Court for New Castle County in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims arising out of or related to this Agreement or any of the transactions contemplated by this Agreement must be heard and determined in any such court, (c) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. To the extent permitted by applicable law, any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in

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Section 9.3. Nothing in this Section 9.7, however, shall affect the right of any party to serve legal process in any other manner permitted by law. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF PARENT, MERGER SUB OR COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

9.8 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term. Notwithstanding the foregoing, the parties intend that the rights, limitations and remedies contained in Section 6.2, Section 6.4, Section 8.1 and Section 8.2 be construed as integral provisions of this Agreement and that such rights, limitations and remedies shall not be severable in any manner that restricts a party’s remedies or rights under this Agreement.

9.9 Assignment; Reliance of Other Parties. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other parties and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns; provided, however, that each of Parent and Merger Sub may assign their rights and obligations hereunder to any direct or indirect wholly-owned Subsidiary of Parent to the extent Merger Sub and/or Parent, as applicable, agree to remain liable for the performance of such wholly-owned Subsidiary of its obligations hereunder. Except (a) as provided in Section 6.6 (Directors’ and Officers’ Indemnification and Insurance) hereof and (b) the provisions of Article II concerning payment of the aggregate Merger Consideration, which shall inure to the benefit of the Company Stockholders but, prior to the Effective Time, may only be enforced by the Company acting on their behalf, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto, any rights or remedies under or by reason of this Agreement.

9.10 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms hereof or were otherwise breached, and the parties will be entitled to specific performance of the terms hereof in addition to any other remedy to which such party is entitled at law or in equity. Accordingly, Parent and Merger Sub shall be entitled to an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement by the Company and to enforce specifically the terms and provisions of this Agreement including, without limitation, the obligations of the Company to satisfy the conditions to closing set forth in Section 7.1 and Section 7.2 and the Company shall be entitled to an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

9.11 Definitions. Except as otherwise provided herein or as otherwise clearly required by the context, the following terms shall have the respective meanings indicated when used in this Agreement:

“401(k) Plan” shall have the meaning ascribed thereto in Section 7.2(o) hereof.

“Acquisition Proposal” shall have the meaning ascribed thereto in Section 6.4(i) hereof.

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“Action” shall have the meaning ascribed thereto in Section 3.10 hereof.

“Adverse Recommendation Change” shall have the meaning ascribed thereto in Section 6.4(d) hereof.

“Affiliate” shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning ascribed thereto in the recitals hereto.

“agreement” shall mean any contract, agreement, instrument, obligation, undertaking, lease, license, arrangement, commitment or understanding, whether written or oral, in each case that is legally binding on such Person and as it may be amended or otherwise modified from time to time.

“Business Day” shall have the meaning ascribed thereto in Rule 14d-1(g)(3) under the Exchange Act.

“Bylaws” shall mean the bylaws of an entity as currently in effect.

“Cause” shall mean misconduct with respect to, or that is harmful to, Parent, the Company or any of their Affiliates including, but not limited to, (a) the commission of a felony or other crime or offense that materially affects Parent (whether or not the offense is indictable); (b) any statement or act which violates Parent’s personnel policies then in effect or which, in the reasonable judgment of Parent, might expose Parent, the Company or any of their Affiliates to any claim or legal action (including any statement or act relating to the disability, race, religion, color, national origin, sexual preference, sex or age of any individual); (c) the performance of any act or failure to perform any act (other than in good faith) to the detriment of the business of Parent, the Company or any of their Affiliates; (d) any act constituting fraud or dishonesty; (e) any violation of any federal or state law governing the business of Parent, the Company or any of their Affiliates; (f) performing any act or failing to perform any act, the performance or non-performance of which is stated in any agreement with Parent, the Company or any of their Affiliates to be cause for termination; or (g) the failure to follow proper directives with respect to the performance of such Person’s duties.

“Certificate” and “Certificates” shall have the meaning ascribed thereto in Section 1.6(b) hereof.

“Certificate of Incorporation” shall mean the certificate of incorporation of any entity under applicable state Law.

“Certificate of Merger” shall have the meaning ascribed thereto in Section 1.2 hereof.

“Circumstance” shall mean any event, occurrence, fact, condition, effect, change or development.

“Class A Common Stock” shall mean the Class A common stock of the Company, par value $0.01 per share.

“Class B Common Stock” shall mean the Class B common stock of the Company, par value $0.01 per share.

“Closing” shall have the meaning ascribed thereto in Section 1.2 hereof.

“Closing Date” shall have the meaning ascribed thereto in Section 1.2 hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

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“Collective Bargaining Agreement” shall have the meaning ascribed thereto in Section 3.14(c) hereof.

“Company” shall have the meaning ascribed thereto in the recitals hereto.

“Company Balance Sheet” shall have the meaning ascribed thereto in Section 3.6 hereof.

“Company Benefit Plans” shall have the meaning ascribed thereto in Section 3.13(a) hereof.

“Company Board” shall mean the board of directors of the Company.

“Company Board Recommendation” shall have the meaning ascribed thereto in Section 6.2(b) hereof.

“Company Common Stock” shall mean collectively the Class A Common Stock and the Class B Common Stock.

“Company Contract” shall have the meaning ascribed thereto in Section 3.15(a) hereof.

“Company Disclosure Letter” shall have the meaning ascribed thereto in Article III hereof.

“Company Financial Statements” shall have the meaning ascribed thereto in Section 3.6 hereof.

“Company Governmental Approvals” shall have the meaning ascribed thereto in Section 3.11 hereof.

“Company Key Suppliers” shall have the meaning ascribed thereto in Section 3.15(b) hereof.

“Company Leases” shall have the meaning ascribed thereto in Section 3.16(c) hereof.

“Company Material Adverse Effect” shall mean any Circumstance that, individually or in the aggregate with all other Circumstances occurring or existing prior to the determination of a Company Material Adverse Effect, has, or is reasonably expected to have, a material adverse effect on (i) the business, assets, liabilities, condition (financial or other), prospects or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that, for purposes of clause (i) above only, none of the following (to the extent arising after the date hereof) shall be deemed to be or constitute a Company Material Adverse Effect, or taken into account when determining whether a Company Material Adverse Effect has occurred or would occur:

(i) any Circumstance to the extent resulting from any conditions or changes generally affecting the economy or securities markets of the United States, in each case other than Circumstances that affect the Company and its Subsidiaries, taken as a whole, in a substantially disproportionate manner as compared to other companies in the motion picture exhibition industry (the “Industry”);

(ii) any Circumstance to the extent resulting from conditions in the Industry that affect the Company and its Subsidiaries, in each case other than Circumstances that affect the Company and its Subsidiaries, taken as a whole, in a substantially disproportionate manner as compared to other companies in the Industry;

(iii) any Circumstance to the extent resulting from the taking of any action expressly required by this Agreement (other than in compliance with Section 5.1 hereof);

(iv) any Circumstance to the extent resulting from changes in GAAP after the date hereof in each case other than Circumstances that affect the Company and its Subsidiaries, taken as a whole, in a disproportionate manner as compared to the Company’s Industry peers;

(v) any Circumstance to the extent resulting solely from changes in the Company’s stock price or the trading volume of Class A Common Stock, in and of itself (it being understood that the facts or occurrences giving rise or contributing to any such change may be taken into account in determining whether there has been a Company Material Adverse Effect); and

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(vi) any Circumstance to the extent resulting solely from any failure by the Company to meet any internal or public estimates, projections, budgets, or forecasts of the Company’s revenue, theater attendance projections, earnings or other financial performance or results of operations for any period (it being understood that the facts or occurrences giving rise or contributing to any such failure may be taken into account in determining whether there has been a Company Material Adverse Effect).

“Company Other Plans” shall have the meaning ascribed thereto in Section 3.13(a) hereof.

“Company Pension Plans” shall have the meaning ascribed thereto in Section 3.13(a) hereof.

“Company Personnel” shall mean any current or former director, officer, employee, independent contractor or consultant of the Company or any of its Subsidiaries.

“Company Preferred Stock” shall have the meaning ascribed thereto in Section 3.2(a) hereof.

“Company Proxy Statement/Prospectus” shall have the meaning ascribed thereto in Section 3.4 hereof.

“Company Restricted Stock Unit Award” shall have the meaning ascribed thereto in Section 1.8 hereof.

“Company Restricted Stock Units” shall have the meaning ascribed thereto in Section 1.8 hereof.

“Company SEC Reports” shall have the meaning ascribed thereto in Section 3.5(a) hereof.

“Company Stockholders” shall mean the holders of Company Common Stock.

“Company Stockholders’ Approval” shall have the meaning ascribed thereto in Section 7.1(a) hereof.

“Company Stockholders’ Meeting” shall have the meaning ascribed thereto in Section 3.3 hereof.

“Company Stock Plan” shall have the meaning ascribed thereto in Section 1.8 hereof.

“Company’s Financial Advisor” shall have the meaning ascribed thereto in Section 3.9 hereof.

“Company’s knowledge” or “knowledge of Company”, or any other phrases of similar meaning, shall mean the actual knowledge (after due investigation) of the individuals set forth in Schedule 9.11(a).

“Confidentiality Agreement” shall mean that certain letter agreement by and between Parent and the Company, dated as of October 28, 2013.

“D&O Tail Policy” shall have the meaning ascribed thereto in Section 6.6(b) hereof.

“DGCL” shall mean the General Corporation Law of the State of Delaware, as amended.

“DOJ” shall have the meaning ascribed thereto in Section 6.3(b) hereof.

“Effective Date” shall have the meaning ascribed thereto in Section 1.2 hereof.

“Effective Time” shall have the meaning ascribed thereto in Section 1.2 hereof.

“Encumbrance” shall mean all transfer and voting restrictions, liens, security interests, mortgages, pledges, hypothecations, easements, covenants, declarations, conditions and restrictions, defects in or clouds on title and other encumbrances of every kind and nature (including options, preemptive right, rights of first negotiation and rights of first refusal), whether arising by agreement, operation of law or otherwise.

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“Environmental Laws” shall mean any and all Laws which (i) regulate or relate to: the protection or clean-up of the environment; the treatment, storage, transportation, handling, packaging, labeling, disposal or release of, or exposure to, any pollutant, contaminant or hazardous substances, wastes or similar materials; the protection of human health and safety to the extent affected by harmful or deleterious substances in the workplace or the environment; or the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or (ii) impose liability or responsibility with respect to any of the foregoing, including property and business transfer laws.

“Environmental Permits” shall mean any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any Person that together with the Company would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning ascribed thereto in Section 2.1 hereof.

“Exchange Fund” shall have the meaning ascribed thereto in Section 2.1 hereof.

“Exchange Ratio” shall have the meaning ascribed thereto in Section 1.6(a).

“Expense Reimbursement Amount” shall have the meaning ascribed hereto in Section 8.2(c)(i) hereof.

“Expenses” shall have the meaning ascribed thereto in Section 8.2(b) hereof.

“Form S-4” shall have the meaning ascribed thereto in Section 3.4 hereof.

“FTC” shall have the meaning ascribed thereto in Section 6.3(b) hereof.

“GAAP” shall mean generally accepted accounting principles.

“Governmental Authority” shall mean any (i) United States, foreign, federal, state, local or other government, (ii) governmental commission, board, body, bureau, agency, department or other judicial, regulatory or administrative authority of any nature, including courts, tribunals and other judicial bodies, (iii) any self-regulatory body or authority, and (iv) any instrumentality or entity designed to act for or on behalf of the foregoing in exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnified Party” shall mean each present and former director or officer of the Company and each Subsidiary of the Company.

“Industry” shall have the meaning ascribed thereto in Section 9.11 hereof.

“Infringe” shall have the meaning ascribed thereto in Section 3.20(e) hereof.

“Insurance Policies” shall have the meaning ascribed thereto in Section 3.23 hereof.

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“Intellectual Property” shall mean in any and all jurisdictions throughout the world all of the following and all rights, arising out of or associated therewith: (a) all patents and applications therefor and all reissues, divisions, provisionals, continuations and continuations-in-part thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements, mask works, trade secrets, confidential information, know-how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (c) all works of authorship (whether copyrightable or not), all copyrights, copyright registrations and applications therefor, renewals and extensions therefor, and all other rights corresponding thereto; (d) all industrial designs and any registrations and applications; (e) all internet uniform resource locators, domain names, trade names, logos, slogans, social media identifiers and profiles, designs, trade dress, common law trademarks and service marks, trademark and service mark and trade dress registrations and applications therefor; (f) all Software, databases, data collections and data and all rights therein; (g) all moral and economic rights of authors and inventors; and (h) any similar or equivalent rights to any of the foregoing anywhere in the world; and copies and tangible embodiments of any of the foregoing in whatever form or medium.

“Inventories” shall have the meaning ascribed thereto in Section 3.28 hereof.

“IRS” shall mean the Internal Revenue Service.

“Key Employee” shall mean each of the individuals listed in Schedule 9.11(b).

“Law” shall mean any federal, state, local or foreign law, statute, ordinance or principle of common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority.

“Leased Real Property” shall have the meaning ascribed thereto in Section 3.16(b) hereof.

“Materials of Environmental Concern” shall mean (i) petroleum and its products and derivatives including gasoline and diesel fuel, radioactive materials, asbestos and asbestos-containing materials, pesticides, urea formaldehyde, lead and lead-containing materials, polychlorinated biphenyls, radon, or toxic mold, (ii) electromagnetic energy, noise, or radiation and (iii) any other chemicals, materials, substances or wastes in any amount or concentration which are regulated pursuant to or the exposure to which would reasonably be expected, because of hazardous, harmful or toxic qualities, to result in any type of liability under any applicable Environmental Laws or defined as or included in the definition of “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” “pollutant,” “regulated substance,” “solid waste,” “contaminant” or words of similar import under any applicable Environmental Laws.

“Mayo Non-Compete and Non-Solicit Agreement” shall mean the Non-Compete and Non-Solicit Agreement, dated as of the date hereof, between Parent and A. Dale Mayo.

“Merger” shall have the meaning ascribed thereto in the recitals hereto.

“Merger Consideration” shall have the meaning ascribed thereto in Section 1.6(a) hereof.

“Merger Sub” shall have the meaning ascribed thereto in the recitals hereto.

“NASDAQ” shall mean The NASDAQ Stock Market.

“OSHA” shall mean the United States Occupational Safety and Health Administration.

“Owned Real Property” shall have the meaning ascribed thereto in Section 3.16(a) hereof.

“Parent” shall have the meaning ascribed thereto in the recitals hereto.

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“Parent Balance Sheet” shall have the meaning ascribed thereto in Section 4.6 hereof.

“Parent Closing Price” shall mean the average, rounded to the nearest one ten thousandth, of the closing sale prices of Parent Common Stock on the NASDAQ as reported by The Wall Street Journal for the five (5) full NASDAQ trading days immediately preceding (but not including) the Effective Date.

“Parent Common Stock” means the common stock, par value $0.03, of Parent.

“Parent Disclosure Letter” shall have the meaning ascribed thereto in Article IV hereof.

“Parent Financial Statements” shall have the meaning ascribed thereto in Section 4.6 hereof.

“Parent Material Adverse Effect” shall mean any Circumstance that, individually or in the aggregate with all other Circumstances occurring or existing prior to the determination of a Parent Material Adverse Effect, has, or is reasonably expected to have, a material adverse effect on (i) the business, assets, liabilities, condition (financial or other), prospects or results of operations of Parent and its Subsidiaries, taken as a whole, or (ii) the ability of Parent to consummate the transactions contemplated by this Agreement; provided, however, that, for purposes of clause (i) above only, none of the following (to the extent arising after the date hereof) shall be deemed to be or constitute a Parent Material Adverse Effect, or taken into account when determining whether a Parent Material Adverse Effect has occurred or would occur:

(i) any Circumstance to the extent resulting from any conditions or changes generally affecting the economy or securities markets of the United States, in each case other than Circumstances that affect Parent and its Subsidiaries, taken as a whole, in a substantially disproportionate manner as compared to other companies in the Industry;

(ii) any Circumstance to the extent resulting from conditions in the Industry that affect Parent and its Subsidiaries, in each case other than Circumstances that affect Parent and its Subsidiaries, taken as a whole, in a substantially disproportionate manner as compared to other companies in the Industry;

(iii) any Circumstance to the extent resulting from the taking of any action expressly required by this Agreement (other than in compliance with Section 5.2 hereof);

(iv) any Circumstance to the extent resulting from changes in GAAP after the date hereof in each case other than Circumstances that affect Parent and its Subsidiaries, taken as a whole, in a disproportionate manner as compared to the Parent’s Industry peers;

(v) any Circumstance to the extent resulting solely from changes in Parent’s stock price or the trading volume of Parent Common Stock, in and of itself (it being understood that the facts or occurrences giving rise or contributing to any such change may be taken into account in determining whether there has been a Parent Material Adverse Effect); and

(vi) any Circumstance to the extent resulting solely from any failure by Parent to meet any internal or public estimates, projections, budgets, or forecasts of Parent’s revenue, earnings or other financial performance or results of operations for any period (it being understood that the facts or occurrences giving rise or contributing to any such failure may be taken into account in determining whether there has been a Parent Material Adverse Effect).

“Parent Preferred Stock” shall have the meaning ascribed thereto in Section 4.2 hereof.

“Parent Restricted Stock” shall mean awards of restricted stock for Parent Common Stock issued under the Parent Stock Plans.

“Parent SEC Reports” shall have the meaning ascribed thereto in Section 4.5(a) hereof.

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“Parent Stock Option” shall have the meaning ascribed thereto in Section 4.2 hereof.

“Parent Stock Plans” shall have the meaning ascribed thereto in Section 4.2 hereof.

“Parent’s knowledge” or “knowledge of Parent”, or any other phrases of similar meaning, shall mean the actual knowledge (after reasonable investigation) of the individuals set forth in Schedule 9.11(c).

“Permitted Encumbrances” shall mean (i) Encumbrances for Taxes not yet due and payable or Taxes being contested in good faith and for which adequate reserves in accordance with GAAP have been established in the latest Company Financial Statements, (ii) statutory Encumbrances existing as of the Closing Date and held by any Governmental Authority that are related to obligations that are not due or delinquent, (iii) Encumbrances reflected in the consolidated financial statements of the Company and Subsidiary included in the Company SEC Reports or referenced in the Company Disclosure Letter, or (iv) Encumbrances or imperfections of title that do not materially detract from the value or materially interfere with the use of the assets subject thereto or affected thereby.

“Person” shall mean any individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other legal entity, or any Governmental Authority or political subdivision thereof.

“Pipeline Transaction” shall have the meaning ascribed thereto in Section 1.10 hereof.

“Pipeline Transaction Purchase Agreement” shall have the meaning ascribed thereto in Section 1.10 hereof.

“Qualified Bidder” shall have the meaning ascribed thereto in Section 6.4(c) hereof.

“Real Property” shall have the meaning ascribed thereto in Section 3.16(b) hereof.

“Receivables” shall have the meaning ascribed thereto in Section 3.27 hereof.

“Redemption Date” shall have the meaning ascribed thereto in Section 1.5 hereof.

“Registered Intellectual Property” shall mean all: (a) patents and patent applications (including provisional applications); (b) registered trademarks and service marks, applications to register trademarks and service marks, and trade dress; intent-to-use applications, or other registrations or applications related to trademarks and service marks and trade dress; (c) registered copyrights and applications for copyright registration; (d) domain name registrations and social media identifiers and profiles; (e) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded with any federal, state, local or foreign Governmental Authority or other public body or private registry.

“Regulatory Law” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, any Law analogous to the HSR Act or otherwise regulating antitrust or merger control matters and in each case existing in foreign jurisdictions, and all other Federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate (i) foreign investment or (ii) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Representatives” shall mean the directors, officers, employees, Affiliates, agents, investment bankers, financial advisors, attorneys, accountants, brokers, finders, consultants or representatives of the Company, Parent, Merger Sub or any of their respective Subsidiaries, as the case may be.

“SEC” shall have the meaning ascribed thereto in Section 3.4 hereof.

“Securities Act” shall mean the Securities Act of 1933, as amended.

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“Security Breach” shall mean any unauthorized intrusion, unauthorized access, misappropriation or breach of any Company System involving the acquisition, use, loss, destruction, compromise, dissemination or disclosure of any Personal Data or confidential or proprietary data maintained or stored by the Company.

“Series A Preferred Stock” shall mean the Series A preferred stock of the Company, par value $0.01 per share.

“Series B Preferred Stock” shall mean the Series B preferred stock of the Company, par value $0.01 per share.

“Series B Certificate” shall mean the Certificate of Designation of Series B Preferred Stock of the Company, dated September 21, 2012.

“Settlement Agreement” shall have the meaning ascribed thereto in Section 3.10 hereof.

“Software” shall mean all computer software programs, together with any error corrections, updates, modifications, or enhancements thereto, in both machine-readable form and human-readable form, including all firmware, embedded code, comments and any procedural code.

“Start Media” means Start Media, LLC, a Delaware limited liability company.

“Start Media Joint Venture” means that certain joint venture between the Company and Start Media, as set forth in that certain Operating Agreement, dated as of December 10, 2012, by and between the Company and Start Media.

“Stockholder Party” shall have the meaning ascribed thereto in the recitals hereto.

“Subsequent Determination Notice” shall have the meaning ascribed thereto in Section 6.4(e) hereof.

“Subsidiary” or “Subsidiaries” shall mean, when used with reference to a party, any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership) or serves in a similar capacity, or, with respect to such corporation or other organization, at least twenty percent (20%) of the securities or other interests is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

“Superior Proposal” shall have the meaning ascribed thereto in Section 6.4(h) hereof.

“Surviving Entity” shall have the meaning ascribed thereto in Section 1.1 hereof.

“Surviving Entity Certificate” shall have the meaning ascribed thereto in Section 1.4(a) hereof.

“Surviving Entity Bylaws” shall have the meaning ascribed thereto in Section 1.4(a) hereof.

“Takeover Laws” shall mean any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state antitakeover Laws or regulations.

“Tax” shall mean, whether disputed or not, any and all (i) taxes, customs, duties, tariffs, imposts, charges, deficiencies, assessments or levies, including, without limitation, income, gross receipts, excise, real or personal property, ad valorem, value added, estimated, alternative minimum, stamp, sales, withholding, employment,

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social security, occupation, use, service, service use, license, net worth, payroll, franchise, transfer and recording taxes and charges, imposed by the IRS or any other taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)); and such term shall include any interest, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such amounts; (ii) liability for the payment of any amounts of the type described in clause (i) as a result of being or having been a member of an affiliated, consolidated, combined, unitary or aggregate group; and (iii) liability for the payment of any amounts described in clause (i) or (ii) as a result of being or having been party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (i) or (ii).

“Tax Return” shall mean any report, return, declaration or filing required or permitted to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes.

“Terminated Pipeline Transaction” shall have the meaning ascribed thereto in Section 1.10 hereof.

“Termination Amount” shall have the meaning ascribed thereto in Section 8.2(c)(iii) hereof.

“Termination Date” shall have the meaning ascribed thereto in Section 8.1(c) hereof.

“Theaters” shall mean the theaters owned by the Company and its Subsidiaries listed in Schedule 9.11(d).

“U.S.” shall mean the United States of America.

“Voting Agreement” shall have the meaning ascribed thereto in the recitals hereto.

“Voting Debt” shall have the meaning ascribed thereto in Section 3.2(a) hereof.

“WARN Act” shall have the meaning ascribed thereto in Section 3.15(e) hereof.

“Worker Safety Laws” shall mean all Laws relating to public and worker health and safety.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as a sealed instrument by their duly authorized officers as of the day and year first above written.

CARMIKE CINEMAS, INC.

By:	/s/ Daniel E. Ellis
Name: Daniel E. Ellis
Title: Senior Vice President

BADLANDS ACQUISITION CORPORATION

By:	/s/ Daniel E. Ellis
Name: Daniel E. Ellis
Title: President

DIGITAL CINEMA DESTINATIONS CORP.

By:	/s/ A. Dale Mayo
Name: A. Dale Mayo
Title: Chief Executive Officer

ANNEX B

VOTING AGREEMENT

VOTING AGREEMENT, dated as of May 15, 2014 (this “Agreement”), by and among Carmike Cinemas, Inc., a Delaware corporation ( “Parent”), and A. Dale Mayo (the “Stockholder”).

WITNESSETH:

WHEREAS, concurrently with the execution of this Agreement, Digital Cinemas Destination Corp., a Delaware corporation (the “Company”), Parent and Badlands Acquisition Corporation, a Delaware corporation (“Merger Sub”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, each outstanding share of the Company Common Stock will be converted into the right to receive the Merger Consideration;

WHEREAS, as of the date hereof, the Stockholder is the beneficial owner of the Stockholder’s Existing Shares (as defined herein);

WHEREAS, as a condition and inducement to Parent entering into the Merger Agreement, Parent has required that the Stockholder agree, and the Stockholder has agreed, to enter into this Agreement and abide by the covenants and obligations with respect to the Stockholder’s Covered Shares (as defined herein); and

WHEREAS, the Board of Directors of the Company has adopted the Merger Agreement and approved the transactions contemplated thereby, and has approved the execution and delivery of this Agreement in connection therewith, understanding that the execution and delivery of this Agreement by the Stockholder is a material inducement and condition to Parent’s willingness to enter into the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

GENERAL

1.1 Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized and other defined terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person; provided that the Company shall not be deemed an Affiliate of the Stockholder.

“Beneficial Ownership” has the meaning ascribed to such term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The terms “Beneficially Own”, “Beneficially Owned” and “Beneficial Owner” shall each have a correlative meaning.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

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“Covered Shares” of the Stockholder (and the Stockholder’s “Covered Shares”) means shares of Company Common Stock or other voting capital stock of the Company and shares of the Company Common Stock or other stock of the Company issuable upon the conversion, exercise or exchange of securities that are as of the relevant date securities convertible into or exercisable or exchangeable for shares of Company Common Stock or other voting capital stock of the Company, in each case that the Stockholder has or acquires Beneficial Ownership of on or after the date hereof, equal collectively to thirty-nine and one-half percent (39.5%) of the total voting power of the outstanding capital stock of the Company.

“Encumbrance” means any security interest, pledge, mortgage, lien (statutory or other), charge, option to purchase, lease or other right to acquire any interest or any claim, restriction, covenant, title defect, hypothecation, assignment, deposit arrangement or other encumbrance of any kind or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement). The term “Encumber” shall have a correlative meaning.

“Existing Shares” of the Stockholder (and the Stockholder’s “Existing Shares”) means the shares of Company Common Stock set forth opposite the Stockholder’s name on Schedule 1 hereto.

“Expiration Date” shall mean the date that the Merger Agreement shall terminate in accordance with its terms.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity, or any group comprised of two or more of the foregoing.

“Representatives” means the officers, directors, employees, agents, advisors and Affiliates of a Person.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, Encumber, hypothecate or similarly dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, Encumbrance, hypothecation or similar disposition of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise).

ARTICLE II

VOTING

2.1 Agreement to Vote.

(a) Subject to Section 2.1(c), the Stockholder hereby irrevocably and unconditionally agrees that during the term of this Agreement, at the Company Stockholders’ Meeting and at any other meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the stockholders of the Company, the Stockholder shall:

(i) appear at each such meeting or otherwise cause the Existing Shares to be counted as present thereat for purposes of calculating a quorum; and

(ii) in each case to the fullest extent that the Covered Shares of the Stockholder are entitled to vote thereon or consent thereto, vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent (if then permitted under the Company’s Certificate of Incorporation) covering, all of such Covered Shares (A) in favor of the adoption and approval of the Merger Agreement and approval of the Merger and other transactions contemplated by the Merger Agreement and any action reasonably requested by Parent in furtherance of the foregoing, including, without limiting any of the foregoing obligations, in favor of any

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proposal to adjourn or postpone any meeting of the stockholders of the Company at which any of the foregoing matters are submitted for consideration and vote of the stockholders of the Company to a later date if there are not sufficient votes for approval of such matters on the date on which the meeting is held to vote upon any of the foregoing matters; (B) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of the Stockholder contained in this Agreement; and (C) against any Acquisition Proposal or Superior Proposal and against any other action, agreement or transaction involving the Company or any of its Subsidiaries that is intended, or would reasonably be expected to, materially impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or the performance by the Company of its obligations under the Merger Agreement or by the Stockholder of his obligations under this Agreement, including (I) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its Subsidiaries (other than the Merger); (II) a sale, lease or transfer of a material amount of assets of the Company or any of its Subsidiaries or any reorganization, recapitalization or liquidation of the Company or any of its Subsidiaries or (III) any change in the present capitalization of the Company or any amendment or other change to the Company’s certificate of incorporation or bylaws.

(b) Subject to Section 2.1(c), the obligations of the Stockholder specified in this Section 2.1 shall apply whether or not the Merger or any action described above is recommended by the Board of Directors of the Company (or any committee thereof).

(c) Notwithstanding anything to the contrary in this Agreement, in the event of an Adverse Recommendation Change made pursuant to Section 6.4(e) of the Merger Agreement and in compliance with the Merger Agreement, the obligation of the Stockholder to vote the Covered Shares shall be modified (without any further notice or any action by the Company or the Stockholder) such that (i) the Stockholder shall vote (or cause to be voted) such number of Covered Shares equal to thirty-three percent (33%) of the total voting power of the outstanding capital stock of the Company (the “Lock-Up Subject Shares”) as provided in Section 2.1(a) and (ii) the Stockholder, in his sole discretion, shall be entitled to vote (or cause to be voted), in person or by proxy, all of the remaining Existing Shares in excess of the Lock-Up Subject Shares in any manner he may choose.

(d) The Stockholder acknowledges that there are no appraisal or similar rights (including under Section 262 of the DGCL) in connection with the Merger and, if there was ever a determination that such rights existed, the Stockholder hereby waives, and agrees not to exercise or assert, any such rights.

2.2 No Inconsistent Agreements. The Stockholder hereby covenants and agrees that, except for this Agreement, the Stockholder (a) has not entered into, and shall not enter into at any time while the Merger Agreement remains in effect, any voting agreement or voting trust with respect to the Covered Shares of the Stockholder, (b) has not granted, and, except as permitted by Section 2.1(c)(ii) and Section 2.3, shall not grant at any time while the Merger Agreement remains in effect, a proxy (except pursuant to Section 2.3), consent or power of attorney with respect to the Covered Shares of the Stockholder and (c) has not taken and shall not knowingly take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing any of his obligations under this Agreement. The Stockholder hereby represents that all proxies, powers of attorney, instructions or other requests given by the Stockholder prior to the execution of this Agreement in respect of the voting of the Stockholder’s Covered Shares, if any, are not irrevocable and the Stockholder hereby revokes (and shall cause to be revoked) any and all previous proxies, powers of attorney, instructions or other requests with respect to the Stockholder’s Covered Shares.

2.3 Proxy.

(a) The Stockholder hereby irrevocably appoints as his proxy and attorney-in-fact, Daniel E. Ellis, the Senior Vice President and General Counsel of Parent, and Richard B. Hare, the Senior Vice President and Chief Financial Officer of Parent, and any individual who shall hereafter succeed any such persons, and any other

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Person designated in writing by Parent, each of them individually, with full power of substitution and resubstitution, to vote or execute written consents with respect to the Covered Shares of the Stockholder in accordance with Section 2.1 prior to the Expiration Date at the Company Stockholders’ Meeting and at any annual or special meetings of stockholders of the Company (or adjournments thereof) at which any of the matters described in Section 2.1 is to be considered; provided, however, that the Stockholder’s grant of the proxy contemplated by this Section 2.3 shall be effective if, and only if, the Stockholder has not delivered to the Secretary of the Company at least ten business days prior to the meeting at which any of the matters described in Section 2.1 is to be considered, a duly executed irrevocable proxy card previously approved by Parent directing that the Covered Shares of the Stockholder be voted in accordance with Section 2.1. This proxy, if it becomes effective, is coupled with an interest, is given as an additional inducement of Parent to enter into the Merger Agreement and shall be irrevocable prior to the Expiration Date, at which time any such proxy shall terminate. The Stockholder (solely in his capacity as such) shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. Parent may terminate this proxy with respect to the Stockholder at any time at its sole election by written notice provided to the Stockholder.

(b) Notwithstanding Section 2.3(a), in the event of an Adverse Recommendation Change made pursuant to Section 6.4(e) of the Merger Agreement and in compliance with the Merger Agreement, the right and proxy of Parent and its designees to vote or to execute written consents with respect to the Covered Shares in the manner set forth in Section 2.3(a), and appointment as attorney-in-fact (the “Proxy”), shall be modified (without any further notice or any action by the Company or the Stockholder) such that: (i) the Proxy shall be limited to the Lock-Up Subject Shares and (ii) the Stockholder, in his sole discretion, shall be entitled to vote (or cause to be voted), in person or by proxy, all of the remaining Existing Shares in excess of the Lock-Up Subject Shares in any manner he may choose.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of The Stockholder. The Stockholder hereby represents and warrants to Parent as follows:

(a) Authorization; Validity of Agreement; Necessary Action. The Stockholder has the requisite capacity, competency, power and authority to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder and, assuming this Agreement constitutes a valid and binding obligation of Parent, constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium or similar laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) Ownership. The Stockholder’s Existing Shares are, and all of the Covered Shares owned by the Stockholder from the date hereof through and on the Expiration Date will be, Beneficially Owned and owned of record by the Stockholder. The Stockholder has good and valid title to the Stockholder’s Existing Shares, free and clear of any Encumbrances other than pursuant to this Agreement, the Merger Agreement, under applicable federal or state securities laws or pursuant to any written policies of the Company only with respect to restrictions upon the trading of securities under applicable securities laws. As of the date hereof, the Stockholder’s Existing Shares constitute all of the shares of Company Common Stock (or any other equity interests of the Company) Beneficially Owned or owned of record by the Stockholder. The Stockholder has and will have at all times through the Expiration Date sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article II, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Stockholder’s Existing Shares and with respect to all of the Covered Shares owned by the Stockholder at all times through the Expiration Date.

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(c) No Violation. The execution and delivery of this Agreement by the Stockholder do not, and the performance by the Stockholder of his obligations under this Agreement will not, (i) to the knowledge of the Stockholder, conflict with or violate any Law applicable to the Stockholder or by which any of his assets or properties is bound, or (ii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on the properties or assets of the Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which the Stockholder and/or any of his assets or properties is bound, except for any of the foregoing as would not impair the ability of the Stockholder to perform his obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(d) Consents and Approvals. The execution and delivery of this Agreement by the Stockholder do not, and the performance by the Stockholder of his obligations under this Agreement and the consummation by him of the transactions contemplated hereby will not, require the Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity, other than the filings of any reports with the SEC.

(e) Absence of Litigation. As of the date hereof, there is no litigation, action, suits or proceeding pending or, to the knowledge of the Stockholder, threatened against or affecting the Stockholder and/or any of his Affiliates before or by any Governmental Entity that would reasonably be expected to impair the ability of the Stockholder to perform his obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(f) Reliance by Parent. The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by the Stockholder and the representations and warranties of the Stockholder contained herein. The Stockholder understands and acknowledges that the Merger Agreement governs the terms of the Merger and the other transactions contemplated thereby.

(g) Accredited Investor/Stockholder Has Adequate Information. The Stockholder is acquiring the Parent Common Stock to be issued in the Merger for the Stockholder’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act of 1933, as amended (the “Act”), or any applicable state securities laws and the Stockholder shall not dispose of such Parent Common Stock in contravention of the Act or any applicable state securities laws. The Stockholder is an “accredited investor”, as that term is defined in Regulation D promulgated under the Act. The Stockholder is a sophisticated seller with respect to the Existing Shares and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Existing Shares and has independently and without reliance upon Parent and based on such information as the Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Stockholder acknowledges that Parent has neither made nor makes any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement or the Merger Agreement. The Stockholder acknowledges that the agreements contained herein with respect to the Existing Shares by the Stockholder is irrevocable, and that the Stockholder shall have no recourse to the Existing Shares or Parent, except with respect to breaches of representations, warranties, covenants and agreements expressly set forth in this Agreement.

(h) No Setoff. The Stockholder has no liability or obligation related to or in connection with the Existing Shares other than the obligations to Parent as set forth in this Agreement. There are no legal or equitable defenses or counterclaims that have been or may be asserted by or on behalf of the Company, as applicable, to reduce the amount of the Existing Shares or affect the validity or enforceability of the Existing Shares.

3.2 Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholder that it has the requisite capacity and authority to execute and deliver this Agreement, to perform its obligations

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hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent, constitutes a legal, valid and binding obligation of Parent, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

ARTICLE IV

OTHER COVENANTS

4.1 Prohibition on Transfers; Other Actions. Until the Expiration Date, the Stockholder agrees that he shall not (a) Transfer any of the Stockholder’s Existing Shares, Beneficial Ownership thereof or any other interest therein, (b) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or would reasonably be expected to violate or conflict with, or result in or give rise to a violation of or conflict with, the Stockholder’s representations, warranties, covenants and obligations under this Agreement or (c) take any action that could restrict or otherwise affect the Stockholder’s legal power, authority and right to comply with and perform his covenants and obligations under this Agreement. Any Transfer in violation of this provision shall be void ab initio. The Stockholder shall not request that the Company or its transfer agent register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Stockholder’s Existing Shares and hereby consents to the entry of stop transfer instructions by the Company of any transfer of the Stockholder’s Existing Shares (and any other Shares that are beneficially owned by the Stockholder), unless such transfer is made in compliance with this Agreement.

4.2 Stock Dividends, etc. In the event of a stock split, stock dividend or distribution, or any change in the Company Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, reincorporation, exchange of shares or the like, the terms “Existing Shares”, “Covered Shares” and “Lock-Up Subject Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

4.3 No Solicitation; Support of Acquisition Proposals.

(a) Prior to the Expiration Date, the Stockholder agrees that he shall not, and that he shall not authorize or permit any of his Representatives to, directly or indirectly, (i) initiate, solicit, induce or encourage or facilitate the submission of any inquiry, indication of interest, proposal or offer that constitutes, or may lead to, an Acquisition Proposal, (ii) participate in any discussions or negotiations regarding any Acquisition Proposal, (iii) furnish any information or data regarding the Company or any of its Subsidiaries to, or afford access to the properties, books and records of the Company to, any Person (other than Parent or Merger Sub) in connection with or in response to any Acquisition Proposal, (iv) enter into any letter of intent or agreement providing for, relating to or in connection with, any Acquisition Proposal or any proposal that may lead to an Acquisition Proposal (other than a confidentiality agreement as contemplated by Section 6.4(c) of the Merger Agreement), or that requires the Company to abandon, terminate or breach its obligations under the Merger Agreement or fail to consummate the transactions contemplated thereby, (v) approve, adopt, endorse or recommend an Acquisition Proposal, (vi) take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including any transaction under, or a third party becoming an “interested stockholder” under, Section 203 of the DGCL), or any restrictive provision of any applicable anti-takeover provision in the Company’s Certificate of Incorporation or Bylaws, inapplicable to any transactions contemplated by an Acquisition Proposal or (vii) resolve, propose or agree to do any of the foregoing. The Stockholder shall, and shall cause his Representatives to, cease and terminate any and all existing activities, discussions or negotiations with any Person with respect to an Acquisition Proposal. The Stockholder shall notify Parent promptly (but in any event within twenty-four

6

(24) hours) orally and in writing of the receipt of any inquiries, discussions, negotiations, proposals or expressions of interest with respect to an Acquisition Proposal, including providing the identity of the third party making, submitting, inquiring about or expressing interest with respect to such Acquisition Proposal, and (A) if it is in writing, a copy of such Acquisition Proposal and any related draft agreements and other written material setting forth the terms and conditions of such Acquisition Proposal and (B) if oral, a detailed summary thereof that is made or submitted by any third party during the period between the date hereof and the Closing. Any violation of this Section 4.3 by any of the Stockholder’s Representatives shall be deemed to be a violation by the Stockholder of this Section 4.3.

(b) For the purposes of this Section 4.3, the Company shall be deemed not to be an Affiliate of the Stockholder, and any officer, director, employee, agent or advisor of the Company (in each case, in their capacities as such) shall be deemed not to be a Representative of the Stockholder.

(c) This Section 4.3 shall not limit or affect the Stockholder’s rights and obligations pursuant to Section 6.4 of the Merger Agreement in his capacity as a director of the Company.

4.4 Notice of Acquisitions. The Stockholder agrees to notify Parent as promptly as practicable (and in any event within 24 hours after receipt) orally and in writing of the number of any additional shares of Company Common Stock or other securities of the Company of which the Stockholder acquires Beneficial Ownership on or after the date hereof.

4.5 Further Assurances. From time to time, at Parent’s reasonable request and without further consideration, the Stockholder agrees to cooperate with Parent in making all filings and obtaining all consents of Governmental Entities and third parties and to execute and deliver such additional documents and take all such further actions as may be necessary or desirable to effect the actions contemplated by this Agreement. Without limiting the foregoing, Stockholder hereby authorizes Parent to publish and disclose in any announcement or disclosure required by the SEC and in the Company Proxy Statement/Prospectus the Stockholder’s identity and ownership of the Stockholder’s Existing Shares and the nature of the Stockholder’s obligations under this Agreement.

4.6 Release. From and after the Effective Time, the Stockholder finally and forever releases Parent and the Company, and their respective successors, assigns, Representatives and Subsidiaries, past and present, of Parent and the Company (the “Releases”) from each and every agreement, commitment, indebtedness, obligation and claim of every nature and kind whatsoever, known or unknown, suspected or unsuspected (each, a “Claim” and collectively, the “Claims”) that has arisen or arises directly and solely out of the Stockholder’s interest as a stockholder of the Company, except with respect to any such Claims arising against Parent under this Agreement or the Merger Agreement.

ARTICLE V

MISCELLANEOUS

5.1 Termination.

(a) This Agreement shall remain in effect until the earlier to occur of the Effective Time or the Expiration Date. Neither the provisions of this Section 5.1 nor the termination of this Agreement shall relieve (i) any party hereto from any liability of such party to any other party incurred prior to such termination or expiration, or (ii) any party hereto from any liability to any other party arising out of or in connection with a breach of this Agreement. Nothing in the Merger Agreement shall relieve the Stockholder from any liability arising out of or in connection with a breach of this Agreement. In particular, without limitation, the liability of the Stockholder for damages and losses suffered by Parent as a consequence of any breach by the Stockholder shall not be extinguished by the payment or the coming due of the Termination Amount.

7

(b) This Agreement shall not be terminated by any act of the Stockholder, in the Stockholder’s capacity as such, or by operation of law, whether by the death or incapacity of the Stockholder or by the occurrence of any other event or events. If between the execution hereof and the Expiration Date, the Stockholder should die or become incapacitated, certificates representing the Existing Shares shall be delivered by or on behalf of the Stockholder in accordance with the terms and conditions of the Merger Agreement and this Agreement, and actions taken by the Stockholder hereunder shall be as valid as if such death or incapacity had not occurred, regardless of whether or not Parent has received notice of such death or incapacity.

5.2 No Ownership Interest. The Stockholder has agreed to enter into this Agreement and act in the manner specified in this Agreement for consideration. Except as expressly set forth in this Agreement, all rights and all ownership and economic benefits of and relating to the Stockholder’s Existing Shares shall remain vested in and belong to the Stockholder, and except as expressly set forth in this Agreement, nothing herein shall, or shall be construed to, grant Parent any power, sole or shared, to direct or control the voting or disposition of any of such Existing Shares. Nothing in this Agreement shall be interpreted as creating or forming a “group” with any other Person, including Parent, for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable law.

5.3 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given (a) on the date of delivery, if delivered in person or by electronic mail, (b) on the first business day following the date of dispatch, if delivered by a recognized overnight courier service (upon proof of delivery) or (c) on the seventh business day following the date of mailing, if delivered by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

(a) if to Parent to:

Carmike Cinemas, Inc.

1301 First Avenue

Columbus, GA 31901

Attention: Daniel E. Ellis, Senior Vice President,

                General Counsel and Secretary

email: dellis@carmike.com

telephone: (706) 576-3891

with copies to:

King & Spalding LLP

1180 Peachtree Street

Atlanta, Georgia 30309

Attention: Alan J. Prince

                Justin M. King

facsimile : (404) 572-5133

email: aprince@kslaw.com

           jking@kslaw.com

telephone: (404) 572-4600

(b) if to the Stockholder, to the address set forth on Schedule 1;

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section 5.3; provided that in order for an electronic mail to constitute proper notice hereunder, such email must specifically reference this Section 5.3 and state that it is intended to constitute notice hereunder.

5.4 Interpretation; Definitions. This Agreement shall be governed by the following rules of interpretation: (a) the words “hereby”, “herein”, “hereof”, “hereunder” and words of similar import refer to this Agreement as a whole (including any exhibits hereto and schedules delivered herewith) and not merely to the specific section,

8

paragraph or clause in which such word appears; (b) all references herein to Sections shall be deemed references to Sections of this Agreement unless the context shall otherwise require; (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (d) the definitions given for terms throughout this Agreement shall apply equally to both the singular and plural forms of the terms defined; (e) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms; (f) except as otherwise expressly provided herein, all references to “dollars” or “$” shall be deemed references to the lawful money of the United States of America, (g) unless otherwise indicated, the word “day” shall be interpreted as a calendar day and “business day” shall be interpreted as any day on which commercial banks located in New York City are open for business; and (h) “Law” shall be interpreted as any law, statute, order, rule, regulation, judgment, decree, arbitration award, ordinance or judgment of any Governmental Entity.

5.5 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto. This Agreement may be executed and delivered by facsimile or “PDF” transmission.

5.6 Entire Agreement. This Agreement and, to the extent referenced herein, the Merger Agreement, together with the several agreements and other documents and instruments referred to herein or therein or attached hereto or thereto, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written and oral, that may have related to the subject matter hereof in any way.

5.7 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of the parties hereto (a) consents to submit itself to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or if that court does not have jurisdiction, the Superior Court for New Castle County in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims arising out of or related to this Agreement or any of the transactions contemplated by this Agreement must be heard and determined in any such court, (c) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. To the extent permitted by applicable law, any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 5.3. Nothing in this Section 5.7, however, shall affect the right of any party to serve legal process in any other manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

5.8 Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by Parent and the Stockholder. Each party may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to the other parties.

5.9 Remedies. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at

9

Law or in equity. Without limiting the generality of the foregoing, the Stockholder agrees with Parent that Parent shall be entitled to specific performance of the Stockholder’s obligations to abide by the covenants and obligations with respect to the Existing Shares of the Stockholder set forth herein. For the avoidance of doubt, any party hereto may contemporaneously commence an action for specific performance and seek any other form of remedy at law or in equity that may be available for breach under this Agreement or otherwise in connection with this Agreement or the transactions contemplated hereby (including monetary damages).

5.10 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

5.11 Successors and Assigns; Third Party Beneficiaries. Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part (by operation of law or otherwise), by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

5.12 Action by Stockholder Capacity Only. Parent acknowledges that the Stockholder has entered into this Agreement solely in its capacity as the record and/or beneficial owner of the Stockholder’s Existing Shares (and not in any other capacity, including without limitation, any capacity as a director or officer of the Company). Nothing herein shall limit or affect any actions taken by the Stockholder or its Affiliate or designee, or require the Stockholder or its Affiliate or designee to take any action, in each case, in its or his capacity as a director or officer of the Company, and any actions taken, or failure to take any actions, by it or him in such capacity as a director or officer of the Company shall not be deemed to constitute a breach of this Agreement.

10

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

A. DALE MAYO

/s/ A. Dale Mayo

CARMIKE CINEMAS, INC.

By:	/s/ Daniel E. Ellis
	Name:	Daniel E. Ellis
	Title:	Senior Vice President

SCHEDULE 1

OWNERSHIP OF EXISTING SHARES

Stockholder	Class	Number of Existing Shares
A. Dale Mayo	Class A Common Stock	12,067

Address:
37 Bay Point Harbour Point Pleasant, NJ 08742	Class B Common Stock	849,000

ANNEX C

Personal and Confidential

May 15, 2014

Special Committee for the “Badlands” Transaction

c/o the Board of Directors

Digital Cinema Destinations Corp.

250 East Broad Street

Westfield, NJ 07090

Ladies and Gentlemen:

You have requested our opinion (the “Opinion”), as investment bankers, as to the fairness from a financial point of view to the holders of the outstanding securities (the “Securities”), of Digital Cinema Destinations Corp. (“DCIN” or the “Company”), subject to DCIN being acquired by Carmike Cinemas, Inc. (“Carmike”), (the “Transaction”) (hereafter DCIN and Carmike are collectively referred to herein as the “Parties”). The terms and conditions of the Transaction are set forth in a form of agreement and plan of merger entered into between DCIN and Carmike, which form has been provided to Maxim by DCIN (the “Acquisition Agreement”). Pursuant to the Acquisition Agreement: (i) Carmike will/has created a direct wholly-owned subsidiary (the “Merger Sub”). The Merger Sub shall merge with and into the Company. The Company shall continue as the surviving entity (the “Surviving Entity”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Transaction. Upon consummation of the Transaction, the separate corporate existence of Merger Sub shall terminate. The surviving entity shall possess all the properties, rights, privileges, powers and franchises, and be subject to all of the restrictions, disabilities and duties, of the Company and Merger Sub, (ii) each share of the Company’s common stock, except for shares of the Company’s common stock owned by Carmike, Merger Sub, the Company or any of their respective subsidiaries, shall be converted into the right to receive, without interest, that fraction of fully paid and non-assessable shares of Carmike’s common stock equal to the following exchange ratio 0.1775:1. All shares of the Company’s common stock that are owned by Carmike, Merger Sub, the Company or any of their respective subsidiaries, immediately prior to the closing of the Transaction, shall be automatically cancelled and shall cease to exist and no consideration shall be delivered in exchange thereof, (iii) the Company shall also take all necessary action to redeem their Series B Preferred Stock (iv) Carmike to purchase all JV membership interests of Start Media and (v) the potential for the third-party pipeline transactions as referred in the Acquisition Agreement (the “Pipeline), in Carmike’s discretion, not to be suitably delivered at closing, the Pipeline could result in an exchange ratio adjustment of up to 0.014:1. The Opinion is based upon, among the other maters addressed herein, the parameters, assumptions and calculations set forth in the materials attached hereto as Exhibit A (the “Materials”). The Opinion is also subject to the following assumptions, conditions, qualifications, notices and disclaimers.

Maxim Group LLC (“Maxim”) provides a multitude of financial services including investment banking; private wealth management; and global institutional equity, fixed-income and derivatives sales and trading as well as equity research. Maxim and its affiliates, or other related entities or individuals, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, or Carmike, and any of their respective affiliates and third parties, or any currency or commodity that may be involved in the Transaction. Maxim will receive a fee from the Company for delivering this Opinion as well as reimbursement of certain expenses, and a significant portion of the fee is contingent upon a successful completion of the Transaction. The Company has agreed to indemnify Maxim against certain liabilities, and to reimburse it for certain liabilities in connection with Maxim providing the Opinion. No controlling person of Maxim is directly personally receiving compensation or other remuneration from any of the Parties. Maxim has previously provided investment banking

May 15, 2014 Digital Cinema Destinations Corp. Page 2

and financial advisory services to the Company and its affiliates for which our Investment Banking Division has received, and may in the future receive additional compensation. Specifically, Maxim was the Company’s book runner in its initial public offering on or around April, 2012, and the Company is currently the subject of published research by an analyst at Maxim. Maxim may also in the future provide investment banking services or other services to the Parties for which Maxim may receive compensation.

In connection with this Opinion, we have reviewed, including but not limited to, the following information/documents: the Acquisition Agreement, Annual Reports to stockholders and Annual Reports on Form 10-K of the Company since its initial public offering in April of 2012; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company since its initial IPO in April 2012; certain publicly available research analyst reports for the Company; internal business plans and presentations; business agreements; and certain internal financial analyses and forecasts for DCIN prepared by DCIN’s management team, as approved for our use by the Company as the case may be (the “Forecasts”). We reviewed the reported price and trading activity for the Securities; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recently closed strategic transactions, business combinations, and acquisitions within the motion picture exhibitor / movie theatre industry. In rendering this Opinion, we have assumed that the definitive Acquisition Agreement will not differ materially from the draft that we reviewed, and that there will be no change to the contemplated structure of the Transaction by the Parties.

In order to render this Opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all the financial, legal, regulatory, tax, accounting and other documentation and information provided to, discussed with, or reviewed by us and have, with your consent, relied on such information as being complete and accurate in all material respects, including any documentation and information originally produced by the Parties and provided by the Company to Maxim. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company and those financial projections originally produced by DCIN and provided by the Company to Maxim. We have assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, reserves, business operations since the date of the financial statements referenced herein. Moreover, it is understood that the Forecasts are based on numerous variables and assumptions that are inherently uncertain, including without limitation, factors related to general economic, market and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such Forecasts, and as noted previously, Maxim has relied on these Forecasts without independent verification or analyses and does not in any respect assume any responsibility for the accuracy or completeness thereof. We have not made an independent evaluation or appraisal of the assets and liabilities (including any joint ventures, contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries, joint ventures and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We are not actuaries and our services did not include any actuarial determination or evaluation by us or any attempt to evaluate actuarial assumptions, and we have relied on the Company with respect to the appropriateness and adequacy of reserves of the Company and actuarial assumptions used by the Company in connection with the Forecasts. In that regard, we have made no analysis of, and express no opinion as to, the appropriateness or adequacy of reserves or actuarial assumptions. Maxim has relied upon assurances by the Parties that they are unaware of any facts that would make their respective information incomplete or misleading. Maxim has no obligation to update or modify the Opinion.

Members FINRA & SIPC

405 Lexington Ave. * New York, NY 10174 * tel (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 * www.maximgrp.com

May 15, 2014 Digital Cinema Destinations Corp. Page 3

Our Opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. The Opinion also does not take into account DCIN’s pipeline of proposed acquisition targets. Should the third-party Pipeline, in Carmike’s discretion, not to be suitably delivered at closing, the Pipeline could result in an exchange ratio adjustment of up to 0.014:1. This Opinion addresses only the fairness from a financial point of the Transaction to the holders of the Securities, as of the date hereof as described below. We do not express any view on, and our Opinion does not address, any other term or aspect of the Acquisition Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreements or entered into or amended in connection with the Transaction, including the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors, or employees of the Company or class of such persons, in connection with the Transaction, whether relative to the Contribution pursuant to the Agreements or otherwise. Our Opinion is necessarily based on the economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this Opinion based on circumstances, developments or events occurring after the date hereof. Our Opinion does not compare the relative merits of the Transaction with any other alternative transaction or business strategy which may have been available to or considered by the Special Committee, DCIN or its Board, or address the underlying business decision of the Special Committee, DCIN or its Board to proceed with the Transaction. Maxim was not requested to, and did not, explore alternatives to the Transaction or solicit interest of any other parties in pursuing transactions with DCIN.

The Opinion has been prepared exclusively for the use of the Special Committee of the Board of Directors of the Company in its deliberation of the Transaction and may not be used for any other purpose including the S-4 and Proxy without our prior written consent, except unless required to be produced pursuant to a valid legal or regulatory request. The Opinion has not been prepared for the Company or its shareholders, nor will it grant them any rights or remedies. The Opinion does not constitute a recommendation as to how the Special Committee, Board or any holder of Securities should vote with respect to such Transaction or any other matter. This Opinion has been approved by a committee of Maxim investment banking and other professionals in accordance with our customary practice.

(Signature Page Follows)

Members FINRA & SIPC

405 Lexington Ave. * New York, NY 10174 * tel (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 * www.maximgrp.com

May 15, 2014 Digital Cinema Destinations Corp. Page 4

Based upon and subject to the forgoing, it is our opinion that, as of the date hereof, the consideration being received by holders of DCIN’s securities, is fair from a financial point of view to the holders of the Securities.

Yours truly,
MAXIM GROUP LLC

BY:	/s/ Lawrence C. Glassberg
Name: Lawrence C. Glassberg
Title: Managing Director, Investment Banking

BY:	/s/ Clifford A. Teller
Name: Clifford A. Teller
Title: Executive Managing Director, Investment Banking

Members FINRA & SIPC

405 Lexington Ave. * New York, NY 10174 * tel (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 * www.maximgrp.com

Exhibit A

Maxim Group LLC

Confidential—Presentation to the Special Committee for the “Badlands” Transaction

c/o Board of Directors:

Project Badlands–Exhibit A

May 15, 2014

1.	Scope of Assignment and Background

2.	Transaction Overview

3.	Overview of Business

4.	Market Trading Analyses

5.	Public Comparable Company Analysis

6.	Precedent Transaction Analysis

7.	Discounted Cash Flow Analysis

8.	Summary of Valuation & Methodologies

9.	Conclusion

2

Scope of Assignment and Background

You have requested our opinion (the “Opinion”), as investment bankers, as to the fairness from a financial point of view to the holders of the outstanding securities (the “Securities”), of Digital Cinema Destinations Corp. (“DCIN” or the “Company”), subject to DCIN being acquired by Carmike Cinemas, Inc. (“Carmike”), (the “Transaction”) (hereafter DCIN and Carmike are collectively referred to herein as the “Parties”). The terms and conditions of the Transaction are set forth in a form of agreement and plan of merger entered into between DCIN and Carmike, which form has been provided to Maxim by DCIN (the “Acquisition Agreement”). Pursuant to the Acquisition Agreement: (i) Carmike will/has create(d) a direct wholly-owned subsidiary (the “Merger Sub”). The Merger Sub shall merge with and into the Company. The Company shall continue as the surviving entity (the “Surviving Entity”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Transaction. Upon consummation of the Transaction, the separate corporate existence of Merger Sub shall terminate. The surviving entity shall possess all the properties, rights, privileges, powers and franchises, and be subject to all of the restrictions, disabilities and duties, of the Company and Merger Sub, (ii) each share of the Company’s common stock, except for shares of the Company’s common stock owned by Carmike, Merger Sub, the Company or any of their respective subsidiaries, shall be converted into the right to receive, without interest, that fraction of fully paid and non-assessable shares of Carmike’s common stock equal to the following exchange ratio 0.1775:1. All shares of the Company’s common stock that are owned by Carmike, Merger Sub, the Company or any of their respective subsidiaries, immediately prior to the closing of the Transaction, shall be automatically cancelled and shall cease to exist and no consideration shall be delivered in exchange thereof, (iii) the Company shall also take all necessary action to redeem their Series B Preferred Stock (iv) Carmike to purchase all JV membership interests of Start Media and (v) the potential for the third-party pipeline transactions as referred in the Acquisition Agreement (the “Pipeline), in Carmike’s discretion, not to be suitably delivered at closing, the Pipeline could result in an exchange ratio adjustment of up to 0.014:1. The Opinion is based upon, among the other maters addressed herein, the parameters, assumptions and calculations set forth in the materials attached hereto as Exhibit A (the “Materials”). The Opinion is also subject to the following assumptions, conditions, qualifications, notices and disclaimers.

Maxim Group LLC (“Maxim”) provides a multitude of financial services including investment banking; private wealth management; and global institutional equity, fixed-income and derivatives sales and trading as well as equity research. Maxim and its affiliates, or other related entities or individuals, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, or Carmike, and any of their respective affiliates and third parties, or any currency or commodity that may be involved in the Transaction. Maxim will receive a fee from the Company for delivering this Opinion as well as reimbursement of certain expenses, and a significant portion of the fee is contingent upon a successful completion of the Transaction. The Company has agreed to indemnify Maxim against certain liabilities, and to reimburse it for certain liabilities in connection with Maxim providing the Opinion. No controlling person of Maxim is directly personally receiving compensation or other remuneration from any of the Parties. Maxim has previously provided investment banking and financial advisory services to the Company and its affiliates for which our Investment Banking Division has received, and may in the future receive additional compensation. Specifically, Maxim was the Company’s book runner in its initial public offering on or around April, 2012, and the Company is currently the subject of published research by an analyst at Maxim. Maxim may also in the future provide investment banking services or other services to the Parties for which Maxim may receive compensation.

In connection with this Opinion, we have reviewed, including but not limited to, the following information/documents: the Acquisition Agreement, Annual Reports to stockholders and Annual Reports on Form 10-K of the Company since its initial public offering in April of 2012; certain interim reports to stockholders and

3

Scope of Assignment and Background (Cont’d)

Quarterly Reports on Form 10-Q of the Company since its initial IPO in April 2012; certain publicly available research analyst reports for the Company; internal business plans and presentations; business agreements; and certain internal financial analyses and forecasts for DCIN prepared by DCIN’s management team, as approved for our use by the Company as the case may be (the “Forecasts”). We reviewed the reported price and trading activity for the Securities; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recently closed strategic transactions, business combinations, and acquisitions within the motion picture exhibitor / movie theatre industry. In rendering this Opinion, we have assumed that the definitive Acquisition Agreement will not differ materially from the draft that we reviewed, and that there will be no change to the contemplated structure of the Transaction by the Parties.

In order to render this Opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all the financial, legal, regulatory, tax, accounting and other documentation and information provided to, discussed with, or reviewed by us and have, with your consent, relied on such information as being complete and accurate in all material respects, including any documentation and information originally produced by the Parties and provided by the Company to Maxim. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company and those financial projections originally produced by DCIN and provided by the Company to Maxim. We have assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, reserves, business operations since the date of the financial statements referenced herein. Moreover, it is understood that the Forecasts are based on numerous variables and assumptions that are inherently uncertain, including without limitation, factors related to general economic, market and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such Forecasts, and as noted previously, Maxim has relied on these Forecasts without independent verification or analyses and does not in any respect assume any responsibility for the accuracy or completeness thereof. We have not made an independent evaluation or appraisal of the assets and liabilities (including any joint ventures, contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries, joint ventures and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We are not actuaries and our services did not include any actuarial determination or evaluation by us or any attempt to evaluate actuarial assumptions, and we have relied on the Company with respect to the appropriateness and adequacy of reserves of the Company and actuarial assumptions used by the Company in connection with the Forecasts. In that regard, we have made no analysis of, and express no opinion as to, the appropriateness or adequacy of reserves or actuarial assumptions. Maxim has relied upon assurances by the Parties that they are unaware of any facts that would make their respective information incomplete or misleading. Maxim has no obligation to update or modify the Opinion.

Our Opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. The Opinion also does not take into account DCIN’s pipeline of proposed acquisition targets. Should the third-party Pipeline, in Carmike’s discretion, not to be suitably delivered at closing, the Pipeline could result in an exchange ratio adjustment of up to 0.014:1. This Opinion addresses only the fairness from a financial point of the Transaction to the holders of the Securities, as of the date hereof as described below. We do not express any view on, and our Opinion does not address, any other term or aspect of the Acquisition Agreement or Transaction or any term or aspect of any

4

Scope of Assignment and Background (Cont’d)

other agreement or instrument contemplated by the Agreements or entered into or amended in connection with the Transaction, including the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors, or employees of the Company or class of such persons, in connection with the Transaction, whether relative to the Contribution pursuant to the Agreements or otherwise. Our Opinion is necessarily based on the economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this Opinion based on circumstances, developments or events occurring after the date hereof. Our Opinion does not compare the relative merits of the Transaction with any other alternative transaction or business strategy which may have been available to or considered by the Special Committee, DCIN or its Board, or address the underlying business decision of the Special Committee, DCIN or its Board to proceed with the Transaction. Maxim was not requested to, and did not, explore alternatives to the Transaction or solicit interest of any other parties in pursuing transactions with DCIN.

The Opinion has been prepared exclusively for the use of the Special Committee of the Board of Directors of the Company in its deliberation of the Transaction and may not be used for any other purpose including the S-4 and Proxy without our prior written consent, except unless required to be produced pursuant to a valid legal or regulatory request. The Opinion has not been prepared for the Company or its shareholders, nor will it grant them any rights or remedies. The Opinion does not constitute a recommendation as to how the Special Committee, Board or any holder of Securities should vote with respect to such Transaction or any other matter. This Opinion has been approved by a committee of Maxim investment banking and other professionals in accordance with our customary practice.

5

1.	Scope of Assignment and Background

2.	Transaction Overview

3.	Overview of Business

4.	Market Trading Analyses

5.	Public Comparable Company Analysis

6.	Precedent Transaction Analysis

7.	Discounted Cash Flow Analysis

8.	Summary of Valuation & Methodologies

9.	Conclusion

6

Transaction Overview

Key Transaction Terms:

•      Carmike to acquire DCIN in an all stock transaction

•      Exchange rate of DCIN’s stock for Carmike of 0.1775:1

•      See Fully Diluted Shares Outstanding below and corresponding mechanics relating to the Company’s Preferred Stock and Restricted Stock

•       DCIN to be issued 1,407,719 of Carmike shares (4)

•       16.17% premium to last trade (a/o 5/14/14)

•      DCIN shall also take all necessary action to redeem their Series B Preferred Stock for cash ($675,000) (1)

•      Carmike at closing to repay and/or assume all outstanding debt of DCIN $10,231,000 (a/o 3/31/14)— including $820,000 of capital leases

•      DCIN’s net debt was $5,814,000 (a/o 3/31/14)

•      Carmike to purchase all JV membership interests of Start Media for $10,977,574

Transaction Details:

DCIN’s Fully Diluted Shares Outstanding:

Class A Shares Outstanding	7,214,076
Class B Shares Outstanding	849,000
Restricted Stock That Will Vest Upon Change of Control	229,336

Total Shares Outstanding, fully diluted (1, 2)	8,292,412
Less: Shares held by JV that will be cancelled	(361,599)

Total DCIN Shares To Be Given in Exchange for Carmike (3,4)	7,930,813

(1)    Assumes the Company’s Seried B Preferred Stock has redeemed for cash. Until the redemption actually occurs, the Series B holders continue to have the right to convert into Class A common shares. Conversion price is approximately $6.80 which would equate to 66,000 shares on a converted equivalent basis.

(2) Excludes 44,000 IPO underwriter warrants and 500,000 Start Media warrants that have exercise prices of $6.71 and $6.10, respectively.

(3)    Upon the sale of the Mission Valley theater in February 2014, these shares were returned to the JV from the buyer (Ultrastar). These shares will survive the merger and are not subject to the merger share exchange.

(4)    The Opinion also does not take into account DCIN’s pipeline of proposed acquisition targets. Should the third-party Pipeline, in Carmike’s discretion, not be suitably delivered at closing, the Pipeline could result in an exchange ratio adjustment of up to 0.014:1.

Exchange Ratio Details:

Exchange Ratio of DCIN stock for Carmike Stock	0.1775
Carmike Closing Price a/o 5/14/14	$32.33
DCIN Closing Price a/o 5/14/14	$4.94
Adjusted Value of DCIN Stock Based on Exchange Ratio	$5.74
Premium Offered to DCIN	16.17%
DCIN’s Fully Diluted Shares Outstanding	7,930,813
New Shares of Carmike Issued to DCIN	1,407,719

Equity Value of DCIN	$45,511,565
Plus: Total Debt (a/o 3/31/14)—Including Capital Leases	$10,231,000
Less: Cash (a/o 3/31/14)	$4,417,000
Less: DCIN to Redeem Series B Preferred Stock from Cash on Hand	$675,000
Plus: Carmike Buyout of the DCIN’s JV of Start Media	$10,977,574

Total Transaction Value (Enterprise Value) (4)	$61,628,139

7

Key Assumptions

•	We have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all the financial, legal, regulatory, tax, accounting and other documentation and information provided to, discussed with, or reviewed by us and have, with your consent, relied on such information as being complete and accurate in all material respects, including any documentation and information originally produced by the Parties and provided by the Company to Maxim.

•	We have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company and those financial projections originally produced by DCIN and provided by the Company to Maxim.

•	Assumptions utilized by the Company and provided by the Company’s management for developing the financial projections include:

•	The model includes actual monthly results for each theater from January 1, 2011 through March 31, 2014 (unaudited, except as contained in the Company’s audited financial statements for the fiscal year ended June 30, 2013).

•	The Torrington, Mechanicsburg and Churchville theaters were not operated by the Company for the 12 month period ended March 31, 2014. As such, forecasted results for these theaters are based on a combination of historical results from the sellers, and the Company’s historical results for the periods operated.

•	Monthly forecasts were created assuming a 3.0% annual increase in revenues, from a combination of price increases and other organic growth (alternative content, other attendance growth, new concession offerings, pricing & product promotions, etc.). Historical attendance figures were used to forecast future periods and were left unchanged. Management believes 3.0% growth is a conservative assumption, consistent with inflationary price increases and in response to price increases competitors would enact over time. All future periods assumed a 3.0% growth rate except as noted below:

•	During the month of April 2014 the Company assumed a 15.0% growth rate for all revenues and expenses; and

•	During the months of May and June of 2014 the Company assumed a 5.0% decrease for all revenues and expenses.

•	As has been experienced historically, film rent and cost of concession sales were assumed to grow at the same percentage of revenues. A 2.0% growth rate was assumed for certain other variable costs such as personnel and utilities to assume modest inflationary increases. Other expenses were left unchanged and based on historical results as the Company does not foresee significant cost increases that would accompany a conservative 3.0% annual revenue increase.

•	The Company undergoes annual audits, and quarterly reviews, from its outside auditing firm EisnerAmper LLP. The auditors propose certain adjustments to the Company’s financial statements based upon their audits and reviews. Some of these adjustments are to reclassify amounts among financial statement line items, other adjustments relate to expense accruals or recognition of income. Historically these amounts have been immaterial, but the Company has always made the proposed adjustments. However, some of these adjustments were recorded “topside” to the financials but were not recorded to the Company’s general ledger system. Upon re-running the numbers for any purpose, the historical financials may not tie to the financials filed with the SEC. However such differences are immaterial in comparison to the overall numbers.

•	The Northlight loan was assumed to be repaid according to its existing terms and paid off during 2017 with cash on hand.

8

Key Assumptions

•	No new acquisition, nor any equity or debt financings were assumed.

•	The forecasts were extended until March 31, 2019. For modeling purposes, figures through December 31, 2018 were used throughout this presentation.

•	The Opinion also does not take into account DCIN’s pipeline of proposed acquisition targets. Should the third-party Pipeline, in Carmike’s discretion, not to be suitably delivered at closing, the Pipeline could result in an exchange ratio adjustment of up to 0.014:1.

9

1.	Scope of Assignment and Background

2.	Transaction Overview

3.	Overview of Business

4.	Market Trading Analyses

5.	Public Comparable Company Analysis

6.	Precedent Transaction Analysis

7.	Discounted Cash Flow Analysis

8.	Summary of Valuation & Methodologies

9.	Conclusion

10

Digital Cinema Destinations Corp. Overview

Business Overview

Digital Cinema is dedicated to transforming movie theaters into digital entertainment centers. DCIN provides consumers with uniquely satisfying experiences, combining the full promise of digital technology with engaging, dynamic content that far transcends traditional movies. Beyond more “passive” theatergoing, DCIN allows its customers to actively engage in live and lively events. Its applicability and appeal are as unlimited as the number of these events held worldwide and the customer segments who enjoy them.

Digital Cinema was incorporated in the State of Delaware on July 29, 2010. DCIN is the parent of wholly owned subsidiaries, DC Westfield Cinema LLC, DC Cranford Cinema LLC, DC Bloomfield Cinema LLC, DC Cinema Centers LLC, DC Lisbon Cinema LLC, DC Mechanicsburg Cinema LLC, and DC Churchville Cinema LLC.

As of March 31, 2014, the Company operated 20 theaters having 192 screens.

Recent Events

•March 21, 2014:	Announced the completed acquisition of a seven screen theater in Churchville, MD (Baltimore DMA 27) from Flagship Cinemas

•January 3, 2014:	Announced signing of an asset purchase agreement (APA) to acquire a 10-screen entertainment complex in Dayton, FL (DMA 19) from Paragon Entertainment Group

•December 19, 2013:	Announced the completion of its previously announced acquisition in the Harrisburg, PA (DMA 39) market

•December 16, 2013:	Announced the forging of an asset purchase agreement to acquire a state-of-the-art 10-plex in Sarver, PA

•December 9, 2013:	Announced that Chuck Goldwater has been promoted to Executive Vice President

Financial Summary
	Fiscal Year Ended June 30th,			12 Months Ended,
in millions	2011	2012	2013	3/31/14
Total Revenue	$1.57	$6.67	$31.18	$43.92
Growth Over Prior Period	NA	324.36%	367.46%	40.84%

Adjusted EBITDA	($0.61)	($0.77)	$2.37	$3.57
Margin %	(38.87%)	(11.48%)	7.59%	8.12%

TLCF	$0.02	$1.17	$5.63	$7.08
Margin %	1.22%	17.51%	18.06%	16.11%

LTM Trading Activity

Notes:

Source: CapitalIQ, Company filings, Company presentations, Company website

11

Carmike Cinemas Inc. Overview

Business Overview

Carmike Cinemas is one of the largest motion picture exhibitors in the United States and as of December 31, 2013 owned, operated or had an interest in 252 theatres with 2,660 screens located in 37 states. They target small to mid-size non-urban markets with the belief that they provide a number of operating benefits, including lower operating costs and fewer alternative forms of entertainment. Carmike’s primary business is the operation of motion picture theatres which generate revenues principally through admissions and concessions sales.

For 2014, Carmike has targeted up to 7 new builds in locations that serve to either protect existing markets or expand into new markets.

As of March 31, 2013, Carmike had 252 theatres with 2,660 screens on a digital-based platform.

Recent Events

•April 28, 2014:	Announced the grand opening of the new Tiger 13 entertainment complex featuring its ‘Big D’ premium experience in Opelika, Alabama

•April 21, 2014:	Announced that the Company will open a new 10-screen entertainment complex featuring its ‘Big D’ premium experience in Yulee, Florida

•April 16, 2014:	Announced the re-opening of its newly redesigned 6- screen entertainment complex in Mount Lebanon, PA

•January 28, 2014:	Announced the further expansion of its presence in Fayetteville, NC with the new Patriot 14, scheduled for opening in the fall of 2014

•January 27, 2014:	Announced that the Company will open a new 12-screen entertainment complex featuring its ‘Big D’ premium experience in Spring Hill, Tennessee

Financial Summary

	Fiscal Year Ended December 31st,			12 Months Ended,
in millions	2011	2012	2013	3/31/13
Total Revenue	$477.82	$533.91	$634.84	$664.44
Growth Over Prior Period	NA	11.74%	18.90%	4.66%

Adjusted EBITDA	$72.74	$97.38	$113.41	$116.91
Margin %	15.22%	18.24%	17.86%	17.60%

TLCF	$91.82	$117.83	$135.09	$139.89
Margin %	19.22%	22.07%	21.28%	21.05%

LTM Trading Activity

Notes:

Source: CapitalIQ, Company filings, Company presentations, Company website

12

Competitive Landscape

Ticker	CNK	RGC	AMC	IMAX	CKEC	MCS (1)	RDI	DCIN
# of Theaters Owned	334	578	341	840 theater systems	252	53	52	20

# of Screens	5,595	7,381	4,945	840 theater systems	2,660	685	434	192

Geographical Areas	40 states within. U.S. and Brazil, Colombia, Argentina, Central America, Chile, Peru, Ecuador	42 states within U.S. and Guam, Saipan, American Samo, the District of Columbia	33 states within U.S. and the District of Columbia, Canada, China, United Kingdom	57 countries	37 states within U.S.	7 states within U.S.	U.S., Australia, New Zealand	7 states within U.S.

Fiscal Year-End	December 31st	December 31st	December 31st	December 31st	December 31st	May 30th	December 31st	June 30th

Notes:

(1)	As of February 27, 2014

Source: Company Filings as of March 31, 2014

13

1.	Scope of Assignment and Background

2.	Transaction Overview

3.	Overview of Business

4.	Market Trading Analyses

5.	Public Comparable Company Analysis

6.	Precedent Transaction Analysis

7.	Discounted Cash Flow Analysis

8.	Summary of Valuation & Methodologies

9.	Conclusion

14

Market Trading Analysis: Relative One-Year Price Performance

Maxim reviewed selected price and volume distribution data and illustrated the relative stock price performance of the Motion Picture Theater Peer Group(1) and DCIN against the S&P 500 Index and NASDAQ Composite for the period of May 14, 2013 through May 14, 2014

Relative Price Performance

May 14, 2013 – May 14, 2014

Notes:

(1)	Motion Picture Peer Group is a market cap weighted average index that includes: Cinemark Holdings Inc. (CNK), Regal Entertainment Group (RGC), AMC Entertainment Holdings, Inc. (AMC), IMAX Corporation (IMAX), Carmike Cinemas Inc. (CKEC), The Marcus Corporation (MCS), Reading International, Inc. (RDI)
Source:	S&P CapitalIQ

15

Market Trading Analysis: Relative Performance from DCIN IPO

Maxim reviewed selected price and volume distribution data and illustrated the relative stock price performance of the Motion Picture Theater Peer Group(1) and DCIN against the S&P 500 Index and NASDAQ Composite for the period of April 17, 2012 – May 14, 2014

Relative Price Performance

April 17, 2012 – May 14, 2014

Notes:

(1)	Motion Picture Peer Group is a market cap weighted average index that includes: Cinemark Holdings Inc. (CNK), Regal Entertainment Group (RGC), AMC Entertainment Holdings, Inc. (AMC), IMAX Corporation (IMAX), Carmike Cinemas Inc. (CKEC), The Marcus Corporation (MCS), Reading International, Inc. (RDI)
Source:	S&P CapitalIQ

16

1.	Scope of Assignment and Background

2.	Transaction Overview

3.	Overview of Business

4.	Market Trading Analyses

5.	Public Comparable Company Analysis

6.	Precedent Transaction Analysis

7.	Discounted Cash Flow Analysis

8.	Summary of Valuation & Methodologies

9.	Conclusion

17

Public Comparable Company Analysis

This method applies the public market information of companies comparable to DCIN. The methodology assumes that companies in the same industry share similar markets. The potential for revenue and earnings growth is usually dependent upon the characteristics of the growth rates of these markets, and companies in the same industry experience similar operating characteristics. The underlying components in the comparable company analysis assume both DCIN and the Comparable Companies are ongoing concerns.

Using publicly available information, Maxim compared selected financial data of DCIN with similar data of the publicly traded Motion Picture Theater Companies considered by Maxim to be comparable to DCIN. In this regard, Maxim noted that although such companies were considered similar, none of the companies has the same management, makeup, size or combination of business as DCIN. The comparable group includes: Cinemark Holdings Inc. (NYSE: CNK), Regal Entertainment Group (NYSE: RGC), AMC Entertainment Holdings, Inc. (NYSE: AMC), IMAX Corporation (NYSE: IMAX), Carmike Cinemas Inc. (Nasdaq: CKEC), The Marcus Corporation (NYSE: MCS), Reading International, Inc. (Nasdaq: RDI) (collectively, the “Comparable Companies”).

Maxim analyzed the following financial data for each of the Comparable Companies: (1) the “total enterprise value” (“TEV”) (defined as the market value of common stock (the number of diluted shares multiplied by the closing price of the common stock), plus total debt, plus preferred stock, plus minority interest, less cash) as a multiple of the last twelve months (“LTM”) and 2014 estimated adjusted EBITDA (a mean consensus of research analysts’ Adjusted EBITDA estimates as reported by Bloomberg); (2) TEV as a multiple of LTM and 2014 estimated Revenue; and (3) TEV as a multiple of theater screens owned (as reflected in each Comparable Companies latest filed financial statement).

18

Public Comparable Company Analysis

($ in millions, except per share data)
Company	Ticker	Stock Price (1)	Market Cap (1), (2)	TEV (2)	Number of Screens Owned	Total Revenues (3)		Adjusted EBITDA (3)			TLCF (3)	Net Income (3)
						LTM	2014E	LTM		2014E	LTM	LTM	2014E
Cinemark Holdings Inc.	CNK	$29.19	$3,372.2	$4,867.0	5,595	$2,737.4	$2,739.9	$637.6		$602.2	NA	$153.2	$205.6
Regal Entertainment Group	RGC	$18.84	$2,962.5	$4,986.4	7,381	$3,122.2	$3,182.1	$617.8		$616.4	NA	$133.9	$176.0
AMC Entertainment Holdings, Inc.	AMC	$21.43	$2,090.2	$3,800.6	4,945	$2,794.4	$2,840.3	$468.0		$470.0	NA	$370.2	$97.1
IMAX Corporation	IMAX	$25.19	$1,737.9	$1,708.2	840	$286.5	$303.6	$111.9		$121.9	NA	$41.8	$57.6
Carmike Cinemas Inc.	CKEC	$32.33	$767.8	$1,087.3	2,660	$664.4	$722.0	$116.9		$129.8	$139.9	$8.4	$23.3
The Marcus Corporation	MCS	$16.63	$455.4	$710.5	685	$429.0	$444.0	$81.3	(4)	$80.5	NA	$19.3	$24.5
Reading International, Inc.	RDI	$7.54	$177.8	$316.9	434	$256.7	NA	$39.8		NA	NA	$9.5	NA

			Total Enterprise Value / (5)
		Debt / Equity	Screens	Total Revenues		Adjusted EBITDA		TLCF	P / E (5)
Company	Ticker		LTM	LTM	2014E	LTM	2014E	LTM	LTM	2014E
Cinemark Holdings Inc.	CNK	60.7%	$0.9	1.8x	1.8x	7.6x	8.1x	NA	22.0x	16.4x
Regal Entertainment Group	RGC	84.5%	$0.7	1.6x	1.6x	8.1x	8.1x	NA	22.1x	16.8x
AMC Entertainment Holdings, Inc.	AMC	98.7%	$0.8	1.4x	1.3x	8.1x	8.1x	NA	5.6x	21.5x
IMAX Corporation	IMAX	0.0%	$2.0	6.0x	5.6x	15.3x	14.0x	NA	41.5x	30.2x
Carmike Cinemas Inc.	CKEC	59.1%	$0.4	1.6x	1.5x	9.3x	8.4x	7.8x	91.9x	33.0x
The Marcus Corporation	MCS	57.6%	$1.0	1.7x	1.6x	8.7x	8.8x	NA	23.6x	18.6x
Reading International, Inc.	RDI	95.0%	$0.7	1.2x	NA	8.0x	NA	NA	18.7x	NM

1) Stock price reflective of the close on: 5/14/14
2) Based on diluted shares outstanding	Max	98.7%	$1.0	1.8x	1.8x	9.3x	14.0x	7.8x	41.5x	33.0x
3) I/B/E/S Earnings Estimates from Bloomberg a/o 5/13/14	Average	65.1%	$0.7	1.5x	1.6x	8.3x	9.2x	7.8x	22.3x	22.8x
4) EBITDA figures as per CapitalIQ	Median	60.7%	$0.7	1.6x	1.6x	8.1x	8.2x	7.8x	22.1x	20.1x
5) Outliers (bold and italicized) have been excluded	Min	0.0%	$0.4	1.2x	1.3x	7.6x	8.1x	7.8x	5.6x	16.4x

Note: All historical data based on the twelve months ended 3/31/14 financial statement figures except for The Marcus Corporation which is based on the twelve months ended 2/27/14

19

Implied Valuation Ranges: Comparable Company Analysis

		Comparable Company		DCIN Implied Valuation Based on Median Multiple				DCIN Implied Valuation Based on Average Multiple
	DCIN Metrics	Median Multiple	Average Multiple	Implied Enterprise Value	Less: Net Debt	Less: Minority Interest and Preferred	Implied Equity Value	Implied Enterprise Value	Less: Net Debt	Less: Minority Interest	Implied Equity Value
Screens Owned	192	$0.7	$0.7	$143.9	$5.8	$8.6	$129.4	$143.7	$5.8	$8.6	$129.2
LTM Revenue	$43.9	1.6x	1.5x	$71.0	$5.8	$8.6	$56.6	$67.8	$5.8	$8.6	$53.4
2014E Revenue	$46.4	1.6x	1.6x	$72.6	$5.8	$8.6	$58.2	$72.2	$5.8	$8.6	$57.8
LTM Adjusted EBITDA	$3.6	8.1x	8.3x	$28.9	$5.8	$8.6	$14.4	$29.6	$5.8	$8.6	$15.2
2014E Adjusted EBITDA	$4.9	8.2x	9.2x	$40.1	$5.8	$8.6	$25.7	$45.0	$5.8	$8.6	$30.6

Notes:

(1)	Dollar amounts in millions
(2)	DCIN’s net debt is reflective a/o 3/31/14 (includes capital leases)

Note: DCIN Metrics can be cross referenced on pages 12, 27 and 28

20

1.	Scope of Assignment and Background

2.	Transaction Overview

3.	Overview of Business

4.	Market Trading Analyses

5.	Public Comparable Company Analysis

6.	Precedent Transaction Analysis

7.	Discounted Cash Flow Analysis

8.	Summary of Valuation & Methodologies

9.	Conclusion

21

Precedent Transaction Analysis

Maxim reviewed certain publicly available information for closed precedent motion picture theater acquisitions for the period of April 15, 2011 to April 30, 2014. Maxim identified 31 relevant transactions involving purchases of similar motion picture theaters (the “Comparable Transactions”). The information we reviewed in the selected transactions consisted of the total transaction value (implied enterprise value) divided by the targets’ prior twelve months of revenue, prior twelve months of adjusted EBITDA, and screens owned at the time of acquisition. Of the 31 transactions identified, twenty-one (21) contained data for screens owned as of the acquisition date by the target, five (5) contained prior twelve month revenues, and four (4) contained prior twelve months of adjusted EBITDA.

22

Precedent Transaction Analysis

in millions
						Target LTM Figures as of Transaction				Implied Enterprise Value /
Close Date	Target	Buyer	Implied Equity Value	Implied Enterprise Value	Screens Acquired	Total Revenue	Adjusted EBITDA	Theatre Level Cash Flow (TLCF)	Net Income	Screen Acquired	Revenues	Adjusted EBITDA	TLCF	Implied Equity Value / Net Income
3/21/2014	Flagship Premium Cinemas, LLC and Churchville Theater, Inc.	Digital Cinema Destinations Corp.	NA	$4.0	15	NA	NA	NA	NA	$0.3	NA	NA	NA	NA

12/11/2013	MoviE-town Cinemas	Room One Corp.	NA	$1.3	8	NA	NA	NA	NA	$0.2	NA	NA	NA	NA

11/21/2013	Muvico Entertainment, L.L.C. (dba Muvico Theaters)	Carmike Cinemas, Inc.	$30.6	$49.7	147	$68.0	$2.8	$5.4	$0.1	$0.3	0.7x	17.9x	9.2x	556.5x

9/11/2013	Movie Tavern Partners, L.P.	Southern Theatres, LLC	NA	NA	130	NA	NA	NA	NA	NA	NA	NA	NA	NA

8/16/2013	Cinemark USA, Inc.	Carmike Cinemas, Inc.	$15.9	$15.9	52	NA	NA	NA	NA	$0.3	NA	NA	NA	NA

6/27/2013	CCG Holdings, Inc. operating as Clearview Cinemas	Bow Tie Cinemas, LLC	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA

5/29/2013	Rave Cinemas, LLC	Cinemark Holdings, Inc.	$236.9	$236.9	483	$228.9	$41.7	NA	$21.9	$0.5	1.0x	5.7x	NA	10.8x

5/1/2013	Storyteller Theatres Corp.	High Sierra Theatres, LLC	NA	$1.4	6	NA	NA	NA	NA	$0.2	NA	NA	NA	NA

3/29/2013	Hollywood Theaters, Inc.	Regal Entertainment Group (1)	$27.4	$247.8	513	NA	NA	NA	NA	$0.5	NA	NA	NA	NA

12/31/2012	Rave Theatres; Rave Reviews Cinemas LLC and Rave Digital Media, LLC	AMC Entertainment Inc.	NA	$92.3	156	NA	NA	NA	NA	$0.6	NA	NA	NA	NA

12/26/2012	ShowPlex Cinemas, Inc.	Starplex Operating LP	NA	NA	92	NA	NA	NA	NA	NA	NA	NA	NA	NA

12/17/2012	UltraStar Acquisitions	Digital Cinema Destinations Corp. (2)	NA	$13.8	74	NA	NA	NA	NA	$0.2	NA	NA	NA	NA

12/13/2012	Phoenix Big Cinemas	Carmike Cinemas, Inc.	NA	$0.6	16	NA	NA	NA	NA	$0.0	NA	NA	NA	NA

11/29/2012	Great Escape Theatres	Regal Entertainment Group (3), (4)	NA	$90.0	301	NA	NA	NA	NA	$0.3	NA	NA	NA	NA

11/15/2012	Rave Reviews Cinemas, L.L.C.	Carmike Cinemas, Inc.	$22.2	$132.5	251	NA	NA	NA	NA	$0.5	NA	NA	NA	NA

9/30/2012	The Senator Theatre	The Senator Theatre, LLC	NA	$0.5	1	NA	NA	NA	NA	$0.5	NA	NA	NA	NA

Notes:

Source:	CapitalIQ, Company Public Filings, Press Releases, Public News and Internet Searches
Note:	Outliers (bold and italicized) have been excluded

(1)	Regal Entertainment Group noted a pre-synergy multiple of 5.9x cash flow for this transaction but did not provide a definition for cash flow.
(2)	Acquistions made as part of a joint venture with Start Media LLC.
(3)	Per 10-K, subsequent to the year-ended December 27, 2012 there was a post-closing working capital adjustment of $0.3mm adjusting the purchase price from $89.7mm to $90.0mm.
(4)	Regal Entertainment Group noted a pre-synergy multiple of 5.5x cash flow for this transaction but did not provide a definition for cash flow.
(5)	Figures as of LTM 1/31/2012

23

Precedent Transaction Analysis (cont’d)

in millions
						Target LTM Figures as of Transaction				Implied Enterprise Value /
Close Date	Target	Buyer	Implied Equity Value	Implied Enterprise Value	Screens Acquired	Total Revenue	Adjusted EBITDA	Theatre Level Cash Flow (TLCF)	Net Income	Screen Acquired	Revenues	Adjusted EBITDA	TLCF	Implied Equity Value / Net Income
9/29/2012	Lisbon Theaters, Inc.	Digital Cinema Destinations Corp.	NA	$6.7	12	NA	NA	NA	NA	$0.6	NA	NA	NA	NA

8/30/2012	AMC Entertainment Holdings, Inc.	Dalian Wanda Group Corporation Ltd.	$701.8	$2,748.0	4,865	$2,600.6	$367.7	NA	($82.0)	$0.6	1.1x	7.5x	NA	NM

8/20/2012	Colonial Properties Trust	NA	NA	$6.6	14	NA	NA	NA	NA	$0.5	NA	NA	NA	NA

7/12/2012	Storyteller Theatres Corporation	Mitchell Theaters LLC	NA	NA	15	NA	NA	NA	NA	NA	NA	NA	NA	NA

6/8/2012	Storyteller Theatres Corporation	Allen Theatres, Inc.	NA	NA	11	NA	NA	NA	NA	NA	NA	NA	NA	NA

5/18/2012	MetroLux Theatres	Metropolitan Theatres Corporation	NA	NA	14	NA	NA	NA	NA	NA	NA	NA	NA	NA

5/3/2012	Mega Movies	Starplex Operating LP	NA	NA	13	NA	NA	NA	NA	NA	NA	NA	NA	NA

4/20/2012	Cinema Supply Company, Inc.	Digital Cinema Destinations Corp. (5)	NA	$14.0	54	$14.6	$1.9	$2.8	$0.4	$0.3	1.0x	7.2x	5.0x	NA

3/30/2012	Destinta Theatres, LLC.	Carmike Cinemas, Inc.	NA	$0.7	7	NA	NA	NA	NA	$0.1	NA	NA	NA	NA

12/28/2011	Showplex Cinemas Inc.	Store Master Funding LLC	NA	NA	12	NA	NA	NA	NA	NA	NA	NA	NA	NA

10/21/2011	MNM Theatres	Carmike Cinemas, Inc.	NA	$10.8	40	$2.2	NA	NA	$0.3	$0.3	4.9x	NA	NA	NA

8/25/2011	Cal Oaks Cinema	Reading International, Inc.	NA	$4.2	17	NA	NA	NA	NA	$0.2	NA	NA	NA	NA

7/5/2011	Flix Superplex Movie Theatre	Dipson Theatres, Inc.	NA	$2.3	8	NA	NA	NA	NA	$0.3	NA	NA	NA	NA

6/22/2011	Midwest Theatres Corp.	Odyssey Entertainment LLC	NA	NA	7	NA	NA	NA	NA	NA	NA	NA	NA	NA

6/2/2011	Eisenhower Square 6	Spotlight Theatres, Inc.; Alerion Services, LLC	NA	NA	6	NA	NA	NA	NA	NA	NA	NA	NA	NA

									Max	$0.6	4.9x	7.5x	9.2x	10.8x
									Average	$0.3	1.7x	6.8x	7.1x	10.8x
									Median	$0.3	1.0x	7.2x	7.1x	10.8x
									Min	$0.0	0.7x	5.7x	5.0x	10.8x

Notes:

Source:	CapitalIQ, Company Public Filings, Press Releases, Public News and Internet Searches
Note:	Outliers (bold and italicized) have been excluded

(1)	Regal Entertainment Group noted a pre-synergy multiple of 5.9x cash flow for this transaction but did not provide a definition for cash flow.
(2)	Acquistions made as part of a joint venture with Start Media LLC.
(3)	Per 10-K, subsequent to the year-ended December 27, 2012 there was a post-closing working capital adjustment of $0.3mm adjusting the purchase price from $89.7mm to $90.0mm.
(4)	Regal Entertainment Group noted a pre-synergy multiple of 5.5x cash flow for this transaction but did not provide a definition for cash flow.
(5)	Figures as of LTM 1/31/2012

24

Implied Valuation Ranges: Precedent Transaction Analysis

		Comparable Company		DCIN Implied Valuation Based on Median Multiple				DCIN Implied Valuation Based on Average Multiple
	DCIN Metrics	Median Multiple	Average Multiple	Implied Enterprise Value	Less: Net Debt	Less: Minority Interest	Implied Equity Value	Implied Enterprise Value	Less: Net Debt	Less: Minority Interest	Implied Equity Value
Screen Acquired	192	$0.3	$0.3	$57.4	$5.8	$8.6	$43.0	$65.7	$5.8	$8.6	$51.2
LTM Revenues	$43.9	1.0x	1.7x	$45.5	$5.8	$8.6	$31.0	$76.3	$5.8	$8.6	$61.9
LTM Adjusted EBITDA	$3.6	7.2x	6.8x	$25.8	$5.8	$8.6	$11.3	$24.2	$5.8	$8.6	$9.8

Notes:

(1)	Dollar amounts in millions
(2)	DCIN’s net debt is reflective a/o 3/31/14 (includes capital leases)
Note:	DCIN Metrics can be cross referenced on pages 12, 27 and 28

25

1.	Scope of Assignment and Background

2.	Transaction Overview

3.	Overview of Business

4.	Market Trading Analyses

5.	Public Comparable Company Analysis

6.	Precedent Transaction Analysis

7.	Discounted Cash Flow Analysis

8.	Summary of Valuation & Methodologies

9.	Conclusion

26

Discounted Cash Flow Analysis (“DCF”)

Maxim utilized a discounted cash flow analysis that calculates the present value of DCIN based on the sum of the present values of the projected available cash flow streams and the terminal value of the equity.

Maxim utilized the Company’s financial projections, provided by DCIN’s management (based on financial and operational data and assumptions), of the cash flow from January 1, 2014 through December 31, 2018. The projected future values were discounted using a discount rate or 17.3% (equivalent to DCIN’s weighted average cost of capital (“WACC”)).

Maxim determined the terminal value using two methodologies, (1) assuming a Growth in Perpetuity percentage of 3%; and (2) applying the 2014 average adjusted EBITDA multiple from the trading comparables (noted on page 18 of this presentation) to projected 2018 EBITDA, which yielded an implied enterprise value range of $11.1 million to $44.5 million.

In determining the discount rates used in the discounted cash flow analysis, we noted, among other things, factors such as inflation, prevailing market interest rates, and the inherent business risk and rates of return required by investors. In determining the appropriate adjusted EBITDA multiple used in calculating DCINs projected future enterprise value, Maxim noted, among other things, the multiples at which public companies which Maxim deemed comparable to DCIN currently traded.

27

Summary Income Statement

	Calendar Year Ended December 31,			LTM as of	Calendar Year Ended December 31,
	2011A	2012A	2013A	3/31/2014	2014E	2015E	2016E	2017E	2018E
Total Revenue	$3,446,339	$15,988,948	$42,631,706	$43,920,732	$46,353,642	$47,778,028	$49,211,368	$50,687,709	$52,208,341
COGS	1,296,678	6,291,047	16,627,786	17,034,384	17,956,797	18,503,580	19,058,687	19,630,448	20,219,361

Gross Profit	2,149,661	9,697,901	26,003,920	26,886,348	28,396,845	29,274,448	30,152,681	31,057,262	31,988,979
Theater Operating Costs	1,622,787	6,406,881	19,849,383	20,294,032	20,574,362	20,627,838	20,757,462	20,895,378	21,030,156
SG&A	1,263,337	2,970,478	4,933,120	5,040,124	5,040,124	5,028,124	5,028,124	5,028,124	5,028,124
Stock Based Compensation	156,792	241,254	840,354	877,082	877,082	877,082	877,082	877,082	877,082
Depreciation	288,300	1,816,612	2,890,482	2,964,595	4,009,127	3,800,000	3,800,000	3,800,000	3,800,000
Amortization	138,315	1,015,587	1,921,459	1,979,929	2,108,046	1,934,000	1,934,000	1,934,000	1,934,000

Operating Income (Loss)	(1,319,870)	(2,752,911)	(4,430,878)	(4,269,414)	(4,211,896)	(2,992,597)	(2,243,987)	(1,477,323)	(680,382)
Interest	0	384,073	1,705,360	1,721,183	1,485,929	1,426,296	1,426,157	1,009,583	239,861
Taxes	36,081	85,743	120,108	173,619	22,000	0	0	0	0
Other Expenses, Net	(95,259)	(3,822)	(174,642)	(1,069,136)	(569,860)	481,368	481,368	481,368	481,368

Net Income (Loss)	(1,260,692)	(3,218,905)	(6,081,704)	(5,095,080)	(5,149,965)	(4,900,261)	(4,151,512)	(2,968,274)	(1,401,611)

EBITDA & Adjusted EBITDA Reconciliation:
Net Income (Loss)	(1,260,692)	(3,218,905)	(6,081,704)	(5,095,080)	(5,149,965)	(4,900,261)	(4,151,512)	(2,968,274)	(1,401,611)
Plus:
Interest	0	384,073	1,705,360	1,721,183	1,485,929	1,426,296	1,426,157	1,009,583	239,861
Taxes	36,081	85,743	120,108	173,619	22,000	0	0	0	0
Depreciation	288,300	1,816,612	2,890,482	2,964,595	4,009,127	3,800,000	3,800,000	3,800,000	3,800,000
Amortization	138,315	1,015,587	1,921,459	1,979,929	2,108,046	1,934,000	1,934,000	1,934,000	1,934,000

EBITDA	(797,996)	83,110	555,705	1,744,246	2,475,137	2,260,036	3,008,645	3,775,309	4,572,250
Plus:
Deferred Rent Expense	51,343	155,171	433,242	485,426	479,480	449,517	449,517	449,517	449,517
Non-Recurring Items	16,394	381,925	411,919	318,547	315,910	304,268	304,268	304,268	304,268
Stock Based Compensation	156,792	241,254	840,354	877,082	877,082	877,082	877,082	877,082	877,082
Other Expenses, Net	(95,259)	(3,822)	(174,642)	(1,069,136)	(569,860)	481,368	481,368	481,368	481,368
Management Fees	0	52,139	1,051,393	1,098,985	1,070,092	1,084,931	1,117,479	1,151,003	1,185,533
Start Media’s Share of Adjusted EBITDA	0	0	0	111,259	224,182	430,527	526,548	625,390	727,762

Adjusted EBITDA	(668,726)	909,777	3,117,971	3,566,408	4,872,022	5,887,728	6,764,905	7,663,937	8,597,779

Theater Level Cash Flow Reconciliation
Gross Profit	2,149,661	9,697,901	26,003,920	26,886,348	28,396,845	29,274,448	30,152,681	31,057,262	31,988,979
Less:
Theater Operating Costs	1,622,787	6,406,881	19,849,383	20,294,032	20,574,362	20,627,838	20,757,462	20,895,378	21,030,156
Plus:
Deferred Rent Expense	51,343	155,171	433,242	485,426	479,480	449,517	449,517	449,517	449,517

Theater Level Cash Flow	578,217	3,446,191	6,587,779	7,077,742	8,301,963	9,096,126	9,844,735	10,611,400	11,408,340

Notes:

Source: Figures provided by Company management

28

Income Statement Metrics

	Calendar Year Ended December 31,
	2011A	2012A	2013A	2014E	2015E	2016E	2017E	2018E
As a % of Total Revenue
COGS	38%	39%	39%	39%	39%	39%	39%	39%
Gross Profit	62%	61%	61%	61%	61%	61%	61%	61%
Theater Operating Costs	47%	40%	47%	44%	43%	42%	41%	40%
SG&A	37%	19%	12%	11%	11%	10%	10%	10%
Stock Based Compensation	5%	2%	2%	2%	2%	2%	2%	2%
Depreciation	8%	11%	7%	9%	8%	8%	7%	7%
Amortization	4%	6%	5%	5%	4%	4%	4%	4%
Operating Income (Loss)	NM	NM	NM	NM	NM	NM	NM	NM
EBITDA	NM	1%	1%	5%	5%	6%	7%	9%
Adjusted EBITDA	NM	6%	7%	11%	12%	14%	15%	16%
Theater Level Cash Flow	17%	22%	15%	18%	19%	20%	21%	22%

Growth
Total Revenue	NM	364%	167%	9%	3%	3%	3%	3%
EBITDA	NM	NM	569%	345%	-9%	33%	25%	21%
Adjusted EBITDA	NM	NM	243%	56%	21%	15%	13%	12%
Theater Level Cash Flow	NM	496%	91%	26%	10%	8%	8%	8%

Notes:

Source: Figures provided by Company management

29

Discounted Cash Flow Analysis (DCF)

		Year Ending December 31,
		2014E	2015E	2016E	2017E	2018E
Net Income (Loss)		$(5.15)	$(4.90)	$(4.15)	$(2.97)	$(1.40)
Depreciation		$4.01	$3.80	$3.80	$3.80	$3.80
Amortization		$2.11	$1.93	$1.93	$1.93	$1.93
Tax Shield		$—	$—	$—	$—	$—
Change in Net Working Capital		$1.82	$0.02	$2.21	$(3.27)	$(4.57)
Total CapEx		$1.66	$0.98	$0.98	$0.98	$0.98

Unlevered Free Cash Flow		$4.45	$1.83	$4.77	$0.47	$0.74
DCF #1:
Terminal Value Based on Growth in Perpetuity	3.0%	$—	$—	$—	$—	$5.32

Present Value of Cash Flows (based on WACC)	17.3%	$4.45	$1.83	$4.77	$0.47	$6.06
Firm Value (i.e. Enterprise Value)		$11.07
Less: Net Debt		$5.81
Less: Minority Interest and Preferred		$8.62

Equity Value		($3.36)

Unlevered Free Cash Flow		$4.45	$1.83	$4.77	$0.47	$0.74
DCF #2:
Terminal Value Based on 2014 Average Comps Adjusted EBITDA Multiple	9.2x	$—	$—	$—	$—	$79.49

Present Value of Cash Flows (based on WACC)	17.3%	$4.45	$1.83	$4.77	$0.47	$80.23
Firm Value (i.e. Enterprise Value)		$44.49
Less: Net Debt		$5.81
Less: Minority Interest and Preferred		$8.62

Equity Value		$30.06

Terminal Growth Rate	Terminal Value					EBITDA Multiple: EV/EBITDA		Terminal Value
	Weighted Average Cost of Capital (WACC)							Weighted Average Cost of Capital (WACC)
$11.07	15.3%	16.3%	17.3%	18.3%	19.3%	$44.49		15.3%	16.3%	17.3%	18.3%	19.3%
1.0%	$11.55	$11.12	$10.73	$10.38	$10.06	7.2	x	$39.58	$38.12	$36.74	$35.42	$34.17
2.0%	$11.77	$11.30	$10.89	$10.52	$10.18	8.2	x	$43.80	$42.17	$40.61	$39.14	$37.73
3.0%	$12.02	$11.52	$11.07	$10.67	$10.31	9.2	x	$48.02	$46.21	$44.49	$42.85	$41.29
4.0%	$12.33	$11.76	$11.27	$10.84	$10.45	10.2	x	$52.24	$50.25	$48.36	$46.56	$44.85
5.0%	$12.69	$12.05	$11.51	$11.04	$10.62	11.2	x	$56.46	$54.30	$52.24	$50.27	$48.41

Notes:

DCIN’s net debt is reflective a/o 3/31/2014 (includes capital leases)

30

Weighted Average Cost of Capital Analysis (WACC)

BETA CALCULATION

Ticker	Name	Levered Beta (5)	Total Debt	Mkt. Val. Equity	Pref Equity	Debt/ Equity	Pref/ Equity	Unlevered Beta (2)
NYSE:CNK	Cinemark Holdings Inc.	0.947	2,048.2	3,372.2	0.0	60.7%	0.0%	0.589
NYSE:RGC	Regal Entertainment Group	0.841	2,502.3	2,962.5	0.0	84.5%	0.0%	0.456
NYSE:AMC	AMC Entertainment Holdings, Inc.	0.364	2,063.7	2,090.2	0.0	98.7%	0.0%	0.183
NYSE:IMAX	IMAX Corporation	1.805	0.0	1,737.9	0.0	0.0%	0.0%	1.805
NasdaqGS:CKEC	Carmike Cinemas Inc.	2.263	453.7	767.8	0.0	59.1%	0.0%	1.423
NYSE:MCS	The Marcus Corporation	1.166	262.3	455.4	0.0	57.6%	0.0%	0.740
NasdaqCM:RDI	Reading International, Inc.	0.096	168.9	177.8	0.0	95.0%	0.0%	0.049

Average		1.069						0.749

Average Unlevered Beta for Comps								0.749
NasdaqCM:DCIN D/E								25.5%
NasdaqCM:DCIN P/E								0.0%
NasdaqCM:DCIN Tax Rate								0.0%

NasdaqCM:DCIN Levered Beta (3)								0.940

ASSUMPTIONS

Tax Rate (average since inception)	0.0%
Risk-Free Rate of Return (Rf) (1)	2.61%
S&P 500 Index Market Return (Rm)—Yearly for Last 10 Years	7.0%
Size Premium	11.7%
NasdaqCM:DCIN D/(D+P+E)	20.3%
NasdaqCM:DCIN D/E	25.5%
NasdaqCM:DCIN P/E	0.0%
NasdaqCM:DCIN Cost of Debt (Rd)—Average since inception (4)	13.0%
NasdaqCM:DCIN Cost of Preferred (Rp)	6.0%
NasdaqCM:DCIN Tax Rate	0.0%

Notes:

Source: S&P Capital IQ

(1)	Interest on United States Treasury Constant Maturity -10 Year
(2)	Unlevered Beta = Levered Beta / ( 1 + ((D/E) * (1 -T)) + P/E)
(3)	Levered Beta = Unlevered Beta * ( 1 + ((D/E) * (1 -T)) + P/E)
(4)	2013 Ibbotson SBBI Valuation Yearbook, Morningstar, Inc. 10th decile
(5)	All Beta calculated used 5 year average except AMC (as of first trade date on 12/15/13)

WACC

Market Risk Premium (Rm—Rf)	4.4%
Multiplied by: NasdaqCM:DCIN Levered Beta	0.940

Adjusted Market Risk Premium	4.1%
Add: Risk-Free Rate of Return (Rf) (1)	2.6%
Add: Size Premium	11.7%

Cost of Equity	18.4%
Multiplied by: NasdaqCM:DCIN E/(D+P+E)	79.7%

Cost of Equity Portion	14.6%

NasdaqCM:DCIN Cost of Debt (Rd)—Average since inception (4)	13.0%
NasdaqCM:DCIN Tax Rate	0.0%

After-Tax Cost of Debt	13.0%
Multiplied by: NasdaqCM:DCIN D/(D+P+E)	20.3%

Cost of Debt Portion	2.6%

NasdaqCM:DCIN Cost of Preferred (Rp)	6.0%
Multiplied by: NasdaqCM:DCIN P/(D+P+E)	0.0%

Cost of Preferred Portion	0.0%

WACC	17.3%

31

1.	Scope of Assignment and Background

2.	Transaction Overview

3.	Overview of Business

4.	Market Trading Analyses

5.	Public Comparable Company Analysis

6.	Precedent Transaction Analysis

7.	Discounted Cash Flow Analysis

8.	Summary of Valuation & Methodologies

9.	Conclusion

32

Summary of Valuation Methodologies and Analysis

In determining the summary enterprise value ranges below, Maxim applied 2 methodologies to determine the ranges of enterprise value: (i) weighted average weighting to what Maxim believes may be the relevant valuation metrics based on their level of significance to valuation for Motion Picture Theater companies; and (ii) an equal weighting to the same valuation metrics utilized in the weighted average methodology articulated in section (i) of this paragraph.

			Valuation Metric		Enterprise Value (1)
					Weighted Average			Equal Weighting
Metrics		Y/N	Implied Valuation	Weight	Median		Average	Median		Average
Trading Comparables	Screens Owned	✓	Trading Comparables—Screens Owned ($0.7m to $0.7m)	7.5%	$10.8		$10.8	$143.9		$143.7
	LTM Revenue	✓	Trading Comparables—LTM Revenue (1.6x to 1.5x)	5.0%	$3.6		$3.4	$71.0		$67.8
	2014E Revenue	✓	Trading Comparables—2014E Revenue (1.6x to 1.6x)	5.0%	$3.6		$3.6	$72.6		$72.2
	LTM Adjusted EBITDA	✓	Trading Comparables—LTM Adjusted EBITDA (8.1x to 8.3x)	20.0%	$5.8		$5.9	$28.9		$29.6
	2014E Adjusted EBITDA	✓	Trading Comparables—2014E Adjusted EBITDA (8.2x to 9.2x)	20.0%	$8.0		$9.0	$40.1		$45.0
	LTM TLCF			0.0%	$0.0		$0.0
	LTM P/E			0.0%	$0.0		$0.0
	2014E P/E			0.0%	$0.0		$0.0

Precedent Transactions	Screen Acquired	✓	Precedent Transactions—Screen Acquired ($0.3m to $0.3m)	7.5%	$4.3		$4.9	$57.4		$65.7
	LTM Revenues	✓	Precedent Transactions—LTM Revenues (1.0x to 1.7x)	5.0%	$2.3		$3.8	$45.5		$76.3
	LTM Adjusted EBITDA	✓	Precedent Transactions—LTM Adjusted EBITDA (7.2x to 6.8x)	20.0%	$5.2		$4.8	$25.8		$24.2
	LTM TLCF			0.0%	$0.0		$0.0
	Net Income			0.0%	$0.0		$0.0
					DCF #1		DCF #2	DCF #1		DCF #2
DCF	Enterprise Value	✓	DCF—Enterprise Value ($11.1m to $44.5m)	10.0%	$1.1		$4.4	$11.1		$44.5
				100.0%
			Summary Enterprise Value Ranges(2), (3), (4)		$44.6	to	$50.7	$55.1	to	$63.2
			SUMMARY RANGE		$44.6					$63.2

Notes:

(1)	$ in millions
(2)	Equal Weighting summary enterprise values are based on the average of the median and average implied valuations
(3)	Weighted Average summary enterprise values are based on the sum of the median and average weighted implied valuations
(4)	For the DCF calculation, replace “median and average” with “DCF #1 and DCF #2” in regards to footnote #3

33

1.	Scope of Assignment and Background

2.	Transaction Overview

3.	Overview of Business

4.	Market Trading Analyses

5.	Public Comparable Company Analysis

6.	Precedent Transaction Analysis

7.	Discounted Cash Flow Analysis

8.	Summary of Valuation & Methodologies

9.	Conclusion

34

Conclusion

Based upon and subject to the forgoing, it is our opinion that, as of the date hereof, the consideration being received by holders of DCIN’s securities, is fair from a financial point of view to the holders of the Securities.

35

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36

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20—Indemnification of Directors and Officers

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, (the “DGCL”), Carmike’s amended and restated certificate of incorporation contains a provision that eliminates the personal liability of its directors for monetary damages for any breach of fiduciary duty as a director. Such provision, however, does not eliminate a director’s liability (i) for any breach of the director’s duty of loyalty to us or Carmike’s stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the DGCL (in respect of certain unlawful dividend payments or stock purchases or redemptions); or (iv) for a transaction from which the director derived an improper personal benefit.

As permitted by Section 145 of the DGCL, Carmike’s certificate of incorporation provides that Carmike shall indemnify any and all persons whom Carmike has the power to indemnify under the DGCL from and against any and all of the expenses, liabilities or other matters referred to in or covered by Section 145 of the DGCL, and the indemnification provided for in the certificate of incorporation shall not be deemed to be exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

Further, Carmike’s bylaws provide that Carmike shall indemnify its officers and directors to the fullest extent permitted by the DGCL upon a determination by a majority of the Board of Directors, by independent legal counsel in a written opinion or by the stockholders that the person seeking indemnification has acted in good faith and in a manner he reasonably believed to be in or not opposed to Carmike’s best interests and had no reasonable cause to believe his conduct was unlawful. Any expenses incurred by a director or officer in defending or investigating a threatened or pending action, suit or proceeding shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to be indemnified by Carmike.

Carmike may, to the extent authorized by the Board of Directors, provide rights to indemnification and to the advancement of expenses to Carmike’s employees and agents similar to those conferred to Carmike’s directors and officers as described above. Carmike has entered into indemnity agreements with its directors and certain executive officers. The indemnity agreements provide a contractual right to indemnification to the indemnities for certain expenses incurred due to actions, suits or other proceedings brought against them in their capacity as directors, officers, employees or agents of Carmike or any of its subsidiaries.

Carmike has insurance policies providing for indemnification of officers and directors against liabilities and expenses incurred by any of them in certain proceedings and under certain conditions, such as in the absence of fraud.

Item 21. Exhibits and Financial Statement Schedules.

(a) The following Exhibits are filed as part of this registration statement unless otherwise indicated:

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of May 15, 2014, by and among Carmike Cinemas, Inc., Badlands Acquisition Corporation, and Digital Cinema Destinations Corp. (filed as Exhibit 2.1 to Digiplex’s Current Report on Form 8-K filed on May 21, 2014 and incorporated herein by reference). †

3.1	Amended and Restated Certificate of Incorporation of Carmike Cinemas, Inc. (filed as Exhibit 3.1 to Carmike’s Amendment to Form 8-A filed January 31, 2002 and incorporated herein by reference).

3.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Carmike Cinemas, Inc. (filed as Exhibit 3.1 to Carmike’s Current Report on Form 8-K filed on May 21, 2010 and incorporated herein by reference).

3.3*	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Carmike Cinemas, Inc.

3.4	Amended and Restated By-Laws of Carmike Cinemas, Inc. (filed as Exhibit 3.1 to Carmike’s Current Report on Form 8-K filed on January 22, 2009 and incorporated herein by reference).

4.1	Credit Agreement, dated April 27, 2012, by and among Carmike Cinemas, Inc., as Borrower, the several lenders from time to time parties to the Credit Agreement, Macquarie US Trading LLC, as Administrative Agent and Syndication Agent, and Macquarie Capital USA (Inc.) as Sole Lead Arranger and Sole Bookrunner (filed as Exhibit 10.1 to Carmike’s Current Report on Form 8-K filed on April 30, 2012 and incorporated herein by reference).

4.2	Second Lien Collateral Agreement, dated April 27, 2012, among Carmike Cinemas, Inc., the other Guarantors party thereto, Wells Fargo Bank, National Association, as Collateral Trustee (filed as Exhibit 10.2 to Carmike’s Current Report on Form 8-K filed on April 30, 2012 and incorporated herein by reference).

4.3	Collateral Trust Agreement, dated April 27, 2012, between Carmike Cinemas, Inc., the Guarantors from time to time party thereto, Macquarie US Trading LLC, as Administrative Agent under the Credit Agreement and Wells Fargo Bank, National Association, as Trustee under the Indenture and as Collateral Trustee (filed as Exhibit 10.3 to Carmike’s Current Report on Form 8-K filed on April 30, 2012 and incorporated herein by reference).

4.4	First Lien Guarantee and Collateral Agreement between Carmike Cinemas, Inc. and certain of its Subsidiaries in favor of Wells Fargo Bank, National Association, as Collateral Trustee (filed as Exhibit 10.4 to Carmike’s Current Report on Form 8-K filed on April 30, 2012 and incorporated herein by reference).

4.5	First Amendment, dated as of September 28, 2012, to the Credit Agreement, dated as of April 27, 2012, by and among Carmike Cinemas, Inc., as borrower, the banks and other financial institutions or entities from time to time parties thereto, as lenders, and Macquarie US Trading LLC as administrative agent and syndication agent (filed as Exhibit 10.1 to Carmike’s Current Report on Form 8-K filed on October 1, 2012 and incorporated herein by reference).

4.6	Second Amendment, dated as of November 4, 2013, to the Credit Agreement, dated as of April 27, 2012, and as amended by the first amendment dated September 28, 2012, by and among Carmike Cinemas, Inc., as borrower, the banks and other financial institutions or entities from time to time parties thereto, as lenders, and Macquarie US Trading LLC as administrative agent and syndication agent (filed as Exhibit 10.1 to Carmike’s Current Report on Form 8-K filed November 7, 2013 and incorporated herein by reference).

Exhibit No.	Description

4.7	Indenture for 7.375% Senior Secured Notes due 2019, dated April 27, 2012, among Carmike Cinemas, Inc., the subsidiary guarantors party thereto and Wells Fargo Bank, National Association, as trustee (filed as Exhibit 4.1 to Carmike’s Current Report on Form 8-K filed on April 30, 2012 and incorporated herein by reference).

4.8	Form of 7.375% Senior Secured Note due 2019 (included in Exhibit 4.7).

4.9	Supplemental Indenture, dated December 3, 2012, to Indenture dated April 27, 2012, among Carmike Cinemas, Inc., the subsidiary guarantors party thereto and Wells Fargo Bank, National Association, as trustee (filed as Exhibit 4.4 to Carmike’s Annual Report on Form 10-K for the year ended December 31, 2012 and incorporated herein by reference).

4.10	Supplemental Indenture, dated December 11, 2012, to Indenture dated April 27, 2012, among Carmike Cinemas, Inc., the subsidiary guarantors party thereto and Wells Fargo Bank, National Association, as trustee (filed as Exhibit 4.5 to Carmike’s Annual Report on Form 10-K for the year ended December 31, 2012 and incorporated herein by reference).

5.1*	Opinion of King & Spalding LLP.

8.1*	Opinion of King & Spalding LLP as to tax matters.

8.2*	Opinion of Eaton & Van Winkle LLP as to tax matters.

23.1**	Consent of Deloitte & Touche LLP, independent registered public accounting firm of Carmike Cinemas, Inc.

23.2**	Consent of EisnerAmper LLP, independent registered public accounting firm of Digital Cinema Destinations Corp.

23.3**	Consent of EisnerAmper LLP, independent registered public accounting firm of Ultrastar Cinemas.

23.4*	Consent of King & Spalding LLP (included in Exhibit 5.1 hereto).

23.5*	Consent of King & Spalding LLP (included in Exhibit 8.1 hereto).

23.6*	Consent of Eaton & Van Winkle LLP (included in Exhibit 8.2 hereto).

24.1*	Powers of Attorney for Carmike Cinemas, Inc. (included on signature page)

99.1**	Form of Proxy Card of Digital Cinema Destinations Corp.

99.2**	Consent of Maxim Group LLC.

†	Pursuant to Item 601(b)(2) of Regulation S-K, certain schedules and similar attachments to the Agreement and Plan of Merger have been omitted. The registrant hereby agrees to furnish supplementally a copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request.
*	Filed previously.
**	Filed herewith.

(b) Financial Statement Schedules.

Schedules have been omitted because the information set forth therein is not material, not applicable or is included in the financial statements or related notes incorporated by reference in the proxy statement/prospectus which forms a part of this registration statement.

(c) Opinions.

Opinion of Maxim Group LLC (included as Annex C to the proxy statement/prospectus which forms a part of this registration statement).

Item 22. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually of in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e)	To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f)	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1993, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Georgia, on June 30, 2014.

CARMIKE CINEMAS, INC.

By:	/s/ Richard B. Hare
	Name: Title:	Richard B. Hare Senior Vice President—Finance, Treasurer and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ S. David Passman III S. David Passman III	President, Chief Executive Officer and Director (Principal Executive Officer)	June 30, 2014

/s/ Richard B. Hare Richard B. Hare	Senior Vice President—Finance, Treasurer and Chief Financial Officer (Principal Financial Officer) (Principal Accounting Officer)	June 30, 2014

* Mark R. Bell	Director	June 30, 2014

* Jeffrey W. Berkman	Director	June 30, 2014

	Director	June 30, 2014
Sean T. Erwin

* James A. Fleming	Director	June 30, 2014

* Alan J. Hirschfield	Director	June 30, 2014

* Roland C. Smith	Director	June 30, 2014

* Patricia A. Wilson	Director	June 30, 2014

*By:	/s/ Daniel E. Ellis
Daniel E. Ellis Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of May 15, 2014, by and among Carmike Cinemas, Inc., Badlands Acquisition Corporation, and Digital Cinema Destinations Corp. (filed as Exhibit 2.1 to Digiplex’s Current Report on Form 8-K filed on May 21, 2014 and incorporated herein by reference). †

3.1	Amended and Restated Certificate of Incorporation of Carmike Cinemas, Inc. (filed as Exhibit 3.1 to Carmike’s Amendment to Form 8-A filed January 31, 2002 and incorporated herein by reference).

3.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Carmike Cinemas, Inc. (filed as Exhibit 3.1 to Carmike’s Current Report on Form 8-K filed on May 21, 2010 and incorporated herein by reference).

3.3*	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Carmike Cinemas, Inc.

3.4	Amended and Restated By-Laws of Carmike Cinemas, Inc. (filed as Exhibit 3.1 to Carmike’s Current Report on Form 8-K filed on January 22, 2009 and incorporated herein by reference).

4.1	Credit Agreement, dated April 27, 2012, by and among Carmike Cinemas, Inc., as Borrower, the several lenders from time to time parties to the Credit Agreement, Macquarie US Trading LLC, as Administrative Agent and Syndication Agent, and Macquarie Capital USA (Inc.) as Sole Lead Arranger and Sole Bookrunner (filed as Exhibit 10.1 to Carmike’s Current Report on Form 8-K filed on April 30, 2012 and incorporated herein by reference).

4.2	Second Lien Collateral Agreement, dated April 27, 2012, among Carmike Cinemas, Inc., the other Guarantors party thereto, Wells Fargo Bank, National Association, as Collateral Trustee (filed as Exhibit 10.2 to Carmike’s Current Report on Form 8-K filed on April 30, 2012 and incorporated herein by reference).

4.3	Collateral Trust Agreement, dated April 27, 2012, between Carmike Cinemas, Inc., the Guarantors from time to time party thereto, Macquarie US Trading LLC, as Administrative Agent under the Credit Agreement and Wells Fargo Bank, National Association, as Trustee under the Indenture and as Collateral Trustee (filed as Exhibit 10.3 to Carmike’s Current Report on Form 8-K filed on April 30, 2012 and incorporated herein by reference).

4.4	First Lien Guarantee and Collateral Agreement between Carmike Cinemas, Inc. and certain of its Subsidiaries in favor of Wells Fargo Bank, National Association, as Collateral Trustee (filed as Exhibit 10.4 to Carmike’s Current Report on Form 8-K filed on April 30, 2012 and incorporated herein by reference).

4.5	First Amendment, dated as of September 28, 2012, to the Credit Agreement, dated as of April 27, 2012, by and among Carmike Cinemas, Inc., as borrower, the banks and other financial institutions or entities from time to time parties thereto, as lenders, and Macquarie US Trading LLC as administrative agent and syndication agent (filed as Exhibit 10.1 to Carmike’s Current Report on Form 8-K filed on October 1, 2012 and incorporated herein by reference).

4.6	Second Amendment, dated as of November 4, 2013, to the Credit Agreement, dated as of April 27, 2012, and as amended by the first amendment dated September 28, 2012, by and among Carmike Cinemas, Inc., as borrower, the banks and other financial institutions or entities from time to time parties thereto, as lenders, and Macquarie US Trading LLC as administrative agent and syndication agent (filed as Exhibit 10.1 to Carmike’s Current Report on Form 8-K filed November 7, 2013 and incorporated herein by reference).

Exhibit No.	Description

4.7	Indenture for 7.375% Senior Secured Notes due 2019, dated April 27, 2012, among Carmike Cinemas, Inc., the subsidiary guarantors party thereto and Wells Fargo Bank, National Association, as trustee (filed as Exhibit 4.1 to Carmike’s Current Report on Form 8-K filed on April 30, 2012 and incorporated herein by reference).

4.8	Form of 7.375% Senior Secured Note due 2019 (included in Exhibit 4.7).

4.9	Supplemental Indenture, dated December 3, 2012, to Indenture dated April 27, 2012, among Carmike Cinemas, Inc., the subsidiary guarantors party thereto and Wells Fargo Bank, National Association, as trustee (filed as Exhibit 4.4 to Carmike’s Annual Report on Form 10-K for the year ended December 31, 2012 and incorporated herein by reference).

4.10	Supplemental Indenture, dated December 11, 2012, to Indenture dated April 27, 2012, among Carmike Cinemas, Inc., the subsidiary guarantors party thereto and Wells Fargo Bank, National Association, as trustee (filed as Exhibit 4.5 to Carmike’s Annual Report on Form 10-K for the year ended December 31, 2012 and incorporated herein by reference).

5.1*	Opinion of King & Spalding LLP.

8.1*	Opinion of King & Spalding LLP as to tax matters.

8.2*	Opinion of Eaton & Van Winkle LLP as to tax matters.

23.1**	Consent of Deloitte & Touche LLP, independent registered public accounting firm of Carmike Cinemas, Inc.

23.2**	Consent of EisnerAmper LLP, independent registered public accounting firm of Digital Cinema Destinations Corp.

23.3**	Consent of EisnerAmper LLP, independent registered public accounting firm of Digital Cinema Destinations Corp.

23.4*	Consent of King & Spalding LLP (included in Exhibit 5.1 hereto).

23.5*	Consent of King & Spalding LLP (included in Exhibit 8.1 hereto).

23.6*	Consent of Eaton & Van Winkle LLP (included in Exhibit 8.2 hereto).

24.1*	Powers of Attorney for Carmike Cinemas, Inc. (included on signature page)

99.1**	Form of Proxy Card of Digital Cinema Destinations Corp.

99.2**	Consent of Maxim Group LLC.

†	Pursuant to Item 601(b)(2) of Regulation S-K, certain schedules and similar attachments to the Agreement and Plan of Merger have been omitted. The registrant hereby agrees to furnish supplementally a copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request.
*	Filed previously.
**	Filed herewith.